As filed with the Securities and Exchange Commission on July 18, 2023
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Ellington Financial Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	6500	26-0489289
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

53 Forest Avenue
Old Greenwich, Connecticut 06870
(203) 698-1200
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Laurence Penn, Chief Executive Officer and President
53 Forest Avenue
Old Greenwich, Connecticut 06870
(203) 698-1200
(Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Daniel M. LeBey K. Stancell Haigwood Zachary A. Swartz Vinson & Elkins L.L.P. 1114 Avenue of the Americas, 32nd Floor New York, New York 10036 Tel (212) 237-0000	Richard E. Konzmann Executive Vice President, Chief Financial Officer and Treasurer Arlington Asset Investment Corp. 6862 Elm Street, Suite 320 McLean, VA 22101 (703) 373-0200	Steven M. Haas James A. Kennedy Robert K. Smith Hunton Andrews Kurth LLP Riverfront Plaza, East Tower 951 East Byrd Street Richmond, VA 23219 Tel (804) 788-8200
Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement is declared effective and upon the satisfaction or waiver of all other conditions to consummation of the merger described herein.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, please an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is subject to completion and amendment. A registration statement relating to the securities described in this proxy statement/prospectus has been filed with the U.S. Securities and Exchange Commission. These securities may not be sold nor may offers to buy these securities be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such jurisdiction.
PRELIMINARY  —  SUBJECT TO COMPLETION
DATED JULY 18, 2023
PROXY STATEMENT/PROSPECTUS

MERGER PROPOSED  —  YOUR VOTE IS VERY IMPORTANT
[•], 2023
To the Shareholders of Arlington Asset Investment Corp.:
The board of directors (the “Arlington Board”) of Arlington Asset Investment Corp. (“Arlington”), a Virginia corporation, and the board of directors (the “EFC Board”) of Ellington Financial Inc. (“EFC”), a Delaware corporation, each have adopted and approved an Agreement and Plan of Merger, dated as of May 29, 2023 (including the related plan of merger and as amended from time to time, the “Merger Agreement”), by and among EFC, EF Merger Sub Inc., a Virginia corporation and a direct wholly owned subsidiary of EFC (“Merger Sub”), Arlington and, solely for the limited purposes set forth in the Merger Agreement, Ellington Financial Management LLC, a Delaware limited liability company (“EFC Manager”), pursuant to which Arlington will merge with and into Merger Sub (the “Merger”), with Merger Sub continuing as the surviving corporation of the Merger. Immediately following the Merger, the surviving corporation of the Merger will be contributed to Ellington Financial Operating Partnership LLC, a Delaware limited liability company and EFC’s operating partnership subsidiary (the “EFC Operating Partnership”), in exchange for limited liability company interests in the EFC Operating Partnership. As a result of the contribution, the surviving corporation of the Merger will become a wholly owned subsidiary of the EFC Operating Partnership. The closing of the Merger will occur as promptly as practicable following satisfaction of all closing conditions set forth in the Merger Agreement, but, under certain circumstances, either EFC or Arlington may terminate the Merger Agreement if the closing of the Merger has not occurred by December 29, 2023. Upon completion of the Merger, EFC will continue to operate under the “Ellington Financial Inc.” name and its shares of common stock, par value $0.001 per share (“EFC Common Stock”), will continue to trade on the New York Stock Exchange (the “NYSE”) under the symbol “EFC.”
Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger, each issued and outstanding share of Class A common stock, par value $0.01 per share, of Arlington (“Arlington Common Stock”) (other than shares held by EFC, Merger Sub or any wholly owned subsidiary of EFC, Merger Sub or Arlington) will be converted into the right to receive: (i) from EFC, 0.3619 (the “Exchange Ratio”) shares of EFC Common Stock, subject to adjustment as provided in the Merger Agreement; and (ii) from EFC Manager, $0.09 in cash. Cash will be paid in lieu of any fractional shares of EFC Common Stock that would have been received as a result of the Merger.
EFC has also entered into an Agreement and Plan of Merger, dated June 30, 2023 (the “Great Ajax merger agreement”), with Great Ajax Corp., a Maryland corporation (“Great Ajax”), and EF Acquisition I LLC, a Maryland limited liability company and a direct wholly owned subsidiary of EFC (“Great Ajax merger sub”), pursuant to which, subject to the terms and conditions of the Great Ajax merger agreement, Great Ajax will merge with and into Great Ajax merger sub (the “Great Ajax merger”), with Great Ajax merger sub continuing as the surviving company of the Great Ajax merger. Immediately following the Great Ajax merger, the surviving company of the Great Ajax merger will be contributed to the EFC Operating Partnership, in exchange for limited liability company interests in the EFC Operating Partnership. As a result of the contribution, the surviving company of the Great Ajax merger will become a wholly owned subsidiary of the EFC Operating Partnership.
Pursuant to the terms and subject to the conditions of the Great Ajax merger agreement, at the effective time of the Great Ajax merger, each issued and outstanding share of common stock, par value $0.01 per share, of Great Ajax (other than shares held by EFC or Great Ajax merger sub or by any wholly owned subsidiary of EFC, Great Ajax merger sub or Great Ajax) will automatically be converted into the right to receive from EFC (i) 0.5308 shares of EFC Common Stock (the “Great Ajax exchange ratio”), subject to adjustment for certain dilutive or accretive share issuances by Great Ajax or EFC and certain other events prior to the effective time of the Great Ajax merger, and (ii) if applicable, contingent cash consideration.
If the Great Ajax merger is completed, upon completion of the later to occur of the Merger and the Great Ajax merger, we estimate that former Arlington common shareholders and holders of Arlington’s equity-based awards will own approximately 13% of the issued and outstanding shares of EFC Common Stock, using the Exchange Ratio of 0.3619 and the Great Ajax exchange ratio of 0.5308. If, however, the Great Ajax merger is not completed, upon completion of the Merger, we estimate that former Arlington common shareholders and holders of Arlington’s equity-based awards will own approximately 15% of the issued and outstanding shares of EFC Common Stock, using the Exchange Ratio of 0.3619.
In addition, at the effective time of the Merger, (i) each share of 7.00% Series B Cumulative Perpetual Redeemable Preferred Stock, $0.01 par value per share, of Arlington (“Arlington Series B Preferred Stock”) issued and outstanding immediately prior to the effective time of the Merger will be automatically converted into the right to receive one share of newly designated 7.00% Series D Cumulative Perpetual Redeemable Preferred Stock, $0.001 par value per share, of EFC, which will be listed on the NYSE under the symbol [EFC PRD] upon completion of the Merger, and (ii) each share of 8.250% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.01 par value per share, of Arlington (“Arlington Series C Preferred Stock”) issued and outstanding immediately prior to the effective time of the Merger will be automatically converted into the right to receive one share of newly designated 8.250% Series E Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.001 par value per share, of EFC, which will be listed on the NYSE under the symbol [EFC PRE] upon completion of the Merger.
Arlington will hold a special meeting of its shareholders (the “Arlington special meeting”), which will be held solely by means of remote communication live over the Internet on [•], 2023, at [•], Eastern Time. Holders of Arlington Series B Preferred Stock and Arlington Series C Preferred Stock will not be entitled to vote on any matter at the Arlington special meeting.
At the Arlington special meeting, the Arlington common shareholders will be asked to consider and vote on (i) a proposal to approve the terms of the Merger Agreement, which provides for, among other things, the Merger (the “Arlington Merger Proposal”), (ii) a non-binding advisory proposal to approve the compensation that may be paid or become payable to Arlington’s named executive officers that is based on or otherwise relates to the Merger (the “Arlington Non-Binding Compensation Advisory Proposal”) and (iii) a proposal to adjourn the Arlington special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies for the approval of the Arlington Merger Proposal (the “Arlington Adjournment Proposal”). The Arlington Board has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of Arlington and Arlington’s shareholders, (ii) adopted and approved the Merger Agreement and declared that the transactions contemplated by the Merger Agreement, including the Merger, are advisable, (iii) directed that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, be submitted to the holders of Arlington Common Stock for their approval at the Arlington special meeting and (iv) resolved to recommend that the holders of Arlington Common Stock approve the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger. The Arlington Board unanimously recommends that the Arlington common shareholders vote “FOR” the Arlington Merger Proposal, “FOR” the Arlington Non-Binding Compensation Advisory Proposal and “FOR” the Arlington Adjournment Proposal. Only those matters included in the notice of the Arlington special meeting may be considered and voted upon at the Arlington special meeting.
This proxy statement/prospectus provides detailed information about the Arlington special meeting, the Merger Agreement, the Merger and other related matters. A copy of the Merger Agreement is included as Annex A to this proxy statement/prospectus. We encourage you to read this proxy statement/prospectus, the Merger Agreement and the other annex to this proxy statement/prospectus carefully and in their entirety. In particular, you should carefully consider the discussion in the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page 30. You may also obtain more information about each company from the documents they file with the Securities and Exchange Commission (the “SEC”).
Whether or not you plan to attend the virtual Arlington special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope. You may also authorize a proxy to vote your shares over the Internet using the Internet address on the enclosed proxy card or by telephone using the toll-free number on the enclosed proxy card. If you authorize a proxy to vote your shares through the Internet or by telephone, you will be asked to provide the company number and control number from the enclosed proxy card. If you attend and vote at the Arlington special meeting virtually over the Internet, your vote by ballot will revoke any proxy previously submitted.
Your vote is very important, regardless of the number of shares of Arlington Common Stock you own. Whether or not you plan to attend the virtual Arlington special meeting, please authorize a proxy to vote your shares of Arlington Common Stock as promptly as possible to make sure that your shares of Arlington Common Stock are represented at the Arlington special meeting.
Thank you in advance for your continued support.
Sincerely,
J. Rock Tonkel, Jr.
President, Chief Executive Officer and Director
Arlington Asset Investment Corp.
Neither the SEC nor any state securities regulatory agency has approved or disapproved of the securities to be issued in connection with the Merger or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.
This proxy statement/prospectus is dated [•], 2023, and is first being mailed to the shareholders of Arlington on or about [•], 2023.

ARLINGTON ASSET INVESTMENT CORP.
6862 Elm Street, Suite 320
McLean, Virginia 22101
(703) 373-0200
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON [•], 2023
NOTICE IS HEREBY GIVEN that a special meeting of shareholders (the “Arlington special meeting”) of Arlington Asset Investment Corp., a Virginia corporation (“Arlington”), will be held solely by means of remote communication live over the Internet on [•], 2023, at [•], Eastern Time, for the following purposes:
1.
to consider and vote on a proposal (the “Arlington Merger Proposal”) to approve the terms of the Agreement and Plan of Merger, dated as of May 29, 2023, by and among Arlington, Ellington Financial Inc., a Delaware corporation (“EFC”), EF Merger Sub Inc., a Virginia corporation and a direct wholly owned subsidiary of EFC (“Merger Sub”), and, solely for the limited purposes set forth therein, Ellington Financial Management LLC, a Delaware limited liability company and the external manager of EFC (“EFC Manager”) (including the related plan of merger and as amended from time to time, the “Merger Agreement”), which, among other things, provides for the merger of Arlington with and into Merger Sub (the “Merger”), with Merger Sub continuing as the surviving corporation of the Merger, a copy of which is attached as Annex A to the proxy statement/prospectus accompanying this notice;

2.
to consider and vote on a non-binding advisory proposal to approve the compensation that may be paid or become payable to Arlington’s named executive officers that is based on or otherwise relates to the Merger (the “Arlington Non-Binding Compensation Advisory Proposal”); and

3.
to consider and vote on a proposal to approve the adjournment of the Arlington special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies for the approval of the Arlington Merger Proposal (the “Arlington Adjournment Proposal”).

Arlington will transact no other business at the Arlington special meeting or any adjournment thereof. Please refer to the attached proxy statement/prospectus for further information with respect to the business to be transacted at the Arlington special meeting. The board of directors of Arlington (the “Arlington Board”) has fixed the close of business on [•], 2023, as the record date (the “Arlington Record Date”) for the determination of the holders of shares of Class A common stock, par value $0.01 per share, of Arlington (“Arlington Common Stock”) entitled to notice of, and to vote at, the Arlington special meeting and any adjournment thereof. Accordingly, only Arlington common shareholders at the close of business on the Arlington Record Date are entitled to notice of, and to vote at, the Arlington special meeting and any adjournment thereof. No appraisal or dissenters’ rights will be available with respect to the Merger or the other transactions contemplated by the Merger Agreement.
The Arlington Board has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of Arlington and Arlington’s shareholders, (ii) adopted and approved the Merger Agreement and declared that the transactions contemplated by the Merger Agreement, including the Merger, are advisable, (iii) directed that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, be submitted to the holders of Arlington Common Stock for their approval at the Arlington special meeting and (iv) resolved to recommend that the holders of Arlington Common Stock approve the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger. The Arlington Board unanimously recommends that the Arlington common shareholders vote “FOR” the Arlington Merger Proposal, “FOR” the Arlington Non-Binding Compensation Advisory Proposal and “FOR” the Arlington Adjournment Proposal.

Your vote is very important, regardless of the number of shares of Arlington Common Stock you own. Whether or not you plan to attend the virtual Arlington special meeting, please authorize a proxy to vote your shares of Arlington Common Stock as promptly as possible to make sure that your shares are represented at the Arlington special meeting. Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the Arlington Merger Proposal, “FOR” the Arlington Non-Binding Compensation Advisory Proposal and “FOR” the Arlington Adjournment Proposal.
To ensure your representation at the Arlington special meeting, you are urged to vote your shares of Arlington Common Stock (1) by phone, (2) via the Internet or (3) if you have requested the proxy materials by mail, by marking, signing, dating and promptly returning the proxy card in the enclosed postage-paid envelope for that purpose. Whether or not you plan to attend the virtual Arlington special meeting, we urge you to vote in advance of the Arlington special meeting by one of the methods described above. Any Arlington shareholder attending the virtual Arlington special meeting may vote at the Arlington special meeting even if such shareholder previously submitted a proxy. If your shares of Arlington Common Stock are held by a broker, bank or other nominee, please follow the instructions from your broker, bank or other nominee to have your shares voted.
Please note that if you hold shares of Arlington Common Stock in different accounts, it is important that you vote or authorize a proxy to vote the shares of Arlington Common Stock represented by each account. If you attend the Arlington special meeting virtually over the Internet, you may revoke your proxy and vote electronically at the Arlington special meeting, even if you have previously returned your proxy card or authorized, through the Internet or by telephone, a proxy to vote your shares of Arlington Common Stock. We note that virtual attendance alone will not revoke a previously authorized proxy. Please carefully review the instructions in the enclosed proxy statement/prospectus and the enclosed proxy card or the information forwarded by your broker, bank or other nominee regarding each of these options.
You will be able to virtually attend the Arlington special meeting by first registering at https://viewproxy.com/AAICSM/2023 no later than 11:59 p.m., Eastern Time, on [•], 2023. After registering, you will receive a meeting invitation and password via email with your unique link to join the Arlington special meeting. Holders of Arlington Common Stock that have registered to attend will be able to listen, vote and submit questions during the Arlington special meeting.
If you are an Arlington shareholder of record, you must:
•
Register at https://www.viewproxy.com/AAICSM/2023 by 11:59 p.m., Eastern Time, on [•], 2023. After registering, you will receive a meeting invitation and password via email with your unique link to join the Arlington special meeting.

•
On the day of the Arlington special meeting, if you have properly registered, you may enter the Arlington special meeting by logging in using the link and password you received via email in your registration confirmation.

•
You will need the virtual control number included on your proxy card if you choose to vote during the Arlington special meeting.

If you are a street name Arlington shareholder (i.e., you hold your shares of Arlington Common Stock beneficially through a broker, bank or other nominee):
•
Register at https://www.viewproxy.com/AAICSM/2023 by 11:59 p.m., Eastern Time, on [•], 2023. After registering, you will receive an email confirming your registration, as well as the password to attend the Arlington special meeting.

•
If you would like to vote shares electronically at the Arlington special meeting, you will need to obtain a legal proxy from your broker, bank or other nominee and provide a copy of the legal proxy (which may be uploaded to the registration website or sent via email to VirtualMeeting@viewproxy.com) as part of the registration process. After registering, you will receive a virtual control number in the email confirming your registration. Please note that if you do not provide a copy of the legal proxy, you may still attend the Arlington special meeting but you will not be able to vote shares electronically at the Arlington special meeting.

•
On the day of the Arlington special meeting, if you have properly registered, you may enter the Arlington special meeting by logging in using the link and password you received via email in your registration confirmation.

If you encounter difficulties accessing the virtual Arlington special meeting, please call 1-866-612-8937 or email virtualmeeting@viewproxy.com for technical support.
This notice and the enclosed proxy statement/prospectus are first being mailed to Arlington shareholders on or about [•], 2023.
By Order of the Board of Directors,

D. Scott Parish
Senior Vice President, Chief Administrative Officer and Corporate Secretary
McLean, Virginia
[•], 2023

ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates by reference important business and financial information about EFC and Arlington from other documents that EFC and Arlington have filed with the SEC and that are not included in or delivered with this proxy statement/prospectus. For a listing of documents incorporated by reference herein and additional information on how you can obtain copies of these documents free of charge from EFC or Arlington, please see the section entitled “Where You Can Find More Information and Incorporation by Reference” beginning on page 210 of this proxy statement/prospectus. This information is also available for you to review free of charge through the SEC’s website at www.sec.gov.
You may request copies of this proxy statement/prospectus and any of the documents incorporated by reference herein or other information concerning EFC or Arlington, without charge, upon written or oral request to the applicable company’s executive offices. The respective addresses and telephone numbers of such executive offices are listed below.
For information about EFC: Ellington Financial Inc. 53 Forest Avenue Old Greenwich, Connecticut 06870 Attention: Secretary (203) 409-3585	For information about Arlington: Arlington Asset Investment Corp. 6862 Elm Street, Suite 320 McLean, Virginia 22101 Attention: Investor Relations (703) 373-0200
Investors may also consult the websites of EFC or Arlington for more information concerning the Merger and the other related transactions described in this proxy statement/prospectus. The website of EFC is www.ellingtonfinancial.com and the website of Arlington is www.arlingtonasset.com. Information included on these websites is not incorporated by reference into this proxy statement/prospectus. The references to these websites are intended to be inactive textual references only.
If you would like to request any documents, please do so by [•], 2023 (which is five business days before the date of the Arlington special meeting), in order to receive them before the Arlington special meeting.
In addition, if you have questions about the Merger or the accompanying proxy statement/prospectus, would like additional copies of the proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, please contact:
Arlington Asset Investment Corp.
6862 Elm Street, Suite 320
McLean, Virginia 22101
(703) 373-0200
Attention: Investor Relations
or
Alliance Advisors, LLC
200 Broadacres Drive, 3rd Floor
Bloomfield, New Jersey 07003
(855) 600-2575
Email: AAIC@allianceadvisors.com
For a more detailed description of the information incorporated by reference in this proxy statement/prospectus and how you may obtain it, see the section entitled “Where You Can Find More Information and Incorporation by Reference” beginning on page 210 of this proxy statement/prospectus.

ABOUT THIS DOCUMENT
This proxy statement/prospectus, which forms part of a registration statement on Form S-4 (Registration Statement No. 333-[•]) filed by EFC with the SEC, constitutes a prospectus of EFC for purposes of the Securities Act of 1933, as amended (the “Securities Act”), with respect to (i) the shares of EFC Common Stock to be issued to Arlington common shareholders in exchange for shares of Arlington Common Stock, (ii) the shares of EFC Series D Preferred Stock to be issued to holders of Arlington Series B Preferred Stock and (iii) the shares of EFC Series E Preferred Stock to be issued to holders of Arlington Series C Preferred Stock, in each case pursuant to the Merger Agreement. This proxy statement/prospectus also constitutes a proxy statement for Arlington for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, it constitutes a notice of special meeting with respect to the Arlington special meeting.
No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated [•], 2023, and you should not assume that the information contained in, or incorporated by reference into, this proxy statement/prospectus is accurate as of any date other than that date (or, in the case of documents incorporated by reference, their respective dates). Neither the mailing of this proxy statement/prospectus to Arlington shareholders nor the issuance of EFC Common Stock, EFC Series D Preferred Stock or EFC Series E Preferred Stock to Arlington shareholders in the Merger pursuant to the Merger Agreement will create any implication to the contrary.
This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or to any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in or incorporated by reference into this proxy statement/prospectus regarding EFC has been provided by EFC and information contained in or incorporated by reference into this proxy statement/prospectus regarding Arlington has been provided by Arlington. EFC and Arlington have both contributed to the information relating to the Merger contained in this proxy statement/prospectus.

i

ii

iii

FREQUENTLY USED TERMS
Certain terms that are defined in and frequently used throughout this proxy statement/prospectus may be helpful for you to have in mind at the outset. Unless otherwise specified or if the context so requires, the following terms have the meanings set forth below for purposes of this proxy statement/prospectus:
•
“Arlington” refers to Arlington Asset Investment Corp., a Virginia corporation.

•
“Arlington 2011 LTIP” refers to the Arlington Asset Investment Corp. 2011 Long-Term Incentive Plan, as amended from time to time.

•
“Arlington 2014 LTIP” refers to the Arlington Asset Investment Corp. 2014 Long-Term Incentive Plan, as amended from time to time.

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“Arlington 2021 LTIP” refers to the Arlington Asset Investment Corp. 2021 Long-Term Incentive Plan, as amended from time to time.

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“Arlington 2025 Notes” refers to Arlington’s 6.75% Senior Notes due 2025.

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“Arlington 2026 Notes” refers to Arlington’s 6.000% Senior Notes due 2026.

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“Arlington Adjournment Proposal” refers to the proposal to approve the adjournment of the Arlington special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies for the approval of the Arlington Merger Proposal.

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“Arlington Board” refers to the board of directors of Arlington.

•
“Arlington Bylaws” refers to Arlington’s Amended and Restated Bylaws, as amended from time to time.

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“Arlington Charter” refers to the Amended and Restated Articles of Incorporation of Arlington, as amended and supplemented from time to time.

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“Arlington Common Stock” refers to each outstanding share of Class A common stock, par value $0.01 per share, of Arlington.

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“Arlington DSU” refers to an award of “deferred stock units” with respect to shares of Arlington Common Stock granted under any Arlington Equity Plan.

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“Arlington Equity-Based Awards” refers to any of the Arlington Restricted Shares, Arlington DSUs, Arlington Performance RSUs and Arlington Stock Price Performance RSUs.

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“Arlington Equity Plans” refers to any of the Arlington 2021 LTIP, Arlington 2014 LTIP, Arlington 2011 LTIP and the Arlington Non-Employee Director Stock Compensation Plan.

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“Arlington Merger Proposal” refers to the proposal to the Arlington shareholders to approve the terms of the Merger Agreement, which provides for, among other things, the Merger.

•
“Arlington Non-Binding Compensation Advisory Proposal” refers to the non-binding advisory proposal to approve the compensation that may be paid or become payable to Arlington’s named executive officers that is based on or otherwise relates to the Merger.

•
“Arlington Non-Employee Director Stock Compensation Plan” refers to Arlington’s Non-Employee Director Stock Compensation Plan, as amended from time to time.

•
“Arlington Notes” refers, collectively, to the Arlington 2025 Notes and the Arlington 2026 Notes.

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“Arlington Notes Indentures” refers to: (a) that certain Indenture, dated as of May 1, 2013, between Arlington and Wells Fargo Bank, National Association, as trustee, as supplemented by the First Supplemental Indenture, dated as of May 1, 2013, the Second Supplemental Indenture, dated as of March 18, 2015, between Arlington and Wells Fargo Bank, as original trustee, and The Bank of New York Mellon, as series trustee, and as otherwise modified or supplemented prior to the date of the Merger Agreement; (b) that certain Indenture, dated as of January 10, 2020, between Arlington and The Bank of New York Mellon, a New York banking corporation, as trustee, as supplemented by the First Supplemental Indenture, dated as of July 15, 2021, and as otherwise modified or supplemented prior to the date of the Merger Agreement; and (c) that certain Indenture, dated as of January 10,

2020, between Arlington and The Bank of New York Mellon, a New York banking corporation, as trustee, and as otherwise modified or supplemented prior to the date of the Merger Agreement.
•
“Arlington Performance RSUs” refers to each award of performance restricted stock units granted under any Arlington Equity Plan.

•
“Arlington Portfolio Securities” refers to any mortgage-backed securities (including “To Be Announced” agency mortgage-backed securities), U.S. Treasuries, MSRs or other assets or securities permitted under Arlington’s investment guidelines, including derivative securities and other instruments used for the purpose of hedging interest rate risk.

•
“Arlington Preferred Stock” refers to Arlington Series B Preferred Stock and Arlington Series C Preferred Stock, collectively.

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“Arlington Record Date” refers to the close of business on [•], 2023.

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“Arlington Restricted Shares” refers to each share of Arlington Common Stock issued by Arlington under any Arlington Equity Plan that is unvested and/or is subject to a repurchase option or obligation, risk of forfeiture or other restriction.

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“Arlington Rights Agreement” refers to that certain Rights Agreement, dated as of June 5, 2009, by and between Arlington and American Stock Transfer & Trust Company, LLC, as rights agent, as amended by that certain First Amendment to Rights Agreement, dated as of April 13, 2018, and that certain Second Amendment to Rights Agreement, dated as of April 11, 2022.

•
“Arlington Series B Preferred Stock” refers to Arlington’s 7.00% Series B Cumulative Perpetual Redeemable Preferred Stock, $0.01 par value per share.

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“Arlington Series C Preferred Stock” refers to Arlington’s 8.250% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.01 par value per share.

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“Arlington special meeting” refers to the special meeting of Arlington’s common shareholders to be held virtually on [•], 2023, at [•], Eastern Time.

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“Arlington Stock Price Performance RSUs” refers to awards of certain Arlington Performance RSUs that vest based on achievement of certain stock price thresholds.

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“Cancelled Shares” refers to all shares of Arlington Common Stock held by EFC or Merger Sub or by any wholly owned subsidiary of EFC, Merger Sub or Arlington immediately prior to the effective time of the Merger.

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“Closing” refers to the closing of the Merger.

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“Code” refers to the Internal Revenue Code of 1986, as amended.

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“Combined Company” refers to EFC and its subsidiaries, including the surviving corporation of the Merger, after the Closing.

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“DGCL” refers to the General Corporation Law of the State of Delaware.

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“EFC” refers to Ellington Financial Inc., a Delaware corporation.

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“EFC Board” refers to the board of directors of EFC.

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“EFC Bylaws” refers to EFC’s Amended and Restated Bylaws, as amended from time to time.

•
“EFC Charter” refers to the certificate of incorporation of EFC, as amended from time to time.

•
“EFC Common Stock” refers to the common stock, par value $0.001 per share, of EFC.

•
“EFC Common Stock Issuance” refers to the issuance of shares of EFC Common Stock to holders of Arlington Common Stock and the Arlington Equity-Based Awards, as contemplated by the Merger Agreement.

•
“EFC Management Agreement” refers to the Seventh Amended and Restated Management Agreement, by and among EFC, EFC Operating Partnership and EFC Manager, dated as of March 13, 2018.

•
“EFC Manager” refers to Ellington Financial Management LLC, a Delaware limited liability company and EFC’s external manager.

•
“EFC OP Units” refers to common units of the EFC Operating Partnership.

•
“EFC Operating Partnership” refers to Ellington Financial Operating Partnership LLC, a Delaware limited liability company and EFC’s operating partnership subsidiary.

•
“EFC Preferred Stock” refers to EFC Series A Preferred Stock, EFC Series B Preferred Stock, EFC Series C Preferred Stock, EFC Series D Preferred Stock and EFC Series E Preferred Stock, collectively.

•
“EFC Series A Preferred Stock” refers to EFC’s 6.750% Series A Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.001 par value per share.

•
“EFC Series B Preferred Stock” refers to EFC’s 6.250% Series B Fixed-Rate Reset Cumulative Redeemable Preferred Stock, $0.001 par value per share.

•
“EFC Series C Preferred Stock” refers to EFC’s 8.625% Series C Fixed-Rate Reset Cumulative Redeemable Preferred Stock, $0.001 par value per share.

•
“EFC Series D Preferred Stock” refers to EFC’s to be classified 7.00% Series D Cumulative Perpetual Redeemable Preferred Stock, $0.001 par value per share.

•
“EFC Series E Preferred Stock” refers to EFC’s to be classified 8.250% Series E Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.001 par value per share.

•
“EFC Stock Issuance” refers to the collective issuance of shares of EFC Common Stock, EFC Series D Preferred Stock and EFC Series E Preferred Stock pursuant to the Merger Agreement.

•
“EMG” refers to Ellington Management Group, L.L.C. and its affiliated investment advisory firms.

•
“Exchange Ratio” refers to 0.3619, subject to certain adjustments as provided in the Merger Agreement.

•
“GAAP” refers to the accounting principles generally accepted in the United States of America.

•
“Great Ajax” refers to Great Ajax Corp., a Maryland corporation.

•
“Great Ajax common stock” refers to the common stock, par value $0.01 per share, of Great Ajax.

•
“Great Ajax exchange ratio” refers to 0.5308, subject to adjustment for certain dilutive or accretive share issuances by Great Ajax or EFC and certain other events as provided in the Great Ajax merger agreement.

•
“Great Ajax merger” refers to the merger of Great Ajax with and into Great Ajax merger sub, with Great Ajax merger sub continuing as the surviving company of the Great Ajax merger, pursuant to the Great Ajax merger agreement.

•
“Great Ajax merger agreement” refers to the Agreement and Plan of Merger, dated as of June 30, 2023, by and among EFC, Great Ajax merger sub and Great Ajax, as amended from time to time.

•
“Great Ajax merger sub” refers to EF Acquisition I LLC, a Maryland limited liability company and a wholly owned subsidiary of EFC.

•
“Investment Company Act” refers to the Investment Company Act of 1940, as amended.

•
“Merger” refers to the merger of Arlington with and into Merger Sub, with Merger Sub continuing as the surviving corporation of the Merger, pursuant to the Merger Agreement.

•
“Merger Agreement” refers to the Agreement and Plan of Merger, dated as of May 29, 2023, by and among EFC, Merger Sub, Arlington and, solely for the limited purposes set forth therein, EFC Manager, including the related plan of merger and as amended from time to time, a copy of which is attached as Annex A to this proxy statement/prospectus.

•
“Merger Consideration” refers to the aggregate amount of Per Share Common Merger Consideration, the aggregate amount of Per Share Series B Preferred Merger Consideration and the aggregate amount of Per Share Series C Preferred Merger Consideration.

•
“Merger Sub” refers to EF Merger Sub Inc., a Virginia corporation and a wholly owned subsidiary of EFC.

•
“MSRs” refers to mortgage servicing rights.

•
“MSR Entity” refers to each of (a) Seneca Excess LP, a Delaware limited partnership, and (b) Seneca Excess FR LP, a Delaware limited partnership.

•
“MSR Investment” refers to any interest held, directly or indirectly, by Arlington or any of its subsidiaries in any MSR, whether in whole or in part (including any base servicing spread, reference servicing spread, or excess servicing spread, any obligations relating thereto and any investment in any MSR Entity), and regardless of whether such interest is in MSRs or a contractual or financial arrangement made in reference to particular residential MSRs.

•
“NYSE” refers to the New York Stock Exchange.

•
“ordinary course of business” means the ordinary course of business consistent with past custom and practice.

•
“Per Share Cash Consideration” refers to a cash amount to be paid by EFC Manager equal to $0.09 per share of Arlington Common Stock.

•
“Per Share Stock Consideration” refers to a number of shares of EFC Common Stock equal to the Exchange Ratio.

•
“Per Share Common Merger Consideration” refers to the Per Share Stock Consideration together with the Per Share Cash Consideration.

•
“Per Share Series B Preferred Merger Consideration” refers to the right of each share of Arlington Series B Preferred Stock to receive one share of EFC Series D Preferred Stock.

•
“Per Share Series C Preferred Merger Consideration” refers to the right of each share of Arlington Series C Preferred Stock to receive one share of EFC Series E Preferred Stock.

•
“Preferred Merger Consideration” refers to the Per Share Series B Preferred Merger Consideration and the Per Share Series C Preferred Merger Consideration.

•
“REIT” refers to a real estate investment trust as defined in Section 856 of the Code.

•
“Virginia Commission” refers to the State Corporation Commission of the Commonwealth of Virginia.

•
“VSCA” refers to the Virginia Stock Corporation Act, as amended.

•
“Wells Fargo Securities” refers to Wells Fargo Securities, LLC.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER
The following questions and answers are intended to address certain commonly asked questions regarding the Merger Agreement, the Merger and the Arlington special meeting. These questions and answers do not address all questions that may be important to you as a shareholder of Arlington. Please refer to the “Summary” beginning on page 17 and the more detailed information contained elsewhere in this proxy statement/prospectus, the annexes to this proxy statement/prospectus and the documents incorporated by reference in this proxy statement/prospectus, which you should read carefully.
Q:
What is the Merger?

A:
EFC, Merger Sub, Arlington and EFC Manager (solely for the limited purposes set forth in the Merger Agreement) have entered into the Merger Agreement pursuant to which, and subject to the terms and conditions of the Merger Agreement, Arlington will merge with and into Merger Sub, with Merger Sub continuing as the surviving corporation of the Merger and, following its contribution to the EFC Operating Partnership immediately following the Merger, as a wholly owned subsidiary of the EFC Operating Partnership. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus. In order to complete the Merger, among other conditions described in the Merger Agreement and this proxy statement/prospectus, common shareholders of Arlington must approve the Arlington Merger Proposal.

Q:
Why are EFC and Arlington proposing the Merger?

A:
The EFC Board and the Arlington Board have determined that the Merger will provide a number of significant strategic opportunities and benefits and will be in the best interest of EFC, with respect to the EFC Board, and Arlington and Arlington’s shareholders, with respect to the Arlington Board. At the Closing, the Combined Company will have a larger capital base, which is expected to support continued growth across EFC’s targeted asset classes and position EFC to capitalize on an opportunistic investment environment post-Closing. The Combined Company is expected to provide improved scale, liquidity and capital alternatives for EFC stockholders as a result of the increased equity capitalization and the increased stockholder base of the Combined Company. To review the Arlington Board’s reasons for the Merger in greater detail, see “The Merger  —  Recommendation of the Arlington Board and Its Reasons for the Merger” beginning on page 69. To review the EFC Board’s reasons for the Merger in greater detail, see “The Merger  —   The EFC Board’s Reasons for the Merger” beginning on page 73.

Q:
What happens if the market price of EFC Common Stock or Arlington Common Stock changes before the Closing?

A:
Changes in the market price of EFC Common Stock or Arlington Common Stock at or prior to the effective time of the Merger will not change the number of shares of EFC Common Stock that Arlington common shareholders will receive in the Merger because the Exchange Ratio is not based on the market price of EFC Common Stock or Arlington Common Stock.

Q:
Are there any conditions to completion of the Merger?

A:
Yes. In addition to the approval of the Arlington Merger Proposal by the Arlington common shareholders, there are a number of conditions that must be satisfied or waived for the Merger to be consummated. For a description of all of the conditions to the Merger, see “The Merger Agreement  — Conditions to Complete the Merger” beginning on page 114.

Q:
When is the Merger expected to be consummated?

A:
The Merger is expected to be consummated in the fourth quarter of 2023. Because the Merger is subject to a number of conditions, including the approval of the Arlington Merger Proposal by the requisite vote of the Arlington common shareholders, the exact timing of the Merger cannot be determined at this time and EFC and Arlington cannot guarantee that the Merger will be completed at all.

Q:
How does the Merger relate to EFC’s proposed merger with Great Ajax?

A:
On June 30, 2023, EFC, Great Ajax and Great Ajax merger sub entered into the Great Ajax merger agreement, pursuant to which, subject to the terms and conditions thereof, Great Ajax will be merged with and into Great Ajax merger sub, with Great Ajax merger sub continuing as the surviving company of the Great Ajax merger. Immediately following the Great Ajax merger, the surviving company of the Great Ajax merger will be contributed to the EFC Operating Partnership, in exchange for EFC OP Units. As a result of the contribution, the surviving company of the Great Ajax merger will become a wholly owned subsidiary of the EFC Operating Partnership.

Pursuant to the terms and subject to the conditions of the Great Ajax merger agreement, at the effective time of the Great Ajax merger, each issued and outstanding share of Great Ajax common stock (other than shares held by EFC or Great Ajax merger sub or by any wholly owned subsidiary of EFC, Great Ajax merger sub or Great Ajax) will automatically be converted into the right to receive from EFC (i) a number of shares of EFC Common Stock equal to the Great Ajax exchange ratio and (ii) if applicable, contingent cash consideration, depending upon certain potential repurchases of Great Ajax securities prior to the effective time of the Great Ajax merger on certain terms.
A proxy statement/prospectus will be mailed to stockholders of Great Ajax in connection with the Great Ajax merger. The Great Ajax merger is subject to approval by Great Ajax stockholders and other conditions set forth in the Great Ajax merger agreement. The Great Ajax merger is a transaction separate and apart from the Merger, and the completion of the Great Ajax merger is not a condition to the completion of the Merger, and the completion of the Merger is not a condition to the completion of the Great Ajax merger.
Q:
What are the material U.S. federal income tax consequences of the Merger to Arlington shareholders and EFC stockholders?

A:
The Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code, and the Closing is conditioned on the receipt by each of Arlington and EFC of an opinion from its respective tax counsel to that effect. Assuming that the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, U.S. holders (as defined in “Material U.S. Federal Income Tax Considerations” beginning on page 120) of shares of Arlington Common Stock will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount by which the sum of the fair market value of the shares of EFC Common Stock and cash (other than cash received in lieu of a fractional share of EFC Common Stock) received by such holder in exchange for its Arlington Common Stock (such cash including such holder’s share of the aggregate Per Share Cash Consideration) exceeds such holder’s adjusted basis in its shares of Arlington Common Stock and (ii) the amount of cash (other than the cash received in lieu of a fractional share of EFC Common Stock) received in exchange for its shares of Arlington Common Stock (such cash including such holder’s share of the aggregate Per Share Cash Consideration). A U.S. holder will also recognize gain or loss with respect to cash received in lieu of fractional shares of EFC Common Stock equal to the difference, if any, between the amount of cash received for such fractional share and the holder’s tax basis in such fractional share. Generally, any gain or loss recognized on the exchange will be capital gain or loss, and any such capital gain or loss will be long-term capital gain or loss if the holding period for such shares is more than one year. Assuming the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, U.S. holders of Arlington Preferred Stock generally will not recognize gain or loss for U.S. federal income tax purposes upon receipt of EFC Preferred Stock in exchange for Arlington Preferred Stock. The holders of EFC Common Stock generally will not recognize any gain or loss for U.S. federal income tax purposes.

The tax consequences to you of the Merger will depend on your own situation. You should consult your tax advisor for a full understanding of the tax consequences to you of the Merger. For more information regarding the tax consequences of the Merger to holders of Arlington Common Stock and Arlington Preferred Stock, please see “Material U.S. Federal Income Tax Considerations — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 121.
Q:
Following the Merger, what percentage of EFC Common Stock will current EFC stockholders and Arlington shareholders own?

A:
Immediately following the completion of the Merger, based on the number of issued and outstanding shares of EFC Common Stock and Arlington Common Stock (excluding Cancelled Shares) and outstanding Arlington Equity-Based Awards as of June 30, 2023, and the Exchange Ratio of 0.3619 (which is subject to certain adjustments as provided in the Merger Agreement and not assuming the prior completion of the Great Ajax merger):
•
the shares of EFC Common Stock held by the EFC common stockholders as of immediately prior to the effective time of the Merger are expected to represent in the aggregate approximately 85% of the Combined Company’s outstanding shares of common stock; and

•
Arlington common shareholders and holders of Arlington Equity-Based Awards as of immediately prior to the effective time of the Merger are expected to own in the aggregate the remaining approximately 15% of the Combined Company’s outstanding shares of common stock.

If the Great Ajax merger is completed prior to the effective time of the Merger, based on the number of issued and outstanding shares of Great Ajax common stock as of June 30, 2023, and the Great Ajax exchange ratio of 0.5308 (which is subject to certain adjustments, including for certain accretive or dilutive share issuances by EFC or Great Ajax, as provided in the Great Ajax merger agreement):
•
the shares of EFC Common Stock held by the EFC common stockholders (including the former Great Ajax common stockholders) as of immediately prior to the effective time of the Merger are expected to represent in the aggregate approximately 87% of the Combined Company’s outstanding shares of common stock; and

•
Arlington common shareholders and holders of Arlington Equity-Based Awards as of immediately prior to the effective time of the Merger are expected to own in the aggregate the remaining approximately 13% of the Combined Company’s outstanding shares of common stock.

The exact equity stake of EFC common stockholders and Arlington common shareholders in the Combined Company immediately following the effective time of the Merger will depend on the number of shares of EFC Common Stock (including shares of EFC Common Stock that may be issued to holders of Great Ajax common stock in connection with the pending Great Ajax merger) and Arlington Common Stock issued and outstanding immediately prior to the effective time of the Merger.
Q:
What happens if the Merger is not completed?

A:
If the Merger is not completed for any reason, including if the Arlington Merger Proposal is not approved by the Arlington common shareholders, Arlington common shareholders will not have their Arlington Common Stock exchanged for the Per Share Common Merger Consideration, holders of Arlington Series B Preferred Stock will not have their Arlington Series B Preferred Stock exchanged for EFC Series D Preferred Stock and holders of Arlington Series C Preferred Stock will not have their Arlington Series C Preferred Stock exchanged for EFC Series E Preferred Stock. Instead, Arlington and EFC would remain separate companies. Under certain circumstances, Arlington may be required to pay EFC a termination fee, as described under “The Merger Agreement  —  Termination Fee and Expenses” beginning on page 117.

Q:
Are Arlington shareholders entitled to exercise appraisal or dissenters’ rights?

A:
No. No appraisal or dissenters’ rights will be available with respect to the Merger or the other transactions contemplated by the Merger Agreement. For additional information, see “The Merger —  Appraisal Rights” beginning on page 94.

Q:
Will the Combined Company have the same business strategy as Arlington following the Merger?

A:
No. Upon the Closing, the Combined Company will follow EFC’s strategy of pursuing value across various types of mortgage-related, consumer-related, corporate-related and other financial assets. Some, but not all, of these investment strategies encompass Arlington’s investment strategies. EFC’s targeted assets currently include residential and commercial mortgage loans, reverse mortgage loans, residential and commercial mortgage-backed securities, consumer loans and asset-backed securities backed by consumer loans, collateralized loan obligations, non-mortgage and mortgage-related derivatives, debt and equity investments in loan origination companies, and other strategic investments.

EFC’s strategy is adaptable to changing market environments, and the deployment of capital by EFC and its targeted asset classes may vary over time in response to market conditions. While EFC has no present intention to change or modify its strategy or investment policies, EFC’s strategy and investment policies may be changed without a vote of EFC’s stockholders.
For more information on EFC’s targeted assets and business strategy, see “Description of Policies of EFC” beginning on page 195.
Q:
Will I receive dividend payments after the Merger?

A:
Following completion of the Merger, holders of EFC Common Stock will be entitled to receive dividends or other distributions when, as and if authorized by the EFC Board and declared by EFC out of funds legally available therefor. In addition, holders of the newly issued EFC Series D Preferred Stock and EFC Series E Preferred Stock to be issued to the former holders of Arlington Series B Preferred Stock and Arlington Series C Preferred Stock, respectively, will be entitled to receive dividends or other distributions in accordance with the terms of such EFC Series D Preferred Stock and EFC Series E Preferred Stock, as applicable, when, as and if authorized by the EFC Board and declared by EFC out of funds legally available therefor.

Q:
Are there risks associated with the Merger that I should consider in deciding how to vote?

A:
Yes. There are a number of risks related to the Merger that are discussed in this proxy statement/prospectus in the section entitled “Risk Factors” beginning on page 30.

Q:
How can I obtain additional information about EFC and Arlington?

A:
EFC and Arlington each file annual, quarterly and current reports, proxy statements and other information with the SEC. EFC’s and Arlington’s SEC filings are available to the public at the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed by EFC with the SEC will be available free of charge on EFC’s website at www.ellingtonfinancial.com or by contacting EFC’s Secretary at (203) 409-3585. Copies of the documents filed by Arlington with the SEC will be available free of charge on Arlington’s website at www.arlingtonasset.com or by contacting Arlington’s Investor Relations at (703) 373-0200. EFC’s and Arlington’s website addresses are provided as an inactive textual reference only. In addition, the information provided on each company’s website is not part of this proxy statement/prospectus and is not incorporated by reference into this proxy statement/prospectus. For a more detailed description of the information available and information incorporated by reference, please see “Where You Can Find More Information and Incorporation by Reference” on page 210.

The following questions and answers apply to EFC stockholders only:
Q:
How will EFC common stockholders be affected by the Merger and the EFC Common Stock Issuance?

A:
Immediately following the Merger, each EFC common stockholder will continue to own the same number of shares of EFC Common Stock that such stockholder held immediately prior to the Merger. As a result, each EFC common stockholder will continue to own common stock in the Combined Company, which will be a larger company with more assets and equity. Because EFC will be issuing new shares of EFC Common Stock to Arlington shareholders in the Merger, each outstanding share of EFC Common Stock immediately prior to the Merger will represent a smaller percentage of the aggregate number of shares of EFC Common Stock outstanding after the Merger.

EFC will also be issuing newly designated series of EFC Series D Preferred Stock and EFC Series E Preferred Stock in the Merger.
Q:
Do the EFC directors and executive officers and EFC Manager have any interests in the Merger?

A:
Yes. The Combined Company will continue to be managed by EFC Manager under the terms of the EFC Management Agreement. Under the EFC Management Agreement, EFC Manager provides the day-to-day management of EFC’s operations, including providing EFC with a management team and all other personnel necessary to support its operations. In exchange for its services, EFC pays EFC Manager a management fee and reimburses it for certain expenses incurred by it and its affiliates in rendering management services to EFC. Currently, each of EFC’s executive officers and one of its directors serves as an officer of EFC Manager and is an employee of EMG.
Pursuant to the EFC Management Agreement, EFC pays EFC Manager a quarterly management fee, which includes a “base” component and “incentive” component. The “base” component of the management fee is paid quarterly in arrears in an amount equal to 1.50% per annum of the equity of the EFC Operating Partnership, as calculated pursuant to the EFC Management Agreement. As a result of the Merger and contribution of the surviving corporation of the Merger to the EFC Operating Partnership in exchange for EFC OP Units, the equity of the EFC Operating Partnership will effectively include the additional equity attributable to the acquisition of Arlington, thus the amount of the management fees payable to EFC Manager will also increase, which gives EFC Manager (and therefore, EFC’s management), an incentive, not shared by EFC stockholders, to negotiate and effect the Merger, possibly on terms less favorable to EFC than would otherwise have been achieved.
The EFC Management Agreement was negotiated between related parties, and the terms, including fees and other amounts payable, may not be as favorable to EFC as if they had been negotiated with an unaffiliated third party.
At the Closing, EFC Manager will make a cash payment (the Per Share Cash Consideration) to the holders of each share of Arlington Common Stock equal to $0.09 per share, which is equal to approximately $3 million in the aggregate.
Q:
What regular dividends will EFC be permitted to pay prior to the Closing?

A:
The Merger Agreement permits EFC and its subsidiaries, from the date of the Merger Agreement until the earlier of the effective time of the Merger and the termination of the Merger Agreement, to continue to pay (i) regular monthly dividends with respect to the EFC Common Stock consistent with past practice at a rate not to exceed $0.15 per share, (ii) regular quarterly dividends payable with respect to any EFC Preferred Stock and preferred shares of beneficial interest of Ellington Financial REIT consistent with past practice and the terms of such EFC Preferred Stock and preferred shares of beneficial interest of Ellington Financial REIT, (iii) dividends or other distributions to EFC by any directly or indirectly wholly owned subsidiary of EFC or the EFC Operating Partnership and (iv) without duplication of the amounts described in clauses (i) through (iii), any dividends or other distributions necessary to maintain EFC’s or its subsidiaries (as applicable) REIT qualification under the Code and avoid the imposition of any corporate level tax or excise tax under the Code or required under the organizational documents of EFC or such subsidiary.

Q:
What additional dividends will EFC be permitted to pay prior to the Closing?

A:
Pursuant to the Merger Agreement, prior to the effective time of the Merger, EFC is permitted to declare an interim dividend to its stockholders. The per share additional dividend payable by EFC is limited to an amount equal to (i) EFC’s then-most recent monthly dividend (on a per share basis), multiplied by the number of days elapsed since the last dividend record date through and including the day prior to the date of the Closing, and divided by the actual number of days in the calendar month in which such dividend is declared, plus (ii) an additional amount equal to the quotient obtained by dividing (A) the Arlington Special Dividend Amount (as defined below), if any, by (B) the Exchange Ratio. The payment date for this additional dividend, if any, will be the close of business on the last business day prior to the date of the Closing, subject to funds being legally available therefor, and the record date for which will be three business days before the payment date.

The following questions and answers apply to Arlington shareholders only:
Q:
Why am I receiving this proxy statement/prospectus?

A:
Arlington is delivering this document to you because it is a proxy statement being used by the Arlington Board to solicit proxies of Arlington’s common shareholders in connection with the approval of the Merger Agreement and related matters.

In order to approve the Merger Agreement, Arlington has called a special meeting of its common shareholders. This document serves as a proxy statement for the Arlington special meeting and describes the proposals to be presented at the Arlington special meeting.
This document is also a prospectus that is being delivered by EFC to holders of Arlington Common Stock, Arlington Series B Preferred Stock and Arlington Series C Preferred Stock because, in connection with the Merger, EFC is issuing shares of EFC Common Stock to the holders of Arlington Common Stock and issuing newly designated shares of EFC Series D Preferred Stock and EFC Series E Preferred Stock to the holders of Arlington Series B Preferred Stock and Arlington Series C Preferred Stock, respectively, upon consummation of the Merger, all as provided in the Merger Agreement and as described in this proxy statement/prospectus.
This proxy statement/prospectus contains important information about the Merger Agreement and the other proposals being considered and voted on at the Arlington special meeting and important information to consider in connection with an investment in EFC Common Stock, EFC Series D Preferred Stock and EFC Series E Preferred Stock. You should read it carefully and in its entirety. The enclosed materials allow you to have your Arlington Common Stock voted by proxy without attending the Arlington special meeting virtually. Your vote is important and Arlington encourages you to authorize your proxy as soon as possible.
Q:
What proposals are Arlington shareholders being asked to approve?

A:
The Arlington common shareholders are being asked to approve the Arlington Merger Proposal. The approval of the Arlington Merger Proposal by the Arlington common shareholders is a condition to the effectiveness of the Merger.

The Arlington common shareholders are also being asked to approve the Arlington Non-Binding Compensation Advisory Proposal and the Arlington Adjournment Proposal, if necessary. The approval of these proposals is not a condition to the effectiveness of the Merger.
Q:
What will I receive for my Arlington Common Stock and Arlington Preferred Stock in the Merger?

A:
Under the terms of the Merger Agreement, each share of Arlington Common Stock (other than Cancelled Shares) will be converted into the right to receive (i) from EFC, 0.3619 shares of EFC Common Stock, subject to adjustment as provided in the Merger Agreement, and (ii) from EFC Manager, $0.09 in cash and without interest. Cash will be paid in lieu of any fractional shares of EFC Common Stock that would have been received as a result of the Merger. Each share of Arlington Series B Preferred Stock will be converted into the right to receive one share of newly designated EFC Series D Preferred Stock. Each share of Arlington Series C Preferred Stock will be converted into the right to receive one share of newly designated EFC Series E Preferred Stock.

Q:
How will I receive the Merger Consideration if the Merger is completed?

A:
If you hold physical share certificates of Arlington Common Stock, Arlington Series B Preferred Stock or Arlington Series C Preferred Stock or if you hold your shares of Arlington Common Stock, Arlington Series B Preferred Stock or Arlington Series C Preferred Stock in uncertificated book-entry form, you will be sent a letter of transmittal promptly after the Closing describing how you may exchange your shares for the applicable Merger Consideration, and the exchange agent will forward to you the Merger Consideration to which you are entitled after receiving the proper documentation from you. For more information, see the section entitled “The Merger Agreement — Exchange Procedures” beginning on page 99.

Q:
When and where is the Arlington special meeting, and how do I attend?

A:
The special meeting of Arlington common shareholders will be held solely by means of remote communication live over the Internet on [•], 2023, at [•], Eastern Time. You will be able to virtually attend the Arlington special meeting by first registering at https://viewproxy.com/AAICSM/2023 no later than 11:59 p.m., Eastern Time, on [•], 2023. After registering, you will receive a meeting invitation and password via email with your unique link to join the Arlington special meeting. Holders of Arlington Common Stock that have registered to attend will be able to listen, vote and submit questions during the Arlington special meeting. On the date of the Arlington special meeting, you can virtually attend the Arlington special meeting by accessing the online virtual meeting platform by using the invitation and password you received via email with your unique link to join the Arlington special meeting. However, you are only entitled to vote and/or ask questions at the Arlington special meeting if you were a shareholder of record or beneficial owner as of the Arlington Record Date.
Q:
What matters will be voted on at the Arlington special meeting?

A:
You will be asked to consider and vote on the following proposals:

•
the Arlington Merger Proposal;

•
the Arlington Non-Binding Compensation Advisory Proposal; and

•
the Arlington Adjournment Proposal.

Arlington will transact no other business at the Arlington special meeting or any adjournment thereof. Holders of Arlington Preferred Stock will not be entitled to vote on any matter at the Arlington special meeting.
Q:
How does the Arlington Board recommend that I vote on the proposals?

A:
The Arlington Board has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of Arlington and Arlington’s shareholders, (ii) adopted and approved the Merger Agreement and declared that the transactions contemplated by the Merger Agreement are advisable, (iii) directed that the Merger Agreement, and the transactions contemplated by the Merger Agreement, including the Merger, be submitted to the holders of Arlington Common Stock for their approval at the Arlington special meeting and (iv) resolved to recommend that the holders of Arlington Common Stock approve the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger.

The Arlington Board unanimously recommends that the Arlington common shareholders vote “FOR” the Arlington Merger Proposal, “FOR” the Arlington Non-Binding Compensation Advisory Proposal and “FOR” the Arlington Adjournment Proposal. For a more complete description of the recommendation of the Arlington Board, see “The Merger  —  Recommendation of the Arlington Board and Its Reasons for the Merger” beginning on page 69.
Q:
How do I vote at the Arlington special meeting?

A:
You can vote using the following the methods:

•
By Telephone  —  You can vote by telephone by calling the toll-free number set forth on the proxy card you received and following the instructions on the proxy card;

•
By Internet  —  You can vote over the Internet:

•
Before the Arlington special meeting by visiting www.AALvote.com/AAICSM; or

•
During the Arlington special meeting by visiting www.AALvote.com/AAICSM; or

•
By Mail  —  You can vote by mail by completing, signing, dating and mailing the enclosed proxy card.

If you vote by proxy, the individuals named on the proxy card will vote your shares in the manner you indicate. You may specify whether your shares should be voted for or against each of the proposals. You may also specify that you would like to abstain from voting for or against a proposal. Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote your shares of Arlington Common Stock in accordance with the recommendations of the Arlington Board. Proxies authorized by telephone or via the Internet must be received by 11:59 p.m., Eastern Time, on [•], 2023.
If your shares of Arlington Common Stock are held in “street name” by a broker, bank or other nominee, please refer to the instructions provided by your broker, bank or other nominee to vote your shares of Arlington Common Stock.

Q:
How can I revoke or change my vote?

A:
Any proxy given by an Arlington shareholder of record pursuant to this solicitation may be revoked at any time before the vote is taken at the Arlington special meeting in any of the following ways:

•
authorizing a later proxy by telephone or through the Internet prior to 11:59 p.m., Eastern Time, on [•], 2023;

•
filing with the Corporate Secretary of Arlington, before the taking of the vote at the Arlington special meeting, a written notice of revocation bearing a later date than the proxy card previously submitted;

•
duly executing a later dated proxy card relating to the same shares of Arlington Common Stock and delivering it to the Corporate Secretary of Arlington before the taking of the vote at the Arlington special meeting; or

•
voting electronically at the Arlington special meeting, although attendance at the Arlington special meeting alone will not by itself constitute a revocation of a proxy.

Any written notice of revocation or subsequent proxy card should be sent to Arlington Asset Investment Corp., 6862 Elm Street, Suite 320, McLean, Virginia 22101, Attention: Corporate Secretary.
If your shares of Arlington Common Stock are held in “street name” by a broker, bank or other nominee, please refer to the instructions provided by your broker, bank or other nominee to revoke your proxy or change your vote before the vote is taken at the Arlington special meeting.
Q:
Do the Arlington directors and executive officers have any interests in the Merger?

A:
Yes. In considering the Arlington Board’s recommendation for Arlington shareholders to approve the Arlington Merger Proposal, Arlington shareholders should be aware that the directors and executive officers of Arlington have interests in the Merger that may be different from, or in addition to, the interests of Arlington shareholders generally and that may present actual or potential conflicts of interests. These interests include:

•
treatment of the Arlington Equity-Based Awards held by directors and executive officers;

•
certain executives are entitled to severance benefits upon a qualifying termination of employment, including base salary continuation and COBRA benefits;

•
one current member of the Arlington Board is expected to become a member of the EFC Board following the effective time of the Merger; and

•
continued indemnification and insurance coverage for the directors and executive officers of Arlington in accordance with the Merger Agreement.

The Arlington Board was aware of these interests and considered them, among other matters, in reaching its decision to adopt and approve the Merger Agreement and making its recommendation that Arlington shareholders approve the Arlington Merger Proposal. For additional information, see “The Merger   — Interests of Arlington’s Directors and Executive Officers in the Merger” beginning on page 87.
Q:
What constitutes a quorum for the Arlington special meeting?

A:
The presence, virtually or by proxy, of the holders of shares of Arlington Common Stock entitled to cast a majority of all the votes entitled to be cast at the Arlington special meeting will constitute a quorum at the Arlington special meeting. Abstentions will be counted for the purposes of determining whether a quorum exists. Broker non-votes will not be counted for purposes of determining whether a quorum exists, unless the broker, bank or other nominee has been instructed to vote on at least one of the proposals.

Q:
What vote is required for Arlington shareholders to approve the Arlington Merger Proposal?

A:
Approval of the Arlington Merger Proposal will require the affirmative vote of a majority of the votes cast on the proposal by holders of Arlington Common Stock at the Arlington special meeting, provided a quorum is present.
Holders of Arlington Preferred Stock are not entitled to vote on the Arlington Merger Proposal or any other matter at the Arlington special meeting.
Q:
What vote is required for Arlington shareholders to approve the Arlington Non-Binding Compensation Advisory Proposal?

A:
Approval of the Arlington Non-Binding Compensation Advisory Proposal will require the affirmative vote of a majority of the votes cast on the proposal by holders of Arlington Common Stock at the Arlington special meeting, provided a quorum is present.

The vote for the Arlington Non-Binding Compensation Advisory Proposal is advisory only and, therefore, is not binding on Arlington and, if the Arlington Merger Proposal is approved by the Arlington shareholders and the Merger is completed, the compensation that is based on or otherwise relates to the Merger will be payable to Arlington’s named executive officers in accordance with the terms and conditions applicable to such compensation, even if the Arlington Non-Binding Compensation Advisory Proposal is not approved.
Holders of Arlington Preferred Stock are not entitled to vote on the Arlington Non-Binding Compensation Advisory Proposal or any other matter at the Arlington special meeting.
Q:
What vote is required for Arlington shareholders to approve the Arlington Adjournment Proposal?

A:
Approval of the Arlington Adjournment Proposal will require the affirmative vote of a majority of the votes cast on the proposal by holders of Arlington Common Stock at the Arlington special meeting, provided a quorum is present.

Holders of Arlington Preferred Stock are not entitled to vote on the Arlington Adjournment Proposal or any other matter at the Arlington special meeting.
Q:
How are votes counted?

A:
For the Arlington Merger Proposal, holders of Arlington Common Stock may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstaining, failing to vote and broker non-votes, if any, are not treated as votes cast and thus will have no effect on the outcome of the vote, provided that a quorum is otherwise present.

For the Arlington Non-Binding Compensation Advisory Proposal, holders of Arlington Common Stock may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstaining, failing to vote and broker non-votes, if any, are not treated as votes cast and thus will have no effect on the outcome of the vote, provided that a quorum is otherwise present.
For the Arlington Adjournment Proposal, holders of Arlington Common Stock may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstaining, failing to vote and broker non-votes, if any, are not treated as votes cast and thus will have no effect on the outcome of the vote, provided that a quorum is otherwise present.
Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the Arlington Merger Proposal, “FOR” the Arlington Non-Binding Compensation Advisory Proposal and “FOR” the Arlington Adjournment Proposal.
In addition, banks, brokers and other nominees that hold their customers’ shares of Arlington Common Stock in street name may not vote their customers’ shares on “non-routine” matters without instructions from their customers. As each of the proposals to be voted upon at the Arlington special meeting is considered “non-routine,” such organizations do not have discretion to vote on any of the proposals. As a result, if you hold your shares in “street name” and you fail to provide your broker, bank or other nominee with any instructions regarding how to vote your shares of Arlington Common Stock, your shares of Arlington Common Stock will not be considered present at the Arlington special meeting and will not be voted on any of the proposals.

Q:
Who is entitled to vote at the Arlington special meeting?

A:
All holders of Arlington Common Stock as of the close of business on [•], 2023, the Arlington Record Date for the Arlington special meeting, are entitled to vote at the Arlington special meeting. As of the Arlington Record Date, there were [•] issued and outstanding shares of Arlington Common Stock. Each holder of record of Arlington Common Stock on the Arlington Record Date is entitled to one vote per share with respect to each proposal. Holders of Arlington Preferred Stock are not entitled to vote on any matter at the Arlington special meeting.

Q:
Will Arlington be required to submit the Arlington Merger Proposal to Arlington common shareholders even if the Arlington Board has withdrawn, modified or qualified its recommendation?

A:
Yes. Unless the Merger Agreement is terminated before the Arlington special meeting, Arlington is required to submit the Arlington Merger Proposal to its shareholders even if the Arlington Board has withdrawn, modified or qualified its recommendation that Arlington shareholders approve the Merger.

Q:
How will Arlington shareholders be affected by the Merger?

A:
Under the terms of the Merger Agreement, each share of Arlington Common Stock issued and outstanding immediately prior to the effective time of the Merger (other than Cancelled Shares) will be converted into the right to receive (i) from EFC, 0.3619 shares of EFC Common Stock, subject to adjustment as provided in the Merger Agreement, and (ii) from EFC Manager, $0.09 in cash, without interest. Cash will be paid in lieu of any fractional shares of EFC Common Stock that would have been received as a result of the Merger. In addition, after the Merger is completed, Arlington Common Stock will no longer be listed on the NYSE and will be deregistered under the Exchange Act. Arlington shareholders and holders of Arlington Equity-Based Awards, as of immediately prior to the effective time of the Merger, are expected to own in the aggregate approximately 15% of the outstanding shares of EFC Common Stock (or, if the Great Ajax merger is completed prior to the completion of the Merger, approximately 13% of the outstanding shares EFC Common Stock, based on the Great Ajax exchange ratio of 0.5308) immediately following the completion of the Merger. Also as a result of the Merger, under the terms of the Merger Agreement, each share of (1) Arlington Series B Preferred Stock will be converted into the right to receive one share of newly designated EFC Series D Preferred Stock and (2) Arlington Series C Preferred Stock will be converted into the right to receive one share of newly designated EFC Series E Preferred Stock.

Q:
Have any Arlington common shareholders already agreed to vote in favor of the proposals?

A:
To EFC’s and Arlington’s knowledge, no Arlington common shareholder has entered into any agreement to vote any of their shares of Arlington Common Stock either in favor or against any proposal at the Arlington special meeting.

Q:
What happens if I sell my Arlington Common Stock before the Arlington special meeting?

A:
The Arlington Record Date is earlier than the date of the Arlington special meeting and the date that the Merger is expected to be completed. If you sell your shares of Arlington Common Stock after the Arlington Record Date but before the date of the Arlington special meeting, you will retain any right to vote at the Arlington special meeting, but you will have transferred your right to receive the Per Share Common Merger Consideration. In order to receive the Per Share Common Merger Consideration, you must hold your shares of Arlington Common Stock through completion of the Merger.

Q:
What is the difference between a shareholder of record and a beneficial owner?

A:
If your shares of Arlington Common Stock are registered directly in your name with Arlington’s transfer agent, you are considered the shareholder of record with respect to those shares.

If your shares of Arlington Common Stock are held in a stock brokerage account, or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares that you beneficially own. However, beneficial owners generally cannot vote their shares directly because they are not the shareholder of record; instead, beneficial owners must instruct the broker, bank or other nominee how to vote their shares.

Q:
If I am a beneficial owner of Arlington Common Stock, will my broker, bank or other nominee vote my shares for me?

A:
No. If you hold your shares of Arlington Common Stock in a stock brokerage account or if your shares are held by a bank or other nominee (that is, in “street name”), you must provide your broker, bank or other nominee with instructions on how to vote your shares of Arlington Common Stock. Unless you instruct your broker, bank or other nominee to vote your shares of Arlington Common Stock held in street name, your shares of Arlington Common Stock will NOT be voted at the Arlington special meeting. You should follow the procedures provided by your bank, broker or other nominee regarding the voting of your shares.

Q:
What regular dividends will Arlington be permitted to pay prior to the Closing?

A:
The Merger Agreement permits Arlington and its subsidiaries to pay (i) quarterly dividends with respect to Arlington Common Stock at a rate not to exceed Arlington’s core earnings (as defined in the Merger Agreement) for such quarter consistent with past practice, (ii) regular quarterly dividends with respect to Arlington Preferred Stock consistent with past practice and the terms of such Arlington Preferred Stock, (iii) dividends or other distributions to Arlington by any directly or indirectly wholly owned subsidiary of Arlington, and (iv) without duplication of the amounts described in clauses (i) through (iii), any dividends or distributions necessary for Arlington or its subsidiaries (as applicable) to maintain its status as a REIT under the Code and avoid the imposition of corporate level tax or excise tax under the Code or required under the organizational documents of Arlington or such subsidiary. Arlington does not expect to declare or pay any dividends to the holders of Arlington Common Stock prior to the Closing.

Q:
What additional dividends will Arlington be required to pay?

A:
The Merger Agreement requires Arlington to declare a special dividend to its shareholders in an amount necessary, if any, for Arlington to maintain its REIT qualification under the Code and avoid, to the extent possible, the imposition of income tax or excise tax under the Code (such amount, the “Arlington Special Dividend Amount”). The payment date for this dividend, if any, will be the close of business on the last business day prior to the date of the Closing, subject to funds being legally available therefor, and the record date for which will be three business days before the payment date.

Q:
Where can I find the voting results of the Arlington special meeting?

A:
The preliminary voting results will be announced at the Arlington special meeting. In addition, within four business days following certification of the final voting results, Arlington will disclose the final voting results on a Current Report on Form 8-K filed with the SEC.

Q:
What else do I need to do now?

A:
You are urged to read this proxy statement/prospectus carefully and in its entirety, including its annexes and the information incorporated by reference herein, and to consider how the Merger affects you. Even if you plan to attend the virtual Arlington special meeting, please authorize a proxy to vote your shares by voting via the Internet, telephone or by completing, signing, dating and returning the enclosed proxy card. You can also attend the Arlington special meeting virtually over the Internet and vote, or change your prior proxy authorization. If you hold your shares in “street name” through a bank, broker or other nominee, then you should have received this proxy statement/prospectus from that nominee, along with that nominee’s voting instruction form which includes voting instructions and instructions on how to change your vote. Please see the question “How do I vote at the Arlington special meeting?” on page 11.

Q:
Will a proxy solicitor be used?

A:
Arlington has engaged Alliance Advisors, LLC (“Alliance”) to assist in the solicitation of proxies for the Arlington special meeting, and Arlington estimates it will pay Alliance a fee of approximately $27,300. Arlington has also agreed to reimburse Alliance for approved and reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation and to indemnify Alliance against certain losses, costs and expenses. In addition to mailing proxy solicitation material, Arlington’s directors, officers and employees may also solicit proxies in person, by telephone or by any other electronic means of communication deemed appropriate. No additional compensation, except for reimbursement of reasonable out-of-pocket expenses, will be paid to Arlington’s directors, officers or employees for such services.
Q:
Who can answer my questions?

A:
If you have any questions about the Merger, the other matters to be voted on at the Arlington special meeting or how to submit your proxy, or if you need additional copies of this proxy statement/prospectus, the enclosed proxy card or voting instructions, you should contact:

Arlington Asset Investment Corp.
6862 Elm Street, Suite 320
McLean, Virginia 22101
(703) 373-0200
Attention: Investor Relations
or
Alliance Advisors, LLC
200 Broadacres Drive, 3rd Floor
Bloomfield, New Jersey 07003
(855) 600-2575
Email: AAIC@allianceadvisors.com

SUMMARY
The following summary highlights selected information in this proxy statement/prospectus and may not contain all the information that may be important to you with respect to the Merger Agreement, the Merger or the Arlington special meeting. Accordingly, you are encouraged to read this proxy statement/prospectus, including its annexes and the information incorporated by reference herein, carefully and in its entirety. Each item in this summary includes a page reference directing you to a more complete description of that topic. See also “Where You Can Find More Information and Incorporation by Reference” on page 210.
The Companies
Ellington Financial Inc. (Page 50)
Ellington Financial Inc.
53 Forest Avenue
Old Greenwich, Connecticut 06870
(203) 698-1200
EFC is a Delaware corporation that acquires and manages mortgage-related, consumer-related, corporate-related and other financial assets, through investments primarily in securities and loans. EFC’s primary objective is to generate attractive, risk-adjusted total returns for its stockholders by making investments that EFC believes compensate it appropriately for the risks associated with such investments. EFC’s targeted asset classes include residential and commercial mortgage loans, reverse mortgage loans, residential and commercial mortgage-backed securities, consumer loans and asset-backed securities backed by consumer loans, collateralized loan obligations, mortgage-related and non-mortgage-related derivatives, debt and equity investments in loan origination companies, and other strategic investments.
EFC was formed as a Delaware limited liability company in July 2007, commenced operations in August 2007 and completed its conversion to a Delaware corporation on March 1, 2019. EFC elected to be treated as a REIT for U.S. federal income tax purposes commencing with its taxable year ended December 31, 2019. EFC believes that, commencing with such taxable year, it has been organized and operated in a manner so as to remain qualified as a REIT under the U.S. federal income tax laws, and it intends to continue to operate in such a manner. All of EFC’s operations and business activities are conducted through the EFC Operating Partnership. EFC has control of the EFC Operating Partnership and intends to operate the EFC Operating Partnership in a manner consistent with the requirements for EFC’s qualification as a REIT. In general, as a REIT, EFC is not subject to U.S. federal income tax on its REIT taxable income that it distributes to its stockholders. However, EFC’s taxable REIT subsidiaries (“TRSs”) are subject to U.S. federal, state and local income taxes. EFC also operates its business in a manner that permits it to maintain an exclusion from registration under the Investment Company Act.
EFC is externally managed and advised by EFC Manager pursuant to the EFC Management Agreement. EFC Manager is responsible for administering EFC’s business activities and day-to-day operations in conformity with the policies and investment guidelines that are approved and monitored by the EFC Board. Pursuant to a services agreement between EFC Manager and EMG, EFC Manager relies on the resources of EMG to support EFC’s operations. EMG is an investment management firm and registered investment advisor with a 28-year history of investing in a broad spectrum of mortgage-backed securities and related derivatives.
EFC Common Stock is traded on the NYSE under the symbol “EFC.” EFC’s website is www.ellingtonfinancial.com.
EFC’s principal executive offices are located at 53 Forest Avenue, Old Greenwich, Connecticut 06870, and its telephone number is (203) 698-1200.
EF Merger Sub Inc. (Page 50)
EF Merger Sub Inc.
53 Forest Avenue
Old Greenwich, Connecticut 06870
(203) 698-1200

Merger Sub is a Virginia corporation that was formed on May 25, 2023, solely for the purpose of effecting the Merger, and has jointly elected with EFC to be treated as a TRS of EFC, effective as of its date of formation. Upon the Closing, the Merger will be consummated whereby Arlington will be merged with and into Merger Sub, with Merger Sub continuing as the surviving corporation of the Merger. Merger Sub has not conducted any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.
Arlington Asset Investment Corp. (Page 51)
Arlington Asset Investment Corp.
6862 Elm Street, Suite 320
McLean, Virginia 22101
(703) 373-0200
Arlington is an investment firm that focuses primarily on investing in mortgage related assets. Arlington’s capital is currently allocated between the following asset classes: (i) MSR-related assets, which represent investments for which the return is based on the economic performance of a pool of specific MSRs; (ii) credit investments, which generally include investments in mortgage loans secured by either residential or commercial real property or mortgage-backed securities collateralized by residential or commercial mortgage loans; and (iii) agency mortgage-backed securities, which consist of residential mortgage pass-through certificates for which the principal and interest payments are guaranteed by a U.S. government sponsored enterprise, such as the Federal National Mortgage Association, or “Fannie Mae,” or the Federal Home Loan Mortgage Corporation, or “Freddie Mac,” or by an agency of the federal government, such as the Government National Mortgage Association, or “Ginnie Mae.”
Arlington is a Virginia corporation that was incorporated on November 10, 1997. Arlington is internally managed and does not have an external investment advisor. Arlington has elected to be taxed as a REIT under the Code. As a REIT, Arlington generally is not subject to U.S. federal income taxes on taxable income Arlington distributes to its shareholders, so long as Arlington makes timely distributions sufficient to satisfy the annual distribution requirements. Arlington also operates its business in a manner that permits it to maintain an exclusion from registration under the Investment Company Act.
Arlington Common Stock is traded on the NYSE under the symbol “AAIC,” Arlington Series B Preferred Stock is traded on the NYSE under the symbol “AAIC PrB,” Arlington Series C Preferred Stock is traded on the NYSE under the symbol “AAIC PrC,” the Arlington 2025 Notes are traded on the NYSE under the symbol “AIC” and the Arlington 2026 Notes are traded on the NYSE under the symbol “AAIN.”
Arlington’s principal executive offices are located at 6862 Elm Street, Suite 320, McLean, Virginia 22101, and its telephone number is (703) 373-0200. Arlington’s website is www.arlingtonasset.com.
The Combined Businesses (Page 51)
Upon completion of the Merger, the Combined Company will remain a publicly traded corporation focused on acquiring and managing mortgage-related, consumer-related, corporate-related and other financial assets. The Combined Company will continue to be externally managed by EFC Manager.
Upon completion of the Merger, the Combined Company is expected to have a pro forma total stockholders’ equity capitalization of approximately $1,543.4 million, composed of $1,174.5 million of EFC Common Stock and $368.9 million of EFC Preferred Stock (which does not take into account the completion of the Great Ajax merger). The common equity capitalization of approximately $1,174.5 million is based on the book values of EFC Common Stock and Arlington Common Stock, which is calculated as total stockholders’ equity less the aggregate liquidation preference of outstanding preferred stock, as of March 31, 2023.
The business of the Combined Company will be operated through EFC and its subsidiaries, which will include the surviving corporation of the Merger and its subsidiaries.

The common stock of the Combined Company will continue to be listed on the NYSE, trading under the symbol “EFC.” The newly issued shares of EFC Series D Preferred Stock will trade under the symbol “[EFC PRD]” and the newly issued shares of EFC Series E Preferred Stock will trade under the symbol “[EFC PRE].”
The Combined Company’s principal executive offices will remain at EFC’s location at 53 Forest Avenue, Old Greenwich, Connecticut 06870, and its telephone number will remain (203) 698-1200.
The Merger
The Merger Agreement (Page 97)
EFC, Merger Sub, EFC Manager (solely for the limited purposes set forth in the Merger Agreement) and Arlington have entered into the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus, which is incorporated herein by reference. EFC and Arlington encourage you to carefully read the Merger Agreement in its entirety because it is the principal document governing the Merger and the other transactions contemplated by the Merger Agreement.
The Merger (Page 58)
Subject to the terms and conditions of the Merger Agreement, Arlington will merge with and into Merger Sub, with Merger Sub continuing as the surviving corporation of the Merger. Immediately following the Merger, the surviving corporation of the Merger will be contributed to the EFC Operating Partnership in exchange for EFC OP Units in the EFC Operating Partnership. As a result of the contribution transaction, the surviving corporation of the Merger will become a wholly owned subsidiary of the EFC Operating Partnership.
Immediately following the effective time of the Merger, based on the number of issued and outstanding shares of EFC Common Stock and Arlington Common Stock (excluding Cancelled Shares) and outstanding Arlington Equity-Based Awards as of June 30, 2023, and the Exchange Ratio of 0.3619 (which is subject to certain adjustments as provided in the Merger Agreement and not assuming the prior completion of the Great Ajax merger):
•
the shares of EFC Common Stock held by the EFC stockholders as of immediately prior to the effective time of the Merger are expected to represent in the aggregate approximately 85% of the Combined Company’s outstanding shares of common stock; and

•
Arlington common shareholders and holders of Arlington Equity-Based Awards as of immediately prior to the effective time of the Merger are expected to own in the aggregate the remaining approximately 15% of the Combined Company’s outstanding shares of common stock.

If the Great Ajax merger is completed prior to the effective time of the Merger, based on the number of issued and outstanding shares of Great Ajax common stock as of June 30, 2023, and the Great Ajax exchange ratio of 0.5308 (which is subject to certain adjustments, including for certain accretive or dilutive share issuances by EFC or Great Ajax, as provided in the Great Ajax merger agreement):
•
the shares of EFC Common Stock held by the EFC common stockholders (including the former Great Ajax common stockholders) as of immediately prior to the effective time of the Merger are expected to represent in the aggregate approximately 87% of the Combined Company’s outstanding shares of common stock; and

•
Arlington common shareholders and holders of Arlington Equity-Based Awards as of immediately prior to the effective time of the Merger are expected to own in the aggregate the remaining approximately 13% of the Combined Company’s outstanding shares of common stock.

The exact equity stake of EFC stockholders and Arlington shareholders in the Combined Company immediately following the effective time of the Merger will depend on the actual number of shares of EFC Common Stock (including shares of EFC Common Stock that may be issued to holders of Great Ajax common stock in connection with the pending Great Ajax merger) and Arlington Common Stock issued and outstanding and the actual number of Arlington Equity-Based Awards outstanding immediately prior to the effective time of the Merger.
Consideration for the Merger (Page 97)
Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger, each outstanding share of Arlington Common Stock (other than Cancelled Shares) will be converted into the right to receive:
•
from EFC, the Per Share Stock Consideration of a fixed number of shares of EFC Common Stock equal to the Exchange Ratio; and

•
from EFC Manager, the Per Share Cash Consideration of $0.09 in cash, without interest.

Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger, each share of (i) Arlington Series B Preferred Stock will be converted into the right to receive one newly issued share of EFC Series D Preferred Stock and (ii) Arlington Series C Preferred Stock will be converted into the right to receive one newly issued share of EFC Series E Preferred Stock.
Each outstanding Arlington Restricted Share issued under an Arlington Equity Plan will become fully vested and, as of the effective time of the Merger, be considered outstanding for all purposes of the Merger Agreement, including the right to receive the Per Share Common Merger Consideration.
Each outstanding award of Arlington Performance RSUs, other than outstanding awards of Arlington Stock Price Performance RSUs, issued under an Arlington Equity Plan will become earned and fully vested with respect to (x) the number of shares of Arlington Common Stock subject to such award of Arlington Performance RSUs immediately prior to the effective time of the Merger based on the achievement of the applicable performance goals at maximum performance levels, plus (y) the number of shares of Arlington Common Stock attributable to any dividend equivalent rights that have been accrued with respect to such award of Arlington Performance RSUs but are unpaid as of immediately prior to the effective time of the Merger, and, with respect to such number of shares of Arlington Common Stock, will, as of the effective time of the Merger, be treated as a share of Arlington Common Stock for all purposes of the Merger Agreement, including the right to receive the Per Share Common Merger Consideration.
Each outstanding Arlington Stock Price Performance RSU issued under an Arlington Equity Plan will become earned and fully vested with respect to (x) the number of shares of Arlington Common Stock subject to such award of Arlington Stock Price Performance RSUs immediately prior to the effective time of the Merger based on the achievement of the applicable performance goals at the actual level of performance, plus (y) the number of shares of Arlington Common Stock attributable to any dividend equivalent rights that have been accrued with respect to such award of Arlington Stock Price Performance RSUs but are unpaid as of immediately prior to the effective time of the Merger, and, with respect to such number of shares of Arlington Common Stock, will, as of the effective time of the Merger, be treated as a share of Arlington Common Stock for all purposes of the Merger Agreement, including the right to receive the Per Share Common Merger Consideration.
Each outstanding award of Arlington DSUs issued under an Arlington Equity Plan will become fully vested and settled and, as of the effective time of the Merger, be treated as a share of Arlington Common Stock for all purposes of the Merger Agreement, including the right to receive the Per Share Common Merger Consideration.
Based on the number of shares of Arlington Common Stock and the number of Arlington Equity-Based Awards outstanding on June 30, 2023, and the Exchange Ratio of 0.3619, it is expected that approximately 11,711,240 shares of EFC Common Stock will be issued in connection with the Merger. Based on the number of shares of Arlington Series B Preferred Stock outstanding on June 30, 2023, it is expected that approximately 379,668 shares of newly classified EFC Series D Preferred Stock will be issued in connection with the Merger. Based on the number of shares of Arlington Series C Preferred Stock outstanding on June 30, 2023, it is expected that approximately 957,133 shares of newly classified EFC Series E Preferred Stock will be issued in connection with the Merger.

No fractional shares of EFC Common Stock will be issued in the Merger, and the value of any fractional interests to which a holder would otherwise be entitled will be paid in cash.
Recommendation of the Arlington Board and Its Reasons for the Merger (Page 69)
At a meeting held on May 29, 2023, following careful consideration, the Arlington Board unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of Arlington and its shareholders, (ii) adopted and approved the Merger Agreement and declared that the transactions contemplated by the Merger Agreement, including the Merger, are advisable, (iii) directed that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, be submitted to the holders of Arlington Common Stock for their approval at the Arlington special meeting and (iv) resolved to recommend that the holders of Arlington Common Stock approve the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger. Certain factors considered by the Arlington Board in reaching its decision to adopt and approve the Merger Agreement and declare advisable the transactions contemplated by the Merger Agreement, including the Merger, can be found in the section entitled “The Merger  —  Recommendation of the Arlington Board and Its Reasons for the Merger” beginning on page 69. The Arlington Board unanimously recommends that the Arlington common shareholders vote “FOR” the Arlington Merger Proposal, “FOR” the Arlington Non-Binding Compensation Advisory Proposal and “FOR” the Arlington Adjournment Proposal.
The EFC Board’s Reasons for the Merger (Page 73)
At its meeting on May 29, 2023, after careful consideration, the EFC Board unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger and the EFC Stock Issuance, are in the best interests of EFC, and (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger and the EFC Stock Issuance. Certain factors considered by the EFC Board in evaluating the Merger Agreement and the EFC Stock Issuance can be found in the section entitled “The Merger  —  The EFC Board’s Reasons for the Merger” beginning on page 73.
Summary of Risk Factors Related to the Merger (Page 30)
You should carefully consider the following important risks, together with all of the other information included in this proxy statement/prospectus and the risks related to the Merger and the related transactions described under the section “Risk Factors” beginning on page 30, before deciding how to vote:
•
The Merger is subject to a number of conditions which, if not satisfied or waived in a timely manner, would delay the Merger or adversely impact EFC’s and Arlington’s ability to complete the transaction.

•
Failure to consummate the Merger as currently contemplated or at all could adversely affect the price of EFC Common Stock and/or Arlington Common Stock and the future business and financial results of EFC and/or Arlington.

•
The Merger Agreement contains provisions that could discourage a potential competing acquirer of Arlington or could result in any competing acquisition proposal being at a lower price than it might otherwise be.

•
The pendency of the Merger and, with respect to EFC, the pendency of the Great Ajax merger, could adversely affect EFC’s and Arlington’s business and operations.

•
The market value of EFC Common Stock received by Arlington shareholders will fluctuate based on the trading price of EFC Common Stock.

•
The Merger and related transactions are subject to Arlington common shareholder approval.

•
The voting power of Arlington shareholders will be diluted by the Merger and, if completed, the Great Ajax merger.

•
If the Merger is not consummated by December 29, 2023 (the “End Date”), either EFC or Arlington may terminate the Merger Agreement.

•
The market price of EFC Common Stock after the consummation of the Merger may be affected by factors different from those affecting the price of EFC Common Stock or Arlington Common Stock before the Merger.

•
Shares of EFC Common Stock received by Arlington shareholders as a result of the Merger will have different rights from shares of Arlington Common Stock.

•
Directors and executive officers of each of EFC and Arlington may have interests in the Merger that are different from, or in addition to, the interests of EFC stockholders and Arlington shareholders, respectively.

•
Completion of the Merger may trigger change in control or other provisions in certain agreements to which Arlington is a party.

•
An adverse judgment in any litigation challenging the Merger or the Great Ajax merger may prevent the Merger or the Great Ajax merger, respectively, from becoming effective or from becoming effective within the expected timeframe.

•
Following the Merger, the Combined Company may be unable to realize the anticipated benefits of the Merger and the Great Ajax merger within the anticipated timeframe or at all.

•
Following the Merger, the Combined Company may not pay dividends at or above the rate currently paid by EFC.

•
The Combined Company will have a significant amount of indebtedness and may need to incur more in the future.

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The Combined Company is expected to incur substantial expenses related to the Merger.

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The unaudited pro forma condensed combined financial information included elsewhere in this proxy statement/prospectus may not be representative of the Combined Company’s results after the Merger, and, if completed, the Great Ajax merger and, accordingly, you have limited financial information on which to evaluate the Combined Company following the Merger.

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If the Merger does not qualify as a reorganization, Arlington shareholders may recognize additional taxable gain.

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The U.S. federal income tax treatment of the Per Share Cash Consideration is not entirely clear, and the position taken that the Per Share Cash Consideration is additional Merger Consideration received by Arlington shareholders in exchange for their Arlington Common Stock might be challenged by the U.S. Internal Revenue Service (the “IRS”).

The Arlington Special Meeting (Page 52)
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Date, Time and Place.   The Arlington special meeting will be held solely by means of remote communication live over the Internet on [•], 2023, at [•], Eastern Time.

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Purpose.   At the Arlington special meeting, the holders of Arlington Common Stock will be asked to consider and vote upon the Arlington Merger Proposal, the Arlington Non-Binding Compensation Advisory Proposal and the Arlington Adjournment Proposal. Pursuant to Virginia law and the Arlington Bylaws, no other matters may be brought before the Arlington special meeting.

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Record Date; Voting Rights.   Holders of record of Arlington Common Stock at the close of business on [•], 2023, are entitled to receive notice of and to vote at the Arlington special meeting and any adjournment thereof. Each holder of record of Arlington Common Stock on the Arlington Record Date is entitled to one vote per share with respect to each proposal.

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Quorum.   The presence, virtually or by proxy, of the holders of shares of Arlington Common Stock entitled to cast a majority of all votes entitled to be cast at the Arlington special meeting will constitute a quorum at the Arlington special meeting. Abstentions will be counted for the purpose of determining whether a quorum exists. Broker non-votes will not be counted for purposes of determining whether a quorum exists, unless the broker, bank or other nominee has been instructed to vote on at least one of the proposals.

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Required Vote.   Approval of each of the Arlington Merger Proposal, the Arlington Non-Binding Compensation Advisory Proposal and the Arlington Adjournment Proposal requires, provided a quorum is present, the affirmative vote of a majority of the votes cast on the applicable proposal by holders of shares of Arlington Common Stock at the Arlington special meeting.

As of the close of business on the Arlington Record Date, the directors and executive officers of Arlington owned approximately [•]% of the outstanding shares of Arlington Common Stock entitled to vote at the Arlington special meeting, and the directors and executive officers of EFC owned no shares of Arlington Common Stock. In addition, none of EFC, any subsidiary of EFC, EMG, EFC Manager or any of their respective affiliates or associates owned any shares of Arlington Common Stock as of the close of business on the Arlington Record Date. Arlington currently expects that Arlington’s directors and executive officers will vote their shares of Arlington Common Stock “FOR” the Arlington Merger Proposal, “FOR” the Arlington Non-Binding Compensation Advisory Proposal and “FOR” the Arlington Adjournment Proposal, although none of them are obligated to do so.
Your vote as an Arlington shareholder is very important. Accordingly, please complete, sign, date and return the enclosed proxy card whether or not you plan to attend the virtual Arlington special meeting.
Opinion of Arlington’s Financial Advisor, Wells Fargo Securities (Page 75)
Arlington retained Wells Fargo Securities as its financial advisor in connection with the Merger. At the meeting of the Arlington Board on May 29, 2023, Wells Fargo Securities rendered its oral opinion to the Arlington Board that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Wells Fargo Securities in preparing its opinion, the Per Share Common Merger Consideration to be paid to the holders of Arlington Common Stock in the Merger was fair, from a financial point of view, to such holders. Wells Fargo Securities subsequently confirmed this oral opinion by delivering its written opinion to the Arlington Board, dated May 29, 2023.
The full text of the written opinion of Wells Fargo Securities, dated May 29, 2023, which sets forth the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Wells Fargo Securities in preparing its opinion, is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference. Shareholders of Arlington are urged to read the opinion in its entirety. Wells Fargo Securities’ written opinion was addressed to the Arlington Board (in its capacity as such) in connection with and for the purposes of its evaluation of the Merger, was directed only to the fairness, from a financial point of view, to the holders of Arlington Common Stock of the Per Share Common Merger Consideration to be paid to such holders in the Merger and did not address any other aspect of the Merger. The opinion does not constitute a recommendation to any shareholder of Arlington as to how such shareholder should vote with respect to the Merger or any other matter. For a description of the opinion that the Arlington Board received from Wells Fargo Securities, see “The Merger — Opinion of Arlington’s Financial Advisor, Wells Fargo Securities” beginning on page 75 of this proxy statement/prospectus.
Directors and Management of EFC After the Merger (Page 118)
In the Merger Agreement, EFC has agreed to take all necessary corporate action so that upon and after the effective time of the Merger, the size of the EFC Board will be increased by one member to six total members, and Arlington will designate one individual (the “Arlington Director Designee”) to serve on the board of directors of EFC until the 2024 annual meeting of stockholders of EFC. Additionally, EFC has agreed to nominate the Arlington Director Designee to stand for election at the 2024 annual meeting of stockholders of EFC, to serve for a term until the 2025 annual meeting of stockholders of EFC. Each of the executive officers of EFC immediately prior to the effective time of the Merger will continue as an executive officer of the Combined Company following the effective time of the Merger.
Interests of EFC’s Directors and Executive Officers in the Merger (Page 93)
Arlington shareholders should be aware that executive officers of EFC (including one that also serves as an EFC director) have certain interests in the Merger that may be different from, or in addition to, the interests of Arlington shareholders and stockholders of the Combined Company generally and that may present actual or potential conflicts of interest. The Arlington Board and the EFC Board were aware of these interests and considered them, among other matters, in reaching their decision to adopt and approve the Merger Agreement and the transactions contemplated thereby.
The Combined Company will continue to be managed by EFC Manager under the terms of the EFC Management Agreement. Under the EFC Management Agreement, EFC Manager provides the day-to-day management of EFC’s operations, including providing EFC with a management team and all other personnel necessary to support its operations. In exchange for its services, EFC pays EFC Manager a management fee and reimburses it for certain expenses incurred by it and its affiliates in rendering management services to EFC. Currently, each of EFC’s executive officers and one of its directors serves as an officer of EFC Manager and is an employee of EMG.
Pursuant to the EFC Management Agreement, EFC pays EFC Manager a quarterly management fee, which includes a “base” component and “incentive” component. The “base” component of the management fee is paid quarterly in arrears in an amount equal to 1.50% per annum of the equity of the EFC Operating Partnership, as calculated pursuant to the EFC Management Agreement. As a result of the Merger and contribution of the surviving corporation of the Merger to the EFC Operating Partnership in exchange for EFC OP Units, the equity of the EFC Operating Partnership will effectively include the additional equity attributable to the acquisition of Arlington. As a result, following the Merger, the amount of the management fees payable by EFC to EFC Manager will also increase, which gives EMG and EFC Manager (and therefore, EFC’s management), an incentive, not shared by EFC stockholders, to negotiate and effect the Merger, possibly on terms less favorable to EFC than would otherwise have been achieved.
The EFC Management Agreement was negotiated between related parties, and the terms, including fees and other amounts payable, may not be as favorable to EFC as if they had been negotiated with an unaffiliated third party.
At the Closing, EFC Manager will make a cash payment (the Per Share Cash Consideration) to the holders of each share of Arlington Common Stock equal to $0.09 per share, which is equal to approximately $3 million in the aggregate.
Interests of Arlington’s Directors and Executive Officers in the Merger (Page 87)
In considering the recommendations of the Arlington Board, Arlington shareholders should be aware that directors and executive officers of Arlington have interests in the Merger that may be different from, or in addition to, the interests of Arlington shareholders generally and that may present actual or potential conflicts of interests. These interests include:
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treatment of the Arlington Equity-Based Awards held by directors and executive officers;

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each of Arlington’s executive officers is party to a severance/change in control agreement with Arlington that provides severance and other benefits in the case of a “qualifying termination event” during the two year period following a change in control, which will include the consummation of the Merger, and it is expected that each of Arlington’s executive officers will be terminated upon consummation of the Merger and that such termination will be a “qualifying termination event”;

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one current member of the Arlington Board is expected to become a member of the EFC Board following the effective time of the Merger and will be entitled to compensation pursuant to EFC’s non-employee director compensation policies; and

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continued indemnification and insurance coverage for the directors and executive officers of Arlington in accordance with the Merger Agreement.

The Arlington Board was aware of these interests and considered them, among other matters, in reaching its decision to adopt and approve the Merger Agreement and making its recommendation that Arlington shareholders approve the Arlington Merger Proposal.
Conditions to Complete the Merger (Page 114)
A number of conditions must be satisfied or, to the extent permitted by law, waived before the Merger can be consummated. These include, among others:

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the approval of the Arlington Merger Proposal by Arlington common shareholders;

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effectiveness of the registration statement on Form S-4, of which this proxy statement/prospectus constitutes a part, and no stop order suspending the effectiveness of the Form S-4 having been issued by the SEC and remaining in effect and no proceeding to that effect having commenced;

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no injunction or law prohibiting the Merger;

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approval for listing on the NYSE of the shares of EFC Common Stock, EFC Series D Preferred Stock and EFC Series E Preferred Stock issuable in connection with the Merger, subject to official notice of issuance and the certificates of designations classifying the EFC Series D Preferred Stock and EFC Series E Preferred Stock having been filed with and accepted for record by the Secretary of State of the State of Delaware;

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accuracy of each party’s representations and warranties, subject in most cases to materiality or material adverse effect qualifications;

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the absence of a material adverse effect on either EFC or Arlington;

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the receipt of tax opinions relating to the REIT status of each of EFC and Arlington and relating to the qualification of the Merger as a reorganization under Section 368(a) of the Code;

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the delivery of certain documents and certificates;

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the Arlington Director Designee having been appointed to the EFC Board effective as of the effective time of the Merger; and

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material performance and/or compliance with each party’s covenants.

Regulatory Approvals Required for the Merger (Page 94)
EFC and Arlington are not aware of any material federal or state regulatory requirements that must be complied with, or approvals that must be obtained, in connection with the Merger or the other transactions contemplated by the Merger Agreement.
Listing of EFC Capital Stock and Deregistration of Arlington Capital Stock and Arlington Notes (Page 96)
It is a condition to the completion of the Merger that the shares of EFC Common Stock, EFC Series D Preferred Stock and EFC Series E Preferred Stock issuable in connection with the Merger be approved for listing on the NYSE, subject to official notice of issuance. After the Merger is completed, the Arlington Common Stock, Arlington Series B Preferred Stock, Arlington Series C Preferred Stock, Arlington 2025 Notes and Arlington 2026 Notes will no longer be listed on the NYSE and will be deregistered under the Exchange Act.
Accounting Treatment (Page 94)
EFC will account for the Merger as a business combination in accordance with the provisions of ASC 805, “Business Combinations,” or “ASC 805.” In applying the acquisition method of accounting, EFC will be treated as the acquiror of Arlington for accounting purposes. The assets and liabilities of Arlington will be recorded at their respective fair values at the effective date of the Merger. If the fair value of the consideration transferred exceeds the fair value of the assets acquired and liabilities assumed, the excess will be recorded as goodwill. Alternatively, if the fair value of the assets acquired and liabilities assumed exceeds the fair value of consideration transferred, the transaction would result in a bargain purchase gain. The consolidated financial statements of the Combined Company issued after the Merger will reflect these fair value adjustments and the combined results of operations subsequent to the effective date of the Merger. Because EFC will be the accounting acquirer, its historical financial statements will become the historical financial statements of the Combined Company upon consummation of the Merger. For more information, see “The Merger  — Accounting Treatment” beginning on page 94.
Comparison of Rights of EFC Stockholders and Arlington Shareholders (Page 181)
The rights of Arlington shareholders are currently governed by Virginia law and the governing documents of Arlington. Following the effective time of the Merger, Arlington shareholders receiving shares of EFC Common Stock will become stockholders of EFC, and their rights will be governed by Delaware law and the governing documents of EFC. Arlington shareholders will have different rights once they become stockholders of EFC due to differences between governing law and the governing documents of Arlington and EFC. For more information regarding the differences in rights of EFC stockholders and Arlington shareholders, see “Comparison of Rights of EFC Stockholders and Arlington Shareholders” beginning on page 181.
Appraisal Rights (Page 94)
No dissenters’ or appraisal rights will be available with respect to the Merger or any of the other transactions contemplated by the Merger Agreement.
No Solicitation; Change in Recommendation (Page 110)
From and after the date of the Merger Agreement until the effective time of the Merger or, if earlier, the termination of the Merger Agreement, Arlington will not, and will cause its subsidiaries and will instruct its and their respective affiliates and representatives not to, among other things, directly or indirectly:
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initiate, solicit or knowingly encourage or facilitate any inquiries, proposals or offers for, or that could reasonably be expected to lead to, any Arlington Competing Proposal (as defined in “The Merger Agreement  —  No Solicitation; Change in Recommendation” beginning on page 110);

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enter into or engage in, continue or otherwise participate in any discussions or negotiations with any person regarding or otherwise in furtherance of an Arlington Competing Proposal or any proposal, offer or inquiry that would reasonably be expected to lead to an Arlington Competing Proposal;

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furnish any non-public information regarding Arlington, its subsidiaries or any of the MSR Entities, or grant access to the properties, assets or employees of Arlington, its subsidiaries or any of the MSR Entities, to any person in connection with or in response to any Arlington Competing Proposal;

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enter into any binding or nonbinding letter of intent or agreement in principle, or other agreement providing for an Arlington Competing Proposal (other than a confidentiality agreement); or

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withhold, withdraw, modify or qualify, or propose publicly to withhold, withdraw, modify or qualify, in a manner adverse to EFC, the Arlington Board’s recommendation that the Arlington shareholders approve the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, or publicly recommend the approval or adoption of, or publicly approve or adopt, any Arlington Competing Proposal (the taking of any action discussed in this bullet being referred to as an “Arlington Change of Recommendation”).

Prior to the receipt of approval of the Arlington Merger Proposal by holders of Arlington Common Stock at the Arlington special meeting, in response to a bona fide written Arlington Competing Proposal from any person that was not solicited by Arlington at any time following the execution of the Merger Agreement and did not otherwise result from a material breach of the non-solicitation provisions in the Merger Agreement, the Arlington Board may make an Arlington Change of Recommendation or cause Arlington to terminate the Merger Agreement to enter into a definitive agreement with respect to an Arlington Superior Proposal (as defined in “The Merger Agreement  —  No Solicitation; Change in Recommendation” beginning on page 110), if prior to taking any such action:
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the Arlington Board (or any committee thereof) determines in good faith, after consultation with its financial advisors and outside legal counsel that such Arlington Competing Proposal is an Arlington Superior Proposal and the failure to terminate the Merger Agreement to enter into a definitive agreement with respect to such Arlington Superior Proposal and/or make an Arlington Change of Recommendation would be inconsistent with its legal duties as directors under applicable law; and

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Arlington gives notice to EFC that the Arlington Board has received such proposal, specifying the material terms and conditions of such proposal, and stating that Arlington intends to take such action, and either (i) EFC does not propose revisions to the terms and conditions of the Merger Agreement prior to the earlier to occur of the scheduled time for the Arlington special meeting and the third business day after the date on which such notice is given to EFC or (ii) if EFC within the period described in the foregoing clause (i) proposes revisions to the terms and conditions of the Merger Agreement in a manner that would form a binding contract if accepted by Arlington, the Arlington Board (or a committee thereof), after consultation with its financial advisors and outside legal counsel, determines in good faith that the Arlington Competing Proposal remains an Arlington Superior Proposal with respect to EFC’s revised proposal.
Notwithstanding anything to the contrary in the Merger Agreement, Arlington may, at any time prior to the receipt of approval of the Arlington Merger Proposal by holders of Arlington Common Stock at the Arlington special meeting (other than in response to an Arlington Competing Proposal), make an Arlington Change of Recommendation if an Intervening Event (as defined in “The Merger Agreement  —   No Solicitation; Change in Recommendation” beginning on page 110) has occurred and:
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if prior to taking such action the Arlington Board (or a committee thereof) determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its legal duties as directors under applicable law; and

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Arlington gives notice to EFC that Arlington intends to effect an Arlington Change of Recommendation (which notice will reasonably describe the reasons for such Arlington Change of Recommendation, including a description of the Intervening Event in reasonable detail), and either (A) EFC does not propose revisions to the terms and conditions of the Merger Agreement prior to the earlier to occur of the scheduled time for the Arlington special meeting and the third business day after the date on which such notice is given to EFC, or (B) if EFC within the period described in the foregoing clause (A) proposes revisions to the terms and conditions of the Merger Agreement in a manner that would form a binding contract if accepted by Arlington, the Arlington Board (or a committee thereof), after consultation with its outside legal counsel, determines in good faith that such proposed changes do not obviate the need for the Arlington Board to effect an Arlington Change of Recommendation and that the failure to make an Arlington Change of Recommendation would be reasonably likely to be inconsistent with its legal duties as directors under applicable law.

Termination of the Merger Agreement (Page 117)
The Merger Agreement may be terminated at any time before the effective time of the Merger by the mutual written consent of Arlington and EFC.
The Merger Agreement may also be terminated prior to the effective time of the Merger by either EFC or Arlington if:
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any governmental entity of competent jurisdiction has issued a final and non-appealable order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger, or if any law has been adopted prior to the effective time of the Merger that permanently makes the consummation of the Merger illegal or otherwise permanently prohibited;

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the Merger has not been consummated on or before 5:00 p.m., New York, New York time, on the End Date (provided that this termination right will not be available to any party whose breach of any representation, warranty, covenant or agreement under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before that date);

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the other party (treating EFC and Merger Sub as one party) breaches certain covenants or other agreements contained in the Merger Agreement or if any representation and warranty of the other party contained in the Merger Agreement fails to be true and correct which (x) would give rise to the failure of certain conditions to the Closing if it was continuing as of the date of the Closing and (y) cannot be or has not been cured (or is incapable of becoming true or does not become true) by the earlier of (a) the End Date or (b) the date that is 30 days after the giving of written notice to the breaching party of such breach or failure to be true and correct and the basis for such notice (a “Terminable Breach”); provided, however, that the terminating party is not then in Terminable Breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement; or

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the Arlington shareholder approval is not obtained upon a vote held at a duly held Arlington special meeting (including any adjournment or postponement thereof).

EFC also may terminate the Merger Agreement if, prior to the time the Arlington shareholder approval is obtained, the Arlington Board has effected an Arlington Change of Recommendation, whether or not pursuant to and in accordance with certain non-solicitation provisions in the Merger Agreement.
Arlington also may terminate the Merger Agreement if, prior to the time that Arlington has obtained the approval of its shareholders at the Arlington special meeting, the Arlington Board (or a committee thereof) determines to terminate the Merger Agreement in connection with an Arlington Superior Proposal in order to enter into a definitive agreement providing for the implementation of such Arlington Superior Proposal; provided, however, that such termination will not be effective unless Arlington concurrently pays to EFC a termination fee of $5,015,050.
For more information regarding termination of the Merger Agreement, see “The Merger Agreement  —  Termination of the Merger Agreement” beginning on page 117.
Termination Fee and Expenses (Page 117)
Generally, all fees and expenses incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring those fees and expenses; provided that, in certain circumstances, including an Arlington Change of Recommendation or the acceptance of an Arlington Superior Proposal, Arlington would be required to pay EFC a termination fee of $5,015,050.
Material U.S. Federal Income Tax Considerations (Page 120)
The Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code, and the Closing is conditioned on the receipt by each of Arlington and EFC of an opinion from its respective tax counsel to that effect. Provided that the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, the holders of Arlington Common Stock will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount by which the sum of the fair market value of the shares of EFC Common Stock and cash (other than cash received in lieu of a fractional share of EFC Common Stock) received by such holder in exchange for its Arlington Common Stock (such cash including such holder’s share of the aggregate Per Share Cash Consideration) exceeds such holder’s adjusted basis in its shares of Arlington Common Stock and (ii) the amount of cash (other than the cash received in lieu of a fractional share of EFC Common Stock) received in exchange for its shares of Arlington Common Stock (such cash including such holder’s share of the aggregate Per Share Cash Consideration). A U.S. holder will also recognize gain or loss with respect to any cash received in lieu of fractional shares of EFC Common Stock equal to the difference, if any, between the amount of cash received for such fractional share and the holder’s tax basis in such fractional share. Generally, any gain or loss recognized on the exchange will be capital gain or loss, and any such capital gain or loss will be long-term capital gain or loss if the holding period for such shares is more than one year. Assuming the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, U.S. holders of Arlington Preferred Stock generally will not recognize gain or loss for U.S. federal income tax purposes upon receipt of EFC Preferred Stock in exchange for Arlington Preferred Stock. The holders of EFC Common Stock generally will not recognize any gain or loss for U.S. federal income tax purposes.
The tax consequences to you of the Merger will depend on your own situation. You should consult your tax advisor for a full understanding of the tax consequences to you of the Merger. For more information regarding the U.S. federal income tax consequences of the Merger to holders of Arlington Common Stock and Arlington Preferred Stock and the ownership of EFC Common Stock and EFC Preferred Stock, please see “Material U.S. Federal Income Tax Considerations” beginning on page 120.
Description of EFC Capital Stock (Page 159)
As of June 30, 2023, 67,161,740 shares of EFC Common Stock were issued and outstanding, 4,600,000 shares of EFC Series A Preferred Stock were issued and outstanding, 4,820,421 shares of EFC Series B

Preferred Stock were issued and outstanding and 4,000,000 shares of EFC Series C Preferred Stock were issued and outstanding. Based on the Exchange Ratio of 0.3619, upon consummation of the Merger, the Combined Company would be expected to have approximately 11,711,240 shares of newly issued EFC Common Stock (not including the 12,499,977 shares of EFC Common Stock expected to be issued upon completion of the Great Ajax merger, based on the Great Ajax exchange ratio of 0.5308), 379,668 shares of newly classified EFC Series D Preferred Stock and 957,133 shares of newly classified EFC Series E Preferred Stock.
Generally, all matters to be voted on by EFC stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all holders of EFC Common Stock present in person or represented by proxy. Holders of EFC Common Stock are entitled to receive dividends on such EFC Common Stock if, as and when authorized by the EFC Board, and declared by EFC out of assets legally available therefor.
The EFC Series D Preferred Stock issued in the Merger will have materially the same terms as the Arlington Series B Preferred Stock for which it will be exchanged in the Merger. The EFC Series E Preferred Stock issued in the Merger will have materially the same terms as the Arlington Series C Preferred Stock for which it will be exchanged in the Merger.
For more information on EFC’s capital stock, see “Description of EFC Capital Stock” beginning on page 159.

RISK FACTORS
In addition to other information included elsewhere in this proxy statement/prospectus and in the annexes to this proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 48, you should carefully consider the following risk factors in deciding whether to vote for the Arlington Merger Proposal and the other related matters described in this proxy statement/prospectus. In addition, you should read and consider the risks associated with the businesses of each of EFC and Arlington. The risks associated with the business of EFC can be found in its Annual Report on Form 10-K for the year ended December 31, 2022, and other reports of EFC, which are incorporated by reference into this proxy statement/prospectus, including particularly the sections therein titled “Risk Factors.” The risks associated with the business of Arlington can be found in its Annual Report on Form 10-K for the year ended December 31, 2022, as amended, and other reports of Arlington, which are incorporated by reference into this proxy statement/prospectus, including particularly the sections therein titled “Risk Factors.” You should also read and consider the other information in this proxy statement/prospectus. Please also see “Where You Can Find More Information and Incorporation by Reference” on page 210.
Risks Related to the Merger
The Merger is subject to a number of conditions which, if not satisfied or waived in a timely manner, would delay the Merger or adversely impact EFC’s and Arlington’s ability to complete the Merger.
The completion of the Merger is subject to the satisfaction or waiver of a number of conditions. In addition, under circumstances specified in the Merger Agreement, EFC or Arlington may terminate the Merger Agreement. In particular, completion of the Merger requires the approval of the Arlington Merger Proposal by the Arlington common shareholders. While it is currently anticipated that the Merger will be completed shortly after the Arlington special meeting to approve the Arlington Merger Proposal, there can be no assurance that the conditions to the Closing will be satisfied in a timely manner or at all, or that an effect, event, circumstance, occurrence, development or change will not transpire that could delay or prevent these conditions from being satisfied. Accordingly, EFC and Arlington cannot provide any assurances with respect to the timing of the Closing, whether the Merger will be completed at all or when the Arlington shareholders would receive the consideration for the Merger, if at all.
Failure to consummate the Merger as currently contemplated or at all could adversely affect the price of EFC Common Stock and/or Arlington Common Stock and the future business and financial results of EFC and/or Arlington.
The Merger may be consummated on terms different than those contemplated by the Merger Agreement, or the Merger may not be consummated at all. If the Merger is not completed, or is completed on different terms than as contemplated by the Merger Agreement, EFC and Arlington could be adversely affected and subject to a variety of risks associated with the failure to consummate the Merger, or to consummate the Merger as contemplated by the Merger Agreement, including the following:
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the EFC stockholders and the Arlington shareholders may be prevented from realizing the anticipated benefits of the Merger;

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the market price of EFC Common Stock and/or Arlington Common Stock could decline significantly;

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reputational harm due to the adverse perception of any failure to successfully consummate the Merger;

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Arlington being required, under certain circumstances, to pay to EFC a termination fee;

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incurrence of substantial costs relating to the Merger, such as legal, accounting, financial advisor, filing, printing and mailing fees; and

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the attention of EFC’s and Arlington’s management and, in the case of Arlington, employees may be diverted from their day-to-day business and operational matters as a result of efforts relating to attempting to consummate the Merger.

Any delay in the consummation of the Merger or any uncertainty about the consummation of the Merger on terms other than those contemplated by the Merger Agreement, or if the Merger is not completed, could materially adversely affect the business and financial results of EFC and Arlington, and/or the stock price of EFC and/or Arlington.
The Merger Agreement contains provisions that could discourage a potential competing acquirer of Arlington or could result in any competing acquisition proposal being at a lower price than it might otherwise be.
The Merger Agreement contains provisions that, subject to limited exceptions, restrict the ability of Arlington to initiate, solicit or knowingly encourage or facilitate any Arlington Competing Proposal. With respect to any written, bona fide Arlington Competing Proposal received by Arlington, EFC generally has an opportunity to offer to modify the terms of the Merger Agreement in response to such proposal before the Arlington Board may withdraw or modify the Arlington Board’s recommendation to the Arlington shareholders in response to such Arlington Competing Proposal or terminate the Merger Agreement in order to enter into a definitive agreement implementing an Arlington Superior Proposal. In the event that the Arlington Board withdraws or modifies the Arlington Board’s recommendation, EFC may terminate the Merger Agreement, in which case Arlington is required to pay EFC a termination fee of $5,015,050. In addition, if Arlington terminates the Merger Agreement in connection with an Arlington Superior Proposal, it would be required to pay EFC a termination fee of $5,015,050. See “The Merger Agreement  —   No Solicitation; Change in Recommendation” beginning on page 110, “The Merger Agreement  —  Termination of the Merger Agreement” beginning on page 117 and “The Merger Agreement  —  Termination Fee and Expenses” beginning on page 117.
These provisions could discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Arlington from considering or proposing a competing acquisition, even if the potential competing acquirer was prepared to pay consideration with a higher per share value than the value proposed to be received or realized in the Merger, or might result in a potential competing acquirer proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances under the Merger Agreement.
The pendency of the Merger and, with respect to EFC, the pendency of the Great Ajax merger, could adversely affect EFC’s and Arlington’s business and operations.
In connection with the pending Merger, some of the parties with whom EFC or Arlington does business may delay or defer decisions, which could negatively impact EFC’s or Arlington’s revenues, earnings, cash flows and expenses, regardless of whether the Merger is completed. In addition, under the Merger Agreement, EFC and Arlington are each subject to certain restrictions on the conduct of its respective business prior to completing the Merger and under the terms of the Great Ajax merger agreement, EFC is subject to restrictions on the conduct of its business prior to completing the Great Ajax merger. These restrictions may prevent EFC or Arlington from pursuing certain strategic transactions, acquiring and/or disposing of assets, undertaking certain capital projects, undertaking certain financing transactions and otherwise pursuing other actions that are not in the ordinary course of business, even if such actions could prove beneficial. These restrictions may impede EFC’s or Arlington’s growth which could negatively impact its respective revenue, earnings and cash flows. Additionally, the pendency of the Merger and, with respect to EFC, the pendency of the Great Ajax merger, may make it more difficult for EFC or Arlington to effectively retain and incentivize key personnel. Furthermore, the process of planning to integrate three businesses for the post-Merger and post-Great Ajax merger period may divert management attention and resources and could ultimately have an adverse effect on each party.
The market value of EFC Common Stock received by Arlington shareholders will fluctuate based on the trading price of EFC Common Stock.
The number of shares of EFC Common Stock to be received by Arlington shareholders will be based on the Exchange Ratio of 0.3619, subject to certain adjustments as provided in the Merger Agreement. The market value of EFC Common Stock received by Arlington shareholders will fluctuate based on the trading price of EFC Common Stock. Therefore, Arlington shareholders cannot be sure of the final market value of the consideration they will receive upon completion of the Merger. Neither EFC nor Arlington has the right to terminate the Merger Agreement based on an increase or decrease in the market price of EFC Common Stock.
The Merger and related transactions are subject to Arlington common shareholder approval.
The Merger cannot be completed unless the Arlington common shareholders approve the Arlington Merger Proposal by the affirmative vote of a majority of the votes cast at the Arlington special meeting in accordance with the VSCA and the governing documents of Arlington, provided a quorum is present. If the required shareholder approval is not obtained from the Arlington common shareholders, the Merger and related transactions cannot be completed.
The voting power of Arlington shareholders will be diluted by the Merger and, if completed, the Great Ajax merger.
The Merger will result in Arlington shareholders having an ownership stake in the Combined Company that is smaller than their current stake in Arlington. EFC and Arlington estimate that, based on the Exchange Ratio of 0.3619 (which is subject to certain adjustments as provided in the Merger Agreement), and not assuming the prior completion of the Great Ajax merger, immediately following the completion of the Merger, Arlington common shareholders and holders of Arlington Equity-Based Awards as of immediately prior to the effective time of the Merger will own in the aggregate approximately 15% of the outstanding shares of common stock of the Combined Company, based on the number of issued and outstanding shares of EFC Common Stock and Arlington Common Stock (excluding Cancelled Shares) and outstanding Arlington Equity-Based Awards as of June 30, 2023. Consequently, Arlington shareholders, as a general matter, will have less influence over the Combined Company’s management and policies after the effective time of the Merger than they currently exercise over the management and policies of Arlington. In addition, if the Great Ajax merger is completed, such ownership percentage and influence over the Combined Company’s management and policies will decline further.
If the Merger is not consummated by the End Date, EFC or Arlington may terminate the Merger Agreement.
Either EFC or Arlington may terminate the Merger Agreement under certain circumstances, including if the Merger has not been consummated by 5:00 p.m., New York, New York time on the End Date, which is December 29, 2023. However, this termination right will not be available to a party whose breach of any representation, warranty, covenant or agreement contained in the Merger Agreement has been the cause of, or resulted in, the failure to consummate the Merger on or before such date.
The market price of EFC Common Stock after the consummation of the Merger may be affected by factors different from those affecting the price of EFC Common Stock or Arlington Common Stock before the Merger.
The market price of EFC Common Stock may decline as a result of the Merger if the Combined Company does not achieve the perceived benefits of the Merger or the effect of the Merger on the Combined Company’s financial results is not consistent with the expectations of financial or industry analysts.
In addition, upon consummation of the Merger, EFC stockholders and Arlington shareholders will own interests in the Combined Company operating an expanded business with a different mix of assets, risks and liabilities. EFC’s current stockholders and Arlington’s current shareholders may not wish to continue to invest in the Combined Company, or for other reasons may wish to dispose of some or all of their shares of EFC Common Stock. If, following the effective time of the Merger, a large amount of EFC Common Stock is sold, the price of EFC Common Stock could decline.
Further, the Combined Company’s results of operations, as well as the market price of EFC Common Stock after the Merger may be affected by factors in addition to those currently affecting EFC’s or Arlington’s results of operations and the market prices of EFC Common Stock and Arlington Common Stock, including differences in assets and capitalization, and factors related to the pending Great Ajax merger. Accordingly, EFC’s and Arlington’s historical market prices and financial results may not be indicative of these matters for the Combined Company after the Merger.

Shares of EFC Common Stock received by Arlington shareholders as a result of the Merger will have different rights from shares of Arlington Common Stock.
Upon the completion of the Merger, Arlington shareholders will no longer be shareholders of Arlington and will become stockholders of EFC. There will be important differences between the current rights of Arlington shareholders and the rights to which such shareholders will be entitled as stockholders of EFC, including differences that result from Arlington being incorporated in Virginia and EFC being incorporated in Delaware and differences between the governing documents of Arlington and EFC. See the section entitled “Comparison of Rights of EFC Stockholders and Arlington Shareholders” beginning on page 181 for a discussion on the different rights associated with the shares of EFC Common Stock.
Directors and executive officers of each of EFC and Arlington may have interests in the Merger that are different from, or in addition to, the interests of EFC stockholders and Arlington shareholders, respectively.
Directors and executive officers of EFC and Arlington may have interests in the Merger that are different from, or in addition to, the interests of EFC stockholders and Arlington shareholders generally. Following the consummation of the Merger, all five of the current directors of the EFC Board are expected to continue as directors of the board of directors of the Combined Company (in addition to the Arlington Director Designee) and the executive officers of EFC are expected to continue as the executive officers of the Combined Company. The Combined Company will continue to be managed by EFC Manager under the terms of the EFC Management Agreement, pursuant to which EFC Manager receives a management fee, which includes a “base” component and “incentive” component, and reimbursement for certain expenses incurred by it and its affiliates in rendering management services to EFC. Each of EFC’s executive officers and one of its directors serves as an officer of EFC Manager and is an employee of EMG. In addition, each of Arlington’s executive officers is party to a severance/change in control agreement with Arlington that provides severance and other benefits in the case of a “qualifying termination” of employment that occurs in connection with, or in the two year period following, a change in control of Arlington, which will include the consummation of the Merger. Further, directors and executive officers of Arlington will receive continued indemnification and insurance coverage in accordance with the terms of the Merger Agreement. For more information, see the sections entitled “The Merger  —  Interests of EFC’s Directors and Executive Officers in the Merger” beginning on page 93 and “The Merger  —  Interests of Arlington’s Directors and Executive Officers in the Merger” beginning on page 87.
Completion of the Merger may trigger change in control or other provisions in certain agreements to which Arlington is a party.
The completion of the Merger may trigger change in control or other provisions in certain agreements to which Arlington is a party. If EFC and Arlington are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages. Even if EFC and Arlington are able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to Arlington.
An adverse judgment in any litigation challenging the Merger or the Great Ajax merger may prevent the Merger or the Great Ajax merger, respectively, from becoming effective or from becoming effective within the expected timeframe.
It is possible that EFC stockholders or Arlington shareholders may file lawsuits challenging the Merger or the other transactions contemplated by the Merger Agreement, which may name EFC, Arlington, the EFC Board and/or the Arlington Board as defendants. In addition, EFC stockholders or Great Ajax stockholders may file lawsuits challenging the Great Ajax merger or the other transactions contemplated by the Great Ajax merger agreement, which may name EFC, the EFC Board and/or other parties as defendants. The outcome of such lawsuits cannot be assured, including the amount of costs associated with defending these claims or any other liabilities that may be incurred in connection with the litigation of these claims. If plaintiffs are successful in obtaining an injunction prohibiting the applicable parties from completing the Merger or the Great Ajax merger on the agreed-upon terms, such an injunction may delay the consummation of the Merger or the Great Ajax merger, as applicable, in the expected timeframe, or may prevent the

Merger or the Great Ajax merger, as applicable, from being consummated altogether. Whether or not any plaintiff’s claim is successful, this type of litigation may result in significant costs and divert management’s attention and resources, which could adversely affect the operation of EFC’s business and/or Arlington’s business.
If the Merger does not qualify as a reorganization, Arlington shareholders may recognize additional taxable gain.
The Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code, and it is a condition to the completion of the Merger that Arlington and EFC each receive an opinion from its respective tax counsel to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. Assuming that the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, U.S. holders of Arlington Common Stock will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount by which the sum of the fair market value of the shares of EFC Common Stock and cash (other than cash received in lieu of a fractional share of EFC Common Stock) received by such holder in exchange for its Arlington Common Stock (such cash including such holder’s share of the aggregate Per Share Cash Consideration) exceeds such holder’s adjusted basis in its shares of Arlington Common Stock and (ii) the amount of cash (other than the cash received in lieu of a fractional share of EFC Common Stock) received in exchange for its shares of Arlington Common Stock (such cash including such holder’s share of the aggregate Per Share Cash Consideration). U.S. holders of Arlington Preferred Stock are not expected to recognize any gain or loss on the exchange of their Arlington Preferred Stock for EFC Preferred Stock in the Merger. If the Merger were to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code, a U.S. holder would recognize gain or loss equal to the difference, if any, between (i) the sum of the fair market value of EFC Common Stock, Per Share Cash Consideration and cash in lieu of fractional shares of EFC Common Stock or the fair market value of EFC Preferred Stock, as applicable, received by the Arlington shareholder in the Merger and (ii) the Arlington shareholder’s adjusted tax basis in its Arlington Common Stock or Arlington Preferred Stock, respectively. See “Material U.S. Federal Income Tax Considerations — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 120.
The U.S. federal income tax treatment of the Per Share Cash Consideration is not entirely clear, and the position taken that the Per Share Cash Consideration is additional Merger consideration received by Arlington shareholders in exchange for their Arlington Common Stock might be challenged by the IRS.
With respect to the Per Share Cash Consideration, there is limited authority addressing the tax consequences of the receipt of consideration from a party other than the acquiror and, as a result, the tax consequences of the receipt of the Per Share Cash Consideration are not entirely clear. EFC, Merger Sub, EFC Manager, Arlington and the exchange agent intend to take the position that the Per Share Cash Consideration received by a holder of Arlington Common Stock is treated as additional Merger Consideration. As described above, assuming the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, and this treatment of the Per Share Cash Consideration is correct, U.S. holders of Arlington Common Stock will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount by which the sum of the fair market value of the shares of EFC Common Stock and cash (other than cash received in lieu of a fractional share of EFC Common Stock) received by such holder in exchange for its Arlington Common Stock (such cash including such holder’s share of the aggregate Per Share Cash Consideration) exceeds such holder’s adjusted basis in its shares of Arlington Common Stock and (ii) the amount of cash (other than the cash received in lieu of a fractional share of EFC Common Stock) received in exchange for its shares of Arlington Common Stock (such cash including such holder’s share of the aggregate Per Share Cash Consideration). It is possible, however, that the IRS could assert a contrary position that the Per Share Cash Consideration should be treated as taxable ordinary income and not as cash received in exchange for such holder’s Arlington Common Stock. If this position prevails, U.S. holders of Arlington Common Stock would not receive any offset against their basis in their shares of Arlington Common Stock with respect to the Per Share Cash Consideration and non-corporate U.S. holders would be taxable at the higher U.S. federal income tax rates applicable to ordinary income. Additionally, because of this potential characterization, notwithstanding the parties’ position, it is possible that applicable withholding agents may withhold tax at a rate of 30% on the Per Share Cash Consideration paid to non-U.S. holders (or a reduced rate under a tax treaty if applicable). In addition, the IRS could assert that the aggregate Per

Share Cash Consideration was income to EFC from EFC Manager (e.g., an inducement fee), followed by the payment of such Per Share Cash Consideration by EFC to holders of Arlington Common Stock. Such income would likely be non-qualifying income for purposes of both the REIT 75% and 95% gross income tests. If EFC did not meet one or more of the REIT gross income tests, then it could potentially either lose its REIT status or be required to pay a tax penalty to the IRS.
Risks Related to the Combined Company Following the Merger
Following the Merger, the Combined Company may be unable to realize the anticipated benefits of the Merger and the Great Ajax merger within the anticipated timeframe or at all.
The Merger involves the combination of two companies that currently operate as independent public companies. The Combined Company expects to benefit from certain operating expense efficiencies relating to the elimination of duplicative costs associated with supporting a public company platform and operating the businesses of EFC and Arlington and the spread of fixed costs across a larger equity base. EFC anticipates similar operating efficiencies and cost savings in connection with the proposed Great Ajax merger. The Combined Company will be required to devote significant management attention and resources to the integration of EFC’s, Arlington’s and, if the Great Ajax merger is completed, Great Ajax’s businesses. The potential difficulties the Combined Company may encounter in combining the companies include, but are not limited to, the following:
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the inability to successfully combine EFC’s, Arlington’s and, if the Great Ajax merger is completed, Great Ajax’s businesses in a manner that permits the Combined Company to achieve the expense efficiencies expected to result from the Merger and the Great Ajax merger, which would result in the anticipated benefits of the Merger and the Great Ajax merger not being realized in the timeframe currently anticipated or at all;

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the inability of the Combined Company to successfully redeploy any capital acquired in connection with the Merger and, if completed, the Great Ajax merger into EFC’s targeted asset classes at investment returns EFC expects or in the expected timetable;

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the complexities of combining two or, if the Great Ajax merger is completed, three companies with different histories and portfolio assets;

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potential unknown liabilities and unforeseen increased expenses, delays or conditions associated with the Merger and Great Ajax merger; and

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performance shortfalls as a result of the diversion of management’s attention caused by completing the Merger and Great Ajax merger and integrating the companies’ operations (including, if the Great Ajax merger is completed, the operations of Great Ajax).

For all these reasons, you should be aware that it is possible that the combination process could result in the distraction of the Combined Company’s management, the disruption of the Combined Company’s ongoing business or inconsistencies in its operations, services, standards, controls, policies and procedures, any of which could adversely affect the Combined Company’s ability to deliver investment returns to stockholders, to maintain relationships with its key stakeholders or to achieve the anticipated benefits of the Merger and Great Ajax merger, or could otherwise materially and adversely affect the Combined Company’s business and financial results.
Following the Merger, the Combined Company may not pay dividends at or above the rate currently paid by EFC.
Following the Merger, the Combined Company’s stockholders may not receive any dividends (or may not receive them at the same rate that EFC stockholders received dividends prior to the Merger) for various reasons, including the following:
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the Combined Company may not have enough cash to pay such dividends due to changes in its cash requirements, capital spending plans, cash flow or financial position;

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decisions on whether, when and in what amounts to make any future dividends will remain at all times entirely at the discretion of the Combined Company’s board of directors, which reserves the right to change its dividend practices at any time and for any reason;

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the ability of the Combined Company to declare and pay dividends on its common stock will be subject to the preferential rights of the EFC Preferred Stock and the preferential rights, if any, of holders of any other class or series of the Combined Company’s capital stock; and

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the amount of dividends that the Combined Company’s subsidiaries may distribute to the Combined Company may be subject to restrictions imposed by state law and restrictions imposed by the terms of any current or future indebtedness that these subsidiaries may incur.

The Combined Company’s common stockholders will have no contractual or other legal right to dividends that have not been authorized by its board of directors and declared by the Combined Company.
The Combined Company will have a significant amount of indebtedness and may need to incur more in the future.
The Combined Company will have substantial indebtedness following completion of the Merger. In addition, in connection with executing its business strategies following the Merger, the Combined Company expects to evaluate the possibility of investing in additional target assets and making other strategic investments, and it may elect to finance these endeavors by incurring additional indebtedness. The amount of such indebtedness could have material adverse consequences for the Combined Company, including:
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hindering its ability to adjust to changing market, industry or economic conditions;

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limiting its ability to access the capital markets to raise additional equity or refinance maturing debt on favorable terms or to fund acquisitions or emerging businesses;

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limiting the amount of cash flow available for future operations, acquisitions, dividends, stock repurchases or other uses;

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limiting its ability to deduct interest under Section 163(j) of the Code;

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making it more vulnerable to economic or industry downturns, including interest rate increases; and

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placing it at a competitive disadvantage compared to less leveraged competitors.

Moreover, the Combined Company may be required to raise substantial additional capital to execute its business strategy. The Combined Company’s ability to arrange additional financing will depend on, among other factors, its financial position and performance, as well as prevailing market conditions and other factors beyond its control. If the Combined Company is unable to obtain additional financing, its credit ratings could be adversely affected, which could raise its borrowing costs and limit its future access to capital and its ability to satisfy its obligations under its indebtedness.
The Combined Company is expected to incur substantial expenses related to the Merger.
EFC and Arlington have incurred substantial legal, accounting, financial advisory and other costs, and the management teams of EFC and Arlington have devoted considerable time and effort in connection with the Merger. EFC and Arlington may incur significant additional costs in connection with the completion of the Merger or in connection with any delay in completing the Merger or termination of the Merger Agreement, in addition to the other costs already incurred. If the Merger is not completed, EFC and Arlington will separately bear certain fees and expenses associated with the Merger without realizing the benefits of the Merger. If the Merger is completed, the fees and expenses may be significant and could have an adverse impact on the Combined Company’s results of operations.
Although EFC and Arlington have assumed that a certain level of transaction and integration expenses would be incurred, there are a number of factors beyond the control of either EFC or Arlington that could affect the total amount or the timing of the integration expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. As a result, the transaction and integration expenses associated with the Merger could, particularly in the near term, exceed the savings that the Combined Company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the integration of the businesses following the completion of the Merger.
In addition, EFC has incurred similar fees and transaction expenses in connection with the Great Ajax merger and expects to incur additional costs related to such transaction that are difficult to estimate accurately at this time. If the Great Ajax merger is not consummated, EFC (or, if the Merger is completed, the Combined Company) would bear certain transaction expenses associated with the Great Ajax merger without realizing the anticipated benefits of the Great Ajax merger. If the Great Ajax merger is completed, the transaction expenses and the costs related to the integration of Great Ajax could be substantial, have an adverse impact on EFC’s (or, if the Merger is completed, the Combined Company’s) results of operations and exceed, particularly in the near term, the cost savings EFC expects to achieve in connection with the Great Ajax merger.
The unaudited pro forma condensed combined financial information included elsewhere in this proxy statement/prospectus may not be representative of the Combined Company’s results after the Merger and, if completed, the Great Ajax merger, and accordingly, you have limited financial information on which to evaluate the Combined Company following the Merger.
The unaudited pro forma condensed combined financial information included elsewhere in this proxy statement/prospectus has been presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that actually would have occurred had the Merger and the Great Ajax merger been completed as of the date indicated, nor is it indicative of the future operating results or financial position of the Combined Company following the Merger and, if completed, the Great Ajax merger. The unaudited pro forma condensed combined financial information does not reflect future events that may occur after the Merger and, if completed, the Great Ajax merger. The unaudited pro forma condensed combined financial information presented elsewhere in this proxy statement/prospectus is based in part on certain assumptions regarding the Merger and the Great Ajax merger that EFC believes are reasonable under the circumstances. EFC and Arlington cannot assure you that the assumptions will prove to be accurate over time.
The Combined Company may incur adverse tax consequences if Arlington or Arlington’s subsidiary REIT failed to qualify as a REIT for U.S. federal income tax purposes.
Arlington has operated in a manner that it believes has allowed it to qualify as a REIT for U.S. federal income tax purposes under the Code and intends to continue to do so up to the time of the Merger and believes that the subsidiary REIT owned by it qualified as a REIT for U.S. federal income tax purposes through its liquidation on June 24, 2019 (such REIT, a “Subsidiary REIT”). Arlington has neither requested nor currently plans to request a ruling from the IRS that it qualifies, or that its Subsidiary REIT qualified, as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within the control of Arlington may affect its, or its Subsidiary REIT’s, ability to qualify as a REIT. In order to qualify as a REIT, Arlington must satisfy, and its Subsidiary REIT must have satisfied, a number of requirements, including requirements regarding the ownership of its stock and the composition of its gross income and assets. Also, a REIT must make distributions to stockholders aggregating annually to at least 90% of its net taxable income, excluding any net capital gains.
While Arlington believes that its Subsidiary REIT qualified as a REIT under the Code, Arlington joined its Subsidiary REIT in filing a “protective” TRS election under Section 856(l) of the Code for each taxable year in which it owned an interest in such Subsidiary REIT. EFC and Arlington cannot assure you that such “protective” TRS election would be effective to avoid adverse tax consequences if the Subsidiary REIT were to have failed to qualify as a REIT. Moreover, even if the “protective” election were to be effective, the Subsidiary REIT would be subject to regular corporate income tax for such taxable years. In addition, the dividends Arlington received from the Subsidiary REIT would not have qualified as good income for purposes of the 75% gross income test, and EFC and Arlington cannot assure you that Arlington would not have failed to satisfy the requirement that not more than 20% of the value of its total assets may be represented by the securities of one or more TRSs.

If Arlington has failed or fails (or its Subsidiary REIT failed) to qualify as a REIT and the Merger is completed, the Combined Company may inherit significant tax liabilities, because the Combined Company, as the successor by Merger to Arlington and its Subsidiary REIT, would be subject to any corporate income tax liabilities of Arlington and its Subsidiary REIT, including penalties and interest, attributable to the years prior to the Merger that Arlington or its Subsidiary REIT failed to qualify as a REIT.
EFC may not be able to complete the pending Great Ajax merger in a timely manner or at all, which could adversely affect EFC’s business.
Completion of the Great Ajax merger is subject to, among other things, the approval of Great Ajax stockholders and other closing conditions set forth in the Great Ajax merger agreement. It is possible that Great Ajax stockholder approval may not be received in a timely manner or at all, or that one or more other closing conditions may not be satisfied or, if not satisfied, that such conditions may not be waived in accordance with the terms of the Great Ajax merger agreement. The Great Ajax merger is a transaction separate and apart from the Merger and the completion of the Great Ajax merger is not a condition to the completion of the Merger, and the completion of the Merger is not a condition to the completion of the Great Ajax merger. Therefore, it is possible that the Merger will be consummated but the Great Ajax merger will not be consummated. If EFC is unable to complete the Great Ajax merger, EFC will not fully realize the anticipated benefits of the Great Ajax merger.
General Tax Risks
EFC’s failure to maintain its qualification as a REIT would subject it to U.S. federal, state and local income taxes, which could adversely affect the value of EFC Common Stock and would substantially reduce the cash available for distribution to EFC stockholders.
EFC elected to be treated as a REIT for U.S. federal income tax purposes commencing with its taxable year ended December 31, 2019. While EFC believes that it has operated and intends to continue to operate in a manner that will enable it to meet the requirements for taxation as a REIT commencing with its taxable year ended January 1, 2019, EFC cannot assure you that it will remain qualified as a REIT.
The U.S. federal income tax laws governing REITs are complex, and interpretations of the U.S. federal income tax laws governing qualification as a REIT are limited. Qualifying as a REIT requires EFC to meet various tests regarding the nature of its assets, its income and its earnings and profits, or “E&P” (calculated pursuant to Sections 316 and 857(d) of the Code and the regulations thereunder), the ownership of its outstanding stock, and the amount of its distributions on an ongoing basis. EFC’s ability to satisfy the asset tests depends upon the characterization and fair market values of its assets, some of which are not precisely determinable, and for which it may not obtain independent appraisals. EFC’s compliance with the REIT income and asset tests and the accuracy of its tax reporting to stockholders also depends upon its ability to successfully manage the calculation and composition of its gross and net taxable income, its E&P and its assets on an ongoing basis. Even a technical or inadvertent mistake could jeopardize EFC’s REIT status. In addition, EFC’s ability to satisfy the requirements to maintain its qualification as a REIT depends in part on the actions of third parties over which it has no control or only limited influence, including in cases where it owns an equity interest in an entity that is classified as a partnership for U.S. federal income tax purposes. Although EFC has operated and intends to continue to operate so as to maintain its qualification as a REIT, given the complex nature of the rules governing REITs, the ongoing importance of factual determinations, including the potential tax treatment of the investments its makes, and the possibility of future changes in its circumstances, no assurance can be given that its actual results of operations for any particular taxable year will satisfy such requirements.
EFC also owns a Subsidiary REIT that has elected to be taxed as a REIT under the U.S. federal income tax laws. EFC’s Subsidiary REIT is subject to the same REIT qualification requirements that are applicable to EFC. If EFC’s Subsidiary REIT were to fail to maintain its qualification as a REIT, then (i) that Subsidiary REIT would become subject to regular U.S. federal, state and local corporate income tax, (ii) EFC’s interest in such Subsidiary REIT would cease to be a qualifying asset for purposes of the REIT asset tests, and (iii) it is possible that EFC would fail certain of the REIT asset and/or income tests, in which event EFC also would fail to maintain its qualification as a REIT unless it could avail itself of certain relief provisions. While EFC believes that the Subsidiary REIT has qualified as a REIT under the Code, EFC has joined the Subsidiary REIT in filing a “protective” TRS election under Section 856(l) of the Code for each taxable year in which it has owned an interest in the Subsidiary REIT. EFC cannot assure you that such “protective” TRS election would be effective to avoid adverse consequences to it. Moreover, even if the “protective” election were to be effective, the Subsidiary REIT would be subject to regular corporate income tax, dividends EFC receives from the Subsidiary REIT would not qualify as good income for purposes of the 75% gross income test, and EFC cannot assure you that it would not fail to satisfy the requirement that not more than 20% of the value of its total assets may be represented by the securities of one or more TRSs. See “EFC’s ownership of and relationship with its TRSs will be limited, and a failure to comply with the limits would jeopardize its REIT status and may result in the application of a 100% excise tax,” below.
If EFC fails to maintain its qualification as a REIT in any calendar year, and does not qualify for certain statutory relief provisions, it would be required to pay U.S. federal income tax (and any applicable state and local taxes) on its taxable income at regular corporate rates, and dividends paid to its stockholders would not be deductible by it in computing its taxable income (although such dividends received by certain non-corporate U.S. taxpayers generally would be subject to a preferential rate of taxation). Further, if EFC fails to maintain its qualification as a REIT, it might need to borrow money or sell assets in order to pay any resulting tax. EFC’s payment of income tax would decrease the amount of its income available for distribution to its stockholders. Furthermore, if EFC fails to maintain its qualification as a REIT, it no longer would be required under U.S. federal tax laws to distribute substantially all of its REIT taxable income to its stockholders. Unless EFC’s failure to maintain its qualification as a REIT was subject to relief under the U.S. federal tax laws, EFC could not re-elect to qualify as a REIT until the fifth calendar year following the year in which it failed to qualify.
Complying with REIT requirements may cause EFC to forego or liquidate otherwise attractive investments.
To qualify as a REIT, EFC must continually satisfy various tests regarding the sources of its income, the nature and diversification of its assets, the amounts it distributes to its stockholders and the ownership of its shares. In order to meet these tests, EFC may be required to forego investments it might otherwise make. Thus, EFC may choose not to make certain types of investments that it made in prior years or pursue certain strategies that it pursued in prior years, which could include certain hedges that would otherwise reduce certain investment risks, or it could make such investments or pursue such strategies in a TRS. EFC’s domestic TRSs (including the Combined Company) will be subject to regular U.S. federal, state and local corporate income tax, which may reduce the cash available to be distributed to EFC’s stockholders.
As a REIT, EFC may be required to pay dividends to stockholders at disadvantageous times or when it does not have funds readily available for distribution, and may be unable to pursue investments that would be otherwise advantageous to it in order to satisfy the source of income or asset diversification requirements for qualifying as a REIT. Thus, compliance with the REIT requirements may hinder EFC’s investment performance.
In particular, EFC must ensure that at the end of each calendar quarter, it satisfies the REIT 75% asset test, which requires that at least 75% of the value of its total assets consist of cash, cash items, government securities and qualified REIT real estate assets, including RMBS. The remainder of its investments in securities (other than government securities, TRS securities and qualified REIT real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of its total assets (other than government securities, TRS securities and qualified REIT real estate assets) can consist of the securities of any one issuer, and no more than 20% of the value of its total assets can be represented by securities of one or more TRSs. EFC’s acquisition of Arlington into a TRS may affect EFC’s ability to maintain the value of its TRSs below 20% of its total assets. Generally, if EFC fails to comply with these requirements at the end of any calendar quarter, it must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing its REIT qualification and becoming subject to U.S. federal income tax and any applicable state and local taxes on all of its income.

In addition, EFC must also ensure that each taxable year it satisfies the REIT 75% and 95% gross income tests, which require that, in general, 75% of its gross income comes from certain real estate-related sources and 95% of its gross income consists of gross income that qualifies for the 75% gross income test or certain other passive income sources. As a result of the requirement that EFC satisfies both the REIT 75% asset test and the REIT 75% and 95% gross income tests, it may be required to liquidate from its portfolio otherwise attractive investments or contribute such investments to a TRS, in which event they would become subject to regular corporate U.S. federal, state and local taxes, assuming that the TRS is organized in the United States. These actions could have the effect of reducing EFC’s income and amounts available for distribution to its stockholders. Generally, if EFC fails to comply with these requirements at the end of any calendar year, it will lose its REIT qualification and may be subject to U.S. federal income tax and any applicable state and local taxes on all of its income.
Failure to make required distributions would subject EFC to tax, which would reduce the cash available for distribution to its stockholders.
To qualify as a REIT, EFC must distribute to its stockholders each calendar year at least 90% of its REIT taxable income (including certain items of non-cash income), determined excluding any net capital gains and without regard to the deduction for dividends paid. Distributions of EFC’s taxable income must generally occur in the taxable year to which they relate, or in the following taxable year if declared before EFC timely files its tax return for the year and if paid with or before the first regular dividend payment after such declaration. To the extent that EFC satisfies the 90% distribution requirement, but distributes less than 100% of its taxable income, it will be subject to U.S. federal corporate income tax on its undistributed income. In addition, EFC will incur a 4% nondeductible excise tax on the amount, if any, by which its distributions in any calendar year (subject to specific timing rules for certain dividends paid in January) are less than the sum of:
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85% of its REIT ordinary income for that year;

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95% of its REIT capital gain net income for that year; and

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any undistributed taxable income from prior years.

EFC intends to distribute its taxable income to its stockholders in a manner intended to satisfy the 90% distribution requirement and to avoid the corporate income tax. These distributions will limit its ability to retain earnings and thereby replenish or increase capital from operations. However, there is no requirement that TRSs distribute their after-tax net income to their parent REIT.
EFC’s taxable income may substantially exceed its net income as determined based on GAAP, because, for example, realized capital losses will be deducted in determining its GAAP net income, but may not be deductible in computing its taxable income. The EFC Operating Partnership and certain of its subsidiaries have made an election under Section 475(f) of the Code to mark their securities to market, which may cause EFC to recognize taxable gains for a taxable year with respect to such securities without the receipt of any cash corresponding to such gains. Additionally, E&P in EFC’s foreign TRSs are taxable to EFC, regardless of whether such earnings are distributed. Losses in EFC’s TRSs (including net operating loss and net capital loss carryforwards obtained by Merger Sub in the Merger) will not reduce EFC’s taxable income, and will generally not provide any tax benefit to EFC, except for being carried forward against future TRS taxable income in the case of a domestic TRS. EFC’s domestic TRSs may also have taxable income on which U.S. federal income tax is due even if EFC is in a loss position. Also, EFC’s ability, or the ability of its subsidiaries, to deduct interest may be limited under Section 163(j) of the Code. In addition, EFC may invest in assets that generate taxable income in excess of economic income or in advance of the corresponding cash flow from the assets, or EFC may modify assets in a way that produces taxable income prior to or in excess of economic income. As a result of the foregoing, EFC may generate less cash flow than taxable income in a particular year. To the extent that EFC generates such non-cash taxable income in a taxable year or has limitations on its deductions, it may incur corporate income tax and the 4% nondeductible excise tax on that income if it does not distribute such income to stockholders in that year. In that event, EFC may be required to use cash reserves, incur debt, sell assets, make taxable distributions of its shares or debt securities or liquidate non-cash assets at rates, at terms or at times that it regards as unfavorable, in order to satisfy the distribution requirement and to avoid corporate income tax and the 4% nondeductible excise tax in that year.

Determination of EFC’s REIT taxable income involves the application of highly technical and complex Code provisions for which only limited judicial and administrative authorities exist. If the IRS disagrees with EFC’s determination, it could affect its satisfaction of the distribution requirement. Under certain circumstances, EFC may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to its stockholders in a later year. EFC may include such deficiency dividends in its deduction for dividends paid for the earlier year. Although EFC may be able to avoid income tax on amounts distributed as deficiency dividends, it will be required to pay interest and a penalty to the IRS based upon the amount of any deduction it takes for deficiency dividends.
Even if EFC qualifies as a REIT, it may face other tax liabilities that reduce its cash flows.
Even if EFC qualifies for taxation as a REIT, it may be subject to certain U.S. federal, state and local taxes on its income and assets, including taxes on any undistributed income, tax on income from some activities conducted as a result of a foreclosure, and state or local income, property and transfer taxes. In addition, its domestic TRSs will be subject to regular corporate U.S. federal, state and local taxes. Any of these taxes would decrease cash available for distributions to stockholders.
The failure of MBS subject to a repurchase agreement to qualify as real estate assets would adversely affect EFC’s ability to maintain its qualification as a REIT.
EFC has entered into repurchase agreements under which it nominally sells certain of its MBS to a counterparty and simultaneously enters into an agreement to repurchase the sold assets. EFC believes that, for U.S. federal income tax purposes, these transactions will be treated as secured debt and it will be treated as the tax owner of the MBS that are the subject of any such repurchase agreement, notwithstanding that such agreements may transfer record ownership of such assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could successfully assert that EFC does not own the MBS during the term of the repurchase agreement, in which case it could fail to maintain its qualification as a REIT.
Uncertainty exists with respect to the treatment of EFC’s TBAs for purposes of the REIT asset and income tests.
EFC purchases and sells Agency RMBS (as defined below) through TBAs (as defined below) and recognizes income or gains from the disposition of those TBAs, through dollar roll transactions or otherwise, and may continue to do so in the future. While there is no direct authority with respect to the qualification of TBAs as real estate assets or U.S. Government securities for purposes of the REIT 75% asset test or the qualification of income or gains from dispositions of TBAs as gains from the sale of real property or other qualifying income for purposes of the REIT 75% gross income test, EFC treats the GAAP value of its TBAs under which it contracts to purchase to-be-announced Agency RMBS (“long TBAs”) as qualifying assets for purposes of the REIT 75% asset test, and its treats income and gains from its long TBAs as qualifying income for purposes of the REIT 75% gross income test, based on an opinion of Hunton Andrews Kurth LLP substantially to the effect that (i) for purposes of the REIT asset tests, its ownership of a long TBA should be treated as ownership of real estate assets, and (ii) for purposes of the REIT 75% gross income test, any gain recognized by it in connection with the settlement of its long TBAs should be treated as gain from the sale or disposition of an interest in mortgages on real property. Opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not successfully challenge the conclusions set forth in such opinions. In addition, it must be emphasized that the opinion of counsel is based on various assumptions relating to EFC’s TBAs and is conditioned upon fact-based representations and covenants made by EFC’s management regarding its TBAs. No assurance can be given that the IRS would not assert that such assets or income are not qualifying assets or income. If the IRS were to successfully challenge the opinion of counsel, EFC could be subject to a penalty tax or it could fail to remain qualified as a REIT if a sufficient portion of its assets consists of TBAs or a sufficient portion of its income consists of income or gains from the disposition of TBAs.
Complying with REIT requirements may limit EFC’s ability to hedge effectively.
The REIT provisions of the Code substantially limit EFC’s ability to hedge. Under these provisions, any income that EFC generates from transactions intended to hedge its interest rate or foreign currency risks will be excluded from gross income for purposes of the REIT 75% and 95% gross income tests if the instrument hedges (i) interest rate risk on liabilities incurred to carry or acquire real estate or (ii) risk of foreign currency fluctuations with respect to any item of income or gain that would be qualifying income under the REIT 75% or 95% gross income tests, and such instrument is properly identified under applicable U.S. Treasury Regulations (the “Treasury Regulations”). The requirements in the Treasury Regulations related to identifying hedging transactions are highly technical and complex for which only limited judicial and administrative authorities exist, and the IRS could disagree with and successfully challenge EFC’s treatment and identifications of such hedging transactions. Income from hedging transactions that are not properly identified or hedge different risks will generally constitute non-qualifying income for purposes of both the REIT 75% and 95% gross income tests and could cause EFC to fail to maintain its qualification as a REIT. EFC’s aggregate gross income from such transactions, along with other gross income that does not qualify for the 95% gross income test, cannot exceed 5% of its annual gross income. As a result, EFC might have to limit its use of advantageous hedging techniques, and it has implemented and may in the future implement certain hedges through a TRS. Any hedging income earned by a domestic TRS would be subject to U.S. federal, state and local income tax at regular corporate rates. This could increase the cost of EFC’s hedging activities or expose it to greater risks associated with interest rate changes or other changes than it would otherwise want to bear. In addition, losses in EFC’s TRSs will generally not provide any tax benefit, except for being carried forward against future TRS taxable income in the case of a domestic TRS. Even if the income from certain of EFC’s hedging transactions is excluded from gross income for purposes of the REIT 75% and 95% gross income tests, such income and any loss will be taken into account in determining its REIT taxable income and its distribution requirement. If the IRS disagrees with EFC’s calculation of the amount or timing of recognition of gain or loss with respect to its hedging transactions, including the impact of its elections under Section 475(f) of the Code and the treatment of hedging expense and losses under Section 163(j) of the Code and Treasury Regulation Section 1.446-4, its distribution requirement could increase, which could require that it correct any shortfall in distributions by paying deficiency dividends to its stockholders in a later year.
EFC’s ownership of and relationship with its TRSs will be limited, and a failure to comply with the limits would jeopardize its REIT status and may result in the application of a 100% excise tax.
A REIT may own up to 100% of the stock of one or more TRSs. A TRS may earn income that would not be qualifying income for purposes of the REIT 75% or 95% gross income tests if earned directly by the parent REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation (other than a REIT) of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 20% of the value of a REIT’s total assets may consist of stock or securities of one or more TRSs. Many of the investments that EFC made and activities it undertook prior to its REIT election have been contributed to or will be made in one of its TRSs, and certain of the historic Arlington assets will be held in a TRS; thus, EFC has held and will hold a significant portion of its assets through, and derive a significant portion of its taxable income and gains in, TRSs. While EFC intends to manage its affairs so as to satisfy the requirement that no more than 20% of the value of its total assets consists of stock or securities of TRSs, as well as the requirements that no more than 25% of the value of its total assets consist of stock or securities of its TRSs and other assets not qualifying for the 75% asset test and that dividends from its TRSs plus other non-qualifying gross income not exceed 25% of its total gross income, there can be no assurance that it will be able to do so in all market circumstances. Even if EFC is able to do so, compliance with these rules may reduce its flexibility in operating its business. In addition, the two rules may conflict with each other in that EFC’s ability to reduce the value of its TRSs below 20% of its total assets by causing a TRS to distribute a dividend to it may be limited by its need to comply with the REIT 75% gross income test, which requires that, in general, 75% of its gross income come from certain real estate-related sources (and TRS dividends are not qualifying income for such test). There can be no assurance that EFC will be able to comply with either or both of these tests in all market conditions. EFC’s inability to comply with both of these tests could have a material adverse effect on its business, financial condition, liquidity, results of operations, qualification as a REIT and ability to make distributions to its stockholders.
The TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis. EFC’s domestic TRSs will pay U.S. federal, state and local income tax on their taxable income (net of deductible interest expense) at regular corporate tax rates, and their after-tax net income will be available for distribution to EFC but is not required to be distributed to it. In certain circumstances, the ability to deduct interest expense by any TRS could be limited. In addition, losses in EFC’s domestic TRSs generally will not provide any tax benefit prior to liquidation, except for being carried forward against future TRS taxable income.
EFC generally structures its foreign TRSs with the intent that their income and operations will not be subject to U.S. federal, state and local income tax. For example, the Code and the Treasury Regulations promulgated thereunder specifically provide that a non-U.S. corporation is not engaged in a U.S. trade or business and therefore is not subject to U.S. federal income tax if it restricts its activities in the United States to trading in stock and securities (or any activity closely related thereto) for its own account irrespective of whether such trading (or such other activity) is conducted by such a non-U.S. corporation or its employees through a resident broker, commission agent, custodian or other agent. However, there is no assurance that EFC’s foreign TRSs will successfully operate so that they are not subject to U.S. federal, state and local income tax. If the IRS successfully challenged the tax treatment of EFC’s foreign TRSs, it would reduce the amount that those foreign TRSs would have available to distribute to EFC. E&P in EFC’s foreign TRSs, including gains from securities marked to market for tax purposes, are taxable to EFC, and are not qualifying income for the purposes of the REIT 75% gross income test, regardless of whether such earnings are distributed to EFC. In addition, losses in EFC’s foreign TRSs generally will not provide any tax benefit prior to liquidation.
EFC intends to monitor the value of and the income from its respective investments in its domestic and foreign TRSs for the purpose of ensuring compliance with TRS ownership limitations and the REIT 75% gross income test. In addition, EFC will review all of its transactions with its TRSs to ensure that they are entered into on arm’s-length terms to avoid incurring the 100% excise tax described above. There can be no assurance, however, that EFC will be able to comply with the 20% limitation, the REIT 75% gross income test or avoid application of the 100% excise tax discussed above.
EFC’s ownership limitation may restrict change of control or business combination opportunities in which its stockholders might receive a premium for their EFC Common Stock.
In order for EFC to maintain its qualification as a REIT, no more than 50% in value of its outstanding shares may be owned, directly or indirectly, by five or fewer individuals during the last half of any calendar year. “Individuals” for this purpose include natural persons, private foundations, some employee benefit plans and trusts, and some charitable trusts. In order to help EFC qualify as a REIT, among other purposes, its certificate of incorporation provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8%, in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of EFC’s capital stock.
The ownership limitation and other restrictions could have the effect of discouraging a takeover or other transaction in which holders of EFC Common Stock might receive a premium for their EFC Common Stock over the then-prevailing market price or which holders might believe to be otherwise in their best interests.
Dividends payable by REITs do not qualify for the reduced tax rates available for “qualified dividend income.”
Qualified dividend income payable to U.S. investors that are individuals, trusts, and estates is subject to the reduced maximum tax rate applicable to long-term capital gains. Common and preferred dividends payable by REITs, however, generally are not eligible for the reduced rates on qualified dividend income. Rather, for taxable years beginning prior to January 1, 2026, non-corporate taxpayers may deduct up to 20% of certain pass-through business income, including “qualified REIT dividends” (generally, dividends received by a REIT stockholder that are not designated as capital gain dividends or qualified dividend income), subject to certain limitations. To qualify for this deduction, the shareholder receiving such dividend must hold the dividend-paying REIT shares for at least 46 days (taking into account certain special holding period rules) of the 91-day period beginning 45 days before the shares become ex-dividend, and cannot be under an obligation to make related payments with respect to a position in substantially similar or related property. However, even if a domestic stockholder qualifies for this deduction, the effective rate for such REIT dividends still remains higher than the top marginal rate applicable to “qualified dividend income” received by U.S. individuals. Although the reduced U.S. federal income tax rate applicable to qualified dividend income does not adversely affect the taxation of REITs or dividends payable by REITs, the more favorable rates applicable to regular corporate qualified dividends and the reduction in the corporate tax rate could cause investors who are taxed at individual rates and regulated investment companies to perceive investments in the stocks of REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends treated as qualified dividend income, which could adversely affect the value of the stock of REITs, including EFC’s common stock.
EFC may be subject to adverse legislative or regulatory tax changes that could reduce the market price of EFC Common Stock.
At any time, the U.S. federal income tax laws or regulations governing REITs or the administrative interpretations of those laws or regulations may be amended. EFC cannot predict when or if any new U.S. federal income tax law, regulation or administrative interpretation, or any amendment to any existing U.S. federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective and any such law, regulation or interpretation may take effect retroactively. Changes to the tax laws, with or without retroactive application, could significantly and negatively affect EFC or its stockholders. Several recent proposals have been made that would make substantial changes to the U.S. federal income tax laws. EFC cannot predict the long-term effect of any future changes on REITs or assure its stockholders that any such changes will not adversely affect the taxation of a stockholder. EFC and its stockholders could be adversely affected by any such change in, or any new, U.S. federal income tax law, regulation or administrative interpretation.
EFC’s recognition of “phantom” income may reduce a stockholder’s after-tax return on an investment in EFC stock.
EFC may recognize phantom income, which is taxable income in excess of its economic income, in the earlier years that EFC holds certain investments or in the year that it modifies certain loan investments, and EFC may only experience an offsetting excess of economic income over its taxable income in later years, if at all. As a result, stockholders at times may be required to pay U.S. federal income tax on distributions taxable as dividends that economically represent a return of capital rather than a dividend. Taking into account the time value of money, this acceleration or increase of U.S. federal income tax liabilities may reduce a stockholder’s after-tax return on his or her investment to an amount less than the after-tax return on an investment with an identical before-tax rate of return that did not generate phantom income.
Liquidation of EFC’s assets may jeopardize its REIT qualification or may be subject to a 100% tax.
To maintain its qualification as a REIT, EFC must comply with requirements regarding its assets and its sources of income. If EFC is compelled to liquidate its assets to repay obligations to its lenders or for other reasons, it may be unable to comply with these requirements, thereby jeopardizing its qualification as a REIT, or it may be subject to a 100% tax on any resultant gain if it sells assets that are treated as inventory or property held primarily for sale to customers in the ordinary course of business.
The tax on prohibited transactions will limit EFC’s ability to engage in transactions, including certain methods of securitizing MBS, that would be treated as sales of dealer property for U.S. federal income tax purposes.
A REIT’s net income from prohibited transactions is subject to a 100% tax with no offset for losses. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, but including mortgage loans, held primarily for sale to customers in the ordinary course of business. EFC might be subject to this tax if it disposes of or securitizes mortgage loans or MBS in a manner that was treated as dealer activity for U.S. federal income tax purposes. Therefore, in order to avoid the prohibited transactions tax, EFC may choose not to engage in certain sales or securitization structures, even though the transactions might otherwise be beneficial to it. Alternatively, in order to avoid the prohibited transactions tax, EFC may choose to implement certain transactions through a TRS, including by contributing or selling the assets to a TRS.

Although EFC expects to avoid the prohibited transactions tax by conducting the sale of property that may be characterized as dealer property through a TRS, such TRS will be subject to U.S. federal, state and local corporate income tax and may incur a significant tax liability as a result of those sales conducted through the TRS. No assurance can be given that any property that EFC sells will not be treated as property held for sale to customers, or that EFC can satisfy certain safe-harbor provisions of the Code that would prevent such treatment. Moreover, no assurance can be given that the IRS will respect the transaction by which property that may be characterized as dealer property is contributed to the TRS. If any property sold is treated as property held for sale to customers or if the contribution of property is not respected, then EFC may be treated as having engaged in a prohibited transaction, and its net income therefrom would be subject to a 100% tax.
The EFC Operating Partnership and certain other subsidiaries have made a mark-to-market election under Section 475(f) of the Code. If the IRS challenges their application of that election, it may jeopardize EFC’s REIT qualification.
The EFC Operating Partnership, EFC’s subsidiary REIT and certain other subsidiaries of EFC have made elections under Section 475(f) of the Code to mark their securities to market. There are limited authorities under Section 475(f) of the Code as to what constitutes a trader for U.S. federal income tax purposes. Under other sections of the Code, the status of a trader in securities depends on all of the facts and circumstances, including the nature of the income derived from the taxpayer’s activities, the frequency, extent and regularity of the taxpayer’s securities transactions, and the taxpayer’s investment intent. There can be no assurance that the EFC Operating Partnership and these subsidiaries will continue to qualify as a trader in securities eligible to make the mark-to-market election. EFC has not received, nor is it seeking, an opinion from counsel or a ruling from the IRS regarding its or its subsidiaries’ qualification as a trader. If the qualification for, or EFC’s application of, the mark-to-market election were successfully challenged by the IRS, in whole or in part, it could, depending on the circumstances, result in retroactive (or prospective) changes in the amount or timing of gross income EFC recognizes. Furthermore, the law is unclear as to the treatment of mark-to-market gains and losses under the various REIT tax rules, including, among others, the prohibited transaction and qualified liability hedging rules. While there is limited analogous authority, EFC treats any mark-to-market gains as qualifying income for purposes of the 75% gross income test to the extent that the gain is recognized with respect to a qualifying real estate asset, based on an opinion of Hunton Andrews Kurth LLP substantially to the effect that any such gains recognized with respect to assets that would produce qualifying income for purposes of the 75% and/or 95% gross income test, as applicable, if they were actually sold should be treated as qualifying income to the same extent for purposes of the 75% and/or 95% gross income test, as applicable, and any such gains should not be subject to the prohibited transaction tax. If the IRS were to successfully treat EFC’s mark-to-market gains as subject to the prohibited transaction tax or to successfully challenge the treatment or timing of recognition of its mark-to-market gains or losses with respect to its qualified liability hedges, it could owe material U.S. federal income or penalty tax or, in some circumstances, even fail to maintain its qualification as a REIT. Finally, mark-to-market gains and losses could cause volatility in the amount of EFC’s taxable income. For instance, the mark-to-market election could generate losses in one taxable year that EFC is unable to use to offset taxable income, followed by mark-to-market gains in a subsequent taxable year that force it to make additional distributions to its stockholders. Hence, the mark-to-market gains and losses could cause EFC to distribute more dividends to its stockholders in a particular period than would otherwise be desirable from a business perspective.
The interest apportionment rules may affect EFC’s ability to comply with the REIT asset and gross income tests.
Most of the distressed mortgage loans that EFC has acquired were acquired by it at a discount from their outstanding principal amount, because its pricing was generally based on the value of the underlying real estate that secures those mortgage loans. Treasury Regulations Section 1.856-5(c) (the “interest apportionment regulation”) provides that if a mortgage is secured by both real property and other property, a REIT is required to apportion its annual interest income to the real property security based on a fraction, the numerator of which is the value of the real property securing the loan, determined when the REIT commits to acquire the loan, and the denominator of which is the highest “principal amount” of the loan during the year. If a mortgage is secured by both real property and personal property and the value of the personal property does not exceed 15% of the aggregate value of the property securing the mortgage, the mortgage is treated as secured solely by real property for this purpose. Revenue Procedure 2014-51 interprets the

“principal amount” of the loan to be the face amount of the loan, despite the Code requiring taxpayers to treat any market discount, that is the difference between the purchase price of the loan and its face amount, for all purposes (other than certain withholding and information reporting purposes) as interest rather than principal.
The interest apportionment regulation applies only if the debt in question is secured both by real property and personal property. EFC believes that most of the mortgage loans that it acquired at a discount under the circumstances contemplated by Revenue Procedure 2014-51 are secured only by real property (including mortgage loans secured by both real property and personal property where the value of the personal property does not exceed 15% of the aggregate value of the property securing the mortgage). Accordingly, EFC believes that the interest apportionment regulation generally does not apply to its loans.
Nevertheless, if the IRS were to assert successfully that such mortgage loans were secured by property other than real estate, that the interest apportionment regulation applied for purposes of EFC’s REIT testing, and that the position taken in Revenue Procedure 2014-51 should be applied to its portfolio, then depending upon the value of the real property securing its loans and their face amount, and the sources of its gross income generally, EFC might not be able to satisfy the REIT 75% gross income test, and possibly the asset tests applicable to REITs. If EFC did not meet these tests, it could potentially either lose its REIT status or be required to pay a tax penalty to the IRS. With respect to the REIT 75% asset test, Revenue Procedure 2014-51 provides a safe harbor under which the IRS will not challenge a REIT’s treatment of a loan as being a real estate asset in an amount equal to the lesser of (1) the greater of (a) the current value of the real property securing the loan or (b) the fair market value of the real property securing the loan determined as of the date the REIT committed to acquire the loan or (2) the fair market value of the loan on the date of the relevant quarterly REIT asset testing date. This safe harbor, if it applied to EFC, would help it comply with the REIT asset tests following the acquisition of distressed debt if the value of the real property securing the loan were to subsequently decline. If EFC did not meet one or more of the REIT asset tests, then it could potentially either lose its REIT status or be required to pay a tax penalty to the IRS.
Generally, EFC’s investments in residential transition loans, or “RTLs,” and occasionally, its investments in small balance commercial mortgage loans, or “SBCs,” will require it to make estimates about the fair value of land improvements that may be challenged by the IRS.
Generally, EFC’s investments in RTLs, and occasionally its investments in SBCs, are short term loans secured by a mortgage on real estate assets where the proceeds of the loan will be used, in part, to renovate the property. The interest from these investments will be qualifying income for purposes of the REIT income tests, provided that the loan value of the real property securing the investment is equal to or greater than the highest outstanding principal amount of the loan during any taxable year. Under the REIT provisions, where improvements will be constructed with the proceeds of the loan, the loan value of the real property is the fair value of the land and existing real property improvements plus the reasonably estimated cost of the improvements or developments (other than personal property) that will secure the loan and that are to be constructed from the proceeds of the loan. There can be no assurance that the IRS would not challenge EFC’s estimate of the loan value of the real property.
The failure of a mezzanine loan or similar debt to qualify as a real estate asset could adversely affect EFC’s ability to maintain its qualification as a REIT.
EFC may invest in mezzanine loans or similar debt. The IRS has provided a safe harbor for mezzanine loans but not rules of substantive law. Pursuant to the safe harbor, if a mezzanine loan meets certain requirements, it will be treated by the IRS as a real estate asset for purposes of the REIT asset tests, and interest derived from the mezzanine loan will be treated as qualifying income for purposes of the REIT 75% gross income test. EFC may acquire mezzanine loans or similar debt that meet most but do not meet all of the requirements of this safe harbor, and it may treat such loans as real estate assets for purposes of the REIT asset and income tests. In the event that EFC owns a mezzanine loan or similar debt that does not meet the safe harbor, the IRS could challenge such loan’s treatment as a real estate asset for purposes of the REIT asset and income tests and, if such a challenge were sustained, EFC could fail to maintain its qualification as a REIT.

EFC’s qualification as a REIT and exemption from U.S. federal income tax with respect to certain assets may be dependent on the accuracy of legal opinions or advice rendered or given or statements by the issuers of assets that its acquires, and the inaccuracy of any such opinions, advice or statements may adversely affect EFC’s REIT qualification and result in significant corporate-level tax.
When purchasing securities, EFC may rely on opinions or advice of counsel for the issuer of such securities, or statements made in related offering documents, for purposes of determining whether such securities represent debt or equity securities for U.S. federal income tax purposes, the value of such securities, and also to what extent those securities constitute qualified real estate assets for purposes of the REIT asset tests and produce income which qualifies under the REIT 75% gross income test. The inaccuracy of any such opinions, advice or statements may adversely affect EFC’s REIT qualification and result in significant corporate-level tax. Additionally, counsel is generally under no obligation to update any such opinions after they are issued. Hence, subsequent changes to the purchased securities or in the applicable law may cause such opinions to become inaccurate or outdated despite being accurate when issued and may also adversely affect EFC’s REIT qualification and result in significant corporate-level tax.
The failure of excess MSRs held by EFC to qualify as real estate assets, or the failure of the income from excess MSRs to qualify as interest from mortgages, could adversely affect EFC’s ability to qualify as a REIT.
Following the Merger, EFC expects to hold excess MSRs through the EFC Operating Partnership. In certain private letter rulings, the IRS ruled that excess MSRs meeting certain requirements would be treated as an interest in mortgages on real property and thus a real estate asset for purposes of the 75% REIT asset test, and interest received by a REIT from such excess MSRs will be considered interest on obligations secured by mortgages on real property for purposes of the 75% gross income test. A private letter ruling may be relied upon only by the taxpayer to whom it is issued, and the IRS may revoke a private letter ruling. Consistent with the analysis adopted by the IRS in such private letter rulings and based on advice of counsel, EFC intends to treat any excess MSRs that meet the requirements provided in the private letter rulings as qualifying assets for purposes of the 75% gross asset test, and it intends to treat income from such excess MSRs as qualifying income for purposes of the 75% and 95% gross income tests. Notwithstanding the IRS’s determination in the private letter rulings described above, it is possible that the IRS could successfully assert that any excess MSRs that EFC holds do not qualify for purposes of the 75% REIT asset test and income from such MSRs does not qualify for purposes of the 75% and/or 95% gross income tests, which could cause EFC to be subject to a penalty tax and could adversely impact its ability to qualify as a REIT.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus and the annexes to this proxy statement/prospectus contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Exchange Act.
These forward-looking statements are predictions and generally can be identified by use of statements that include phrases such as “may,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “target,” “goal,” “plan,” “should,” “will,” “predict,” “potential,” “likely” or other words, phrases or expressions of similar import, or the negative or other words or expressions of similar meaning, and statements regarding the benefits of the Merger or the other transactions contemplated by the Merger Agreement or the future financial condition, results of operations and business of EFC, Arlington or the Combined Company. Without limiting the generality of the preceding sentence, certain information contained in the sections “The Merger — Background of the Merger,” “The Merger — Recommendation of the Arlington Board and Its Reasons for the Merger,” “The Merger — The EFC Board’s Reasons for the Merger,” “The Merger — Certain EFC Unaudited Prospective Financial Information” and “The Merger — Certain Arlington Unaudited Prospective Financial Information” constitute forward-looking statements.
EFC and Arlington base these forward-looking statements on particular assumptions that they have made in light of their industry experience, as well as their perception of historical trends, current conditions, expected future developments and other factors that they believe are appropriate under the circumstances. The forward-looking statements are necessarily estimates reflecting the judgment of EFC’s and Arlington’s respective management and involve a number of known and unknown risks, uncertainties and other factors which may cause actual results, performance, or achievements of EFC, Arlington or the Combined Company to be materially different from those expressed or implied by the forward-looking statements. In addition to other factors and matters contained in this proxy statement/prospectus, including those disclosed under “Risk Factors” beginning on page 30, these forward-looking statements are subject to risks, uncertainties and other factors, including, among others:
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the ability of Arlington to obtain the required shareholder approval to consummate the Merger;

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the satisfaction or waiver of other conditions in the Merger Agreement;

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the risk that the Merger or the other transactions contemplated by the Merger Agreement or that the Great Ajax merger or the other transactions contemplated by the Great Ajax merger agreement may not be completed in the time frame expected or at all;

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the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement or Great Ajax merger agreement and that a termination of the Merger Agreement under certain circumstances could require Arlington to pay EFC a termination fee, as described under “The Merger Agreement — Termination Fee and Expenses” beginning on page 117;

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the ability of EFC to successfully integrate Arlington and Great Ajax and implement the operating strategy of each company;

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risks related to the disruption of management’s attention from ongoing business operations due to the proposed Merger and proposed Great Ajax merger;

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the outcome of litigation, including any legal proceedings that may be instituted against EFC, Arlington or others related to the Merger Agreement or Great Ajax merger agreement;

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changes in interest rates or the market value of EFC’s, Arlington’s or Great Ajax’s investments;

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market volatility;

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changes in mortgage default rates and prepayment rates;

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increased rates of default and/or decreased recovery rates on EFC’s, Arlington’s or Great Ajax’s assets;

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the availability and terms of financing;

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regulatory proceedings or inquiries;

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changes in government regulations affecting the business of EFC, Arlington or Great Ajax;

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the ability of EFC and Arlington to maintain their exclusion from registration under the Investment Company Act;

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the ability of EFC and Arlington (through the effective time of the Merger) to maintain their qualifications as REITs;

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changes in market conditions and economic trends, such as changes to fiscal or monetary policy, heightened inflation, slower growth or recession, and currency fluctuations; and

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other risks detailed in the “Risk Factors” section of this proxy statement/prospectus and/or in filings made by each of EFC and Arlington with the SEC, including the Annual Report on Form 10-K for the year ended December 31, 2022, and other reports filed by EFC with the SEC and incorporated herein by reference, and the Annual Report on Form 10-K for the year ended December 31, 2022, as amended, and other reports filed by Arlington with the SEC and incorporated herein by reference. See also “Where You Can Find More Information and Incorporation by Reference” on page 210 of this proxy statement/prospectus.

Although EFC and Arlington believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements included in this proxy statement/prospectus will prove to be accurate. As you read and consider the information in this proxy statement/prospectus, you are cautioned to not place undue reliance on these forward-looking statements. These statements are not guarantees of performance or results and speak only as of the date of this proxy statement/prospectus, in the case of forward-looking statements contained in this proxy statement/prospectus, or the dates of the documents incorporated by reference or attached as annexes to this proxy statement/prospectus, in the case of forward-looking statements made in those documents. Neither EFC nor Arlington undertakes any obligation to update or revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information or developments, future events or otherwise, and each expressly disclaims any obligation to do so, except as required by law.
In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by EFC, Arlington or any other person that the results or conditions described in such statements or the objectives and plans of EFC or Arlington will be achieved. In addition, EFC’s and Arlington’s qualifications as REITs involve the application of highly technical and complex provisions of the Code.
All forward-looking statements, expressed or implied, included in this proxy statement/prospectus are expressly qualified in their entirety by this cautionary statement and the factors discussed under the heading “Risk Factors” herein. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that EFC, Arlington or persons acting on their behalf may issue.

THE COMPANIES
Ellington Financial Inc.
Ellington Financial Inc.
53 Forest Avenue
Old Greenwich, Connecticut 06870
(203) 698-1200
EFC is a Delaware corporation that acquires and manages mortgage-related, consumer-related, corporate-related and other financial assets, through investments primarily in securities and loans. EFC’s primary objective is to generate attractive, risk-adjusted total returns for its stockholders by making investments that EFC believes compensate it appropriately for the risks associated with such investments. EFC’s targeted asset classes include residential and commercial mortgage loans, reverse mortgage loans, residential and commercial mortgage-backed securities, consumer loans and asset-backed securities backed by consumer loans, collateralized loan obligations, mortgage-related and non-mortgage-related derivatives, debt and equity investments in loan origination companies, and other strategic investments.
EFC was formed as a Delaware limited liability company in July 2007, commenced operations in August 2007 and completed its conversion to a Delaware corporation on March 1, 2019. EFC elected to be treated as a REIT for U.S. federal income tax purposes commencing with its taxable year ended December 31, 2019. EFC believes that, commencing with such taxable year, it has been organized and operated in a manner so as to remain qualified as a REIT under the U.S. federal income tax laws, and it intends to continue to operate in such a manner. All of EFC’s operations and business activities are conducted through the EFC Operating Partnership. EFC has control of the EFC Operating Partnership and intends to operate the EFC Operating Partnership in a manner consistent with the requirements for EFC’s qualification as a REIT. In general, as a REIT, EFC is not subject to U.S. federal income tax on its REIT taxable income that it distributes to its stockholders. However, EFC’s TRSs are subject to U.S. federal, state and local income taxes. EFC also operates its business in a manner that permits it to maintain an exclusion from registration under the Investment Company Act.
EFC is externally managed and advised by EFC Manager pursuant to the EFC Management Agreement. EFC Manager is responsible for administering EFC’s business activities and day-to-day operations in conformity with the policies and investment guidelines that are approved and monitored by the EFC Board. Pursuant to a services agreement between EFC Manager and EMG, EFC Manager relies on the resources of EMG to support EFC’s operations. EMG is an investment management firm and registered investment advisor with a 28-year history of investing in a broad spectrum of mortgage-backed securities and related derivatives.
EFC Common Stock is traded on the NYSE under the symbol “EFC.” EFC’s website is www.ellingtonfinancial.com.
EFC’s principal executive offices are located at 53 Forest Avenue, Old Greenwich, Connecticut 06870, and its telephone number is (203) 698-1200.
EF Merger Sub Inc.
EF Merger Sub Inc.
53 Forest Avenue
Old Greenwich, Connecticut 06870
(203) 698-1200
Merger Sub is a Virginia corporation that was formed on May 25, 2023, solely for the purpose of effecting the Merger, and has jointly elected with EFC to be treated as a TRS of EFC, effective as of its date of formation. Upon the Closing, the Merger will be consummated whereby Arlington will be merged with and into Merger Sub, with Merger Sub continuing as the surviving corporation of the Merger. Merger Sub has not conducted any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.

Arlington Asset Investment Corp.
Arlington Asset Investment Corp.
6862 Elm Street, Suite 320
McLean, Virginia 22101
(703) 373-0200
Arlington is an investment firm that focuses primarily on investing in mortgage related assets. Arlington’s capital is currently allocated between the following asset classes: (i) MSR-related assets, which represent investments for which the return is based on the economic performance of a pool of specific MSRs; (ii) credit investments, which generally include investments in mortgage loans secured by either residential or commercial real property or mortgage-backed securities collateralized by residential or commercial mortgage loans; and (iii) agency mortgage-backed securities, which consist of residential mortgage pass-through certificates for which the principal and interest payments are guaranteed by a U.S. government sponsored enterprise, such as Fannie Mae or Freddie Mac, or by an agency of the federal government, such as Ginnie Mae.
Arlington is a Virginia corporation that was incorporated on November 10, 1997. Arlington is internally managed and does not have an external investment advisor. Arlington has elected to be taxed as a REIT under the Code. As a REIT, Arlington generally is not subject to U.S. federal income taxes on taxable income Arlington distributes to its shareholders, so long as Arlington makes timely distributions sufficient to satisfy the annual distribution requirements. Arlington also operates its business in a manner that permits it to maintain an exclusion from registration under the Investment Company Act.
Arlington Common Stock is traded on the NYSE under the symbol “AAIC,” Arlington Series B Preferred Stock is traded on the NYSE under the symbol “AAIC PrB,” Arlington Series C Preferred Stock is traded on the NYSE under the symbol “AAIC PrC,” the Arlington 2025 Notes are traded on the NYSE under the symbol “AIC” and the Arlington 2026 Notes are traded on the NYSE under the symbol “AAIN.”
Arlington’s principal executive offices are located at 6862 Elm Street, Suite 320, McLean, Virginia 22101, and its telephone number is (703) 373-0200. Arlington’s website is www.arlingtonasset.com.
The Combined Businesses
Upon completion of the Merger, the Combined Company will remain a publicly traded corporation focused on acquiring and managing mortgage-related, consumer-related, corporate-related and other financial assets. The Combined Company will continue to be externally managed by EFC Manager.
Upon completion of the Merger, the Combined Company is expected to have a pro forma total stockholders’ equity capitalization of approximately $1,543.4 million, composed of $1,174.5 million of EFC Common Stock and $368.9 million of EFC Preferred Stock (which does not take into account the completion of the Great Ajax merger). The common equity capitalization of approximately $1,174.5 million is based on the book values of EFC Common Stock and Arlington Common Stock, which is calculated as total stockholders’ equity less the aggregate liquidation preference of outstanding preferred stock, as of March 31, 2023.
The business of the Combined Company will be operated through EFC and its subsidiaries, which will include the surviving corporation of the Merger and its subsidiaries.
The common stock of the Combined Company will continue to be listed on the NYSE, trading under the symbol “EFC.” The newly issued shares of EFC Series D Preferred Stock will trade under the symbol “[EFC PRD]” and the newly issued shares of EFC Series E Preferred Stock will trade under the symbol “[EFC PRE].”
The Combined Company’s principal executive offices will remain at EFC’s location at 53 Forest Avenue, Old Greenwich, Connecticut 06870, and its telephone number will remain (203) 698-1200.

THE ARLINGTON SPECIAL MEETING
This proxy statement/prospectus is being furnished in connection with the solicitation of proxies from Arlington common shareholders for exercise at the Arlington special meeting. This proxy statement/prospectus and accompanying form of proxy are first being mailed to Arlington common shareholders on or about [•], 2023.
Purpose of the Arlington Special Meeting
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The Arlington special meeting will be held solely by means of remote communication live over the Internet on [•], 2023, at [•], Eastern Time, for the following purposes:

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to consider and vote on the Arlington Merger Proposal;

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to consider and vote on the Arlington Non-Binding Compensation Advisory Proposal; and

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to consider and vote on the Arlington Adjournment Proposal.

Pursuant to Virginia law and the Arlington Bylaws, only business within the purposes described in the Notice of Special Meeting of Shareholders may be conducted at the Arlington special meeting. Any action may be taken on the items of business described above at the Arlington special meeting on the date specified above, or on any date or dates to which the Arlington special meeting may be postponed or adjourned.
Record Date; Voting Rights; Proxies
Arlington has fixed the close of business on [•], 2023, as the Arlington Record Date for determining holders of Arlington Common Stock entitled to the notice of, and to vote at, the Arlington special meeting. Arlington common shareholders at the close of business on the Arlington Record Date will be entitled to the notice of the Arlington special meeting. As of the Arlington Record Date, there were [•] issued and outstanding shares of Arlington Common Stock. Each holder of record of Arlington Common Stock on the Arlington Record Date is entitled to one vote per share of Arlington Common Stock with respect to each proposal.
Shareholders of Record.   If you are a holder of record of Arlington Common Stock, you may have your shares of Arlington Common Stock voted on the matters to be presented at the Arlington special meeting in any of the following ways:
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To authorize a proxy through the Internet, visit the website set forth on the proxy card you received. You will be asked to provide the control number from the enclosed proxy card. Proxies authorized through the Internet must be received by 11:59 p.m., Eastern Time, on [•], 2023.

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To authorize a proxy by telephone, dial the toll-free telephone number set forth on the proxy card you received using a touch tone phone and follow the recorded instructions. You will be asked to provide the control number from the enclosed proxy card. Proxies authorized by telephone or through the Internet must be received by 11:59 p.m., Eastern Time, on [•], 2023.

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To authorize a proxy by mail, complete, date and sign each proxy card you receive and return it as promptly as practicable in the enclosed prepaid envelope.

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If you intend to vote your shares electronically at the Arlington special meeting, please click on the link that will be provided during the virtual Arlington special meeting while the polls are open, and use the virtual control number assigned to you in your registration confirmation email or included on your proxy card.

Beneficial Owners.   If your shares of Arlington Common Stock are held in “street name,” please refer to the instructions provided by your broker, bank or other nominee to vote your shares of Arlington Common Stock.
Voting; Proxies.   All shares of Arlington Common Stock that are entitled to vote and are represented at the Arlington special meeting by properly authorized proxies received before or at the Arlington special meeting and not revoked will be voted at the Arlington special meeting in accordance with the instructions indicated on the proxies. If no instructions are given on a timely and properly executed proxy card, your shares of Arlington Common Stock will be voted:
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“FOR” the Arlington Merger Proposal;

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“FOR” the Arlington Non-Binding Compensation Advisory Proposal; and

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“FOR” the Arlington Adjournment Proposal.

Votes cast by proxy or electronically at the Arlington special meeting will be tabulated by one or more inspectors appointed by the Arlington Board for the Arlington special meeting who will also determine whether or not a quorum is present.
Any proxy given by a shareholder of record pursuant to this solicitation may be revoked at any time before the vote is taken at the Arlington special meeting in any of the following ways:
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authorizing a later proxy by telephone or through the Internet prior to 11:59 p.m., Eastern Time, on [•], 2023;

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filing with the Corporate Secretary of Arlington, before the taking of the vote at the Arlington special meeting, a written notice of revocation bearing a later date than the proxy card previously submitted;

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duly executing a later dated proxy card relating to the same shares of Arlington Common Stock and delivering it to the Corporate Secretary of Arlington before the taking of the vote at the Arlington special meeting; or

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voting electronically at the Arlington special meeting, although attendance at the Arlington special meeting alone will not by itself constitute a revocation of a proxy.

Any written notice of revocation or subsequent proxy card should be sent to Arlington Asset Investment Corp., 6862 Elm Street, Suite 320, McLean, Virginia 22101, Attention: Corporate Secretary.
If your shares of Arlington Common Stock are held in “street name,” please refer to the instructions provided by your broker, bank or other nominee to revoke your proxy or change your vote before the vote is taken at the Arlington special meeting.
Solicitation of Proxies
Arlington is soliciting proxies on behalf of the Arlington Board. Arlington will bear the costs of soliciting proxies. Brokerage houses, fiduciaries, nominees and others will be reimbursed for their out-of-pocket expenses in forwarding proxy materials to owners of Arlington Common Stock held in their names. In addition to the solicitation of proxies by use of the mail, proxies may be solicited from Arlington shareholders by directors, officers and employees of Arlington in person, by telephone, on the Internet or using any other appropriate means of communications. No additional compensation, except for reimbursement of reasonable out-of-pocket expenses, will be paid to directors, officers and employees of Arlington in connection with this solicitation.
Additionally, Arlington has engaged Alliance as proxy solicitor to assist in the solicitation of proxies for the Arlington special meeting. Arlington estimates it will pay Alliance a fee of approximately $27,300. Arlington has also agreed to reimburse Alliance for approved and reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation and to indemnify Alliance against certain losses, costs and expenses. No portion of the amount that Arlington has agreed to pay to Alliance is contingent upon the Closing. Any questions or requests for assistance regarding this proxy statement/prospectus and related proxy materials may be directed to Alliance by telephone at (855) 600-2575.
Attendance at the Virtual Arlington Special Meeting
On the date of the Arlington special meeting, you can virtually attend the Arlington special meeting by accessing the online virtual meeting platform. However, you are only entitled to vote and/or ask questions at the Arlington special meeting if you were a common shareholder of record or beneficial owner as of the Arlington Record Date.

If you are an Arlington shareholder of record, you must:
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Register at https://www.viewproxy.com/AAICSM/2023 by 11:59 p.m., Eastern Time, on [•], 2023. After registering, you will receive a meeting invitation and password via email with your unique link to join the Arlington special meeting.

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On the day of the Arlington special meeting, if you have properly registered, you may enter the Arlington special meeting by logging in using the link and password you received via email in your registration confirmation.

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You will need the virtual control number included on your proxy card if you choose to vote during the Arlington special meeting.

If you are a street name Arlington shareholder (i.e., you hold your shares of Arlington Common Stock beneficially through a broker, bank or other nominee), you must:
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Register at https://www.viewproxy.com/AAICSM/2023 by 11:59 p.m., Eastern Time, on [•], 2023. After registering, you will receive an email confirming your registration, as well as the password to attend the Arlington special meeting.

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If you would like to vote shares electronically at the Arlington special meeting, you will need to obtain a legal proxy from your broker, bank or other nominee and provide a copy of the legal proxy (which may be uploaded to the registration website or sent via email to VirtualMeeting@viewproxy.com) as part of the registration process. After registering, you will receive a virtual control number in the email confirming your registration. Please note that if you do not provide a copy of the legal proxy, you may still attend the Arlington special meeting but you will not be able to vote shares electronically at the Arlington special meeting.

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On the day of the Arlington special meeting, if you have properly registered, you may enter the Arlington special meeting by logging in using the link and password you received via email in your registration confirmation.

If you encounter difficulties accessing the virtual Arlington special meeting, please call 1-866-612-8937 or email virtualmeeting@viewproxy.com for technical support.
Voting at the Virtual Arlington Special Meeting
If you wish to vote your shares of Arlington Common Stock electronically at the Arlington special meeting, please click on the link that will be provided during the virtual Arlington special meeting while the polls are open, and use the virtual control number included on your proxy card (if you are a registered holder) or assigned to you in your registration confirmation email.
Even if you plan to attend the virtual Arlington special meeting, Arlington and EFC encourage you to vote in advance by phone, Internet or mail so that your vote will be counted even if you later decide not to attend the virtual Arlington special meeting.
Quorum; Abstentions and Broker Non-Votes
The presence virtually or by proxy of the holders of shares of Arlington Common Stock entitled to cast a majority of all the votes entitled to be cast at the Arlington special meeting will constitute a quorum at the Arlington special meeting. Shares that abstain from voting will be treated as shares that are present and entitled to vote at the Arlington special meeting for purposes of determining whether a quorum exists.
Because approval for each of the Arlington Merger Proposal, the Arlington Non-Binding Compensation Advisory Proposal and the Arlington Adjournment Proposal requires, provided a quorum is present, the affirmative vote of a majority of the votes cast on the applicable proposal by holders of shares of Arlington Common Stock at the Arlington special meeting, abstentions, failing to vote and broker non-votes, if any, will have no effect.
Brokers, banks and other nominees that hold their customers’ shares in street name may not vote their customers’ shares on “non-routine” matters without instructions from their customers. As each of the proposals to be voted upon at the Arlington special meeting is considered “non-routine,” such organizations do not have discretion to vote on any of the proposals. As a result, if you hold your shares in “street name” and you fail to provide your broker, bank or other nominee with any instructions regarding how to vote your shares of Arlington Common Stock, your shares of Arlington Common Stock will not be considered present at the Arlington special meeting and will not be voted on any of the proposals.
Required Vote
Approval of each of the Arlington Merger Proposal, the Arlington Non-Binding Compensation Advisory Proposal and the Arlington Adjournment Proposal requires, provided a quorum is present, the affirmative vote of a majority of the votes cast on the applicable proposal by holders of shares of Arlington Common Stock at the Arlington special meeting.
The vote for the Arlington Non-Binding Compensation Advisory Proposal is advisory only and, therefore, is not binding on Arlington and, if the Arlington Merger Proposal is approved by the Arlington shareholders and the Merger is completed, the compensation that is based on or otherwise relates to the Merger will be payable to Arlington’s named executive officers, in accordance with the terms and conditions applicable to such compensation, even if the Arlington Non-Binding Compensation Advisory Proposal is not approved.
Regardless of the number of shares of Arlington Common Stock you own, your vote is important. Please complete, sign, date and promptly return the enclosed proxy card today or authorize a proxy to vote your shares by telephone or on the Internet.

PROPOSALS SUBMITTED TO THE ARLINGTON SHAREHOLDERS
Proposal 1: Arlington Merger Proposal
Arlington common shareholders are asked to approve the Arlington Merger Proposal as contemplated by the Merger Agreement. For a summary and detailed information regarding the Arlington Merger Proposal, see the information about the Merger and the Merger Agreement throughout this proxy statement/prospectus, including the information set forth in the sections entitled “The Merger” beginning on page 58 and “The Merger Agreement” beginning on page 97. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus.
Pursuant to the Merger Agreement, approval of the Arlington Merger Proposal is a condition to the consummation of the Merger. If the Arlington Merger Proposal is not approved, the Merger will not be completed.
Approval of the Arlington Merger Proposal requires, provided a quorum is present, the affirmative vote of a majority of the votes cast on the proposal by holders of shares of Arlington Common Stock at the Arlington special meeting. For purposes of the Arlington Merger Proposal, a failure to vote, a failure to instruct your bank, broker or other nominee to vote or an abstention from voting will have no effect.
The Arlington Board unanimously recommends that the Arlington common shareholders vote “FOR” the Arlington Merger Proposal.
Proposal 2: Arlington Non-Binding Compensation Advisory Proposal
Under Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Arlington is required to provide shareholders the opportunity to vote to approve, on a non-binding, advisory basis, certain compensation that may be paid or become payable to Arlington’s named executive officers in connection with the completion of the Merger as discussed in the section entitled “The Merger — Interests of Arlington’s Directors and Executive Officers in the Merger,” beginning on page 87, including the table entitled “Quantification of Potential Payments and Benefits to Arlington’s Named Executive Officers in Connection with the Merger” and accompanying footnotes. Accordingly, Arlington shareholders are being provided with the opportunity to cast an advisory vote on such payments.
As an advisory vote, this proposal is not binding upon Arlington or the Arlington Board, or EFC or the EFC Board, and approval of this proposal is not a condition to completion of the Merger and is a vote separate and apart from the Arlington Merger Proposal. Accordingly, you may vote to approve the Arlington Merger Proposal and vote not to approve the Arlington Non-Binding Compensation Advisory Proposal and vice versa. Because the Merger-related executive compensation to be paid in connection with the Merger is based on the terms of the Merger Agreement as well as the contractual arrangements with Arlington’s named executive officers, such compensation will be payable, regardless of the outcome of this advisory vote, if the Arlington Merger Proposal is approved (subject only to the contractual conditions applicable thereto). However, Arlington seeks your support and believes that your support is appropriate because Arlington has a comprehensive executive compensation program designed to link the compensation of its executives with Arlington’s performance and the interests of Arlington shareholders. Accordingly, holders of shares of Arlington Common Stock are being asked to vote on the following resolution:
“RESOLVED, that the shareholders of Arlington Asset Investment Corp. approve, on an advisory, non-binding basis, the compensation that may be paid or become payable to the named executive officers of Arlington Asset Investment Corp. that is based on or otherwise relates to the merger, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading “The Merger — Interests of Arlington’s Directors and Executive Officers in the Merger,” beginning on page 87 of the proxy statement/prospectus (which disclosure includes the “Quantification of Potential Payments and Benefits to Arlington’s Named Executive Officers in Connection with the Merger” table required pursuant to Item 402(t) of Regulation S-K).”
Approval of the Arlington Non-Binding Compensation Advisory Proposal requires, provided a quorum is present, the affirmative vote of a majority of the votes cast on the proposal by holders of shares of Arlington Common Stock at the Arlington special meeting. For purposes of the Arlington Non-Binding Compensation Advisory Proposal, a failure to vote, a failure to instruct your bank, broker or other nominee to vote or an abstention from voting will have no effect.
The Arlington Board unanimously recommends that the Arlington common shareholders vote “FOR” the Arlington Non-Binding Compensation Advisory Proposal.
Proposal 3: Arlington Adjournment Proposal
The Arlington special meeting may be adjourned to another time or place, if necessary or appropriate in the judgment of the Arlington Board, to permit, among other things, further solicitation of proxies in favor of the Arlington Merger Proposal if there are not sufficient votes at the time of such adjournment to approve such proposal.
Arlington is asking Arlington shareholders to approve the adjournment of the Arlington special meeting, if necessary or appropriate in the judgment of the Arlington Board, to permit, among other things, further solicitation of proxies in favor of the Arlington Merger Proposal if there are not sufficient votes at the time of such adjournment to approve such proposal.
Approval of the Arlington Adjournment Proposal requires, provided a quorum is present, the affirmative vote of a majority of the votes cast on the proposal by holders of shares of Arlington Common Stock at the Arlington special meeting. For purposes of the Arlington Adjournment Proposal, a failure to vote, a failure to instruct your bank, broker or other nominee to vote or an abstention from voting will have no effect.
Arlington does not intend to call a vote on the Arlington Adjournment Proposal if the Arlington Merger Proposal considered at the Arlington special meeting has been approved at the Arlington special meeting. If the Arlington special meeting is adjourned for the purpose of soliciting additional proxies, Arlington common shareholders who have already submitted their proxies will be able to revoke them at any time prior to their exercise.
The Arlington Board unanimously recommends that the Arlington common shareholders vote “FOR” the Arlington Adjournment Proposal.
Other Business
Pursuant to the Arlington Bylaws and Virginia law, no other matters will be transacted at the Arlington special meeting.

THE MERGER
The following is a summary of the material terms of the Merger. This summary does not purport to be complete and may not contain all of the information about the Merger that is important to you. The summary of the material terms of the Merger below and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, and is incorporated by reference into this proxy statement/prospectus. You are urged to read this proxy statement/prospectus, including the Merger Agreement, carefully and in its entirety for a more complete understanding of the Merger.
General
The EFC Board has unanimously approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger and the EFC Stock Issuance, and the Arlington Board has unanimously approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, and declared that the transactions contemplated by the Merger Agreement, including the Merger, are advisable and in the best interests of Arlington and Arlington’s shareholders. Subject to the terms and conditions of the Merger Agreement, including the approval of the Arlington common shareholders of the Arlington Merger Proposal, Arlington will merge with and into Merger Sub, with Merger Sub continuing as the surviving corporation of the Merger. Immediately following the Merger, the surviving corporation of the Merger will be contributed to the EFC Operating Partnership in exchange for EFC OP Units. As a result of the contribution transaction, the surviving corporation of the Merger will become a wholly owned subsidiary of the EFC Operating Partnership. Arlington shareholders will receive the Merger Consideration described below under “The Merger Agreement — Consideration for the Merger” beginning on page 97.
Background of the Merger
The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement. The following chronology does not purport to catalogue every such meeting or event, or every conversation among the Arlington Board, the EFC Board, the members of Arlington’s management, the members of EFC’s management or representatives of Arlington and EFC and other parties.
The Arlington Board regularly evaluates Arlington’s strategic direction and ongoing business plans and reviews possible ways of increasing long-term shareholder value. As part of these reviews, the Arlington Board considers, among other things, various investments, diversification into new asset classes, purchases and sales of assets, potential strategic business combinations and other transactions with third parties that would further Arlington’s strategic objectives and ability to create shareholder value.
The EFC Board has set a strategic goal to achieve sensible growth in EFC’s capital and asset base in order to increase operating expense efficiencies, enhance EFC’s access to the capital markets and improve the liquidity of the EFC Common Stock. In furtherance of this strategic goal, EFC has regularly evaluated and executed on a range of capital raising alternatives, including public equity offerings, secured and unsecured borrowings and corporate acquisitions.
Following the market dislocation created by the COVID-19 pandemic and related challenges, in 2020, the Arlington Board and Arlington’s management conducted a comprehensive review of potential new investment strategies that could generate attractive risk adjusted returns and otherwise create value for Arlington’s shareholders, while complementing Arlington’s historical focus of investing in leveraged agency MBSs. Following this review, the Arlington Board concluded that Arlington should seek to reduce its risk by both lowering leverage and increasing liquidity, while working towards building out a unique investment platform that would enable Arlington to construct a portfolio of differentiated, high-return assets with compelling growth opportunities in large-scale markets. Arlington implemented this strategy over the course of the next few years.
During 2022, the Arlington Board and Arlington’s management continued to monitor Arlington’s financial performance and strategy and the challenges facing Arlington, many of which arose from Arlington’s relatively small size in an increasingly difficult and competitive market environment for mortgage

REITs. Among other things, the Arlington Board observed that the trading price of Arlington Common Stock had not meaningfully increased despite the above discussed transition of Arlington’s investment strategy, and that Arlington would be challenged to pay a meaningful common stock dividend in the near term. In light of these conditions, as part of its ongoing review of Arlington’s strategic direction and its evaluation of potential strategic alternatives, the Arlington Board and Arlington’s management invited a nationally recognized financial advisor (which advisor is generally referred to herein as the “financial advisor”) to present to the Arlington Board at a regularly scheduled meeting to be held on November 4, 2022.
On November 3, 2022, in connection with such regularly scheduled meeting of the Arlington Board, the independent directors on the Arlington Board held a dinner meeting at which they discussed Arlington’s financial performance, strategy and challenges. The independent directors’ view was that the Arlington Board should explore whether a strategic transaction could address those challenges.
On November 4, 2022, the Arlington Board held a regularly scheduled in-person meeting at which representatives of Arlington’s management, Hunton Andrews Kurth LLP, Arlington’s outside counsel (“Hunton”), and, for a portion of the meeting, the financial advisor were present. During this meeting, a representative of the financial advisor reviewed Arlington’s financial performance and recent industry developments, discussed Arlington’s standalone strategy, reviewed potential strategic alternatives that might be available to Arlington, and outlined considerations relating to various types of strategic transactions with a variety of potential counterparties, including the sale of Arlington, an acquisition of another business or an orderly liquidation of Arlington. The Arlington Board considered industry conditions and Arlington’s financial performance and strategy, including challenges associated with Arlington’s relatively small size and the fact that Arlington had not paid a regular common stock dividend since February 2020. The Arlington Board also considered liquidity challenges for Arlington’s shareholders and the fact that the price per share of Arlington Common Stock had traded at a significant discount to Arlington’s book value per share for an extended period of time, which created challenges for Arlington in raising capital through traditional capital market transactions to fund new investments without significant dilution to Arlington’s common shareholders, and which, in turn, prevented Arlington from increasing its size and scale, both in terms of assets under management as well as market capitalization. Following discussion, the Arlington Board decided that Arlington should continue to evaluate possible strategic alternatives to maximize shareholder value, including a potential sale of Arlington. Following discussion, the Arlington Board authorized Mr. J. Rock Tonkel, Jr., President and Chief Executive Officer of Arlington, to contact certain third parties to gauge their interest in exploring a potential strategic transaction with Arlington. The independent directors on the Arlington Board also met in executive session.
Between November 6 and December 6, 2022, Mr. Tonkel contacted approximately ten third parties to gauge their interest in pursuing a strategic transaction with Arlington. During this period, Mr. Tonkel had several telephonic conversations with Daniel E. Berce, the independent non-executive chairman of the Arlington Board, to provide updates on the status of his conversations with the third parties. One of the third parties (referred to herein as “Party A”) had from time to time over the past few years engaged in preliminary conversations with Arlington’s management about a possible business combination, but none of those conversations had led to formal negotiations.
On December 6, 2022, the Arlington Board held a special meeting at which representatives of Arlington’s management, Hunton and the financial advisor were present. A representative of Hunton reviewed the directors’ legal duties in connection with their consideration of Arlington’s strategic alternatives. Mr. Tonkel provided an update on the conversations he had with potential counterparties to a strategic transaction, indicating which of the third parties had expressed interest in exploring a potential strategic transaction with Arlington. He indicated that Party A, which had a market capitalization similar to Arlington’s market capitalization, had started to work with a financial advisor to assist Party A in evaluating a potential stock-for-stock merger transaction with Arlington. Mr. Tonkel informed the Arlington Board that Party A had indicated it would be interested in having Mr. Tonkel serve as executive chairman of the combined company’s board of directors. A representative of the financial advisor then reviewed recent industry developments and potential strategic alternatives that might be available to Arlington, including the sale of Arlington, an acquisition of another business or an orderly liquidation of Arlington. The representative of the financial advisor also reviewed potential counterparties that might be interested in a strategic transaction with Arlington. During the discussion, the Arlington Board considered Party A’s ability to pursue a strategic transaction that would be attractive to Arlington’s shareholders and the strategic rationale for such a transaction. Following discussion, the Arlington Board authorized Arlington’s management to provide limited information to Party A to facilitate its evaluation of a potential strategic transaction. However, the Arlington Board’s view was that Arlington should still solicit additional proposals from a broad number of other potential counterparties if the Arlington Board ultimately decided to pursue a strategic transaction. The independent directors on the Arlington Board also met in executive session with representatives of Hunton and, for a portion of the executive session, the financial advisor, to discuss the process for exploring strategic alternatives. During the executive session, the independent directors determined that Arlington should commence a process to solicit proposals for a strategic transaction in early 2023 and that the financial advisor should develop a list for the Arlington Board’s review and approval of potential counterparties that might be contacted in a broad marketing process. A representative of Hunton reviewed various legal considerations relating to such a process.
During the remainder of December 2022, Mr. Tonkel continued to have preliminary discussions with potential counterparties to a strategic transaction to gauge their interest in Arlington, including Party A. Arlington’s management also provided limited information to Party A, as authorized by the Arlington Board, to assist Party A in evaluating a strategic transaction.
On December 30, 2022, the Arlington Board held a special meeting at which representatives of Arlington’s management, Hunton and the financial advisor were present. A representative of Hunton reviewed the directors’ legal duties in connection with their consideration of Arlington’s strategic alternatives. Representatives of the financial advisor discussed potential strategic alternatives that might be available to Arlington and outlined considerations relating to various types of strategic transactions, including the acquisition of one or more other businesses, the sale of Arlington or an orderly liquidation of Arlington. In consultation with the financial advisor and Arlington’s management, the Arlington Board determined that there were few attractive acquisition opportunities within Arlington’s industry; most opportunities to acquire other businesses would not provide sufficient scale to materially enhance shareholder value compared to a sale of Arlington; and that Arlington would likely face competition for any such acquisition opportunities from larger mortgage REITs or from mortgage REITs with external advisors willing to contribute funding to such transactions. Representatives of Hunton reviewed legal considerations relating to an orderly liquidation, including the process for obtaining Arlington shareholder approval of the dissolution, winding up Arlington’s business and setting aside reserves to satisfy liabilities. A representative of the financial advisor also reviewed considerations relating to a liquidation, noting the relative lack of precedent of liquidations of publicly traded companies, the amount of time it could take to make liquidating distributions to shareholders, the tax treatment of the liquidating distributions and the uncertainty associated with the value that might be realized by Arlington shareholders in a liquidation relative to a sale of Arlington (particularly if Arlington had to accept “forced sale” prices from bidders of assets). Arlington’s management also reviewed a preliminary liquidation analysis yielding an undiscounted range of $3.90 to $4.79 per share with a mid-point of $4.34 per share of Arlington Common Stock that might ultimately be distributable to shareholders in connection with an orderly liquidation. Representatives of the financial advisor reviewed with the Arlington Board a list of approximately 29 potential counterparties that might be contacted as part of a process to evaluate strategic transactions. Following discussion, the Arlington Board’s view, in consultation with Arlington’s management and representatives of Hunton and the financial advisor, was that an orderly liquidation was not attractive because of the uncertainty associated with the amount and timing of the distributions of the liquidation proceeds to Arlington shareholders and that a sale or similar business combination transaction was more likely to generate greater value for Arlington shareholders. Following further discussion, the Arlington Board agreed to commence a broad marketing outreach in January 2023 to solicit proposals for strategic transactions and directed Arlington’s management to negotiate an engagement letter with the financial advisor. The independent directors on the Arlington Board also met in executive session with representatives of Hunton present to discuss the proposed sale process and the potential terms on which the financial advisor might be engaged.
In early January 2023, Arlington, through Mr. Tonkel, discussed the terms of an engagement letter with representatives of the financial advisor but was unable to reach a mutually satisfactory agreement. In mid-January 2023, Mr. Tonkel entered into discussions with representatives of Wells Fargo Securities, with respect to engaging Wells Fargo Securities as Arlington’s financial advisor. Also during this time, Arlington’s management decided that a sale process should be deferred until late January or early February in order for Arlington to obtain updated financial information for the year ended December 31, 2022, that could be provided to potential counterparties. Mr. Tonkel contacted the members of the Arlington Board to inform them of this decision.
On January 26, 2023, the Arlington Board held a special meeting at which representatives of Arlington’s management and Hunton were present. Mr. Tonkel provided an update on the status of engaging a financial advisor. Representatives of Wells Fargo Securities then joined the meeting and reviewed their qualifications and experience. They then reviewed various considerations relating to potential strategic alternatives that might be available to Arlington, including a sale of Arlington, an orderly liquidation and a management externalization. They also reviewed a list of potential counterparties that might be contacted in connection with a sale of Arlington or a management externalization. After Wells Fargo Securities’ representatives left the meeting and following discussion, the Arlington Board approved the engagement of Wells Fargo Securities as Arlington’s financial advisor based on Wells Fargo Securities’ qualifications, expertise, experience in the mortgage industry, its understanding of the then-current state of the financial markets, its perspectives regarding potential strategic alternatives that might be available to Arlington and its past experience advising similar companies in strategic transactions.
On January 30, 2023, Arlington entered into an engagement letter with Wells Fargo Securities.
On February 5, 2023, the Arlington Board held a special meeting at which representatives of Arlington’s management, Hunton and Wells Fargo Securities were present. Representatives of Wells Fargo Securities reviewed a list of potential counterparties to a sale of Arlington or a management externalization. Following discussion, the Arlington Board authorized Wells Fargo Securities’ representatives to contact all of the potential counterparties identified on such list to determine their interest in pursuing a strategic transaction with Arlington. The Arlington Board also authorized Wells Fargo Securities and Arlington’s management to supplement such list to include additional potential counterparties as they deemed appropriate.
Beginning on February 8, 2023, Wells Fargo Securities, at the direction of the Arlington Board, contacted approximately 65 potential counterparties (including EFC and Party A) to gauge their interest in a strategic transaction, 37 of which (including EFC and Party A) entered into confidentiality agreements with Arlington and received limited confidential information of Arlington for purposes of submitting a non-binding proposal. Each of the confidentiality agreements (including with EFC and Party A) included customary “standstill” provisions that would fall away upon Arlington’s entry into a definitive agreement relating to a sale of Arlington. Each of the potential counterparties was requested to submit a written non-binding proposal (a “Round 1 Proposal”) by March 8, 2023.
On February 21, 2023, the EFC Board held a regular meeting at which representatives of EFC’s management were present. Laurence Penn, Chief Executive Officer and President of EFC, informed the EFC Board that EFC had been contacted by Arlington’s representatives in connection with Arlington’s process and its solicitation of Round 1 Proposals. EFC’s management informed the EFC Board that EFC’s management would likely recommend submitting a Round 1 Proposal, but that a subsequent meeting of the EFC Board would occur prior to such a submission.
On February 22, 2023, Arlington and EFC entered into a confidentiality agreement.
On March 8, 2023, the EFC Board held a special, telephonic meeting at which representatives of EFC’s management were present. The purpose of the meeting was to discuss the submission of a non-binding Round 1 Proposal by EFC. EFC’s management team provided an overview of a proposed merger of EFC and Arlington, including an outline of the key strategic rationale and economic benefits of such a merger, including potential synergies and efficiencies of a combined company. The EFC Board approved the submission of EFC’s non-binding Round 1 Proposal.
On March 14, 2023, the Arlington Board held a special meeting at which representatives of Arlington’s management, Hunton and Wells Fargo Securities were present. A representative of Hunton reviewed the directors’ legal duties in connection with their consideration of Arlington’s strategic alternatives. A representative of Hunton also reviewed certain material terms for inclusion in a draft merger agreement to be provided to potential counterparties. Representatives of Wells Fargo Securities provided an update on the market outreach and reviewed the terms of 17 Round 1 Proposals that were submitted by 16 potential counterparties (with one potential counterparty submitting a proposal for an acquisition and a proposal for a management externalization), which were categorized as follows:
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12 proposals (including EFC’s proposal) provided for a sale of Arlington in which the merger consideration consisted solely or primarily of common stock of the potential counterparty, where the potential counterparty had a larger market capitalization than Arlington (which transactions are generally referred to herein as a “sale of Arlington”);

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three proposals (including Party A’s proposal) were submitted by parties with market capitalizations that were similar to or smaller than Arlington’s market capitalization and provided for a merger in which the merger consideration consisted solely of common stock of the potential counterparty and that would result in Arlington’s shareholders owning a majority of the combined company’s common stock, but in each case the potential counterparty’s board of directors and management would control the combined company (which transactions are generally referred to herein as a “merger of equals”); and

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two proposals provided for a management externalization of Arlington, which are further described as follows:

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one proposal contemplated Arlington entering into an external management agreement with the potential counterparty without any payment of stock, cash or other consideration to Arlington shareholders; and

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one proposal contemplated Arlington entering into an external management agreement with the potential counterparty without any payment of stock, cash or other consideration to Arlington shareholders but, in connection with such management externalization, the potential counterparty would contribute certain of its assets to Arlington in exchange for shares of Arlington stock (the “Externalization & Contribution Proposal”).

Following discussion, the Arlington Board authorized Wells Fargo Securities to advance nine of the potential counterparties that submitted Round 1 Proposals which the Arlington Board determined were most likely to result in a transaction that would be in the best interests of Arlington’s shareholders, of which counterparties consisted of six parties (including EFC) that proposed a sale of Arlington, two parties (including Party A) that proposed a merger of equals and the party that proposed the Externalization & Contribution Proposal, to the next stage in the process and to provide such parties with additional information of Arlington. Wells Fargo Securities’ representatives also indicated that a tenth potential counterparty was expected to submit a non-binding proposal, and the Arlington Board authorized Wells Fargo Securities and Arlington’s management to advance such potential counterparty to the next stage in the process if its non-binding proposal was comparable to the other non-binding proposals submitted by potential counterparties being so advanced.
Later on March 14, 2023, such tenth potential counterparty submitted a non-binding proposal providing for a sale of Arlington and, pursuant to the authority granted by the Arlington Board, Arlington’s representatives advanced such potential counterparty to the next stage in the process.
During the remainder of March 2023 and continuing into early April 2023, Arlington continued to make confidential information available in a virtual data room and representatives of Wells Fargo Securities and Arlington’s management held discussions with representatives of each of the ten potential counterparties, including EFC and Party A (collectively, the “Round 2 Bidders”). Arlington and its representatives also started a preliminary reverse due diligence review of the Round 2 Bidders. Each of the Round 2 Bidders was requested to submit a revised non-binding proposal by April 4, 2023.
On March 21, 2023, the EFC Board held a regular meeting at which representatives of EFC’s management and EFC’s legal counsel, Vinson & Elkins L.L.P. (“V&E”), were present. EFC’s management and the EFC Board discussed the strategic rationale for a proposed transaction with Arlington. Representatives of V&E then reviewed with the EFC Board the duties of its directors in connection with transactions of this type.
Between March 22 and April 4, 2023, Arlington’s management and representatives of Wells Fargo Securities held meetings with each of the Round 2 Bidders in connection with the Round 2 Bidders’ due diligence review and Arlington’s reverse due diligence of the Round 2 Bidders.

On March 31, 2023, the EFC Board held a special, telephonic meeting at which representatives of EFC’s management and EFC’s financial advisor, Keefe, Bruyette & Woods (“KBW”), were present. The purpose of the meeting was to discuss and review a proposed revised non-binding proposal. Representatives of KBW reviewed the terms of the proposed revised non-binding proposal, discussed the key terms and conditions of the proposed transaction, and discussed a possible timetable for the proposed transaction. Representatives of EFC’s management and representatives of KBW reviewed the financial aspects of the proposed transaction on a preliminary basis, and the EFC Board approved the submission of the revised non-binding proposal.
Around April 4, 2023, the Round 2 Bidder that had proposed the Externalization & Contribution Proposal withdrew from the process.
On April 7, 2023, Mr. Penn and Michael W. Vranos, Co-Chief Investment Officer of EFC, had a telephonic conversation with Mr. Tonkel to discuss a potential strategic transaction with Arlington.
On April 10, 2023, the Arlington Board held a special meeting at which representatives of Arlington’s management, Hunton and Wells Fargo Securities were present. Representatives of Wells Fargo Securities reviewed the terms of nine revised non-binding proposals (the “Round 2 Proposals”) that were submitted by Round 2 Bidders, which are summarized as follows (with estimated implied equity values presented below on a fully-diluted basis after giving effect to Arlington’s outstanding equity awards and based on Arlington’s and the respective potential counterparty’s trading price as of April 6, 2023, which was the most recent practicable date prior to the Arlington Board’s special meeting, and on which date the trading price for Arlington Common Stock on the NYSE closed at $2.73 per share):
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two proposals provided for mergers of equals as follows:

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Party A proposed a merger of equals with an implied equity value between $4.79 and $4.94 per share of Arlington Common Stock, pursuant to which Arlington shareholders would receive Party A common equity interests; and

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Party B proposed a merger of equals with an implied equity value of $5.01 per share of Arlington Common Stock, pursuant to which Arlington shareholders would receive Party B common equity interests and $0.18 per share in cash to be contributed by Party B’s external manager; and

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seven proposals provided for a sale of Arlington as follows:

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EFC proposed a sale of Arlington with an implied equity value of $4.62 per share of Arlington Common Stock, pursuant to which Arlington shareholders would receive EFC Common Stock and $0.09 per share in cash to be contributed by EFC Manager;

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Party C proposed a sale of Arlington with an implied equity value between $4.30 and $4.33 per share of Arlington Common Stock, pursuant to which (i) Arlington shareholders would receive Party C common equity interests and (ii) Arlington would be required to sell one of its assets and terminate its office lease as a condition to the closing of such transaction;

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Party D proposed a sale of Arlington with an implied equity value of $4.15 per share of Arlington Common Stock, pursuant to which Arlington shareholders would receive Party D common equity interests;

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Party E proposed a sale of Arlington with an implied equity value of $3.87 per share of Arlington Common Stock, pursuant to which Arlington shareholders would receive Party E common equity interests;

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Party F proposed a sale of Arlington with an implied equity value between $3.71 and $4.07 per share of Arlington Common Stock, pursuant to which Arlington shareholders would receive Party F common equity interests;

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Party G proposed a sale of Arlington with an implied equity value between $3.71 and $3.96 per share of Arlington Common Stock, pursuant to which Arlington shareholders would receive Party G common equity interests, with Party G verbally indicating to Arlington’s representatives that it might be willing to pay up to 20% of the consideration in cash; and

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Party H proposed a sale of Arlington with an implied equity value of $3.70 per share of Arlington Common Stock, pursuant to which Arlington shareholders would receive Party H common equity interests.

Representatives of Wells Fargo Securities reviewed the principal terms of the Round 2 Proposals and a preliminary financial analysis of, and the key assumptions and other considerations related to, the Round 2 Proposals. A discussion ensued among the members of the Arlington Board and representatives of Wells Fargo Securities and Arlington’s management about the relative benefits and risks of each potential transaction. Following discussion, the Arlington Board authorized Wells Fargo Securities to advance Party A, Party B, EFC and Party C to the next stage in the process. In addition, the Arlington Board authorized Wells Fargo Securities to advance Party E to the next stage in the process based on the Arlington Board’s view that Party E might be in a position to materially improve its non-binding proposal to make it competitive with the other proposals being advanced to the next stage in the process (Party E, together with Party A, Party B, EFC and Party C are referred to collectively as the “Round 3 Bidders”).
During the remainder of April 2023, representatives of Arlington’s management and Wells Fargo Securities, at the direction of Arlington, continued to furnish information to, respond to due diligence inquiries from and discuss a potential strategic transaction with the Round 3 Bidders and also conducted reverse due diligence on the Round 3 Bidders. Each of the Round 3 Bidders was requested to submit a revised non-binding proposal by April 28, 2023, and to provide a mark-up of a draft merger agreement, which Arlington made available to each Round 3 Bidder on April 13, 2023.
During discussions in April 2023 with Party C, Party C’s representatives continued to insist that, as set forth in Party C’s Round 2 Proposal, Arlington would have to divest one of its assets as a condition to the closing of a sale of Arlington with Party C. Arlington’s representatives informed Party C that this condition would create significant closing uncertainty that would not be acceptable to Arlington.
Around April 17, 2023, Party C withdrew from the process without submitting a revised non-binding proposal or a mark-up of the draft merger agreement.
On April 19, 2023, a representative of a potential counterparty, referred to herein as “Party I,” that had not been included in the list of potential counterparties contacted during Well Fargo Securities’ initial outreach in February 2023, contacted Mr. Tonkel to express Party I’s interest in discussing a potential strategic transaction with Arlington. Mr. Tonkel informed representatives of Wells Fargo Securities of the outreach, and, at the direction of Arlington, representatives of Wells Fargo Securities then contacted Party I’s representative and provided a form of confidentiality agreement.
On April 25, 2023, Arlington entered into a confidentiality agreement with Party I that included customary “standstill” provisions that would fall away upon Arlington’s entry into a definitive agreement relating to a sale of Arlington. Arlington then made available certain confidential information to Party I.
On April 26, 2023, Party I submitted a written non-binding proposal in which Arlington shareholders would receive common equity interests of Party I with an implied equity value of $3.77 per share of Arlington Common Stock on a fully-diluted basis as of May 3, 2023.
Also on April 26, 2023, Party E informed representatives of Wells Fargo Securities that Party E did not intend to engage further in Arlington’s process and would not submit a revised non-binding proposal or a mark-up of the draft merger agreement. However, Party E indicated that it was willing to continue discussions with Arlington based on the terms set forth in Party E’s Round 2 Proposal, and that Party E might be willing to include up to $20 million in cash consideration in lieu of equity consideration payable to Arlington shareholders. Party E did not provide a revised non-binding proposal or a mark-up of the draft merger agreement.
On April 27, 2023, the EFC Board held a special, telephonic meeting at which representatives of EFC’s management, KBW and V&E were present. The purpose of the meeting was to discuss and review a proposed revised non-binding proposal. Representatives of KBW and V&E reviewed the terms of the draft revised non-binding proposal, discussed the key terms and conditions of the proposed transaction, and discussed a possible timetable for the proposed transaction. Representatives of EFC’s management and KBW reviewed the financial aspects of the proposed transaction on a preliminary basis, and the EFC Board approved the submission of the revised, non-binding proposal.
Between April 28 and April 30, 2023, Arlington received three revised, written non-binding proposals, each of which was accompanied by a mark-up of the draft merger agreement (the “Round 3 Proposals”), from EFC, Party A and Party B, respectively, which are summarized as follows (with the estimated implied equity values presented below on a fully-diluted basis after giving effect to Arlington’s outstanding equity awards and based on Arlington’s and the respective potential counterparty’s trading price as of May 3, 2023, which was the most recent practicable date prior to the Arlington Board’s special meeting on May 5, 2023, and on which date the trading price for Arlington Common Stock on the NYSE closed at $2.57 per share):
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EFC proposed a sale of Arlington with an implied equity value of $4.51 per share of Arlington Common Stock, which was a 75% premium to the closing price of Arlington Common Stock on the NYSE on May 3, 2023, pursuant to which (i) Arlington shareholders would receive EFC Common Stock and $0.09 per share in cash to be contributed by EFC Manager; (ii) the stock portion of the merger consideration would be determined by a floating exchange ratio based on the parties’ adjusted book values as of a date prior to the completion of the merger; (iii) one independent director of Arlington would join the EFC Board upon the closing of the transaction; and (iv) the parties would agree to 30 days of exclusivity to complete due diligence and finalize the transaction documents;

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Party A proposed a merger of equals with an implied equity value of $4.78 per share of Arlington Common Stock, which was an 86% premium to the closing price of Arlington Common Stock on the NYSE on May 3, 2023, pursuant to which (i) Arlington shareholders would receive common equity interests of Party A; (ii) the merger consideration would be determined by a floating exchange ratio based on the parties’ market prices as of a date prior to the completion of the merger; and (iii) two independent directors of Arlington would join Party A’s board of directors; and

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Party B proposed a merger of equals with an implied equity value of $4.80 per share of Arlington Common Stock, which was an 87% premium to the closing price of Arlington Common Stock on the NYSE on May 3, 2023, pursuant to which (i) Arlington shareholders would receive common equity interests of Party B plus $0.18 per share in cash to be contributed by Party B’s external manager; (ii) the equity portion of the merger consideration would be determined by a floating exchange ratio based on the parties’ adjusted book values as of a date prior to the completion of the merger; (iii) two independent directors of Arlington would join Party B’s board of directors; and (iv) the parties would agree to 30 days of exclusivity to complete due diligence and finalize the transaction documents.

On May 5, 2023, the Arlington Board held a regular, in-person meeting at which representatives of Arlington’s management, Hunton and Wells Fargo Securities were present. Arlington’s management reviewed an updated preliminary liquidation analysis yielding an undiscounted range of $3.89 to $4.78 per share of Arlington Common Stock with a mid-point of $4.46 per share of Arlington Common Stock that might ultimately be distributable to Arlington shareholders in connection with an orderly liquidation, and a representative of Hunton reviewed the legal process for conducting an orderly liquidation. The Arlington Board again determined that an orderly liquidation was not as likely to maximize shareholder value as a sale of Arlington or a merger of equals. Representatives of Wells Fargo Securities reviewed the terms and a preliminary financial analysis of the Round 3 Proposals. Representatives of Well Fargo Securities also reviewed the communication from Party E and the terms of its prior non-binding proposal, which had an implied equity value of $4.09 per share of Arlington Common Stock on a fully-diluted basis as of May 3, 2023, and the terms of the non-binding proposal from Party I, which had an implied equity value of $3.99 per share of Arlington Common Stock on a fully-diluted basis as of May 3, 2023, both of which were determined by the Arlington Board, in consultation with Arlington’s management and representatives of Wells Fargo Securities, not to be competitive with the Round 3 Proposals. A representative of Hunton reviewed the process under the proposed merger agreements in the event that Party E, Party I or any other third party submitted an acquisition proposal and the circumstances in which the Arlington Board could respond and change its recommendation. Representatives of Wells Fargo Securities then compared and contrasted the non-binding proposals from EFC, Party A and Party B. Among other things, the Arlington Board considered the fact that Party A and Party B had market capitalizations that were similar to Arlington’s market capitalization and the Arlington Board’s view, in consultation with Arlington’s management and representatives of Wells Fargo Securities, that because of Party A’s and Party B’s relatively small sizes, a strategic transaction with Party A or Party B would not address many of the challenges facing Arlington because such a combined company would still be expected to lack scale, provide limited liquidity for shareholders, face challenges accessing capital markets for growth and face challenges being able to pay a sustainable and attractive dividend on its common stock. The Arlington Board also considered the risk that, due to the relatively small sizes of Party A and Party B, the trading market for their common equity was more volatile, which could result in a decline in such party’s trading price in connection with the announcement or closing of a strategic transaction that would diminish the value to be realized by Arlington shareholders in a strategic transaction with Party A or Party B. In contrast, the Arlington Board considered that, although the implied equity value of EFC’s proposal at that time was 5-6% lower than the implied equity values of Party A’s and Party B’s proposals, EFC was a larger, more established mortgage REIT with a market capitalization significantly greater than Arlington’s, Party A’s or Party B’s respective market capitalizations; a strategic transaction with EFC was expected to create a combined company with a market capitalization in excess of $1 billion; EFC’s trading price was expected to be less volatile than Party A’s or Party B’s trading price; EFC was expected to provide greater liquidity to Arlington shareholders relative to Arlington as a standalone entity or after consummating a strategic transaction with Party A or Party B; and EFC had a track record of paying an attractive common stock dividend. The Arlington Board also considered the fact that a strategic transaction with EFC was not expected to require the approval of EFC’s stockholders, whereas a strategic transaction with Party A or Party B would require the approval of such party’s shareholders, which the Arlington Board, after consultation with representatives of Hunton, determined increased the risk that a strategic transaction with Party A or Party B would not be consummated. Representatives of Hunton reviewed the principal terms of the mark-ups of the draft merger agreement provided by EFC. Party A and Party B. Among other things, representatives of Hunton indicated that EFC had requested a termination fee equal to 5% of the aggregate transaction value. Following discussion, the Arlington Board determined that EFC’s proposal was in the best interests of Arlington’s shareholders and authorized Arlington to enter into an exclusivity agreement with EFC to finalize the terms of the transaction, but the Arlington Board also directed Wells Fargo Securities to request EFC to, among other things, (i) increase the aggregate merger consideration payable to Arlington shareholders; (ii) agree to a fixed exchange ratio in the merger agreement so that the number of shares of EFC Common Stock payable to Arlington shareholders in the merger would not fluctuate between the signing of the merger agreement and the consummation of the merger; (iii) agree to a termination fee equal to 3% of the equity value of the transaction; and (iv) shorten its requested exclusivity period from 30 days to two weeks.
On May 8, 2023, at the direction of the Arlington Board, representatives of Wells Fargo Securities conveyed the Arlington Board’s requests to representatives of EFC.
On May 9, 2023, the EFC Board held a special telephonic meeting at which representatives of EFC’s management, KBW and V&E were present. Representatives of EFC’s management and KBW outlined the terms of the counterproposal received from Arlington. After a discussion, the EFC Board authorized EFC’s management to submit a counterproposal to Arlington in which EFC would agree to (i) increase the merger consideration payable to Arlington shareholders, subject to the final results of EFC’s due diligence review; (ii) a fixed exchange ratio in the merger agreement; (iii) a reduction of the termination fee; and (iv) a two-week exclusivity period (with an automatic extension if the parties were negotiating in good faith).
Between May 8 and May 11, 2023, representatives of Arlington, EFC and their respective advisors held numerous discussions to negotiate the terms of a potential strategic transaction, including EFC’s valuation of Arlington and the proposed exchange ratio.
On May 10, 2023, a representative of EFC conveyed EFC’s counterproposal to representatives of Arlington in which EFC indicated it would agree to: (i) increase the aggregate merger consideration payable to Arlington shareholders by $3 million, subject to the final results of EFC’s due diligence review; (ii) a fixed exchange ratio in the merger agreement; (iii) a termination fee of 3.5% of the equity value of the transaction; and (iv) a two-week exclusivity period (with an automatic extension if the parties were negotiating in good faith). Following additional negotiations between the parties, including with respect to the exchange ratio, representatives of Arlington responded that Arlington would accept EFC’s counterproposal if EFC agreed to (a) a fixed exchange ratio of 0.3685 shares of EFC Common Stock (plus the Per Share Cash Consideration) for each share of Arlington Common Stock, which would be subject to a downward adjustment equal to approximately $2.6 million based on whether Arlington satisfied an asset performance condition requested by EFC; and (b) a termination fee of 3.25% of the equity value of the transaction. Representatives of EFC agreed to Arlington’s counterproposal.
On May 11, 2023, Mr. Tonkel updated Mr. Berce on the parties’ respective proposals and counterproposals. Also on May 11, Mr. Penn had a telephonic conversation with Mr. Tonkel in which Mr. Penn indicated that EFC wanted to include a four-day extension to the two-week exclusivity period if, after the initial exclusivity period expired, the parties were still negotiating the transaction in good faith to reach definitive documentation with respect to the strategic transaction, to which request Mr. Tonkel agreed.
During the evening of May 11, 2023, Arlington and EFC entered into the exclusivity agreement.
On May 12, 2023, EFC engaged Winston & Strawn LLP (“Winston”) to conduct due diligence on Arlington’s MSR Investments.
On May 16, 2023, representatives of Hunton sent a mark-up of the draft merger agreement to representatives of V&E. On the same day, EFC engaged Deloitte & Touche LLP (“Deloitte”) to conduct financial and tax due diligence on Arlington and the proposed transaction with Arlington.
On May 20, 2023, representatives of V&E sent a mark-up of the draft merger agreement to representatives of Hunton. Among other things, the mark-up of the draft merger agreement provided: (i) that the exchange ratio would be adjusted if either party’s transaction expenses exceeded an agreed upon amount, if Arlington breached any representations or warranties in the merger agreement giving rise to losses in excess of an agreed upon amount, or in the event of any “put-backs” of assets in Arlington’s MSR portfolio to certain government sponsored entities; and (ii) for a termination fee of 3.25% of the sum of (a) the value of the cash consideration payable to the Arlington common shareholders, plus (b) the market value of the Arlington Common Stock, plus (c) the redemption price of Arlington Preferred Stock.
On May 23, 2023, the Arlington Board held a special meeting at which representatives of Arlington’s management, Hunton and Wells Fargo Securities were present. A representative of Hunton reviewed the directors’ legal duties in connection with their consideration of the proposed transaction. Representatives of Wells Fargo Securities reviewed a preliminary financial analysis with respect to Arlington, EFC and the proposed transaction. Representatives of Hunton reviewed the terms of the merger agreement and its principal open issues, including EFC’s proposed adjustments to the exchange ratio and the amount of the termination fee. The Arlington Board gave direction to Hunton in negotiating the principal open issues, including to reject the proposed adjustments to the exchange ratio and the proposed amount of the termination fee. Representatives of Hunton also reviewed the terms of the EFC Management Agreement with EFC Manager. Arlington’s management provided an update on its reverse due diligence of EFC and also reviewed a summary of the compensation that would likely become payable to Arlington’s senior executives in connection with the strategic transaction, including under their severance/change in control agreements and Arlington Equity-Based Awards. Representatives of Arlington’s management and Hunton reviewed the terms of Messrs. Tonkel’s and Konzmann’s Arlington Performance RSUs, including Arlington Stock Price Performance RSUs, and the number of shares of Arlington Common Stock that were expected to vest and be entitled to receive merger consideration in connection with the strategic transaction. The independent directors on the Arlington Board also met in executive session with representatives of Hunton and, for a portion of the executive session, Wells Fargo Securities.
Later on May 23, 2023, a representative of Party I contacted Wells Fargo Securities to indicate that Party I was open to improving the terms of its non-binding proposal. Because Arlington was subject to the exclusivity agreement with EFC, neither Wells Fargo Securities nor any other representative of Arlington responded to Party I’s representative.
Later on May 23, 2023, representatives of Hunton sent a mark-up of the merger agreement to representatives of V&E. Among other things, the mark-up of the merger agreement deleted the proposed adjustments to the exchange ratio, other than an agreed upon asset performance condition, and provided for a termination fee equal to 3.25% of the Arlington common shareholders’ merger consideration.

On May 25, 2023, Mr. Penn emailed Mr. Tonkel stating that the exclusivity agreement’s one-time extension was effective and, therefore, the exclusivity period had been extended through May 29, 2023. On the same day, the EFC Board held a special telephonic meeting at which representatives of EFC’s management, KBW, V&E, Deloitte and Winston were present. At the meeting, representatives of each of V&E, Winston and Deloitte summarized their respective due diligence findings and responded to inquiries from members of the EFC Board. Following this discussion, representatives of EFC’s management provided the EFC Board with an update on the open issues in the draft merger agreement.
On May 26, 2023, representatives of V&E sent a mark-up of the merger agreement to representatives of Hunton which, among other things, accepted Arlington’s proposals relating to the fixed exchange ratio (subject to the downward adjustment based on the asset performance condition) and a termination fee equal to 3.25% of the Arlington common shareholders’ merger consideration.
Between May 26, 2023, and May 29, 2023, the parties and their respective financial and legal advisors had numerous discussions and continued to negotiate the terms of the transaction and the merger agreement. EFC also worked to complete its due diligence review, including with respect to Arlington’s mortgage servicing arrangements. During this time, representatives of EFC indicated that they were making certain adjustments to Arlington’s book value and the exchange ratio based on the results of EFC’s due diligence review of various Arlington assets, EFC’s valuations thereof and the parties’ estimated transaction expenses. Representatives of Hunton and V&E, respectively, continued to exchange drafts of the merger agreement and finalize other transaction documents.
On May 27, 2023, Mr. Tonkel had a telephonic conversation with Mr. Berce to update him on the status of the transaction. They also discussed which of Arlington’s directors might serve as Arlington’s designee on the EFC Board upon the closing of the transaction, and Mr. Berce indicated that Mr. Tonkel should convey to EFC Mr. Tonkel’s willingness to serve as such designee in a non-executive director capacity. After that conversation, Mr. Tonkel had a telephonic conversation with Mr. Vranos in which he expressed such willingness. Mr. Vranos indicated that this would likely be acceptable to EFC. Mr. Tonkel then updated Mr. Berce on the conversation.
On the morning of May 29, 2023, representatives of Arlington and EFC reached a proposed compromise on the value of the stock portion of the merger consideration which was subject to the approval of the Arlington Board and the EFC Board and provided for a downward adjustment to the exchange ratio from 0.3685 to 0.3619 shares of EFC Common Stock for each share of Arlington Common Stock. Mr. Tonkel had a telephonic conversation with Mr. Berce to update him on the status of the negotiations, including the proposed exchange ratio of 0.3619 shares of EFC Common Stock for each share of Arlington Common Stock. At that time, the merger consideration had an implied equity value of $4.77 per share of Arlington Common Stock on a fully-diluted basis after giving effect to outstanding Arlington Equity-Based Awards and based on Arlington’s and EFC’s closing trading prices on the NYSE of $2.75 and $12.92, respectively, as of May 26, 2023, which implied equity value represented a 73% premium to the closing price of Arlington Common Stock on the NYSE on May 26, 2023. Mr. Berce indicated that he was supportive of the proposed transaction on these terms.
Also on May 29, 2023, the EFC Board held a special, telephonic meeting at which representatives of EFC’s management, KBW and V&E were present. At the meeting, representatives of EFC’s management provided the EFC Board with an update on the resolution of prior open issues in the draft merger agreement. Representatives of V&E then summarized the terms of the proposed final draft merger agreement, and reviewed with the EFC Board the duties of its directors in connection with transactions of the type contemplated by the final draft merger agreement. KBW next reviewed with the EFC Board the financial aspects of the proposed transaction. After discussion, and after taking into consideration all of the information presented and discussed in the several prior communications and meetings among representatives of EFC’s management, the EFC Board and EFC’s advisors that occurred during the course of the negotiations between EFC and Arlington, the EFC Board unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger and the EFC Stock Issuance, were in the best interests of EFC and its stockholders and (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger and the EFC Stock Issuance.

Later on May 29, 2023, the Arlington Board held a special meeting at which representatives of Arlington’s management, Hunton and Wells Fargo Securities were present. Mr. Tonkel provided an update on the negotiations and the proposed resolution of open issues relating to the transaction. He also updated the Arlington Board on his discussions with EFC relating to Arlington’s right to designate a director on the EFC Board upon the closing of the transaction. The Arlington Board deferred to a later time its decision on who to designate to the EFC Board upon the closing of the transaction. A representative of Hunton reviewed the directors’ legal duties in connection with their consideration of the proposed transaction and the final terms of the Merger Agreement, including the proposed resolution of open issues. Representatives of Wells Fargo Securities and Hunton also informed the Arlington Board of the May 23, 2023 inquiry from Party I’s representative, reviewed the terms of Party I’s April 26 non-binding proposal and noted that there was no new information to believe that Party I would make its proposal competitive. Representatives of Wells Fargo Securities then reviewed with the Arlington Board its final financial analysis of the Per Share Common Merger Consideration provided for in the Merger Agreement. Representatives of Wells Fargo Securities then delivered to the Arlington Board its oral opinion, which was confirmed by delivery of a written opinion dated May 29, 2023, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Wells Fargo Securities in preparing the opinion, the Per Share Common Merger Consideration in the proposed merger was fair, from a financial point of view, to holders of Arlington Common Stock, as more fully described below in the section entitled “The Merger — Opinion of Arlington’s Financial Advisor, Wells Fargo Securities” beginning on page 75 of this proxy statement/prospectus. Following discussion, the Compensation Committee of the Arlington Board convened and unanimously approved resolutions authorizing Arlington to enter into acknowledgments fixing the number of shares of Arlington Common Stock issuable under Messrs. Tonkel’s and Konzmann’s awards of Arlington Stock Price Performance RSUs. The Arlington Board then unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, were in the best interests of Arlington and Arlington’s shareholders, (ii) adopted and approved the Merger Agreement and declared that the transactions contemplated by the Merger Agreement, including the Merger, are advisable, (iii) directed that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, be submitted to the holders of Arlington Common Stock for their approval at the Arlington special meeting and (iv) resolved to recommend that the holders of Arlington Common Stock approve the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger.
Later on May 29, 2023, the parties executed the Merger Agreement and, on the morning of May 30, 2023, Arlington and EFC issued a joint press release announcing the Merger Agreement and the Merger.
Recommendation of the Arlington Board and Its Reasons for the Merger
At a meeting held on May 29, 2023, following careful consideration, the Arlington Board unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of Arlington and its shareholders, (ii) adopted and approved the Merger Agreement and declared that the transactions contemplated by the Merger Agreement, including the Merger, are advisable, (iii) directed that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, be submitted to the holders of Arlington Common Stock for their approval at the Arlington special meeting and (iv) resolved to recommend that the holders of Arlington Common Stock approve the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger.
The Arlington Board unanimously recommends that the Arlington common shareholders vote “FOR” the Arlington Merger Proposal, “FOR” the Arlington Non-Binding Compensation Advisory Proposal and “FOR” the Arlington Adjournment Proposal.
In evaluating the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Arlington Board consulted with Arlington’s management, financial advisors and legal advisors. In reaching its determination that the transactions contemplated by the Merger Agreement are advisable and in the best interests of Arlington, the Arlington Board considered a number of factors both positive and negative, including, but not limited to, the following material factors, which the Arlington Board viewed as supporting its determination with respect to the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement:
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Offer Price and Certainty.   That, as of May 26, 2023 (the last trading day prior to the public announcement of the execution of the Merger Agreement), the implied per share merger consideration (valued at $4.77 on such date) represented a premium of approximately 73.4% to the closing price of Arlington Common Stock (which was $2.75).

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Fixed Exchange Ratio.   That the Merger Agreement provides for a fixed exchange ratio and, therefore, the number of shares of EFC Common Stock and cash consideration to be received by holders of Arlington Common Stock in the Merger will not be reduced due to an unfavorable change in either party’s book value.

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Industry and Business Considerations.   The perspectives of the members of the Arlington Board with respect to the industry, business, financial condition, current business strategy and short- and long-term prospects of Arlington, including the following:

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the challenges facing the mortgage REIT sector in general, including significant uncertainty regarding the outlook for interest rates, as well as uncertainty regarding the outlook for the economy and the financial markets generally;

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the challenges facing Arlington in particular, including that the price per share of Arlington Common Stock has traded at a significant discount to Arlington’s book value per share for an extended period of time, which has created challenges for Arlington in raising capital through traditional capital market transactions to fund new investments without significant dilution to holders of Arlington Common Stock, and which, in turn, has prevented Arlington from increasing its size and scale, both in terms of assets under management as well as market capitalization;

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the challenges for Arlington in its ability to pay a sustained, attractive common stock dividend;

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uncertainty regarding the federal government’s and Federal Reserve’s monetary and fiscal policies and policies with respect to residential mortgage finance;

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the relative small size of Arlington and the difficulty in offsetting the costs associated with being a standalone public company; and

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the challenges and uncertainty regarding the long-term performance of an investment strategy targeting various residential and commercial mortgage-related assets in the current financial and interest rate environment, in light of Arlington’s relative small size and scale.

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Evaluation of Strategic Alternatives.   The belief of the members of the Arlington Board that the value offered to Arlington’s common shareholders in the Merger was more favorable to Arlington’s common shareholders than the potential value of remaining a standalone public company. This belief was supported in part by the results of the Arlington Board’s evaluation of strategic alternatives through which Arlington and its financial advisors engaged with other parties that were believed to be the most able and willing to pay the highest price for Arlington Common Stock, and ultimately received from EFC an acquisition proposal with terms that the Arlington Board believed to be most favorable on a risk-adjusted basis to Arlington and its common shareholders, particularly given EFC’s liquidity and market capitalization.

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Transaction Process and Negotiations with EFC.   The belief that, as a result of the transaction process conducted by the Arlington Board, pursuant to which the Arlington Board considered different potential transactions, solicited interest from at least 67 parties (including EFC), and Arlington’s negotiations with multiple potential counterparties (including EFC), Arlington maximized common shareholder value and obtained terms of the Merger that were favorable to Arlington. This belief was supported by the fact that Arlington’s negotiations with EFC resulted in multiple increases in the price per share originally offered by EFC, as well as several changes in the terms and conditions of the Merger Agreement from the terms and conditions proposed by EFC that were favorable to Arlington.

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No Financing Condition; Other Conditions.   The Arlington Board considered the contractual representation of EFC and EFC Manager that EFC Manager would have access to sufficient funds to pay the amounts required to be paid under the Merger Agreement and that the offer and the Merger are not subject to a financing condition. EFC’s and EFC Manager’s obligations to close the Merger are subject to limited conditions, and the Merger is reasonably likely to be consummated.

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Benefits of Increased Scale, Portfolio Diversity and other Operating Capabilities of the Combined Company.   That the receipt of EFC Common Stock as part of the Merger Consideration provides Arlington’s common shareholders the opportunity to continue ownership in the Combined Company, which is expected to provide significant potential strategic opportunities and benefits, including the following:

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the Merger allows Arlington’s common shareholders to transition from ownership in a subscale standalone residential-focused mortgage REIT to owning shares in a much larger hybrid mortgage REIT with a diversified $3.7 billion investment portfolio across residential mortgage, commercial mortgage, consumer loan and corporate loan sectors;

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the Combined Company is expected to have a market capitalization of over $1 billion and should provide more liquidity to investors, have potential for significant stock price appreciation and economic return, be able to pay a regular dividend to its stockholders, have potential access to additional financing resources on attractive terms and have more robust analyst coverage than Arlington would have as a standalone company;

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Arlington’s common shareholders should benefit from increased operating scale, liquidity and access to attractive capital alternatives available to the larger Combined Company; and

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that EFC is managed by EFC Manager, which has extensive investing expertise in a broad spectrum of investment opportunities, including residential and commercial mortgage loans, reverse mortgage loans, residential and commercial mortgage-backed securities, consumer loans and asset-backed securities backed by consumer loans, collateralized loan obligations, non-mortgage and mortgage-related derivatives, and investments in loan origination companies and is affiliated with an entity that has well-established portfolio management resources and experience in managing mortgage-related assets.

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Liquidity of EFC Common Stock.   That nearly 100% of the Merger Consideration consists of shares of EFC Common Stock that will be listed for trading on the NYSE, which should provide greater liquidity for Arlington’s common shareholders given EFC’s history of greater shareholder liquidity and institutional demand than Arlington before the Merger.

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Cash Portion of Merger Consideration.   That the Merger Consideration includes cash consideration from EFC Manager equal to $0.09 per share of Arlington Common Stock and that such cash consideration provides Arlington’s common shareholders with immediate value.

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Opinion of Wells Fargo Securities and Related Analysis.   The oral opinion of Wells Fargo Securities delivered to the Arlington Board, which was confirmed by delivery of a written opinion dated May 29, 2023, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Wells Fargo Securities in preparing the opinion, the Per Share Common Merger Consideration in the proposed merger was fair, from a financial point of view, to the holders of Arlington Common Stock, as more fully described below under the section titled “The Merger — Opinion of Arlington’s Financial Advisor, Wells Fargo Securities” beginning on page 75 of this proxy statement/prospectus. The full text of the written opinion of Wells Fargo Securities, dated May 29, 2023, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Wells Fargo Securities in preparing the opinion, is attached as Annex B to this proxy statement/prospectus.

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EFC’s History of Paying Dividends to Stockholders.   The fact that EFC has historically paid dividends to its common stockholders on a monthly (and, prior to April 2019, quarterly) basis.

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No EFC Stockholder Approval.   The Merger is not subject to EFC stockholder approval, increasing the certainty that the transactions contemplated by the Merger Agreement are consummated.

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Increased Asset Class and Geographic Diversification.   That the Merger will increase the asset class and geographic diversification of the Combined Company’s asset portfolio as compared to Arlington’s investing activities prior to the Merger.

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Increased Borrower Diversification.   That the Merger will increase the borrower diversification associated with the Combined Company’s asset portfolio as a result of having a larger base of borrowers associated with such assets.

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Other Terms of the Merger Agreement.   Certain other terms of the Merger Agreement, including, among others:

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the Merger is subject to approval by the holders of a majority of all votes cast by Arlington’s common shareholders at a meeting at which a quorum of Arlington’s common shareholders exists;

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the Merger is intended to qualify as a reorganization under Section 368(a) of the Code;

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the Merger Agreement provides Arlington with the right, under certain specified circumstances, to consider an unsolicited competing proposal if the Arlington Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such a competing proposal is a superior proposal for Arlington’s shareholders, and provides the Arlington Board with the ability, under certain specified circumstances, to make a change in recommendation or to terminate the Merger Agreement in order to enter into a definitive agreement with respect to such superior proposal upon payment to EFC of a termination fee of $5,015,050;

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the commitment on the part of each of Arlington, EFC, Merger Sub and EFC Manager to complete the Merger as reflected in their respective obligations under the terms of the Merger Agreement and the absence of any required material government consents, and the likelihood that the Merger will be completed on a timely basis;

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the Merger Agreement provides that Arlington will designate one individual to serve on EFC’s Board following the Closing;

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the Combined Company will assume the obligations of Arlington related to the trust preferred securities issued by FBR Capital Trust III, a Delaware statutory trust, and FBR Capital Trust X, a Delaware statutory trust (the “Arlington Trusts”), and the Arlington Notes;

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the Arlington Series B Preferred Stock and Arlington Series C Preferred Stock will be converted into newly issued shares of preferred stock of the Combined Company; and

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the other terms of the Merger Agreement, including representations, warranties and covenants of the parties, as well as the conditions to their respective obligations under the Merger Agreement.

The Arlington Board also considered a variety of risks and other potentially negative factors in considering the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, including, but not limited to, the following material factors:
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Other Strategic Alternatives.   The risk that a different strategic alternative, such as continuing as a standalone public company or liquidating, could be more beneficial to Arlington’s common shareholders than the Merger.

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Competing Transactions; Termination Fee.   That the terms of the Merger Agreement place limitations on Arlington’s right to initiate, solicit or knowingly encourage the making of any proposal by or with a third party with respect to a competing transaction and to furnish information to, or enter into discussions with, a third party interested in pursuing an alternative strategic transaction, and that, under the terms of the Merger Agreement, Arlington must pay EFC the termination fee of $5,015,050 if the Merger Agreement is terminated under certain circumstances, which might discourage or deter other parties from proposing an alternative transaction that may be more advantageous to Arlington’s shareholders.

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Expenses.   The expenses to be incurred in connection with the Merger.

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Completion of Merger.   That, while the Merger is expected to be completed, there is no assurance that all the conditions to the parties’ obligations to complete the Merger will be satisfied or waived, or that the Merger in fact will be completed.

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Management Resources.   The risk of diverting management focus and resources from operational matters and other strategic opportunities while working to implement the Merger.

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Pre-Closing Operating Covenants.   That provisions in the Merger Agreement restricting non-ordinary course operation of Arlington’s business during the period between the signing of the Merger Agreement and consummation of the Merger may delay or prevent Arlington from undertaking business opportunities that may arise or other actions it would otherwise take with respect to its operations absent the pending completion of the Merger.

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External Management.   The fact that, while Arlington has been internally managed, the Combined Company will be externally managed by EFC Manager, and that the EFC Management Agreement, among other things, requires various payments and expense reimbursements to EFC Manager, places restrictions on the Combined Company’s ability to terminate the management agreement and may impede, prevent or discourage a change of control or other strategic transaction involving the Combined Company.

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General Market Conditions.   The risk that the potential benefits of the Merger may not be fully or partially achieved, or may not be achieved within the expected time frame, due to general competitive, economic, political and market conditions.

The foregoing discussion of the factors considered by the Arlington Board is not intended to be exhaustive and is not provided in any specific order or ranking, but rather includes material factors considered by the Arlington Board. In view of the wide variety of factors considered in connection with its evaluation of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and the complexity of these matters, the Arlington Board did not consider it practical to, and did not attempt to, quantify, rank or otherwise assign any relative or specific weights or values to the different factors considered, and individual directors may have given different weights to different factors. The Arlington Board conducted an overall review of the factors considered and determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of approving the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.
The explanation and reasoning of the Arlington Board and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 48.
After careful consideration, for the reasons set forth above, the Arlington Board has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of Arlington and its shareholders, (ii) adopted and approved the Merger Agreement and declared that the transactions contemplated by the Merger Agreement, including the Merger, are advisable, (iii) directed that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, be submitted to the holders of Arlington Common Stock for their approval at the Arlington special meeting and (iv) resolved to recommend that the holders of Arlington Common Stock approve the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger. The Arlington Board unanimously recommends that the Arlington shareholders vote “FOR” the Arlington Merger Proposal, “FOR” the Arlington Non-Binding Compensation Advisory Proposal and “FOR” the Arlington Adjournment Proposal.
The EFC Board’s Reasons for the Merger
At its meeting on May 29, 2023, after careful consideration, the EFC Board unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger and the EFC Stock Issuance, are in the best interests of EFC, and (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger and the EFC Stock Issuance.

In evaluating the Merger Agreement and the EFC Stock Issuance, the EFC Board consulted with senior management and outside legal and financial advisors and carefully considered numerous factors that the EFC Board viewed as supporting its decision, including, but not limited to, the following material factors:
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The EFC Board considered that the Merger is expected to provide a number of significant benefits to EFC and its stockholders, including the following:

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the Merger would enable EFC to effectively raise a relatively large amount of common and preferred equity capital at a premium to what EFC would be expected to achieve in the public markets;

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the Merger is expected to provide EFC with improved scale, enhanced portfolio liquidity, access to a broader set of financing alternatives, and additional borrowing capacity, which should support continued growth across EFC’s target assets and position EFC to take advantage of opportunities as they arise in the diversified markets in which EFC operates;

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Arlington’s relatively low leverage profile is expected to provide EFC with meaningful opportunity to enhance returns by redeploying capital into new investments at attractive estimated risk-adjusted returns;

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acquisition of Arlington’s MSR-related asset portfolio, with an in-place servicing structure, would allow EFC to enter into a complementary new business at scale;

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the Merger is estimated to be accretive to EFC’s earnings per share shortly after the Closing and accretive to EFC’s book value per share within one year of the Closing, with enhanced long-term growth potential;

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the increased market capitalization resulting from the Merger is expected to enhance the trading volume and liquidity for stockholders of the Combined Company, generate a greater level of interest in EFC’s business from a broader investor base, and provide more efficient access to the capital markets;

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the larger size EFC will achieve as a result of the Merger may benefit EFC as larger mortgage REITs have historically tended to trade at better market-price-to-book-value multiples compared to smaller mortgage REITs; and

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the combination of EFC and Arlington can potentially create cost savings and efficiencies over time resulting from the allocation of fixed operating expenses over a larger common equity base.

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The business, operations, financial condition, earnings and prospects of EFC and Arlington, after taking into account the results of EFC’s due diligence review of Arlington, the current and prospective business environments in which EFC and Arlington operate, and current and prospective general economic and market conditions.

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The commitment on the part of both parties to consummate the Merger as reflected in their respective obligations under the terms of the Merger Agreement, including that Arlington may be required to pay EFC a termination fee under certain circumstances, and the likelihood that the Arlington shareholder approval needed to consummate the Merger would be obtained in a timely manner.

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The benefit of further diversification of EFC’s asset base in light of the challenges facing the mortgage REIT sector in general, including significant uncertainty regarding the outlook for interest rates and macroeconomic conditions.

The EFC Board also considered a variety of risks and other potentially negative factors in considering the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, including, but not limited to, the following material factors:
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the risk that a different strategic alternative could be more beneficial to EFC stockholders than the Merger;

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the expected initial dilutive effect of the Merger on EFC’s earnings and book value per share, and the risk that the Merger may not ultimately be accretive to EFC’s earnings or book value per share;

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the risk of diverting management focus and resources from operational matters and other strategic opportunities while working to implement the Merger;

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the risk that Arlington’s book value per share may decline, including as a result of net losses, following execution of the Merger Agreement and EFC’s inability to terminate the Merger Agreement due to such changes;

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the risk that, notwithstanding the likelihood of the Merger being completed, the Merger may not be completed, or that completion may be unduly delayed, including the effect of the pendency of the Merger and the effect such failure to be completed may have on the trading price of EFC Common Stock and EFC’s operating results, particularly in light of the costs incurred in connection with the transaction;

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the risk that the cost savings, operational efficiencies and other benefits to the EFC stockholders expected to result from the Merger might not be fully realized or realized at all;

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the risk that EFC will be unable to redeploy the capital acquired in connection with the Merger into its targeted asset classes within the anticipated timeline or at anticipated returns;

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the risk of other potential difficulties in integrating the two companies and their respective operations;

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the substantial costs to be incurred in connection with the transaction, including the transaction expenses arising from the Merger and the costs of integrating the businesses of EFC and Arlington;

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the restrictions on the conduct of EFC’s business during the period between the execution of the Merger Agreement and the Closing (for more information, see “The Merger Agreement  —  Conduct of Business by EFC Pending the Merger” on page 107); and

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other matters described in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

The foregoing discussion of the factors considered by the EFC Board is not intended to be exhaustive and is not provided in any specific order or ranking, but rather includes material factors considered by the EFC Board. In view of the wide variety of factors considered in connection with its evaluation of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and the complexity of these matters, the EFC Board did not consider it practicable to, and did not attempt to, quantify, rank or otherwise assign any relative or specific weights or values to the factors considered, and individual directors may have held varied views of the relative importance of the factors considered and given different weights or values to different factors. The EFC Board viewed its position and recommendation as being based on an overall review of the totality of the information available to it and determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of approving the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.
The explanation and reasoning of the EFC Board and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 48.
Opinion of Arlington’s Financial Advisor, Wells Fargo Securities
Pursuant to an engagement letter dated January 30, 2023, Arlington retained Wells Fargo Securities as its financial advisor in connection with a review of potential transactions, which would include a potential merger with EFC.
On May 29, 2023, Wells Fargo Securities rendered its oral opinion to the Arlington Board, which was subsequently confirmed in writing by delivery of Wells Fargo Securities’ written opinion, dated May 29, 2023 that, as of such date, the Per Share Common Merger Consideration in the Merger was fair, from a financial point of view, to holders of Arlington Common Stock.
Wells Fargo Securities’ opinion was for the information and use of the Arlington Board (in its capacity as such) in connection with its evaluation of the Merger. Wells Fargo Securities’ opinion only addressed the fairness, from a financial point of view, to the holders of Arlington Common Stock of the Per Share Common Merger Consideration to be paid to such holders in the Merger and did not address any other aspect or implication of the Merger. The summary of Wells Fargo Securities’ opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement/prospectus and sets forth the procedures followed, assumptions made, matters considered and limitations and qualifications on the review undertaken by Wells Fargo Securities in connection with the preparation of its opinion. However, neither Wells Fargo Securities’ written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus is intended to be, and they do not constitute, advice or a recommendation to any shareholder of Arlington as to how such shareholder should vote or act on any matter relating to the Merger.
In arriving at its opinion, Wells Fargo Securities, among other things:
•
reviewed a draft of the Agreement and Plan of Merger, dated as of May 29, 2023, by and among EFC, Merger Sub, Arlington and solely for the limited purposes set forth therein, EFC Manager (which is referred to in this summary of Wells Fargo Securities’ opinion as the “Merger Agreement”);

•
reviewed certain publicly available business and financial information relating to Arlington and EFC and the industries in which they operate;

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compared the financial and operating performance of Arlington and EFC with publicly available information concerning certain other companies Wells Fargo Securities deemed relevant, and compared current and historic market prices of Arlington Common Stock and EFC Common Stock with similar data for such other companies;

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compared the proposed financial terms of the Merger with the publicly available financial terms of certain other business combinations that Wells Fargo Securities deemed relevant;

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reviewed certain internal financial analyses and forecasts for Arlington (referred to in this summary of Wells Fargo Securities’ opinion as the “Arlington Projections” and as described in more detail in the section titled “— Certain Arlington Unaudited Prospective Financial Information” beginning on page 84 of this proxy statement/prospectus), prepared by the management of Arlington (and prepared without a view toward public disclosure, compliance with GAAP, the published guidelines of the SEC regarding projections and forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentations of financial projections);

•
reviewed certain financial analyses and forecasts for EFC (referred to in this summary of Wells Fargo Securities’ opinion as the “EFC Projections,” which were prepared by EFC (and prepared without a view toward public disclosure, compliance with GAAP, the published guidelines of the SEC regarding projections and forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentations of financial projections), and “EFC Extrapolated Projections,” which were prepared by Arlington’s management and not discussed with, provided to, reviewed by or approved by EFC or any of EFC’s directors, officers, affiliates, advisors or other representatives, and described in more detail in the sections titled “— Certain EFC Unaudited Prospective Financial Information” beginning on page 82 of this proxy statement/prospectus) and “— Certain Arlington Unaudited Prospective Financial Information” beginning on page 84 of this proxy statement/prospectus), respectively;

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discussed with the managements of Arlington and EFC certain aspects of the Merger, the business, financial condition and prospects of Arlington and EFC, respectively, the effect of the Merger on the business, financial condition and prospects of Arlington and EFC, respectively, and certain other matters that Wells Fargo Securities deemed relevant; and

•
considered such other financial analyses and investigations and such other information that Wells Fargo Securities deemed relevant.

In giving its opinion, Wells Fargo Securities assumed and relied upon the accuracy and completeness of all information that was publicly available or was furnished to or discussed with Wells Fargo Securities by Arlington or EFC or otherwise reviewed by Wells Fargo Securities. Wells Fargo Securities did not independently verify any such information, and pursuant to the terms of Wells Fargo Securities’ engagement by Arlington, Wells Fargo Securities did not assume any obligation to undertake any such independent verification. In relying on the Arlington Projections, the EFC Projections and the EFC Extrapolated Projections, Wells Fargo Securities assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the future performance and financial condition of Arlington and EFC. Wells Fargo Securities expressed no view or opinion with respect to the Arlington Projections, the EFC Projections, the EFC Extrapolated Projections or the assumptions upon which they are based. Wells Fargo Securities assumed that any representations and warranties made by Arlington and EFC in the Merger Agreement or in other agreements relating to the Merger will be true and accurate in all respects that are material to its analysis and that Arlington will have no exposure for indemnification pursuant to the Merger Agreement or such other agreements that would be material to its analysis. For purposes of Wells Fargo Securities’ opinion, Arlington directed Wells Fargo Securities to assume, and Wells Fargo Securities assumed, that the Third Party Loan Payment (as defined in the Merger Agreement) was made prior to July 10, 2023 and that the fully diluted share count of Arlington for purposes of its opinion was 32.360 million.
For purposes of its analyses and opinion, Wells Fargo Securities assumed that, for U.S. federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368 of the Code. Wells Fargo Securities also assumed that the Merger will have the tax consequences described in discussions with, and materials provided to it by, Arlington and its representatives. Wells Fargo Securities also assumed that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Arlington, EFC or the contemplated benefits of the Merger. Wells Fargo Securities also assumed that the Merger will be consummated in compliance with all applicable laws and regulations and in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any term, condition or agreement thereof that is material to its analyses or opinion. In addition, Wells Fargo Securities did not make any independent evaluation, inspection or appraisal of the assets or liabilities (contingent or otherwise) of Arlington or EFC, nor was Wells Fargo Securities furnished with any such evaluations or appraisals. Wells Fargo Securities did not evaluate the solvency of Arlington or EFC under any state or federal laws relating to bankruptcy, insolvency or similar matters. Wells Fargo Securities further assumed that the final form of the Merger Agreement, when executed by the parties thereto, would conform to the draft reviewed by it in all respects material to its analyses and opinion.
Wells Fargo Securities’ opinion only addressed the fairness, from a financial point of view, of the Per Share Common Merger Consideration to be paid to the holders of the Arlington Common Stock in the Merger, and Wells Fargo Securities expressed no opinion as to the fairness of any consideration paid in connection with the Merger to the holders of any other class of securities, creditors or other constituencies of Arlington, including holders of Arlington Preferred Stock. Furthermore, Wells Fargo Securities expressed no opinion as to any other aspect or implication (financial or otherwise) of the Merger, or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise, including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation or Per Share Common Merger Consideration to be received by or otherwise payable to any officers, directors or employees of any party to the Merger, or class of such persons, relative to the Per Share Common Merger Consideration or otherwise. Furthermore, Wells Fargo Securities did not express any advice or opinion regarding matters that require legal, regulatory, accounting, insurance, tax, environmental, executive compensation or other similar professional advice and relied upon the assessments of Arlington and its advisors with respect to such advice.
Wells Fargo Securities’ opinion was necessarily based upon information made available to Wells Fargo Securities as of the date of its opinion and financial, economic, market and other conditions as they existed and could be evaluated on the date of its opinion. Wells Fargo Securities did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to its attention after the date of its opinion, notwithstanding that any such subsequent developments may affect its opinion. Wells Fargo Securities’ opinion did not address the relative merits of the Merger as compared to any alternative transactions or strategies that might have been available to Arlington, nor did it address the underlying business decision of the Arlington Board or Arlington to proceed with or effect the Merger. Wells Fargo Securities did not express any opinion as to the price at which Arlington Common Stock or EFC Common Stock may be traded at any time.

Financial Analyses
In preparing its opinion to the Arlington Board, Wells Fargo Securities performed a variety of analyses, including those described below. The summary of Wells Fargo Securities’ analyses is not a complete description of the analyses underlying Wells Fargo Securities’ opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Wells Fargo Securities’ opinion nor its underlying analyses is readily susceptible to summary description. Wells Fargo Securities arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. Accordingly, Wells Fargo Securities believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Wells Fargo Securities’ analyses and opinion.
In performing its analyses, Wells Fargo Securities considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. None of the selected companies used in Wells Fargo Securities’ analyses is identical to Arlington nor EFC and none of the selected transactions reviewed is identical to the Merger. Evaluation of the results of those analyses is not entirely mathematical. The financial analyses performed by Wells Fargo Securities were performed for analytical purposes only and are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of Arlington.
While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, Wells Fargo Securities did not make separate or quantifiable judgments regarding individual analyses. Much of the information used in, and accordingly the results of, Wells Fargo Securities’ analyses are inherently subject to substantial uncertainty.
Wells Fargo Securities’ opinion was only one of many factors considered by the Arlington Board in evaluating the Merger. Neither Wells Fargo Securities’ opinion nor its analyses were determinative of the Per Share Common Merger Consideration or of the views of the Arlington Board or Arlington’s management with respect to the Merger or the Per Share Common Merger Consideration. The type and amount of consideration payable in the Merger were determined through negotiations between Arlington and EFC, and Arlington’s decision to enter into the Merger Agreement was solely that of the Arlington Board.
The following is a summary of the material financial analyses performed by Wells Fargo Securities in connection with the preparation of its opinion rendered to, and reviewed with, the Arlington Board on May 29, 2023. The order of the analyses summarized below does not represent relative importance or weight given to those analyses by Wells Fargo Securities. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying and the assumptions made, procedures followed, matters considered and limitations and qualifications affecting each analysis, could create an incomplete view of Wells Fargo Securities’ analyses.
The estimates of the future financial performance of the companies and transactions listed below were based on public filings, including SEC filings and research estimates for those companies. The estimates of the future financial performance of Arlington and EFC relied upon for the financial analyses described below were based on the Arlington Projections, the EFC Projections and the EFC Extrapolated Projections.
Arlington Financial Analyses
Arlington Selected Public Companies Analysis
Wells Fargo Securities reviewed certain data for selected companies with publicly traded equity securities that Wells Fargo Securities deemed relevant. None of the selected companies used in Wells Fargo

Securities’ analyses is identical to Arlington. The selected companies were selected by Wells Fargo Securities because they were deemed by Wells Fargo Securities to be similar to Arlington in one or more respects, including, among other things, that each selected company’s principal business is investing in mortgage-related assets.
Using publicly available information, Wells Fargo Securities calculated the multiple of each selected company’s market capitalization, calculated based on the trading price per share of such company’s common stock multiplied by such company’s total diluted share count, as of May 26, 2023, to such selected company’s most recently reported tangible book value (referred to in this summary of Wells Fargo Securities’ opinion as the “Fully Diluted Price / TBV”).
The companies selected by Wells Fargo Securities were as follows:
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Angel Oak Mortgage REIT, Inc.

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Cherry Hill Mortgage Investment Corporation

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Seven Hills Realty Trust

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AG Mortgage Investment Trust, Inc.

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Ellington Residential Mortgage REIT

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Lument Finance Trust, Inc.

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ACRES Commercial Realty Corp.

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Western Asset Mortgage Capital Corporation

Taking into account the results of the selected public companies analysis, Wells Fargo Securities applied a Fully Diluted Price / TBV multiple range of 0.50x to 0.80x to Arlington’s tangible book value as of April 30, 2023, further dividing the derived implied equity amounts by the corresponding total diluted share counts for the high and low values. The selected public companies analysis indicated the following implied equity value per share reference ranges for Arlington Common Stock:
	Implied Equity Value per Share
	Low	High
Price / TBV	$3.06	$4.52
The implied equity value per share reference range was then compared to the implied per share value of the Per Share Common Merger Consideration as of May 26, 2023 of $4.77.
Arlington Selected Transactions Analysis
Wells Fargo Securities reviewed, among other things, financial data relating to the selected transactions that Wells Fargo Securities considered generally relevant as recent transactions involving target companies which Wells Fargo Securities judged to be sufficiently analogous to Arlington’s business based on Wells Fargo Securities’ experience and familiarity with the industries in which Arlington operates.
Using publicly available information, Wells Fargo Securities calculated, for each of the selected transactions, the implied price per share of the company’s common stock in the relevant transaction multiplied by such company’s total diluted share count to such company’s tangible book value.
Announce Date	Target	Acquiror
February 27, 2023	Broadmark Realty Capital Inc.	Ready Capital Corporation
November 4, 2021	Mosaic Real Estate Credit, LLC	Ready Capital Corporation
July 26, 2021	Capstead Mortgage Corporation	Benefit Street Partners Realty Trust, Inc.
December 7, 2020	Anworth Mortgage Asset Corporation	Ready Capital Corporation
August 3, 2020	Jernigan Capital, Inc.	NexPoint Advisors, L.P.

Announce Date	Target	Acquiror
November 7, 2018	Owens Realty Mortgage, Inc.	Ready Capital Corporation
May 2, 2018	MTGE Investment Corp.	Annaly Capital Management Inc.
April 26, 2018	CYS Investments Inc.	Two Harbors Investment Corp.
April 11, 2016	Hatteras Financial Corp.	Annaly Capital Management Inc.
April 7, 2016	ZAIS Financial Corp.	Sutherland Asset Management Corporation
March 2, 2016	JAVELIN Mortgage Investment Corp.	ARMOUR Residential REIT, Inc.
February 26, 2016	Apollo Residential Mortgage, Inc.	Apollo Commercial Real Estate Finance, Inc.
None of the selected transactions reviewed was identical to the Merger. However, the selected transactions were chosen because certain aspects of the transactions, for purposes of Wells Fargo Securities’ analysis, may be considered similar to the Merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the transactions differently than they would affect the Merger.
Taking into account the results of the selected transactions analysis, Wells Fargo Securities applied a multiple range of 0.80x to 0.90x to Arlington’s tangible book value as of April 30, 2023, further dividing the derived implied equity amounts by the corresponding total diluted share counts for the high and low values. The selected transactions analysis indicated the following implied equity value per share reference ranges for Arlington Common Stock:
	Implied Equity Value per Share
	Low	High
Price / TBV	$4.52	$4.99
The implied equity value per share reference range was then compared to the implied per share value of the Per Share Common Merger Consideration as of May 26, 2023 of $4.77.
Arlington Dividend Discount Analysis
Wells Fargo Securities performed a dividend discount analysis for Arlington for the purpose of determining an implied equity value per share for Arlington Common Stock on a standalone basis. Wells Fargo Securities calculated Arlington’s projected dividends on shares of Arlington Common Stock for the period from May 31, 2023 through December 31, 2026, based on the Arlington Projections, which were discussed with, and approved by, the Arlington Board for use by Wells Fargo Securities in connection with its financial analyses. Wells Fargo Securities also calculated a range of terminal values for Arlington as of December 31, 2026 by applying a range of terminal forward multiples of 0.65x to 0.85x to Arlington’s projected tangible book value for the year ended December 31, 2026 based on the Arlington Projections. Wells Fargo Securities then discounted the projected dividend estimates and the range of the terminal values to present value as of May 31, 2023 using discount rates ranging from 13.00% to 17.00%.
The dividend discount analysis indicated an implied equity value per share reference range for Arlington Common Stock of $3.34 to $4.32.
EFC Financial Analyses
EFC Selected Public Companies Analysis
Wells Fargo Securities reviewed certain data for selected companies with publicly traded equity securities that Wells Fargo Securities deemed relevant. None of the selected companies used in Wells Fargo Securities’ analyses is identical to EFC. The selected companies were selected by Wells Fargo Securities because they were deemed by Wells Fargo Securities to be similar to EFC in one or more respects, including, among other things, that each selected company’s principal business is investing in mortgage-related assets.

Using publicly available information, Wells Fargo Securities calculated the multiple of each selected company’s market capitalization, calculated based on the trading price per share of such company’s common stock multiplied by such company’s total diluted share count, as of May 26, 2023, to the most recently reported tangible book value for such selected company. Wells Fargo Securities also calculated the yield of each company’s most recent quarterly or monthly dividend, adjusted for annualization.
The companies selected by Wells Fargo Securities were as follows:
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Two Harbors Investment Corp.

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Chimera Investment Corporation

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MFA Financial, Inc.

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PennyMac Mortgage Investment Trust

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Franklin BSP Realty Trust, Inc.

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New York Mortgage Trust, Inc.

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Redwood Trust, Inc.

Taking into account the results of the selected public companies analysis, Wells Fargo Securities applied a Fully Diluted Price / TBV multiple range of 0.65x to 0.85x to EFC’s tangible book value per share as of April 30, 2023, further dividing the derived implied equity amounts by the corresponding total diluted share count for the high and low values. Taking into account the results of the selected public companies analysis, Wells Fargo Securities applied a dividend yield range of 13.0% to 16.5% to EFC’s monthly dividend, adjusted for annualization. The selected public companies analysis indicated the following implied equity value per share reference ranges for EFC Common Stock:
	Implied Equity Value Per Share
	Low	High
Price / TBV	$9.65	$12.62
Dividend Yield (Price)	$10.91	$13.85
EFC Dividend Discount Analysis
Wells Fargo Securities performed a dividend discount analysis for EFC for the purpose of determining an implied equity value per share for EFC Common Stock on a standalone basis. Wells Fargo Securities calculated EFC’s projected dividends per share of EFC Common Stock for the period from May 31, 2023 through December 31, 2026, based on the EFC Extrapolated Projections, which were discussed with, and approved by, Arlington’s management for use by Wells Fargo Securities in connection with its financial analyses. Wells Fargo Securities also calculated a range of terminal values for EFC as of December 31, 2026 by applying a range of terminal forward multiples of 0.85x to 1.05x to EFC’s projected tangible book value per share for the year ended December 31, 2026 based on the EFC Extrapolated Projections. Wells Fargo Securities then discounted the projected dividend estimates and the range of the terminal values to present value as of May 31, 2023 using discount rates ranging from 12.00% to 16.50%.
The dividend discount analysis indicated an implied equity value per share reference range for EFC Common Stock of $12.95 to $16.68.
Exchange Ratio Analysis
Wells Fargo Securities compared the results for Arlington, adjusted to account for the Per Share Cash Consideration, to the results for EFC with respect to the selected public companies analysis and dividend discount analysis described above. Wells Fargo Securities compared the highest implied equity value per share for EFC to the lowest implied equity value per share for Arlington (as adjusted to account for the Per Share Cash Consideration) to derive the lowest exchange ratio implied by each pair of results. Wells Fargo Securities also compared the lowest implied equity value per share for EFC to the highest implied equity value per share for Arlington (as adjusted to account for the Per Share Cash Consideration) to derive the highest exchange ratio implied by each pair of results. The ranges of implied exchange ratios resulting from this analysis were:
Implied Exchange Ratios
	Low	High
Price / TBV	0.2348x	0.4586x
Dividend Discount Analysis	0.1947x	0.3262x
The ranges of implied exchange ratios resulting from the foregoing analysis were compared to the Exchange Ratio of 0.3619x.
Other Matters
Wells Fargo Securities is a trade name of Wells Fargo Securities, LLC, an investment banking subsidiary and affiliate of Wells Fargo & Company. Arlington retained Wells Fargo Securities as its financial advisor in connection with the Merger based on Wells Fargo Securities’ experience and reputation. Wells Fargo Securities is regularly engaged to provide investment banking and financial advisory services in connection with mergers and acquisitions, financings, and financial restructurings. Arlington has agreed to pay Wells Fargo Securities an aggregate fee currently estimated to be approximately $2.7 million, $250,000 of which became payable to Wells Fargo Securities at the time the proposed Merger was publicly announced on May 30, 2023, and the remainder of which is contingent and payable upon the consummation of the Merger. In addition, Arlington has agreed to reimburse Wells Fargo Securities for certain expenses and to indemnify Wells Fargo Securities and certain related parties against certain liabilities and other items that may arise out of or relate to Wells Fargo Securities’ engagement. The issuance of Wells Fargo Securities’ opinion was approved by a fairness committee of Wells Fargo Securities.
Wells Fargo Securities and its affiliates provide a wide range of investment and commercial banking advice and services, including financial advisory services, securities underwritings and placements, securities sales and trading, brokerage advice and services, and commercial loans. During the two years preceding the date of Wells Fargo Securities’ written opinion, neither Wells Fargo Securities nor its affiliates have had any other material investment, commercial banking or financial advisory relationships with Arlington or EFC. Wells Fargo Securities and its affiliates hold, on a proprietary basis, less than 1% of each of the outstanding Arlington Common Stock and EFC Common Stock. In the ordinary course of business, Wells Fargo Securities and its affiliates may trade or otherwise effect transactions in the securities or other financial instruments (including bank loans or other obligations) of Arlington, EFC and certain of their affiliates for Wells Fargo Securities own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or financial instruments. Wells Fargo Securities and its affiliates have adopted policies and procedures designed to preserve the independence of their research and credit analysts whose views may differ from those of the members of the team of investment banking professionals involved in preparing Wells Fargo Securities’ opinion.
Certain EFC Unaudited Prospective Financial Information
Although EFC, from time to time, may provide guidance for certain expected financial results in its regular earnings communications and other investor materials, EFC does not as a matter of course make public long-term projections as to future performance, earnings or other results due to, among other reasons, the inherent uncertainty and subjectivity of the underlying assumptions and estimates. Such projections inherently become subject to substantially greater uncertainty as they extend further into the future. As a result, neither EFC nor Arlington can give you any assurance that actual results will not differ materially from the unaudited prospective financial information included in this proxy statement/prospectus. However, in connection with the Merger, EFC prepared and provided to Arlington and its representatives certain non-public, unaudited estimates, including, but not limited to, estimated earnings per share for the year ending December 31, 2023 that were based on target portfolio allocations as of April 24, 2023 on an annualized basis (collectively, the “EFC Projections”).
The below summary of the EFC Projections is included for the sole purpose of providing Arlington shareholders access to a summary of certain non-public information that was furnished to certain parties in connection with the Merger, and such information may not be appropriate for other purposes, and is not included to influence the voting decision of any holder of Arlington Common Stock or the investment decision of any holder of Arlington Common Stock.
The EFC Projections were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with GAAP, the published guidelines of the SEC regarding projections and forward-looking statements, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentations of financial projections, but in the view of EFC’s management, were reasonably prepared in good faith on a basis reflecting the best available estimates and judgments at the time of preparation, and presented as of the time of preparation, to the best of EFC’s management’s knowledge and belief, the expected future financial performance of EFC. The inclusion of the summary of the EFC Projections should not be regarded as an indication that such information is factual or necessarily predictive of actual future events or results and such information should not be relied upon as such, and readers of this proxy statement/prospectus are cautioned not to rely on the EFC Projections for any purpose. The prospective financial information included in the EFC Projections included in this section under the heading “Certain EFC Unaudited Prospective Financial Information” has been prepared by, and is the responsibility of, EFC’s management. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report included in EFC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, incorporated by reference in this document, relates to EFC’s previously issued financial statements. It does not extend to the prospective financial information and should not be read to do so. Furthermore, the EFC Projections do not take into account any circumstances or events occurring after the date they were prepared, and the unaudited prospective financial information may vary significantly from subsequent forecasts, financial plans, guidance and/or actual results.
While presented with numeric specificity, this unaudited prospective financial information is forward-looking information that was based on numerous variables and assumptions (including assumptions related to EFC’s portfolio, interest rates, industry performance and general business, economic, market and financial conditions, as well as additional matters specific to EFC’s business) that are inherently highly subjective, uncertain and beyond the control of EFC. The assumptions underlying the unaudited prospective financial information may not prove to have been, or may no longer be, accurate. Important factors that may affect actual results and cause this unaudited prospective financial information not to be achieved include, but are not limited to, risks and uncertainties relating to EFC’s business (including its ability to achieve strategic goals, objectives and targets over applicable periods), changes in EFC’s portfolio, actual credit performance of EFC’s portfolio, origination volumes and gain-on-sale margins related to Longbridge (as defined below) and other strategic equity investments made by EFC in loan originators, changes in interest rates, industry performance, general business and economic conditions and other factors described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.” This unaudited prospective financial information also reflects numerous variables, expectations and assumptions available at the time they were prepared as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in this unaudited prospective financial information. Accordingly, no assurance can be given that the projected results summarized below will be realized. Arlington shareholders are urged to review EFC’s most recent SEC filings for a description of the reported and anticipated results of operations and financial condition and capital resources, including those discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in EFC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and EFC’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023, which are incorporated by reference into this proxy statement/prospectus.
The inclusion of this information should not be regarded as an indication that EFC, the EFC Board, Arlington, the Arlington Board, Wells Fargo Securities or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results. None of EFC, Arlington or their respective directors, officers, affiliates, advisors or other representatives can give any assurance that actual results will not differ materially from this unaudited prospective financial information.

NONE OF EFC, ARLINGTON OR THEIR RESPECTIVE AFFILIATES, ADVISORS, OFFICERS, DIRECTORS OR OTHER REPRESENTATIVES UNDERTAKES ANY OBLIGATION TO UPDATE OR OTHERWISE REVISE OR RECONCILE THE BELOW UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE THIS UNAUDITED PROSPECTIVE FINANCIAL INFORMATION WAS GENERATED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH INFORMATION ARE SHOWN TO BE IN ERROR.
None of EFC, Arlington or their respective affiliates, advisors, officers, directors or other representatives has made or makes any representation to Arlington or any Arlington shareholder, in the Merger Agreement or otherwise, concerning the unaudited prospective financial information, or regarding EFC’s ultimate performance compared to the unaudited prospective financial information, or that the projected results will be achieved. In light of the foregoing factors, the uncertainties inherent in the unaudited prospective financial information, and the fact that the Arlington special meeting will be held several months after the financial projections were prepared, Arlington shareholders are cautioned not to place any reliance on such information and to review EFC’s most recent SEC filings for a description of EFC’s reported financial results.
EFC Projections
The following table presents a summary of the EFC Projections for the year ending December 31, 2023 that were based on EFC’s target portfolio allocation as of April 24, 2023 on an annualized basis.
GAAP Earnings Per Share	$2.08
Per Share Common Stock Dividends	$1.80
Certain Arlington Unaudited Prospective Financial Information
Arlington does not as a matter of course make public long-term projections as to future performance, earnings or other results due to, among other reasons, the inherent uncertainty and subjectivity of the underlying assumptions and estimates. Such projections inherently become subject to substantially greater uncertainty as they extend further into the future. As a result, neither Arlington nor EFC can give you any assurance that actual results will not differ materially from the unaudited prospective financial information included in this proxy statement/prospectus. However, in connection with the Merger, Arlington’s management prepared and provided certain unaudited prospective financial information for fiscal years 2023 through 2026 (the “Arlington Projections”) to Wells Fargo Securities, and included in the information Wells Fargo Securities presented to the Arlington Board. In connection with the Merger, Arlington’s management reviewed the Arlington Projections and approved the Arlington Projections as a reasonable basis upon which to evaluate the business and prospects of Arlington, including for use by Wells Fargo Securities, for purposes of Wells Fargo Securities’ financial analysis of Arlington and in connection with its fairness opinion as described above under the section entitled “Opinion of Arlington’s Financial Advisor, Wells Fargo Securities.” The below summary of the Arlington Projections is included for the sole purpose of providing Arlington shareholders access to a summary of certain non-public information that was furnished to certain parties in connection with the Merger, and such information may not be appropriate for other purposes, and is not included to influence the voting decision of any holder of Arlington Common Stock or the investment decision of any holder of Arlington Common Stock.
In addition, Arlington’s management extrapolated the EFC Projections to prepare certain unaudited prospective financial information of EFC on a standalone basis for the fiscal years 2023 through 2026, which information is referred to as the “EFC Extrapolated Projections”, and provided the EFC Extrapolated Projections to the Arlington Board and Wells Fargo Securities. Except for the EFC Projections utilized by Arlington’s management, the EFC Extrapolated Projections do not reflect the input of EFC, EFC’s management or the EFC Board and were not shared with, or reviewed by, EFC, EFC’s management or the EFC Board and are strictly the product of work conducted by Arlington’s management. In connection with the Merger, Arlington’s management reviewed the EFC Extrapolated Projections and approved the EFC Extrapolated Projections as a reasonable basis upon which to evaluate the business and prospects of EFC, including for use by Wells Fargo Securities, for purposes of Wells Fargo Securities’ financial analysis of EFC and in connection with its fairness opinion as described above under the section entitled “Opinion of Arlington’s Financial Advisor, Wells Fargo Securities.”
The Arlington Projections and the EFC Extrapolated Projections were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with GAAP, the published guidelines of the SEC regarding projections and forward-looking statements, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentations of financial projections, but in the view of Arlington’s management, were reasonably prepared in good faith on a basis reflecting the best available estimates and judgments at the time of preparation, and presented as of the time of preparation, to the best of Arlington’s management’s knowledge and belief, the expected future financial performance of Arlington. The inclusion of the summary of the Arlington Projections and the EFC Extrapolated Projections should not be regarded as an indication that such information is factual or necessarily predictive of actual future events or results and such information should not be relied upon as such, and readers of this proxy statement/prospectus are cautioned not to rely on the Arlington Projections or the EFC Extrapolated Projections for any purpose. The prospective financial information included in the Arlington Projections and the EFC Extrapolated Projections has been prepared by, and is the responsibility of, Arlington’s management. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP reports included in Arlington’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as amended, and EFC’s Annual Report on Form 10-K for the year ended December 31, 2022, each incorporated by reference in this document, relates to Arlington’s and EFC’s previously issued financial statements. It does not extend to the prospective financial information and should not be read to do so. Furthermore, the Arlington Projections and the EFC Extrapolated Projections do not take into account any circumstances or events occurring after the date they were prepared, and the unaudited prospective financial information may vary significantly from subsequent forecasts, financial plans, guidance and/or actual results.
While presented with numeric specificity, this unaudited prospective financial information is forward-looking information that was based on numerous variables and assumptions (including assumptions related to Arlington’s portfolio, EFC’s portfolio, interest rates, industry performance and general business, economic, market and financial conditions, as well as additional matters specific to Arlington’s business and EFC’s business) that are inherently highly subjective, uncertain and beyond the control of Arlington and EFC. The assumptions underlying the unaudited prospective financial information may not prove to have been, or may no longer be, accurate. Important factors that may affect actual results and cause this unaudited prospective financial information not to be achieved include, but are not limited to, risks and uncertainties relating to Arlington’s business and EFC’s business (including the ability of Arlington and EFC to achieve their respective strategic goals, objectives, and targets over applicable periods), changes in Arlington’s portfolio, changes in EFC’s portfolio, actual credit performance of Arlington’s portfolio and EFC’s portfolio, respectively, origination volumes and gain-on-sale margins related to EFC’s Longbridge subsidiary and related to strategic equity investments made by EFC in loan originators, changes in interest rates, industry performance, general business and economic conditions and other factors described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.” This unaudited prospective financial information also reflects numerous variables, expectations and assumptions available at the time they were prepared as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in this unaudited prospective financial information. Accordingly, no assurance can be given that the projected results summarized below will be realized. Arlington shareholders are urged to review the most recent SEC filings of Arlington and EFC for a description of the reported and anticipated results of operations and financial condition and capital resources, including those in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Arlington’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as amended, EFC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, Arlington’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023, and EFC’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023, which are incorporated by reference into this proxy statement/prospectus.

The inclusion of this information should not be regarded as an indication that Arlington, the Arlington Board, Wells Fargo Securities or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results. Neither Arlington nor any of Arlington’s directors, officers, affiliates, advisors or other representatives can give any assurance that actual results will not differ materially from this unaudited prospective financial information. None of EFC, EFC’s management, the EFC Board nor Keefe, Bruyette & Woods, Inc. was a recipient or performed any review of the Arlington Projections or the EFC Extrapolated Projections, and the inclusion of the Arlington Projections and the EFC Extrapolated Projections should not be regarded as an indication that any of EFC, EFC’s management, the EFC Board or Keefe, Bruyette & Woods, Inc. considers this information to be predictive of actual future results.
NONE OF ARLINGTON, EFC OR THEIR RESPECTIVE AFFILIATES, ADVISORS, OFFICERS, DIRECTORS OR OTHER REPRESENTATIVES UNDERTAKES ANY OBLIGATION TO UPDATE OR OTHERWISE REVISE OR RECONCILE THE BELOW UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE THIS UNAUDITED PROSPECTIVE FINANCIAL INFORMATION WAS GENERATED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH INFORMATION ARE SHOWN TO BE IN ERROR. SINCE THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION COVERS MULTIPLE YEARS, SUCH INFORMATION BY ITS NATURE BECOMES SUBJECT TO SUBSTANTIALLY GREATER UNCERTAINTY WITH EACH SUCCESSIVE YEAR.
None of Arlington, EFC or their respective affiliates, advisors, officers, directors or other representatives has made or makes any representation to Arlington or any Arlington shareholder, in the Merger Agreement or otherwise, concerning the unaudited prospective financial information, or regarding Arlington’s or EFC’s ultimate performance compared to the unaudited prospective financial information, or that the projected results will be achieved. In light of the foregoing factors, the uncertainties inherent in the unaudited prospective financial information, and the fact that the Arlington special meeting will be held several months after the financial projections were prepared, Arlington shareholders are cautioned not to place any reliance on such information and to review Arlington’s and EFC’s most recent SEC filings for a description of Arlington’s reported financial results or EFC’s reported financial results, as applicable.
Arlington Projections
The Arlington Projections were based on numerous variables and assumptions, including but not limited to the following: (i) reallocation of projected returns of investment capital into agency MBS over the projection period; (ii) an increase in the overall at risk leverage ratio from 0.2x to approximately 3.9x over the projection period; (iii) a constant spread return on levered hedged agency MBS and a constant yield on MSR financing receivables; (iv) interest rates for variable rate unhedged funding sources and credit investments based on a forward interest rate curve; (v) no change in fair value of Arlington’s investments and derivative positions; (vi) no capital raises; (vii) maturing Arlington Notes are refinanced at expected current market interest rates; and (viii) a declaration of a dividend on the Arlington Common Stock by the Arlington Board equal to the Earnings Available for Distribution per share of Arlington Common Stock.
The Arlington Projections were provided to the Arlington Board and Arlington’s financial advisor, Wells Fargo Securities, but were not provided to anyone at EFC or any of EFC’s directors, officers, affiliates, advisors or other representatives. The following table presents a summary of the Arlington Projections for the fiscal years ending 2023 through 2026.
(In millions, except per share amounts)	2023E	2024E	2025E	2026E
Tangible Book Value	$182(1)	$182	$182	$182
Earnings Available for Distribution(2)	$8.8	$12.4	$12.4	$11.9
Dividend Per Share of Arlington Common Stock	$0.30	$0.42	$0.40	$0.38

(1)
For the Arlington Selected Public Companies Analysis and Arlington Selected Transactions Analysis, see section titled “The Merger — Opinion of Arlington’s Financial Advisor, Wells Fargo Securities —

Arlington Financial Analyses” beginning on page 78 of this proxy statement/prospectus, Arlington’s tangible book value as of April 30, 2023 of $183 million was used and calculated as Arlington’s total equity value as of April 30, 2023 less preferred stock liquidation preference of $33 million.
(2)
Earnings Available for Distribution is a non-GAAP measure that Arlington defines as net income available to holders of Arlington Common Stock determined in accordance with GAAP adjusted for the following items: (i) plus (less) realized and unrealized losses (gains) on investments and derivatives; (ii) plus (less) income tax provision (benefit) for TRS realized and unrealized gains and losses on investments and derivatives; (iii) plus (less) TBA dollar roll income (loss); (iv) plus (less) interest rate swap net interest income (expense); and (v) plus stock-based compensation. However, because Earnings Available for Distribution is an incomplete measure of Arlington’s financial performance and involves differences from net income computed in accordance with GAAP, it should be considered along with, but not as an alternative to, net income as a measure of financial performance. In addition, because not all companies use identical calculations, Arlington’s presentation of Earnings Available for Distribution may not be comparable to other similarly-titled measures of other companies.

Arlington’s Management Extrapolations of the EFC Projections
The EFC Extrapolated Projections were based on the EFC Projections, the financial statements included in EFC’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023 and numerous variables and assumptions, including the following: (i) a static return on invested capital; (ii) no change in the fair value of EFC’s investment portfolio; (iii) no changes in EFC’s capital allocation; (iv) no new equity capital raises, share repurchases and/or change in the number of outstanding shares of EFC Common Stock or EFC Preferred Stock; (v) an assumed 5% annual rate of growth in EFC’s corporate G&A expense; and (vi) a constant dividend payment of $1.80 per share of EFC Common Stock annually. Except to the extent they reflect the EFC Projections EFC provided under “— Certain EFC Unaudited Prospective Financial Information,” the EFC Extrapolated Projections do not reflect the input of EFC’s management or the EFC Board and were not reviewed by or shared with EFC’s management or the EFC Board and are strictly the product of work conducted by Arlington’s management.
The EFC Extrapolated Projections were provided by Arlington’s management to Arlington’s financial advisor, Wells Fargo Securities, and included in the information Wells Fargo Securities presented to the Arlington Board prior to the Arlington Board’s approval of the Merger. The following table presents a summary of the EFC Extrapolated Projections for the fiscal years ending 2023 through 2026.
(In millions, except per share amounts)	2023E	2024E	2025E	2026E
EFC Common Stockholders’ Tangible Equity	$1,027	$1,049	$1,072	$1,096
Tangible Book Value Per Share(1)	—	—	—	$16.31(2)
Net Income Available to Holders of EFC Common Stock	$145	$142	$143	$144
Annual Dividend Per Share of EFC Common Stock	$1.80	$1.80	$1.80	$1.80

(1)
For the EFC Selected Public Companies Analysis, see section titled “The Merger — Opinion of Arlington’s Financial Advisor, Wells Fargo Securities — EFC Financial Analyses” beginning on page 80 of this proxy statement/prospectus, EFC’s tangible book value per share as of April 30, 2023 of $14.85 per share was used, calculated as EFC’s total equity value as of April 30, 2023 less non-controlling interest of $25 million less preferred stock liquidation preference of $336 million less intangibles of $3 million divided by EFC’s fully diluted share count.

(2)
Calculated as EFC’s total projected equity value as of December 31, 2026 less non-controlling interest of $25 million less preferred stock liquidation preference of $336 million less intangibles of $3 million divided by EFC’s fully diluted share count.

Interests of Arlington’s Directors and Executive Officers in the Merger
In considering the Arlington Board’s recommendations, Arlington common shareholders should be aware that the directors and executive officers of Arlington have interests in the Merger that may be different from, or in addition to, the interests of Arlington shareholders generally and that may present actual or potential conflicts of interests. The Arlington Board was aware of these interests and considered them, among other matters, in reaching its decision to adopt and approve the Merger Agreement and making its recommendation that Arlington common shareholders approve the Arlington Merger Proposal, the Arlington Non-Binding Compensation Advisory Proposal and the Arlington Adjournment Proposal.
Certain Assumptions
Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:
•
completion of the Merger constitutes a change in control for purposes of each applicable compensation plan or agreement;

•
the effective time of the Merger is October 1, 2023, which is only an estimate of a potential date on which the Merger could be consummated during the period in which the Closing is expected to occur;

•
the relevant price per share of Arlington Common Stock is $4.11, which is the average closing price per share of Arlington Common Stock as quoted on the NYSE over the first five business days following the first public announcement of the Merger, which occurred prior to the opening of the market on May 30, 2023;

•
each director and executive officer has a qualifying termination of employment or service (as further described below) immediately following the change in control;

•
quantification of outstanding Arlington Equity-Based Awards is calculated based on the outstanding Arlington Equity-Based Awards held by each director or executive officer as of June 30, 2023, which is the latest practicable date prior to the date of this proxy statement/prospectus; and

•
no payments, accelerated vesting or other benefits expected to be paid to, or received by, the named executive officers are subject to the 280G Cutback (as defined below).

Treatment of Equity Awards
Arlington Restricted Shares.   Pursuant to the Merger Agreement, immediately prior to the effective time of the Merger, each outstanding award of Arlington Restricted Shares granted pursuant to an Arlington Equity Plan will become fully vested and any restrictions or limitations with respect thereto will lapse as of immediately prior to the effective time of the Merger, and each Arlington Restricted Share will, as of the effective time of the Merger, be considered outstanding for all purposes of the Merger Agreement, including the right to receive the Per Share Common Merger Consideration, less applicable tax withholding.
Arlington Performance RSUs.   Pursuant to the Merger Agreement, immediately prior to the effective time of the Merger, each outstanding award of Arlington Performance RSUs granted pursuant to an Arlington Equity Plan, other than awards of Arlington Stock Price Performance RSUs, will automatically become earned and fully vested with respect to (i) the number of shares of Arlington Common Stock subject to such award of Arlington Performance RSUs that would vest as if the applicable performance goals set forth in the applicable award agreement were achieved at maximum performance levels and any restrictions, limitations and conditions with respect thereto will lapse as of immediately prior to the effective time of the Merger, plus (ii) the number of shares of Arlington Common Stock attributable to any dividend equivalent rights that have been accrued with respect to such award of Arlington Performance RSUs but are unpaid as of immediately prior to the effective time of the Merger, in each case, less applicable tax withholding. As a result, all shares of Arlington Common Stock represented by such Arlington Performance RSUs will be treated as a share of Arlington Common Stock for all purposes of the Merger, including the right to receive the Per Share Common Merger Consideration; provided, however, that a single cash payment will be made in lieu of the issuance of any fractional shares.
Arlington Stock Price Performance RSUs.   Pursuant to the Merger Agreement, immediately prior to the effective time of the Merger, each outstanding award of Arlington Stock Price Performance RSUs granted pursuant to an Arlington Equity Plan will automatically become earned and fully vested with respect to (i) the number of shares of Arlington Common Stock subject to such award of Arlington Stock Price Performance RSUs that would vest as if the performance goals set forth in the applicable award agreement were achieved at the actual level of performance and any restrictions, limitations and conditions with respect thereto will lapse as of immediately prior to the effective time of the Merger, plus (ii) the number of shares of Arlington Common Stock attributable to any dividend equivalent rights that have been accrued with respect to such award of Arlington Stock Price Performance RSUs but are unpaid as of immediately prior to the effective time of the Merger, in each case, less applicable tax withholding. As a result, all shares of Arlington Common Stock represented by such Arlington Stock Price Performance RSUs will be treated as a share of Arlington Common Stock for all purposes of the Merger, including the right to receive the Per Share Common Merger Consideration; provided, however, that a single cash payment will be made in lieu of the issuance of any fractional shares.
Arlington DSUs.   Pursuant to the Merger Agreement, immediately prior to the effective time of the Merger, each outstanding award of Arlington DSUs will become fully vested and settled and all restrictions, limitations and conditions with respect thereto will lapse as of immediately prior to the effective time of the Merger. As a result, all shares of Arlington Common Stock represented by such Arlington DSUs will be treated as a share of Arlington Common Stock for all purposes of the Merger, including the right to receive the Per Share Common Merger Consideration; provided, however, that a single cash payment will be made in lieu of the issuance of any fractional shares.
Quantification of the Value of Vesting Arlington Restricted Shares, Arlington Performance RSUs, Arlington Stock Price Performance RSUs and Arlington DSUs.   The following table shows, for each non-employee director of the Arlington Board and each executive officer of Arlington, (i) the number of shares of Arlington Common Stock underlying unvested Arlington Restricted Shares, unvested Arlington Performance RSUs, unvested Arlington Stock Price Performance RSUs and unvested or unsettled Arlington DSUs held by such individual as of the date of this proxy statement/prospectus that are expected to vest and settle as a result of the Merger; and (ii) the estimated value of such awards (on a pre-tax basis) as a result of the Merger, based on the assumptions described above. Solely for purposes of the transaction-related compensation disclosure, in accordance with Item 402(t) of Regulation S-K, such amounts have been calculated using the Exchange Ratio. Depending on when the Merger is completed, certain awards that are outstanding as of the date hereof and included in the table below may vest pursuant to their terms, independent of the Merger. The actual value of the Arlington Restricted Shares, Arlington Performance RSUs, Arlington Stock Price Performance RSUs and Arlington DSUs cannot be determined with any certainty until the actual acceleration and the Closing occur.
Arlington Equity Awards
Name	Arlington Restricted Shares (#)	Value ($)	Arlington Performance RSUs (Maxi- mum) (#)(1)	Value ($)	Arlington Stock Price Perfor- mance RSUs (Actual)(2) (#)	Value ($)	Arlington DSUs (#)	Value ($)
Executive Officers
J. Rock Tonkel, Jr.	104,885	$431,077	640,468	$2,632,323	1,568,628	$6,447,061	—	—
Richard E. Konzmann	58,998	$242,482	360,265	$1,480,689	882,352	$3,626,467	—	—
Non-Employee Directors
Daniel E. Berce	—	—	—	—	—	—	117,416	$482,580
David W. Faeder	—	—	—	—	—	—	107,920	$443,551
Melinda H. McClure	—	—	—	—	—	—	83,804	$344,434
Ralph S. Michael, III	—	—	—	—	—	—	136,205	$559,803
Anthony P. Nader, III	—	—	—	—	—	—	102,927	$423,030

(1)
Does not include Arlington Stock Price Performance RSUs.

(2)
The final “Common Stock Price Per Share” as a result of the Merger for purposes of determining the actual level of achievement of the performance thresholds of the Arlington Stock Price Performance RSUs is equal to $5.16, which is equal to the market value of the Per Share Common Merger Consideration as of the signing date of the Merger Agreement prior to incorporating the dilutive effect of the earned and vested Arlington Stock Price Performance RSUs.
Compensation Grants During the Interim Period
Arlington paid each non-employee director of the Arlington Board an annual retainer of $80,000 in cash in June 2023 in lieu of granting an annual award of Arlington DSUs.
Severance/Change in Control Agreements
Arlington maintains severance/change of control agreements with each of its executive officers (the “Arlington Change in Control Agreements”). Each Arlington Change in Control Agreement is a “double-trigger” agreement where severance benefits are only due upon termination of an executive officer’s employment without “cause” or upon an executive officer’s termination of employment for “good reason” during the two-year period following a change in control, including the Merger (a “qualifying termination event”). Upon a qualifying termination event, each executive officer will be entitled to receive:
•
a cash payment equal to (i) the amount of unpaid base salary through the date of termination, (ii) the amount of any earned but unpaid bonus with respect to a year prior to the year of termination, (iii) any accrued and unused vacation pay, and (iv) any unreimbursed business expenses;

•
a cash payment equal to the product of (i) 2.5, in the case of Mr. Tonkel, or 2.0, in the case of Mr. Konzmann, and (ii) the sum of (a) the executive officer’s base salary and (b) the average annual bonus (including any amounts deferred or paid in the form of equity awards) earned with respect to the three fiscal years prior to the year of termination;

•
a cash payment equal to the executive officer’s target annual bonus for the year of termination, pro-rated for the portion of such year the executive officer was employed;

•
a cash payment equal to (i) 125% of the monthly cost required for the executive officer to continue coverage under Arlington’s health and welfare plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, multiplied by (ii) 30 for Mr. Tonkel or 24 for Mr. Konzmann; and

•
up to $50,000 in outplacement services.

For purposes of the Arlington Change in Control Agreement Agreements, “cause” generally means the executive officer’s: (i) willful and continued failure to perform substantially the executive officer’s duties, subject to certain notice and cure procedures, or (ii) willful engagement in illegal or gross misconduct that is materially and demonstrably injurious to Arlington.
For purposes of the Arlington Change in Control Agreements, “good reason” generally means: (i) the assignment to the executive officer of duties that are materially inconsistent with the executive officer’s position (including status, offices, title and reporting requirements), authority, duties or responsibilities, or a material diminution in such position, authority, duties or responsibilities or a material diminution in the budget over which the executive officer retains authority; (ii) a material diminution in authorities, duties or responsibilities of the person to whom the executive officer is required to report; (iii) a reduction in the executive officer’s base salary or a 10% or greater reduction of any compensation opportunity required to be provided to the executive officer; (iv) a relocation of such executive officer’s principal place of employment by more than 30 miles or to be at a location other than Arlington’s principal executive offices; or (v) Arlington’s material breach of the Arlington Change in Control Agreement. If an event constituting good reason is alleged to exist, Arlington will be provided notice and the opportunity to cure such alleged event.
The Arlington Change in Control Agreements provide that, if the compensation and benefits payable to the executive officer would be subject to an excise tax under Section 4999 of the Code, such amounts will either be paid in full or reduced to the level that would avoid application of the excise tax (such reduction, if applicable, the “280G Cutback”), whichever would place the executive officer in a better after-tax position.

See the section entitled “— Quantification of Potential Payments and Benefits to Arlington’s Named Executive Officers in Connection with the Merger” beginning on page 91 of this proxy statement/prospectus for the estimated amounts that each of Arlington’s executive officers would receive under the Arlington Change in Control Agreements upon a qualifying termination of employment within the two-year period following a change in control of Arlington. It is expected that each of Arlington’s executive officers will be terminated upon consummation of the Merger and that such termination will be a “qualifying termination event.”
Directors’ and Officers’ Indemnification and Insurance
The Merger Agreement generally provides that, from and after the effective time of the Merger, EFC and the surviving corporation of the Merger will, jointly and severally, indemnify, defend and hold harmless each person who was, at or prior to the effective time of the Merger, a director, officer or employee of Arlington or any of its subsidiaries or who acts as a fiduciary under any Arlington employee benefit plan and those who are or were serving at the request of Arlington or any of its subsidiaries as a director, officer, or employee of another entity against and from all losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities, judgments and amounts that are paid in settlement of, or incurred in connection with any threatened or actual proceeding to which such person is, was or becomes a party or is otherwise involved, based, in whole or in part, on the fact that such person is or was a director, officer, employee or agent of Arlington or any of its subsidiaries, a fiduciary under any Arlington employee benefit plan or is or was serving at the request of Arlington or any of its subsidiaries as a director, officer or employee of such other entity.
In addition, the Merger Agreement requires that EFC and the surviving corporation of the Merger put in place, and EFC fully prepay immediately prior to the effective time of the Merger, “tail” insurance policies with a claims period of at least six years from the effective time of the Merger from an insurance carrier with the same or better credit rating as Arlington’s current insurance carrier with respect to directors’ and officers’ liability insurance, fiduciary liability insurance and employment practices liability insurance in an amount and scope at least as favorable as Arlington’s existing policies with respect to matters, acts or omissions existing or occurring at or prior to the effective time of the Merger; provided that EFC is not required to pay an annual premium for such insurance policies in excess of (for any one year) 300% of the annual premium paid by Arlington as of the date of the Merger Agreement; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, EFC will be obligated to obtain a policy with the greatest coverage available, with respect to facts, acts, events or omissions occurring prior to the effective time of the Merger, for a cost not exceeding such amount.
Terminations of Employment and Board Service Following the Merger
It is contemplated that certain executive officers will terminate their employment with Arlington effective as of the consummation of the Merger. In addition, pursuant to and subject to the requirements set forth in the Merger Agreement, Arlington will designate one individual to serve as a member of the EFC Board following the consummation of the Merger and will be entitled to compensation pursuant to EFC’s non-employee director compensation policies. Arlington expects that such designee will be a member of the Arlington Board.
Quantification of Potential Payments and Benefits to Arlington’s Named Executive Officers in Connection with the Merger
In accordance with Item 402(t) of Regulation S-K, the table below sets forth for each of Arlington’s executive officers estimates of the amounts of compensation that are based on or otherwise relate to the Merger and that will or may be paid or become payable to the executive officer either immediately at the Closing (i.e., on a “single-trigger” basis) or in the event of a qualifying termination event following the Merger (i.e., on a “double-trigger” basis). Arlington common shareholders are being asked to approve, on a non-binding, advisory basis, such compensation for these named executive officers. Because the vote to approve such compensation is advisory only, it will not be binding on Arlington, the Arlington Board, EFC or the EFC Board. Accordingly, if the Arlington Merger Proposal is approved by Arlington common shareholders and the Merger is completed, such compensation will be payable regardless of the outcome of the vote to approve, on an advisory basis, such compensation.
The amounts set forth below have been calculated assuming (i) the Merger is consummated on October 1, 2023, a date during the period in which the Merger is expected to be consummated and, (ii) where applicable, assuming each named executive officer experiences a qualifying termination of employment as of the same date, immediately following the completion of the Merger and (iii) no payments, accelerated vesting or other benefits expected to be paid to, or received by, the named executive officers are subject to the 280G Cutback. The amounts indicated below are estimates of amounts that would be payable to the named executive officers, and the estimates are based on multiple assumptions that may or may not actually occur, including assumptions described herein. Some of the assumptions are based on information not currently available and, as a result, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below. All dollar amounts set forth below have been rounded to the nearest whole number.
Golden Parachute Compensation
Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)
J. Rock Tonkel, Jr President and Chief Executive Officer	$4,700,548	$9,510,461	$199,326	$14,410,335
Richard E. Konzmann Executive Vice President, Chief Financial Officer and Treasurer	$2,341,142	$5,349,638	$151,038	$7,841,818

(1)
This column reflects the cash severance amounts that each applicable named executive officer is eligible to receive pursuant to his Arlington Change in Control Agreement in connection with a qualifying termination of employment (i.e., a termination without “cause” or resignation for “good reason,” each as defined in the applicable Arlington Change in Control Agreement) within two years following a change in control and, therefore, a “double trigger.” Pursuant to the applicable executive officer’s Arlington Change in Control Agreement, upon a qualifying termination, the executive officer would receive a lump sum payment of: (a) in the case of Mr. Tonkel, 2.5 times the sum of (x) $800,000, his annual base salary, and (y) $840,000, the average annual bonus (including any amounts deferred or paid in the form of equity awards) earned in respect of the three full fiscal year period prior to the change in control; (b) in the case of Mr. Konzmann, 2.0 times the sum of (x) $450,000, his annual base salary, and (y) $551,667, the average annual bonus (including any amounts deferred or paid in the form of equity awards) earned in respect of the three full fiscal year period prior to the change in control; and (c) for each of Messrs. Tonkel and Konzmann, an amount equal to $600,548 and $337,808, respectively, which amounts represent 100% of the applicable executive’s target annual bonus amount for 2023, pro-rated by multiplying such target amount by a fraction, the numerator of which is 274, the number of days in 2023 through the assumed termination of employment date of October 1, 2023, and the denominator of which is 365.

(2)
The estimated amounts shown in this column represent the aggregate value of the executive officers’ unvested Arlington Restricted Shares, Arlington Performance RSUs and Arlington Stock Price Performance RSUs that are expected to vest as a result of the Merger. As described in the section entitled “The Merger — Interests of Arlington’s Directors and Executive Officers in the Merger — Treatment of Equity Awards,” the Merger Agreement provides that: (a) each Arlington Restricted Share will, immediately prior to the effective time of the Merger, become fully vested and any restrictions or limitations with respect thereto will lapse as of immediately prior to the effective time of the Merger, and be considered outstanding for all purposes of the Merger Agreement, including the right to receive the Per Share Common Merger Consideration; (b) each outstanding award of Arlington Performance RSUs, other than awards of Arlington Stock Price Performance RSUs, will automatically become earned and fully vested with respect to that number of shares of Arlington Common Stock subject to such award of Arlington Performance RSUs that would vest as if the applicable performance goals set forth in the applicable award agreement were achieved at maximum performance levels, plus the number of shares of Arlington Common Stock attributable to any dividend equivalent rights that have been accrued with respect to such award of Arlington Performance RSUs but are unpaid as of immediately prior to the effective time of the Merger, and all shares of Arlington Common Stock represented by such Arlington Performance RSUs will be treated as a share of Arlington Common Stock for all purposes of the Merger Agreement, including the right to receive the Per Share Common Merger Consideration; and (c) each outstanding award of Arlington Stock Price Performance RSUs will automatically become earned and fully vested with respect to that number of shares of Arlington Common Stock subject to such award of Arlington Stock Price Performance RSUs that would be earned as if the performance goals set forth in the applicable award agreement were achieved at the actual level of performance, plus the number of shares of Arlington Common Stock attributable to any dividend equivalent rights that have been accrued with respect to such award of Arlington Stock Price Performance RSUs but are unpaid as of immediately prior to the effective time of the Merger, and all shares of Arlington Common Stock represented by such Arlington Stock Price Performance RSUs will be treated as a share of Arlington Common Stock for all purposes of the Merger Agreement, including the right to receive the Per Share Common Merger Consideration.
(3)
This column reflects the cash payment for monthly premiums under Arlington’s health care plans and life insurance plans and the maximum benefit for outplacement services that each applicable named executive officer is eligible to receive pursuant to his Arlington Change in Control Agreement in connection with a qualifying termination of employment (i.e., a termination without “cause” or resignation for “good reason,” each as defined in the applicable Arlington Change in Control Agreement) within two years following a change in control and, therefore, a “double trigger.” The Arlington Change in Control Agreements for Messrs. Tonkel and Konzmann entitle them to a payment equal to the product of (i) the sum of (x) 125% of the monthly premiums for coverage under Arlington’s or an affiliated entity’s health care plans for purposes of continuation coverage under Section 4980B of the Code with respect to the maximum level of coverage in effect for the executive officer and his spouse and dependents as of immediately prior to the date of termination, and (y) 125% of the monthly premium for coverage (based on the rate paid by Arlington or an affiliated entity for active employees) under Arlington’s or an affiliated entity’s life insurance plans, in each case, based on the plans and at the levels of participation in which the executive officer participates as of immediately prior to the date of termination (or, if more favorable to the executive officer, the plans as in effect immediately prior to the effective date of the Merger), multiplied by (ii) 30 for Mr. Tonkel and 24 for Mr. Konzmann. The Arlington Change in Control Agreements for Messrs. Tonkel and Konzmann also entitle each of them to outplacement services in an amount not to exceed $50,000.

Interests of EFC’s Directors and Executive Officers in the Merger
Arlington shareholders should be aware that executive officers of EFC (including one that also serves as an EFC director) have certain interests in the Merger that may be different from, or in addition to, the interests of Arlington shareholders (and stockholders of the Combined Company) generally and that may present actual or potential conflicts of interest. The Arlington Board and the EFC Board were aware of these interests and considered them, among other matters, in reaching their decisions to approve the Merger Agreement and the transactions contemplated thereby.
The Combined Company will continue to be managed by EFC Manager under the terms of the EFC Management Agreement. Under the EFC Management Agreement, EFC Manager provides the day-to-day management of EFC’s operations, including providing EFC with a management team and all other personnel necessary to support its operations. In exchange for its services, EFC pays EFC Manager a management fee and reimburses it for certain expenses incurred by it and its affiliates in rendering management services to EFC. Currently, each of EFC’s executive officers and one of its directors serves as an officer of EFC Manager and is an employee of EMG.
Pursuant to the EFC Management Agreement, EFC pays EFC Manager a quarterly management fee, which includes a “base” component and “incentive” component. The “base” component of the management fee is paid quarterly in arrears in an amount equal to 1.50% per annum of the equity of the EFC Operating Partnership, as calculated pursuant to the EFC Management Agreement. As a result of the Merger and contribution of the surviving corporation of the Merger to the EFC Operating Partnership in exchange for EFC OP Units, the equity of the EFC Operating Partnership will effectively include the additional equity attributable to the acquisition of Arlington. As a result, following the Merger, the amount of the management fees payable by EFC to EFC Manager will also increase, which gives EMG and EFC Manager (and therefore, EFC’s management), an incentive, not shared by EFC stockholders, to negotiate and effect the Merger, possibly on terms less favorable to EFC than would otherwise have been achieved.
The EFC Management Agreement was negotiated between related parties, and the terms, including fees and other amounts payable, may not be as favorable to EFC as if they had been negotiated with an unaffiliated third party.
At the Closing, EFC Manager will make a cash payment (the Per Share Cash Consideration) to the holders of each share of Arlington Common Stock equal to $0.09 per share, without interest, which is equal to approximately $3 million in the aggregate.
Regulatory Approvals Required for the Merger
EFC and Arlington are not aware of any material federal or state regulatory requirements that must be complied with, or approvals that must be obtained, in connection with the Merger or the other transactions contemplated by the Merger Agreement.
Accounting Treatment
EFC will account for the Merger as a business combination in accordance with the provisions of ASC 805, “Business Combinations,” or “ASC 805.” In applying the acquisition method of accounting, EFC will be treated as the acquiror of Arlington for accounting purposes. The assets and liabilities of Arlington will be recorded at their respective fair values at the effective date of the Merger. The fair value of the consideration transferred will be measured based on the number of shares of EFC Common Stock that EFC issues to the common shareholders of Arlington multiplied by the closing price per share of EFC Common Stock on the business day immediately preceding the closing date of the Merger. The fair value of the consideration will also include the aggregate market value of the EFC Series D Preferred Stock and EFC Series E Preferred Stock that will be issued to holders of Arlington Series B Preferred Stock and Arlington Series C Preferred Stock, respectively. If the fair value of the consideration transferred exceeds the fair value of the assets acquired and liabilities assumed, the excess will be recorded as goodwill. Alternatively, if the fair value of the assets acquired and liabilities assumed exceeds the fair value of consideration transferred, the transaction would result in a bargain purchase gain. The consolidated financial statements of the Combined Company issued after the Merger will reflect these fair value adjustments and the combined results of operations subsequent to the effective date of the Merger. Because EFC will be the accounting acquirer, its historical financial statements will become the historical financial statements of the Combined Company upon consummation of the Merger.
Appraisal Rights
No holders of Arlington Common Stock, Arlington Series B Preferred Stock or Arlington Series C Preferred Stock will be entitled to dissenters’ or appraisal rights with respect to the Merger or any of the other transactions contemplated by the Merger Agreement. Subject to the limited circumstances set forth in Section 13.1-730(B)(3) and Section 13.1-730(B)(4) of the VSCA, the VSCA does not provide for appraisal rights or other similar rights to shareholders of a corporation in connection with a merger of a corporation if the shares of such corporation are listed on a national securities exchange (including the NYSE) on the record date for determining shareholders entitled to vote on the transaction. The circumstances of the Merger do not satisfy the conditions set forth in Section 13.1-730(B)(3) and Section 13.1-730(B)(4) of the VSCA that would trigger such appraisal rights or similar rights for the holders of Arlington Common Stock, Arlington Series B Preferred Stock or Arlington Series C Preferred Stock.
Exchange of Shares of Stock in the Merger
EFC has appointed Equiniti Trust Company, LLC to act as the exchange agent for the exchange of Arlington Common Stock for the Per Share Common Merger Consideration, as well as the exchange of shares of Arlington Series B Preferred Stock and Arlington Series C Preferred Stock for the Per Share Series B Preferred Merger Consideration and Per Share Series C Preferred Merger Consideration, respectively.

Prior to the effective time of the Merger, EFC or Merger Sub will deposit or cause to be deposited with the exchange agent (i) the cash (solely as it relates to payments in lieu of fractional shares) and the number of shares of EFC Common Stock issuable to the holders of Arlington Common Stock and (ii) the number of shares of EFC Series D Preferred Stock and EFC Series E Preferred Stock issuable to the holders of Arlington Series B Preferred Stock and Arlington Series C Preferred Stock, respectively. EFC will deposit with the exchange agent, from time to time as needed, cash in an amount sufficient to pay any dividends or other distributions, any cash payments in lieu of fractional shares and, in the event there are insufficient funds to make EFC’s required cash payments, additional cash in an amount equal to such deficiency.
EFC Manager will deposit, or cause to be deposited, with the exchange agent cash in an aggregate amount sufficient to pay the Per Share Cash Consideration. In the event there are insufficient funds to pay the Per Share Cash Consideration, EFC Manager will deposit with the exchange agent, from time to time as needed, cash in an amount equal to such deficiency.
As soon as practicable after the effective time of the Merger, but in no event more than two business days after the date of the Closing, EFC will instruct the exchange agent to mail or otherwise deliver a letter of transmittal to each holder of record of shares of Arlington Common Stock, Arlington Series B Preferred Stock or Arlington Series C Preferred Stock converted into the right to receive the applicable Merger Consideration. The letter of transmittal will advise the holder of the effectiveness of the Merger and the conversion of the holder’s Arlington Common Stock, Arlington Series B Preferred Stock or Arlington Series C Preferred Stock into the right to receive the applicable Merger Consideration, and specify that delivery will be effected, and risk of loss and title to the shares of Arlington Common Stock, Arlington Series B Preferred Stock or Arlington Series C Preferred Stock will pass, upon proper delivery of the certificate representing such shares (or affidavit of loss in lieu of the certificate) to the exchange agent, or in the case of uncertificated shares, upon adherence to the procedures set forth in the letter of transmittal, and will provide instructions for use in effecting the surrender of share certificates, or in the case of uncertificated shares, the transfer of such shares, in exchange for payment of the applicable Merger Consideration.
Upon surrender of a certificate (or affidavit of loss in lieu of a certificate) or transfer of an uncertificated share to the exchange agent, together with the letter of transmittal (or, in the case of uncertificated shares, by book-receipt of an “agent’s message” by the exchange agent or such other evidence, if any, required to be obtained by the exchange agent in connection with the surrender and transfer of uncertificated shares), the holder of such certificate or such uncertificated share, as applicable, will receive the applicable Merger Consideration (which shares of EFC Common Stock and EFC Preferred Stock will be in uncertificated book-entry form) and any cash in lieu of fractional shares and any dividends and other distributions in respect of the EFC Common Stock to be issued or paid (after giving effect to any required tax withholdings). No interest will be paid or accrued on the applicable Merger Consideration.
Holders of shares of EFC Common Stock are not required to take any action with respect to their shares of EFC Common Stock.
Dividends
EFC pays regular monthly dividends to its common stockholders. All dividends are authorized by the EFC Board, in its sole discretion, and depend on EFC’s earnings, liquidity, financial condition, the REIT distribution requirements, EFC’s financial covenants, and other factors that the EFC Board may deem relevant from time to time. Holders of EFC Common Stock share proportionally on a per share basis in all declared dividends on EFC Common Stock. EFC currently intends to pay monthly dividends and distribute to its common stockholders dividends that will allow EFC to satisfy the requirements to qualify as a REIT and generally not be subject to U.S. federal income tax on its undistributed income. EFC plans to continue its current dividend policy until the Closing.
Arlington has not established a minimum dividend payment level nor has it paid any cash dividends to the holders of Arlington Common Stock since the dividend paid for the quarter ended December 31, 2019. Arlington does not expect to declare or pay any dividends to the holders of Arlington Common Stock prior to the Closing. Any dividend payments to the holders of Arlington Common Stock prior to the Closing would be made at the discretion of the Arlington Board and will depend upon Arlington’s earnings, financial condition, maintenance of Arlington’s REIT status and other factors as the Arlington Board may deem relevant from time to time.
The Merger Agreement permits EFC and its subsidiaries, from the date of the Merger Agreement until the earlier of the effective time of the Merger and the termination of the Merger Agreement, to continue to pay (i) regular monthly dividends with respect to the EFC Common Stock consistent with past practice at a rate not to exceed $0.15 per share, (ii) regular quarterly dividends payable with respect to any EFC Preferred Stock and preferred shares of beneficial interest of Ellington Financial REIT consistent with past practice and the terms of such EFC Preferred Stock and preferred shares of beneficial interest of Ellington Financial REIT, (iii) dividends or other distributions to EFC by any directly or indirectly wholly owned subsidiary of EFC or the EFC Operating Partnership, and (iv) without duplication of the amounts described in clauses (i) through (iii), any dividends or other distributions necessary to maintain EFC’s or its subsidiaries (as applicable) REIT qualification under the Code and avoid the imposition of any corporate level tax or excise tax under the Code or required under the organizational documents of EFC or such subsidiary.
The Merger Agreement permits Arlington and its subsidiaries to pay (i) quarterly dividends not to exceed Arlington’s core earnings (as defined in the Merger Agreement) for such quarter consistent with past practice, (ii) regular quarterly dividends payable in respect of the Arlington Preferred Stock consistent with past practice and the terms of such Arlington Preferred Stock, (iii) dividends or other distributions to Arlington by any directly or indirectly wholly owned subsidiary of Arlington, and (iv) without duplication of the amounts described in clauses (i) through (iii), any dividends or other distributions necessary to maintain Arlington’s or its subsidiaries (as applicable) REIT qualification under the Code and avoid the imposition of any corporate level tax or excise tax under the Code or required under the organizational documents of Arlington or such subsidiary.
In addition, the Merger Agreement requires Arlington to declare a special dividend to its shareholders prior to the effective time of the Merger in an amount, if any, equal to the Arlington Special Dividend Amount. Pursuant to the Merger Agreement, prior to the effective time of the Merger, EFC is permitted to declare an interim dividend to its stockholders. The per share dividend payable by EFC is limited to an amount equal to (i) EFC’s then-most recent monthly dividend (on a per share basis), multiplied by the number of days elapsed since the last dividend record date through and including the day prior to the date of the Closing, and divided by the actual number of days in the calendar month in which such dividend is declared, plus (ii) an additional amount equal to the quotient obtained by dividing (A) the Arlington Special Dividend Amount, if any, by (B) the Exchange Ratio. The payment date for each respective dividend, if any, will be the close of business on the last business day prior to the date of the Closing, subject to funds being legally available therefor, and the record date for which will be three business days before the payment date.
Following the Closing, EFC expects the Combined Company will continue EFC’s current dividend policy for stockholders, subject to the discretion and authorization of the EFC Board, which reserves the right to change the dividend policy of the Combined Company at any time and for any reason. See “Risk Factors — Risks Related to the Combined Company Following the Merger — Following the Merger, the Combined Company may not pay dividends at or above the rate currently paid by EFC.” on page 35.
Listing of EFC Capital Stock
It is a condition to the completion of the Merger that the shares of EFC Common Stock, EFC Series D Preferred Stock and EFC Series E Preferred Stock issuable in connection with the Merger be approved for listing on the NYSE, subject to official notice of issuance.
Deregistration of Arlington Capital Stock and Arlington Notes
After the Merger is completed, the Arlington Common Stock, Arlington Series B Preferred Stock, Arlington Series C Preferred Stock, Arlington 2025 Notes and Arlington 2026 Notes will no longer be listed on the NYSE and will be deregistered under the Exchange Act.

THE MERGER AGREEMENT
The following is a summary of the material terms of the Merger Agreement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. The summary of the material terms of the Merger Agreement below and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. You are urged to read the Merger Agreement carefully and in its entirety because it, and not the description below or elsewhere in this proxy statement/prospectus, is the legal document that governs the Merger.
A copy of the Merger Agreement has been included in this proxy statement/prospectus to provide you with information regarding the terms of the Merger. It is not intended to provide you with any other factual or financial information about EFC, Merger Sub, EFC Manager or Arlington or any of their respective affiliates or businesses. Information about the parties can be found elsewhere in this proxy statement/prospectus and in the other filings each of EFC and Arlington has made with the SEC, which are available without charge at http://www.sec.gov. See “Where You Can Find More Information and Incorporation by Reference” beginning on page 210.
The Merger
The Merger Agreement provides for the Merger of Arlington with and into Merger Sub, a wholly owned subsidiary of EFC. At the effective time of the Merger, the separate corporate existence of Arlington will cease and Merger Sub will continue as the surviving corporation of the Merger as a direct, wholly owned subsidiary of EFC. Following the consummation of the Merger, the surviving corporation of the Merger will be contributed to the EFC Operating Partnership in exchange for EFC OP Units.
Closing; Effective Time of the Merger
The Closing will take place at 9:00 a.m., New York, New York time, on a date that is two business days after satisfaction or (to the extent permitted by applicable law) waiver of the Closing conditions in the Merger Agreement, which are described under “Conditions to Complete the Merger” beginning on page 114 (other than those conditions that by their terms are required to be satisfied on the date of the Closing, but subject to the satisfaction or waiver of such conditions) by means of a virtual closing through the electronic exchange of signatures, or such other place as EFC and Arlington may agree to in writing.
The Merger will become effective upon the issuance of a certificate of merger by the Virginia Commission or at such later time as the parties will have agreed upon in writing and specified in the articles of merger filed with the Virginia Commission as the effective time of the Merger.
Organizational Documents
At the effective time of the Merger, the organizational documents of Merger Sub in effect immediately prior to the effective time of the Merger will be the organizational documents of the surviving corporation of the Merger.
Consideration for the Merger
Pursuant to the terms of the Merger Agreement, at the Merger effective time:
•
each share of Arlington Common Stock issued and outstanding immediately prior to the effective time (excluding any shares held by EFC, Merger Sub or any subsidiary of EFC, Merger Sub or Arlington) will automatically be converted into the right to receive:

•
from EFC, the Per Share Stock Consideration of a fixed number of shares of EFC Common Stock equal to the Exchange Ratio; and

•
from EFC Manager, the Per Share Cash Consideration of $0.09 in cash, without interest;

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each outstanding share of Arlington Series B Preferred Stock, will be converted into the right to receive one newly issued share of EFC Series D Preferred Stock;

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each outstanding share of Arlington Series C Preferred Stock, will be converted into the right to receive one newly issued share of EFC Series E Preferred Stock;

•
each outstanding Arlington Restricted Share will automatically become fully vested and all restrictions and limitations with respect thereto will lapse, and, as of the effective time of the Merger, be considered outstanding for all purposes of the Merger Agreement, including the right to receive the Per Share Common Merger Consideration;

•
any award of Arlington Performance RSUs, other than awards of Arlington Stock Price Performance RSUs, will become earned and fully vested with respect to (x) the number of shares of Arlington Common Stock subject to such award of Arlington Performance RSUs immediately prior to the effective time of the Merger based on the achievement of the applicable performance goals at maximum performance levels and all restrictions, limitations and conditions with respect thereto will lapse, plus (y) the number of shares of Arlington Common Stock attributable to any dividend equivalent rights that have been accrued with respect to such award of Arlington Performance RSUs but are unpaid as of immediately prior to the effective time of the Merger, and, with respect to such number of shares of Arlington Common Stock, will, as of the effective time of the Merger, be treated as a share of Arlington Common Stock for all purposes of the Merger Agreement, including the right to receive the Per Share Common Merger Consideration;

•
any award of Arlington Stock Price Performance RSUs will become earned and fully vested with respect to (x) the number of shares of Arlington Common Stock subject to such award of Arlington Stock Price Performance RSUs immediately prior to the effective time of the Merger based on the achievement of the applicable performance goals at the actual level of performance and all restrictions, limitations and conditions with respect thereto will lapse, plus (y) the number of shares of Arlington Common Stock attributable to any dividend equivalent rights that have been accrued with respect to such award of Arlington Stock Price Performance RSUs but are unpaid as of immediately prior to the effective time of the Merger, and, with respect to such number of shares of Arlington Common Stock, will, as of the effective time of the Merger, be treated as a share of Arlington Common Stock for all purposes of the Merger Agreement, including the right to receive the Per Share Common Merger Consideration;

•
any award of Arlington DSUs will become fully vested and all restrictions, limitations and conditions with respect thereto will lapse, and, as of the effective time of the Merger, be treated as a share of Arlington Common Stock for all purposes of the Merger Agreement, including the right to receive the Per Share Common Merger Consideration; and

•
cash will be paid in lieu of any fractional shares of EFC Common Stock that would otherwise have been received as a result of the Merger.

Tax Withholding
Payment of the Merger Consideration under the Merger Agreement is subject to applicable withholding requirements.
No Dissenters’ Rights
No holders of Arlington Common Stock, Arlington Series B Preferred Stock or Arlington Series C Preferred Stock will be entitled to dissenters’ or appraisal rights with respect to the Merger or any of the other transactions contemplated by the Merger Agreement. Subject to the limited circumstances set forth in Section 13.1-730(B)(3) and Section 13.1-730(B)(4) of the VSCA, the VSCA does not provide for appraisal rights or other similar rights to shareholders of a corporation in connection with a merger of a corporation if the shares of such corporation are listed on a national securities exchange (including the NYSE) on the record date for determining shareholders entitled to vote on the transaction. The circumstances of the Merger do not satisfy the conditions set forth in Section 13.1-730(B)(3) and Section 13.1-730(B)(4) of the VSCA that would trigger such appraisal rights or similar rights for the holders of Arlington Common Stock, Arlington Series B Preferred Stock or Arlington Series C Preferred Stock.

Exchange Procedures
EFC has appointed Equiniti Trust Company, LLC to act as the exchange agent for the exchange of Arlington Common Stock for the Per Share Common Merger Consideration, as well as the exchange of shares of Arlington Series B Preferred Stock and Arlington Series C Preferred Stock for the Per Share Series B Preferred Merger Consideration and Per Share Series C Preferred Merger Consideration, respectively.
Prior to the effective time of the Merger, EFC or Merger Sub will deposit or cause to be deposited with the exchange agent (i) the cash (solely as it relates to payments in lieu of fractional shares) and the number of shares of EFC Common Stock issuable to the holders of Arlington Common Stock and (ii) the number of shares of EFC Series D Preferred Stock and EFC Series E Preferred Stock issuable to the holders of Arlington Series B Preferred Stock and Arlington Series C Preferred Stock, respectively. EFC will deposit with the exchange agent, from time to time as needed, cash in an amount sufficient to pay any dividends or other distributions, any cash payments in lieu of fractional shares and, in the event there are insufficient funds to make EFC’s required cash payments, additional cash in an amount equal to such deficiency.
EFC Manager will deposit, or cause to be deposited, with the exchange agent cash in an aggregate amount sufficient to pay the Per Share Cash Consideration. In the event there are insufficient funds to pay the Per Share Cash Consideration, EFC Manager will deposit with the exchange agent, from time to time as needed, cash in an amount equal to such deficiency.
As soon as practicable after the effective time of the Merger, but in no event more than two business days after the date of the Closing, EFC will instruct the exchange agent to mail or otherwise deliver a letter of transmittal to each holder of record of shares of Arlington Common Stock, Arlington Series B Preferred Stock or Arlington Series C Preferred Stock converted into the right to receive the applicable Merger Consideration. The letter of transmittal will advise the holder of the effectiveness of the Merger and the conversion of the holder’s Arlington Common Stock, Arlington Series B Preferred Stock or Arlington Series C Preferred Stock into the right to receive the applicable Merger Consideration, and specify that delivery will be effected, and risk of loss and title to the shares of Arlington Common Stock, Arlington Series B Preferred Stock or Arlington Series C Preferred Stock will pass, upon proper delivery of the certificate representing such shares (or affidavit of loss in lieu of the certificate) to the exchange agent, or in the case of uncertificated shares, upon adherence to the procedures set forth in the letter of transmittal, and will provide instructions for use in effecting the surrender of share certificates, or in the case of uncertificated shares, the transfer of such shares, in exchange for payment of the applicable Merger Consideration.
Upon surrender of a certificate (or affidavit of loss in lieu of a certificate) or transfer of an uncertificated share to the exchange agent, together with the letter of transmittal (or, in the case of uncertificated shares, by book-receipt of an “agent’s message” by the exchange agent or such other evidence, if any, required to be obtained by the exchange agent in connection with the surrender and transfer of uncertificated shares), the holder of such certificate or such uncertificated share, as applicable, will receive the applicable Merger Consideration (which shares of EFC Common Stock and EFC Preferred Stock will be in uncertificated book-entry form) and any cash in lieu of fractional shares and any dividends and other distributions in respect of the EFC Common Stock to be issued or paid (after giving effect to any required tax withholdings). No interest will be paid or accrued on the applicable Merger Consideration.
Representations and Warranties
The Merger Agreement contains representations and warranties of each of the parties to the Merger Agreement to the other parties. The assertions embodied in those representations and warranties were made solely for purposes of the Merger Agreement and may be subject to important confidential disclosures and qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Merger Agreement. Accordingly, neither EFC stockholders nor Arlington shareholders should rely on representations and warranties as characterizations of the actual state of facts or circumstances, and they should bear in mind that the representations and warranties were made solely for the benefit of the parties to the Merger Agreement, were negotiated for purposes of allocating contractual risk among the parties to the Merger Agreement rather than to establish matters as facts, and may be subject to contractual standards of materiality that are different from those generally applicable to equityholders. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be reflected in public disclosures by EFC and Arlington. This description of the representations and warranties is included to provide EFC stockholders and Arlington shareholders with information regarding the terms of the Merger Agreement.
In the Merger Agreement, Arlington made representations and warranties relating to, among other things:
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due organization, valid existence, and where relevant, good standing, and power and authority of Arlington to own, lease and, to the extent applicable, operate its properties and carry on its business as conducted as of the signing date;

•
due organization, valid existence, and where relevant, good standing, and power and authority of Arlington subsidiaries and the MSR Entities to own, lease and, to the extent applicable, operate their properties and carry on their businesses as conducted as of the signing date;

•
capital structure and capitalization of Arlington, the Arlington subsidiaries and the MSR Entities;

•
matters relating to the payment of dividends authorized or declared by Arlington and Arlington subsidiaries;

•
corporate power to execute and deliver the Merger Agreement and to perform Arlington’s obligations thereunder, subject, with respect to consummation of the Merger, to Arlington shareholder approval of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, and the filing of the articles of merger with the Virginia Commission and the issuance of a certificate of merger by the Virginia Commission as required by the VSCA;

•
enforceability of the Merger Agreement against Arlington;

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approval by the Arlington Board of the Merger Agreement;

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absence of conflicts with, or violations or contraventions of Arlington’s organizational documents and any applicable laws, or violations, defaults or acceleration of any material obligation or loss of material benefit, or the creation of any lien upon any of the properties or assets of the Arlington, any of its subsidiaries or any MSR Entity, under certain contracts applicable to Arlington, any of its subsidiaries or any MSR Entity;

•
consents, approvals, or filings with governmental authorities required in connection with executing and delivering the Merger Agreement or the consummation of the Merger;

•
Arlington’s SEC filings since December 31, 2021, financial statements, disclosure controls, internal controls, SEC correspondence and accounting or auditing practices and the statements and documents contained therein;

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absence of any material adverse effect, as defined below under the “Material Adverse Effect” section, on Arlington and certain other changes, developments and events since January 1, 2023, through the date of the Merger Agreement;

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Arlington, Arlington subsidiaries and the MSR Entities (with respect to the MSR Investments) conducting their business in all material respects in the ordinary course of business since January 1, 2023, through the date of the Merger Agreement;

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material liabilities affecting Arlington and Arlington subsidiaries;

•
the accuracy of the information contained in this proxy statement/prospectus and supplied by Arlington for inclusion or incorporation by reference in this proxy statement/prospectus or the registration statement on Form S-4 pursuant to which the shares of EFC Common Stock, EFC Series D Preferred Stock and EFC Series E Preferred Stock issuable in the Merger are registered;

•
Arlington’s, each Arlington subsidiary’s and each MSR Entity’s compliance with applicable laws since January 1, 2022, and obtaining all permits, licenses, franchises, variances, exemptions, orders and approvals of all applicable governmental entities necessary for the lawful conduct of their respective businesses;

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Arlington’s employee benefit plans and other labor and employment matters affecting Arlington, its subsidiaries and the MSR Entities;

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tax matters affecting Arlington, Arlington subsidiaries and the MSR Entities;

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absence of certain proceedings, judgments or orders of any governmental entity or arbitrator against Arlington, any Arlington subsidiary or the MSR Entities;

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intellectual property matters affecting Arlington, Arlington subsidiaries and the MSR Entities;

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real property owned or leased by Arlington and Arlington subsidiaries;

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the material contracts of Arlington, Arlington subsidiaries and the MSR Entities (in connection with MSR Investments), the enforceability of such material contracts on Arlington, the Arlington subsidiaries and the MSR Entities (as applicable) and the absence of notice of any violations or defaults under, any such material contract;

•
insurance policy matters affecting Arlington and Arlington subsidiaries;

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receipt by the Arlington Board of an opinion from its financial advisor;

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absence of any undisclosed broker’s, finder’s or other similar fees;

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the Arlington Board’s actions to render any applicable takeover statutes inapplicable to the Merger;

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certain matters relating to the Investment Company Act;

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absence of any undisclosed related party transactions since January 1, 2021, involving Arlington and Arlington subsidiaries;

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“poison pills” or other similar arrangements and the Arlington Board’s action to render the Rights (as defined in the Arlington Rights Agreement) issued pursuant to the Arlington Rights Agreement inapplicable to the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement; and

•
absence and disclaimer of any other representations or warranties made by Arlington.

In the Merger Agreement, EFC and Merger Sub, jointly and severally on the one hand, and EFC Manager, on the other hand, as applicable, made representations and warranties relating to, among other things:
•
due organization, valid existence, and where relevant, good standing and power and authority of EFC, EFC Manager and Merger Sub to own, lease and, to the extent applicable, operate its properties and to carry on its business as conducted as of the signing date;

•
due organization, valid existence and where relevant, good standing and power and authority of EFC’s subsidiaries to own, lease and, to the extent applicable, operate their properties and carry on their businesses as conducted as of the signing date;

•
capital structure and capitalization of EFC, Merger Sub and EFC’s other subsidiaries;

•
matters relating to the payment of dividends authorized or declared by EFC and EFC’s subsidiaries;

•
organizational power and authority to enter into the Merger Agreement and to perform EFC’s, EFC Manager’s and Merger Sub’s obligations thereunder, subject, with respect to consummation of the Merger, to filing of the articles of merger with, and acceptance for record by, the Virginia Commission and the issuance of a certificate of merger by the Virginia Commission as required by the VSCA;

•
enforceability of the Merger Agreement against EFC, EFC Manager and Merger Sub;

•
approval of the Merger Agreement by the EFC Board and the board of directors and sole shareholder of Merger Sub;

•
absence of conflicts with, or violations or contraventions of, EFC’s, EFC Manager’s and Merger Sub’s organizational documents and any applicable laws, or violations, defaults or acceleration of any material obligation or loss of material benefit, or the creation of any lien upon any of the properties or assets of EFC, any of its subsidiaries or EFC Manager, under certain contracts applicable to EFC, any of its subsidiaries or EFC Manager;
•
consents, approvals, or filings with governmental authorities required in connection with executing and delivering the Merger Agreement or the consummation of the Merger;

•
EFC’s SEC filings since December 31, 2021, financial statements, disclosure controls, internal controls, SEC correspondence and accounting or auditing practices and the statements and documents contained therein;

•
absence of any material adverse effect, as defined below under the “Material Adverse Effect” section, on EFC and certain other changes, developments and events since January 1, 2023, through the date of the Merger Agreement;

•
EFC and EFC’s subsidiaries conducting their business in all material respects in the ordinary course of business since January 1, 2023, through the date of the Merger Agreement;

•
material liabilities affecting EFC and EFC’s subsidiaries;

•
the accuracy of the information contained in this proxy statement/prospectus and supplied by EFC for inclusion or incorporation by reference in this proxy statement/prospectus or the registration statement on Form S-4 pursuant to which the shares of EFC Common Stock, EFC Series D Preferred Stock and EFC Series E Preferred Stock issuable in the Merger are registered;

•
EFC’s, EFC Manager’s, Merger Sub’s and each other EFC subsidiary’s compliance with applicable laws since January 1, 2022, and obtaining all permits, licenses, franchises, variances, exemptions, orders and approvals of all applicable governmental entities necessary for the lawful conduct of their respective businesses;

•
EFC’s employee benefit plans and other labor and employment matters affecting EFC and EFC’s subsidiaries;

•
tax matters affecting EFC and each EFC subsidiary;

•
absence of certain proceedings, judgments or orders of any governmental entity or arbitrator against EFC, any EFC subsidiary or EFC Manager by or before any governmental authority;

•
intellectual property matters affecting EFC and EFC’s subsidiaries;

•
real property owned or leased by EFC or any EFC subsidiary;

•
the material contracts of EFC and EFC’s subsidiaries, the enforceability of such material contracts against EFC and any EFC subsidiary party to such contract and the absence of notice of any violations or defaults under, any such material contract;

•
insurance policy matters affecting EFC and EFC’s subsidiaries;

•
absence of any undisclosed broker’s, finder’s or other similar fees;

•
the EFC Board’s actions to render any takeover statutes inapplicable to the Merger;

•
certain matters relating to the Investment Company Act;

•
the ownership of Arlington equity, or any right to acquire such ownership of equity by EFC, any EFC subsidiaries, EFC Manager or any of their respective affiliates and associates;

•
access to funds sufficient to enable EFC Manager to make all payments contemplated by the Merger Agreement, including the payment of the Per Share Cash Consideration;

•
ownership and prior activities of Merger Sub; and

•
absence and disclaimer of any other representations or warranties made by EFC or Merger Sub.

The representations and warranties of all the parties to the Merger Agreement will expire upon the effective time of the Merger.

Material Adverse Effect
Many of the representations of the parties to the Merger Agreement are qualified by a “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true and correct, individually or in the aggregate, would reasonably be expected to have a material adverse effect). For the purposes of the Merger Agreement, “material adverse effect” means any fact, circumstance, occurrence, state of fact, effect, change, event or development that individually or in the aggregate, has had or would be reasonably expected to have a material adverse effect on (a) the financial condition, business, assets, properties or results of operations of EFC or Arlington, as applicable, and their respective subsidiaries (including, with respect to Arlington, the MSR Entities, but only to the extent of the MSR Investments), taken as a whole, or (b) will prevent the ability of the applicable party and its subsidiaries to consummate the Merger before the End Date, except that no fact, circumstance, occurrence, state of fact, effect, change, event or development (by itself or when aggregated or taken together with any and all other such effects) resulting from, arising out of, attributable to or related to any of the following will be deemed to be or constitute a material adverse effect and no effect (by itself or when aggregated or taken together with any and all other such effects) directly or indirectly resulting from, arising out of, attributable to, or related to any of the following will be taken into account when determining whether a material adverse effect exists or has occurred or is reasonably expected to occur:
•
general economic conditions (or changes in such conditions) or conditions in the global economy generally;

•
conditions (or changes in such conditions) in the securities markets (including the mortgage-backed securities markets), credit markets, currency markets or other financial markets, including (i) changes in interest rates and changes in exchange rates for the currencies of any countries and (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

•
conditions (or changes in such conditions) in any industry or industries in which EFC or Arlington (as applicable) operates (including changes in general market prices and regulatory changes affecting the industry);

•
political conditions (or changes in such conditions) or acts of war, sabotage, terrorism, acts of God, epidemics, pandemics or disease outbreaks (including COVID-19 and any actions or events resulting therefrom) (including any escalation or general worsening of any such acts of war, sabotage, terrorism, acts of God, epidemics, pandemics or disease outbreaks (including COVID-19 and any COVID-19 Measures or other actions or events resulting therefrom));

•
earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires, other natural disasters or other weather conditions;

•
changes in law or other legal or regulatory conditions, or the interpretation thereof, or changes in GAAP or other accounting standards (or the interpretation thereof);

•
the announcement of the Merger Agreement or the pendency or consummation of the transactions contemplated thereby;

•
any actions taken or failure to take action, in each case, at the request of another party to the Merger Agreement (treating EFC and Merger Sub as one party);

•
compliance with the terms of, or the taking of any action expressly permitted or required by, the Merger Agreement;

•
any changes in EFC’s or Arlington’s stock price, dividends or the trading volume of EFC Common Stock or Arlington Common Stock, or any failure by EFC or Arlington to meet any analysts’ estimates or expectations of EFC’s or Arlington’s revenue, earnings or other financial performance or results of operations for any period, or any failure by EFC or Arlington or any of their respective subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the facts or occurrences giving rise to or contributing to such changes or failures may constitute, or be taken into account in determining whether there has been or will be, a material adverse effect);

•
any proceedings made or brought by any of the current or former shareholders of EFC or Arlington (on their own behalf or on behalf of EFC or Arlington) against Arlington, EFC or Merger Sub or any of their directors or officers, arising out of the Merger or in connection with any other transactions contemplated by the Merger Agreement; and

•
with respect to a material adverse effect of EFC, anything set forth in EFC’s disclosure letter, and with respect to a material adverse effect of Arlington, anything set forth in Arlington’s disclosure letter.

The effects resulting from, arising out of, attributable to or related to the matters described in the first through sixth bullet points above will be taken into account when determining whether a material adverse effect has occurred or may, would or could occur solely to the extent they disproportionately adversely affect the applicable party and its subsidiaries (including, with respect to Arlington, the MSR Entities, but only to the extent of the MSR Investments), taken as a whole, as compared to other persons that conduct business in the regions in the world and in the industries in which the applicable party and its subsidiaries (including, with respect to Arlington, the MSR Entities, but only to the extent of the MSR Investments) conduct business (in which case only the incremental adverse effects (if any) will be taken into account when determining whether a material adverse effect exists, has occurred or is reasonably expected to occur solely to the extent they are disproportionate).
Conduct of Business by Arlington Pending the Merger
Under the Merger Agreement, Arlington has agreed that, except as (a) disclosed in Arlington’s disclosure letter, (b) permitted or required by the Merger Agreement, (c) may be required by applicable law or (d) otherwise consented to by EFC in writing (which consent will not be unreasonably withheld, delayed or conditioned), between the date of the Merger Agreement and the earlier to occur of the effective time of the Merger and the date, if any, on which the Merger Agreement is terminated (the “Interim Period”), it (i) will, and will cause each of its subsidiaries and the MSR Entities (solely with respect to the MSR Investments) to, use commercially reasonable efforts to (1) conduct its businesses (A) in the ordinary course of business in all material respects and (B) in compliance in all material respects with applicable laws and (2) preserve substantially intact its present business organization and preserve its existing relationships with its key business relationships, vendors, counterparties and employees, and (ii) will maintain its status as a REIT.
Arlington has also agreed that, except (a) as disclosed in Arlington’s disclosure letter, (b) as permitted or required by the Merger Agreement, (c) as may be required by applicable law or (d) as otherwise consented to by EFC in writing (which consent, in certain instances, will not be unreasonably withheld, delayed or conditioned), during the Interim Period, Arlington will not, will not permit any Arlington subsidiary to, and, as it relates to certain provisions discussed below, will not permit any MSR Entity to (solely with respect to the MSR Investments), among other things, to:
•
authorize, declare, set aside or pay any dividends on or make any other distribution (whether in cash, stock, property or otherwise) in respect of any outstanding capital stock of, or other equity interests in, Arlington or any Arlington subsidiary, except for:

•
quarterly dividends payable in respect of Arlington Common Stock at a rate not to exceed Arlington’s core earnings (as defined in the Merger Agreement) for such quarter consistent with past practice;

•
regular quarterly dividends payable in respect of the Arlington Preferred Stock consistent with past practice and the terms of such Arlington Preferred Stock;

•
dividends or other distributions to Arlington by any directly or indirectly wholly owned subsidiary of Arlington;

•
without duplication of the amounts described in the three immediately preceding bullet points, any dividends or other distributions necessary for Arlington or its subsidiaries (as applicable) to maintain its status as a REIT under the Code and avoid the imposition of corporate level tax or excise tax under the Code or required under the organizational documents of Arlington or its subsidiaries; or

•
any dividend to the extent authorized, declared and paid in accordance with the Merger Agreement;

•
split, combine or reclassify any capital stock of, or other equity interests in, Arlington, any Arlington subsidiary or any MSR Entity (other than for transactions by a wholly owned subsidiary of Arlington);

•
purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Arlington, except as required by the organizational documents of Arlington or any of its subsidiaries or any Arlington employee benefit plan, in each case, existing as of the date of the Merger Agreement;

•
offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Arlington or any of its subsidiaries or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such capital stock or equity interests other than (i) the issuance or delivery of Arlington Common Stock upon the vesting or lapse of any restrictions on any Arlington Restricted Shares, Arlington Performance RSUs or Arlington DSUs that were outstanding on the date of the Merger Agreement and vest or have such restrictions lapse in accordance with the Merger Agreement or the terms of the applicable documentation governing such awards and (ii) shares of capital stock issued as a dividend made in accordance with the Merger Agreement;

•
(A) amend or propose to amend Arlington’s organizational documents or (B) amend or propose to amend the organizational documents of any of Arlington’s subsidiaries or any of the MSR Entities in any material respect;

•
(A) merge, consolidate, combine or amalgamate with any person other than another wholly owned subsidiary of Arlington, or (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any assets or any business or any corporation, partnership, association or other business organization or division thereof, in each case other than (i) transactions between Arlington and a wholly owned subsidiary of Arlington or between wholly owned subsidiaries of Arlington, (ii) after consultation with EFC, acquisitions not in the ordinary course of business for which the consideration constitutes fair market value therefor and does not exceed $1,000,000 individually or $3,000,000 in the aggregate or (iii) acquisitions of assets in the ordinary course of business, including the acquisition of any Arlington Portfolio Securities (other than MSRs);

•
sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any material portion of its assets, other than sales, leases or dispositions of assets (i) that are Arlington Portfolio Securities sold in the ordinary course of business or (ii) that, if not made in the ordinary course of business, involve consideration in excess of $500,000 individually or $1,500,000 in the aggregate;

•
adopt a plan of complete or partial liquidation or dissolution of Arlington, any of its subsidiaries or any of the MSR Entities;

•
change in any material respect Arlington’s accounting principles, practices or methods in a manner that would materially affect the consolidated assets, liabilities or results of operations of Arlington or any Arlington subsidiary, except as required by GAAP or applicable law;

•
subject to certain exceptions as specified in the Merger Agreement, make or change any material tax election, adopt or change any tax accounting period or material method of tax accounting, file any amended tax return if the filing of such amended tax return would result in a material increase in the taxes payable by Arlington or any of its subsidiaries, settle or compromise any material liability for taxes or any tax audit or other proceeding relating to a material amount of taxes, enter into any closing or similar agreement with any taxing authority, surrender any right to claim a material refund of taxes, or agree to any extension or waiver of the statute of limitations with respect to a material amount of taxes;

•
subject to certain exceptions as specified in the Merger Agreement, (i) grant any increases in the compensation payable or to become payable to any of Arlington’s directors, officers or any other employees; (ii) establish, grant or provide any new cash bonuses or any new cash bonus plan, program, arrangement, agreement or practice for any directors, officers, employees, consultants or other service providers; (iii) establish any employee benefit plan which was not in existence or approved by the Arlington Board or duly authorized committee thereof prior to the date of the Merger Agreement, or materially amend any material Arlington employee benefit plan in existence on the date of the Merger Agreement if such amendment would have the effect of enhancing or materially increasing any benefits thereunder; (iv) accelerate the vesting, payment or settlement of any compensation, benefit, Arlington Restricted Shares, Arlington Performance RSUs or Arlington DSUs; or (v) hire any new employees, or transfer or terminate the service of any employee other than any such termination for cause;
•
establish or become obligated under any collective bargaining agreement, memorandum of understanding, or other contract with a labor union, labor organization, works council or similar representative of employees;

•
make any loans, advances or capital contributions to any other person in excess of $2,000,000 in the aggregate, except for (i) reverse repurchase transactions involving Arlington Portfolio Securities in the ordinary course of business, (ii) funding of commitments in the ordinary course of business and in accordance with the terms of any agreements in effect on the date of the Merger Agreement, (iii) loans among Arlington and its wholly owned subsidiaries or among Arlington’s wholly owned subsidiaries consistent with past practice, (iv) advances for reimbursable employee expenses in the ordinary course of business and (v) advancements for expenses as provided in the organizational documents of Arlington or any of its subsidiaries or any employment agreement or indemnification agreement in effect as of the date of the Merger Agreement;

•
enter into certain contracts, or modify, amend, terminate or assign, or waive or assign any material rights under, certain contracts, in each case, subject to certain exceptions as specified in the Merger Agreement;

•
settle or offer or propose to settle, any proceeding against Arlington, any of its subsidiaries or any of the MSR Entities (excluding any audit, claim or other proceeding in respect of taxes) involving a payment or other transfer of value by Arlington, any of its subsidiaries or any of the MSR Entities exceeding $250,000 individually, or $1,000,000 in the aggregate, other than the settlement of any proceeding (i) reflected or reserved against on the balance sheet of Arlington (or in the notes thereto), (ii) that would not reasonably be expected to restrict the operations of Arlington, its subsidiaries or any of the MSR Entities after the effective time of the Merger or (iii) in connection with litigation relating to the Merger or any other transaction contemplated by the Merger Agreement;

•
take any action, or knowingly fail to take any action, which action or failure could reasonably be expected to cause Arlington to fail to qualify as a REIT or any of its subsidiaries or any of the MSR Entities to cease to be treated as any of (i) a partnership or disregarded entity for U.S. federal income tax purposes or (ii) a “Qualified REIT Subsidiary” or a “Taxable REIT Subsidiary” as such terms are defined in the applicable provisions of the Code, as the case may be;

•
take any action, or knowingly fail to take any action, which action or failure could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

•
other than in the ordinary course of business, make or agree to make any new capital expenditure or expenditures that, individually, is in excess of $500,000 or, in the aggregate, are in excess of $2,000,000;

•
incur, create, assume, refinance, replace or prepay in any material respects the terms of any indebtedness or any derivative financial instruments or arrangements, or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), subject to certain exceptions as specified in the Merger Agreement;

•
enter into any new line of business;

•
take any action, or fail to take any action, which action or failure would reasonably be expected to cause Arlington, any of its subsidiaries or any of the MSR Entities to be required to be registered as an investment company under the Investment Company Act;

•
enter into any transactions or contracts with any affiliates of Arlington;

•
determine any person to be an “Acquiring Person” or otherwise permit a “Distribution Date” (as such terms are defined in the Arlington Rights Agreement) to occur under the Arlington Rights Agreement; or

•
authorize, agree or enter into any arrangement or understanding that is prohibited by any of the foregoing.

During the Interim Period, Arlington has also agreed that it will, and will cause each of its subsidiaries and the MSR Entities (solely with respect to the MSR Investments) to, use commercially reasonable efforts to maintain intact all hedging contracts that Arlington believes in good faith will maintain a duration gap not in excess of two years.
Each obligation, covenant or agreement by Arlington or its subsidiaries with respect to an MSR Entity will be interpreted to only require the reasonable best efforts (which will not be deemed to require action beyond the exercise of any authority to direct or control any action or inaction or withhold any consent or agreement, in each case, granted to Arlington or any of its subsidiaries under such MSR Entity’s organizational documents) of Arlington to cause such MSR Entity to perform such obligation, covenant or agreement.
Conduct of Business by EFC Pending the Merger
Under the Merger Agreement, EFC agreed that, except as (a) disclosed in EFC’s disclosure letter, (b) permitted or required by the Merger Agreement, (c) may be required by applicable law or (d) otherwise consented to by Arlington in writing (which consent will not be unreasonably withheld, delayed or conditioned), during the Interim Period it (i) will, and will cause each EFC subsidiary to, use commercially reasonable efforts to (1) conduct its businesses (A) in the ordinary course of business in all material respects and (B) in compliance in all material respects with applicable laws and (2) to the extent consistent with clause (1), preserve substantially intact its present business organization and preserve its existing relationships with its key business relationships, vendors, counterparties (including EFC Manager) and employees and (ii) will maintain its status as a REIT.
EFC also agreed that, except (a) as disclosed in EFC’s disclosure letter, (b) as permitted or required by the Merger Agreement, (c) as may be required by applicable law or (d) as otherwise consented to by Arlington in writing (which consent, in certain instances, will not be unreasonably withheld, delayed or conditioned), during the Interim Period, EFC will not, and will not permit any EFC subsidiary to, among other things:
•
authorize, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock, property or otherwise) in respect of any outstanding capital stock of, or other equity interests in, EFC or any of its subsidiaries, except for:

•
regular monthly dividends payable in respect of EFC Common Stock consistent with past practice at a rate not to exceed $0.15 per share;

•
regular quarterly dividends payable in respect of EFC Preferred Stock and preferred shares of beneficial interest of Ellington Financial REIT consistent with past practice and the terms of such EFC Preferred Stock and preferred shares of beneficial interest of Ellington Financial REIT;

•
dividends or other distributions to EFC by any directly or indirectly wholly owned subsidiary of EFC or the EFC Operating Partnership;

•
without duplication of the amounts described in the three immediately preceding bullet points, any dividends or other distributions necessary for EFC or its subsidiaries (as applicable) to maintain its status as a REIT under the Code and avoid the imposition of corporate level tax or excise tax under the Code or required under the organizational documents of EFC or such subsidiary of EFC; or

•
any dividend to the extent authorized, declared and paid in accordance with the Merger Agreement;

•
split, combine or reclassify any capital stock of, or other equity interests in, EFC or any EFC subsidiary (other than for transactions by a wholly owned subsidiary of EFC);

•
purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, EFC, subject to certain exceptions as specified in the Merger Agreement;

•
offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, EFC or any of its subsidiaries or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such capital stock or equity interests, subject to certain exceptions as specified in the Merger Agreement (including issuances in connection with certain acquisitions (including, but not limited to, issuances in connection with a potential acquisition disclosed in EFC’s disclosure letter (the “Acquisition Carveout”), which carveout permits the consummation of the proposed Great Ajax merger));

•
(A) amend or propose to amend EFC’s organizational documents or (B) other than amendments to the organizational documents of the EFC Operating Partnership in connection with the contribution of the surviving corporation of the Merger to the EFC Operating Partnership following the Closing (including with respect to the creation of new classes of preferred units in the EFC Operating Partnership), amend or propose to amend the organizational documents of any EFC subsidiaries in any material respect;

•
(A) merge, consolidate, combine or amalgamate with any person other than Arlington or another wholly owned subsidiary of Arlington or (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner) any assets or any business or any corporation, partnership, association or other business organization or division thereof, in each case, other than (1) transactions between EFC and a wholly owned subsidiary of EFC or between or among wholly owned subsidiaries of EFC, (2) acquisitions not in the ordinary course of business for which the consideration does not exceed $100,000,000 individually or in the aggregate, (3) acquisitions in the ordinary course of business or (4) acquisitions permitted pursuant to certain other provisions of the Merger Agreement (including the Acquisition Carveout, which permits EFC to consummate the proposed Great Ajax merger), but only in each case described in (A) and (B) if such action could reasonably be expected to impair, delay or impede EFC’s or Merger Sub’s ability to expeditiously consummate the transactions contemplated by the Merger Agreement;

•
sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any material portion of its assets, other than sales, leases or dispositions of assets (i) that are sold in the ordinary course of business or (ii) that, if not made in the ordinary course of business, involve consideration in excess of $2,000,000 individually or $6,000,000 in the aggregate;

•
adopt a plan of complete or partial liquidation or dissolution of EFC or any of its subsidiaries;

•
change in any material respect its accounting principles, practices or methods in a manner that would materially affect the consolidated assets, liabilities or results of operations of EFC and its subsidiaries, except as required by GAAP or applicable law;

•
subject to certain exceptions as specified in the Merger Agreement, make or change any material tax election, adopt or change any tax accounting period or material method of tax accounting, file any amended tax return if the filing of such amended tax return would result in a material increase in the taxes payable by EFC or any of its subsidiaries, settle or compromise any material liability for taxes or any tax audit or other proceeding relating to a material amount of taxes, enter into any closing or similar agreement with any taxing authority, surrender any right to claim a material refund of taxes, or, agree to any extension or waiver of the statute of limitations with respect to a material amount of taxes;

•
subject to certain exceptions as specified in the Merger Agreement, (A) establish any new material EFC employee benefit plan or materially amend any material EFC employee benefit plan in existence as of the date of the Merger Agreement if such amendment would have the effect of enhancing or increasing any benefits thereunder or (B) grant any material increase in the compensation payable or to become payable to any of its directors, officers or any other employees;

•
enter into certain contracts, or modify, amend, terminate or assign, or waive or assign any material rights under, certain contracts, in each case, subject to certain exceptions as specified in the Merger Agreement;

•
settle or offer or propose to settle, any proceeding against EFC or any of its subsidiaries (excluding any audit, claim or other proceeding in respect of taxes) involving a payment or other transfer of value by EFC or any of its subsidiaries exceeding $1,000,000 individually, or $4,000,000 in the aggregate, other than the settlement of any proceeding (i) reflected or reserved against on the balance sheet of EFC (or in the notes thereto), (ii) that would not reasonably be expected to restrict the operations of EFC or its subsidiaries or (iii) in connection with litigation relating to the Merger or any other transaction contemplated by the Merger Agreement;

•
take any action, or knowingly fail to take any action, which action or failure could reasonably be expected to cause EFC to fail to qualify as a REIT or any of its subsidiaries to cease to be treated as any of (i) a partnership or disregarded entity for U.S. federal income tax purposes, (ii) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of the Code or (iii) a REIT, as the case may be;

•
take any action, or knowingly fail to take any action, which action or failure could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

•
other than in the ordinary course of business, incur, create, assume, refinance, replace or prepay in any material respects the terms of any indebtedness or any derivative financial instruments or arrangements, or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), subject to certain exceptions as specified in the Merger Agreement;

•
enter into any new line of business;

•
take any action, or fail to take any action, which action or failure would reasonably be expected to cause EFC or any of the subsidiaries of EFC to be required to be registered as an investment company under the Investment Company Act;

•
modify, amend, terminate or assign or waive or assign any rights under, the EFC Management Agreement, in each case, in a manner materially adverse to EFC or its subsidiaries;

•
enter into any transactions or contracts with any affiliates (other than directors or officers in their capacities as such) of EFC or EFC Manager, other than transactions entered into in the ordinary course of business; or

•
agree or enter into any arrangement or understanding to take any action that is prohibited by any of the foregoing.

EFC also agreed to manage its investment portfolios in all material respects in the ordinary course of business.
Agreement to Use Reasonable Best Efforts
Subject to the terms and conditions of the Merger Agreement, each of EFC, Merger Sub and Arlington will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate the Merger and the other transactions contemplated by the Merger Agreement, including:
•
preparing and filing or otherwise providing, in consultation with the other parties to the Merger Agreement, and as promptly as practicable and advisable after the signing date, all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to consummate the Merger or any of the other transactions contemplated by the Merger Agreement;

•
taking all steps as may be necessary, subject to certain exceptions specified in the Merger Agreement, to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals;

•
executing and delivering any additional instruments reasonably necessary or advisable to consummate the Merger and the other transactions contemplated by the Merger Agreement and to fully carry out the purposes of the Merger Agreement; and

•
giving (or causing any of their respective affiliates to give) any required notices to third parties, and causing each of their respective subsidiaries and affiliates and, in the case of Arlington, the MSR Entities (solely with respect to the MSR Investments) to use, its reasonable best efforts to obtain any third-party consents that are necessary, proper or advisable to consummate the Merger and the other transactions contemplated by the Merger Agreement.

No Solicitation; Change in Recommendation
Arlington Competing Proposals
During the Interim Period, Arlington will not, and will cause its subsidiaries and will instruct its and their affiliates and representatives not to, directly or indirectly:
•
initiate, solicit or knowingly encourage or facilitate any inquiries, proposals or offers for, or that could reasonably be expected to lead to, any Arlington Competing Proposal (as defined below);

•
enter into or engage in, continue or otherwise participate in any discussions or negotiations with any person regarding or otherwise in furtherance of an Arlington Competing Proposal or any proposal, offer or inquiry that would reasonably be expected to lead to an Arlington Competing Proposal (other than to state that the terms of the Merger Agreement prohibit such negotiations);

•
furnish any non-public information regarding Arlington, its subsidiaries or any of the MSR Entities, or access to the properties, assets or employees of Arlington, its subsidiaries or any of the MSR Entities, to any person in connection with or in response to an Arlington Competing Proposal;

•
enter into any binding or nonbinding letter of intent or agreement in principle, or other agreement providing for an Arlington Competing Proposal (other than a confidentiality agreement); or

•
withhold, withdraw, modify or qualify, or propose publicly to withhold, withdraw, modify or qualify, in a manner adverse to EFC, the recommendation that the Arlington shareholders approve the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, or publicly recommend the approval or adoption of, or publicly approve or adopt, any Arlington Competing Proposal (the taking of any action discussed in this bullet being referred to as an “Arlington Change of Recommendation”).

An “Arlington Competing Proposal” refers to any proposal, inquiry, offer or indication of interest relating to any transaction or series of related transactions (other than transactions with EFC or any of its subsidiaries) involving:
•
any acquisition or purchase by any person or group, directly or indirectly, of more than 25% of any class of outstanding voting or equity securities of Arlington, or any tender offer or exchange offer that, if consummated, would result in any person or group beneficially owning more than 25% of any class of outstanding voting or equity securities of Arlington;

•
any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving Arlington pursuant to which Arlington shareholders immediately preceding such transaction hold less than 75% of the equity interests in the surviving or resulting entity of such transaction; or

•
any sale, lease (other than in the ordinary course of business), exchange, transfer or other disposition to a person or group of more than 25% of the consolidated assets of Arlington and its subsidiaries (measured by the fair market value thereof).

During the Interim Period, Arlington will advise EFC of the receipt by Arlington of any Arlington Competing Proposal made on or after the date of the Merger Agreement or any request for non-public information or data relating to Arlington, any of its subsidiaries or any of the MSR Entities made by any person that informs Arlington or any of its subsidiaries or representatives that it is considering making, or has made, an Arlington Competing Proposal, or any inquiry or request from any person for discussions or negotiations with Arlington or any of its subsidiaries or any of their or their affiliates’ respective representatives relating to a possible Arlington Competing Proposal (in each case within one business day thereof), and Arlington will provide to EFC (within such one business day time frame) (i) the identity of the person making the Arlington Competing Proposal, inquiry or request and (ii) either (A) a copy of any such Arlington Competing Proposal made in writing provided to Arlington or any of its subsidiaries or (B) a written summary of the material terms of such Arlington Competing Proposal, if not made in writing. Arlington will keep EFC reasonably informed with respect to the status and material terms of any such Arlington Competing Proposal and any material change to the status of any such discussions or negotiations.
During the Interim Period, Arlington will, and will cause its subsidiaries and instruct its representatives to immediately cease, and cause to be terminated, any direct or indirect discussion, correspondence or negotiations with any person conducted by Arlington or any of its subsidiaries or representatives with respect to an Arlington Competing Proposal or potential Arlington Competing Proposal, and will promptly terminate all physical and electronic data room access previously granted to any such person and request that such person return or destroy all information concerning Arlington, its subsidiaries and the MSR Entities to the extent permitted pursuant to any confidentiality agreement with such person.
Arlington Superior Proposals
Notwithstanding anything to the contrary in the Merger Agreement, Arlington, directly or indirectly through one or more of its representatives, may, prior to the receipt of approval of the Arlington Merger Proposal by holders of Arlington Common Stock at the Arlington special meeting, (a) enter into or engage in, continue or otherwise participate in any discussions or negotiations regarding or otherwise in furtherance of an Arlington Competing Proposal or any proposal, offer or inquiry that would reasonably be expected to lead to an Arlington Competing Proposal with any person or (b) furnish any non-public information regarding Arlington, its subsidiaries or any of the MSR Entities, or access to the properties, assets or employees of Arlington, its subsidiaries or any of the MSR Entities, in connection with or in response to an Arlington Competing Proposal to any person, who has made a written, bona fide Arlington Competing Proposal that was not solicited by Arlington at any time following the execution of the Merger Agreement and did not otherwise arise from a material breach of Arlington’s obligations under the non-solicitation provisions of the Merger Agreement; provided, however, that:
•
no non-public information that is prohibited from being furnished under certain provisions of the Merger Agreement may be furnished until Arlington receives an executed confidentiality agreement from such person containing limitations on the use and disclosure of nonpublic information furnished to such person by or on behalf of Arlington that are no less favorable to Arlington in the aggregate than the terms of the confidentiality agreement entered into among EFC Manager, Arlington and the other parties thereto, as determined by the Arlington Board (or any committee thereof) in good faith, after consultation with its outside legal counsel; provided, further, that such confidentiality agreement is not required to contain standstill provisions and does not in any way restrict Arlington from complying with the non-solicitation provisions of the Merger Agreement; and

•
prior to taking any such actions, the Arlington Board or any committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Arlington Competing Proposal is, or would reasonably be expected to lead to, an Arlington Superior Proposal (as defined below) and that failure to take any such action would be inconsistent with its legal duties as directors under applicable law.

An “Arlington Superior Proposal” refers to a bona fide Arlington Competing Proposal (with references to “25%” therein being deemed replaced with references to “50%,” and references to “75%” therein being deemed to be replaced with references to “50%”) by a third party, which the Arlington Board or any committee thereof determines in good faith, after consultation with Arlington’s outside legal and financial advisors and after taking into account relevant legal, financial, regulatory, estimated timing of consummation and other aspects of such proposal that the Arlington Board considers in good faith and the person or group making such proposal, would, if consummated in accordance with its terms, result in a transaction more favorable to the Arlington Shareholders than the transactions contemplated by the Merger Agreement.
Arlington, directly or indirectly through one or more of its representatives, may prior to the receipt of approval of the Arlington Merger Proposal by holders of Arlington Common Stock at the Arlington special meeting, in response to a bona fide written Arlington Competing Proposal from any person that was not solicited by Arlington at any time following the execution of the Merger Agreement and did not otherwise arise from a material breach of Arlington’s obligations under the non-solicitation provisions of the Merger Agreement, if the Arlington Board so chooses, make an Arlington Change of Recommendation or terminate the Merger Agreement to enter into a definitive agreement with respect to an Arlington Superior Proposal, if prior to taking any such action:
•
the Arlington Board (or any committee thereof) determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Arlington Competing Proposal is an Arlington Superior Proposal and the failure to terminate the Merger Agreement to enter into a definitive agreement with respect to such Arlington Superior Proposal and/or make an Arlington Change of Recommendation would be inconsistent with its legal duties as directors under applicable law; and

•
Arlington will have given notice to EFC that the Arlington Board has received such proposal, specifying the material terms and conditions of such proposal, and stating that Arlington intends to take such action, and either (i) EFC does not propose revisions to the terms and conditions of the Merger Agreement prior to the earlier to occur of the scheduled time for the Arlington special meeting and the third business day after the date on which such notice is given to EFC, or (ii) if EFC within the period described in the foregoing clause (i) proposes revisions to the terms and conditions of the Merger Agreement in a manner that would form a binding contract if accepted by Arlington, the Arlington Board (or a committee thereof), after consultation with its outside legal counsel, determines in good faith that the Arlington Competing Proposal remains an Arlington Superior Proposal with respect to EFC’s revised proposal; provided, however, that each time material modifications to the financial terms of an Arlington Competing Proposal determined to be an Arlington Superior Proposal are made, the time period prior to which Arlington may effect an Arlington Change of Recommendation and/or terminate the Merger Agreement will be extended for two business days after notification of such change to EFC.

Arlington may, directly or indirectly through one or more of its representatives, at any time prior to the receipt of the Arlington shareholder approval, seek clarification from any person who has made an unsolicited bona fide written Arlington Competing Proposal that did not result from a breach or violation of the non-solicitation provisions in the Merger Agreement, solely to clarify and understand the terms and conditions of such proposal to provide adequate information for the Arlington Board (or any committee thereof) to make an informed determination.
Intervening Event
Notwithstanding anything to the contrary in the Merger Agreement, Arlington may, at any time prior to the receipt of approval of the Arlington Merger Proposal by holders of Arlington Common Stock at the Arlington special meeting (other than in response to an Arlington Competing Proposal), make an Arlington Change of Recommendation if an Intervening Event has occurred and:
•
prior to taking such action, the Arlington Board (or a committee thereof) determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its legal duties as directors under applicable law; and

•
Arlington gives notice to EFC that it intends to effect an Arlington Change of Recommendation (which notice will reasonably describe the reasons for such Arlington Change of Recommendation, including a description of the Intervening Event in reasonable detail), and either (i) EFC does not propose revisions to the terms and conditions of the Merger Agreement prior to the earlier to occur of the scheduled time for the Arlington special meeting and the third business day after the date on which such notice is given to EFC, or (ii) if EFC within the period described in the foregoing clause (i) proposes revisions to the terms and conditions of the Merger Agreement in a manner that would form a binding contract if accepted by Arlington, the Arlington Board (or a committee thereof), after consultation with its outside legal counsel, determines in good faith that such proposed changes do not obviate the need for the Arlington Board to effect an Arlington Change of Recommendation and that the failure to make an Arlington Change of Recommendation would be reasonably likely to be inconsistent with its legal duties as directors under applicable law; provided, however, that, in the event the Arlington Board does not make an Arlington Change of Recommendation in accordance with the foregoing procedures, but thereafter determines to make an Arlington Change of Recommendation in circumstances involving or relating to another Intervening Event, the foregoing procedures will apply anew.
An “Intervening Event” refers to a material fact, event, circumstance, development or change that occurs, arises or comes to the attention of the Arlington Board after the date of the Merger Agreement that (x) materially affects the business, assets or operations of Arlington, its subsidiaries or any of the MSR Entities (other than any event, occurrence, fact or change resulting from a breach of the Merger Agreement by Arlington), (y) was not known to, or, if known, the consequences of which were not reasonably foreseeable by, the Arlington Board as of the date of the Merger Agreement, and (z) becomes known to the Arlington Board prior to receipt of the approval of the Arlington Merger Proposal by holders of Arlington Common Stock at the Arlington special meeting; provided, however, that in no event will any of the following constitute or be taken into account in determining whether an “Intervening Event” has occurred: (i) the receipt, existence of or terms of an Arlington Competing Proposal; (ii) a change, in and of itself, in the market price or trading volume of the equity or debt securities of Arlington or of the equity or credit ratings or the ratings outlook for Arlington, its subsidiaries or any of the MSR Entities by any applicable rating agency; and (iii) the fact that, in and of itself, Arlington exceeds any internal or published projections, estimates or expectations of Arlington’s revenue, earnings or other financial performance or results of operation for any period (it being understood that the facts or circumstances giving rise to or contributing to any such change or fact described in clause (ii) or clause (iii) may constitute, or may be taken into account in determining whether there has been, an Intervening Event if not otherwise excluded by this definition).
Arlington Employee Releases
Arlington will use commercially reasonable efforts to enter into amended and restated versions of certain employment-related agreements, in forms approved by EFC and for consideration not to exceed a certain amount set forth in the Arlington disclosure letter, so that such agreements condition the receipt of severance pay or benefits by a continuing employee who is subject to those agreements upon such continuing employee’s timely execution and return (and non-revocation in any time provided to do so) of a general release of claims for the benefit of EFC, Arlington and their respective affiliates and representatives.
Arlington Rights Agreement
Arlington will, and will cause the Arlington Board to, take all actions necessary so that, as of immediately prior to the effective time of the Merger, the Arlington Rights Agreement and all Rights (as defined in the Arlington Rights Agreement) and all other rights outstanding thereunder are terminated. Under the Arlington Rights Agreement, the Arlington Board may, in its sole discretion, exempt any person from being deemed an Acquiring Person (as defined in the Arlington Rights Agreement) if the Arlington Board determines that such person’s ownership of Arlington Common Stock is in the best interests of Arlington (a “Plan Exemption”). In connection with the approval of the Merger Agreement, the Arlington Board granted EFC, Merger Sub and EFC Manager a Plan Exemption to engage in the transactions contemplated by the Merger Agreement, and declared each of the transactions contemplated by the Merger Agreement to be an Exempt Transaction (as defined in the Arlington Rights Agreement).
Shareholder Meeting
Arlington will take all action necessary in accordance with applicable laws and its organizational documents to duly give notice of, convene and hold a meeting of its shareholders for the purpose of obtaining the approval by its shareholders of the Arlington Merger Proposal, with such meeting to be held as promptly as reasonably practicable following the clearance of this proxy statement/prospectus by the SEC.

Shareholder Vote
The approval of the Arlington Merger Proposal by the affirmative vote of a majority of the votes cast at the Arlington special meeting in accordance with the VSCA and the organizational documents of Arlington is required to effect the Merger.
Directors’ and Officers’ Indemnification and Insurance
The Merger Agreement provides that, following the effective time of the Merger, EFC and the surviving corporation of the Merger will, jointly and severally, indemnify, defend and hold harmless each person who was, at or prior to the effective time of the Merger, a director, officer or employee of Arlington or any of its subsidiaries or who acts as a fiduciary under any Arlington employee benefit plan and those who are or were serving at the request of Arlington or any of its subsidiaries as a director, officer, or employee of another entity against and from all losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities, judgments and amounts that are paid in settlement of, or incurred in connection with any threatened or actual proceeding to which such person is, was or becomes a party or is otherwise involved, based, in whole or in part, on the fact that such person is or was a director, officer, employee or agent of Arlington or any of its subsidiaries, a fiduciary under any Arlington employee benefit plan or is or was serving at the request of Arlington or any of its subsidiaries as a director, officer or employee of such other entity.
Prior to the Closing, EFC must purchase six-year “tail” D&O insurance policies in an amount and scope at least as favorable as Arlington’s current policies; provided that EFC is not required to pay an annual premium for such D&O insurance policies in excess of 300% of the annual premium paid by Arlington as of the date of the Merger Agreement and certain other exceptions as provided in the Merger Agreement.
Listing and Classification
EFC has agreed to take all actions necessary to cause the EFC Common Stock, the EFC Series D Preferred Stock and the EFC Series E Preferred Stock to be issued in the Merger to be approved for listing on the NYSE prior to the effective time of the Merger, subject to official notice of issuance, and cause the certificates of designations classifying the EFC Series D Preferred Stock and the EFC Series E Preferred Stock to be filed with and accepted for record by the Secretary of State of the State of Delaware.
Trust Preferred Securities and Arlington Notes
At the effective time of the Merger, the surviving corporation of the Merger will assume (such assumption, the “TruPS Assumption”) the due and punctual performance and observance of Arlington’s covenants, agreements and obligations under and relating to the trust preferred securities issued by the Arlington Trusts. The surviving corporation of the Merger will also cause the Arlington Trusts to discharge (such discharge, the “TruPS Discharge”) their obligations arising after the effective time of the Merger with respect to the trust preferred securities. EFC, Merger Sub and Arlington will execute and deliver any and all documents, including any supplemental indentures, required by the applicable governing documentation, or as may reasonably be requested by the trustee of the Arlington Trusts, in order to effectuate the TruPS Assumption and the TruPS Discharge.
Additionally, at the effective time of the Merger, the surviving corporation of the Merger will assume the due and punctual performance and observance of Arlington’s covenants, agreements and obligations under and relating to the Arlington Notes issued by Arlington pursuant to the Arlington Notes Indentures (such assumption, the “Arlington Notes Assumption”). EFC, Merger Sub and Arlington will execute and deliver, or cause to be delivered, any and all documents, including any supplemental indentures, required by the Arlington Notes or the Arlington Notes Indentures, in order to effectuate the Arlington Notes Assumption.
Conditions to Complete the Merger
The respective obligation of each of EFC, Merger Sub and Arlington to consummate the Merger is subject to the satisfaction at or prior to the effective time of the Merger of each of the following conditions, any or all of which may be waived jointly by the aforementioned parties, in whole or in part, to the extent permitted by applicable law:
•
the Arlington shareholder approval of the Arlington Merger Proposal has been obtained, in accordance with applicable law, the rules and regulations of the NYSE and the organizational documents of Arlington;

•
no governmental entity having jurisdiction over any party has issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Merger and no law will have been adopted that makes consummation of the Merger illegal or otherwise prohibited; and

•
this registration statement has been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of this registration statement will have been issued by the SEC and remain in effect and no proceeding to that effect will have been commenced.

The obligations of EFC, EFC Manager and Merger Sub to consummate the Merger are subject to the satisfaction at or prior to the effective time of the Merger of each of the following conditions, any or all of which may be waived exclusively by EFC, Merger Sub or EFC Manager, as applicable, in whole or in part, to the extent permitted by applicable law:
•
certain representations and warranties of Arlington with respect to authority, Arlington material adverse effects and brokers being true and correct in all respects as of the date of the Closing, as though made on and as of the date of the Closing (except that representations and warranties that speak as of a specified date will have been true and correct in all material respects only as of such date);

•
the representation and warranty of Arlington with respect to capital structure being true and correct in all but de minimis respects as of the specific date set forth in that representation and warranty;

•
all other representations and warranties of Arlington set forth in Article IV of the Merger Agreement being true and correct as of the date of the Closing, as though made on and as of the date of the Closing (except that representations and warranties that speak as of a specified date will have been true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality” or “material adverse effect”) would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Arlington;

•
Arlington has performed, or complied with, in all material respects, all agreements and covenants required to be performed or complied with by it under the Merger Agreement on or prior to the effective time of the Merger;

•
EFC has received a certificate of Arlington signed by an executive officer of Arlington, dated as of the date of the Closing, confirming that certain conditions in the Merger Agreement have been satisfied;

•
EFC has received a written opinion of Hunton Andrews Kurth LLP (or other counsel to Arlington reasonably satisfactory to EFC), dated as of the date of the Closing and in form and substance reasonably satisfactory to EFC, to the effect that, commencing with Arlington’s taxable year ended December 31, 2019, Arlington has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled Arlington to meet, through the effective time of the Merger, the requirements for qualification and taxation as a REIT under the Code;

•
EFC has received a written opinion of Vinson & Elkins L.L.P. (or other counsel to EFC reasonably satisfactory to Arlington), dated as of the date of the Closing and in form and substance reasonably satisfactory to EFC to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and

•
since the date of the Merger Agreement, there has not been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Arlington.

The obligation of Arlington to consummate the Merger is subject to the satisfaction at or prior to the effective time of the Merger of each of the following conditions, any or all of which may be waived exclusively by Arlington, in whole or in part, to the extent permitted by applicable law:
•
certain representations and warranties of EFC, Merger Sub and, as applicable, EFC Manager with respect to authority, EFC material adverse effect and brokers being true and correct in all material respects as of the date of the Closing, as though made on and as of the date of the Closing (except that representations and warranties that speak as of a specified date will have been true and correct in all material respects only as of such date);

•
the representations and warranties of EFC and Merger Sub with respect to capital structure being true and correct in all but de minimis respects as of the specific date set forth in such representations and warranties;

•
all other representations and warranties of EFC, Merger Sub and, as applicable, EFC Manager set forth in Article V of the Merger Agreement being true and correct as of the date of the Closing, as though made on and as of the date of the Closing (except that representations and warranties that speak as of specified date will have been true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality” or “material adverse effect”) would not reasonably be expected to (1) in the case of EFC and Merger Sub, have, individually or in the aggregate, a material adverse effect on EFC and (2) in the case of EFC Manager, materially prevent the ability of EFC Manager to perform its obligations under the Merger Agreement or to consummate the transactions contemplated by the Merger Agreement before the End Date;

•
EFC, Merger Sub and EFC Manager each have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by them under the Merger Agreement at or prior to the effective time of the Merger;

•
Arlington has received a certificate of EFC signed by an executive officer of EFC, dated as of the date of the Closing, confirming that certain conditions in the Merger Agreement have been satisfied;

•
Arlington has received a written opinion of Vinson & Elkins L.L.P. (or other counsel to EFC reasonably satisfactory to Arlington), dated as of the date of the Closing and in form and substance reasonably satisfactory to Arlington, to the effect that, commencing with EFC’s taxable year ended December 31, 2019, EFC has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled EFC to meet, through the effective time of the Merger, the requirements for qualification and taxation as a REIT under the Code, and that its past, current and intended future organization and operations will permit EFC to continue to qualify for taxation as a REIT under the Code for its taxable year which includes the effective time of the Merger and thereafter;

•
Arlington has received a written opinion of Hunton Andrews Kurth LLP (or other counsel to Arlington reasonably satisfactory to EFC), dated as of the date of the Closing and in form and substance reasonably satisfactory to Arlington, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

•
the EFC Common Stock, including the EFC Common Stock to be issued in the Merger, the EFC Series D Preferred Stock and the EFC Series E Preferred Stock have been approved for listing on the NYSE, subject to official notice of issuance, and the certificates of designations classifying the EFC Series D Preferred Stock and the EFC Series E Preferred Stock have been filed with and accepted for record by the Secretary of State of the State of Delaware;

•
since the date of the Merger Agreement, there has not been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on EFC; and

•
effective as of the effective time of the Merger, the Arlington Director Designee to be appointed to the EFC Board pursuant has been so appointed.

Termination of the Merger Agreement
The Merger Agreement may be terminated and the Merger and the other transactions contemplated in the Merger Agreement may be abandoned at any time prior to the effective time of the Merger, whether (except as expressly set forth below) before or after the Arlington shareholder approval has been obtained:
•
by mutual written consent of Arlington and EFC;

•
by either Arlington or EFC:

•
if any governmental entity of competent jurisdiction has issued a final and non-appealable order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger, or if there has been adopted prior to the effective time of the Merger any law that permanently makes the consummation of the Merger illegal or otherwise permanently prohibited;

•
if the Merger has not been consummated on or before 5:00 p.m. New York, New York time, on the End Date; provided, however, that the right to terminate the Merger Agreement under this paragraph will not be available to any party whose breach of any representation, warranty, covenant or agreement contained in the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

•
in the event of a breach by the other party (treating EFC and Merger Sub as one party) of any covenant or other agreement contained in the Merger Agreement or if any representation and warranty of the other party contained in the Merger Agreement fails to be true and correct which (x) would give rise to the failure of certain conditions to the Closing if it was continuing as of the date of the Closing and (y) cannot be or has not been cured by the earlier of (a) the End Date or (b) the date that is 30 days after the giving of written notice to the breaching party of such breach or failure to be true and correct and the basis for such notice (a “Terminable Breach”); provided, however, that the terminating party is not then in Terminable Breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement; or

•
if Arlington shareholder approval has not been obtained upon a vote held at a duly held Arlington special meeting (including any adjournment or postponement thereof).

•
by EFC:

•
prior to the time the Arlington shareholder approval is obtained, if the Arlington Board has effected an Arlington Change of Recommendation, whether or not in accordance with the non-solicitation provisions contained in the Merger Agreement.

•
by Arlington:

•
if, prior to the receipt of the Arlington Shareholder Approval, the Arlington Board (or a committee thereof) determines to terminate the Merger Agreement in connection with an Arlington Superior Proposal in order to enter a definitive agreement providing for the implementation of such Arlington Superior Proposal; provided, however, that such termination will not be effective unless Arlington concurrently therewith pays or causes to be paid a termination fee of $5,015,050 (the “Arlington Termination Fee”).

Termination Fee and Expenses
Expenses
Each party will pay its own expenses incident to preparing for, entering into and carrying out the Merger Agreement and the consummation of the transactions contemplated thereby, whether or not the Merger is consummated.

Termination Fee Payable by Arlington
Arlington will pay EFC the Arlington Termination Fee:
•
if Arlington terminates the Merger Agreement in order to enter into a definitive agreement with respect to an Arlington Superior Proposal;

•
if EFC terminates the Merger Agreement because the Arlington Board has effected an Arlington Change of Recommendation;

•
if (i)(A) EFC or Arlington terminates the Merger Agreement because the Merger has not been consummated by the End Date (and Arlington shareholder approval has not been obtained) or (B) EFC terminates the Merger Agreement because Arlington has committed a Terminable Breach, (ii) on or before the date of any such termination an Arlington Competing Proposal has been publicly announced, publicly disclosed or otherwise publicly communicated to the Arlington Board and not withdrawn prior to such date and (iii) within nine months after the date of such termination, Arlington or any of its subsidiaries enters into a definitive agreement with respect to any Arlington Competing Proposal or consummates any Arlington Competing Proposal. For purposes of this paragraph, any reference in the definition of Arlington Competing Proposal to “25%” or “75%” will be deemed to be a reference to “50%;” or

•
if (i) EFC or Arlington terminates the Merger Agreement because the Arlington shareholder approval has not been obtained, (ii) on or before the date of the Arlington special meeting an Arlington Competing Proposal has been publicly announced or publicly disclosed and not withdrawn prior to such date and (iii) within nine months after the date of such termination, Arlington or any subsidiary of Arlington enters into a definitive agreement to effect any Arlington Competing Proposal or consummates any Arlington Competing Proposal. For purposes of this paragraph, any reference in the definition of Arlington Competing Proposal to “25%” or “75%” will be deemed to be a reference to “50%.”

Directors and Management of EFC After the Merger
Prior to the effective time of the Merger, EFC will take all necessary corporate action so that upon and immediately after the effective time of the Merger the number of directors that will comprise all of the members of the EFC Board will be six, consisting of five individuals who are directors of EFC immediately prior to the effective time of the Merger and the Arlington Director Designee. The Arlington Director Designee will serve until the 2024 annual meeting of EFC’s stockholders and until his or her successor is duly elected and qualifies, all in accordance with the organizational documents of EFC. Additionally, EFC has agreed to nominate the Arlington Director Designee to stand for election at the 2024 annual meeting of stockholders of EFC, to serve for a term until the 2025 annual meeting of stockholders of EFC. The Arlington Director Designee will be compensated in accordance with EFC’s non-employee director compensation policies as then in effect. Each of the executive officers of EFC immediately prior to the effective time of the Merger will continue as an executive officer of the Combined Company following the effective time of the Merger.
Amendment and Waiver
The Merger Agreement may be amended prior to the effective time of the Merger by the mutual agreement of the parties, by action taken or authorized by their respective boards of directors at any time before or after adoption of the Merger Agreement by the Arlington shareholders, but, after any such adoption, no amendment will be made that pursuant to applicable law would require the further approval or adoption by such shareholders without first obtaining such further approval or adoption. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of Arlington, EFC, EFC Manager and Merger Sub.
At any time prior to the effective time of the Merger, any party to the Merger Agreement may waive the other party’s compliance with certain provisions of the Merger Agreement, to the extent legally allowed and except as otherwise set forth in the Merger Agreement.

Specific Performance
Each of the parties to the Merger Agreement will be entitled to seek an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in addition to any and all other remedies at law or in equity to which each is entitled.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a summary of the material U.S. federal income tax considerations relating to (i) the tax consequences related to the Merger and (ii) the qualification and taxation of EFC as a REIT and the acquisition, holding and disposition of EFC Common Stock and EFC Preferred Stock. This summary does not discuss the impact that U.S. state and local taxes and taxes imposed by non-U.S. jurisdictions could have on the matters discussed in this summary. Because this section is a summary, it does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders that are subject to special treatment under the U.S. federal income tax laws, such as:
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insurance companies;

•
tax-exempt organizations (except to the extent discussed in “— Taxation of Tax-Exempt Holders” below);

•
financial institutions or broker-dealers;

•
non-U.S. individuals and non-U.S. corporations (except to the extent discussed in “— Taxation of Non-U.S. Holders” below);

•
U.S. expatriates;

•
persons who mark-to-market EFC stock;

•
subchapter S corporations;

•
U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•
regulated investment companies and REITs, and their investors;

•
trusts and estates (except to the extent discussed herein);

•
persons who receive EFC stock through the exercise of employee stock options or otherwise as compensation;

•
persons holding EFC stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•
persons subject to the alternative minimum tax provisions of the Code;

•
persons holding EFC stock through a partnership or similar pass-through entity; and

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persons holding a 10% or more (by vote or value) beneficial interest in EFC stock.

This summary assumes that stockholders hold their EFC stock as capital assets for U.S. federal income tax purposes, which generally means as property held for investment.
For purposes of this discussion, a “U.S. holder” is a beneficial owner of EFC Common Stock, EFC Preferred Stock, Arlington Common Stock, or Arlington Preferred Stock, as applicable, who, for U.S. federal income tax purposes, is:
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a citizen or resident of the United States;

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a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or of a political subdivision thereof (including the District of Columbia);

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an estate that is subject to U.S. federal income tax on its income regardless of its source; or

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any trust if (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a United States person.

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of EFC Common Stock, EFC Preferred Stock, Arlington Common Stock, or Arlington Preferred Stock, as applicable, who is neither a U.S. holder nor an entity that is treated as a partnership for U.S. federal income tax purposes. A tax-exempt organization is a U.S. person who is exempt from U.S. federal income tax under Sections 401(a) or 501(a) of the Code.
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Arlington Common Stock or Arlington Preferred Stock (or, following the Merger, EFC Common Stock or EFC Preferred Stock), the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding Arlington Common Stock or Arlington Preferred Stock should consult its tax advisor regarding the U.S. federal income tax consequences to the partner of the Merger and of the acquisition, ownership and disposition of EFC Common Stock or EFC Preferred Stock by the partnership.
The statements in this section are not intended to be, and should not be construed as, tax advice. The statements in this section are based on the Code, current, temporary and proposed the Treasury Regulations thereunder, the legislative history of the Code, current administrative interpretations and practices of the IRS, and court decisions. The reference to IRS interpretations and practices includes the IRS practices and policies endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this discussion. Future legislation, Treasury Regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law on which the information in this section is based. Any such change could apply retroactively. EFC has not received any rulings from the IRS concerning its qualification as a REIT. Accordingly, even if there is no change in the applicable law, no assurance can be provided that the statements made in the following discussion, which do not bind the IRS or the courts, will not be challenged by the IRS or will be sustained by a court if so challenged.
EFC AND ARLINGTON URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE MERGER AND THE OWNERSHIP AND SALE OF EFC STOCK AND OF EFC’S ELECTION TO BE TAXED AS A REIT. SPECIFICALLY, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF THE MERGER AND THE OWNERSHIP, SALE AND ELECTION, AND REGARDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.
Material U.S. Federal Income Tax Consequences of the Merger
U.S. Federal Income Tax Consequences of the Merger as a Reorganization
It is a condition to the completion of the Merger that Hunton Andrews Kurth LLP and Vinson & Elkins L.L.P., respectively, each render an opinion to Arlington and EFC, respectively, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. Such opinions will be subject to customary exceptions, assumptions and qualifications, and will be based on representations made by Arlington and EFC regarding factual matters, and covenants undertaken by Arlington and EFC. If any assumption or representation is inaccurate in any way, or any covenant is not complied with, the tax consequences of the Merger could differ from those described in the tax opinions and in this discussion. These tax opinions represent the legal judgment of counsel rendering the opinion and are not binding on the IRS or the courts. No ruling from the IRS has been or is expected to be requested in connection with the Merger, and there can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to the conclusions set forth in the tax opinions.
Provided the Merger is treated as a reorganization within the meaning of Section 368(a) of the Code:
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Arlington will not recognize any gain or loss as a result of the Merger.

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A U.S. holder of Arlington Common Stock will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount by which the sum of the fair market value of the shares of EFC Common Stock and cash (other than cash received in lieu of a fractional share of EFC Common Stock) received by such holder in exchange for its Arlington Common Stock (such cash including such holder’s share of the aggregate Per Share Cash Consideration) exceeds such holder’s adjusted basis in its shares of Arlington Common Stock and (ii) the amount of cash (other than cash received in lieu of a fractional share of EFC Common Stock) received by such holder in exchange for its Arlington Common Stock (other than cash received in lieu of a fractional share of EFC Common Stock) received by such holder in exchange for its Arlington Common Stock (such cash including such holder’s share of the aggregate Per Share Cash Consideration).
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A U.S. holder of Arlington Preferred Stock will not recognize any gain or loss upon receipt of EFC Preferred Stock received in exchange for its Arlington Preferred Stock.

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A U.S. holder will have an aggregate tax basis in the EFC Common Stock or EFC Preferred Stock it receives in the Merger equal to the U.S. holder’s aggregate tax basis in its Arlington Common Stock or Arlington Preferred Stock surrendered pursuant to the Merger, increased by any gain recognized (excluding any gain attributable to the receipt of cash in lieu of a fractional share of EFC Common Stock) and decreased by the amount of any cash received (other than cash received in lieu of a fractional share of EFC Common Stock) reduced, if applicable, by the portion of the U.S. holder’s tax basis in its Arlington Common Stock surrendered in the Merger that is allocable to a fractional share of EFC Common Stock. If a U.S. holder acquired any of its shares of Arlington Common Stock or Arlington Preferred Stock at different prices and/or at different times, Treasury Regulations provide guidance on how such U.S. holder may allocate its tax basis to shares of EFC Common Stock or EFC Preferred Stock received in the Merger. U.S. holders that hold multiple blocks of Arlington Common Stock or EFC Preferred Stock should consult their tax advisors regarding the proper allocation of their basis among shares of EFC Common Stock or EFC Preferred Stock received in the Merger under these Treasury Regulations.

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The holding period of the shares of EFC Common Stock or EFC Preferred Stock received by a U.S. holder in connection with the Merger will include the holding period of the Arlington Common Stock or Arlington Preferred Stock surrendered in connection with the Merger.

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Cash received by a U.S. holder in lieu of a fractional share of EFC Common Stock in the Merger will be treated as if such fractional share had been issued in connection with the Merger and then redeemed by EFC, and such U.S. holder generally will recognize capital gain or loss with respect to such cash payment, measured by the difference, if any, between the amount of cash received and the U.S. holder’s tax basis in such fractional share. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period in respect of such fractional share is greater than one year. Non-corporate U.S. holders are generally subject to tax on long-term capital gains at reduced rates under current law. The deductibility of capital losses is subject to limitations.

Provided the Merger is treated as a reorganization within the meaning of Section 368(a) of the Code, a non-U.S. holder’s gain or loss from the Merger will be determined in the same manner as that of a U.S. holder. A non-U.S. holder of Arlington Common Stock will not be subject to U.S. federal income taxation on any gain recognized from the receipt of the Merger Consideration, unless (1) the gain is effectively connected with a U.S. trade or business of the non-U.S. holder, (2) the non-U.S. holder is an individual who has been present in the United States for 183 days or more during the taxable year of disposition and certain other conditions are satisfied, or (3) the non-U.S. holder’s Arlington Common Stock constitutes a United States real property interest (as defined below).
A non-U.S. holder of Arlington Common Stock who has gain effectively connected with the conduct of trade or business in the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable) will be subject to U.S. federal income tax on such gain on a net basis in the same manner as a U.S. holder. In addition, a non-U.S. holder that is a corporation may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) on the after-tax amount of such effectively connected gain.
A non-U.S. holder of Arlington Common Stock who is an individual present in the United States for 183 days or more in the taxable year of the Merger and who meets certain other requirements will be subject to a flat 30% tax on any gain derived from the Merger, which may be offset by U.S.-source capital losses of such non-U.S. holder, if any.
If the non-U.S. holder’s Arlington Common Stock constitutes a United States real property interest, such non-U.S. holder will be subject to U.S. federal income tax on the gain recognized in the Merger on a net basis in the same manner as a U.S. holder. The term United States real property interests includes interests in real property and shares in corporations at least 50% of whose assets consist of interests in real property (“United States real property holding corporations”). The term United States real property interests generally does not include mortgage loans or mortgage-backed securities, which constitute the majority of Arlington’s assets. As such, Arlington does not believe that it is a United States real property holding corporation and that any gain recognized by a non-U.S. holder should not be taxed under special provisions of the U.S. federal income tax laws known as the “Foreign Investment in Real Property Tax Act of 1980” (‘‘FIRPTA’’).
EFC Manager-Paid Cash Consideration
With respect to the Per Share Cash Consideration, there is limited authority addressing the tax consequences of the receipt of Merger consideration from a party other than the acquiror, and the tax consequences are not entirely clear. The parties intend to take the position that the Per Share Cash Consideration received by holders of Arlington Common Stock is treated as additional Merger Consideration. As described above, assuming the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, and this treatment of the Per Share Cash Consideration is correct, U.S. holders of Arlington Common Stock will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount by which the sum of the fair market value of the shares of EFC Common Stock and cash (other than cash received in lieu of a fractional share of EFC Common Stock) received by such holder in exchange for its Arlington Common Stock (such cash including such holder’s share of the aggregate Per Share Cash Consideration) exceeds such holder’s adjusted basis in its shares of Arlington Common Stock and (ii) the amount of cash (other than the cash received in lieu of a fractional share of EFC Common Stock) received in exchange for its shares of Arlington Common Stock (such cash including such holder’s share of the aggregate Per Share Cash Consideration). It is possible, however, that the IRS would assert a contrary position that the Per Share Cash Consideration should be treated as taxable ordinary income and not as cash received in exchange for such holder’s Arlington Common Stock. If this position prevails, U.S. holders of Arlington Common Stock would not receive any offset against their basis in their shares of Arlington Common Stock with respect to the Per Share Cash Consideration and non-corporate U.S. holders would be taxable at the higher U.S. federal income tax rates applicable to ordinary income. Additionally, because of this potential characterization, notwithstanding the parties’ position, it is possible that applicable withholding agents may withhold tax at a rate of 30% on the Per Share Cash Consideration paid to non-U.S. holders (or a reduced rate under a tax treaty if applicable). In addition, the IRS could assert that the aggregate Per Share Cash Consideration was income to EFC from EFC Manager (e.g., an inducement fee), followed by the payment of such Per Share Cash Consideration by EFC to holders of Arlington Common Stock. Such income would likely be non-qualifying income for purposes of both the REIT 75% and 95% gross income tests. If EFC did not meet one or more of the REIT gross income tests, then it could potentially either lose its REIT status or be required to pay a tax penalty to the IRS. See “Taxation of EFC — Gross Income Tests” and “— Failure to Qualify.”
Merger Sub as a TRS
EFC and Merger Sub have jointly elected for Merger Sub to be treated as a TRS of EFC. As such, immediately following the Merger, all of the historic assets and liabilities of Arlington will be held in a TRS. Merger Sub will succeed to the tax attributes of Arlington, but its ability to use Arlington’s net operating loss and net capital loss carryforwards will be limited by Section 382 of the Code. Such net operating loss and net capital loss carryforwards will not be available to EFC to offset its REIT taxable income.
Immediately following the Merger, EFC expects to contribute Merger Sub to the EFC Operating Partnership. Additionally, it is expected that Merger Sub will distribute certain of the assets acquired from Arlington that are qualifying assets for purposes of the 75% REIT asset tests and/or produce qualifying income for purposes of the 75% and 95% REIT gross income tests to the EFC Operating Partnership following such contribution. EFC intends to make such contributions and distributions in a manner consistent with the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

U.S. Federal Income Tax Consequences of the Merger Failing to Qualify as a Reorganization
If the Merger were to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code, then a U.S. holder of Arlington Common Stock generally would recognize gain or loss, as applicable, equal to the difference between: the sum of the fair market value of EFC Common Stock, the Per Share Cash Consideration and cash in lieu of any fractional shares of EFC Common Stock received by the Arlington shareholder in the Merger; and the Arlington shareholder’s adjusted tax basis in its Arlington Common Stock. A U.S. holder of Arlington Preferred Stock generally would recognize gain or loss, as applicable, equal to the difference between the fair market value of the EFC Preferred Stock received by the Arlington shareholder in the Merger and its Arlington shareholder’s adjusted basis in its Arlington Preferred Stock.
If the Merger fails to qualify as a reorganization within the meaning of Section 368(a) of the Code, so long as Arlington qualified as a REIT at the time of the Merger, Arlington generally would not incur a U.S. federal income tax liability so long as Arlington has made distributions (which would be deemed to include for this purpose the fair market value of EFC stock issued pursuant to the Merger) to Arlington shareholders in an amount at least equal to the net income or gain on the deemed sale of its assets to EFC and any other REIT taxable income recognized by it during the taxable year of the Merger. In the event that such distributions were not sufficient to eliminate all of Arlington’s taxable income recognized as a result of the deemed sale of its assets to EFC and any other REIT taxable income recognized by it during the taxable year of the Merger, EFC would be liable for any remaining tax owed by Arlington as a result of the Merger.
If the Merger fails to qualify as a reorganization within the meaning of Section 368(a) of the Code and Arlington did not qualify as a REIT at the time of the Merger, Arlington would generally recognize gain or loss on the deemed transfer of its assets to EFC, and EFC could be liable for a very significant current tax liability and may be unable to qualify as a REIT.
Reporting Requirements
A U.S. shareholder of Arlington stock who receives EFC stock as a result of the Merger will be required to retain records pertaining to the Merger. Each holder of Arlington stock who is required to file a U.S. tax return and who is a “significant holder” that receives EFC stock in the Merger will be required to file a statement with the holder’s U.S. federal income tax return setting forth such holder’s basis in the Arlington stock surrendered and the fair market value of the EFC stock, any Per Share Cash Consideration and cash in lieu of any fractional shares of EFC stock received in the Merger. A significant holder is an Arlington shareholder who, immediately before the Merger, owned at least 5% of the outstanding stock of Arlington.
Backup Withholding
Certain U.S. shareholders of Arlington stock may be subject to backup withholding of U.S. federal income tax with respect to any cash received pursuant to the Merger. Backup withholding generally will not apply, however, to a U.S. shareholder of Arlington stock that furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on IRS Form W-9 or is otherwise exempt from backup withholding and provides appropriate proof of the applicable exemption. Backup withholding is not an additional tax, and any amounts withheld will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, if any, provided that the holder timely furnishes the required information to the IRS.
Tax Opinion from Counsel Regarding REIT Qualification of Arlington
It is a condition to the obligation of EFC to complete the Merger that EFC receive an opinion of Hunton Andrews Kurth LLP (or other counsel reasonably acceptable to EFC) to the effect that, commencing with Arlington’s taxable year ended December 31, 2019, Arlington has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled Arlington to meet, through the Effective Time, the requirements for qualification and taxation as a REIT under the Code. The opinion of Hunton Andrews Kurth LLP (or other counsel reasonably acceptable to EFC) will be subject to customary exceptions, assumptions and qualifications and will be based on representations made by Arlington regarding factual matters.
This opinion will not be binding on the IRS or the courts. Qualification and taxation as a REIT depend upon the ability of Arlington to meet, through actual annual (or, in some cases, quarterly) operating results, requirements relating to income, asset ownership, distribution levels and diversity of share ownership, and the various REIT qualification requirements imposed under the Code. Given the complex nature of the REIT qualification requirements and the ongoing importance of factual determinations, there can be no assurance that the actual operating results of Arlington will satisfy the requirements for taxation as a REIT under the Code for any particular taxable year.
Tax Opinion from Counsel Regarding REIT Qualification of EFC
It is a condition to the obligation of Arlington to complete the Merger that Arlington receive an opinion of Vinson & Elkins L.L.P. (or other counsel reasonably acceptable to Arlington) to the effect that, commencing with EFC’s taxable year ended December 31, 2019, EFC has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled EFC to meet, through the Effective Time, the requirements for qualification and taxation as a REIT under the Code and that its past, current and intended future organization and operations will permit EFC to continue to qualify as a REIT under the Code for its taxable year which includes the Effective Time and thereafter. The opinion of Vinson & Elkins L.L.P. (or other counsel reasonably acceptable to Arlington) will be subject to customary exceptions, assumptions and qualifications and will be based on representations made by EFC regarding factual matters.
This opinion will not be binding on the IRS or the courts. Qualification and taxation as a REIT depend upon the ability of EFC to meet, through actual annual (or, in some cases, quarterly) operating results, requirements relating to income, asset ownership, distribution levels and diversity of share ownership, and the various REIT qualification requirements imposed under the Code. Given the complex nature of the REIT qualification requirements and the ongoing importance of factual determinations, there can be no assurance that the actual operating results of EFC will satisfy the requirements for taxation as a REIT under the Code for any particular taxable year.
Taxation of EFC
EFC elected to be treated as a corporation effective as of January 1, 2019, and has elected and intends to continue to operate in a manner that will allow it to qualify to be taxed as a REIT under Sections 856 through 860 of the Code commencing with its taxable year ended December 31, 2019. EFC believes that, commencing with such taxable year, it has been organized and operated in a manner so as to remain qualified as a REIT under the U.S. federal income tax laws, and it intends to continue to operate in such a manner, but no assurances can be given that EFC will operate in a manner so as to remain qualified as a REIT.
This section discusses the laws governing the U.S. federal income tax treatment of a REIT and its stockholders. These laws are highly technical and complex. As described above, in connection with the Merger, Vinson & Elkins L.L.P. will issue an opinion regarding the REIT qualification of EFC. Investors should be aware that Vinson & Elkins L.L.P.’s opinion is based upon customary assumptions, is conditioned upon certain representations made by EFC as to factual matters, including representations regarding the nature of EFC’s assets and the conduct of its business, is not binding upon the IRS or any court and speaks as of the date issued. In addition, Vinson & Elkins L.L.P.’s opinion is based on existing U.S. federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, EFC’s qualification and taxation as a REIT depends upon its ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the U.S. federal income tax laws. Those qualification tests involve the percentage of income that it earns from specified sources, the percentage of its assets that fall within specified categories, the diversity of its stock ownership, and the percentage of its earnings that it distributes. Vinson & Elkins L.L.P. will not review EFC’s compliance with those tests on a continuing basis. Accordingly, given the complex nature of the rules governing REITs, the ongoing importance of factual determinations, including the potential tax treatment of the investments EFC makes, and the possibility of future changes in its circumstances, no assurance can be given that EFC’s actual results of operations for any particular taxable year will satisfy such requirements.

In addition, EFC will be required to make estimates of, or otherwise determine the value of, its assets and the collateral for its assets, and the values of some assets may not be susceptible to a precise determination. There can be no assurance that the IRS would not challenge EFC’s valuations or valuation estimates of its assets or collateral. Vinson & Elkins L.L.P.’s opinion does not foreclose the possibility that EFC may have to use one or more of the REIT relief provisions discussed below, which could require it to pay an excise or penalty tax (which could be material) in order for it to maintain its REIT qualification. For a discussion of the tax consequences of EFC’s failure to qualify as a REIT, see “— Failure to Qualify.”
If EFC qualifies as a REIT, it generally will not be subject to U.S. federal income tax on its REIT taxable income that it currently distributes to its stockholders, but taxable income generated by any domestic TRSs will be subject to regular U.S. federal corporate income tax. However, EFC will be subject to U.S. federal tax in the following circumstances:
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EFC will pay U.S. federal income tax on its net taxable income, including net capital gain, that it does not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

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EFC will pay U.S. federal income tax at the highest corporate rate on:

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net income from the sale or other disposition of property acquired through foreclosure, or foreclosure property, that it holds primarily for sale to customers in the ordinary course of business, and

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other non-qualifying income from foreclosure property.

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EFC will pay a 100% tax on net income earned from sales or other dispositions of property, other than foreclosure property, that it holds primarily for sale to customers in the ordinary course of business (as described below under “— Prohibited Transactions”).

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If EFC fails to satisfy the 75% gross income test or the 95% gross income test, as described below under “— Gross Income Tests,” but nonetheless continues to qualify as a REIT because it meets other requirements, it will be subject to a 100% tax on:

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the greater of the amount by which it fails the 75% gross income test or the 95% gross income test, multiplied, in either case, by

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a fraction intended to reflect its profitability.

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If EFC fails to satisfy the asset tests (other than a de minimis failure of the 5% asset test, the 10% vote test or the 10% value test, as described below under “— Asset Tests”), as long as the failure was due to reasonable cause and not to willful neglect, it disposes of the assets or otherwise complies with such asset tests within six months after the last day of the quarter in which it identifies such failure and it files a schedule with the IRS describing the assets that caused such failure, it will pay a tax equal to the greater of $50,000 or the product of the highest U.S. federal corporate tax rate and the net income from the non-qualifying assets during the period in which it failed to satisfy such asset tests.

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If EFC fails to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and the failure was due to reasonable cause and not to willful neglect, it will be required to pay a penalty of $50,000 for each such failure, as described below under “— Failure to Qualify.”

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EFC may be required to pay monetary penalties to the IRS in certain circumstances, including if it fails to meet recordkeeping requirements intended to monitor its compliance with rules relating to the composition of a REIT’s stockholders, as described below in “— Requirements for Qualification.”

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If EFC fails to distribute during a calendar year at least the sum of: (i) 85% of its REIT ordinary income for the year, (ii) 95% of its REIT capital gain net income for the year and (iii) any undistributed taxable income from earlier periods, it will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount it actually distributed, plus any retained amounts on which income tax has been paid at the corporate level.

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EFC may elect to retain and pay U.S. federal income tax on its net long-term capital gain. In that case, a U.S. holder would be taxed on its proportionate share of EFC’s undistributed long-term capital gain (to the extent that EFC makes a timely designation of such gain to the stockholder) and would receive a credit or refund for its proportionate share of the tax EFC paid.
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EFC will be subject to a 100% excise tax on transactions between it and a TRS that are not conducted on an arm’s-length basis.

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The earnings of any domestic TRS will be subject to U.S. federal corporate income tax.

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If EFC acquires any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which it acquires a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, it will pay tax at the highest regular U.S. federal corporate income tax rate applicable if it recognizes gain on the sale or disposition of the asset during the 5-year period after it acquires the asset. The amount of gain on which EFC will pay tax is the lesser of:

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the amount of gain that it recognizes at the time of the sale or disposition, and

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the amount of gain that it would have recognized if it had sold the asset at the time it acquired the asset, assuming that the C corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired.

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If EFC owns a residual interest in a real estate mortgage investment conduit, or “REMIC,” it will be taxable at the highest U.S. federal corporate income tax rate on the portion of any excess inclusion income that it derives from the REMIC residual interests equal to the percentage of its stock that is held in record name by “disqualified organizations.” Although the law is unclear, IRS guidance indicates that similar rules may apply to a REIT that owns an equity interest in a taxable mortgage pool. To the extent that the excess inclusion income generated by a taxable mortgage pool or a residual interest in a REMIC is blocked by a TRS, EFC will not be subject to this tax. A “disqualified organization” includes (i) the United States; (ii) any state or political subdivision of the United States; (iii) any foreign government; (iv) any international organization; (v) any agency or instrumentality of any of the foregoing; (vi) any other tax-exempt organization (other than a farmer’s cooperative described in Section 521 of the Code) that is exempt from income taxation and is not subject to taxation under the unrelated business taxable income provisions of the Code; and (vii) any rural electrical or telephone cooperative. For a discussion of “excess inclusion income,” see “— Requirements for Qualification-Taxable Mortgage Pools and Excess Inclusion Income.”

In addition, notwithstanding EFC’s qualification as a REIT, it may also have to pay certain state, local and foreign income taxes because not all states, localities and foreign jurisdictions treat REITs in the same manner that they are treated for U.S. federal income tax purposes. Moreover, as further described below, any domestic TRS in which EFC owns an interest will be subject to U.S. federal, state and local corporate income tax on its taxable income. In addition, EFC may be subject to a variety of taxes other than U.S. federal income tax, including state and local franchise, property and other taxes and foreign taxes. EFC could also be subject to tax in situations and on transactions not presently contemplated.
Requirements for Qualification
A REIT is a corporation, trust, or association that meets each of the following requirements:
1.
It is managed by one or more trustees or directors.

2.
Its beneficial ownership is evidenced by transferable shares or by transferable certificates of beneficial interest.

3.
It would be taxable as a domestic corporation, but for the REIT provisions of the U.S. federal income tax laws.

4.
It is neither a financial institution nor an insurance company subject to special provisions of the U.S. federal income tax laws.

5.
At least 100 persons are beneficial owners (determined without reference to any rules of attribution) of its shares or ownership certificates.

6.
Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the U.S. federal income tax laws define to include certain entities, during the last half of any taxable year.

7.
It elects to be taxed as a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements that must be met to elect and maintain REIT qualification.

8.
It meets certain other qualification tests, described below, regarding the nature of its income and assets and the distribution of its income.

9.
It uses the calendar year as its taxable year.

10.
It has no earnings and profits from any non-REIT taxable year at the close of any taxable year.

EFC must meet requirements 1 through 4, 8 and 9 during its entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Requirements 5 and 6 applied to EFC beginning with its 2020 taxable year. If EFC complies with all the requirements for ascertaining the ownership of shares of its outstanding stock in a taxable year and has no reason to know that it violated requirement 6, EFC will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining stock ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual” generally does not include a trust that is a qualified employee pension or profit sharing trust under the U.S. federal income tax laws, however, and beneficiaries of such a trust will be treated as holding shares of EFC stock in proportion to their actuarial interests in the trust for purposes of requirement 6.
EFC believes that it has issued shares of stock with sufficient diversity of ownership to satisfy requirements 5 and 6. In addition, EFC’s certificate of incorporation restricts the ownership and transfer of shares of EFC stock so that it should continue to satisfy these requirements. These restrictions, however, may not ensure that EFC will, in all cases, be able to satisfy these share ownership requirements. If EFC fails to satisfy these share ownership requirements, its qualification as a REIT may terminate.
To monitor compliance with the share ownership requirements, EFC generally is required to maintain records regarding the actual ownership of shares of EFC stock. To do so, EFC must demand written statements each year from the record holders of significant percentages of its stock pursuant to which the record holders must disclose the actual owners of the shares of its capital stock (i.e., the persons required to include its dividends in their gross income). EFC must maintain a list of those persons failing or refusing to comply with this demand as part of its records. EFC could be subject to monetary penalties if it fails to comply with these record-keeping requirements. If you fail or refuse to comply with the demands, you will be required by the Treasury Regulations to submit a statement with your tax return disclosing your actual ownership of EFC stock and other information. In addition, EFC must satisfy all relevant filing and other administrative requirements established by the IRS to elect and maintain REIT qualification, use a calendar year for U.S. federal income tax purposes, and comply with the record keeping requirements of the Code and regulations promulgated thereunder.
Qualified REIT Subsidiaries
A corporation that is a “qualified REIT subsidiary” is disregarded as a corporation separate from its parent REIT for U.S. federal income tax purposes. All assets, liabilities, and items of income, deduction, and credit of a qualified REIT subsidiary are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A qualified REIT subsidiary is a corporation, other than a TRS, all of the stock of which is owned, directly or through one or more qualified REIT subsidiaries or disregarded entities, by the REIT. Thus, in applying the requirements described herein, all assets, liabilities, and items of income, deduction, and credit of any qualified REIT subsidiary that EFC owns will be treated as its assets, liabilities, and items of income, deduction, and credit.

Other Disregarded Entities and Partnerships
An unincorporated domestic entity, such as a limited liability company, that has a single owner for U.S. federal income tax purposes generally is not treated as an entity separate from its parent for U.S. federal income tax purposes, including for purposes of the REIT gross income and asset tests. An unincorporated domestic entity with two or more owners for U.S. federal income tax purposes generally is treated as a partnership for U.S. federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, EFC’s proportionate share of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for U.S. federal income tax purposes in which it owns or acquires an equity interest, directly or indirectly, are treated as its assets and gross income for purposes of applying the various REIT qualification requirements. EFC’s proportionate share of the partnership’s assets for purposes of applying the 10% value test (see “— Asset Tests”) is based on its proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, EFC’s proportionate share is based on its proportionate interest in the capital interests in the partnership.
In the event that a disregarded subsidiary of EFC ceases to be wholly-owned, for example, if any equity interest in the subsidiary is acquired by a person other than EFC or another disregarded subsidiary of EFC, the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, the subsidiary would have multiple owners for U.S. federal income tax purposes and would be treated as either a partnership or a taxable corporation (if previously a qualified REIT subsidiary). Such an event could, depending on the circumstances, adversely affect EFC’s ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the total value or total voting power of the outstanding securities of another corporation. See “— Asset Tests” and “— Gross Income Tests.”
EFC has control of the EFC Operating Partnership, and it intends to operate the EFC Operating Partnership in a manner consistent with the requirements for its qualification as a REIT. EFC may from time to time be a limited partner or non-managing member in some of its partnerships and limited liability companies. If a partnership or limited liability company in which it owns an interest takes or expects to take actions that could jeopardize its status as a REIT or require it to pay tax, EFC may be forced to dispose of its interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action that could cause EFC to fail a gross income or asset test, and that it would not become aware of such action in time to dispose of its interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, EFC could fail to qualify as a REIT unless it was entitled to relief, as described below.
Taxable REIT Subsidiaries
A REIT is permitted to own up to 100% of the stock of one or more TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation with respect to which a TRS directly or indirectly owns more than 35% of the voting power or value of the outstanding securities will automatically be treated as a TRS. However, an entity will not qualify as a TRS if it directly or indirectly operates or manages a lodging or health care facility or, generally, provides to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated. A REIT generally may not own more than 10%, as measured by voting power or value, of the securities of a corporation that is not a qualified REIT subsidiary or a REIT unless the REIT and such corporation elect to treat such corporation as a TRS. Overall, no more than 20% of the gross value of a REIT’s assets may consist of stock or securities of one or more TRSs.
The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, a domestic TRS would generally be subject to U.S. federal, state and local corporate income tax on its earnings, which may reduce the cash flow generated by EFC and its subsidiaries in the aggregate and EFC’s ability to make distributions to its stockholders.

For purposes of the asset and gross income tests, a REIT is not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the REIT, and the REIT generally recognizes as income the dividends, if any, that it receives or is deemed to receive from such TRS. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and income of such subsidiary corporations in determining the parent REIT’s compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries or render commercially unfeasible (for example, activities that give rise to certain categories of income such as non-qualifying hedging income, or income from inventory sales, that, if conducted by the REIT directly, would be subject to the tax on prohibited transactions, as described below under “— Prohibited Transactions”). Many of the investments that EFC made and activities it undertook prior to its REIT election have been contributed to or will be undertaken in one of its TRSs, and certain of the historic Arlington assets will be held in a TRS; thus, EFC has held and will hold a significant portion of its assets through, and derives a significant portion of its taxable income and gains in, TRSs.
Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. If amounts are paid to a REIT or deducted by a TRS due to transactions between a REIT, its tenants and/or a TRS that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. EFC intends that all of its transactions with its TRS will be conducted on an arm’s-length basis, but there can be no assurance that EFC will be successful in this regard. The ability of EFC’s TRSs to deduct interest expense may be limited under rules applicable to corporations generally.
EFC has elected to treat certain of its domestic and foreign subsidiaries as TRSs, and it may form or invest in other domestic or foreign TRSs in the future. EFC may hold a significant amount of its assets in TRSs, subject to the limitation that securities of TRSs may not represent more than 20% of its total assets. While EFC intends to manage its affairs so as to satisfy the requirement that no more than 20% of the value of its total assets consist of stock or securities of TRSs, as well as the requirements that no more than 25% of the value of its total assets consist of stock or securities of its TRSs and other assets not qualifying for the 75% asset test and that taxable income from its TRSs plus other non-qualifying gross income not exceed 25% of its total gross income, there can be no assurance that EFC will be able to do so in all market circumstances.
EFC’s domestic TRSs are fully subject to U.S. federal, state and local corporate income tax on their taxable income. To the extent that EFC’s TRSs pay any taxes, they will have less cash available for distribution to it. If dividends are paid by domestic TRSs to EFC, then the dividends it designates and pays to its stockholders who are taxed at individual rates, up to the amount of dividends that EFC receives from such entities, generally will be eligible to be taxed at the reduced 20% maximum U.S. federal income tax rate applicable to qualified dividend income. See “— Taxation of U.S. Holders-Taxation of Taxable U.S. Holders on Distributions on EFC Capital Stock.” In addition, losses in EFC’s TRSs (including net operating loss and net capital loss carryforwards obtained by Merger Sub in the Merger) generally will not provide any tax benefit, except for being carried forward against future TRS taxable income in the case of a domestic TRS.
EFC’s foreign TRSs intend to operate in a manner that will not cause them to be subject to U.S. federal income tax. The Code and Treasury Regulations promulgated thereunder provide a specific exemption from U.S. federal income tax to non-U.S. corporations that restrict their activities in the United States to trading in stocks and securities (or any other activity closely related thereto) for their own account, whether such trading (or such other activity) is conducted by the corporation or its employees through a resident broker, commission agent, custodian or other agent. EFC’s foreign TRSs intend to rely on such exemption and do not intend to operate so as to be subject to U.S. federal income tax on their net income. Therefore, despite their status as TRSs, EFC’s foreign TRSs generally will not be subject to U.S. federal corporate income tax on their earnings. No assurance can be given, however, that the IRS will not challenge this treatment. If the IRS were to succeed in such a challenge, then it could greatly reduce the amounts that EFC’s foreign TRSs would have available to distribute to it and to pay to their creditors. Further, notwithstanding these rules, any gain recognized by a foreign corporation with respect to U.S. real property is subject to

U.S. tax as if the foreign corporation were a U.S. taxpayer. It is not anticipated that EFC’s foreign TRSs will hold U.S. real property. EFC generally is required to include in income, on a current basis, the E&P of its foreign TRSs which earnings are not qualifying income for the purposes of the REIT 75% gross income test, regardless of whether such earnings are distributed to EFC. In addition, EFC does not benefit from any losses incurred in a foreign TRS until such TRS is liquidated or disposed.
EFC has formed a TRS in order to protect (“block”) certain stockholders from certain types of taxable income that could be detrimental to them, including “excess inclusion income,” a form of taxable income which can be generated by REMIC residual interests and “taxable mortgage pools,” as discussed in greater detail below. Specifically, to the extent that EFC forms, purchases or holds any REMIC residual interest or any equity interest in a taxable mortgage pool, any excess inclusion income generated by such interest should be blocked by EFC’s existing TRS or a future TRS. As a result, EFC should not generate excess inclusion income for its stockholders.
Ownership of Subsidiary REITs
The EFC Operating Partnership owns 100% of the common shares of a subsidiary REIT. Such subsidiary REIT is subject to the same various REIT qualification requirements and other limitations described herein that are applicable to EFC. EFC believes that its subsidiary REIT is organized and has operated and will continue to operate in a manner to permit it to qualify for taxation as a REIT for U.S. federal income tax purposes from and after the effective date of its REIT election. However, if a subsidiary REIT were to fail to qualify as a REIT, then (1) the subsidiary REIT would become subject to regular U.S. federal corporate income tax, as described herein, see “— Failure to Qualify” below, and (2) its ownership of shares in such subsidiary REIT would cease to be a qualifying real estate asset for purposes of the 75% asset test and would become subject to the 5% asset test, the 10% vote test, and the 10% value test generally applicable to EFC’s ownership in corporations other than REITs, qualified REIT subsidiaries and TRSs. See “— Asset Tests” below. If the subsidiary REIT were to fail to qualify as a REIT, it is possible that EFC would not meet the 10% vote test and the 10% value test with respect to its indirect interest in such entity, in which event EFC would fail to qualify as a REIT unless it could avail itself of certain relief provisions. While EFC believes that its subsidiary REIT has qualified as a REIT under the Code, it has joined the subsidiary REIT in filing a “protective” TRS election with respect to the subsidiary REIT. EFC cannot assure you that such “protective” TRS election would be effective to avoid adverse consequences to it. Moreover, even if the “protective” election were to be effective, the subsidiary REIT would be subject to regular U.S. federal corporate income tax, and EFC cannot assure you that it would not fail to satisfy the requirement that not more than 20% of the value of its total assets may be represented by the securities of one or more TRSs, as well as the requirement that taxable income from its TRSs plus other non-qualifying gross income not exceed 25% of its total gross income.
Taxable Mortgage Pools and Excess Inclusion Income
An entity, or a portion of an entity, that does not elect to be treated as a REMIC may be classified as a taxable mortgage pool under the Code if:
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substantially all of its assets consist of debt obligations or interests in debt obligations;

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more than 50% of those debt obligations are real estate mortgage loans or interests in real estate mortgage loans as of specified testing dates;

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the entity has issued debt obligations that have two or more maturities; and

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the payments required to be made by the entity on its debt obligations “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

Under applicable Treasury Regulations, if less than 80% of the assets of an entity (or a portion of an entity) consists of debt obligations, these debt obligations are not considered to comprise “substantially all” of its assets, and therefore the entity would not be treated as a taxable mortgage pool.
A taxable mortgage pool generally is treated as a corporation for U.S. federal income tax purposes and cannot be included in any consolidated U.S. federal corporate income tax return. However, if a REIT is a taxable mortgage pool, or if a REIT owns a qualified REIT subsidiary that is a taxable mortgage pool, then the REIT or the qualified REIT subsidiary will not be taxable as a corporation, but a portion of the REIT’s income will be treated as “excess inclusion income” and a portion of the dividends the REIT pays to its stockholders will be considered to be excess inclusion income. Similarly, a portion of the income from a REMIC residual interest may be treated as excess inclusion income.
To the extent that EFC forms, purchases or holds any REMIC residual interest or any equity interest in a taxable mortgage pool, any excess inclusion income generated by such interest should be blocked by its existing TRS or a future TRS. As a result, EFC should not generate excess inclusion income for its stockholders.
Gross Income Tests
EFC must satisfy two gross income tests annually to maintain its qualification as a REIT.
First, at least 75% of its gross income for each taxable year must consist of defined types of income that it derives, directly or indirectly, from investments relating to real property or mortgage loans on real property or qualified temporary investment income. Qualifying income for purposes of the 75% gross income test generally includes:
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rents from real property;

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interest on debt secured by a mortgage on real property or on interests in real property and interest on debt secured by a mortgage on real property and personal property if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property, and interest on qualified mezzanine loans;

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dividends or other distributions on, and gain from the sale of, shares in other REITs;

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gain from the sale of real estate assets;

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income and gain derived from foreclosure property (as described below);

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amounts (other than amounts the determination of which depends in whole or in part on the income or profits of any person) received or accrued as consideration for entering into agreements (i) to make loans secured by mortgages on real property or on interests in real property or (ii) to purchase or lease real property (including interests in real property and interests in mortgages on real property);

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income derived from a REMIC in proportion to the real estate assets held by the REMIC, unless at least 95% of the REMIC’s assets are real estate assets, in which case all of the income derived from the REMIC; and

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income derived from the temporary investment of new capital that is attributable to the issuance of shares of EFC stock or a public offering of EFC debt with a maturity date of at least five years and that EFC received during the one-year period beginning on the date on which it received such new capital.

Although a debt instrument issued by a “publicly offered REIT” (i.e., a REIT that is required to file annual and periodic reports with the SEC under the Exchange Act) is treated as a “real estate asset” for the asset tests, the interest income and gain from the sale of such debt instruments is not treated as qualifying income for the 75% gross income test unless the debt instrument is secured by real property or an interest in real property.
Second, in general, at least 95% of EFC’s gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities or any combination of these, and amounts included in its gross income, for U.S. federal income tax purposes, under (i) Code Section 951(a) (in respect of its ownership of an interest in a controlled foreign corporation (within the meaning of Code Section 957(a))) and (ii) Code Section 1293(a) (in respect of its ownership of an interest in a passive foreign investment company (within the meaning of Code Section 1297(a))).
Certain income items do not qualify for either gross income test. Other types of income are excluded from both the numerator and the denominator in one or both of the gross income tests. Gross income from the following sources is excluded from both the numerator and denominator in both gross income tests:
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gain from a sale of property that EFC holds primarily for sale to customers in the ordinary course of business;

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income and gain from “hedging transactions,” as defined below in “— Hedging Transactions”;

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certain foreign currency gains, see “— Foreign Currency Gain”; and

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cancellation of indebtedness, or “COD,” income.

EFC will monitor the amount of its non-qualifying income and will seek to manage its investment portfolio to comply at all times with the gross income tests, but it cannot assure you that it will be successful in this effort. The following paragraphs discuss the specific application of the gross income tests to EFC.
Interest and Income from Mortgage Loans and Mortgage-Backed Securities
The term “interest,” as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person. However, interest generally includes the following:
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an amount that is based on a fixed percentage or percentages of receipts or sales; and

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an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests, provided that the property is not inventory or dealer property in the hands of the borrower or the REIT.
Interest on debt secured by a mortgage on real property or on interests in real property, including, for this purpose, market discount, original issue discount, discount points, prepayment penalties, loan assumption fees and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. Treasury Regulations Section 1.856-5(c) (the “interest apportionment regulation”) provides that if a mortgage is secured by both real property and other property, a REIT is required to apportion its annual interest income to the real property security based on a fraction, the numerator of which is the value of the real property securing the loan, determined when the REIT commits to acquire the loan (or, in some circumstances, upon a “significant modification”), and the denominator of which is the highest “principal amount” of the loan during the year. If a mortgage is secured by both real property and personal property and the value of the personal property does not exceed 15% of the aggregate value of the property securing the mortgage, the mortgage is treated as secured solely by real property for this purpose. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property — that is, the amount by which the loan balance exceeds the applicable value of the real property that secures the loan. IRS guidance provides that a REIT does not need to redetermine the fair market value of the real property securing a loan in connection with a loan modification that is occasioned by a borrower default or made at a time when the REIT reasonably believes that the modification to the loan will substantially reduce a significant risk of default on the original loan.
EFC invests in residential mortgage-backed securities, or “RMBS,” including both non-Agency RMBS and Agency RMBS. EFC also invests in commercial mortgage-backed securities, or “CMBS” (and collectively with RMBS, “MBS”), residential and commercial mortgage loans, including non-performing and reperforming loans, and residential transition loans, or “RTLs.” Other than income from derivative instruments, as described below, EFC expects that all of the income of its non-Agency RMBS, Agency RMBS, CMBS, and mortgage loans will be qualifying income for purposes of the 95% gross income test. In the case of MBS treated as interests in a grantor trust for U.S. federal income tax purposes, EFC is be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust. The interest on such mortgage loans (and any mortgage loans that EFC owns directly) will be qualifying income for purposes of the 75% gross income test to the extent that the obligation is adequately secured (or solely secured) by real property, as discussed above. In the case of MBS treated as regular interests in a

REMIC for U.S. federal income tax purposes, income derived from REMIC interests will generally be treated as qualifying income for purposes of the 75% gross income test. If less than 95% of the assets of the REMIC are real estate assets, however, then only a proportionate part of the interest in the REMIC and income derived from the interest will qualify for purposes of the 75% gross income test. EFC believes that all of the income that it derives from interests in Agency REMICs will be qualifying income for purposes of the 75% gross income test. In addition, some REMIC securitizations include imbedded interest rate swap or cap contracts or other derivative instruments that potentially could produce non-qualifying income for the holders of the related REMIC securities. EFC expects that any interest income from an MBS that is not treated as an interest in a grantor trust or an interest in a REMIC will not be qualifying income for purposes of the 75% gross income test. Accordingly, EFC may choose to purchase or hold such assets in a TRS.
EFC purchases and sells Agency MBS through to-be-announced forward contracts, or “TBAs,” and recognizes income or gains from the disposition of those TBAs, through dollar roll transactions or otherwise. While there is no direct authority with respect to the qualification of income or gains from dispositions of TBAs as gains from the sale of real property (including interests in real property and interests in mortgages on real property) or other qualifying income for purposes of the 75% gross income test, EFC treats income and gains from its TBAs under which it contracts to purchase a to-be-announced Agency MBS (“long TBAs”) as qualifying income for purposes of the 75% gross income test, based on an opinion of Hunton Andrews Kurth LLP substantially to the effect that, for purposes of the 75% gross income test, any gain recognized by EFC in connection with the settlement of its long TBAs should be treated as gain from the sale or disposition of an interest in mortgages on real property. The opinion of Hunton Andrews Kurth LLP is based on various assumptions related to EFC’s long TBAs and is conditioned on fact-based representations and covenants made by EFC’s management regarding its long TBAs. No assurance can be given that the IRS would not assert that EFC’s income and gain from TBAs is not qualifying income. If the IRS were to successfully challenge the opinion of Hunton Andrews Kurth LLP, EFC could be subject to a penalty tax or it could fail to remain qualified as a REIT if a sufficient portion of its income consists of income or gains from the disposition of TBAs. EFC will treat any income from short TBAs that were not identified as hedging transactions as non-qualifying income for purposes of the 75% gross income test.
To the extent that EFC receives any “exit fees” or other deferred amounts, other than principal, with respect to a mortgage loan, at maturity or otherwise, such amounts will be treated by it either (i) as interest and not as a fee for services for all tax and other purposes or (ii) as income that does not qualify for purposes of the 95% gross income test and the 75% gross income test. EFC will treat any origination fees received for loans as income that does not qualify for purposes of the 95% gross income test and the 75% gross income test. EFC may originate loans at a discount to par and treat the income attributable to such discount as interest income eligible to be qualifying income for purposes of the 95% gross income test and the 75% gross income test so long as (i) EFC does not provide any services to the borrower in connection with the origination of the loan, (ii) the related loan documents require the borrower to treat such discount in accordance with the rules for original issue discount contained in Code Sections 1271 through 1275, (iii) such discount is not referred to in the related loan documents as an origination (or other similar) fee, and (iv) EFC treats such discount for all purposes, including for tax and financial accounting purposes, as interest income and not as an origination (or other similar) fee.
Certain of EFC’s subsidiaries have made elections under Section 475(f) of the Code to mark their securities to market. There are limited authorities under Section 475(f) of the Code as to what constitutes a trader for U.S. federal income tax purposes. Under other sections of the Code, the status of a trader in securities depends on all of the facts and circumstances, including the nature of the income derived from the taxpayer’s activities, the frequency, extent and regularity of the taxpayer’s securities transactions, and the taxpayer’s investment intent. There can be no assurance that these subsidiaries will continue to qualify as a trader in securities eligible to make the mark-to-market election. Neither EFC nor any of its subsidiaries has received, or is seeking, an opinion from counsel or a ruling from the IRS regarding these subsidiaries’ qualification as a trader. If these subsidiaries’ qualification for, or EFC’s application of, the mark-to-market election were successfully challenged by the IRS, in whole or in part, it could, depending on the circumstances, result in retroactive (or prospective) changes in the amount or timing of gross income EFC recognizes. As a result of its election under Section 475(f) of the Code, each of these subsidiaries will be required each year to mark-to-market certain securities that it holds, and thereby recognize gain or loss as if it had sold those securities for their fair market value. The mark-to-market election also requires these subsidiaries to recognize any accrued market discount on debt securities held at the end of each year. While there is limited analogous authority, EFC treats any mark-to-market gains as qualifying income for purposes of the 75% gross income test to the extent that the gain is recognized with respect to a qualifying real estate asset, based on an opinion of Hunton Andrews Kurth LLP substantially to the effect that any such gains recognized with respect to assets that would produce qualifying income for purposes of the 75% and/or 95% gross income test, as applicable, if they were actually sold should be treated as qualifying income to the same extent for purposes of the 75% and/or 95% gross income test, as applicable, and any such gains should not be subject to the prohibited transaction tax. The opinion of Hunton Andrews Kurth LLP is based on various assumptions and is conditioned on fact-based representations and covenants made by EFC’s management. No assurance can be given that the IRS would not assert that any mark-to-market gains were not qualifying income. Furthermore, the law is unclear as to the treatment of mark-to-market gains and losses under the various REIT tax rules, including, among others, the prohibited transaction and qualified liability hedging rules. There are limited and, in some cases, no authorities on the interaction of a REIT engaged in the trade or business of trading in securities, the election under Section 475(f) of the Code, the qualified liability hedging rules and the REIT tax rules. If the IRS were to successfully treat EFC’s mark-to-market gains as subject to the prohibited transaction tax or to successfully challenge the treatment or timing of recognition of its mark-to-market gains or losses with respect to its qualified liability hedges or with respect to positions held in its subsidiaries, it could owe material U.S. federal income or penalty tax or, in some circumstances, even fail to qualify as a REIT.
EFC expects to acquire in the Merger, and may in the future invest in, interests in mortgage servicing rights representing a portion of the interest payments collected from a pool of mortgage loans, net of a basic servicing fee paid to the mortgage servicer, or “Excess MSRs.” The IRS has issued private letter rulings to other REITs holding that Excess MSRs produce qualifying income for purposes of the 75% gross income test. Any income that is qualifying income for the 75% gross income test is also qualifying income for the 95% gross income test. A private letter ruling may be relied upon only by the taxpayer to whom it is issued, and the IRS may revoke a private letter ruling. Based on those private letter rulings and other IRS guidance regarding Excess MSRs, EFC generally intends to treat its investments in Excess MSRs as producing qualifying income for purposes of both the 75% and 95% gross income tests to the extent the underlying mortgage loans produce qualifying income for purposes of those tests. However, EFC does not intend to seek its own private letter ruling. Thus, the IRS could take the position that its Excess MSRs do not produce qualifying income, presumably by treating a portion of the income it receives from an Excess MSR as reasonable compensation for servicing the underlying mortgage loans. A successful challenge of EFC’s treatment of its Excess MSRs could result in EFC being treated as failing the 95% gross income test and possibly the 75% gross income test. This could cause EFC to be subject to a penalty tax and could impact its ability to qualify as a REIT. EFC intends to hold MSRs (other than Excess MSRs) that it expects to acquire in the Merger, as well as other such MSRs it may invest in or acquire in the future, in a TRS.
EFC may invest in mezzanine loans, which are loans secured by equity interests in an entity that directly or indirectly owns real property, rather than by a direct mortgage of the real property. In Revenue Procedure 2003-65, the IRS established a safe harbor under which loans secured by a first priority security interest in the ownership interests in a partnership or limited liability company owning real property will be treated as real estate assets for purposes of the REIT asset tests described below, and interest derived from those loans will be treated as qualifying income for both the 75% and 95% gross income tests, provided several requirements are satisfied. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. Moreover, EFC’s mezzanine loans may not meet all of the requirements for reliance on the safe harbor. To the extent any mezzanine loans that EFC acquires meet most but do not meet all the requirements for the safe harbor described above, the interest income on such loans will be qualifying income for purposes of the 95% gross income test, but there is a risk that such interest income will not be qualifying income for purposes of the 75% gross income test. In the event that EFC owns a mezzanine loan or similar debt that does not meet the safe harbor, and it nevertheless treats the income on such loans as qualifying income for the 75% gross income test, the IRS could challenge the treatment of the income from such loan or debt as qualifying income for the 75% gross income test and, if such a challenge were sustained, EFC could fail to qualify as a REIT. EFC intends to invest in mezzanine loans in a manner that will enable it to continue to satisfy the REIT gross income and asset tests.

EFC owns and may acquire distressed mortgage loans. Revenue Procedure 2014-51 indicates that interest income on a distressed mortgage loan secured by real property and other property will be treated as qualifying income based on the ratio of: (i) the fair market value of the real property securing the debt determined as of the date the REIT committed to acquire the loan; and (ii) the face amount of the loan (and not the purchase price or current value of the loan). The face amount of a distressed mortgage loan will typically exceed the fair market value of the real property securing the mortgage loan on the date the REIT commits to acquire the loan. As noted above, if a mortgage is secured by both real property and personal property and the value of the personal property does not exceed 15% of the aggregate value of the property securing the mortgage, the mortgage is treated as secured solely by real property for this purpose. EFC believes that most of the mortgage loans that it acquires at a discount under the circumstances contemplated by Revenue Procedure 2014-51 are secured only by real property (including mortgage loans secured by both real property and personal property where the value of the personal property does not exceed 15% of the aggregate value of the property securing the mortgage). Accordingly, EFC believes that the interest apportionment regulation generally does not apply to its loans. Nevertheless, if the IRS were to assert successfully that EFC’s mortgage loans were secured by other property and, thus, that the interest apportionment rules and Revenue Procedure 2014-51 applied, its ability to satisfy the various asset and gross income requirements applicable to REITs could be adversely affected. EFC intends to invest in distressed mortgage loans in a manner consistent with qualifying as a REIT.
EFC invests in residential transition loans, which generally are short-term loans secured by a mortgage on a residential property where the proceeds of the loan will be used, in part, to renovate the property. The interest from such loans will be qualifying income for purposes of the REIT gross income tests, provided that the loan value of the real property securing such loan is equal to or greater than the highest outstanding principal amount of the loan during any taxable year, and other requirements are met. Under the REIT provisions, where improvements will be constructed with the proceeds of the loan, the loan value of the real property is the fair market value of the land plus the reasonably estimated cost of the improvements or developments (other than personal property) that will secure the loan and that are to be constructed from the proceeds of the loan. There can be no assurance that the IRS would not challenge EFC’s estimate of the loan value of the real property.
EFC may invest opportunistically in other types of mortgage and real estate-related assets. To the extent EFC invests in such assets, it intends to do so in a manner that will enable it to satisfy the 75% and 95% gross income tests described above.
Hedging Transactions
From time to time, EFC will enter into “hedging transactions” with respect to one or more of its assets or liabilities. EFC’s hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, short U.S. treasury positions, futures and forward contracts, short TBAs, and currency forward contracts. Except to the extent provided by Treasury Regulations, income and gain from hedging transactions will be excluded from gross income for purposes of both the 75% and 95% gross income tests provided EFC satisfies the identification requirements and other requirements discussed below. A hedging transaction includes (i) any transaction entered into in the normal course of its trade or business primarily to manage the risk of interest rate changes, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, or a “liability hedge,” (ii) any transaction entered into primarily to manage risk of currency fluctuations with respect to any item of income or gain that is qualifying income for purposes of the 75% or 95% gross income test (or any property which generates such income or gain) or (iii) any transaction entered into to “offset” a transaction described in (i) or (ii) if a portion of the hedged indebtedness is extinguished or the related property is disposed. EFC is required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and satisfy other identification requirements. EFC is required to match the tax character and timing of income, deduction, gain or loss from hedging transactions as closely as possible with the tax character and timing of income, deduction, gain or loss from the item or items being hedged, but there is limited authority on the interaction of these rules with an election under Section 475(f) of the Code. To the extent that EFC hedges for other purposes, or to the extent that a portion of the hedged assets are not treated as “real estate assets” (as described below under “— Asset Tests”), or it fails to satisfy the identification requirements with respect to a hedging transaction, the income from the related transactions will likely be treated as non-qualifying income for purposes of both gross income tests, and thus cannot exceed 5% of its annual gross income.
EFC intends to structure any hedging transactions so that the income from such transactions is excluded from gross income for purposes of both the 75% and 95% gross income tests, including the satisfaction of the identification, tax character matching and other requirements described above, but these requirements involve the application of highly technical and complex Code provisions for which only limited judicial and administrative authorities exist, and EFC cannot assure you that that the IRS will not successfully assert a contrary position. EFC may conduct some or all of its hedging activities through a TRS or other corporate entity, the income from which may be subject to U.S. federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that EFC’s hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT gross income tests, or that its hedging activities will not adversely affect its ability to satisfy the REIT qualification requirements.
Even if the income from EFC’s hedging transactions is excluded from gross income for purposes of the 75% and 95% gross income tests, such income and any loss will be taken into account in determining its REIT taxable income and its distribution requirement. If the IRS disagrees with EFC’s calculation of the amount or timing of recognition of gain or loss with respect to its hedging transactions, including the impact of the EFC Operating Partnership’s election under Section 475(f) of the Code and the treatment of hedging expense and losses under Section 163(f) of the Code, EFC’s distribution requirement could increase, which could require that it correct any shortfall in distributions by paying deficiency dividends to its stockholders in a later year.
Dividends
EFC’s share of any dividends received from any corporation (including dividends from any TRS, but excluding dividends from any REIT) in which it owns an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. EFC’s share of any dividends received from its subsidiary REIT and any other REIT in which it owns an equity interest will be qualifying income for purposes of both gross income tests. Income inclusions with respect to equity investments in EFC’s foreign TRSs are qualifying income for purposes of the 95% gross income test but not the 75% gross income test.
Fee Income
EFC may earn income from fees in certain circumstances. Fee income generally will be qualifying income for purposes of both the 75% and 95% gross income tests if it is received in consideration for entering into an agreement to make a loan secured by real property, the fees are not determined by income and profits and the fees are not compensation for services. Other fees, including certain amounts received in connection with mortgage servicing rights, generally are not qualifying income for purposes of either gross income test, and thus, along with any other nonqualifying income, cannot exceed 5% of EFC’s annual gross income. EFC may conduct some or all of its fee-generating activities, including with respect to certain amounts received from the MSRs acquired in the Merger, through a TRS or other corporate entity, the income from which may be subject to U.S. federal income tax. Any fees earned by a TRS, like other income earned by a TRS, will not be included in EFC’s gross income for purposes of the gross income tests.
Foreign Currency Gain
Certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. “Real estate foreign exchange gain” will be excluded from gross income for purposes of the 75% and 95% gross income tests. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or an interest in real property and certain foreign currency gain attributable to certain “qualified business units” of a REIT. “Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) any obligations. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities. Such gain is treated as non-qualifying income for purposes of both the 75% and 95% gross income tests.
Rents from Real Property
Rents EFC receives from its real property will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if the following conditions are met:
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First, the amount of rent must not be based in whole or in part on the income or profits of any person. An amount received or accrued generally will not be excluded, however, from rents from real property solely by reason of being based on fixed percentages of receipts or sales.

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Second, rents EFC receives from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a TRS, at least 90% of the property is leased to unrelated tenants, the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space and the rent is not attributable to an increase in rent due to a modification of a lease with a “controlled TRS” (i.e., a TRS in which EFC owns directly or indirectly more than 50% of the voting power or value of the stock). A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant.

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Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

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Fourth, EFC generally must not operate or manage its real property or furnish or render services to its tenants, other than through an “independent contractor” who is adequately compensated and from whom it does not derive revenue. EFC may, however, provide services directly to tenants if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, EFC may provide a minimal amount of “non-customary” services to the tenants of a property, other than through an independent contractor, as long as its income from the services does not exceed 1% of its income from the related property. Furthermore, EFC may own up to 100% of the stock of a TRS, which may provide customary and non-customary services to tenants without tainting its rental income from the related properties.

EFC intends that any rent it receives in respect of its REO or other real property will be treated as qualifying “rents from real property.” EFC may hold some or all of its REO or other real property in a TRS or other corporate entity, the income from which may be subject to U.S. federal income tax.
Prohibited Transactions
A REIT will incur a 100% tax on the net income (including foreign currency gain) derived from any sale or other disposition of property, other than foreclosure property, but including mortgage loans, that the REIT holds “primarily for sale to customers in the ordinary course of a trade or business.” Any such income will be excluded from the application of the 75% and 95% gross income tests. Whether a REIT holds an asset primarily for sale to customers in the ordinary course of a trade or business depends on the facts and circumstances in effect from time to time, including those related to a particular asset. The EFC Operating Partnership has made an election under Section 475(f) of the Code to mark its securities to market. While there is limited analogous authority, EFC does not treat mark-to-market gains that it recognizes pursuant to Section 475(f) of the Code as gains from the sale of property to customers in the ordinary course of business, based on an opinion from Hunton Andrews Kurth LLP substantially to the effect that any such gains should not be subject to the prohibited transaction tax. The opinion of Hunton Andrews Kurth LLP is based on various assumptions and is conditioned on fact-based representations and covenants made by EFC’s management. No assurance, however, can be given that the IRS will not successfully assert a contrary position, in which case EFC would be subject to the prohibited transaction tax on the sale of those assets. EFC might be subject to this tax if it disposes of or securitizes mortgage loans or MBS in a manner that was treated as dealer activity for U.S. federal income tax purposes. To the extent EFC intends to dispose of an asset that may be treated as held primarily for sale to customers in the ordinary course of a trade or business, EFC may contribute the asset to a TRS prior to the disposition, the income from which may then be subject to U.S. federal, state and local corporate income tax. However, no assurance can be given that the IRS will respect the transaction by which property that may be characterized as held primarily for sale to customers in the ordinary course of a trade or business is contributed to a TRS; if such transaction is not respected, then EFC may be treated as having engaged in a prohibited transaction, and its net income therefrom would be subject to a 100% tax.
Foreclosure Property
EFC will be subject to tax at the maximum U.S. federal corporate income tax rate on any income (including foreign currency gain) from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. Gross income from foreclosure property will qualify, however, under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:
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that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

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for which the related loan or lease was acquired by the REIT at a time when the default was not imminent or anticipated; and

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for which the REIT makes a proper election to treat the property as foreclosure property.

A REIT will not be considered, however, to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the U.S. Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:
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on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test (disregarding income from foreclosure property), or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test (disregarding income from foreclosure property);

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on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

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which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business that is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income or a TRS.

Failure to Satisfy Gross Income Tests
If EFC fails to satisfy one or both of the gross income tests for any taxable year, it nevertheless may qualify as a REIT for that year if it is entitled to qualify for relief under certain provisions of the U.S. federal income tax laws. Those relief provisions generally will be available if:
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its failure to meet those tests is due to reasonable cause and not to willful neglect; and

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following such failure for any taxable year, a schedule of the sources of its income is filed with the IRS in accordance with regulations prescribed by the Secretary of the U.S. Treasury.

EFC cannot with certainty predict whether any failure to meet these tests will qualify for the relief provisions. If these relief provisions are inapplicable to a particular set of circumstances involving EFC, it will not qualify as a REIT. As discussed above in “— Taxation of EFC,” even if the relief provisions apply, EFC would incur a 100% tax on the gross income attributable to the greater of the amount by which it fails the 75% gross income test or the 95% gross income test, multiplied, in either case, by a fraction intended to reflect its profitability.
Asset Tests
To maintain its qualification as a REIT, EFC also must satisfy the following asset tests at the end of each quarter of each taxable year.
First, at least 75% of the value of its total assets must consist of:
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cash or cash items, including certain receivables and investments in money market funds;

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U.S. government securities;

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interests in real property, including leaseholds and options to acquire real property and leaseholds, and personal property to the extent such personal property is leased in connection with real property and rents attributable to such personal property are treated as “rents from real property”;

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interests in mortgage loans secured by real property and interests in mortgage loans secured by real property and personal property if the fair market value of the personal property does not exceed 15% of the total fair market value of all such property;

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stock in other REITs and debt instruments issued by “publicly offered REITs” (however, see the Sixth asset test below);

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investments in stock or debt instruments during the one-year period following EFC’s receipt of new capital that it raises through equity offerings or public offerings of debt with at least a five-year term; and

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regular or residual interests in a REMIC. However, if less than 95% of the assets of a REMIC consist of assets that are qualifying real estate-related assets under the U.S. federal income tax laws, determined as if it held such assets, EFC will be treated as holding directly its proportionate share of the assets of such REMIC.

Second, of EFC’s investments not included in the 75% asset class, the value of its interest in any one issuer’s securities (other than any TRS securities) may not exceed 5% of the value of its total assets (the “5% asset test”).
Third, of EFC’s investments not included in the 75% asset class, it may not own more than 10% of the total voting power or 10% of the total value of any one issuer’s outstanding securities (the “10% vote test” and the “10% value test,” respectively).
Fourth, no more than 20% of the value of EFC’s total assets may consist of the securities of one or more TRSs.
Fifth, no more than 25% of the value of EFC’s total assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test (the “25% securities test”).
Sixth, no more than 25% of the value of EFC’s total assets may consist of debt instruments issued by “publicly offered REITs” to the extent such debt instruments are not secured by real property or interests in real property.
For purposes of these asset tests, EFC is treated as holding its proportionate share of the assets of any partnership and disregarded entity that it owns, including the EFC Operating Partnership. For purposes of the 5% asset test, the 10% vote test and the 10% value test, the term “securities” does not include stock in another REIT, debt of “publicly offered REITs,” equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans or mortgage-backed securities that constitute real estate assets, or equity interests in a partnership. The term securities, however, generally includes debt securities issued by a partnership or another REIT (other than a “publicly offered REIT”), except that, for purposes of the 10% value test, the term “securities” does not include:
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“straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, and (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which EFC or any “controlled TRS” hold non-”straight” debt securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

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a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by EFC exceeds $1 million and no more than twelve months of unaccrued interest on the debt obligations can be required to be prepaid; and

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a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice;

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any loan to an individual or an estate;

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any “section 467 rental agreement,” other than an agreement with a related party tenant;

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any obligation to pay “rents from real property”;

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certain securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity;

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any security (including debt securities) issued by another REIT;

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any debt instrument of an entity treated as a partnership for U.S. federal income tax purposes in which EFC is a partner to the extent of its proportionate interest in the equity and certain debt securities issued by that partnership; or

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any debt instrument of an entity treated as a partnership for U.S. federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “— Gross Income Tests.”

For purposes of the 10% value test, EFC’s proportionate share of the assets of a partnership is its proportionate interest in any securities issued by the partnership, without regard to the securities described in the last two bullet points above.
EFC invests in non-Agency RMBS, Agency RMBS, CMBS, residential and commercial mortgage loans, including non-performing and reperforming loans, and residential transition loans, among other things. In the case of MBS treated as interests in a grantor trust for U.S. federal income tax purposes, EFC will be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust. Such mortgage loans (and any mortgage loans that it owns directly) generally will qualify as real estate assets for purposes of the 75% asset test to the extent that they are secured by real property as described in the following paragraph. In the case of MBS treated as regular interests in a REMIC for U.S. federal income tax purposes, such interests generally will qualify as real estate assets for purposes of the 75% asset test. If less than 95% of the assets of a REMIC are real estate assets, however, then only a proportionate part of EFC’s interest in the REMIC will qualify as a real estate asset for purposes of the REIT asset tests. To the extent any of EFC’s investments in Agency RMBS are not treated as real estate assets, EFC expects such Agency RMBS will be treated as Government securities (and, therefore, as qualifying assets for purposes of the 75% asset test) because they are issued or guaranteed as to principal or interest by the United States or by a person controlled or supervised by and acting as an instrumentality of the government of the United States pursuant to authority granted by the Congress of the United States. EFC’s investments in non-Agency RMBS and CMBS that are not interests in a grantor trust or REMIC or Government securities will not be treated as qualifying assets for purposes of the 75% asset test and will be subject to the 5% asset test, the 10% value test, the 10% vote test and the 25% securities test described above.
EFC expects to acquire in the Merger, and may in the future invest in, Excess MSRs. The IRS has issued private letter rulings to other REITs holding that Excess MSRs are qualifying assets for purposes of the 75% asset test. A private letter ruling may be relied upon only by the taxpayer to whom it is issued, and the IRS may revoke a private letter ruling. Based on those private letter rulings and other IRS guidance regarding Excess MSRs, EFC generally intends to treat its investments in Excess MSRs as qualifying assets for purposes of the 75% asset test to the extent the underlying mortgage loans are qualifying for purposes of such test, as described above. However, EFC does not intend to seek its own private letter ruling. Thus, the IRS could take the position that Excess MSRs are not qualifying assets, presumably by recharacterizing Excess MSRs as an interest in reasonable compensation for servicing the underlying mortgage loans. A successful challenge of EFC’s treatment of Excess MSRs could result in it being treated as failing the 75% asset test. This could cause EFC to be subject to a penalty tax and could impact its ability to qualify as a REIT. EFC intends hold MSRs other than Excess MSRs in a TRS.
EFC also invests in distressed loans. As discussed above under “— Gross Income Tests,” under the applicable Treasury Regulations, if a mortgage is secured by both real property and other property, a REIT is required to apportion its annual interest income to the real property security based on a fraction, the numerator of which is the value of the real property securing the loan, determined when the REIT commits to acquire the loan (or, in some circumstances, upon a “significant modification”), and the denominator of which is the highest “principal amount” of the loan during the year. If a mortgage is secured by both real property and personal property and the value of the personal property does not exceed 15% of the aggregate value of the property securing the mortgage, the mortgage is treated as secured solely by real property for this purpose. Although the law is not entirely clear, if apportionment of interest is required, a portion of the loan will also likely be a non-qualifying asset for purposes of the 75% asset test. As noted above, EFC believes that most of the mortgage loans that it acquires at a discount under the circumstances contemplated by Revenue Procedure 2014-51 are secured only by real property (including mortgage loans secured by both real property and personal property where the value of the personal property does not exceed 15% of the aggregate value of the property securing the mortgage). Accordingly, EFC believes that the interest apportionment rules and Revenue Procedure 2014-51 generally do not apply to its loans. Nevertheless, if the IRS were to assert successfully that EFC’s mortgage loans were secured by other property and, thus, that the interest apportionment rules and Revenue Procedure 2014-51 applied, its ability to satisfy the various asset and gross income requirements applicable to REITs could be adversely affected. For loans secured by real property and other property, Revenue Procedure 2014-51 provides a safe harbor under which the IRS has stated that it will not challenge a REIT’s treatment of a loan as being, in part, a qualifying real estate asset in an amount equal to the lesser of (i) the fair market value of the loan on the relevant quarterly REIT asset testing date or (ii) the greater of (a) the fair market value of the real property securing the loan on the relevant quarterly REIT asset testing date or (b) the fair market value of the real property securing the loan on the date the REIT committed to originate or acquire the loan. EFC intends to invest in mortgage loans, including distressed loans, in a manner consistent with qualifying and maintaining its qualification as a REIT.
EFC may invest in mezzanine loans. As described above, Revenue Procedure 2003-65 provides a safe harbor pursuant to which certain mezzanine loans secured by a first priority security interest in ownership interests in a partnership or limited liability company will be treated as qualifying assets for purposes of the 75% asset test (and therefore, are not subject to the 5% asset test and the 10% vote test or value test). See “— Gross Income Tests.” Although the mezzanine loans EFC acquires may not meet all of the requirements for that safe harbor, EFC may treat such loans as real estate assets for the purposes of the REIT asset tests. EFC expects any mezzanine loans it acquires generally will be treated as qualifying assets for the 75% asset test or should be excluded from the definition of securities for purposes of the 10% value test. In the event that EFC acquires or owns a mezzanine loan or similar debt that does not meet the safe harbor, the IRS could challenge such loan’s treatment as a real estate asset for purposes of the REIT asset tests, and if such a challenge were sustained, EFC could fail to qualify as a REIT. EFC intends to invest in mezzanine loans in a manner that will enable it to continue to satisfy the REIT asset tests.
EFC enters into repurchase agreements under which it nominally sells certain of its assets to a counterparty and simultaneously enters into an agreement to repurchase the sold assets in exchange for a purchase price that reflects a financing charge. Based on positions the IRS has taken in analogous situations, EFC believes that these transactions would be treated as secured debt, and that it will be treated for REIT asset and income test purposes as the owner of the assets that are the subject of such agreements, notwithstanding that such agreements may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that EFC did not own its assets subject to sale and repurchase agreements during the term of such agreements, in which case EFC could fail to qualify as a REIT.
EFC purchases Agency MBS through TBAs. While there is no direct authority with respect to the qualification of TBAs as real estate assets or U.S. government securities for purposes of the 75% asset test, EFC treats its long TBAs as qualifying assets for purposes of the REIT asset tests, based on an opinion of Hunton Andrews Kurth LLP substantially to the effect that for purposes of the REIT asset tests, its ownership of a long TBA should be treated as ownership of real estate assets. The opinion of Hunton Andrews Kurth LLP is based on various assumptions related to EFC’s long TBAs and is conditioned on fact-based representations and covenants made by EFC’s management regarding its long TBAs. No assurance can be given that the IRS would not assert that EFC’s long TBAs are not qualifying assets. If the IRS were to successfully challenge the opinion of Hunton Andrews Kurth LLP, EFC could be subject to a penalty tax or it could fail to remain qualified as a REIT if a sufficient portion of its assets consists of TBAs. EFC will treat short TBAs as non-qualifying assets for purposes of the 75% gross asset test.
Derivative instruments, other than long TBAs as discussed in the prior paragraph, generally are not qualifying assets for purposes of the 75% asset test. Thus, derivative instruments such as interest rate swaps, futures contracts, and other similar instruments, even if used in and identified as “hedging transactions” as described in “— Hedging Transactions,” are non-qualifying assets for purposes of the 75% asset test. Therefore, EFC will limit its investment in such derivative instruments and any other non-qualifying assets to no more than 25% of its total assets at the end of any calendar quarter, or it may make such investments through a TRS or other corporate entity, the income from which may be subject to U.S. federal, state or local corporate income tax.
Many of the investments that EFC made and activities it undertook prior to its REIT election have been contributed to or will be undertaken in one of its TRSs and certain of the historic Arlington assets will be held in a TRS; thus, EFC has held and will hold a significant portion of its assets through, and derive a significant portion of its taxable income and gains in, TRSs. While EFC intends to manage its affairs so as to satisfy the requirement that no more than 20% of the value of its total assets consists of stock or securities of its TRSs, as well as the requirements that no more than 25% of the value of its total assets consist of stock or securities of its TRSs and other assets not qualifying for the 75% asset test and that taxable dividends from its TRSs plus other non-qualifying gross income not exceed 25% of its total gross income, there can be no assurance that it will be able to do so in all market circumstances. Even if EFC is able to do so, compliance with these rules may reduce its flexibility in operating its business. In addition, the two rules may conflict with each other in that EFC’s ability to reduce the value of its TRSs below 20% of its total assets by causing a TRS to distribute a dividend to it may be limited by its need to comply with the REIT 75% gross income test, which requires that, in general, 75% of its gross income come from certain real estate-related sources (and TRS dividends are not qualifying income for such test). There can be no assurance that EFC will be able to comply with either or both of these tests in all market conditions. EFC’s inability to comply with both of these tests could have a material adverse effect on its business, financial condition, liquidity, results of operations, qualification as a REIT and ability to make distributions to its stockholders.
As discussed above, EFC may invest opportunistically in other types of mortgage-related assets. To the extent EFC invests in such assets, it intends to do so in a manner that will enable it to satisfy each of the asset tests described above. However, EFC cannot assure you that it will be able to satisfy the asset tests described above. EFC will monitor the status of its assets for purposes of the various asset tests and seek to manage its portfolio to comply at all times with such tests. No assurance, however, can be given that EFC will continue to be successful in this effort. In this regard, to determine its compliance with these requirements, EFC will have to value its investment in its assets to ensure compliance with the asset tests. Although EFC seeks to be prudent in making these valuations, no assurances can be given that the IRS might not disagree with these determinations and assert that a different value is applicable, in which case EFC might not satisfy the 75% asset test and the other asset tests and, thus, would fail to qualify as a REIT.

If EFC fails to satisfy the asset tests at the end of a calendar quarter, it will not lose its REIT qualification so long as:
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it satisfied the asset tests at the end of the preceding calendar quarter; and

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the discrepancy between the value of its assets and the asset test requirements arose from changes in the market values of its assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If EFC does not satisfy the conditions described above, it still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which the discrepancy arose.
If EFC violates the 5% asset test, the 10% vote test or the 10% value test described above at the end of any calendar quarter, it will not lose its REIT qualification if (i) the failure is de minimis (up to the lesser of 1% of the total value of its assets or $10 million) and (ii) it disposes of assets causing the failure or otherwise complies with the asset tests within six months after the last day of the quarter in which it identified such failure. In the event of a more than de minimis failure of any of the asset tests, as long as the failure was due to reasonable cause and not to willful neglect, EFC will not lose its REIT qualification if it (i) disposes of assets or otherwise complies with the asset tests within six months after the last day of the quarter in which it identified such failure, (ii) files a schedule with the IRS describing the assets that caused such failure in accordance with regulations promulgated by the Secretary of the U.S. Treasury and (iii) pays a tax equal to the greater of $50,000 or the product of the highest U.S. federal corporate income tax rate and the net income from the non-qualifying assets during the period in which it failed to satisfy the asset tests. If these relief provisions are inapplicable to a particular set of circumstances involving EFC, it will fail to qualify as a REIT.
EFC intends to monitor the status of its assets and its future acquisition of assets to ensure that it complies with those requirements, but it cannot assure you that it will be successful in this effort. No independent appraisals will be obtained to support its estimates of and conclusions as to the value of its assets and securities, or in many cases, the real estate collateral for the mortgage loans that support its MBS. Moreover, the values of some assets may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. As a result, no assurance can be given that the IRS will not contend that EFC’s ownership of securities and other assets violates one or more of the asset tests applicable to REITs.
Distribution Requirements
Each taxable year, EFC must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to its stockholders in an aggregate amount at least equal to:
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the sum of

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90% of its “REIT taxable income,” computed without regard to the dividends paid deduction and its net capital gain, and

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90% of its after-tax net income, if any, from foreclosure property, minus

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the sum of certain items of non-cash income.

EFC must make such distributions in the taxable year to which they relate, or in the following taxable year if either (i) it declares the distribution before it timely files its U.S. federal income tax return for the year and pays the distribution on or before the first regular dividend payment date after such declaration or (ii) it declares the distribution in October, November or December of the taxable year, payable to stockholders of record on a specified day in any such month, and it actually pays the dividend before the end of January of the following year. The distributions under clause (i) are taxable to the stockholders in the year in which paid, and the distributions in clause (ii) are treated as paid on December 31 of the prior taxable year to the extent of undistributed earnings and profits as of December 31 of the prior taxable year. In both instances, these distributions relate to EFC’s prior taxable year for purposes of the 90% distribution requirement.

If EFC ceases to be a “publicly offered REIT,” then in order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide it with a REIT-level tax deduction, its distributions must not be considered to be “preferential dividends.” A dividend is not a preferential dividend if the distribution is (i) pro-rata among all outstanding shares of stock within a particular class and (ii) in accordance with the preferences among different classes of stock as set forth in EFC’s organizational documents.
EFC will pay U.S. federal income tax on taxable income, including net capital gain, that it does not distribute to stockholders. Furthermore, if EFC fails to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:
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85% of its REIT ordinary income for such year,

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95% of its REIT capital gain income for such year, and

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any undistributed taxable income from prior periods,

it will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts it actually distributes.
EFC may elect to retain and pay income tax on the net long term capital gain it recognizes in a taxable year. See “— Taxation of Taxable U.S. Holders on Distributions on EFC Capital Stock.” If EFC so elects, it will be treated as having distributed any such retained amount for purposes of the REIT distribution requirements and the 4% nondeductible excise tax described above. EFC intends to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid U.S. federal corporate income tax and the 4% nondeductible excise tax.
It is possible that, from time to time, EFC may experience timing differences between the actual receipt of cash, including distributions from its subsidiaries, and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at its REIT taxable income. Possible examples of those timing differences include the following:
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Because EFC may deduct capital losses only to the extent of its capital gains, it may have taxable income that exceeds its economic income.

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EFC will recognize taxable income in advance of the related cash flow with respect to its investments that are deemed to have original issue discount, such as many of its CMBS. EFC generally must accrue original issue discount based on a constant yield method that takes into account projected prepayments but that defers taking into account credit losses until they are actually incurred. EFC may be required to recognize such income when it is accrued in its financial statements, if earlier.

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The EFC Operating Partnership and certain other subsidiaries have elected to mark their securities to market under Section 475(f) of the Code. As a result, EFC will recognize income each year without any corresponding cash (unless the asset is actually sold during the year).

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If EFC acquires distressed loans at a discount and then significantly modifies those loans, it would recognize gain, without the receipt of any cash, on the resulting deemed exchange equal to the difference between the adjusted issue price of the modified loan (which will generally be the face amount of the modified loan) and its adjusted tax basis in the original loan.

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EFC may acquire investments that are treated as having “market discount” for U.S. federal income tax purposes, because the investments are debt instruments that it acquires for an amount less than their principal amount. As a result of its subsidiaries’ elections under Section 475(f) of the Code, EFC will be required to include market discount in income currently, even if no cash is received. The recognition of market discount results in an acceleration of the recognition of taxable income to periods prior to the receipt of the related economic income. Further, to the extent that such an investment does not fully amortize according to its terms, EFC may never receive the economic income attributable to previously recognized market discount.

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EFC may engage in foreclosures or other transactions that result in the conversion of its non-performing residential or commercial mortgage loans to real property. Such transactions could also give rise to taxable income without a corresponding receipt of cash.

In addition, because EFC uses TRSs for certain non-REIT qualifying income and activities, there could be a situation where EFC has REIT taxable income that cannot be offset by losses at the TRS level, resulting in REIT taxable income that must be distributed to stockholders in excess of economic income.
Although several types of non-cash income are excluded in determining the annual distribution requirement, EFC will incur U.S. federal corporate income tax and the 4% nondeductible excise tax with respect to those non-cash income items if it does not distribute those items on a current basis. As a result of the foregoing, EFC may have less cash than is necessary to distribute all of its taxable income and thereby avoid U.S. federal corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, EFC may need to borrow funds, sell assets or make taxable distributions of its stock or debt securities.
EFC may satisfy the 90% distribution test with taxable distributions of its stock or debt securities. The IRS has issued a revenue procedure authorizing “publicly offered REITs” to treat certain distributions that are paid partly in cash and partly in stock as dividends that would satisfy the REIT annual distribution requirement and qualify for the dividends paid deduction for U.S. federal income tax purposes. EFC has no current intention to make a taxable dividend payable partly in cash and partly in its stock.
Determination of EFC’s REIT taxable income involves the application of highly technical and complex Code provisions for which only limited judicial and administrative authorities exist. If the IRS disagrees with EFC’s determination, it could affect its satisfaction of the distribution requirements. Under certain circumstances, EFC may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to its stockholders in a later year. EFC may include such deficiency dividends in its deduction for dividends paid for the earlier year. Although EFC may be able to avoid U.S. federal corporate income tax on amounts distributed as deficiency dividends, it will be required to pay interest and may be required to pay a penalty to the IRS based upon the amount of any deduction it takes for deficiency dividends.
Recordkeeping Requirements
EFC must maintain certain records in order to maintain its qualification as a REIT. In addition, to avoid a monetary penalty, EFC must request on an annual basis information from its stockholders designed to disclose the actual ownership of its outstanding stock. EFC intends to continue to comply with these requirements.
Failure to Qualify
If EFC fails to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, it could avoid disqualification if its failure is due to reasonable cause and not to willful neglect, and it pays a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “— Gross Income Tests” and “— Asset Tests.”
If EFC fails to qualify as a REIT in any taxable year, and no relief provision applies, it would be subject to U.S. federal income tax on its taxable income at regular corporate rates. Further, if EFC fails to qualify as a REIT, it might need to borrow money or sell assets in order to pay any resulting tax. EFC’s payment of income tax would decrease the amount of its income available for distribution to its stockholders. In calculating its taxable income in a year in which it fails to qualify as a REIT, EFC would not be able to deduct amounts paid out to stockholders. In fact, EFC would not be required to distribute any amounts to stockholders in that year. In such event, to the extent of EFC’s current or accumulated earnings and profits, all distributions to stockholders would be taxable as ordinary income. Subject to certain limitations of the U.S. federal income tax laws, corporate stockholders might be eligible for the dividends received deduction and stockholders taxed at individual rates might be eligible for the reduced U.S. federal income tax rate of 20% on such dividends. EFC’s failure to qualify as a REIT could impair its ability to expand its business and raise capital, and it would adversely affect the value of its capital stock. Unless EFC qualified for relief under specific statutory provisions, it also would be disqualified from taxation as a REIT for the four taxable years following the year during which it ceased to qualify as a REIT. EFC cannot predict whether in all circumstances it would qualify for such statutory relief.

Taxation of the EFC Operating Partnership
EFC holds substantially all of its assets through the EFC Operating Partnership. Under the Code, a partnership generally is not subject to U.S. federal income tax, but is required to file a partnership tax information return each year. In general, the character of each partner’s share of each item of income, gain, loss, deduction, credit, and tax preference is determined at the partnership level. Each partner is then allocated a distributive share of such items in accordance with the partnership agreement and is required to take such items into account in determining such partner’s income. Each partner includes such amount in income for any taxable year of the partnership ending within or with the taxable year of the partner, without regard to whether the partner has received or will receive any cash distributions from the partnership. Cash distributions, if any, from a partnership to a partner generally are not taxable unless and to the extent they exceed the partner’s basis in its partnership interest immediately before the distribution. Any amounts in excess of such tax basis will generally be treated as a sale or exchange of such partner’s interest in the partnership.
As noted above, for purposes of the REIT income and asset tests, EFC is treated as receiving or holding its proportionate share of the EFC Operating Partnership’s income and assets, respectively. EFC controls, and intends to continue to control, the EFC Operating Partnership and intends to operate it consistently with the requirements for qualification as a REIT.
EFC may issue equity compensation to its directors and employees in the form of interests in the EFC Operating Partnership that do not generate a tax deduction for the EFC Operating Partnership.
The discussion above assumes that the EFC Operating Partnership will be treated as a “partnership” for U.S. federal income tax purposes. Generally, a domestic unincorporated entity with two or more partners is treated as a partnership for U.S. federal income tax purposes unless it affirmatively elects to be treated as a corporation. However, certain “publicly traded partnerships” are treated as corporations for U.S. federal income tax purposes. EFC intends to comply with one or more exceptions to treatment of the EFC Operating Partnership as a corporation under the publicly traded partnership rules. Failure to qualify for such an exception would prevent EFC from qualifying as a REIT.
Taxation of U.S. Holders
Taxation of Taxable U.S. Holders on Distributions on EFC Capital Stock
As long as EFC qualifies as a REIT, a taxable U.S. holder must generally take into account as ordinary income distributions made out of its current or accumulated earnings and profits that it does not designate as capital gain dividends or retained long-term capital gain. For purposes of determining whether a distribution is made out of EFC’s current or accumulated earnings and profits, its earnings and profits will be allocated first to its preferred stock dividends, and then to its common stock dividends. A U.S. holder will not qualify for the dividends received deduction generally available to corporations.
For taxable years beginning before January 1, 2026, individuals, trusts and estates may deduct up to 20% of certain pass-through income, including ordinary REIT dividends that are not “capital gain dividends” or “qualified dividend income,” subject to certain limitations (the “pass-through deduction”). For taxable years beginning before January 1, 2026, the maximum U.S. federal income tax rate for U.S. holders taxed at individual rates is 37%. For taxpayers qualifying for the full pass-through deduction, the effective maximum U.S. federal income tax rate on ordinary REIT dividends for taxable years beginning before January 1, 2026 would be 29.6% (exclusive of the 3.8% Medicare tax). To qualify for the pass-through deduction, the shareholder receiving such dividend must hold the dividend-paying REIT shares for at least 46 days (taking into account certain special holding period rules) of the 91-day period beginning 45 days before the shares become ex-dividend, and cannot be under an obligation to make related payments with respect to a position in substantially similar or related property.
The maximum U.S. federal income tax rate for “qualified dividend income” received by taxpayers taxed at individual rates is 20%. Qualified dividend income generally includes dividends paid to U.S. holders taxed at individual rates by domestic taxable C corporations and certain qualified foreign corporations. Because EFC is not generally subject to U.S. federal income tax on the portion of its REIT taxable income distributed to its stockholders (see “— Taxation of EFC” above), dividends paid to a U.S. holder generally will not be eligible for the 20% rate on qualified dividend income. As a result, EFC’s ordinary REIT dividends will be taxed at a higher rate than those of domestic taxable C corporations. However, the 20% tax rate for qualified dividend income will apply to EFC’s ordinary REIT dividends (i) attributable to dividends received by it from certain non-REIT corporations (e.g., dividends from any domestic TRSs), (ii) to the extent attributable to income upon which it has paid U.S. federal corporate income tax (e.g., to the extent that EFC distributes less than 100% of its taxable income) and (iii) attributable to income in the prior taxable year from the sales of “built-in gain” property acquired by EFC from C corporations in carryover basis transactions (less the amount of corporate tax on such income). In general, to qualify for the reduced tax rate on qualified dividend income, a U.S. holder must hold shares of EFC stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which its capital stock become ex-dividend.
Individuals, trusts and estates whose income exceeds certain thresholds are also subject to a 3.8% Medicare tax on dividends received from EFC.
A U.S. holder generally will take into account distributions that EFC properly designates as capital gain dividends as long-term capital gain, to the extent that they do not exceed EFC’s actual net capital gain for the taxable year, without regard to the period for which the U.S. holder has held shares of EFC capital stock. A corporate U.S. holder may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.
EFC may elect to retain and pay income tax on the net long-term capital gain that it recognizes in a taxable year. In that case, to the extent EFC designates such amount on a timely notice to such stockholder, a U.S. holder would be taxed on its proportionate share of EFC’s undistributed long-term capital gain. The U.S. holder would receive a credit or refund for its proportionate share of the tax EFC paid. The U.S. holder would increase the basis in its capital stock by the amount of its proportionate share of EFC’s undistributed long-term capital gain, minus its share of the tax it paid.
A U.S. holder will not incur tax on a distribution in excess of EFC’s current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. holder’s capital stock. Instead, the distribution will reduce the adjusted basis of each such share of capital stock. As stated above, for purposes of determining whether a distribution is made out of EFC’s current or accumulated earnings and profits, its earnings and profits will be allocated first to its preferred stock dividends, and then to its common stock dividends. A U.S. holder will recognize a distribution in excess of both EFC’s current and accumulated earnings and profits and the U.S. holder’s adjusted basis in his or her capital stock as long-term capital gain, or short-term capital gain if the shares of capital stock have been held for one year or less, assuming the shares are a capital asset in the hands of the U.S. holder. In addition, if EFC declares a distribution in October, November or December of any year that is payable to a U.S. holder of record on a specified date in any such month, such distribution, to the extent of undistributed earnings and profits as of December 31 of such year, shall be treated as both paid by EFC and received by the U.S. holder on December 31 of such year, provided that EFC actually pays the distribution during January of the following calendar year, as described in “— Distribution Requirements.”
Stockholders may not include in their individual income tax returns any of EFC’s net operating losses or capital losses. Instead, these losses are generally carried over by EFC for potential offset against its future income or capital gains. Such carry forwards do not reduce earnings and profits in the year of offset.
Taxable distributions from EFC and gain from the disposition of shares of its capital stock will not be treated as passive activity income and, therefore, a U.S. holder generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which such U.S. holder is a limited partner, against such income. In addition, taxable distributions from EFC and gain from the disposition of its shares of capital stock generally will be treated as investment income for purposes of the investment interest limitations. EFC will notify stockholders after the close of its taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, qualified dividend income and capital gain.
EFC may recognize phantom income, which is taxable income in excess of its economic income, in various situations, including the earlier years that it holds certain investments or in the year that it modifies certain loan investments, and it may only experience an offsetting excess of economic income over its taxable income in later years, if at all. As a result, U.S. holders at times may be required to pay U.S. federal income tax on distributions taxable as dividends that economically represent a return of capital rather than a dividend. Taking into account the time value of money, this acceleration or increase of U.S. federal income tax liabilities may reduce a U.S. holder’s after-tax return on his or her investment to an amount less than the after-tax return on an investment with an identical before-tax rate of return that did not generate phantom income. For example, if an investor with a 30% tax rate purchases a taxable bond with an annual interest rate of 10% on its face value, the investor’s before-tax return on the investment would be 10% and the investor’s after-tax return would be 7%. However, if the same investor purchased shares of EFC Common Stock at a time when the before-tax rate of return was 10%, the investor’s after-tax rate of return on such common stock might be somewhat less than 7% as a result of EFC’s phantom income. In general, as the ratio of EFC’s phantom income to its total income increases, the after-tax rate of return received by a taxable U.S. holder will decrease.
To the extent that EFC has available net operating losses and capital losses carried forward from prior tax years, such losses may, subject to limitations, reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See “— Taxation of EFC” and “— Distribution Requirements.” Net operating loss and net capital loss carryforwards of Arlington may be available for use by Merger Sub, subject to limitations under Section 382 of the Code, but not by EFC. See “Material U.S. Federal Income Tax Consequences of the Merger — Merger Sub as a TRS” above. Such losses, however, are not passed through to U.S. holders and do not offset income of U.S. holders from other sources, nor do they affect the character of any distributions that are actually made by EFC, which are generally subject to tax in the hands of U.S. holders to the extent that it has current or accumulated earnings and profits.
Taxation of Taxable U.S. Holders on the Disposition of EFC Capital Stock
In general, a U.S. holder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of shares of EFC capital stock as long-term capital gain or loss if the U.S. holder has held such capital stock for more than one year and otherwise as short-term capital gain or loss. In general, a U.S. holder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. holder’s adjusted tax basis. A holder’s adjusted tax basis generally will equal the U.S. holder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. holder (discussed above) less tax deemed paid by such U.S. holder on such gains, and reduced by any returns of capital. However, a U.S. holder must treat any loss upon a sale or exchange of capital stock held by such holder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from EFC that such U.S. holder treats as long-term capital gain. All or a portion of any loss that a U.S. holder realizes upon a taxable disposition of EFC capital stock may be disallowed if the U.S. holder purchases additional shares of EFC capital stock (or substantially similar capital stock) within 30 days before or after the disposition.
Taxation of U.S. Holders on a Redemption of EFC Preferred Stock
A redemption of preferred stock will be treated under Section 302 of the Code as a distribution that is taxable as dividend income (to the extent of EFC’s current or accumulated earnings and profits), unless the redemption satisfies certain tests set forth in Section 302(b) of the Code enabling the redemption to be treated as a sale of the preferred stock (in which case the redemption will be treated in the same manner as a sale described above in “— Taxation of Taxable U.S. Holders on the Disposition of EFC Capital Stock”). The redemption will satisfy such tests if it (i) is “substantially disproportionate” with respect to the U.S. holder’s interest in EFC stock, (ii) results in a “complete termination” of the U.S. holder’s interest in all classes of EFC stock or (iii) is “not essentially equivalent to a dividend” with respect to the stockholder, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests have been met, stock considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Code, as well as stock actually owned, generally must be taken into account. Because the determination as to whether any of the three alternative tests of Section 302(b) of the Code described above will be satisfied with respect to any particular U.S. holder of preferred stock depends upon the facts and circumstances at the time that the determination must be made, holders are urged to consult their tax advisors to determine such tax treatment. If a redemption of preferred stock does not meet any of the three tests described above, the redemption proceeds will be taxable as a dividend, as described above in “— Taxation of U.S. Holders.” In that case, a U.S. holder’s adjusted tax basis in the redeemed preferred stock will be transferred to such U.S. holder’s remaining stockholdings in EFC. If the U.S. holder does not retain any EFC stock, such basis could be transferred to a related person that holds EFC stock or it may be lost.
Taxation of U.S. Holders on a Conversion of EFC Preferred Stock
Except as provided below, (i) a U.S. holder generally will not recognize gain or loss upon the conversion of EFC Preferred Stock into EFC Common Stock, and (ii) a U.S. holder’s basis and holding period in EFC Common Stock received upon conversion generally will be the same as those of the converted EFC Preferred Stock (but the basis will be reduced by the portion of adjusted tax basis allocated to any fractional share exchanged for cash). Any shares of EFC Common Stock received in a conversion that are attributable to accumulated and unpaid dividends on the converted EFC Preferred Stock will be treated as a distribution that is potentially taxable as a dividend. Cash received upon conversion in lieu of a fractional share generally will be treated as a payment in a taxable exchange for such fractional shares, and gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the adjusted tax basis allocable to the fractional share deemed exchanged. The gain or loss will be long-term capital gain or loss if the U.S. holder has held the EFC Preferred Stock for more than one year at the time of conversion. Stockholders are urged to consult with their tax advisors regarding the U.S. federal income tax consequences of any transaction by which such holder exchanges EFC Common Stock received on a conversion of EFC Preferred Stock for cash or other property.
Capital Gains and Losses
A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The maximum tax rate on long-term capital gain applicable to U.S. holders taxed at individual rates is 20% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of “Section 1250 property,” or depreciable real property, is 25%, which applies to the lesser of the total amount of the gains or the accumulated depreciation on the Section 1250 property. Individuals, trusts and estates whose income exceeds certain thresholds are also subject to a 3.8% Medicare tax on gain from the sale of EFC capital stock.
With respect to distributions that EFC designates as capital gain dividends and any retained capital gain that it is deemed to distribute, it will designate whether such a distribution is taxable to U.S. holders taxed at individual rates at a 20% or 25% rate. The highest marginal individual income tax rate currently is 37%. Thus, the tax rate differential between capital gain and ordinary income for those taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses, including capital losses recognized upon the disposition of EFC stock. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.
Information Reporting Requirements and Withholding
EFC or the applicable withholding agent will report to U.S. holders and to the IRS the amount and the tax character of distributions it pays during each calendar year, and the amount of tax it withholds, if any. Under the backup withholding rules, a U.S. holder may be subject to backup withholding with respect to distributions unless such holder:
•
is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•
provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A U.S. holder who does not provide the applicable withholding agent with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the U.S. holder’s income tax liability. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the U.S. holder’s U.S. federal income tax liability if certain required information is timely furnished to the IRS. U.S. holders are urged to consult their tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding. In addition, the applicable withholding agent may be required to withhold a portion of distributions to any U.S. holders who fail to certify their U.S. status. Under the Foreign Account Tax Compliance Act, or “FATCA,” a U.S. withholding tax at a 30% rate will be imposed on dividends received by U.S. holders who own EFC capital stock through foreign accounts or foreign intermediaries if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. EFC will not pay any additional amounts in respect of amounts withheld.
Taxation of Tax-Exempt Holders
Tax-exempt entities, including qualified employee pension and profit-sharing trusts and individual retirement accounts, are generally exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or “UBTI.” While many investments in real estate generate UBTI, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI. Based on that ruling, amounts that EFC distributes to tax-exempt stockholders generally should not constitute UBTI so long as the shares of EFC stock are not otherwise used in an unrelated trade or business. However, if a tax-exempt stockholder were to finance its investment in EFC stock with debt, a portion of the income that it receives from EFC would constitute UBTI pursuant to the “debt-financed property” rules.
Although REIT dividends that are attributable to excess inclusion income would constitute UBTI in the hands of most tax-exempt stockholders, EFC should not generate excess inclusion income for its stockholders. Specifically, to the extent that EFC forms, purchases or holds any equity interest in taxable mortgage pools or REMIC residual interests, any excess inclusion income generated by such interest should be blocked by an existing TRS or a future TRS.
Tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans, exempt from taxation under special provisions of the U.S. federal income tax laws, are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from EFC as UBTI.
In certain circumstances, a qualified employee pension trust or profit-sharing trust that owns more than 10% of EFC stock could be required to treat a percentage of the dividends that it receives from EFC as UBTI if it is a “pension-held REIT.” EFC will not be a pension-held REIT unless either (a) one pension trust owns more than 25% of the value of its capital stock or (b) a group of pension trusts individually holding more than 10% of its capital stock collectively own more than 50% of the value of EFC capital stock. However, the restrictions on ownership and transfer of EFC capital stock are designed to, among other things, prevent a tax-exempt entity from owning more than 10% of the value of EFC capital stock, thus making it unlikely that EFC will become a pension-held REIT.
Taxation of Non-U.S. Holders
The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign holders are complex. This section is only a summary of such rules. EFC urges non-U.S. holders to consult their tax advisors to determine the impact of U.S. federal, state and local income tax laws on ownership of its capital stock, including any reporting requirements.
Taxation of Non-U.S. Holders on Distributions of EFC Capital Stock
The portion of distributions received by non-U.S. holders payable out of EFC’s earnings and profits that are not attributable to gains from sales or exchanges of “United States real property interests” (as defined below) and which are not effectively connected with a U.S. trade or business of the non-U.S. holder will generally be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. If a distribution is treated as effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, the distribution will not incur the 30% withholding tax, but the non-U.S. holder generally will be subject to U.S. federal income tax on the distribution at graduated rates, in the same manner as U.S. holders are taxed on distributions, and also may be subject to the 30% branch profits tax in the case of a corporate non-U.S. holder. In general, non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of EFC capital stock. It is expected that the applicable withholding agent will withhold U.S. income tax at the rate of 30% on the gross amount of any distribution that EFC does not designate as a capital gain distribution or retained capital gain and is paid to a non-U.S. holder unless either:
•
a lower treaty rate applies and the non-U.S. holder files with the applicable withholding agent an IRS Form W-8BEN or W-8BEN-E evidencing eligibility for that reduced rate, or

•
the non-U.S. holder files with the applicable withholding agent an IRS Form W-8ECI claiming that the distribution is effectively connected income.

Capital gain dividends received or deemed received by a non-U.S. holder from EFC that are not attributable to gain from its sale or exchange of “United States real property interests,” as defined below, are generally not subject to U.S. federal income or withholding tax, unless either (1) the non-U.S. holder’s investment in EFC capital stock is effectively connected with a U.S. trade or business conducted by such non-U.S. holder (in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain) or (2) the non-U.S. holder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the United States (in which case the non-U.S. holder will be subject to a 30% tax on the individual’s net capital gain for the year).
A non-U.S. holder will not incur tax on a distribution on shares of EFC capital stock in excess of its current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted tax basis of the non-U.S. holder’s capital stock. Instead, the excess portion of the distribution will reduce such non-U.S. holder’s adjusted tax basis of its capital stock. A non-U.S. holder will be subject to tax on a distribution that exceeds both EFC’s current and accumulated earnings and profits and the adjusted basis of the non-U.S. holder’s capital stock, if the non-U.S. holder otherwise would be subject to tax on gain from the sale or disposition of its shares of EFC capital stock, as described below. Because EFC generally cannot determine at the time it makes a distribution whether the distribution will exceed its current and accumulated earnings and profits, it is expected that the applicable withholding agent normally will withhold tax on the entire amount of any distribution at the same rate applicable to withholding on a dividend. However, a non-U.S. holder may obtain a refund of amounts that the applicable withholding agent withheld if EFC later determines that a distribution in fact exceeded its current and accumulated earnings and profits.
Under FATCA, U.S. withholding tax at a 30% rate will be imposed on dividends paid on EFC capital stock received by non-U.S. holders or U.S. holders who own EFC capital stock through foreign accounts or foreign intermediaries if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. If payment of withholding taxes is required, non-U.S. holders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect of such dividends and proceeds will be required to seek a refund from the IRS to obtain the benefit of such exemption or reduction. EFC will not pay any additional amounts in respect of amounts withheld.
For any year in which EFC qualifies as a REIT, a non-U.S. holder may incur tax on distributions that are attributable to gain from its sale or exchange of “United States real property interests” under FIRPTA. The term “United States real property interests” includes interests in real property and shares in corporations at least 50% of whose assets consist of interests in real property. The term “United States real property interests” generally does not include mortgage loans or mortgage-backed securities. As a result, EFC does not anticipate that it will generate material amounts of gain that would be subject to FIRPTA. Under the FIRPTA rules, subject to exceptions discussed below, a non-U.S. holder is taxed on distributions attributable to gain from sales of United States real property interests as if the gain were effectively connected with a U.S. business of the non-U.S. holder. A non-U.S. holder thus would be taxed on such a distribution at the normal capital gain rates applicable to U.S. holders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate holder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. Unless a non-U.S. holder qualifies for the exception described in the next paragraph, the applicable withholding agent must withhold 21% of any such distribution that EFC could designate as a capital gain dividend. A non-U.S. holder may receive a credit against such holder’s tax liability for the amount withheld.
Capital gain distributions on shares of EFC capital stock that are attributable to its sale of real property will be treated as ordinary dividends, rather than as gain from the sale of a United States real property interest, as long as (i) (a) the applicable class of EFC capital stock is “regularly traded” on an established securities market in the United States and (b) the non-U.S. holder does not own more than 10% of the applicable class of EFC capital stock during the one-year period preceding the distribution date or (ii) the non-U.S. holder was treated as a “qualified shareholder” or “qualified foreign pension fund,” each as defined below.
As a result, non-U.S. holders generally will be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends. EFC believes its common stock currently is treated as being regularly traded on an established securities market in the United States and that EFC Series D Preferred Stock and EFC Series E Preferred Stock will be treated as being regularly traded on an established securities market in the United States following the Merger. If EFC capital stock is not regularly traded on an established securities market in the United States or the non-U.S. holder owned more than 10% of the applicable class of EFC capital stock at any time during the one-year period prior to the distribution, capital gain distributions that are attributable to its sale of real property generally would be subject to tax under FIRPTA. Moreover, if a non-U.S. holder disposes of EFC capital stock during the 30-day period preceding a dividend payment, and such non-U.S. holder (or a person related to such non-U.S. holder) acquires or enters into a contract or option to acquire shares of EFC capital stock within 61 days of the 1st day of the 30 day period described above, and any portion of such dividend payment would, but for the disposition, be treated as a United States real property interest capital gain to such non-U.S. holder, then such non-U.S. holder will be treated as having United States real property interest capital gain in an amount that, but for the disposition, would have been treated as United States real property interest capital gain.
Taxation of Non-U.S. Holders on Dispositions of EFC Capital Stock
A non-U.S. holder generally will not incur tax under FIRPTA with respect to gain realized upon a disposition of shares of EFC capital stock as long as EFC is not a United States real property holding corporation during a specified testing period. If at least 50% of a REIT’s assets are United States real property interests, then the REIT will be a United States real property holding corporation. EFC does not anticipate that it will be a United States real property holding corporation based on its investment strategy. In the unlikely event that at least 50% of the assets EFC holds were determined to be United States real property interests, gains from the sale of shares of EFC capital stock by a non-U.S. holder could be subject to a FIRPTA tax. However, even if that event were to occur, a non-U.S. holder generally would not incur tax under FIRPTA on gain from the sale of shares of EFC capital stock if EFC were a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT in which, at all times during a specified testing period, less than 50% in value of its stock are held directly or indirectly by non-U.S. persons. EFC believes that it is likely a domestically controlled qualified investment entity, and that a sale of shares of EFC capital stock would not be subject to taxation under FIRPTA. However, EFC does not intend to maintain records to determine whether it is a domestically controlled qualified investment entity for this purpose and no assurance can be given that EFC is or will remain a domestically controlled qualified investment entity.
If the applicable class of EFC capital stock is regularly traded on an established securities market in the United States, an additional exception to the tax under FIRPTA on gain from stock sales will be available, even if EFC does not qualify as a domestically controlled qualified investment entity at the time the non-U.S. holder sells shares of EFC capital stock. Under that exception, the gain from such a sale by such a non-U.S. holder will not be subject to tax under FIRPTA if:
•
the applicable class of EFC capital stock is considered regularly traded under applicable U.S. Treasury Regulations on an established securities market, such as the NYSE; and

•
the non-U.S. holder owned, actually or constructively, 10% or less of the applicable class of EFC capital stock at all times during a specified testing period.

As noted above, EFC believes its common stock is currently treated as being regularly traded on an established securities market and that the EFC Series D Preferred Stock and the EFC Series E Preferred Stock will be treated as being regularly traded on an established securities market in the United States following the Merger. If the gain on the sale of shares of EFC capital stock were taxed under FIRPTA, a non-U.S. holder would be taxed on that gain in the same manner as U.S. holders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals.
Backup withholding will generally not apply to payments of dividends made by EFC or its paying agents, in their capacities as such, to a non-U.S. holder provided that the non-U.S. holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as providing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if the applicable withholding agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. Payments of the net proceeds from a disposition or a redemption effected outside the United States by a non-U.S. holder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the United States unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and specified conditions are met or an exemption is otherwise established. Payment of the net proceeds from a disposition by a non-U.S. holder of capital stock made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. holder certifies under penalties of perjury that it is not a U.S. person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability if certain required information is timely furnished to the IRS. Non-U.S. holders are urged to consult their tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.
Subject to the exception discussed below, any distribution to a “qualified shareholder” (as defined below) who holds REIT stock directly or indirectly (through one or more partnerships) will not be subject to U.S. federal income taxation under FIRPTA and thus will not be subject to special withholding rules under FIRPTA. While a “qualified shareholder” will not be subject to FIRPTA withholding on REIT distributions, the portion of REIT distributions attributable to certain investors in a “qualified shareholder” (i.e., non-U.S. persons who hold interests in the “qualified shareholder” (other than interests solely as a creditor), and directly or indirectly hold more than 10% of the stock of such REIT (whether or not by reason of the investor’s ownership in the “qualified shareholder”)) may be subject to FIRPTA withholding. REIT distributions received by a “qualified shareholder” that are exempt from FIRPTA withholding may still be subject to regular U.S. withholding tax.
In addition, a sale of shares of EFC capital stock by a “qualified shareholder” who holds such capital stock directly or indirectly (through one or more partnerships) generally will not be subject to U.S. federal income taxation under FIRPTA. As with distributions, the portion of amounts realized attributable to certain investors in a “qualified shareholder” (i.e., non-U.S. persons who hold interests in the “qualified shareholder” (other than interests solely as a creditor), and directly or indirectly hold more than 10% of the stock of such REIT (whether or not by reason of the investor’s ownership in the “qualified shareholder”)) may be subject to U.S. federal income taxation and FIRPTA withholding on a sale of shares of EFC capital stock.
A “qualified shareholder” is a foreign person that (i) either is eligible for the benefits of a comprehensive income tax treaty which includes an exchange of information program and whose principal class of interests is listed and regularly traded on one or more recognized stock exchanges (as defined in such comprehensive income tax treaty), or is a foreign partnership that is created or organized under foreign law as a limited partnership in a jurisdiction that has an agreement for the exchange of information with respect to taxes with the United States and has a class of limited partnership units representing greater than 50% of the value of all the partnership units that is regularly traded on the NYSE or Nasdaq markets, (ii) is a qualified collective investment vehicle (defined below), and (iii) maintains records on the identity of each person who, at any time during the foreign person’s taxable year, is the direct owner of 5% or more of the class of interests or units (as applicable) described in (i), above.
A qualified collective investment vehicle is a foreign person that (i) would be eligible for a reduced rate of withholding under the comprehensive income tax treaty described above, even if such entity holds more than 10% of the stock of such REIT, (ii) is publicly traded, is treated as a partnership under the Code, is a withholding foreign partnership, and would be treated as a “United States real property holding corporation” if it were a domestic corporation, or (iii) is designated as such by the Secretary of the U.S. Treasury and is either (a) fiscally transparent within the meaning of Section 894 of the Code, or (b) required to include dividends in its gross income, but is entitled to a deduction for distributions to its investors.
Any distribution to a “qualified foreign pension fund” (or an entity all of the interests of which are held by a “qualified foreign pension fund”) who holds REIT stock directly or indirectly (through one or more partnerships) will not be subject to U.S. federal income taxation under FIRPTA and thus will not be subject to special withholding rules under FIRPTA. REIT distributions received by a “qualified foreign pension fund” that are exempt from FIRPTA withholding may still be subject to regular U.S. withholding tax. In addition, a sale of shares of EFC capital stock by a “qualified foreign pension fund” that holds such capital stock directly or indirectly (through one or more partnerships) will not be subject to U.S. federal income taxation under FIRPTA.
A qualified foreign pension fund is any trust, corporation, or other organization or arrangement (i) which is created or organized under the law of a country other than the United States, (ii) which is established by such country or an employer to provide retirement or pension benefits to participants or beneficiaries that are current or former employees (or persons designated by such employees) of one or more employers in consideration for services rendered, (iii) which does not have a single participant or beneficiary with a right to more than 5% of its assets or income, (iv) which is subject to government regulation and with respect to which annual information reporting about its beneficiaries is provided or otherwise available to the relevant tax authorities in the country in which it is established or operates, and (v) with respect to which, under the laws of the country in which it is established or operates, (a) contributions to such organization or arrangement that would otherwise be subject to tax under such laws are deductible or excluded from the gross income of such entity or taxed at a reduced rate, or (b) taxation of any investment income of such organization or arrangement is deferred or such income is taxed at a reduced rate.
Taxation of Non-U.S. Holders on a Redemption of EFC Preferred Stock
For a discussion of the treatment of a redemption of EFC Preferred Stock, see “— Taxation of U.S. Holders on a Redemption of Preferred Stock.”
Taxation of Non-U.S. Holders on a Conversion of EFC Preferred Stock
The conversion of EFC Preferred Stock into EFC Common Stock may be a taxable exchange for a non-U.S. holder if EFC Preferred Stock constitutes a “United States real property interest.” Even if EFC Preferred Stock constitutes a “United States real property interest,” if EFC Common Stock also constitutes a “United States real property interest,” a non-U.S. holder generally would not recognize gain or loss upon a conversion of EFC Preferred Stock into EFC Common Stock so long as certain FIRPTA-related reporting requirements are satisfied. If EFC Preferred Stock constitutes a “United States real property interest” and such requirements are not satisfied, however, a conversion will be treated as a taxable exchange of EFC Preferred Stock for EFC Common Stock. Such a deemed taxable exchange will be subject to tax under FIRPTA at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. holder of the same type (e.g., a corporate or a non-corporate stockholder, as the case may be) on the excess, if any, of the fair market value of such non-U.S. holder’s EFC Common Stock received over such non-U.S. holder’s adjusted basis in its EFC Preferred Stock. Collection of such tax will be enforced by a refundable withholding tax at a rate of 15% of the value of the EFC Common Stock. Non-U.S. holders are urged to consult with their tax advisors regarding the U.S. federal income tax consequences of any transaction by which such non-U.S. holder exchanges shares of EFC Common Stock received on a conversion of EFC Preferred Stock for cash or other property.
Legislative or Other Actions Affecting REITs
The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial, or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury which may result in statutory changes as well as revisions to regulations and interpretations. Additional changes to the tax laws are likely to continue to occur. EFC cannot predict the long-term effect of any recent changes or any future tax law changes on REITs and their stockholders. Stockholders are urged to consult with their tax advisors regarding the effect of potential changes to the U.S. federal tax laws on an investment in EFC capital stock.
State, Local and Foreign Taxes
EFC and/or its subsidiaries and stockholders may be subject to taxation by various states, localities or foreign jurisdictions, including those in which EFC, its subsidiaries, or its stockholders transact business, own property or reside. EFC or its subsidiaries may derive income or own properties located in numerous jurisdictions and may be required to file tax returns in some or all of those jurisdictions. The state, local and foreign tax treatment of EFC and its stockholders may differ from the U.S. federal income tax treatment of EFC and its stockholders described above. Consequently, stockholders should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws upon an investment in EFC stock.

COMPARATIVE SHARE PRICES
Shares of EFC Common Stock are listed on the NYSE under the trading symbol “EFC.” Shares of Arlington Common Stock are listed on the NYSE under the trading symbol “AAIC.” As of July 11, 2023, the latest practicable trading day before the date of this proxy statement/prospectus, there were 67,161,740 shares of EFC Common Stock outstanding and 28,360,447 shares of Arlington Common Stock outstanding.
The following table presents trading information for EFC Common Stock and Arlington Common Stock on May 26, 2023, the last trading day before public announcement of the Merger Agreement, and July 11, 2023, the latest practicable trading day before the date of this proxy statement/prospectus.
Date	EFC Common Stock			Arlington Common Stock
	High	Low	Close	High	Low	Close
May 26, 2023	$12.96	$12.40	$12.92	$2.80	$2.69	$2.75
July 11, 2023	$13.79	$13.64	$13.75	$4.65	$4.57	$4.63
For illustrative purposes, the following table provides Arlington equivalent per share information on each of the specified dates. Arlington equivalent per share amounts are calculated by multiplying the per share price of each share of EFC Common Stock by the Exchange Ratio of 0.3619, and rounded up or down to the nearest cent and adding the per share cash consideration of $0.09.
Date	EFC Common Stock			Arlington Common Stock
	High	Low	Close	High	Low	Close
May 26, 2023	$12.96	$12.40	$12.92	$4.78	$4.58	$4.77
July 11, 2023	$13.79	$13.64	$13.75	$5.08	$5.03	$5.07
The Exchange Ratio in the Merger is fixed (subject to certain adjustments as provided in the Merger Agreement) and will not be adjusted for changes in the market price of EFC Common Stock or Arlington Common Stock. Because of this, the implied value of the consideration to Arlington shareholders in the Merger based on the trading price of shares of EFC Common Stock will fluctuate between now and the completion of the Merger. As a result, you should obtain recent market prices of EFC Common Stock and Arlington Common Stock prior to voting your shares of Arlington Common Stock. For more information, see the section entitled “Risk Factors” beginning on page 30 of this proxy statement/prospectus.
Arlington shareholders are encouraged to obtain current market quotations for EFC Common Stock and Arlington Common Stock and to review carefully the other information contained in this proxy statement/prospectus or incorporated by reference herein. No assurance can be given concerning the market price of EFC Common Stock before or after the effective date of the Merger. For more information, see the section entitled “Where You Can Find More Information and Incorporation by Reference” beginning on page 210 of this proxy statement/prospectus.
Market Prices and Dividend Data
The following tables set forth the high and low prices of EFC Common Stock and Arlington Common Stock as reported on the NYSE, and the cash dividends per share, for the calendar quarters indicated.
EFC
	High	Low	Dividend
2023
Third Quarter (through July 11, 2023)	$13.79	$12.97	$0.15(1)
Second Quarter	$13.91	$11.64	$0.45
First Quarter	$14.42	$10.82	$0.45

	High	Low	Dividend
2022
Fourth Quarter	$14.62	$10.81	$0.45
Third Quarter	$16.38	$11.28	$0.45
Second Quarter	$17.83	$12.74	$0.45
First Quarter	$18.13	$16.42	$0.45
2021
Fourth Quarter	$18.95	$15.68	$0.45
Third Quarter	$19.37	$17.37	$0.45
Second Quarter	$19.60	$15.95	$0.44
First Quarter	$17.00	$14.44	$0.30

(1)
Includes the previously announced monthly dividend of $0.15 per share of EFC Common Stock, payable on August 25, 2023, to EFC common stockholders of record as of July 31, 2023, which was declared by the EFC Board on July 10, 2023.

Arlington
	High	Low	Dividend
2023
Third Quarter (through July 11, 2023)	$4.65	$4.32	—
Second Quarter	$4.64	$2.53	—
First Quarter	$3.14	$2.61	—
2022
Fourth Quarter	$3.29	$2.68	—
Third Quarter	$3.45	$2.65	—
Second Quarter	$3.69	$2.88	—
First Quarter	$3.65	$3.13	—
2021
Fourth Quarter	$4.04	$3.35	—
Third Quarter	$4.09	$3.64	—
Second Quarter	$4.27	$3.82	—
First Quarter	$4.42	$3.55	—

DESCRIPTION OF EFC CAPITAL STOCK
General
The following is a summary of some of the terms of EFC’s capital stock, the EFC Charter, the EFC Bylaws and certain provisions of the DGCL. You should read the EFC Charter and the EFC Bylaws and the applicable provisions of the DGCL for complete information on EFC’s capital stock. The following summary is not complete and is subject to, and qualified in its entirety by reference to, the DGCL and the provisions of the EFC Charter and the EFC Bylaws. To obtain copies of these documents, see “Where You Can Find More Information and Incorporation by Reference” beginning on page 210.
The description of EFC capital stock in this section applies to the capital stock of the Combined Company after the Merger. For additional information, see “Comparison of Rights of EFC Stockholders and Arlington Shareholders” beginning on page 181.
Shares Authorized
The EFC Charter provides that EFC may issue up to 200,000,000 shares of EFC Common Stock and 100,000,000 shares of preferred stock, par value $0.001 per share, of which (i) 8,600,000 shares are classified and designated as EFC Series A Preferred Stock, (ii) 8,800,000 shares are classified and designated as EFC Series B Preferred Stock and (iii) 4,600,000 shares are classified and designated as EFC Series C Preferred Stock.
Shares Outstanding
As of June 30, 2023, there were (i) 67,161,740 shares of EFC Common Stock outstanding, (ii) 4,600,000 shares of EFC Series A Preferred Stock outstanding, (iii) 4,820,421 shares of EFC Series B Preferred Stock outstanding and (iv) 4,000,000 shares of EFC Series C Preferred Stock outstanding. Upon consummation of the Merger, the Combined Company is expected to have approximately 78,872,980 shares of EFC Common Stock (or 91,372,957 shares of EFC Common Stock assuming the prior completion of the Great Ajax merger), 4,600,000 shares of EFC Series A Preferred Stock, 4,820,421 shares of EFC Series B Preferred Stock, 4,000,000 shares of EFC Series C Preferred Stock, 379,668 shares of newly classified EFC Series D Preferred Stock and 957,133 shares of newly classified EFC Series E Preferred Stock issued and outstanding.
Common Stock
Voting Rights
The holders of EFC Common Stock are entitled to one vote per share held of record on all matters submitted to a vote of EFC’s stockholders. Generally, all matters to be voted on by EFC stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all holders of EFC Common Stock present in person or represented by proxy, voting together as a group.
Dividends
In general, holders of EFC Common Stock will share ratably (based on the number of shares of EFC Common Stock held) in any dividend declared by the EFC Board out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of distributions and to any restrictions on the payment of distributions imposed by the terms of any outstanding preferred stock.
Liquidation
Upon any dissolution, liquidation, winding up or similar event of EFC, after payment or provision for payment of the debts and other liabilities of EFC and subject to the rights, if any, of the holders of any outstanding series of preferred stock or any class or series of stock having liquidation preferences, if any, the holders of EFC Common Stock will be entitled to receive EFC’s remaining assets available for distribution ratably in proportion with the number of shares of EFC Common Stock held by them.

Holders of EFC Common Stock have no conversion, sinking fund, redemption or preemptive rights.
Restrictions on Transfer
See “Certain Provisions of the DGCL, the EFC Charter and the EFC Bylaws — Restrictions on Ownership and Transfer” below for a description of restrictions on transfers of EFC’s capital stock, including EFC Common Stock.
Transfer Agent and Registrar
The transfer agent and registrar for EFC Common Stock is Equiniti Trust Company, LLC. The transfer agent and registrar’s address is 6201 15th Avenue, Brooklyn, New York 11219, and its telephone number is (718) 921-8300.
Listing
EFC Common Stock is listed on the NYSE under the ticker symbol “EFC.”
Preferred Stock Issued in Connection with the Merger
Pursuant to certificates of designations to be filed by EFC with the Secretary of State of the State of Delaware prior to the effective time of the Merger, in connection with the Merger, EFC will issue (i) 379,668 shares of EFC Series D Preferred Stock, in exchange for shares of Arlington Series B Preferred Stock, and (ii) 957,133 shares of EFC Series E Preferred Stock, in exchange for shares of Arlington Series C Preferred Stock.
EFC Series D Preferred Stock
Maturity
The EFC Series D Preferred Stock has no stated maturity and is not subject to any sinking fund, and will remain outstanding indefinitely unless EFC decides to redeem or otherwise repurchase the EFC Series D Preferred Stock. EFC is not required to set apart for payment the funds to redeem the EFC Series D Preferred Stock.
Ranking
The EFC Series D Preferred Stock will rank, with respect to rights to the payment of dividends and the distribution of assets upon the liquidation, dissolution or winding up of EFC, (i) senior to all classes or series of EFC Common Stock and to all other classes or series of stock of EFC other than the stock of EFC referred to in clauses (ii) and (iii) of this paragraph; (ii) on a parity with EFC Series A Preferred Stock, EFC Series B Preferred Stock, EFC Series C Preferred Stock, EFC Series E Preferred Stock and all other classes or series of stock of EFC with terms specifically providing that such stock ranks on a parity with the EFC Series D Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of EFC; and (iii) junior to all classes or series of stock of EFC with terms specifically providing that such stock ranks senior to the EFC Series D Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of EFC. The term “stock” does not include debt securities convertible or exchangeable into EFC Common Stock or EFC preferred stock.
Dividends
Holders of shares of EFC Series D Preferred Stock are entitled to receive, when, as and if declared by the EFC Board, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 7.00% of the $25.00 per share liquidation preference per annum (equivalent to $1.75 per annum per share). Dividends on the EFC Series D Preferred Stock will accumulate daily and will be cumulative from, and including, [•], 2023 and will be payable quarterly in arrears on the 30th day of each December, March, June and September (each, an “EFC Series D Dividend Payment Date”), commencing on [•], 2023; provided, that if any EFC Series D Dividend Payment Date is not a business day, as defined in the certificate of designations, then the dividend which would otherwise have been payable on such EFC Series D Dividend Payment Date may be paid on the next succeeding business day with the same force and effect as if paid on such EFC Series D Dividend Payment Date. No interest, additional dividends or other sums will accrue on the amount so payable for the period from and after such EFC Series D Dividend Payment Date to such next succeeding business day. Any dividend payable on EFC Series D Preferred Stock, including dividends payable for any partial dividend period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear on the stock records of EFC at the close of business on the applicable record date, which will be no fewer than ten days and no more than 35 days prior to the applicable EFC Series D Dividend Payment Date, as will be fixed by the EFC Board (each, an “EFC Series D Dividend Record Date”). The dividends payable on any EFC Series D Dividend Payment Date will include dividends accumulated to, but not including, such EFC Series D Dividend Payment Date.
No dividends on shares of EFC Series D Preferred Stock will be declared by the EFC Board or paid or set apart for payment (as defined in the certificate of designations) by EFC at any time when the terms and provisions of any agreement of EFC, including any agreement relating to any indebtedness of EFC, prohibit the declaration, payment or setting apart for payment thereof or provide that the declaration, payment or setting apart for payment thereof would constitute a breach of the agreement or a default under the agreement, or if the declaration, payment or setting apart for payment is restricted or prohibited by law.
Notwithstanding anything to the contrary contained in the certificate of designations, dividends on the EFC Series D Preferred Stock will accumulate (i) whether or not the terms and provisions of applicable laws or agreements at any time prohibit the current payment of dividends, (ii) whether or not EFC has earnings, (iii) whether or not there are funds legally available for the payment of those dividends, and (iv) whether or not those dividends are declared. No interest, or sum in lieu of interest, will be payable in respect of any dividend payment or payments on EFC Series D Preferred Stock which may be in arrears, and holders of EFC Series D Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends described above. Any dividend payment made on the EFC Series D Preferred Stock will first be credited against the earliest accumulated but unpaid dividend due with respect to the EFC Series D Preferred Stock.
Except as noted below, unless full cumulative dividends on the EFC Series D Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods, (i) no dividends (other than in shares of EFC Common Stock or in shares of any other class or series of stock of EFC ranking junior to the EFC Series D Preferred Stock as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of EFC) will be declared or paid or set apart for payment upon shares of EFC Common Stock or shares of any other class or series of stock of EFC ranking junior to or on a parity with the EFC Series D Preferred Stock as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of EFC, (ii) no other distribution will be declared or made upon shares of EFC Common Stock or shares of any other class or series of stock of EFC ranking junior to or on a parity with the EFC Series D Preferred Stock as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of EFC, and (iii) shares of EFC Common Stock and shares of any other class or series of stock of EFC ranking junior to or on a parity with the EFC Series D Preferred Stock as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of EFC will not be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such securities) by EFC (except by conversion into or exchange for shares of, or options, warrants or rights to purchase or subscribe for, EFC Common Stock or shares of any other class or series of stock of EFC ranking junior to the EFC Series D Preferred Stock as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of EFC, pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of EFC Series D Preferred Stock and shares of any other class or series of stock of EFC ranking on a parity with the EFC Series D Preferred Stock as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of EFC); provided, however, that the foregoing will not prevent the redemption, purchase or acquisition by EFC of any class or series of stock for the purpose of enforcing restrictions on transfer and ownership of EFC’s stock contained in the

EFC Charter, including in order to qualify and maintain EFC’s qualification as a REIT, or the redemption, purchase or acquisition by EFC of shares of EFC Common Stock for purposes of and in compliance with any incentive or benefit plan of EFC.
When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart for payment) upon the EFC Series D Preferred Stock and shares of any other classes or series of stock of EFC ranking on a parity with the EFC Series D Preferred Stock as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of EFC, all dividends declared upon the EFC Series D Preferred Stock and all other such shares of stock will be declared pro rata so that the amount of dividends declared per share of EFC Series D Preferred Stock and all other such shares of stock will in all cases bear to each other the same ratio that accumulated dividends per share on the EFC Series D Preferred Stock and all other such shares of stock (which will not include any accumulation in respect of unpaid dividends for prior dividend periods if any such shares of stock do not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on the EFC Series D Preferred Stock which may be in arrears.
Liquidation Preference
In the event of any voluntary or involuntary liquidation, dissolution or winding up of EFC, the holders of EFC Series D Preferred Stock will be entitled to be paid out of the assets EFC has legally available for distribution to its stockholders, subject to the preferential rights of the holders of any class or series of stock of EFC ranking senior to the EFC Series D Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding up of EFC, a liquidation preference of $25.00 per share, plus an amount equal to any accumulated and unpaid dividends thereon (whether or not authorized or declared) to, but not including, the date of payment, before any distribution of assets is made to holders of EFC Common Stock or any other class or series of stock that EFC may issue that ranks junior to the EFC Series D Preferred Stock as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of EFC; and such holders of EFC Series D Preferred Stock will not be entitled to any further payment.
In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of EFC are insufficient to pay the amount of the liquidating distributions on all outstanding shares of EFC Series D Preferred Stock and the corresponding amounts payable on all shares of other classes or series of stock of EFC ranking on a parity with the EFC Series D Preferred Stock in the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of EFC, then the holders of EFC Series D Preferred Stock and all other such classes or series of stock will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.
Notice of any such liquidation stating the payment date or dates when, and the place or places where, the amounts distributable in each circumstance will be payable, will be given no fewer than 30 days and no more than 60 days prior to the payment date, to each holder of record of EFC Series D Preferred Stock at the address of such holder as it appears on the stock records of EFC. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of EFC Series D Preferred Stock will have no right or claim to any of the remaining assets of EFC. The consolidation, conversion or merger of EFC with or into any other corporation, trust or entity or of any other entity with or into EFC, or the sale, lease, transfer or conveyance of all or substantially all of the property or business of EFC, will not be deemed to constitute a liquidation, dissolution or winding up of EFC.
Redemption
Optional Redemption Right.   EFC may, at its option, upon not less than 30 nor more than 60 days’ notice, redeem the EFC Series D Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends thereon (whether or not authorized or declared) to, but not including, the date fixed for redemption, without interest. If EFC elects to redeem any shares of EFC Series D Preferred Stock as described in this paragraph, EFC may use any available cash to pay the redemption price, and it will not be required to pay the redemption price only out of the proceeds from the issuance of other equity securities or any other specific source.

Mandatory Redemption.   Upon the occurrence of a Series D Change of Control (as defined below), EFC will, upon not less than 30 nor more than 60 days’ notice, as provided below, redeem the EFC Series D Preferred Stock, in whole but not in part, immediately upon the effectiveness of such Series D Change of Control, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends thereon (whether or not authorized or declared) to, but not including, the date fixed for redemption. If EFC is required to redeem any shares of EFC Series D Preferred Stock as described in this paragraph, it may use any available cash to pay the redemption price, and it will not be required to pay the redemption price only out of the proceeds from the issuance of other equity securities or any other specific source.
A “Series D Change of Control” is deemed to occur when, after the effective time of the Merger, the following have occurred and are continuing: (i) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of stock of EFC entitling that person to exercise more than 50% of the total voting power of all stock of EFC entitled to vote generally in the election of directors of EFC (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and (ii) following the closing of any transaction referred to in clause (i), neither EFC nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the NYSE, the NYSE American LLC (the “NYSE American”) or the Nasdaq Stock Market (“Nasdaq”), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or Nasdaq.
Redemption Procedures.
In the event EFC elects to redeem EFC Series D Preferred Stock, the notice of redemption will be given by EFC, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, to each holder of record of EFC Series D Preferred Stock called for redemption at such holder’s address as it appears on the stock records of EFC and will state: (i) the redemption date; (ii) the number of shares of EFC Series D Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates (if any) for the EFC Series D Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accumulate on the redemption date and (vi) if applicable, that such redemption is being made in connection with a Series D Change of Control and, in that case, a brief description of the transaction or transactions constituting such Series D Change of Control. If less than all of the shares of EFC Series D Preferred Stock held by any holder are to be redeemed, the notice given to such holder will also specify the number of shares of EFC Series D Preferred Stock held by such holder to be redeemed. No failure to give such notice or any defect thereto or in the giving thereof will affect the validity of the proceedings for the redemption of any shares of EFC Series D Preferred Stock except as to the holder to whom notice was defective or not given.
Holders of shares of EFC Series D Preferred Stock to be redeemed shall surrender the shares of EFC Series D Preferred Stock so called for redemption at the place designated in the notice of redemption and will be entitled to the redemption price and any accumulated and unpaid dividends payable upon the redemption following the surrender.
If notice of redemption of any shares of EFC Series D Preferred Stock has been given and if EFC has irrevocably set apart for payment the funds necessary for redemption (including any accumulated and unpaid dividends) for the benefit of the holders of the shares of EFC Series D Preferred Stock so called for redemption, then from and after the redemption date (unless EFC defaults in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends will cease to accumulate on those shares of EFC Series D Preferred Stock, those shares of EFC Series D Preferred Stock will no longer be deemed outstanding and all rights of the holders of those shares will terminate, except the right to receive the redemption price plus accumulated and unpaid dividends, if any, payable upon redemption.
If any redemption date is not a business day, then the redemption price and accumulated and unpaid dividends, if any, payable upon redemption may be paid on the next business day and no interest, additional dividends or other sums will accumulate on the amount payable for the period from and after that redemption date to that next business day.

If less than all of the outstanding shares of EFC Series D Preferred Stock are to be redeemed, the shares of EFC Series D Preferred Stock to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional shares) or by lot that will not result in the automatic transfer of any shares of the EFC Series D Preferred Stock to a trust as described below under “Certain Provisions of the DGCL, the EFC Charter and the EFC Bylaws — Restrictions on Ownership and Transfer.”
Immediately prior to any redemption of EFC Series D Preferred Stock, EFC will pay, in cash, any accumulated and unpaid dividends thereon to, but not including, the redemption date, unless a redemption date falls after an EFC Series D Dividend Record Date and prior to the corresponding EFC Series D Dividend Payment Date, in which case each holder of EFC Series D Preferred Stock at the close of business on such EFC Series D Dividend Record Date will be entitled to the dividend payable on such shares on the corresponding EFC Series D Dividend Payment Date notwithstanding the redemption of such shares before such EFC Series D Dividend Payment Date. Except as provided in this paragraph, EFC will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of the EFC Series D Preferred Stock to be redeemed.
Unless full cumulative dividends on all shares of EFC Series D Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past dividend periods, no shares of EFC Series D Preferred Stock will be redeemed unless all outstanding shares of EFC Series D Preferred Stock are simultaneously redeemed, and EFC will not purchase or otherwise acquire directly or indirectly any shares of EFC Series D Preferred Stock (except by conversion into or exchange for shares of, or options, warrants, or rights to purchase or subscribe for, EFC Common Stock or shares of any other class or series of stock of EFC ranking junior to the EFC Series D Preferred Stock as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of EFC or pursuant to a purchase or exchange offer made on the same terms to all holders of EFC Series D Preferred Stock); provided, however, that the foregoing will not prevent the purchase or acquisition by EFC of shares of EFC Series D Preferred Stock where it is necessary to allow EFC to qualify and maintain its qualification as a REIT for U.S. federal income tax purposes.
Subject to applicable law, EFC may purchase shares of EFC Series D Preferred Stock in the open market, by tender or by privately negotiated transactions. Any shares of EFC Series D Preferred Stock that EFC acquires, by redemption or otherwise, will be re-classified as authorized but unissued shares of EFC preferred stock, without designation as to class or series, and may thereafter be issued as any class or series of preferred stock.
Conversion
Shares of EFC Series D Preferred Stock are not convertible into or exchangeable for any other property or securities of EFC.
Voting Rights
Holders of EFC Series D Preferred Stock will not have any voting rights, except as set forth below. On each matter on which holders of EFC Series D Preferred Stock are entitled to vote, each share of EFC Series D Preferred Stock will be entitled to one vote, except that when shares of any other class or series of EFC preferred stock have the right to vote with the EFC Series D Preferred Stock as a single class on any matter, the EFC Series D Preferred Stock and the shares of each such other class or series will have one vote for each $25.00 of liquidation preference (excluding accumulated dividends).
Whenever dividends on any shares of EFC Series D Preferred Stock are in arrears for six or more full quarterly dividend periods, whether or not consecutive, the number of directors constituting the EFC Board will be automatically increased by two (if not already increased by two by reason of the election of directors by the holders of the EFC Series A Preferred Stock, the EFC Series B Preferred Stock, the EFC Series C Preferred Stock, the EFC Series E Preferred Stock or any other class or series of EFC preferred stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote with the EFC Series D Preferred Stock as a class with respect to the election of those two directors) and the holders of EFC Series D Preferred Stock, voting as a single class with the holders of the EFC Series A Preferred

Stock, EFC Series B Preferred Stock, EFC Series C Preferred Stock, EFC Series E Preferred Stock and all other classes or series of EFC preferred stock ranking on a parity with the EFC Series D Preferred Stock as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of EFC and upon which like voting rights have been conferred and are exercisable and which are entitled to vote with the EFC Series D Preferred Stock as a class with respect to the election of those two directors, will be entitled to vote for the election of those two additional directors at a special meeting called by EFC at the request of the holders of record of at least 25% of the outstanding shares of EFC Series D Preferred Stock or by the holders of the EFC Series A Preferred Stock, EFC Series B Preferred Stock, EFC Series C Preferred Stock, EFC Series E Preferred Stock or any other class or series of EFC preferred stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote with the EFC Series D Preferred Stock as a class with respect to the election of those two directors to be held no later than 90 days after EFC’s receipt of such request (unless the request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders of EFC, in which case, such vote will be held at the earlier of the next annual or special meeting of stockholders of EFC, to the extent permitted by applicable law), and at each subsequent annual meeting of stockholders of EFC until all dividends accumulated on the EFC Series D Preferred Stock for all past dividend periods and the then current dividend period have been fully paid. In that case, the right of holders of EFC Series D Preferred Stock to elect any directors will cease and, unless there are other classes or series of EFC preferred stock upon which like voting rights have been conferred and are exercisable (including the EFC Series A Preferred Stock, EFC Series B Preferred Stock, EFC Series C Preferred Stock and EFC Series E Preferred Stock), any directors elected by holders of EFC Series D Preferred Stock will immediately resign and the number of directors constituting the EFC Board will be reduced accordingly. For the avoidance of doubt, in no event will the total number of directors elected by holders of EFC Series D Preferred Stock (voting together as a single class with the holders of the Series A Preferred Stock, EFC Series B Preferred Stock, EFC Series C Preferred Stock, EFC Series E Preferred Stock and all other classes or series of EFC preferred stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote with the EFC Series D Preferred Stock as a class with respect to the election of such directors) pursuant to these voting rights exceed two. The directors elected by the holders of EFC Series D Preferred Stock and the holders of the EFC Series A Preferred Stock, EFC Series B Preferred Stock, EFC Series C Preferred Stock, EFC Series E Preferred Stock and all other classes or series of EFC preferred stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote with the EFC Series D Preferred Stock as a class with respect to the election of such directors will be elected by a plurality of the votes cast by the holders of the outstanding shares of EFC Series D Preferred Stock when they have these voting rights and the holders of all other classes or series of EFC preferred stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote with the EFC Series D Preferred Stock as a class with respect to the election of such directors (voting together as a single class) to serve until EFC’s next annual meeting of stockholders and until their successors are duly elected and qualified or until such directors’ resignation as described above, whichever occurs earlier.
If, at any time when the voting rights conferred upon the EFC Series D Preferred Stock (as described above) are exercisable, any vacancy in the office of a director elected pursuant to the procedures described above occurs, then such vacancy may be filled only by the remaining director or by vote of the holders of the outstanding EFC Series D Preferred Stock and any other classes or series of EFC preferred stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the EFC Series D Preferred Stock in the election of directors (as described above). Any director elected pursuant to the procedures described above may be removed at any time, with or without cause, only by the affirmative vote of, and may not be removed otherwise than by the affirmative vote of, the holders of record of a majority of the outstanding shares of EFC Series D Preferred Stock and any class or series of EFC preferred stock upon which like voting rights have been conferred and are exercisable and which classes or series of EFC preferred stock are entitled to vote as a class with the EFC Series D Preferred Stock in the election of directors pursuant to the procedures described above (voting as a single class).
So long as any shares of EFC Series D Preferred Stock remain outstanding, EFC will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of EFC Series D Preferred Stock and each other class or series of EFC preferred stock ranking on a parity with the EFC Series D Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution and winding up of EFC and upon which like voting rights have been conferred and are exercisable, including, if applicable, the EFC Series A Preferred Stock, EFC Series B Preferred Stock, EFC Series C Preferred Stock and EFC Series E Preferred Stock (voting together as a single class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of stock ranking senior to the EFC Series D Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any of the authorized stock of EFC into such shares, or create or authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the EFC Charter or the certificate of designations, whether by merger, conversion, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the EFC Series D Preferred Stock (each, a “Series D Event”); provided, however, with respect to the occurrence of any Series D Event set forth in clause (ii) above, so long as the EFC Series D Preferred Stock remains outstanding with the terms thereof materially unchanged, or the holders of EFC Series D Preferred Stock receive shares of stock or other equity interests with rights, preferences, privileges and voting powers substantially the same as those of the EFC Series D Preferred Stock, taking into account that, upon the occurrence of any such Series D Event, EFC may not be the successor entity, the occurrence of any such Series D Event will not be deemed to materially and adversely affect the rights, preferences, privileges or voting power of holders of EFC Series D Preferred Stock; and, provided further, that any increase in the amount of the authorized EFC Series D Preferred Stock, or the creation or issuance, or any increase in the amounts authorized of any class or series ranking on a parity with or junior to the EFC Series D Preferred Stock that EFC may issue will not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of holders of EFC Series D Preferred Stock.
The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which voting by holders of EFC Series D Preferred Stock would otherwise be required is effected, all outstanding shares of EFC Series D Preferred Stock have been redeemed or called for redemption upon proper notice and sufficient funds have been irrevocably set apart for payment to effect such redemption.
Except as expressly stated in the certificate of designations, the EFC Series D Preferred Stock will not have any relative, participating, optional or other special voting rights or powers and the consent of the holders thereof will not be required for the taking of any corporate action.
Notwithstanding the foregoing, if any amendment, alteration or repeal of any provision of the EFC Charter or the certificate of designations would materially and adversely affect the rights, preferences, privileges or voting rights of the EFC Series D Preferred Stock disproportionately relative to other classes or series of EFC preferred stock ranking on a parity with the EFC Series D Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of EFC, then the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of EFC Series D Preferred Stock (voting as a separate class) will also be required.
Information Rights
During any period in which EFC is not subject to Section 13 or 15(d) of the Exchange Act and any shares of EFC Series D Preferred Stock are outstanding, EFC will use its best efforts to transmit through its website at www.ellingtonfinancial.com (or other permissible means under the Exchange Act) copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that EFC would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if it were subject thereto (other than any exhibits that would have been required). EFC will use its best efforts to provide such reports on its website within 15 days after the respective dates by which EFC would have been required to file such reports with the SEC if EFC were subject to Section 13 or 15(d) of the Exchange Act and EFC were a “non-accelerated filer” within the meaning of the Exchange Act.
Restrictions on Ownership and Transfer
The EFC Series D Preferred Stock is subject to the restrictions on ownership and transfer set forth in the EFC Charter. See “Certain Provisions of the DGCL, the EFC Charter and the EFC Bylaws —  Restrictions on Ownership and Transfer” below for a description of restrictions on transfers of EFC’s capital stock including the EFC Series D Preferred Stock.

Preemptive Rights
No holders of EFC Series D Preferred Stock will, as holders of EFC Series D Preferred Stock, have any preemptive rights to purchase or subscribe for EFC Common Stock or any other security of EFC.
Transfer Agent and Registrar
The transfer agent and registrar for the EFC Series D Preferred Stock will be Equiniti Trust Company, LLC.
Listing
EFC expects that the EFC Series D Preferred Stock will be listed on the NYSE under the symbol “[EFC PRD].”
EFC Series E Preferred Stock
Maturity
The EFC Series E Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption, and will remain outstanding indefinitely unless (i) EFC decides to redeem or otherwise repurchase the Series E Preferred Stock or (ii) the Series E Preferred Stock becomes convertible and is actually converted as described below under “— Conversion Rights.” EFC is not required to set apart for payment the funds to redeem the EFC Series E Preferred Stock.
Ranking
The EFC Series E Preferred Stock will rank, with respect to rights to the payment of dividends and the distribution of assets upon the liquidation, dissolution or winding up of EFC, (i) senior to all classes or series of EFC Common Stock and to all other classes or series of stock of EFC other than the stock of EFC referred to in clauses (ii) and (iii) of this paragraph; (ii) on a parity with EFC Series A Preferred Stock, EFC Series B Preferred Stock, EFC Series C Preferred Stock, EFC Series D Preferred Stock and all other classes or series of stock of EFC with terms specifically providing that such stock ranks on a parity with the EFC Series E Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of EFC; and (iii) junior to all classes or series of stock of EFC with terms specifically providing that such stock ranks senior to the EFC Series E Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of EFC. The term “stock” does not include debt securities convertible or exchangeable into EFC Common Stock or EFC preferred stock.
Dividends
Holders of shares of EFC Series E Preferred Stock are entitled to receive, when, as and if declared by the EFC Board, out of funds of EFC legally available for the payment of dividends, cumulative cash dividends. The initial dividend rate for the EFC Series E Preferred Stock from, and including, [•], 2023 to, but not including, March 30, 2024 (the “Fixed Rate Period”), will be 8.250% of the $25.00 per share liquidation preference per annum (equivalent to $2.0625 per annum per share). On and after March 30, 2024 (the “Floating Rate Period”), dividends on the EFC Series E Preferred Stock will accumulate at a percentage of the $25.00 liquidation preference equal to an annual floating rate of the Three-Month LIBOR Rate (as defined below) plus a spread of 5.664%. Dividends on the EFC Series E Preferred Stock will accumulate daily and will be cumulative from, and including, [•], 2023, and will be payable quarterly in arrears on the 30th day of each March, June, September and December, commencing on [•], 2023 (each, as may be modified as provided below, an “EFC Series E Dividend Payment Date”). If any EFC Series E Dividend Payment Date is not a business day (as defined in the certificate of designations), then the dividend which would otherwise have been payable on such EFC Series E Dividend Payment Date may be paid on the next succeeding business day with the same force and effect as if paid on such EFC Series E Dividend Payment Date, and no interest, additional dividends or other sums will accrue on the amount so payable for the period from and after such EFC Series E Dividend Payment Date to such next succeeding business day. Dividends payable on the EFC Series E Preferred Stock for the Fixed Rate Period, including dividends payable for any partial EFC Series E Dividend Period (as defined below), will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on the EFC Series E Preferred Stock for the Floating Rate Period, including dividends payable for any partial EFC Series E Dividend Period, will be computed based on the actual number of days in an EFC Series E Dividend Period and a 360-day year. Dividends will be payable to holders of record as they appear on the stock records of EFC at the close of business on the applicable record date, which will be no fewer than ten days and no more than 35 days prior to the applicable EFC Series E Dividend Payment Date, as will be fixed by the EFC Board (each, an “EFC Series E Dividend Record Date”). The dividends payable on any EFC Series E Dividend Payment Date will include dividends accumulated to, but not including, such EFC Series E Dividend Payment Date.
The term “Three-Month LIBOR Rate” will be calculated for each EFC Series E Dividend Period and means, on any EFC Series E Dividend Determination Date (as defined below):
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the rate (expressed as a percentage per year) for deposits in U.S. dollars having an index maturity of three months, in amounts of at least $1,000,000, as such rate appears on “Reuters Page LIBOR01” at approximately 11:00 a.m. (London time) on the relevant EFC Series E Dividend Determination Date; or

•
if no such rate appears on “Reuters Page LIBOR01”; or if the “Reuters Page LIBOR01” is not available at approximately 11:00 a.m. (London time) on the relevant EFC Series E Dividend Determination Date, then EFC will select four nationally-recognized banks in the London interbank market and request that the principal London offices of those four selected banks provide EFC with their offered quotation for deposits in U.S. dollars for a period of three months, commencing on the first day of the applicable EFC Series E Dividend Period, to prime banks in the London interbank market at approximately 11:00 a.m. (London time) on that EFC Series E Dividend Determination Date for the applicable EFC Series E Dividend Period. Offered quotations must be based on a principal amount equal to an amount that, in EFC’s discretion, is representative of a single transaction in U.S. dollars in the London interbank market at that time. If at least two quotations are provided, the Three-Month LIBOR Rate for such EFC Series E Dividend Period will be the arithmetic mean (rounded upward if necessary, to the nearest 0.00001 of 1%) of those quotations. If fewer than two quotations are provided, the Three-Month LIBOR Rate for such EFC Series E Dividend Period will be the arithmetic mean (rounded upward if necessary, to the nearest 0.00001 of 1%) of the rates quoted at approximately 11:00 a.m. (New York City time) on that EFC Series E Dividend Determination Date for such EFC Series E Dividend Period by three nationally-recognized banks in New York, New York selected by EFC, for loans in U.S. dollars to nationally-recognized European banks (as selected by EFC), for a period of three months commencing on the first day of such EFC Series E Dividend Period. The rates quoted must be based on an amount that, in EFC’s discretion, is representative of a single transaction in U.S. dollars in that market at that time. If no quotation is provided as described above, then if a Calculation Agent (as defined below) has not been appointed at such time, EFC will appoint a Calculation Agent who will, after consulting such sources as it deems comparable to any of the foregoing quotations or display page, or any such source as it deems reasonable from which to estimate LIBOR or any of the foregoing lending rates, determine LIBOR for the second London Business Day (as defined below) immediately preceding the first day of the applicable EFC Series E Dividend Period in its sole discretion. If the Calculation Agent is unable or unwilling to determine LIBOR as provided in the immediately preceding sentence, then LIBOR will be equal to Three-Month LIBOR for the then current EFC Series E Dividend Period, or, in the case of the first EFC Series E Dividend Period in the Floating Rate Period, the most recent dividend rate that would have been determined based on the last available Reuters Page LIBOR01 had the Floating Rate Period been applicable prior to the first EFC Series E Dividend Period in the Floating Rate Period.

Notwithstanding the foregoing, if EFC determines on the relevant EFC Series E Dividend Determination Date that the LIBOR base rate has been discontinued, then EFC will appoint a Calculation Agent and the Calculation Agent will consult with an investment bank of national standing to determine whether there is an industry accepted substitute or successor base rate to Three-Month LIBOR Rate. If, after such consultation, the Calculation Agent determines that there is an industry accepted substitute or successor base rate, the Calculation Agent will use such substitute or successor base rate. In such case, the

Calculation Agent in its sole discretion may (without implying a corresponding obligation to do so) also implement changes to the business day convention, the definition of business day, the EFC Series E Dividend Determination Date and any method for obtaining the substitute or successor base rate it such rate is unavailable on the relevant business day, in a manner that is consistent with industry accepted practices for such substitute or successor base rate. Unless the Calculation Agent determines that there is an industry accepted substitute or successor base rate as so provided above, the Calculation Agent will, in consultation with EFC, follow the steps specified in the second bullet point in the immediately preceding paragraph in order to determine Three-Month LIBOR Rate for the applicable EFC Series E Dividend Period.
The term “Calculation Agent” means a third party independent financial institution of national standing with experience providing such services, which has been selected by EFC.
The term “EFC Series E Dividend Determination Date” means the London Business Day (as defined below) immediately preceding the applicable EFC Series E Dividend Period.
The term “EFC Series E Dividend Period” means the period from, and including, an EFC Series E Dividend Payment Date to, but excluding, the next succeeding EFC Series E Dividend Payment Date, except for the initial EFC Series E Dividend Period, which will be the period from, and including, [•], 2023 to, but excluding, [•], 2023.
The term “London Business Day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.
The term “Reuters Page LIBOR01” means the display so designated on the Reuters 3000 Xtra (or such other page as may replace the LIBOR01 page on that service, or such other service as may be nominated by the ICE Benchmark Administration Limited, or ICE, or its successor, or such other entity assuming the responsibility of ICE or its successor in the event ICE or its successor no longer does so, as the successor service, for the purpose of displaying London interbank offered rates for U.S. dollar deposits).
No dividends on shares of EFC Series E Preferred Stock will be declared by the EFC Board or paid or set apart for payment (as defined in the certificate of designations) by EFC at any time when the terms and provisions of any agreement of EFC, including any agreement relating to any indebtedness of EFC, prohibit the declaration, payment or setting apart for payment thereof or provide that the declaration, payment or setting apart for payment thereof would constitute a breach of the agreement or a default under the agreement, or if the declaration, payment or setting apart for payment is restricted or prohibited by law.
Notwithstanding anything to the contrary contained in the certificate of designations, dividends on the EFC Series E Preferred Stock will accumulate (i) whether or not the terms and provisions of applicable laws or agreements at any time prohibit the current payment of dividends, (ii) whether or not EFC has earnings, (iii) whether or not there are funds legally available for the payment of those dividends, and (iv) whether or not those dividends are declared. No interest, or sum in lieu of interest, will be payable in respect of any dividend payment or payments on EFC Series E Preferred Stock which may be in arrears, and holders of EFC Series E Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends described above. Any dividend payment made on the EFC Series E Preferred Stock will first be credited against the earliest accumulated but unpaid dividend due with respect to the EFC Series E Preferred Stock.
Except as noted below, unless full cumulative dividends on the EFC Series E Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past EFC Series E Dividend Periods, (i) no dividends (other than in shares of EFC Common Stock or in shares of any other class or series of stock of EFC ranking junior to the EFC Series E Preferred Stock as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of EFC) will be declared or paid or set apart for payment upon shares of EFC Common Stock or shares of any other class or series of stock of EFC ranking junior to or on a parity with the EFC Series E Preferred Stock as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of EFC, (ii) no other distribution will be declared or made upon shares of EFC Common Stock or shares of any other class or series of stock of EFC ranking junior to or on a parity with the EFC Series E Preferred Stock as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of EFC, and (iii) shares of EFC Common Stock and shares of any other class or series of stock of EFC ranking junior to or on a parity with the EFC Series E Preferred Stock as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of EFC will not be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such securities) by EFC (except by conversion into or exchange for shares of, or options, warrants or rights to purchase or subscribe for, EFC Common Stock or shares of any other class or series of stock of EFC ranking junior to the EFC Series E Preferred Stock as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of EFC, pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of EFC Series E Preferred Stock and shares of any other class or series of stock of EFC ranking on a parity with the EFC Series E Preferred Stock as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of EFC); provided, however, that the foregoing will not prevent (a) the redemption, purchase or acquisition by EFC of shares of any class or series of stock of EFC for the purpose of enforcing restrictions on transfer and ownership of EFC’s stock contained in the EFC Charter, including in order to qualify and maintain EFC’s qualification as a REIT, or (b) the redemption, purchase or acquisition by EFC of shares of EFC Common Stock for purposes of and in compliance with any incentive or benefit plan of EFC.
When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart for payment) upon the EFC Series E Preferred Stock and shares of any other classes or series of stock of EFC ranking on a parity with the EFC Series E Preferred Stock as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of EFC, all dividends declared upon the EFC Series E Preferred Stock and all other such shares of stock will be declared pro rata so that the amount of dividends declared per share of EFC Series E Preferred Stock and all other such shares of stock will in all cases bear to each other the same ratio that accumulated dividends per share on the EFC Series E Preferred Stock and all other such shares of stock (which will not include any accumulation in respect of unpaid dividends for prior EFC Series E Dividend Periods if any such shares of stock do not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on the EFC Series E Preferred Stock which may be in arrears.
Liquidation Preference
In the event of any voluntary or involuntary liquidation, dissolution or winding up of EFC, the holders of EFC Series E Preferred Stock will be entitled to be paid out of the assets EFC has legally available for distribution to its stockholders, subject to the preferential rights of the holders of any class or series of stock of EFC ranking senior to the EFC Series E Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding up of EFC, a liquidation preference of $25.00 per share, plus an amount equal to any accumulated and unpaid dividends thereon (whether or not authorized or declared) to, but not including, the date of payment, before any distribution of assets is made to holders of EFC Common Stock or any other class or series of stock that EFC may issue that ranks junior to the EFC Series E Preferred Stock as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of EFC; and such holders of EFC Series E Preferred Stock will not be entitled to any further payment.
In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of EFC are insufficient to pay the amount of the liquidating distributions on all outstanding shares of EFC Series E Preferred Stock and the corresponding amounts payable on all shares of other classes or series of stock of EFC ranking on a parity with the EFC Series E Preferred Stock in the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of EFC, then the holders of EFC Series E Preferred Stock and all other such classes or series of stock will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.
Notice of any such liquidation stating the payment date or dates when, and the place or places where, the amounts distributable in each circumstance will be payable, will be given no fewer than 30 days and no more than 60 days prior to the payment date, to each holder of record of EFC Series E Preferred Stock at the address of such holder as it appears on the stock records of EFC. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of EFC Series E Preferred Stock will have no right or claim to any of the remaining assets of EFC. The consolidation, conversion or merger of EFC with or into any other corporation, trust or entity or of any other entity with or into EFC, or the sale, lease, transfer or conveyance of all or substantially all of the property or business of EFC, will not be deemed to constitute a liquidation, dissolution or winding up of EFC.
Redemption
The EFC Series E Preferred Stock is not redeemable prior to March 30, 2024 except as described below and except under circumstances where it is necessary to preserve EFC’s qualification as a REIT for U.S. federal income tax purposes.
Optional Redemption Right.   On and after March 30, 2024, EFC may, at its option, upon not less than 30 nor more than 60 days’ notice, as provided below, redeem the EFC Series E Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends thereon (whether or not authorized or declared) to, but not including, the date fixed for redemption, without interest. If EFC elects to redeem any shares of EFC Series E Preferred Stock as described in this paragraph, EFC may use any available cash to pay the redemption price, and it will not be required to pay the redemption price only out of the proceeds from the issuance of other equity securities or any other specific source.
Special Optional Redemption Right.   Upon the occurrence of a Series E Change of Control (as defined below), EFC may, at its option, upon not less than 30 nor more than 60 days’ notice, as provided below, redeem the EFC Series E Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends thereon (whether or not authorized or declared) to, but not including, the date fixed for redemption. If, prior to the Change of Control Conversion Date (as defined below), EFC has provided notice of its election to redeem some or all of the shares of EFC Series E Preferred Stock pursuant to this special optional redemption right, those holders of EFC Series E Preferred Stock whose shares have been called for redemption will not have the Change of Control Conversion Right (as defined below) with respect to the shares of EFC Series E Preferred Stock called for redemption. If EFC elects to redeem any shares of EFC Series E Preferred Stock as described in this paragraph, it may use any available cash to pay the redemption price, and it will not be required to pay the redemption price only out of the proceeds from the issuance of other equity securities or any other specific source.
A “Series E Change of Control” is deemed to occur when, after the effective time of the Merger, the following have occurred and are continuing: (i) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of stock of EFC entitling that person to exercise more than 50% of the total voting power of all stock of EFC entitled to vote generally in the election of directors of EFC (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and (ii) following the closing of any transaction referred to in clause (i), neither EFC nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the NYSE, the NYSE American or Nasdaq, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or Nasdaq.
Redemption Procedures.
In the event EFC elects to redeem EFC Series E Preferred Stock, the notice of redemption will be given by EFC, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, to each holder of record of EFC Series E Preferred Stock called for redemption at such holder’s address as it appears on the stock records of EFC and will state: (i) the redemption date; (ii) the number of shares of EFC Series E Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates (if any) for the EFC Series E Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accumulate on the redemption date; (vi) if applicable, that such redemption is being made in connection with a Series E Change of Control and, in that case, a brief description of the transaction or transactions constituting such Series E Change of Control; and (vii) if such redemption is being made in connection with a Series E Change of Control, that the holders of the shares of EFC Series E Preferred Stock being so called for redemption will not be able to tender such shares of EFC Series E Preferred Stock for conversion in connection with the Series E Change of Control and that each share of EFC Series E Preferred Stock tendered for conversion that is called, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date. If less than all of the shares of EFC Series E Preferred Stock held by any holder are to be redeemed, the notice given to such holder will also specify the number of shares of EFC Series E Preferred Stock held by such holder to be redeemed. No failure to give such notice or any defect thereto or in the giving thereof will affect the validity of the proceedings for the redemption of any shares of EFC Series E Preferred Stock except as to the holder to whom notice was defective or not given.
Holders of shares of EFC Series E Preferred Stock to be redeemed shall surrender the shares of EFC Series E Preferred Stock so called for redemption at the place designated in the notice of redemption and will be entitled to the redemption price and any accumulated and unpaid dividends payable upon the redemption following the surrender.
If notice of redemption of any shares of EFC Series E Preferred Stock has been given and if EFC has irrevocably set apart for payment the funds necessary for redemption (including any accumulated and unpaid dividends) for the benefit of the holders of the shares of EFC Series E Preferred Stock so called for redemption, then from and after the redemption date (unless EFC defaults in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends will cease to accumulate on those shares of EFC Series E Preferred Stock, those shares of EFC Series E Preferred Stock will no longer be deemed outstanding and all rights of the holders of those shares will terminate, except the right to receive the redemption price plus accumulated and unpaid dividends, if any, payable upon redemption.
If any redemption date is not a business day, then the redemption price and accumulated and unpaid dividends, if any, payable upon redemption may be paid on the next business day and no interest, additional dividends or other sums will accumulate on the amount payable for the period from and after that redemption date to that next business day.
If less than all of the outstanding shares of EFC Series E Preferred Stock are to be redeemed, the shares of EFC Series E Preferred Stock to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional shares) or by lot that will not result in the automatic transfer of any shares of the EFC Series E Preferred Stock to a trust as described below under “Certain Provisions of the DGCL, the EFC Charter and the EFC Bylaws — Restrictions on Ownership and Transfer.”
Immediately prior to any redemption of EFC Series E Preferred Stock, EFC will pay, in cash, any accumulated and unpaid dividends thereon to, but not including, the redemption date, unless a redemption date falls after an EFC Series E Dividend Record Date and prior to the corresponding EFC Series E Dividend Payment Date, in which case each holder of EFC Series E Preferred Stock at the close of business on such EFC Series E Dividend Record Date will be entitled to the dividend payable on such shares on the corresponding EFC Series E Dividend Payment Date notwithstanding the redemption of such shares before such EFC Series E Dividend Payment Date. Except as provided in this paragraph, EFC will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of the EFC Series E Preferred Stock to be redeemed.
Unless full cumulative dividends on all shares of EFC Series E Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past EFC Series E Dividend Periods, no shares of EFC Series E Preferred Stock will be redeemed unless all outstanding shares of EFC Series E Preferred Stock are simultaneously redeemed, and EFC will not purchase or otherwise acquire directly or indirectly any shares of EFC Series E Preferred Stock (except by conversion into or exchange for shares of, or options, warrants, or rights to purchase or subscribe for, EFC Common Stock or shares of any other class or series of stock of EFC ranking junior to the EFC Series E Preferred Stock as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of EFC or pursuant to a purchase or exchange offer made on the same terms to all holders of EFC Series E Preferred Stock and any other class or series of stock of EFC ranking on a parity with the EFC Series E Preferred Stock as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of EFC); provided, however, that the foregoing will not prevent the purchase or acquisition by EFC of shares of EFC Series E Preferred Stock where it is necessary to allow EFC to qualify and maintain its qualification as a REIT for U.S. federal income tax purposes.
Subject to applicable law, EFC may purchase shares of EFC Series E Preferred Stock in the open market, by tender or by privately negotiated transactions. Any shares of EFC Series E Preferred Stock that EFC acquires, by redemption or otherwise, will be reclassified as authorized but unissued shares of EFC preferred stock, without designation as to class or series, and may thereafter be issued as any class or series of preferred stock.
Conversion
Shares of EFC Series E Preferred Stock are not convertible into or exchangeable for any other property or securities of EFC, except as provided below.
Upon the occurrence of a Series E Change of Control, each holder of EFC Series E Preferred Stock will have the right (unless, prior to the Change of Control Conversion Date, EFC has provided notice of its election to redeem some or all of the shares of EFC Series E Preferred Stock held by such holder as described above under “— Redemption — Optional Redemption Right” or “— Redemption — Special Optional Redemption Right,” in which case such holder will have the right only with respect to shares of EFC Series E Preferred Stock that are not called for redemption) to convert some or all of the shares of EFC Series E Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of EFC Common Stock per share of EFC Series E Preferred Stock (the “Common Stock Conversion Consideration”) equal to the lesser of: (i) the quotient obtained by dividing (x) the sum of the $25.00 liquidation preference per share of EFC Series E Preferred Stock plus the amount of any accumulated and unpaid dividends thereon (whether or not authorized or declared) to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after an EFC Series E Dividend Record Date and prior to the corresponding EFC Series E Dividend Payment Date for the EFC Series E Preferred Stock, in which case no additional amount for such accumulated and unpaid dividends to be paid on such EFC Series E Dividend Payment Date will be included in this sum) by (y) the Common Stock Price (as defined below); and (ii) a number to be determined as of the effective time of the Merger (the “Share Cap”), subject to adjustments as described below.
The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of EFC Common Stock to existing holders of EFC Common Stock), subdivisions or combinations (in each case, a “Share Split”) with respect to EFC Common Stock as follows: the adjusted Share Cap as the result of a Share Split will be the number of shares of EFC Common Stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of EFC Common Stock outstanding immediately after giving effect to such Share Split and the denominator of which is the number of shares of EFC Common Stock outstanding immediately prior to such Share Split. For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of EFC Common Stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable or deliverable, as applicable, in connection with the exercise of the Change of Control Conversion Right will not exceed the product of the Share Cap times the aggregate number of shares of the EFC Series E Preferred Stock issued and outstanding at the Change of Control Conversion Date (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustments to the Share Cap.
The “Change of Control Conversion Date” is the date the EFC Series E Preferred Stock is to be converted, which will be a business day selected by EFC that is neither fewer than 20 days nor more than 35 days after the date on which it provides the notice described below to the holders of EFC Series E Preferred Stock.
The “Common Stock Price” is (i) if the consideration to be received in the Series E Change of Control by the holders of EFC Common Stock is solely cash, the amount of cash consideration per share of EFC

Common Stock or (ii) if the consideration to be received in the Series E Change of Control by holders of EFC Common Stock is other than solely cash (x) the average of the closing sale prices per share of EFC Common Stock (or, if no closing sale price is reported, the average of the closing bid and ask prices per share or, if more than one in either case, the average of the average closing bid and the average closing ask prices per share) for the ten consecutive trading days immediately preceding, but not including, the date on which such Series E Change of Control occurred as reported on the principal U.S. securities exchange on which EFC Common Stock is then traded, or (y) if EFC Common Stock is not then listed for trading on a U.S. securities exchange, the average of the last quoted bid prices for EFC Common Stock in the over-the-counter market as reported by OTC Markets Group or similar organization for the ten consecutive trading days immediately preceding, but not including, the date on which such Series E Change of Control occurred.
In the case of a Series E Change of Control pursuant to which EFC Common Stock is or will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of EFC Series E Preferred Stock will receive upon conversion of such shares of EFC Series E Preferred Stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Series E Change of Control had such holder held a number of shares of EFC Common Stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Series E Change of Control (the “Alternative Conversion Consideration”); the Common Stock Conversion Consideration or the Alternative Conversion Consideration, whichever is applicable to a Series E Change of Control, is referred to as the “Conversion Consideration”).
If the holders of EFC Common Stock have the opportunity to elect the form of consideration to be received in the Series E Change of Control, the Conversion Consideration in respect of such Series E Change of Control will be deemed to be the kind and amount of consideration actually received by holders of a majority of the outstanding shares of EFC Common Stock that made or voted for such an election (if electing between two types of consideration) or holders of a plurality of the outstanding shares of EFC Common Stock that made or voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of EFC Common Stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in such Series E Change of Control.
No fractional shares of EFC Common Stock upon the conversion of the EFC Series E Preferred Stock in connection with a Series E Change of Control will be issued. Instead, EFC will make a cash payment equal to the value of such fractional shares based upon the Common Stock Price used in determining the Common Stock Conversion Consideration for such Series E Change of Control.
Within 15 days following the occurrence of a Series E Change of Control, provided that EFC has not exercised its right to redeem all shares of EFC Series E Preferred Stock pursuant to the redemption provisions described above, EFC will provide to holders of EFC Series E Preferred Stock a notice of occurrence of the Series E Change of Control that describes the resulting Change of Control Conversion Right, which notice will be delivered to the holders of record of the shares of the EFC Series E Preferred Stock to their addresses as they appear on the stock records of EFC and will state: (i) the events constituting the Series E Change of Control; (ii) the date of the Series E Change of Control; (iii) the last date on which the holders of EFC Series E Preferred Stock may exercise their Change of Control Conversion Right; (iv) the method and period for calculating the Common Stock Price; (v) the Change of Control Conversion Date; (vi) that if, prior to the Change of Control Conversion Date, EFC has provided notice of its election to redeem all or any shares of EFC Series E Preferred Stock, holders of EFC Series E Preferred Stock that are subject to such notice of redemption will not be able to convert the shares of EFC Series E Preferred Stock called for redemption and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right; (vii) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of EFC Series E Preferred Stock; (viii) the name and address of the paying agent, transfer agent and conversion agent for the EFC Series E Preferred Stock; (ix) the procedures that the holders of EFC Series E Preferred Stock must follow to exercise the Change of Control Conversion Right (including procedures for surrendering shares of EFC Series E Preferred Stock for conversion through the facilities of a Depositary (as defined below)), including the form of conversion notice to be delivered by such holders as described below; and (x) the last date on which holders of EFC Series E Preferred Stock may withdraw shares of EFC Series E Preferred Stock surrendered for conversion and the procedures that such holders must follow to effect such a withdrawal. No failure to give such notice or any defect thereto or in the giving thereof will affect the validity of the proceedings for the conversion of any shares of EFC Series E Preferred Stock except as to the holder to whom notice was defective or not given.
EFC will also issue a press release containing such notice for publication on the Wall Street Journal, Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), and post a notice on its website (if any) in any event prior to the opening of business on the first business day following any date on which it provides the notice to the holders of EFC Series E Preferred Stock.
To exercise the Change of Control Conversion Right, the holders of EFC Series E Preferred Stock will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) representing the shares of EFC Series E Preferred Stock to be converted, duly endorsed for transfer (or, in the case of any shares of EFC Series E Preferred Stock held in book-entry form through a Depositary or shares directly registered with the transfer agent therefor, to deliver, on or before the close of business on the Change of Control Conversion Date, the shares of EFC Series E Preferred Stock to be converted through the facilities of such Depositary or through such transfer agent, respectively), together with a written conversion notice in the form provided by EFC, duly completed, to its transfer agent. The conversion notice must state: (i) the relevant Change of Control Conversion Date; (ii) the number of shares of EFC Series E Preferred Stock to be converted; and (iii) that the shares of EFC Series E Preferred Stock are to be converted pursuant to the applicable provisions of the EFC Series E Preferred Stock.
Holders of EFC Series E Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the transfer agent of EFC prior to the close of business on the business day prior to the Change of Control Conversion Date. The notice of withdrawal delivered by any holder must state: (i) the number of withdrawn shares of EFC Series E Preferred Stock; (ii) if certificated shares of EFC Series E Preferred Stock have been surrendered for conversion, the certificate numbers of the withdrawn shares of EFC Series E Preferred Stock; and (iii) the number of shares of EFC Series E Preferred Stock, if any, which remain subject to the holder’s conversion notice.
Notwithstanding the foregoing, if any shares of EFC Series E Preferred Stock are held in book-entry form through The Depository Trust Company or a similar depositary (each, a “Depositary”), the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures, if any, of the applicable Depositary.
Shares of EFC Series E Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless prior to the Change of Control Conversion Date EFC has provided notice of its election to redeem some or all of the shares of EFC Series E Preferred Stock, as described above under “— Redemption — Optional Redemption Right” or “— Redemption — Special Optional Redemption Right,” in which case only the shares of EFC Series E Preferred Stock properly surrendered for conversion and not properly withdrawn that are not called for redemption will be converted. If EFC elects to redeem shares of EFC Series E Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such shares of EFC Series E Preferred Stock will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date the redemption price described above under “— Redemption — Optional Redemption Right” or “— Redemption — Special Optional Redemption Right,” as applicable.
EFC will deliver all securities, cash and any other property owing upon conversion no later than the third business day following the Change of Control Conversion Date. Notwithstanding the foregoing, the persons entitled to receive any shares of EFC Common Stock or other securities delivered on conversion will be deemed to have become the holders of record thereof as of the Change of Control Conversion Date.

In connection with the exercise of any Change of Control Conversion Right, EFC will comply with all applicable federal and state securities laws and stock exchange rules in connection with any conversion of shares of EFC Series E Preferred Stock into shares of EFC Common Stock or other property. Notwithstanding any other provision of the EFC Series E Preferred Stock, no holder of EFC Series E Preferred Stock will be entitled to convert such shares of EFC Series E Preferred Stock into shares of EFC Common Stock to the extent that receipt of such shares of EFC Common Stock would cause such holder (or any other person) to violate the applicable share ownership limitations contained in the EFC Charter, unless EFC provides an exemption from this limitation to such holder pursuant to the EFC Charter.
Notwithstanding anything to the contrary herein and except as otherwise required by law, the persons who are the holders of record of shares of EFC Series E Preferred Stock at the close of business on an EFC Series E Dividend Record Date will be entitled to receive the dividend payable on the corresponding EFC Series E Dividend Payment Date notwithstanding the conversion of those shares after such EFC Series E Dividend Record Date and on or prior to such EFC Series E Dividend Payment Date and, in such case, the full amount of such dividend will be paid on such EFC Series E Dividend Payment Date to the persons who were the holders of record at the close of business on such EFC Series E Dividend Record Date. Except as provided in this paragraph, EFC will make no allowance for unpaid dividends that are not in arrears on the shares of EFC Series E Preferred Stock to be converted.
The Series E Change of Control conversion feature may make it more difficult for a third party to acquire EFC or discourage a party from acquiring EFC.
Voting Rights
Holders of EFC Series E Preferred Stock will not have any voting rights, except as set forth below. On each matter on which holders of EFC Series E Preferred Stock are entitled to vote, each share of EFC Series E Preferred Stock will be entitled to one vote, except that when shares of any other class or series of EFC preferred stock have the right to vote with the EFC Series E Preferred Stock as a single class on any matter, the EFC Series E Preferred Stock and the shares of each such other class or series of stock will have one vote for each $25.00 of liquidation preference (excluding accumulated dividends).
Whenever dividends on any shares of EFC Series E Preferred Stock are in arrears for six or more full quarterly EFC Series E Dividend Periods, whether or not consecutive, the number of directors constituting the EFC Board will be automatically increased by two (if not already increased by two by reason of the election of directors by the holders of the EFC Series A Preferred Stock, the EFC Series B Preferred Stock, the EFC Series C Preferred Stock, the EFC Series D Preferred Stock or any other class or series of EFC preferred stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote with the EFC Series E Preferred Stock as a class with respect to the election of those two directors) and the holders of EFC Series E Preferred Stock, voting as a single class with the holders of the EFC Series A Preferred Stock, EFC Series B Preferred Stock, EFC Series C Preferred Stock, EFC Series D Preferred Stock and all other classes or series of EFC preferred stock ranking on a parity with the EFC Series E Preferred Stock as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of EFC and upon which like voting rights have been conferred and are exercisable and which are entitled to vote with the EFC Series E Preferred Stock as a class with respect to the election of those two directors, will be entitled to vote for the election of those two additional directors at a special meeting called by EFC at the request of the holders of record of at least 25% of the outstanding shares of EFC Series E Preferred Stock or by the holders of the EFC Series A Preferred Stock, EFC Series B Preferred Stock, EFC Series C Preferred Stock, EFC Series D Preferred Stock or any other classes or series of EFC preferred stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote with the EFC Series E Preferred Stock as a class with respect to the election of those two directors to be held no later than 90 days after EFC’s receipt of such request (unless the request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders of EFC, in which case, such vote will be held at the earlier of the next annual or special meeting of stockholders of EFC, to the extent permitted by applicable law), and at each subsequent annual meeting of stockholders of EFC until all dividends accumulated on the EFC Series E Preferred Stock for all past EFC Series E Dividend Periods and the then current EFC Series E Dividend Period have been fully paid. In that case, the right of holders of EFC Series E Preferred Stock to elect any directors will cease and, unless there are other classes or series of EFC preferred stock upon which like voting rights have been conferred and are exercisable (including the EFC Series A Preferred Stock, EFC Series B Preferred Stock, EFC Series C Preferred Stock and EFC Series D Preferred Stock), any directors elected by holders of EFC Series E Preferred Stock will immediately resign and the number of directors constituting the EFC Board will be reduced accordingly. For the avoidance of doubt, in no event will the total number of directors elected by holders of EFC Series E Preferred Stock (voting together as a single class with the EFC Series A Preferred Stock, EFC Series B Preferred Stock, EFC Series C Preferred Stock, EFC Series D Preferred Stock and all other classes or series of EFC preferred stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote with the EFC Series E Preferred Stock as a class with respect to the election of such directors) pursuant to these voting rights exceed two. The directors elected by the holders of EFC Series E Preferred Stock and the holders of EFC Series A Preferred Stock, EFC Series B Preferred Stock, EFC Series C Preferred Stock, EFC Series D Preferred Stock and all other classes or series of EFC preferred stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote with the EFC Series E Preferred Stock will be elected by a plurality of the votes cast by the holders of the outstanding shares of EFC Series E Preferred Stock when they have these voting rights and the holders of the EFC Series A Preferred Stock, EFC Series B Preferred Stock, EFC Series C Preferred Stock, EFC Series D Preferred Stock and all other classes or series of EFC preferred stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote with the EFC Series E Preferred Stock as a class with respect to the election of such directors (voting together as a single class) to serve until EFC’s next annual meeting of stockholders and until their successors are duly elected and qualified or until such directors’ resignation as described above, whichever occurs earlier.
If, at any time when the voting rights conferred upon the EFC Series E Preferred Stock (as described above) are exercisable, any vacancy in the office of a director elected pursuant to the procedures described above occurs, then such vacancy may be filled only by the remaining director or by vote of the holders of the outstanding EFC Series E Preferred Stock and any other classes or series of EFC preferred stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the EFC Series E Preferred Stock in the election of directors (as described above). Any director elected pursuant to the procedures described above may be removed at any time, with or without cause, only by the affirmative vote of, and may not be removed otherwise than by the affirmative vote of, the holders of record of a majority of the outstanding shares of EFC Series E Preferred Stock and any class or series of EFC preferred stock upon which like voting rights have been conferred and are exercisable and which classes or series of EFC preferred stock are entitled to vote as a class with the EFC Series E Preferred Stock in the election of directors pursuant to the procedures described above (voting as a single class).
So long as any shares of EFC Series E Preferred Stock remain outstanding, EFC will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of EFC Series E Preferred Stock and each other class or series of EFC preferred stock ranking on a parity with the EFC Series E Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution and winding up of EFC and upon which like voting rights have been conferred and are exercisable, including, if applicable, the EFC Series A Preferred Stock, EFC Series B Preferred Stock, EFC Series C Preferred Stock and EFC Series D Preferred Stock (voting together as a single class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of stock ranking senior to the EFC Series E Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any of the authorized stock of EFC into such shares, or create or authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the EFC Charter or the certificate of designations, whether by merger, conversion, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the EFC Series E Preferred Stock (each, a “Series E Event”); provided, however, with respect to the occurrence of any Series E Event set forth in clause (ii) above, so long as the EFC Series E Preferred Stock remains outstanding with the terms thereof materially unchanged, or the holders of EFC Series E Preferred Stock receive shares of stock or other equity interests with rights, preferences, privileges and voting powers substantially the same as those of the EFC Series E Preferred Stock, taking into account that, upon the occurrence of any such Series E Event, EFC may not be the successor entity, the occurrence of any such Series E Event will not be deemed to materially and adversely affect the rights, preferences, privileges or voting power of holders of EFC Series E Preferred Stock; and, provided further, that any increase in the amount of the authorized or issued EFC Series E Preferred Stock, or the creation or issuance, or any increase in the amounts authorized of any class or series ranking on a parity with or junior to the EFC Series E Preferred Stock that EFC may issue will not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of holders of EFC Series E Preferred Stock.
The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which voting by holders of EFC Series E Preferred Stock would otherwise be required is effected, all outstanding shares of EFC Series E Preferred Stock have been redeemed or called for redemption upon proper notice and sufficient funds have been irrevocably set apart for payment to effect such redemption.
Except as expressly stated in the certificate of designations, the EFC Series E Preferred Stock will not have any relative, participating, optional or other special voting rights or powers and the consent of the holders thereof will not be required for the taking of any corporate action.
Notwithstanding the foregoing, if any amendment, alteration or repeal of any provision of the EFC Charter or the certificate of designations would materially and adversely affect the rights, preferences, privileges or voting rights of the EFC Series E Preferred Stock disproportionately relative to other classes or series of EFC preferred stock ranking on a parity with the EFC Series E Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of EFC, then the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of EFC Series E Preferred Stock (voting as a separate class) will also be required.
Information Rights
During any period in which EFC is not subject to Section 13 or 15(d) of the Exchange Act and any shares of EFC Series E Preferred Stock are outstanding, EFC will use its best efforts to transmit through its website at www.ellingtonfinancial.com (or other permissible means under the Exchange Act) copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that EFC would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if it were subject thereto (other than any exhibits that would have been required). EFC will use its best efforts to provide such reports on its website within 15 days after the respective dates by which EFC would have been required to file such reports with the SEC if EFC were subject to Section 13 or 15(d) of the Exchange Act and EFC were a “non-accelerated filer” within the meaning of the Exchange Act.
Restrictions on Ownership and Transfer
The EFC Series E Preferred Stock is subject to the restrictions on ownership and transfer set forth in the EFC Charter. See “Certain Provisions of the DGCL, the EFC Charter and the EFC Bylaws —  Restrictions on Ownership and Transfer” below for a description of restrictions on transfers of EFC’s capital stock including the EFC Series E Preferred Stock.
Preemptive Rights
No holders of EFC Series E Preferred Stock will, as holders of EFC Series E Preferred Stock, have any preemptive rights to purchase or subscribe for EFC Common Stock or any other security of EFC.
Transfer Agent and Registrar
The transfer agent and registrar for the EFC Series E Preferred Stock will be Equiniti Trust Company, LLC.
Listing
EFC expects that the EFC Series E Preferred Stock will be listed on the NYSE under the symbol “[EFC PRE].”
Certain Provisions of the DGCL, the EFC Charter and the EFC Bylaws
Certain provisions of the DGCL, EFC Charter and the EFC Bylaws may delay, defer or prevent a change of control or other transaction in which holders of some, or a majority, of the shares of EFC

Common Stock might receive a premium for their shares over the then prevailing market price of those shares or which such holders might believe to be otherwise in their best interests. The following paragraphs summarize a number of these provisions.
Business Combinations
Section 203 of the DGCL, provides that an “interested stockholder” (a person other than the corporation or any direct or indirect majority-owned subsidiary of the corporation who, together with affiliates and associates, owns, or, if such person is an affiliate or associate of the corporation, within three years prior to the determination of interested stockholder status did own, 15% or more of the outstanding voting stock of a corporation) may not engage in “business combinations” (which is broadly defined to include a number of transactions, such as mergers, consolidations, asset sales and other transactions in which an interested stockholder receives or could receive a financial benefit on other than a pro rata basis with other stockholders) with the corporation for a period of three years after the date on which the person became an interested stockholder without certain statutorily mandated approvals.
The EFC Charter does not contain a provision electing not to be governed by Section 203 of the DGCL, so EFC is subject to such provision.
Provisions in the EFC Charter and EFC Bylaws that may have an Anti-Takeover Effect
Some of the provisions in the EFC Charter and EFC Bylaws that could make it more difficult for a third party to acquire, or may discourage a third party from acquiring, control of EFC include, among others:
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allowing only the EFC Board to fill newly created directorships;

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requiring advance notice for EFC stockholders to nominate candidates for election to the EFC Board or to propose business to be considered by EFC stockholders at a meeting of EFC stockholders;

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requiring that (subject to certain exceptions) no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% of the aggregate value or number (whichever is more restrictive) of the outstanding shares of EFC (See “— Restrictions on Ownership and Transfer” below); and

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limitations on the ability of EFC stockholders to call special meetings of EFC stockholders.

Certain provisions of the EFC Management Agreement also could make it more difficult for third parties to acquire control of EFC by various means, including limitations on EFC’s right to terminate the EFC Management Agreement and a requirement that, under certain circumstances, EFC make a substantial payment to EFC Manager in the event of a termination.
Restrictions on Ownership and Transfer
In order to preserve EFC’s ability to maintain its REIT status, the EFC Charter, subject to certain exceptions, contains restrictions on the amount of shares of EFC capital stock that a person may own and may prohibit certain entities from owning shares of EFC capital stock. The EFC Charter provides that (i) no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% of the aggregate value or number (whichever is more restrictive) of the outstanding shares of any class or series of EFC capital stock, (ii) no person may beneficially or constructively own shares of EFC capital stock to the extent such ownership would result in EFC being “closely held” within the meaning of Section 856(h) of the Code or otherwise failing to qualify as a REIT and (iii) any transfer of shares that would result in EFC capital stock being held by less than 100 persons will be void ab initio.
Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of EFC capital stock that will or may violate any of the foregoing restrictions on transferability and ownership, or who is the intended transferee of EFC capital stock which are transferred to the trust (as described below), will be required to give notice immediately to EFC, or in the case of proposed or attempted transactions will be required to give at least 15 days written notice to EFC, and provide EFC with such other information as EFC may request in order to determine the effect of such transfer, including, without limitation, the effect on its status as a REIT.

The EFC Board, in its sole discretion, may exempt a person from the foregoing restrictions and may establish an excepted holder limit for such person. The person seeking an exemption must provide to the EFC Board such representations, covenants and undertakings as the EFC Board may deem appropriate. The EFC Board may also condition any such exemption on the receipt of a ruling from the IRS or an opinion of counsel as it deems necessary or advisable.
Any attempted transfer of EFC securities (other than those described in the preceding paragraph) which, if effective, would result in any person violating the ownership limit or in EFC being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT will cause the number of securities causing the violation (rounded to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in such securities. The automatic transfer will be deemed to be effective as of the close of business on the business day (as defined in the EFC Charter) prior to the date of the transfer. If, for any reason, the transfer to the trust would not be effective to prevent such a violation, the EFC Charter provides that the purported transfer in violation of the restrictions will be void ab initio. Shares held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any securities held in the trust and will have no rights to dividends or other distributions and no rights to vote or other rights attributable to the shares held in the trust. The trustee of the trust will have all voting rights and rights to distributions with respect to capital stock held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any distribution paid prior to EFC’s discovery that shares of stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any distribution authorized but unpaid will be paid when due to the trustee. Any distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Delaware law and pursuant to the EFC Charter, the trustee will have the authority (1) to rescind as void any vote cast by the proposed transferee prior to EFC’s discovery that the shares have been transferred to the trust and (2) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if EFC has already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.
Within 20 days of receiving notice from EFC that the shares have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon such sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows. The proposed transferee will receive the lesser of (1) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in the EFC Charter) of the shares on the day of the event causing the shares to be held in the trust and (2) the sales proceeds (net of any commissions and other expenses of sale) received by the trustee from the sale or other disposition of the shares. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to EFC’s discovery that the shares have been transferred to the trust, the shares are sold by the proposed transferee, then (1) the securities will be deemed to have been sold on behalf of the trust and (2) to the extent that the proposed transferee received an amount for the shares that exceeds the amount the proposed transferee was entitled to receive, the excess will be paid to the trustee upon demand.
In addition, the securities held in the trust will be deemed to have been offered for sale to EFC, or its designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (2) the market price on the date EFC, or its designee, accepts the offer. EFC will have the right to accept the offer until the trustee has sold the shares. Upon a sale to EFC, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.
All certificates representing the shares bear a legend referring to the restrictions described above.
These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for the shares or might otherwise be in the best interests of EFC stockholders.

COMPARISON OF RIGHTS OF EFC STOCKHOLDERS AND ARLINGTON SHAREHOLDERS
EFC is a Delaware corporation and Arlington is a Virginia corporation. The rights of EFC stockholders are governed by the DGCL, the EFC Charter and the EFC Bylaws. The rights of Arlington shareholders are governed by the VSCA, the Arlington Charter and the Arlington Bylaws. Upon consummation of the Merger, the rights of the former Arlington shareholders who receive EFC Common Stock will be governed by the DGCL, the EFC Charter and the EFC Bylaws. Upon consummation of the Merger, holders of Arlington Series B Preferred Stock will receive EFC Series D Preferred Stock having rights, preferences, privileges and voting powers substantially the same as those of the Arlington Series B Preferred Stock. Upon consummation of the Merger, holders of Arlington Series C Preferred Stock will receive EFC Series E Preferred Stock having rights, preferences, privileges and voting powers substantially the same as those of the Arlington Series C Preferred Stock.
The following is a summary of the material differences as of the date of this proxy statement/prospectus between the rights of EFC stockholders and the rights of Arlington shareholders under the governing documents of EFC and Arlington and the above-described laws which govern EFC and Arlington, respectively. The following summary is qualified in its entirety by reference to the relevant provisions of the (i) DGCL, (ii) VSCA, (iii) EFC Charter, (iv) Arlington Charter, (v) EFC Bylaws and (vi) Arlington Bylaws.
This section does not include a complete description of all differences between the rights of EFC stockholders and Arlington shareholders, nor does it include a complete description of the specific rights of such holders. Furthermore, the identification of some of the differences in the rights of such holders is not intended to indicate that other differences that may be equally important do not exist. You are urged to read carefully the relevant provisions of the DGCL and the VSCA, as well as the governing instruments of each of EFC and Arlington, each as amended, restated, supplemented or otherwise modified from time to time, copies of which are available, without charge, to any person, including any beneficial owner to whom this proxy statement/prospectus is delivered, by following the instructions listed under “Where You Can Find More Information and Incorporation by Reference” beginning on page 210.
	Rights of EFC Stockholders (which will be the rights of common stockholders of the Combined Company following the Merger)	Rights of Arlington Shareholders
Authorized Capital Stock
EFC is authorized to issue 300,000,000 shares of stock, consisting of (i) 200,000,000 shares of EFC Common Stock and (ii) 100,000,000 shares of EFC preferred stock, $0.001 par value per share, of which (1) 8,600,000 shares are classified and designated as EFC Series A Preferred Stock, (2) 8,800,000 shares are classified and designated as EFC Series B Preferred Stock and (3) 4,600,000 shares are classified and designated as EFC Series C Preferred Stock.
As of June 30, 2023, there were (i) 67,161,740 shares of EFC Common Stock outstanding, (ii) 4,600,000 shares of EFC Series A Preferred Stock outstanding, (iii) 4,820,421 shares of EFC Series B Preferred Stock outstanding and (iv) 4,000,000 shares of EFC Series C Preferred Stock outstanding.

Arlington is authorized to issue 575,000,000 shares of stock, consisting of (i) 450,000,000 shares of Arlington Common Stock, (ii) 100,000,000 shares of Arlington Class B common stock, par value $0.01 per share (“Arlington Class B Common Stock”), and (iii) 25,000,000 shares of Arlington preferred stock, $0.01 par value per share, of which (a) 100,000 shares are classified and designated as Arlington Series A Preferred Stock, (b) 2,000,000 shares are classified and designated as Arlington Series B Preferred Stock, (c) 2,500,000 shares are classified and designated as Arlington Series C Preferred Stock and (d) 20,400,000 shares are undesignated preferred stock.
As of June 30, 2023, there were (i) 28,360,447 shares of Arlington Common Stock outstanding, (ii) 0 shares of Arlington Class B Common Stock outstanding, (iii) 0 shares of preferred stock designated as Series A Preferred

	Rights of EFC Stockholders (which will be the rights of common stockholders of the Combined Company following the Merger)	Rights of Arlington Shareholders
Stock outstanding, (iv) 379,668 shares of Arlington Series B Preferred Stock outstanding, (v) 957,133 shares of Arlington Series C Preferred Stock outstanding and (vi) 0 shares of Arlington undesignated preferred stock outstanding.
Size of Board
The EFC Bylaws provide that the number of directors may be fixed only by the EFC Board and may not be less than three and not more than 13. The number of directors may be increased or decreased by a majority of the EFC Board.
The EFC Board currently consists of five directors. Effective as of the effective time of the Merger, the EFC Board will be expanded to six members and one individual designated by Arlington will be appointed to the EFC Board.
The Arlington Bylaws set the number of directors at six directors, which number may be increased or decreased by the Arlington Board or the shareholders pursuant to the Arlington Bylaws in accordance with applicable law. Currently, the Arlington Board consists of six directors.
Election of Directors	The EFC Bylaws provide that a plurality of all votes cast at a meeting of stockholders duly called at which a quorum is present is sufficient to elect a director.	The Arlington Bylaws provide that the affirmative vote of a majority of the total votes cast for and against a nominee for director at a meeting of shareholders duly called and at which a quorum is present is sufficient to elect a director. However, a plurality of votes cast at a meeting of shareholders duly called and at which a quorum is present is required to elect a director when (i) any shareholder has given notice of a director nomination in compliance with the advance notice provisions in the Arlington Bylaws and, as a result of which, the number of nominees is greater than the number of directors to be elected at the meeting, and (ii) such nomination has not been withdrawn by such shareholder on or before the close of business on the tenth day before the date of filing of the initial definitive proxy statement of Arlington with the SEC.
Removal of Directors	The EFC Charter provides that, subject to any rights of holders of any series of EFC Preferred Stock to elect directors under certain circumstances, a director may be removed with or without cause by the affirmative vote of the holders of at least 66 2∕3% of the voting power of the then outstanding EFC Common Stock.	The Arlington Charter provides that, except for directors elected by the holders of outstanding shares of Arlington preferred stock as a separate voting group, a director may be removed with or without cause by the affirmative vote of shareholders entitled to cast at least two-thirds of all the votes entitled to be cast generally in the election of directors.

	Rights of EFC Stockholders (which will be the rights of common stockholders of the Combined Company following the Merger)	Rights of Arlington Shareholders
Vacancies on the Board of Directors	The EFC Bylaws provide that, subject to applicable law and except as may be provided by the EFC Board in setting the terms of any class or series of shares, any vacancies in the EFC Board resulting from death, resignation, retirement, disqualification, removal from office or other cause may only be filled by the majority vote of the remaining directors in office, even if the remaining directors do not constitute a quorum.	The Arlington Bylaws provide that any vacancies in the Arlington Board, including a vacancy resulting from death, resignation, disqualification or removal or an increase in the number of directors, will be filled by (i) the Arlington Board, (ii) the majority vote of the remaining directors in office, even if the remaining directors do not constitute a quorum or (iii) the Arlington shareholders, and the shareholders may, in the case of a resignation that will become effective at a specified later date, fill the vacancy before the vacancy occurs but the new director may not take office until the vacancy occurs.
Amendment of Charter	The DGCL provides that an amendment to a corporation’s certificate of incorporation requires that (i) the board of directors adopt a resolution setting forth the proposed amendment and declaring its advisability and either call a special meeting of the stockholders entitled to vote in respect thereof for consideration of such amendment or direct that the amendment be considered at the next annual meeting of the stockholders (provided a meeting or vote is required pursuant to Section 242 of the DGCL) and (ii) the stockholders approve the amendment by a majority of the outstanding shares entitled to vote (and a majority of the outstanding shares of each class entitled to vote, if any).	For every voting group entitled to vote on a proposed amendment to the Arlington Charter, the vote required for approval is either the vote specifically required by the Arlington Charter or, if no voting requirement is specified, a majority of the votes entitled to be cast. Except for amendments to the Arlington Charter adopted by the Arlington Board that establish any series of preferred stock, the affirmative vote of at least 80% of the voting power of the outstanding shares of Arlington entitled to vote generally in the election of directors is required to amend the Arlington Charter to include provisions that (i) would require Arlington to hold, or set forth procedures for the holding of, a special meeting of shareholders at the call, demand or request of any person or (ii) would govern the nomination of persons for election to the Arlington Board or the proposal of business to be considered at an annual or special meeting of shareholders. The affirmative vote of at least 80% of the voting power of the outstanding shares of Arlington entitled to vote generally in the election of directors is also required to alter, amend or adopt any provision inconsistent with or repealing Article VIII of the Arlington Charter, which addresses certain voting matters, including the amendment of the Arlington Bylaws and the Arlington Charter.

	Rights of EFC Stockholders (which will be the rights of common stockholders of the Combined Company following the Merger)	Rights of Arlington Shareholders
Amendment of Bylaws	The EFC Board may amend, modify or repeal the EFC Bylaws, or adopt any new provision authorized under Delaware law without stockholder approval.
	EFC stockholders may amend, modify or repeal the EFC Bylaws, or adopt any new provision authorized under Delaware law by the affirmative vote of the holders of a majority of the voting power of the outstanding shares entitled to vote generally in the election of directors.	The Arlington Bylaws may be amended, repealed or changed, or new bylaws may be made, either by the Arlington Board or by the affirmative vote of a majority of the votes cast at a meeting at which a quorum exists, unless more than a majority of votes cast is required by statute or the Arlington Charter. Bylaws made by the Arlington Board may be repealed or changed and new bylaws may be made by the Arlington shareholders, and the Arlington shareholders may prescribe that any bylaw made by them shall not be altered, amended, repealed or reinstated by the Arlington Board. The affirmative vote of at least 80% of the voting power of the outstanding shares of Arlington entitled to vote generally in the election of directors is required for the Arlington shareholders to adopt, alter or repeal any bylaw that (i) requires or would require Arlington to hold, or sets forth procedures for the holding of, a special meeting of shareholders at the call, demand or request of any person or (ii) governs or would govern the nomination of persons for election to the Arlington Board or the proposal of business to be considered at an annual or special meeting of shareholders.
Dividends and Share Repurchases	The DGCL provides that, subject to any restrictions in a corporation’s certificate of incorporation, dividends may be declared from the corporation’s surplus, or if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Dividends may not be declared out of net profits, however, if the corporation’s capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets is repaired. Furthermore, the DGCL generally provides that a corporation may redeem or repurchase its shares only if the	The VSCA provides that, subject to any restrictions in the articles of incorporation, a Virginia corporation may make distributions to its shareholders, except when the corporation is unable to pay its debts as they become due in the usual course of business or the corporation’s total assets would be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. The Arlington Charter provides that, subject to applicable law and the rights, if any, of the holders of any outstanding series of Arlington preferred stock, dividends may

	Rights of EFC Stockholders (which will be the rights of common stockholders of the Combined Company following the Merger)	Rights of Arlington Shareholders

capital of the corporation is not impaired and if the redemption or repurchase would not impair the capital of the corporation.
The EFC Charter provides that, subject to applicable law and the rights, if any, of the holders of any outstanding series of preferred stock or any class or series of stock having a preference over or the right to participate with the EFC Common Stock with respect to the payment of dividends, dividends may be declared and paid ratably on the EFC Common Stock out of the assets of EFC legally available for such purpose at such times and in such amounts as the EFC Board in its discretion determines. The EFC Bylaws provide that dividends may be paid in cash, in property or in shares of EFC’s capital stock.
In addition, the EFC Charter authorizes the EFC Board to conduct a capital reduction, including the repurchase of any number of issued and outstanding shares; provided, however, that EFC may not purchase or redeem any shares for cash or other property if any such purchase or redemption would be inconsistent with the requirements of the DGCL.
be declared and paid ratably on Arlington Common Stock and Arlington Class B Common Stock at such times and in such amounts as the Arlington Board in its discretion determines. The Arlington Bylaws provide that distributions may be paid in cash, in property or in shares of Arlington’s capital stock.
Restrictions on Investment and Operating Policies	None in the EFC Charter or EFC Bylaws.	None in the Arlington Charter or Arlington Bylaws.
Limitations on Compensation	None in the EFC Charter or EFC Bylaws.	None in the Arlington Charter or Arlington Bylaws.
Certain Business Combinations	Section 203 of the DGCL, provides that an “interested stockholder” (a person other than the corporation or any direct or indirect majority-owned subsidiary of the corporation who, together with affiliates and associates, owns, or, if such person is an affiliate or associate of the corporation, within three years prior to the determination of interested stockholder status did own, 15% or more of the outstanding voting stock of a corporation) may not engage in “business combinations” (which is broadly defined to include a number of transactions, such as mergers, consolidations, asset sales and other transactions in which an interested	Control Share Acquisitions Statute. Under Article 14.1 of the VSCA, shares acquired in an acquisition that would cause an acquiror’s voting strength to meet or exceed any of three thresholds (20%, 33 1∕3% or 50%) have no voting rights unless (1) those rights are granted by a majority vote of all outstanding shares other than interested shares or (2) the articles of incorporation or bylaws of the corporation provide that the provisions of the control share acquisitions statute do not apply to acquisitions of its shares. An acquiring person that owns five percent or more of a Virginia corporation’s voting stock may

Rights of EFC Stockholders (which will be the rights of common stockholders of the Combined Company following the Merger)	Rights of Arlington Shareholders

stockholder receives or could receive a financial benefit on other than a pro rata basis with other stockholders) with the corporation for a period of three years after the date on which the person became an interested stockholder without certain statutorily mandated approvals.
The EFC Charter does not contain a provision electing not to be governed by Section 203 of the DGCL, so EFC is subject to such provision.

require that a special meeting of the shareholders be held to consider the grant of voting rights to the shares acquired in the control share acquisition. This statute may deter certain takeovers of Virginia public corporations. Virginia law permits corporations to opt out of the control share acquisition statute. Pursuant to a provision in the Arlington Bylaws, Arlington has opted out.
Affiliated Transactions.   Under Article 14 of the VSCA, certain material transactions between a Virginia corporation and any holder of more than 10% of any class of its outstanding voting shares are required to be approved by the holders of at least two-thirds of the remaining voting shares and a majority of the disinterested directors. Affiliated transactions subject to this approval requirement include, among other transactions, mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of a Virginia corporation proposed by or on behalf of a 10% holder or any reclassification, including reverse stock splits, recapitalization or a merger of a Virginia corporation with its subsidiaries, that increases the percentage of voting shares owned beneficially by a 10% holder by more than five percent. For three years following the time that a shareholder becomes an interested shareholder, a Virginia corporation cannot engage in an affiliated transaction with the interested shareholder without approval of two-thirds of the disinterested voting shares and a majority of the disinterested directors. A disinterested director is a director who was a director on the date on which an interested shareholder became an interested shareholder or was recommended for election or elected by a majority of the disinterested directors then on the board. After three years, the approval of the disinterested directors is no longer required. The provisions of this statute do not apply if a majority of disinterested directors approve the acquisition of shares

	Rights of EFC Stockholders (which will be the rights of common stockholders of the Combined Company following the Merger)	Rights of Arlington Shareholders
making a person an interested shareholder. As permitted by Virginia law, Arlington has opted out of the affiliated transactions provisions.
Stockholder Rights Plans	EFC does not have a stockholder rights plan in effect. However, such plans have generally been upheld by the decisions of courts applying Delaware law.
Arlington has a shareholder rights plan in effect as set forth in the Arlington Rights Agreement. The Rights (as defined in the Arlington Rights Agreement) have certain anti-takeover effects and will cause substantial dilution to any person or group who acquires or commences a tender or exchange offer for beneficial ownership of 4.9% or more of the outstanding shares of Arlington Common Stock without the approval of the Arlington Board. Because the Arlington Board can redeem the Rights at any time or exempt any merger, acquisition or other business combination from the Arlington Rights Agreement, the Rights generally should not interfere with any such merger, acquisition or other business combination approved by the Arlington Board.
In connection with the approval of the Merger Agreement, the Arlington Board granted EFC, Merger Sub and EFC Manager an exemption from the Arlington Rights Agreement to engage in the transactions contemplated by the Merger Agreement, and declared each of the transactions contemplated by the Merger Agreement to be an Exempt Transaction (as defined in the Arlington Rights Agreement). In addition, Arlington has agreed to take, and has agreed to cause the Arlington Board to take, all actions necessary so that, as of immediately prior to the effective time of the Merger, the Arlington Rights Agreement and all Rights and all other rights outstanding thereunder are terminated.

Ownership and Transfer Restrictions	Except with regard to persons exempted by the EFC Board, the EFC Charter restricts the amount of shares of EFC capital stock that a person may own and may prohibit certain entities from owning shares of EFC capital stock. The EFC Charter provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more	Except with regard to persons who are excepted by the Arlington Charter or Arlington Board, the Arlington Charter restricts ownership of more than 9.9% of (a) the number of outstanding shares of Arlington common stock, (b) the number of outstanding shares of any class or series of Arlington preferred stock and (c) the aggregate value of the outstanding

	Rights of EFC Stockholders (which will be the rights of common stockholders of the Combined Company following the Merger)	Rights of Arlington Shareholders

than 9.8% of the aggregate value or number (whichever is more restrictive) of the outstanding shares of any class or series of EFC capital stock.
In addition, no person may beneficially or constructively own shares of EFC capital stock to the extent such ownership would result in EFC being “closely held” within the meaning of Section 856(h) of the Code or otherwise failing to qualify as a REIT.
Any attempted transfer of EFC capital stock that, if effective, would result in a violation of the foregoing restrictions will cause the number of securities causing the violation (rounded to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries.
In addition, any transfer of shares that would result in EFC capital stock being held by less than 100 persons will be void ab initio.

Arlington capital stock (the “Arlington Ownership Limit”).

Any transfer of shares of Arlington capital stock that would (i) result in a person beneficially or constructively owning Arlington capital stock in excess of the Arlington Ownership Limit, (ii) result in Arlington capital stock being beneficially owned by less than 100 persons, (iii) cause Arlington to become “closely held” under Section 856(h) of the Code, (iv) cause Arlington to constructively own 10% or more of the ownership interests in a tenant of Arlington’s real property, within the meaning of Section 856(d)(2)(B) of the Code or (v) result in shares of Arlington capital stock being beneficially owned by a Disqualified Organization (as defined in the Arlington Charter) will be void ab initio as to the number of shares in violation of such restrictions and the intended transferee will acquire no rights to such shares of Arlington capital stock.
The Arlington Charter also provides that if there is a purported transfer or Non-Transfer Event (as defined in the Arlington Charter) that would result in a violation of such restrictions, the number of shares in violation of such restrictions will be automatically transferred to a trust.

Voting Rights	Each record holder of EFC Common Stock is entitled to one vote per share held by such record holder on matters on which EFC’s stockholders are entitled to vote.	Each record holder of Arlington Common Stock is entitled to one vote per share held by such record holders on matters on which Arlington’s shareholders are entitled to vote. Arlington has authorized Class B Common Stock, which is entitled to three votes per share held by such record holders on matters on which Arlington’s shareholders are entitled to vote; however, as of June 30, 2023, there are no shares of Arlington Class B Common Stock outstanding.
Special Meetings of Stockholders	The EFC Bylaws provide that a special meeting of stockholders may be called by the Chair of the EFC Board, the President, the Chief Executive Officer or the EFC Board. The EFC Bylaws further provide that, subject to the satisfaction of	The Arlington Bylaws provide that a special meeting of shareholders may be called by the Arlington Board, the Chairman of the Arlington Board or the Chief Executive Officer or President.

	Rights of EFC Stockholders (which will be the rights of common stockholders of the Combined Company following the Merger)	Rights of Arlington Shareholders
certain procedural and information requirements, a special meeting of stockholders will be called by the Secretary of EFC upon written request of stockholders entitled to cast not less than a majority of all of the votes entitled to be cast at such meeting.
Stockholder Action by Written Consent Without a Meeting	The EFC Charter provides that EFC’s stockholders may take action on any matter that is to be voted on, consented to or approved by EFC’s stockholders without a meeting, without prior notice and without a vote if a unanimous written consent, setting forth the action so taken, is signed by all of EFC’s stockholders.
The VSCA provides that action required or permitted by the VSCA to be taken at a shareholders’ meeting may be taken without a meeting if the action is taken by all shareholders entitled to vote on the action, and any such written consent shall be signed by all shareholders entitled to vote on the action, bearing the date of signature and describing the action taken, and delivered for inclusion with the minutes or corporate records of the corporation. The VSCA permits a Virginia corporation’s articles of incorporation to authorize shareholders to authorize action by less than unanimous written consent provided that the taking of such action is consistent with any requirements set forth in the corporation’s articles of incorporation, the bylaws and the VSCA.
The Arlington Charter does not authorize less than unanimous shareholder action without a meeting.

Notice of Stockholder Meetings	The EFC Bylaws provide that, not less than 10 nor more than 60 days before the date of each meeting, EFC must provide written notice of such meeting to each stockholder entitled to vote at such meeting. The notice must state the place, if any, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.	The Arlington Bylaws provide that, except as otherwise required by the VSCA, not less than 10 nor more than 60 days before the date of each meeting, Arlington must provide notice either personally, by mail or in any other manner permitted by applicable law, to each shareholder of record entitled to notice of such meeting. If mailed, such notice shall be deemed to be given when deposited in United States mail with postage thereon prepaid and addressed to the shareholder at the shareholder’s address as it appears on the share transfer books of Arlington. The notice must state the place, date and time of the meeting of shareholders and, in the case of a special meeting, the purpose or purposes for which the special meeting is called.

	Rights of EFC Stockholders (which will be the rights of common stockholders of the Combined Company following the Merger)	Rights of Arlington Shareholders
Quorum	The EFC Bylaws provide that a quorum for the transaction of business at any meeting of stockholders consists of the holders of record of a majority of the voting power of the capital stock of EFC entitled to vote generally in the election of directors, present in person or by proxy, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of a majority of the shares of such class or series will constitute a quorum of such class or series for the transaction of such business.	The VSCA provides that shares representing a majority of the votes entitled to be cast at any meeting by the voting group constitutes a quorum of that voting group for the meeting.
Advanced Notice Requirements of Stockholder Nominations and Proposals	The EFC Bylaws provide that nominations of individuals for election to the EFC Board and the proposal of other business to be considered by stockholders may be made at an annual meeting of stockholders by a stockholder who (i) was a stockholder of record at the time of giving advance notice, on the record date for the meeting and at the time of the meeting, (ii) is entitled to vote at the meeting and (iii) complies with the other advance notice procedures set forth in the EFC Bylaws. The notice must be provided to the Secretary of EFC not earlier than the 150th day and not later than the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting.	The Arlington Bylaws provide that nominations of individuals for election to the Arlington Board and the proposal of other business to be considered by shareholders may be made at an annual meeting of shareholders by a shareholder who (i) was a shareholder of record at the time Arlington’s notice of such annual meeting was given and at the time of the meeting, (ii) is entitled to vote at the meeting and (iii) complies with the other procedures set forth in the Arlington Bylaws. For any nominations or any other business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in proper form (including, in the case of nominations, a completed and signed questionnaire, representation and agreement required by the Arlington Bylaws) and timely updates and supplements thereof in writing to the Arlington Secretary and such other business must otherwise be a proper matter for shareholder action. The shareholder’s notice also must be provided to the Arlington Secretary not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual

	Rights of EFC Stockholders (which will be the rights of common stockholders of the Combined Company following the Merger)	Rights of Arlington Shareholders

meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such annual meeting is first made by Arlington.
With respect to special meetings of shareholders for the purpose of electing one or more directors to the Arlington Board, nominations of individuals for election to the Arlington Board may be made by a shareholder who is a shareholder of record both at the time of giving notice required by the Arlington Bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of such nominee and who has complied with the notice provisions and other procedures set forth in the Arlington Bylaws.

Limitation of Liability and Indemnification of Directors and Officers	The EFC Charter provides that EFC directors and officers will not be liable to EFC, or any subsidiary of EFC, or any holder of shares, for any acts or omissions arising from the performance of any of such person’s duties or obligations in connection with EFC or the EFC Charter, including with respect to any acts or omissions made while serving at the request of EFC as an officer, director, member, partner, partnership representative, fiduciary or trustee of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. In addition, as permitted by Section 102(b)(7) of the DGCL, the EFC Charter provides that EFC directors will not be personally liable to EFC or any of its stockholders for monetary damages for breach of a fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same	The Arlington Charter limits the liability of Arlington directors and officers to Arlington and its shareholders for money damages, except for liability resulting from willful misconduct or a knowing violation of the criminal law or any federal or state securities law. The Arlington Charter also requires Arlington to indemnify (a) any person who was or is a party to any proceeding, including a proceeding brought by a shareholder in the right of Arlington or brought by or on behalf of shareholders of Arlington, by reason of the fact that such person is or was a director or officer of Arlington, or (b) any director or officer who is or was serving at the request of Arlington as a director, trustee, partner, member or officer of another corporation, partnership, joint venture, limited liability company, trust, employee benefit plan, or other enterprise, against any liability incurred by such person in connection with such proceeding if such person’s conduct in question was in the best interests of Arlington and such person was acting on behalf of Arlington or performing

Rights of EFC Stockholders (which will be the rights of common stockholders of the Combined Company following the Merger)	Rights of Arlington Shareholders

exists or may hereafter be amended.
The EFC Charter provides that, to the fullest extent permitted by law, EFC may indemnify its directors and officers or any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of EFC) by reason of the fact that the person is or was EFC’s director, officer, employee or agent, or is or was serving at EFC’s request as a director, officer, employee, partnership representative or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of EFC, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. In the case of an action by or in the right of EFC, no indemnification will be made if the person seeking indemnification has been adjudged to be liable to EFC, unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of the State of Delaware or such other court deems proper.
In addition, the EFC Charter provides that, to the extent that a present or former director or officer of EFC has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the EFC Charter, or in defense of any claim, issue or matter services for Arlington unless such person engaged in willful misconduct or a knowing violation of the criminal law.

The VSCA requires a Virginia corporation (unless its charter provides otherwise, which the Arlington Charter does not) to indemnify a director who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity.

	Rights of EFC Stockholders (which will be the rights of common stockholders of the Combined Company following the Merger)	Rights of Arlington Shareholders
therein, such person will be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
Each of the persons entitled to be indemnified for expenses and liabilities as contemplated above may, in the performance of his, her or its duties, consult with legal counsel and accountants, and any act or omission by such person on EFC’s behalf in furtherance of EFC’s interests in good faith in reliance upon, and in accordance with, the advice of such legal counsel or accountants will be full justification for any such act or omission, and such person will be fully protected for such acts and omissions; provided that such legal counsel or accountants were selected with reasonable care by or on EFC’s behalf.
Voting Rights for Significant Transactions	In addition to the provisions described above in “Certain Business Combinations,” the DGCL requires, with limited exceptions, the approval of a majority of the outstanding stock of the corporation entitled to vote thereon to adopt an agreement of merger, consolidation, sale of substantially all of the corporation’s assets or other significant transaction.
In addition to the provisions described above in “Certain Business Combinations,” the VSCA provides that, with limited exceptions, unless the articles of incorporation, or the board of directors, require a greater vote, approval of a plan of merger or share exchange requires the approval of each voting group entitled to vote on the plan by more than two-thirds of all the votes entitled to be cast by that voting group. The articles of incorporation may provide for a greater or lesser vote to approve the plan of merger or share exchange or a vote by separate voting groups so long as the vote provided for is not less than a majority of all the votes cast on the plan by each voting group entitled to vote on the plan of merger or share exchange at a meeting at which a quorum of the voting group exists.
The Arlington Charter requires that these actions be approved by the affirmative vote of a majority of the votes cast by outstanding shares of each voting group entitled to vote on the plan or transaction at a meeting at which a quorum of the voting group exists, in lieu of such two thirds requirement.

	Rights of EFC Stockholders (which will be the rights of common stockholders of the Combined Company following the Merger)	Rights of Arlington Shareholders
Appraisal Rights	Under the DGCL, stockholders who dissent from a merger or consolidation of the corporation have the right to demand and receive payment of the fair value of their stock, as appraised by the Court of Chancery of the State of Delaware; provided, however, that dissenters’ rights are inapplicable (i) to stockholders of a surviving corporation whose vote is not required to approve the merger or consolidation, and (ii) to any class of stock listed on a national securities exchange or held of record by more than 2,000 stockholders, unless, in either case, such stockholders are required in the merger to accept in exchange for their shares anything other than (1) shares of the surviving corporation or depository receipts in respect thereof, (2) stock of another corporation which is either listed on a national securities exchange or held of record by more than 2,000 holders, or depository receipts in respect thereof, (3) cash in lieu of fractional shares or depository receipts of such corporations, or (4) or any combination of the above.	Subject to the limited circumstances set forth in the VSCA, the VSCA does not provide for appraisal rights or other similar rights to shareholders of a corporation in connection with a merger of a corporation if the shares of such corporation are listed on a national securities exchange (including the NYSE) on the record date for determining shareholders entitled to vote on the transaction.
Exclusive Forum Provision	The EFC Charter provides that the Court of Chancery of the State of Delaware is to be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of EFC, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, or stockholder of EFC to EFC or EFC’s stockholders, (iii) any action asserting a claim against EFC arising out of or relating to any provision of the DGCL, the EFC Charter or the EFC Bylaws, or (iv) any action asserting a claim against EFC governed by the internal affairs doctrine.	None in the Arlington Charter or Arlington Bylaws.

DESCRIPTION OF POLICIES OF EFC
The following is a discussion of EFC’s investment policies and its policies with respect to certain other activities. These policies may be amended or revised from time to time at the discretion of the EFC Board without stockholder approval. No assurance can be given that EFC’s investment objectives will be attained. Since EFC entered into the Merger Agreement, its ability to pursue and implement certain of the objectives and policies described below have been constrained by the restrictions contained in the covenants of the Merger Agreement. See “The Merger Agreement - Conduct of Business by EFC Pending the Merger” beginning on page 107. In addition, EFC is subject to similar constraints on its ability to pursue and implement certain of the objectives and policies described below under the terms of the Great Ajax merger agreement until the completion of the Great Ajax merger.
Investment Objectives, Strategies and Policies
EFC acquires and manages mortgage-related, consumer-related, corporate-related, and other financial assets. EFC utilizes an opportunistic strategy with the primary objective of generating attractive, risk-adjusted total returns for its stockholders by making investments that EFC believes compensate it appropriately for the risks associated with such investments. EFC pursues value across various types of mortgage-related, consumer-related, corporate-related, and other financial assets, through investments primarily in securities and loans.
EFC believes its strategy is adaptable to changing market environments, subject to maintaining its qualification as a REIT for U.S. federal income tax purposes and maintaining its exclusion from registration as an investment company under the Investment Company Act. As a result, although EFC focuses on the targeted assets described below under “— EFC’s Targeted Asset Classes,” EFC’s acquisition and management decisions depend on prevailing market conditions and its targeted asset classes may vary over time in response to market conditions. EFC may engage in a high degree of trading volume in implementing its strategy. EFC Manager is authorized to follow very broad investment guidelines and, as a result, EFC cannot predict its portfolio composition. EFC may change its strategy and policies without a vote of stockholders. Moreover, although EFC’s independent directors may periodically review EFC’s investment guidelines and its portfolio, they generally do not review EFC’s proposed asset acquisitions or asset management decisions.
EFC’s Targeted Asset Classes
Agency RMBS
The residential mortgage-backed securities, or “RMBS,” for which the principal and interest payments are guaranteed by a U.S. government agency or a U.S. government-sponsored entity, or “Agency RMBS,” held by EFC consist primarily of whole pool (and to a lesser extent, partial pool) pass-through certificates, the principal and interest of which are guaranteed by a federally chartered corporation, such as Fannie Mae or Freddie Mac, or by a U.S. government agency, such as Ginnie Mae, and which are backed by adjustable rate mortgages, or “ARMs,” Hybrid ARMs, or fixed-rate mortgages. In addition to investing in pass-through certificates which are backed by traditional mortgages, EFC has also invested in Agency RMBS backed by reverse mortgages. Reverse mortgages are mortgage loans for which neither principal nor interest is due until the borrower dies, the home is sold, or other trigger events occur. Mortgage pass-through certificates are securities representing undivided interests in pools of mortgage loans secured by real property where payments of both interest and principal, plus prepaid principal, on the securities are made monthly to holders of the security, in effect “passing through” monthly payments made by the individual borrowers on the mortgage loans that underlie the securities, net of fees paid to the issuer/guarantor and servicers of the securities. Whole pool pass-through certificates are mortgage pass-through certificates that represent the entire ownership of (as opposed to merely a partial undivided interest in) a pool of mortgage loans.
EFC’s Agency RMBS assets are typically concentrated in specified pools. Specified pools are fixed-rate Agency pools consisting of mortgages with special characteristics, such as mortgages with low loan balances, mortgages backed by investor properties, mortgages originated through the government-sponsored “Making Homes Affordable” refinancing programs, and mortgages with various other characteristics. EFC’s Agency strategy also includes RMBS that are backed by ARMs or Hybrid ARMs and reverse mortgages, and collateralized mortgage obligations, or “CMOs,” including interest only securities, or “IOs,” principal only securities, or “POs,” and inverse interest only securities, or “IIOs.”
CLOs
Collateralized loan obligations, or “CLOs,” are a form of asset-backed security collateralized by syndicated corporate loans. EFC has retained, and may retain in the future, tranches from CLO securitizations for which EFC has participated in the accumulation of the underlying assets, typically by providing capital to a vehicle accumulating assets for such CLO securitization. Such vehicles may enter into warehouse financing facilities in order to facilitate such accumulation. Securitizations can effectively provide EFC with long-term, locked-in financing on the related collateral pool, with an effective cost of funds well below the expected yield on the collateral pool. EFC’s CLO holdings may include both debt and equity interests.
CMBS
EFC acquires commercial mortgage-backed securities, or “CMBS,” which are securities collateralized by mortgage loans on commercial properties. The majority of CMBS issued are fixed rate securities backed by fixed rate loans made to multiple borrowers on a variety of property types, though single-borrower CMBS and floating rate CMBS have also been issued.
The majority of CMBS utilize senior/subordinate structures, similar to those found in non-Agency RMBS. Subordination levels vary so as to provide for one or more AAA credit ratings on the most senior classes, with less senior securities rated investment grade and non-investment grade, including a first loss component which is typically unrated. This first loss component is commonly referred to as the “B-piece,” which is the most subordinated (and therefore highest yielding and riskiest) tranche of a CMBS securitization. Much of EFC’s focus within the CMBS sector has been on B-pieces, but EFC also acquires other CMBS with more senior credit priority.
Commercial Mortgage Loans and Other Commercial Real Estate Debt
EFC directly originates and participates in the origination of commercial mortgage “bridge” loans, which are loans secured by liens on commercial properties, and which have shorter terms and higher interest rates than more traditional commercial mortgage loans. Bridge loans are often secured by properties in transition, where the borrower is in the process of either re-developing or stabilizing operations at the property.
EFC also acquires seasoned commercial mortgage bridge loans, as well as longer-term commercial mortgage loans. Some of the seasoned commercial mortgage loans that EFC acquires may be non-performing, underperforming, or otherwise distressed; these loans are typically acquired at a discount both to their unpaid principal balances and to the value of the underlying real estate.
EFC’s commercial mortgage loans may be fixed or floating rate and will generally have maturities ranging from one to ten years. EFC typically originates and acquires first lien loans but may also originate and acquire subordinated loans. As of March 31, 2023, all of EFC’s commercial mortgage loans were first-lien loans. Commercial real estate debt typically limits the borrower’s right to freely prepay for a period of time through provisions such as prepayment fees, lockout, yield maintenance, or defeasance provisions.
Within both EFC’s loan origination and acquisition strategies, EFC generally focuses on smaller balance loans and/or loan packages that are less-competitively-bid. These loans typically have balances that are less than $30 million, and are secured by real estate and, in some cases, a personal guarantee from the borrower.
Consumer Loans and ABS
EFC acquires U.S. consumer whole loans and asset-backed securities, or “ABS,” including ABS backed by U.S. consumer loans. EFC’s U.S. consumer loan portfolio consists of unsecured loans and secured auto loans. EFC is currently purchasing newly originated consumer loans under flow agreements with certain originators, as well as seasoned consumer loans in the secondary market, and EFC continues to evaluate new opportunities.
MSRs
Mortgage servicing rights, or “MSRs,” represent the right to service one or more mortgage loans in exchange for a specified revenue stream, typically a portion of the interest payments due on such mortgage loans together with certain other ancillary revenue. While the owner of an MSR is ultimately responsible for servicing the underlying loans in accordance with applicable regulations, the actual loan servicing functions are often subcontracted out to third-party licensed subservicers.
The revenue stream associated with an MSR is often bifurcated into two components: a “base servicing fee,” representing the actual or approximate cost of performing the loan servicing functions; and the remaining revenue, or “Excess MSR.”
In connection with the Merger, EFC will acquire Arlington’s MSR-related asset portfolio, including its in-place servicing structure. The MSRs that underly Arlington’s MSR-related assets consist solely of residential mortgage loans guaranteed by Fannie Mae or Freddie Mac, with a focus on recently-originated loans and/or lower-coupon loans that generally exhibit a lower propensity for prepayment in a rising interest rate environment as compared to older and/or higher-coupon loans. The MSRs underlying Arlington’s MSR-related assets have been purchased by Arlington’s mortgage servicing counterparty in either bulk purchases in the secondary market or through flow agreements with various loan originators. In addition, EFC may in the future acquire, from EFC’s subsidiary Longbridge Financial, LLC (“Longbridge”) or other mortgage loan servicers or originators, Excess MSRs associated with either reverse mortgage loans or traditional mortgage loans.
Non-Agency RMBS
EFC acquires non-Agency RMBS backed by prime jumbo, Alt-A, mortgage loans that are not deemed “qualified mortgage,” or “QM,” loans under the rules of the Consumer Financial Protection Bureau, or “non-QM,” manufactured housing, subprime residential, and single-family-rental mortgage loans. The loans backing EFC’s non-Agency RMBS can be performing or non-performing. EFC’s non-Agency RMBS holdings can include investment-grade and non-investment grade classes, including non-rated classes.
Non-Agency RMBS are generally debt obligations issued by private originators of, or investors in, residential mortgage loans. Non-Agency RMBS generally are issued as CMOs and are backed by pools of whole mortgage loans or by mortgage pass-through certificates. Non-Agency RMBS generally are securitized in senior/subordinated structures, or in excess spread/over-collateralization structures. In senior/subordinated structures, the subordinated tranches generally absorb all losses on the underlying mortgage loans before any losses are borne by the senior tranches. In excess spread/over-collateralization structures, losses are first absorbed by any existing over-collateralization, then borne by subordinated tranches and excess spread, which represents the difference between the interest payments received on the mortgage loans backing the RMBS and the interest due on the RMBS debt tranches, and finally by senior tranches and any remaining excess spread. EFC has also acquired, and may acquire in the future, both Agency-issued and non-Agency-issued credit risk transfer securities, or “CRTs,” which have credit risks similar to those of subordinated RMBS tranches, as well as non-QM RMBS, including retained tranches from non-QM RMBS securitizations in which EFC has participated.
EFC has also acquired, and may acquire in the future, European RMBS, including retained tranches from European RMBS securitizations in which EFC has participated.
Residential Mortgage Loans
EFC’s residential mortgage loans include newly originated non-QM loans, residential transition loans, as well as legacy residential NPLs and RPLs (each as defined below). A non-QM loan is not necessarily high-risk, or subprime, but is instead a loan that does not conform to the complex Qualified Mortgage, or “QM,” rules of the Consumer Financial Protection Bureau. For example, many non-QM loans are made to creditworthy borrowers who cannot provide traditional documentation for income, such as borrowers who are self-employed. There is also demand from certain creditworthy borrowers for loans above the QM 43% debt-to-income ratio limit that still meet all ability-to-repay standards. EFC holds an equity investment in a non-QM originator, and to date EFC has purchased the majority of its non-QM loans from this originator, although EFC could potentially purchase a greater share of non-QM loans from other sources in the future.
The residential transition loans that EFC originates or purchase include: (i) “fix and flip” loans, which are made to real estate investors for the purpose of acquiring residential homes, making value-add improvements to such homes, and reselling the newly rehabilitated homes for a potential profit, and (ii) loans made to real estate investors for a “business purpose,” such as purchasing a rental investment property, financing or refinancing a fully rehabilitated home awaiting sale, or securing short-term financing pending qualification for longer-term lower-rate financing. EFC’s residential transition loans are secured by non-owner occupied properties, and are typically structured as fixed-rate, interest-only loans with terms to maturity between 6 and 24 months. EFC’s underwriting guidelines focus on both the “as is” and “as repaired” property values, borrower experience as a real estate investor, and asset verification.
EFC is also active in the market for residential non-performing mortgage loans, or “NPLs,” and re-performing loans, or “RPLs.” The market for large residential NPL and RPL pools has remained highly concentrated, with the great majority having traded to only a handful of large players who typically securitize the residential NPLs and RPLs that they purchase. As a result, EFC has continued to focus its acquisitions on less-competitively-bid, and more attractively-priced mixed legacy pools sourced from motivated sellers.
In addition, in connection with the Great Ajax merger, EFC expects to acquire Great Ajax’s investment portfolio of first-lien residential RPLs and NPLs, most of which are financed through term, non-mark-to-market, non-recourse securitizations, which would expand EFC’s current RPL/NPL strategy.
Reverse Mortgage Loans and Reverse MSRs
Reverse mortgage loans are residential mortgage loans for which neither principal nor interest is due until the borrower dies, the home is sold, or other trigger events occur. Reverse mortgage loans can have either fixed interest rates or adjustable interest rates. In the case of most fixed-rate reverse mortgage loans, the borrower must draw the loan proceeds up front in one lump sum, while many adjustable-rate mortgage loans provide the borrower with a line of credit that can be drawn over time.
EFC’s acquisition of a controlling stake in Longbridge in early October 2022, and its resulting consolidation of Longbridge, resulted in Longbridge’s existing reverse mortgage loans, as well as the reverse mortgage loans that Longbridge continues to acquire in connection with its business, being included in EFC’s total assets on its balance sheet.
Longbridge acquires reverse mortgage loans both through its origination activities and through secondary market purchases. Historically, the majority of loans acquired by Longbridge have been home equity conversion mortgage loans, or “HECMs,” which are insured by FHA and eligible for inclusion in Government National Mortgage Association-guaranteed HECM-backed MBS, or “HMBS.” Longbridge is an approved issuer of HMBS, and it pools and securitizes the majority of its HECM loans into HMBS, which it then sells in the secondary market while retaining the servicing rights on the underlying HECM loans. In addition, Longbridge opportunistically acquires, in the secondary market, HECM loans that have been mandatorily repurchased from HMBS pools (“HECM Buyout Loans”) by other HECM servicers upon the outstanding principal balance of such loans reaching or exceeding 98% of their respective maximum claim amount. Depending on their status, HECM Buyout Loans are either eligible to be assigned to HUD in connection with an FHA insurance claim (“assignable buyout loans,” or “ABOs”), or ineligible to be assigned to HUD (“non-assignable buyout loans,” or “NABOs”).
Longbridge also originates and purchases proprietary reverse mortgage loans, which typically carry loan balances or credit lines that exceed FHA limits or have other characteristics that make them ineligible for FHA insurance.
EFC’s consolidation of Longbridge also resulted in Longbridge’s existing MSRs, as well as the MSRs that Longbridge continues to acquire in connection with its business, being included in EFC’s total assets on its balance sheet. The majority of Longbridge’s existing MSRs relate to HECM loans that Longbridge pooled and securitized into HMBS and then sold into the secondary market with servicing rights retained. In accordance with GAAP, so long as Longbridge retains such mortgage servicing rights and the obligations relating thereto, such HECM loans do not meet the requirement for sale accounting in accordance with GAAP and remain on Longbridge’s balance sheet. The sold HMBS securities are accounted for as secured borrowings.
Strategic Equity Investments in Loan Originators
EFC has made, and in the future may make additional, equity investments in loan originators and other related entities; historically, EFC’s investments have generally represented non-controlling interests, although EFC is not restricted from holding controlling interests in such entities. EFC has also acquired debt investments and/or warrants in certain of these loan originators. EFC has also entered into various other arrangements, such as entering into flow agreements or providing guarantees or financing lines, with certain of the loan originators in which EFC has invested.
TBAs and Other Mortgage-Related Derivatives
In addition to investing in specified pools of Agency RMBS, EFC utilizes forward settling to-be-announced transactions, or “TBAs,” whereby EFC agrees to purchase or sell, for future delivery, Agency RMBS with certain principal and interest terms and certain types of underlying collateral, but the particular Agency RMBS to be delivered is not identified until shortly before the TBA settlement date. TBAs are liquid, have quoted market prices, and represent the most actively traded class of mortgage-backed securities, or “MBS.” TBA trading is based on the assumption that mortgage pools that are eligible to be delivered at TBA settlement are fungible and thus the specific mortgage pools to be delivered do not need to be explicitly identified at the time a trade is initiated.
EFC generally engages in TBA transactions for purposes of managing certain risks associated with its investment strategies. Other than with respect to TBA transactions entered into by its TRSs, most of EFC’s TBA transactions are treated for tax purposes as hedging transactions used to hedge indebtedness incurred to acquire or carry real estate assets, or “qualifying liability hedges.” The principal risks that EFC uses TBAs to mitigate are interest rate and yield spread risks. For example, EFC may hedge the interest rate and/or yield spread risk inherent in its long Agency RMBS by taking short positions in TBAs that are similar in character. Alternatively, EFC may opportunistically engage in TBA transactions because EFC finds them attractive in their own right, from a relative value perspective or otherwise. For accounting purposes, in accordance with GAAP, EFC classifies TBA transactions as derivatives.
EFC also takes long and short positions in various other mortgage-related derivative instruments, including mortgage-related credit default swaps. A credit default swap is a credit derivative contract in which one party (the protection buyer) pays an ongoing periodic premium (and often an upfront payment as well) to another party (the protection seller) in return for compensation for default (or similar credit event) by a reference entity. In this case, the reference entity can be an individual MBS or an index of several MBS, such as an ABX, PrimeX, or CMBX index. Payments from the protection seller to the protection buyer typically occur if a credit event takes place. A credit event can be triggered by, among other things, the reference entity’s failure to pay its principal obligations or a severe ratings downgrade of the reference entity.
Other Investment Assets
EFC’s other investment assets include real estate, including residential and commercial real property, strategic equity and/or debt investments in entities related to EFC’s business, corporate debt and equity securities, corporate loans, which can include litigation finance loans, and other non-mortgage-related derivatives. EFC does not typically purchase real property directly; rather, EFC’s real estate ownership usually results from foreclosure activity with respect to its acquired residential and commercial loans.
Hedging Instruments
Interest Rate Hedging
EFC opportunistically hedges its interest rate risk by using various hedging strategies, subject to maintaining its qualification as a REIT. The interest rate hedging instruments that EFC uses and may use in the future include, without limitation:

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TBAs;

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interest rate swaps (including floating-to-fixed, fixed-to-floating, floating-to-floating, or more complex swaps such as floating-to-inverse floating, callable or non-callable);

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CMOs;

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U.S. Treasury securities;

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swaptions, caps, floors, and other derivatives on interest rates;

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futures and forward contracts; and

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options on any of the foregoing.

Because fluctuations in short-term interest rates may expose EFC to fluctuations in the spread between the interest EFC earns on certain of its investments and the interest EFC pays on certain of its borrowings, EFC may seek to manage such exposure by entering into short positions in interest rate swaps. An interest rate swap is an agreement to exchange interest rate cash flows, calculated on a notional principal amount, at specified payment dates during the life of the agreement. Typically, one party pays a fixed interest rate and receives a floating interest rate and the other party pays a floating interest rate and receives a fixed interest rate. Each party’s payment obligation is computed using a different interest rate. In an interest rate swap, the notional principal is generally not exchanged. EFC generally enters into these transactions to offset the potential adverse effects of rising interest rates on short-term repurchase agreements. EFC’s repurchase agreements generally have maturities of up to 364 days and carry interest rates that are determined by reference to a benchmark rate such as the Secured Overnight Financing Rate, or “SOFR.” As each then-existing fixed-rate repurchase agreement, or “repo,” borrowing matures, it will generally be replaced with a new fixed-rate repo borrowing based on market interest rates established at that future date.
In the case of interest rate swaps, most of EFC’s agreements are structured such that EFC receives payments based on a variable interest rate and make payments based on a fixed interest rate. The variable interest rate on which payments are received is generally calculated based on various reset mechanisms for a benchmark rate such as SOFR. To the extent that the benchmark rates used to calculate the payments EFC receives on its interest rate swaps continue to be highly correlated with EFC’s repo borrowing costs, EFC’s interest rate swap contracts should help to reduce the variability of EFC’s overall repo borrowing costs, thus reducing risk to the extent EFC holds fixed-rate assets that are financed with repo borrowings.
Credit Risk Hedging
EFC enters into credit-hedging positions in order to protect against adverse credit events with respect to EFC’s credit investments, subject to maintaining EFC’s qualification as a REIT. EFC’s credit hedging portfolio can vary significantly from period to period, and can encompass a wide variety of financial instruments, including corporate debt or equity-related instruments, RMBS- or CMBS-related instruments, or instruments involving other markets. EFC’s hedging instruments can include both “single-name” instruments (i.e., instruments referencing one underlying entity or security) and hedging instruments referencing indices.
Currently, EFC’s credit hedges consist primarily of financial instruments tied to corporate credit, such as credit default swaps, or “CDS,” on corporate bond indices, short positions in and CDS on corporate bonds, and positions involving exchange traded funds, or “ETFs,” of corporate bonds. EFC’s credit hedges also currently include CDS tied to individual MBS or an index of several MBS, such as CDS on CMBS indices, or “CMBX.”
Foreign Currency Hedging
To the extent that EFC holds instruments denominated in currencies other than U.S. dollars, EFC may enter into transactions to offset the potential adverse effects of changes in currency exchange rates, subject to maintaining EFC’s qualification as a REIT. In particular, EFC may use currency forward contracts and other currency-related derivatives to mitigate this risk.

Investment Process
EFC’s investment process benefits from the resources and professionals of EFC Manager and EMG. The process is managed by an investment and risk management committee. The investment and risk management committee operates under investment guidelines and meets periodically to develop a set of preferences for the composition of EFC’s portfolio. The primary focus of the investment and risk management committee, as it relates to EFC, is to review and approve EFC’s investment policies and EFC’s portfolio holdings and related compliance with EFC’s investment policies and guidelines, and to give guidance and oversight to the various investment teams that make EFC’s day-to-day investment decisions. The investment and risk management committee has authority delegated by the EFC Board to authorize transactions consistent with EFC’s investment guidelines.
EMG has focused investment teams for many of EFC’s targeted asset classes. EFC’s asset acquisition process includes sourcing and screening of asset acquisition opportunities, credit analysis, due diligence, structuring, financing, and hedging, each as appropriate, to seek attractive total returns commensurate with EFC’s risk tolerance. EFC’s asset acquisition process is also informed by EFC’s objective to maintain EFC’s exclusion from registration as an investment company under the Investment Company Act, and to maintain EFC’s qualification as a REIT for U.S. federal income tax purposes.
EFC’s Financing Strategies and Use of Leverage
EFC finances its assets with what EFC believes to be a prudent amount of leverage, the level of which varies from time to time based upon the particular characteristics of EFC’s portfolio, availability of financing, and market conditions. As of March 31, 2023, the majority of EFC’s recourse borrowings consisted of repurchase agreements, or “repos.” Currently, the majority of EFC’s repos are collateralized by Agency RMBS, non-QM residential mortgage loans, and residential transition loans. In a repo, EFC sells an asset to a counterparty at a discounted value, or the “Loan Amount,” and simultaneously agrees to repurchase the same asset from such counterparty at a specified later date at a price equal to the Loan Amount plus an interest charge. Despite being legally structured as sales and subsequent repurchases, repos are accounted for as collateralized borrowings under GAAP. During the term of a repo, EFC generally receives the income and other payments distributed with respect to the underlying assets, and pays interest to the counterparty. While the proceeds of EFC’s repo financings are often used to purchase the assets subject to the transaction, EFC’s financing arrangements do not restrict EFC’s ability to use proceeds from these arrangements to support EFC’s other liquidity needs. EFC’s repo arrangements are typically documented under the Securities Industry and Financial Markets Association’s, or “SIFMA’s,” standard form master repurchase agreement with the ability for both parties to demand margin (i.e., to demand that the other party post additional collateral or repay a portion of the funds advanced) should the value of the underlying assets and posted collateral change. As the value of EFC’s collateral fluctuates, under most of EFC’s master repurchase agreements, EFC and its repo counterparties are required to post additional collateral to each other from time to time as part of the normal course of EFC’s business. EFC’s repo financing counterparties generally have the right, to varying degrees, to determine the value of the underlying collateral for margining purposes, subject to the terms and conditions of EFC’s agreement with the counterparty.
In addition to using repos to finance many of EFC’s assets, EFC has also entered into securitization transactions and secured borrowing facilities to finance other assets. For those secured financings, other than repos, for which the associated transfer of assets is not accounted for as a sale, the associated borrowings are included under the captions Other secured borrowings and Other secured borrowings, at fair value, on EFC’s Consolidated Balance Sheet. In addition, EFC has issued senior notes, or “Senior Notes,” that are unsecured and are effectively subordinated to EFC’s secured indebtedness, to the extent of the value of the collateral securing such indebtedness. Finally, EFC has also raised equity capital to finance acquisitions of EFC’s targeted assets, including through public offerings of EFC Common Stock, EFC Series A Preferred Stock, EFC Series B Preferred Stock, and EFC Series C Preferred Stock.
EFC may utilize other types of borrowings in the future, including more complex financing structures. EFC also may raise capital, without the need for stockholder approval, by issuing additional debt securities, additional preferred or common stock, warrants, or other securities. EFC has not in the past, but may in the future, offer equity or debt securities in exchange for assets.

EFC’s use of leverage, especially in order to increase the amount of assets supported by EFC’s capital base, may have the effect of increasing losses when these assets underperform. EFC’s investment policies require no minimum or maximum leverage, and EFC Manager’s investment and risk management committee has the discretion, without the need for further approval by the EFC Board, to change both EFC’s overall leverage and the leverage used for individual asset classes. Because EFC’s strategy is flexible, dynamic, and opportunistic, EFC’s overall leverage will vary over time. As a result, EFC does not have a targeted debt-to-equity ratio.
Other Policies and Investments
EFC has not in the past, but may in the future, invest in securities of other issuers for the purpose of exercising control over such entities.
As previously described in this proxy statement/prospectus, EFC engages in the purchase and sale (or turnover) of investments and makes loans to other persons. EFC has not in the past and will not in the future underwrite the securities of other issuers.
On June 13, 2018, the EFC Board approved the adoption of a share repurchase program under which EFC is authorized to repurchase up to 1.55 million shares of common stock (the “2018 Repurchase Plan”). On March 21, 2023, the EFC Board approved the adoption of a share repurchase program under which EFC is authorized to repurchase up to $50 million of the EFC Common Stock (the “2023 Repurchase Plan”), extending EFC’s ability to repurchase common stock beyond the 1.55 million shares previously authorized in 2018. Both the 2018 Repurchase Plan and 2023 Repurchase Plan are open-ended in duration and allow EFC to make repurchases from time to time on the open market or in negotiated transactions, including under Rule 10b5-1 plans. Repurchases under the plans are at EFC’s discretion, subject to applicable law, share availability, price and financial performance, among other considerations. During the year ended December 31, 2022, EFC repurchased 128,184 shares at an average price per share of $12.94 and a total cost of $1.7 million. During the year ended December 31, 2020, EFC repurchased 290,050 shares at an average price per share of $10.54 and a total cost of $3.1 million. EFC did not repurchase any shares during the year ended December 31, 2021. As of March 31, 2023, EFC has authorization to repurchase an additional $46.1 million of EFC Common Stock under the 2023 Repurchase Plan; all shares authorized under the 2018 Repurchase Plan have been repurchased.
In addition, on February 21, 2022, the EFC Board approved the adoption of a share repurchase program under which EFC is authorized to repurchase up to $30.0 million of shares of EFC Series A Preferred Stock and EFC Series B Preferred Stock (the “Preferred Share Repurchase Program”). The Preferred Share Repurchase Program, which is open-ended in duration, allows EFC to make repurchases from time to time on the open market or in negotiated transactions, including under 10b5-1 plans. Repurchases are at EFC’s discretion, subject to applicable law, share availability, price and EFC’s financial performance, among other considerations. As of March 31, 2023, EFC has not yet repurchased any shares of EFC Series A Preferred Stock or EFC Series B Preferred Stock under the Preferred Share Repurchase Program.
EFC is subject to the information reporting requirements of the Exchange Act, pursuant to which EFC files periodic reports, proxy statements and other information, including audited financial statements, with the SEC.
Changes in Strategies and Policies
EFC’s strategies and policies may be amended or waived at the discretion of the EFC Board without a vote of EFC’s stockholders. EFC has no present intention to modify any of these objectives and policies, and it is anticipated that any modification would occur only if business and economic factors affecting EFC make its stated strategies and policies unworkable or imprudent.

PRINCIPAL AND MANAGEMENT STOCKHOLDERS OF EFC
The following table sets forth, as of June 23, 2023, certain ownership information with respect to EFC Common Stock for those persons known to EFC to be the beneficial owners of more than 5% of shares of EFC Common Stock and all of EFC’s directors, each of EFC’s named executive officers and all of EFC’s directors and executive officers as a group. In accordance with SEC rules, each listed person’s beneficial ownership includes:
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all EFC Common Stock the investor actually owns beneficially or of record;

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all EFC Common Stock over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of a fund); and

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all EFC Common Stock the investor has the right to acquire within 60 days after June 23, 2023 (such as upon exercise of options that are currently vested or which are scheduled to vest within 60 days).

	EFC Common Stock Beneficially Owned
Name and Address	Number	Percentage of Outstanding Shares of EFC Common Stock(1)
5% Stockholders:
BlackRock, Inc.(2)	10,641,444	15.8%
The Vanguard Group, Inc.(3)	3,734,986	5.6%
Directors and Executive Officers:(4)
Michael W. Vranos(5)	3,380,825	5.0%
Ronald I. Simon, Ph.D.(6)	43,024	*
Edward Resendez(7)	37,435	*
Laurence Penn(8)	613,694	*
Lisa Mumford(9)	78,521	*
Stephen J. Dannhauser(10)	4,066	*
JR Herlihy(11)	53,672	*
Christopher Smernoff(12)	41,717	*
All executive officers and directors as a group (10 persons)(13)	3,750,037	5.5%

*
Denotes beneficial ownership of less than 1% of shares of EFC Common Stock.

(1)
Based on an aggregate amount of 67,161,740 shares of EFC Common Stock issued and outstanding as of June 23, 2023. Assumes that all long-term incentive plan units of the EFC Operating Partnership (“OP LTIP Units”) and EFC OP Units beneficially owned by a person are exercised for shares of EFC Common Stock. The total number of shares outstanding used in calculating this percentage assumes that none of the OP LTIP Units or EFC OP Units beneficially owned by other persons are exercised for shares of EFC Common Stock.

(2)
Derived from a Schedule 13G/A filed with the SEC on January 31, 2023 by BlackRock, Inc., as a parent holding company or control person of certain named funds (“BlackRock”). The address for BlackRock is 55 East 52nd Street, New York, NY 10055. BlackRock is the beneficial owner of 10,641,444 shares and has the sole power to dispose or direct the disposition of 10,641,444 of such shares and sole power to vote or direct the vote of 10,514,174 of such shares.

(3)
Derived from a Schedule 13G filed with the SEC on February 9, 2023. The address for The Vanguard Group, Inc., or “Vanguard,” is 100 Vanguard Blvd., Malvern, PA 19355. Vanguard is the beneficial owner of 3,734,986 shares and has the sole power to dispose or direct the disposition of 3,643,101 shares, shared dispositive power over 91,885 shares, and shared voting power over 42,222 shares.

(4)
The address for all officers and directors is Ellington Financial Inc., 53 Forest Avenue, Old Greenwich, CT 06870.

(5)
Includes shares of EFC Common Stock beneficially owned by EMG Holdings, L.P., or “EMGH,” EFC Manager, VC Investments LLC, or “VC,” and Mr. Vranos. Mr. Vranos has sole voting and dispositive power over 1,981,511 shares of EFC Common Stock. Mr. Vranos has shared voting and dispositive power over 1,399,314 shares of EFC Common Stock (including 319,241 OP LTIP Units and 28,521 EFC OP Units). VC has shared voting and dispositive power over 1,313,662 shares of EFC Common Stock (including 319,241 OP LTIP Units and 28,521 EFC OP Units). EMGH has shared voting and dispositive power of 1,313,662 shares of EFC Common Stock (including 319,241 OP LTIP Units and 28,521 EFC OP Units). EFC Manager has shared voting and dispositive power over 84,920 shares of EFC Common Stock. VC is the managing member of EFC Manager and the general partner of EMGH. Mr. Vranos is the managing member of, and holds a controlling interest in VC. The address for each entity is 53 Forest Avenue, Old Greenwich, CT 06870.

(6)
Dr. Simon and his spouse are beneficiaries of a trust that holds all of Dr. Simon’s shares of EFC Common Stock.

(7)
Includes 34,935 OP LTIP Units.

(8)
Includes 469,372 shares of EFC Common Stock, which Mr. Penn may be deemed to beneficially own. These shares are held in an investment account at EMGH and are also included in the amounts disclosed for Mr. Vranos in footnote 5. Also includes 38,759 shares of EFC Common Stock that Mr. Penn has shared dispositive power over. These 38,759 shares of EFC Common Stock are also included in the amounts disclosed for Mr. Vranos in footnote 5.

(9)
Consists of 78,521 OP LTIP Units.

(10)
Consists of 4,066 OP LTIP Units.

(11)
Consists of 53,672 OP LTIP Units.

(12)
Consists of 41,717 OP LTIP Units.

(13)
Includes 532,152 OP LTIP Units and 28,521 EFC OP Units.

PRINCIPAL AND MANAGEMENT SHAREHOLDERS OF ARLINGTON
The following table sets forth certain information regarding the beneficial ownership of shares of Arlington Common Stock, as of June 30, 2023, by (a) each of Arlington’s directors, (b) each of Arlington’s named executive officers, (c) all of Arlington’s directors and named executive officers as a group and (d) each person known to Arlington to be the beneficial owner of more than five percent of the issued and outstanding shares of Arlington Common Stock. Beneficial ownership includes any shares over which the beneficial owner has sole or shared voting or investment power and also any shares that the beneficial owner has the right to acquire within 60 days of such date through the exercise of options or other rights. The percentages below are based on 28,360,447 shares of Arlington Common Stock outstanding as of June 30, 2023. Unless otherwise indicated, all shares are owned directly, and the indicated person has sole voting and investment power.
	Arlington Common Stock Beneficially Owned
Name and Address	Number	Percentage of Outstanding Shares of Arlington Common Stock(1)
5% Shareholders:
The Vanguard Group(2)	1,491,928	5.3%
Directors and Executive Officers:(3)
J. Rock Tonkel, Jr.(4)	848,582	3.0%
Daniel E. Berce(5)	182,416	*
David W. Faeder(5)	107,920	*
Richard E. Konzmann(6)	205,660	*
Melinda H. McClure(5)	83,804	*
Ralph S. Michael, III(5)	143,530	*
Anthony P. Nader, III(5)	102,927	*
All executive officers and directors as a group (7 persons)	1,674,839	5.9%

*
Denotes beneficial ownership of less than 1% of shares of Arlington Common Stock.

(1)
Based on an aggregate amount of 28,360,447 shares of Arlington Common Stock issued and outstanding as of June 30, 2023. Shares of Arlington Common Stock subject to options or other awards currently exercisable, or exercisable within 60 days of June 30, 2023, are deemed outstanding for computing the percentage of the class owned by the person holding such options or other awards, but are not deemed outstanding for computing the percentage of the class owned by any other person.

(2)
Based solely on information contained in a Schedule 13G filed by The Vanguard Group on behalf of itself and certain of its affiliates, with the SEC on February 9, 2023. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355. Vanguard is the beneficial owner of 1,491,928 shares of Arlington Common Stock and has the sole power to dispose or direct the disposition of 1,480,159 shares of Arlington Common Stock and shared dispositive power over 11,769 shares of Arlington Common Stock. Vanguard does not have sole or shared power to vote or direct the vote of any shares of Arlington Common Stock.

(3)
The address for all officers and directors is Arlington’s principal executive office, 6862 Elm Street, Suite 320, McLean, Virginia 22101.

(4)
The number of shares of Arlington Common Stock shown as beneficially owned by Mr. Tonkel in the table above includes 104,885 shares of unvested Arlington Restricted Shares. The number of shares of Arlington Common Stock shown above excludes 2,500 shares held in an irrevocable family trust. Mr. Tonkel does not exercise voting or investment power over these 2,500 shares and disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in the family trust.

(5)
The number of shares of Arlington Common Stock shown as beneficially owned by each of Arlington’s non-employee directors in the table above includes vested Arlington DSUs that Arlington has awarded to Arlington’s non-employee directors in the following amounts: Mr. Berce — 117,416 Arlington DSUs; Mr. Faeder — 107,920 Arlington DSUs; Ms. McClure — 83,804 Arlington DSUs; Mr. Michael — 136,205 Arlington DSUs; and Mr. Nader — 102,927 Arlington DSUs. Vested Arlington DSUs are converted to shares of Arlington Common Stock upon the director ceasing to be a member of the Arlington Board. Arlington DSUs do not have any voting rights but are entitled to cash dividend equivalent payments.
(6)
The number of shares of Arlington Common Stock shown as beneficially owned by Mr. Konzmann in the table above includes 58,998 shares of unvested Arlington Restricted Shares.

EXPERTS
EFC
The financial statements of Ellington Financial Inc. and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this proxy statement/prospectus by reference to the Annual Report on Form 10-K of Ellington Financial Inc. for the year ended December 31, 2022 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The financial statements of Longbridge Financial, LLC incorporated in this proxy statement/prospectus by reference to Exhibits 99.2 and 99.4 of the Annual Report on Form 10-K of Ellington Financial Inc. for the year ended December 31, 2022 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The financial statements of LendSure Mortgage Corp. incorporated in this proxy statement/prospectus by reference to Exhibit 99.1 of EFC’s Annual Report on Form 10-K for the year ended December 31, 2022 have been so incorporated in reliance on the report of Richey May & Co., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
Arlington
The financial statements of Arlington Asset Investment Corp. incorporated in this proxy statement/prospectus by reference to the Annual Report on Form 10-K of Arlington Asset Investment Corp. for the year ended December 31, 2022 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
Great Ajax
The consolidated financial statements and related financial statement schedule of Great Ajax Corp. incorporated by reference herein from the Annual Report on Form 10-K of Great Ajax Corp. for the year ended December 31, 2022, and the effectiveness of internal control over financial reporting as of December 31, 2022, have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements and financial statement schedule are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

LEGAL MATTERS
The validity of the shares of EFC Common Stock, EFC Series D Preferred Stock and EFC Series E Preferred Stock to be issued in the Merger will be passed upon by Vinson & Elkins L.L.P. It is a condition to the Merger that (i) EFC and Arlington receive opinions from Hunton Andrews Kurth LLP (or other counsel reasonably satisfactory to EFC) and Vinson & Elkins L.L.P. (or other counsel reasonably satisfactory to Arlington), respectively, concerning the qualification of Arlington and EFC, respectively, as a REIT under the Code and (ii) EFC and Arlington receive opinions from Vinson & Elkins L.L.P. (or other counsel reasonably satisfactory to Arlington) and Hunton Andrews Kurth LLP (or other counsel reasonably satisfactory to EFC), respectively, concerning the qualification of the Merger as a reorganization under Section 368(a) of the Code.

SHAREHOLDER PROPOSALS
2023 Arlington Annual Meeting of Shareholders
Arlington will not hold an annual meeting of shareholders in 2023 if the Merger is completed. However, if the Merger Agreement is terminated for any reason, Arlington expects to hold an annual meeting of shareholders in 2023 (the “2023 Arlington Annual Meeting”). A date has not been set for the 2023 Arlington Annual Meeting.
Proposals received from Arlington shareholders in accordance with Rule 14a-8 under the Exchange Act are eligible for consideration for inclusion in the proxy statement for the 2023 Arlington Annual Meeting if they were received by Arlington’s Corporate Secretary, in writing addressed to Arlington’s principal executive office, on or before January 2, 2023. However, if the 2023 Arlington Annual Meeting date is advanced or delayed by more than 30 days from the anniversary of the 2022 meeting, to be timely, a proposal by the Arlington shareholder must be received no later than a reasonable time before Arlington begins to print and send its proxy materials for the 2023 Arlington Annual Meeting.
If Arlington holds an annual meeting in 2023, the Arlington Bylaws currently provide that if an Arlington shareholder wishes to present a proposal at the 2023 Arlington Annual Meeting, or to nominate one or more directors to the Arlington Board, other than matters properly brought under Rule 14a-8 under the Exchange Act, the Arlington shareholder must give timely advance written notice in proper form (including, in the case of nominations, the completed and signed questionnaire, representation and agreement as outlined in the Arlington Bylaws) to Arlington prior to the deadline for such meeting determined in accordance with the Arlington Bylaws. The Arlington Bylaws include certain information requirements to be included in the notice. The Arlington Bylaws provide such notice should be delivered to Arlington’s Corporate Secretary at Arlington’s principal executive office not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which Arlington’s public announcement of the date of such annual meeting is first made.
Submissions for the 2023 Arlington Annual Meeting, if held, should be sent to, and if you have questions or need more information about the 2023 Arlington Annual Meeting, you may write to:
Arlington Asset Investment Corp.
6862 Elm Street, Suite 320
McLean, Virginia 22101
Attention: Corporate Secretary

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE
EFC, Arlington and Great Ajax each file annual, quarterly and current reports, proxy statements and other information with the SEC. EFC’s, Arlington’s and Great Ajax’s SEC filings are available to the public at the website maintained by the SEC at http://www.sec.gov. You also may obtain free copies of the documents filed with the SEC by EFC, Arlington and Great Ajax by going to EFC’s, Arlington’s and Great Ajax’s websites at www.ellingtonfinancial.com, www.arlingtonasset.com and www.greatajax.com, respectively. EFC’s, Arlington’s and Great Ajax’s website addresses are provided as an inactive textual reference only. The information provided on EFC’s, Arlington’s and Great Ajax’s websites is not part of this proxy statement/prospectus, and is not incorporated by reference into this proxy statement/prospectus.
EFC has filed with the SEC a registration statement on Form S-4 of which this proxy statement/prospectus forms a part. The registration statement registers the shares of EFC Common Stock, the shares of EFC Series D Preferred Stock and the shares of EFC Series E Preferred Stock to be issued to Arlington shareholders in the Merger. The registration statement, including the exhibits and schedules thereto, contains additional information about EFC Common Stock, EFC Series D Preferred Stock and EFC Series E Preferred Stock. The rules and regulations of the SEC allow EFC and Arlington to omit certain information included in the registration statement from this proxy statement/prospectus.
The SEC allows EFC and Arlington to “incorporate by reference” into this proxy statement/prospectus the information they file with the SEC, which means EFC and Arlington can disclose important information to you by referring you to those documents. In addition, the SEC allows EFC to “incorporate by reference” into this proxy statement/prospectus the information that Great Ajax has filed with the SEC, which means that EFC can disclose important information about Great Ajax to you by referring you to those documents. Information incorporated by reference is deemed to be part of this proxy statement/prospectus. Later information filed with the SEC will update and supersede this information.
This proxy statement/prospectus incorporates by reference the EFC documents listed below (other than any portions of the documents not deemed to be filed), all of which have been previously filed by EFC with the SEC:
•
EFC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022;

•
The information specifically incorporated by reference into EFC’s Annual Report on Form 10-K for the year ended December 31, 2022, from EFC’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 6, 2023;

•
EFC’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023;

•
EFC’s Current Reports on Form 8-K filed on January 5, 2023, January 10, 2023, January 25, 2023, February 2, 2023, February 6, 2023, February 7, 2023, March 7, 2023, March 21, 2023, April 10, 2023, May 8, 2023 (except with respect to Items 2.02 and 7.01 and the associated Exhibit 99.1), May 16, 2023, May 22, 2023, May 30, 2023 (except with respect to Item 7.01 and the associated Exhibits 99.1 and 99.2), June 7, 2023, July 3, 2023 (except with respect to Item 7.01 and the associated Exhibits 99.1 and 99.2) and July 10, 2023; and

•
The description of EFC Common Stock incorporated by reference to its Registration Statement on Form 8-A/A filed with the SEC on March 4, 2019, under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

EFC also incorporates by reference into this proxy statement/prospectus additional documents that it may file with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of the initial registration statement that contains this proxy statement/prospectus and prior to the date of the Arlington special meeting; provided, however, that it is not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K, except as otherwise specified in the documents containing such information.
You can obtain any of the documents listed above from the SEC, through the website of the SEC at the address described above or from EFC by requesting them in writing or by telephone at the following address:

Ellington Financial Inc.
53 Forest Avenue
Old Greenwich, Connecticut 06870
Attention: Secretary
(203) 409-3585
These documents are available from EFC without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.
This proxy statement/prospectus also incorporates by reference the Arlington documents listed below (other than any portions of the documents not deemed to be filed), all of which have been previously filed by Arlington with the SEC:
•
Arlington’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022;

•
Amendment No. 1 to Arlington’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022;

•
Arlington’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023; and

•
Arlington’s Current Reports on Form 8-K filed with the SEC on May 31, 2023 and June 29, 2023.

Arlington also incorporates by reference into this proxy statement/prospectus additional documents that it may file with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of the initial registration statement that contains this proxy statement/prospectus and prior to the date of the Arlington special meeting; provided, however, that it is not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K, except as otherwise specified in the documents containing such information.
You can obtain any of the documents listed above from the SEC, through the website of the SEC at the address described above, or Arlington will provide you with copies of these documents, without charge, by requesting them in writing or by telephone at the following address:
Arlington Asset Investment Corp.
6862 Elm Street, Suite 320
McLean, Virginia 22101
Attention: Investor Relations
(703) 373-0200
EFC also incorporates by reference into this proxy statement/prospectus the Great Ajax documents listed below that Great Ajax has previously filed with the SEC:
•
Great Ajax’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022; and

•
Great Ajax’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023.

EFC also incorporates by reference into this proxy statement/prospectus additional documents that Great Ajax may file with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of the initial registration statement that contains this proxy statement/prospectus and prior to the date of the Arlington special meeting; provided, however, that EFC is not incorporating any information furnished, rather than filed, under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K.
If you would like to request copies of this proxy statement/prospectus and any documents that are incorporated by reference into this proxy statement/prospectus, please do so by [•], 2023, in order to receive them before the Arlington special meeting.
No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated [•], 2023, and you should not assume that the information contained in, or incorporated by reference into, this proxy statement/prospectus is accurate as of any date other than that date (or, in the case of documents incorporated by reference, their respective dates). Neither the mailing of this proxy statement/prospectus to Arlington shareholders nor the EFC Stock Issuance to Arlington shareholders in the Merger pursuant to the Merger Agreement will create any implication to the contrary.
This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or to any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in or incorporated by reference into this proxy statement/prospectus regarding EFC has been provided by EFC, and information contained in or incorporated by reference into this proxy statement/prospectus regarding Arlington has been provided by Arlington. EFC and Arlington have both contributed to the information relating to the Merger contained in this proxy statement/prospectus.

MULTIPLE SHAREHOLDERS SHARING ONE ADDRESS
The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single annual report or proxy statement, as applicable, addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies.
Arlington and some brokers may be householding proxy materials by delivering proxy materials to multiple shareholders who request a copy and share an address, unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or Arlington that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker if your shares are held in a brokerage account or, if you are a shareholder of record of Arlington, notify Arlington’s transfer agent, Equiniti Trust Company, LLC, at 800-937-5449 for U.S. shareholders and 718-921-8124 for non-U.S. shareholders. Arlington shareholders who share a single address, but receive multiple copies of Arlington’s proxy statement, may request that in the future they receive a single copy by notifying Arlington’s transfer agent, Equiniti Trust Company, LLC, at the telephone number set forth in the preceding sentence. In addition, Arlington will promptly deliver, upon request made to the telephone number above, a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the documents was delivered pursuant to a prior request.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
In addition to the Merger described in this proxy statement/prospectus, EFC entered into the Great Ajax merger agreement on June 30, 2023. The following unaudited pro forma condensed combined financial statements (the “Pro Forma Financial Statements”) combine the historical consolidated financial position and results of operations of EFC, Arlington, and Great Ajax. The Pro Forma Financial Statements are based upon the historical financial statements of EFC, Arlington, and Great Ajax, after giving effect to both the Closing and the closing of the Great Ajax merger which are each expected to occur in the fourth quarter of 2023 (collectively, the “Subject Mergers”), including associated transaction costs and various other adjustments that are described in the footnotes following the Pro Forma Financial Statements, and are intended to reflect the impact of the Subject Mergers. Neither Subject Merger is conditioned on the occurrence of the other and the consummation of each is independent.
The Pro Forma Financial Statements are presented for illustrative purposes. The Pro Forma Financial Statements should not be assumed to be an indication of the actual results that would have been achieved had the Subject Mergers been completed as of the dates indicated or that may be achieved in the future. The Pro Forma Financial Statements have been prepared by EFC in accordance with Article 11 of Regulation S-X.
Each Subject Merger will be accounted for as a business combination using the acquisition method of accounting in accordance with ASC 805, and EFC will be treated as the acquirer of both Arlington and Great Ajax for accounting purposes. Under the acquisition method of accounting, assets acquired and liabilities assumed, are recorded by the acquirer based on their estimated fair values. In cases where the purchase price exceeds the fair value of the net identifiable assets acquired, the acquirer records goodwill. Conversely, in cases where the fair value of the net identifiable assets acquired exceeds the purchase price, the acquirer records a bargain purchase gain.
With respect to the Merger, based on the closing price of $13.75 per share of EFC Common Stock as of July 11, 2023, the total estimated purchase price to be paid by EFC is $177.6 million; separately, EFC Manager will pay approximately $3.0 million in cash to Arlington common shareholders as part of the consideration in the Merger, which is not included in EFC’s estimated purchase price of Arlington. In addition, the estimated purchase price of Arlington does not include $12.7 million of shares of EFC Common Stock to be issued to Arlington employees related to the accelerated vesting of certain Arlington Equity-Based Awards. With respect to the Great Ajax merger, based on the closing price of $13.75 per share of EFC Common Stock as of July 11, 2023, the total estimated purchase price is $171.9 million; the Great Ajax Total Consideration does not include any contingent cash consideration that EFC has agreed to pay to holders of Great Ajax common stock, depending upon certain potential repurchases of Great Ajax securities prior to the closing of the Great Ajax merger on certain terms.
EFC’s management has made a preliminary allocation of the estimated purchase prices for each of Arlington and Great Ajax based on various preliminary estimates as of March 31, 2023. Such allocations of the estimated purchase price are preliminary pending finalization of such estimates and analyses. Final purchase accounting adjustments may differ materially from the pro forma adjustments presented below as a result of the timing of the closing of the transaction and changes in assumptions. The assumptions used to calculate the transaction accounting adjustments in the Pro Forma Financial Statements, including estimates of fair value of assets acquired and liabilities assumed, were made by EFC. These assumptions of EFC of transaction accounting adjustments, including estimates of fair value of assets acquired and liabilities assumed, may differ from assumptions used by Arlington or by Great Ajax.
The unaudited pro forma condensed combined balance sheet relating to the Subject Mergers reflects such transactions as if each had been consummated on March 31, 2023 and includes transaction accounting adjustments for valuations of certain assets and liabilities made by EFC’s management. The unaudited pro forma condensed combined statements of operations reflect the Subject Mergers, as well as the Longbridge Acquisition (as defined below), as if they had been consummated on January 1, 2022, and combine EFC’s historical results for the three-month period ended March 31, 2023 and the year ended December 31, 2022 with both Arlington’s and Great Ajax’s historical results for the same periods, and Longbridge’s historical results for the period January 1, 2022 to October 2, 2022. EFC began consolidating Longbridge on October 3, 2022, upon EFC’s acquisition of a controlling equity interest in Longbridge (the “Longbridge Acquisition”).

The Pro Forma Financial Statements are based upon available information, preliminary estimates and certain assumptions that EFC believes are reasonable under the circumstances, as set forth in the notes to the Pro Forma Financial Statements. The Pro Forma Financial Statements do not take into account any synergies or cost savings that may result from the Subject Mergers. Certain reclassification adjustments have been made to the presentation of both Arlington’s and Great Ajax’s historical financial statements to conform them to the presentation of EFC. The Pro Forma Financial Statements should be read in conjunction with, and are qualified by reference to, the historical consolidated financial statements and notes thereto and those of EFC, Arlington, and Great Ajax, which are incorporated herein by reference. See “Where You Can Find More Information and Incorporation by Reference” in this proxy statement/prospectus.

PRO FORMA CONDENSED COMBINED BALANCE SHEET
(UNAUDITED)(1)
	March 31, 2023
(In thousands)	Ellington Financial Inc.	Arlington Asset Investment Corp.	Transaction Accounting Adjustments (Arlington)		Pro Forma Combined (EFC and Arlington)	Great Ajax Corp.	Transaction Accounting Adjustments (Great Ajax)		Pro Forma Combined (EFC, Arlington, and Great Ajax)
Assets
Securities, at fair value	$1,389,547	$566,494	$(439)	A	$1,955,602	$220,264	$4,962	A	$2,180,828
Loans, at fair value	11,812,567	29,142	(2,780)	B	11,838,929	970,665	(80,346)	B	12,729,248
Other assets	909,411	212,368	(26,005)	C	1,095,774	248,712	(117,959)	D	1,226,527
Total Assets	14,111,525	808,004	(29,224)		14,890,305	1,439,641	(193,343)		16,136,603
Liabilities
Repurchase agreements	2,285,898	484,348	—		2,770,246	418,653	—		3,188,899
Other secured borrowings, at fair value	1,534,592	160	—		1,534,752	—	424,720	E	1,959,472
HMBS related obligations, at fair value	7,975,916	—	—		7,975,916	—	—		7,975,916
Other liabilities	940,356	108,351	(7,655)	F	1,041,052	688,433	(469,922)	G	1,259,563
Total Liabilities	12,736,762	592,859	(7,655)		13,321,966	1,107,086	(45,202)		14,383,850
Equity
Preferred equity	323,920	32,821	(3,552)	H	353,189	34,554	(34,554)	I	353,189
Common equity	67	284	(272)	J	79	245	(233)	K	91
Additional paid in capital	1,308,107	2,024,979	(1,863,961)	L	1,469,125	325,462	(153,599)	M	1,640,988
Retained earnings (accumulated deficit)	(282,262)	(1,842,939)	1,846,216	N	(278,985)	(544)	11,205	N	(268,324)
Treasury stock	—	—	—		—	(9,532)	9,532	O	—
Accumulated other comprehensive income (loss)	—	—	—		—	(19,763)	19,763	O	—
Total Stockholders’ Equity	1,349,832	215,145	(21,569)		1,543,408	330,422	(147,886)		1,725,944
Non-controlling interests	24,931	—	—		24,931	2,133	(255)	P	26,809
Total Equity	1,374,763	215,145	(21,569)		1,568,339	332,555	(148,141)		1,752,753
Total Liabilities and Equity	$14,111,525	$808,004	$(29,224)		$14,890,305	$1,439,641	$(193,343)		$16,136,603

(1)
The Merger and the Great Ajax merger are independent, not conditioned on each other and may close at different times.

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
(UNAUDITED)(1)
	Three-Month Period Ended March 31, 2023
(In thousands, except per share information)	Ellington Financial Inc.	Arlington Asset Investment Corp.	Transaction Accounting Adjustments (Arlington)	Pro Forma Combined (EFC and Arlington)	Great Ajax Corp.	Transaction Accounting Adjustments (Great Ajax)(2)	Pro Forma Combined (EFC, Arlington, and Great Ajax)
Net Interest Income
Interest income	$87,174	$13,993	$—	$101,167	$18,456	$—	$119,623
Interest expense	(59,617)	(8,347)	—	(67,964)	(15,056)	—	(83,020)
Total net interest income	27,557	5,646	—	33,203	3,400	—	36,603
Other Income (Loss)
Realized gains (losses) on securities and loans, net	(36,767)	(3,544)	—	(40,311)	(2,927)	—	(43,238)
Realized gains (losses) on financial derivatives, net	(25,447)	10,042	—	(15,405)	—	—	(15,405)
Unrealized gains (losses) on securities and loans, net	99,257	59,744	—	159,001	—	—	159,001
Unrealized gains (losses) on financial derivatives, net	2,763	(15,452)	—	(12,689)	(1,622)	—	(14,311)
Net change from reverse mortgage loans held for investment, at fair value	163,121	—	—	163,121	—	—	163,121
Net change related to HMBS obligations, at fair value	(131,534)	—	—	(131,534)	—	—	(131,534)
Unrealized gains (losses) on other secured borrowings, at fair value	(29,680)	(54,602)	—	(84,282)	—	—	(84,282)
Unrealized gains (losses) on senior notes, at fair value	6,510	—	—	6,510	—	—	6,510
Other, net	3,452	(32)	—	3,420	966	—	4,386
Total other income (loss)	51,675	(3,844)	—	47,831	(3,583)	—	44,248
Expenses
Base management fee to affiliate	4,956	—	741 Q	5,697	1,828	(1,125) Q	6,400
Investment related expenses	8,676	—	—	8,676	1,862	—	10,538
Compensation and benefits	14,670	1,597	—	16,267	517	—	16,784
Other expenses	9,600	2,314	—	11,914	1,788	—	13,702
Total expenses	37,902	3,911	741	42,554	5,995	(1,125)	47,424
Net Income (Loss) before Income Tax Expense (Benefit) and Earnings (Losses) from Investments in Unconsolidated Entities	41,330	(2,109)	(741)	38,480	(6,178)	1,125	33,427
Income tax expense (benefit)	21	109	—	130	93	—	223
Earnings (losses) from investments in unconsolidated entities	3,444	—	—	3,444	(1,093)	—	2,351
Net Income (Loss)	44,753	(2,218)	(741)	41,794	(7,364)	1,125	35,555
Net income (loss) attributable to non-controlling interests	720	—	—	720	30	—	750
Dividends on preferred stock	5,117	660	—	5,777	547	(547) R	5,777
Net Income (Loss) Attributable to Common Stockholders	$38,916	$(2,878)	$(741)	$35,297	$(7,941)	$1,672	$29,028
Basic and Diluted Net Income (Loss) per Share of Common Stock(3)	$0.43	$(0.03)	$(0.01)	$0.39	$(0.09)	$0.02	$0.32

(1)
The Merger and the Great Ajax merger are independent, not conditioned on each other and may close at different times.

(2)
The unaudited pro forma condensed combined statements of operations reflect the Subject Mergers as if they had been consummated on January 1, 2022. EFC expects to elect the fair value option for the majority of Great Ajax’s assets and liabilities consistent with EFC’s policies, and this unaudited pro forma condensed combined statement of operations does not reflect any adjustments for what the changes in fair value may have been subsequent to January 1, 2022 during the periods presented.

(3)
Based on 91,699,199 weighted average shares of EFC Common Stock and outstanding convertible non-controlling interest units, which are participating non-controlling interests of EFC, for the three-month period ended March 31, 2023. Such weighted average shares include the shares to be issued as a result of the Subject Mergers and related transactions. See Note Z in the notes to the Pro Forma Financial Statements for additional information.

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
(UNAUDITED)(1)
	Year Ended December 31, 2022
(In thousands, except per share amounts)	Ellington Financial Inc.	Longbridge Financial, LLC(2)	Arlington Asset Investment Corp.	Transaction Accounting Adjustments (Longbridge)	Transaction Accounting Adjustments (Arlington)	Pro Forma Combined (EFC, Longbridge, and Arlington)	Great Ajax Corp.	Transaction Accounting Adjustments Great Ajax(3)	Pro Forma Combined (EFC, Longbridge, Arlington, and Great Ajax)
Net Interest Income
Interest income	$282,218	$6,865	$43,119	$—	$—	$332,202	$82,582	$—	$414,784
Interest expense	(141,777)	(11,732)	(21,511)	—	—	(175,020)	(44,346)	—	(219,366)
Total net interest income	140,441	(4,867)	21,608	—	—	157,182	38,236	—	195,418
Other Income (Loss)
Realized gains (losses) on securities and loans, net	(105,449)	11,292	(45,585)	—	—	(139,742)	(4,774)	—	(144,516)
Realized gains (losses) on financial derivatives, net	120,489	2,111	4,149	—	—	126,749	(12,344)	—	114,405
Unrealized gains (losses) on securities and loans, net	(475,807)	(2,896)	(28,130)	—	—	(506,833)	—	—	(506,833)
Unrealized gains (losses) on financial derivatives, net	53,891	7,121	1,341	—	—	62,353	(11,143)	—	51,210
Net change from reverse mortgage loans held for investment, at fair value	199,189	(91,901)	—	—	—	107,288	—	—	107,288
Net change related to HMBS obligations, at fair value	(162,381)	98,516	—	—	—	(63,865)	—	—	(63,865)
Unrealized gains (losses) on other secured borrowings, at fair value	258,140	—	54,599	—	—	312,739	—	—	312,739
Unrealized gains (losses) on senior notes, at fair value	18,165	—	—	—	—	18,165	—	—	18,165
Bargain purchase gain	7,932	—	—	—	19,863 S	27,795	—	15,521 S	43,316
Other, net	5,384	18,363	22,550	—	—	46,297	2,302	—	48,599
Total other income (loss)	(80,447)	42,606	8,924	—	19,863	(9,054)	(25,959)	15,521	(19,492)
Expenses
Base management fee to affiliate	16,847	—	—	—	2,962 Q	19,809	8,326	(5,515) Q	22,620
Investment related expenses	30,949	20,139	6,073	—	—	57,161	8,152	—	65,313
Compensation and benefits	19,599	37,400	6,708	—	12,675 T	76,382	1,146	—	77,528
Other expenses	17,570	10,462	8,207	477 U	3,912 V	40,628	5,535	4,860 W	51,023
Total expenses	84,965	68,001	20,988	477	19,549	193,980	23,159	(655)	216,484
Net Income (Loss) before Income Tax Expense (Benefit) and Earnings (Losses) from Investments in Unconsolidated Entities	(24,971)	(30,262)	9,544	(477)	314	(45,852)	(10,882)	16,176	(40,558)
Income tax expense (benefit)	(17,716)	—	4,118	—	—	(13,598)	2,835	—	(10,763)
Earnings (losses) from investments in unconsolidated entities	(63,614)	—	—	37,103 X	—	(26,511)	(1,218)	—	(27,729)
Net Income (Loss)	(70,869)	(30,262)	5,426	36,626	314	(58,765)	(14,935)	16,176	(57,524)
Net income (loss) attributable to non-controlling interests	(822)	—	—	—	—	(822)	75	—	(747)
Dividends on preferred stock	15,292	—	2,784	—	—	18,076	5,474	(5,474) R	18,076
Discount on retirement of preferred stock	—	—	—	—	—	—	8,194	(8,194) Y	—
Net Income (Loss) Attributable to Common Stockholders	$(85,339)	$(30,262)	$2,642	$36,626	$314	$(76,019)	$(28,678)	$29,844	$(74,853)
Basic and Diluted Net Income (Loss) per Share of Common Stock(4)	$(1.02)	$(0.35)	$0.03	$0.43	$0.00	$(0.91)	$(0.34)	$0.35	$(0.90)

(1)
The Merger and the Great Ajax merger are independent, not conditioned on each other and may close at different times.

(2)
Represents pro forma financial information for the period January 1, 2022 to October 2, 2022. EFC began consolidating Longbridge on October 3, 2022, upon consummating the Longbridge Acquisition.

(3)
The unaudited pro forma condensed combined statement of operations reflect the Subject Mergers as if they had been consummated on January 1, 2022. EFC expects to elect the fair value option for the majority of Great Ajax’s assets and liabilities consistent with EFC’s policies, and this unaudited pro forma condensed combined statement of operations does not reflect any adjustments for what the changes in fair value may have been subsequent to January 1, 2022 during the periods presented.

(4)
Based on 84,826,907 weighted average shares of EFC Common Stock and outstanding convertible non-controlling interest units, which are participating non-controlling interests of EFC, for the year ended December 31, 2022. Such weighted average shares include the shares to be issued as a result of the Subject Mergers and related transactions. See Note Z in the notes to the Pro Forma Financial Statements for additional information.

Notes to Unaudited Pro Forma Condensed Combined Financial Information
1. Basis of Presentation
The Merger
Under the terms of the Merger Agreement, in connection with the Merger, each outstanding share of Arlington Common Stock (other than Cancelled Shares) will be converted into the right to receive (i) from EFC, a number of shares of EFC Common Stock based on the Exchange Ratio and (ii) from EFC Manager, $0.09 in cash (approximately $3.0 million in aggregate).
The total estimated fair value of consideration for the Merger is $177.6 million, which is equal to the estimated fair value of EFC Common Stock and EFC Preferred Stock to be issued (the “Arlington Total Consideration”). The Arlington Total Consideration does not include the approximately $3.0 million in cash to be paid to Arlington common shareholders by EFC Manager, nor does it include $12.7 million of shares of EFC Common Stock to be issued to Arlington employees related to the accelerated vesting of certain Arlington Equity-Based Awards. EFC performed a preliminary allocation of the Arlington Total Consideration and presented the underlying assets acquired and liabilities assumed based on EFC’s estimates of the fair values of such assets and liabilities using the most current information available assuming the transaction closed on March 31, 2023. This allocation is preliminary and subject to change. In conjunction with the preliminary purchase price allocation, EFC would expect to recognize a bargain purchase gain of $19.9 million, which is calculated as the recognized amount of the identifiable net assets acquired less the fair value of the consideration transferred.
The following table (shown in thousands) summarizes the preliminary purchase price allocation, based on EFC’s estimated valuations, of Arlington’s net assets acquired as if the transaction occurred on March 31, 2023:
Purchase price(1)(2)
Common stock(3)	$148,354
Preferred equity(4)	29,270
Total consideration	$177,624
Allocated to:
Assets:
Securities, at fair value	$566,055
Mortgage servicing receivables, at fair value	175,801
Other assets	40,836
Total assets acquired	782,692
Liabilities:
Repurchase agreements	484,348
Senior notes	78,853
Other liabilities	22,004
Total liabilities assumed	585,205
Total net assets acquired	197,487
Bargain purchase gain	$19,863

(1)
Like EFC, Arlington has elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended. As of March 31, 2023, Arlington had an estimated federal net operating loss carryforward of $164.0 million, of which $14.5 million is expected to expire in 2028 if unused, with the remainder having no expiration. As of March 31, 2023, Arlington also had an estimated federal net capital loss carryforward of $136.2 million, of which $105.2 million is expected to expire in 2023 if unused, $14.2 million is expected to expire in 2026 if unused, and $16.9 million is expected to expire in 2027 if unused. As a result of these loss carryforwards existing in an entity electing REIT tax status, Arlington has not utilized nor has it recognized deferred tax assets related to these loss carryforwards. EFC is evaluating the attributes of these loss carryforwards, including the extent to which, and likelihood, that the Combined Company will utilize them in part or in whole. There is significant uncertainty as to the likelihood that the Combined Company will utilize these loss carryforwards, either in part or in whole. Given this uncertainty, EFC has not recognized any net deferred tax assets in this preliminary purchase price allocation. If EFC determines that it is likely to utilize these loss carryforwards, in part or in whole, this could have a material effect on the purchase price allocation once finalized.
(2)
EFC continues to evaluate the terms and conditions of Arlington employment contracts and Arlington Equity-Based Awards and the related accounting.

(3)
Assumes issuance of 10,789,427 shares of EFC Common Stock based on the Exchange Ratio and the closing stock price of EFC Common Stock on July 11, 2023, as reported by the NYSE, of $13.75.

(4)
Assumes the issuance of 379,668 shares of EFC Series D Preferred Stock at $19.01 per share and 957,133 shares of EFC Series E Preferred Stock at $23.04 per share. Fair value estimates of the EFC Series D Preferred Stock and the EFC Series E Preferred Stock are based on the closing stock prices on July 11, 2023 for the Arlington Series B Preferred Stock and Arlington Series C Preferred Stock, respectively, as reported by the NYSE.

The following table shows (shown in thousands other than per share amounts) a range of estimated Arlington Total Consideration and the resulting bargain purchase gain (or goodwill) based on hypothetical per share prices of EFC Common Stock, Arlington Series B Preferred Stock, and Arlington Series C Preferred Stock:
	20% Decrease	10% Decrease	Current Share Price	10% Increase	20% Increase
Price per share of EFC Common Stock	$11.00	$12.38	$13.75	$15.13	$16.50
Price per share of Arlington Series B Preferred Stock	15.21	17.11	19.01	20.91	22.81
Price per share of Arlington Series C Preferred Stock	18.43	20.74	23.04	25.34	27.65
Total consideration transferred	142,098	159,920	177,624	195,437	213,151
Bargain purchase gain / (goodwill)	55,389	37,567	19,863	2,050	(15,664)
The Great Ajax Merger
Under the terms of the Great Ajax merger agreement, in connection with the Great Ajax merger, each outstanding share of Great Ajax common stock (other than shares held by EFC or Great Ajax merger sub or by any wholly owned subsidiary of EFC, Great Ajax merger sub or Great Ajax) will be converted into the right to receive from EFC (i) a number of shares of EFC Common Stock based on the Great Ajax exchange ratio and (ii) if, applicable, any contingent cash consideration.
The total estimated fair value of consideration for the Great Ajax merger is $171.9 million, which is equal to the estimated fair value of EFC Common Stock to be issued (the “Great Ajax Total Consideration”). The Great Ajax Total Consideration does not include any contingent cash consideration that EFC has agreed to pay to holders of Great Ajax common stock, depending upon certain potential repurchases of Great Ajax securities prior to the closing of the Great Ajax merger on certain terms. EFC performed a preliminary allocation of the Great Ajax Total Consideration and presented the underlying assets acquired and liabilities assumed based on EFC’s estimates of the fair values of such assets and liabilities using the most current information available. This allocation is preliminary and subject to change. In conjunction with the preliminary purchase price allocation, EFC would expect to recognize a bargain purchase gain of $15.5 million, which is calculated as the recognized amount of the identifiable net assets acquired less the fair value of the consideration transferred and less the fair value of the non-controlling interest.

The following table (shown in thousands) summarizes the preliminary purchase price allocation, based on EFC’s estimated valuations, of Great Ajax’s net assets acquired as if the transaction occurred on March 31, 2023:
Purchase price
Common stock(1)	$171,875
Total consideration	171,875
Allocated to:
Assets:
Securities, at fair value	$225,225
Loans, at fair value	890,318
Investment in non-consolidated entities, at fair value	128,812
Other assets	6,803
Total assets acquired	1,251,158
Liabilities:
Repurchase agreements	418,653
Other secured borrowings, at fair value	424,719
Senior notes	208,226
Other liabilities	10,286
Total liabilities assumed	1,061,884
Total identifiable net assets	189,274
Non-controlling interests	1,878
Total net assets acquired	187,396
Bargain purchase gain	$15,521

(1)
Assumes issuance of 12,499,977 shares of EFC Common Stock based on the Great Ajax exchange ratio and the closing stock price of EFC Common Stock on July 11, 2023, as reported by the NYSE, of $13.75.

The following table (shown in thousands other than per share amounts) shows a range of the estimated Great Ajax Total Consideration and the resulting bargain purchase gain (or goodwill) based on hypothetical per share prices of EFC Common Stock:
	20% Decrease	10% Decrease	Current Share Price	10% Increase	20% Increase
Price per share of EFC Common Stock	$11.00	$12.38	$13.75	$15.13	$16.50
Total consideration transferred	137,500	154,750	171,875	189,125	206,250
Bargain purchase gain / (goodwill)	49,896	32,646	15,521	(1,729)	(18,854)
2. Pro Forma Transaction Accounting Adjustments:
The accompanying Pro Forma Financial Statements have been prepared as if the Subject Mergers had occurred as of March 31, 2023 for balance sheet purposes, and as of January 1, 2022 for income statement purposes, and reflect the following pro forma adjustments.
(A)
Adjustments to reflect EFC’s estimated fair value of each of Arlington’s and Great Ajax’s investments in securities at March 31, 2023.

(B)
Adjustments to reflect EFC’s estimated fair value of each of Arlington’s and Great Ajax’s investments in loans at March 31, 2023.

(C)
Adjustment includes an $8.2 million reduction to cash for estimated transaction expenses related to both EFC and Arlington and $10.2 million for severance and certain change of control-related expenses at Arlington, $(7.3) million adjustment to reflect EFC’s estimated fair value of an MSR financing receivable at March 31, 2023, and other adjustments of $(0.3) million primarily relating to the write-off of certain prepaid expenses at Arlington that will provide no future benefit to the Combined Company.
(D)
Adjustment includes reductions in cash for various transactions that will occur prior to the closing of the Great Ajax merger of $10.0 million for estimated transaction expenses for both EFC and Great Ajax, $39.0 for the redemption of preferred equity at the respective stated liquidation preference, $12.6 million for the net payment of the termination fee due to the external manager of Great Ajax as part of the Great Ajax merger, and $18.9 million primarily related to the extinguishment of a put option liability related to warrants previously issued by Great Ajax. Also includes a $(37.4) million adjustment primarily related to Great Ajax’s investments in unconsolidated entities to reflect EFC’s estimates of the fair value of such investments, at March 31, 2023.

(E)
Represents reclass of other secured borrowings which is included in other liabilities to other secured borrowings at fair value of $454.7 million net of an adjustment of $(29.9) million to reflect EFC’s estimates of the fair value of such liabilities at March 31, 2023.

(F)
Represents an adjustment to reflect EFC’s estimated fair value, at March 31, 2023, of various long-term debt instruments of Arlington.

(G)
Adjustment primarily includes the reclass of $454.7 million of other secured borrowings of Great Ajax into other secured borrowings, at fair value (see also footnote (E) above), $13.8 million for the extinguishment of a put option liability related to warrants issued by Great Ajax, and $1.5 million to reflect EFC’s estimated fair value, at March 31, 2023, of various long-term debt instruments of Great Ajax.

(H)
Includes adjustment related to the issuance, at fair value, of shares of EFC Series D Preferred Stock and EFC Series E Preferred Stock in exchange for the retirement of shares of Arlington Series B Preferred Stock and Arlington Series C Preferred Stock.

(I)
Adjustment reflects the redemption of Great Ajax’s preferred equity.

(J)
Represents adjustment for the net par value related to the issuance of 11,711,240 shares of EFC Common Stock in exchange for the retirement of 32,360,432 shares of Arlington Common Stock, which includes the accelerated vesting of outstanding Arlington Equity-Based Awards for employees and directors of Arlington.

(K)
Represents adjustment related to the issuance of 12,499,977 shares of EFC Common Stock in exchange for the retirement of 23,518,507 shares of Great Ajax common stock which includes the accelerated vesting of Great Ajax outstanding share-based compensation awards.

(L)
Represents the elimination of Arlington’s additional paid-in-capital balance of $2,025.0 million partially offset by the increase in additional paid-in-capital balance related to the issuance of shares of EFC Common Stock (see footnote J) of $161.0 million.

(M)
Represents the elimination of Great Ajax’s additional paid-in-capital balance of $325.5 million partially offset by the increase in additional paid-in-capital balance related to the issuance of shares of EFC Common Stock (see footnote K) of $171.9 million.

(N)
Adjustment for the elimination of retained deficit and cumulative retained earnings adjustments related to the Subject Mergers and related transactions.

(O)
Represents the elimination of amounts related to Great Ajax treasury stock and accumulated other comprehensive income.

(P)
Represents reduction of non-controlling interests at Great Ajax to reflect an adjustment to EFC’s estimated fair value on the related investments.

(Q)
The increase in management fee expense as a result of the Merger is due to the assumption that the equity acquired was subject to an external management fee as of January 1, 2022. The decrease in management fee expense as a result of the Great Ajax merger reflects a difference in the calculation methodologies for the periods presented, as well as the net effect of the transaction accounting adjustments on equity acquired as of January 1, 2022.

(R)
Represents the elimination of dividends on the preferred equity recognized by Great Ajax. Under the terms of the Great Ajax merger, Great Ajax has agreed to use commercially reasonable efforts to redeem all of Great Ajax’s outstanding preferred equity immediately prior to the closing of the Great Ajax merger. Such redemption is assumed to have occurred as of January 1, 2022.

(S)
Represents expected bargain purchase gain related to the Subject Mergers.

(T)
Additional compensation expense of $12.7 million related to the accelerated vesting of certain Arlington Equity-Based Awards to be recognized by EFC as a result of the Merger.

(U)
Represents adjustment for the amortization expense related to intangible assets acquired from the Longbridge Acquisition.

(V)
Estimated transaction fees of $3.9 million incurred by EFC related to the Merger.

(W)
Estimated transaction fees of $4.9 million incurred by EFC related to the Great Ajax merger.

(X)
Reflects the reversal of net unrealized gains (losses) recognized by EFC related to EFC’s pre-existing non-controlling equity interest in Longbridge, for which EFC had elected the fair value option as provided for under ASC 825, Financial Instruments.

(Y)
Represents the elimination of “Discount on retirement of preferred shares” related to Great Ajax. Under the terms of the Great Ajax merger, Great Ajax must use commercially reasonable efforts to redeem all preferred equity immediately prior to the closing of the Great Ajax merger. Such redemption is assumed to have occurred as of January 1, 2022.

(Z)
The components used in the computation of basic and diluted net income (loss) per share of common stock consist of net income (loss) less dividends on EFC’s outstanding preferred stock and any net income (loss) attributable to joint venture partners of EFC, which have non-participating non-controlling interests. For the three-month period ended March 31, 2023 and the year ended December 31, 2022, net income (loss) attributable to joint venture partners excluded from the computation of basic and diluted net income (loss) per share of common stock was $0.2 million and $0.3 million, respectively.

Annex A
AGREEMENT AND PLAN OF MERGER
among
ELLINGTON FINANCIAL INC.,
EF MERGER SUB INC.,
ARLINGTON ASSET INVESTMENT CORP.
and, solely for the limited purposes set forth herein,
ELLINGTON FINANCIAL MANAGEMENT LLC
Dated as of May 29, 2023

A-i

A-ii

Annex A Certain Definitions
Annex B	Form of Certificate of Designations Classifying Parent Series D Cumulative Redeemable Preferred Stock
Annex C	Form of Certificate of Designations Classifying Parent Series E Cumulative Redeemable Preferred Stock
Annex D	Form of Plan of Merger

A-iii

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER, dated as of May 29, 2023 (this “Agreement”), by and among Ellington Financial Inc., a Delaware corporation (“Parent”), EF Merger Sub Inc., a Virginia corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub”), Arlington Asset Investment Corp., a Virginia corporation (the “Company”), and, solely for purposes of Section 2.7, Section 3.1(b)(i)(B), Section 3.3(a), Section 3.3(i), Article V, Section 6.8, Section 6.11, Section 7.2, Section 7.3, Section 8.2(b) and Article IX, Ellington Financial Management LLC, a Delaware limited liability company (“Parent Manager”).
WHEREAS, the Company is a Virginia corporation and Parent is a Delaware corporation, each operating as a real estate investment trust within the meaning, and under the provisions, of Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), for U.S. federal income tax purposes (“REIT”);
WHEREAS, Parent and Merger Sub have jointly elected, or will jointly elect prior to the Closing, for Merger Sub to be treated as a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (“Taxable REIT Subsidiary”) of Parent;
WHEREAS, the Company, Parent and Merger Sub wish to effect a business combination through a merger of the Company with and into Merger Sub, with Merger Sub being the Surviving Corporation (the “Merger”), upon the terms and conditions set forth in this Agreement and in accordance with the Virginia Stock Corporation Act (the “VSCA”);
WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement, including the Plan of Merger, and the transactions contemplated hereby (collectively, the “Transactions”), including the Merger, are in the best interests of the Company and the Company Shareholders, (ii) adopted and approved this Agreement, including the Plan of Merger, and declared that the Transactions, including the Merger, are advisable, (iii) directed that this Agreement, including the Plan of Merger, and the Transactions, including the Merger, be submitted to the holders of Company Common Stock for their approval at the Company Shareholders Meeting and (iv) resolved to recommend that the holders of Company Common Stock approve this Agreement, including the Plan of Merger, and the Transactions, including the Merger (such recommendation made in this clause (iv), the “Company Board Recommendation”);
WHEREAS, the board of directors of Parent (the “Parent Board”) has unanimously (i) determined that this Agreement and the Transactions, including the Merger and the issuance of the shares of Parent Common Stock, Parent Series D Cumulative Redeemable Preferred Stock and Parent Series E Cumulative Redeemable Preferred Stock pursuant to this Agreement (collectively, the “Parent Stock Issuance”), are in the best interests of Parent, and (ii) approved this Agreement and the Transactions, including the Merger and the Parent Stock Issuance;
WHEREAS, the board of directors of Merger Sub (the “Merger Sub Board”) has by written consent (i) determined that this Agreement, including the Plan of Merger, and the Transactions, including the Merger, are in the best interests of Merger Sub and Parent, as the sole shareholder of Merger Sub (the “Merger Sub Sole Shareholder”), (ii) adopted and approved this Agreement, including the Plan of Merger, and declared that the Transactions, including the Merger, are advisable and (iii) directed that this Agreement, including the Plan of Merger, and the Transactions, including the Merger, be submitted to the Merger Sub Sole Shareholder for its approval;
WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the Parent Stock Issuance and to prescribe various terms of and conditions to the Merger and the Parent Stock Issuance; and
WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” under, and within the meaning of, Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for the Merger for purposes of Sections 354 and 361 of the Code.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Merger Sub and the Company hereby agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
Section 1.1   Certain Definitions.   As used in this Agreement, the capitalized terms have the meanings ascribed to such terms in Annex A or as otherwise defined elsewhere in this Agreement.
Section 1.2   Terms Defined Elsewhere.   As used in this Agreement, the following capitalized terms are defined in this Agreement as referenced in the following table:
Definition	Section
Agreement	Preamble
Articles of Merger	2.2(b)
Book-Entry Shares	3.3(b)(i)
Cancelled Shares	3.1(b)(vi)
Certificates	3.3(b)(i)
Closing	2.2(a)
Closing Date	2.2(a)
Code	Recitals
Company	Preamble
Company Additional Dividend Amount	6.17(a)
Company Affiliate	9.10(a)
Company Board	Recitals
Company Board Recommendation	Recitals
Company Change of Recommendation	6.3(b)
Company Class B Common Stock	4.2(a)
Company Common Stock	3.1(b)(i)
Company Contracts	4.16(b)
Company Director Designee	2.6
Company Disclosure Letter	Article IV
Company Material Adverse Effect	4.1(a)
Company Notes Assumption	6.22(b)
Company Performance RSUs	3.2(b)(i)
Company Permits	4.9
Company Plans	4.10(a)
Company Restricted Share	3.2(a)
Company SEC Documents	4.5(a)
Company Series A Preferred Stock	4.2(a)
Company Series B Preferred Stock	3.1(b)(iii)
Company Series C Preferred Stock	3.1(b)(iv)
Company Shareholders Meeting	4.4
Company Trust Preferred Securities	6.22(a)
Company Undesignated Preferred Stock	4.2(a)
Confidentiality Agreement	6.6(b)
Continuing Employee	6.8(a)

Definition	Section
Creditors’ Rights	4.3(a)
D&O Insurance	6.9(d)
Effective Time	2.2(b)
End Date	8.1(b)(ii)
Exchange Agent	3.3(a)
Exchange Fund	3.3(a)
GAAP	4.5(b)
Hedging Contracts	4.16(a)(iv)
Indemnified Liabilities	6.9(a)
Indemnified Persons	6.9(a)
Letter of Transmittal	3.3(b)(i)
Material Company Insurance Policies	4.17
Material Parent Insurance Policies	5.17
Merger	Recitals
Merger Sub	Preamble
Merger Sub Board	Recitals
Merger Sub Sole Shareholder	Recitals
MSR Purchase Agreement	4.16(a)(xiii)
MSRs	4.16(a)(xiii)
Operating Partnership	2.1
Parent	Preamble
Parent Affiliate	9.10(b)
Parent Board	Recitals
Parent Contracts	5.16(b)
Parent Disclosure Letter	Article V
Parent Equity Plan	5.2(a)
Parent Manager	Preamble
Parent Material Adverse Effect	5.1(a)
Parent Permits	5.9
Parent Plans	5.10(a)
Parent SEC Documents	5.5(a)
Parent Stock Issuance	Recitals
pdf	9.5
Per Share Cash Consideration	3.1(b)(i)
Per Share Common Merger Consideration	3.1(b)(i)
Per Share Series B Preferred Merger Consideration	3.1(b)(iii)
Per Share Series C Preferred Merger Consideration	3.1(b)(iv)
Per Share Stock Consideration	3.1(b)(i)
Plan of Merger	2.2(b)
Post-Closing Plan	6.8(c)
Proxy Statement	4.4
Qualified REIT Subsidiary	4.1(b)
Qualifying Income	8.3(f)(i)

Definition	Section
Registration Statement	4.8
REIT	Recitals
Stock Price Performance RSU	3.2(b)(ii)
Surviving Corporation	2.1
Taxable REIT Subsidiary	Recitals
Terminable Breach	8.1(b)(iii)
Transaction Litigation	6.10
Transactions	Recitals
TruPS Assumption	6.22(a)
TruPS Discharge	6.22(a)
Virginia Commission	2.2(b)
Virginia Courts	9.7(b)
VSCA	Recitals
ARTICLE II
THE MERGER
Section 2.1   The Merger.   Upon the terms and subject to the conditions of this Agreement, and in accordance with the VSCA, at the Effective Time, the Company shall be merged with and into Merger Sub, with Merger Sub surviving the Merger (Merger Sub, as the surviving corporation in the Merger, sometimes being referred to herein as the “Surviving Corporation”). As a result of the Merger, the Surviving Corporation shall be a direct, wholly owned Subsidiary of Parent. The Merger shall have the effects provided in this Agreement and as specified in the VSCA. Immediately following the Merger, the Surviving Corporation shall be contributed to Ellington Financial Operating Partnership LLC, a Delaware limited liability company (the “Operating Partnership”) in exchange for limited liability company interests in the Operating Partnership.
Section 2.2   Closing.
(a)   The closing of the Merger (the “Closing”), shall take place at 9:00 a.m., New York, New York time, on a date that is two Business Days following the satisfaction or (to the extent permitted by applicable Law) waiver in accordance with this Agreement of all of the conditions set forth in Article VII (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived in accordance with this Agreement on the Closing Date) by means of a virtual closing through the electronic exchange of signatures, or such other date and place as Parent and the Company may agree to in writing. For purposes of this Agreement, “Closing Date” shall mean the date on which the Closing occurs.
(b)   As soon as practicable on the Closing Date, Parent and the Company shall (i) cause the Merger to be consummated by filing with the State Corporation Commission of the Commonwealth of Virginia (the “Virginia Commission”) articles of merger (the “Articles of Merger”) setting forth the plan of merger substantially in the form attached as Annex D hereto (the “Plan of Merger”) and otherwise meeting the requirements of Section 13.1-720 of the VSCA, in such form as is required by, and executed in accordance with, the VSCA, and (ii) make all other filings, recordings or publications required to be made by Parent, Merger Sub or the Company under the VSCA in connection with the Merger. The Merger shall become effective upon the issuance of a certificate of merger by the Virginia Commission, or at such later time as Parent and the Company shall agree upon in writing and shall specify in the Articles of Merger (such date and time the Merger becomes effective, the “Effective Time”), it being understood and agreed that, unless otherwise agreed to by the parties in writing, the Effective Time shall occur on the Closing Date.
Section 2.3   Effect of the Merger.   At the Effective Time, the Merger shall have the effects set forth in this Agreement and the applicable provisions of the VSCA, including Section 13.1-721 thereof. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, assets, rights, privileges, immunities, purposes, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Corporation without transfer, reversion or impairment and all debts, obligations and liabilities of each of the Company and Merger Sub shall become the debts, obligations and liabilities of the Surviving Corporation.
Section 2.4   Organizational Documents.    At the Effective Time and by virtue of the Merger, the Organizational Documents of Merger Sub in effect immediately prior to the Effective Time shall be the Organizational Documents of the Surviving Corporation, until thereafter amended, subject to Section 6.9(b), in accordance with their respective terms and applicable Law.
Section 2.5   Directors and Officers of the Surviving Corporation.   From and after the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, and such directors and officers shall serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Organizational Documents of the Surviving Corporation.
Section 2.6   Directors of Parent.    Prior to the Effective Time, Parent shall take all necessary corporate action so that, upon and immediately after the Effective Time, the size of the Parent Board is increased by one member, and one individual designated by the Company prior to the Effective Time (the “Company Director Designee”) is appointed to the Parent Board, who shall serve until the next annual meeting of the Parent Shareholders and until his or her successor is duly elected and shall qualify, all in accordance with the organizational documents of Parent. The Company Director Designee shall also be nominated by the Parent Board to stand for election at the next subsequent annual meeting of the Parent Shareholders. The provisions of this Section 2.6 are intended to be for the benefit of, and shall be enforceable by, the Company Director Designee. The obligations of Parent and the Surviving Corporation under this Section 2.6 shall not be terminated or modified in such a manner as to adversely affect the rights of the Company Director Designee unless (x) such termination or modification is required by applicable Law or (y) the Company Director Designee has consented in writing to such termination or modification (it being expressly agreed that the Company Director Designee shall be a third-party beneficiary of this Section 2.6).
Section 2.7   Tax Consequences.    It is intended that, for U.S. federal income tax purposes, (a) the Merger shall qualify as a “reorganization” under, and within the meaning of, Section 368(a) of the Code, (b) this Agreement be, and hereby is adopted as, a “plan of reorganization” for the Merger for purposes of Section 354 and Section 361 of the Code and (c) the Per Share Cash Consideration shall be treated as the receipt of cash consideration in connection with the Merger and in exchange for Company Common Stock. Unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state or local law), the parties to this Agreement shall file all U.S. federal, state and local Tax Returns in a manner consistent with the intended tax treatment of the Merger described in this Section 2.7, and no party shall take a position inconsistent with such treatment.
ARTICLE III
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE COMPANY AND
THE CAPITAL STOCK OF MERGER SUB; EXCHANGE
Section 3.1   Effect of the Merger on Capital Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of any securities of Parent, Merger Sub or the Company:
(a)   Capital Stock of Merger Sub.   All shares of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding as shares of capital stock of the Surviving Corporation.
(b)   Capital Stock of the Company.
(i)   Subject to the other provisions of this Article III, each share of Class A common stock, par value $0.01 per share, of the Company (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time (excluding any Cancelled Shares) shall automatically be converted into the right to receive (A) from Parent, that number of validly issued, fully-paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio (the “Per Share Stock Consideration”) and (B) from Parent Manager (acting solely on its own behalf), as additional consideration, $0.09 in cash (the “Per Share Cash Consideration” and, together with the Per Share Stock Consideration, the “Per Share Common Merger Consideration”).
(ii)   All such shares of Company Common Stock, when so converted pursuant to Section 3.1(b)(i), shall automatically be cancelled and cease to exist. Each holder of a share of Company Common Stock that was outstanding immediately prior to the Effective Time (other than Cancelled Shares) shall cease to have any rights with respect thereto, except the right to receive (A) the Per Share Common Merger Consideration, (B) any dividends or other distributions in accordance with Section 3.3(g) and (C) any cash to be paid in lieu of any fractional shares of Parent Common Stock in accordance with Section 3.3(h), in each case, to be issued or paid in consideration therefor upon the surrender of any Certificates or Book-Entry Shares, as applicable, in accordance with Section 3.3.
(iii)   Subject to the other provisions of this Article III, each share of the Company’s 7.00% Series B Cumulative Perpetual Redeemable Preferred Stock, $0.01 par value per share (the “Company Series B Preferred Stock”), issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive one newly issued share of Parent Series D Cumulative Redeemable Preferred Stock (the “Per Share Series B Preferred Merger Consideration”).
(iv)   Subject to the other provisions of this Article III, each share of the Company’s 8.250% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.01 par value per share (the “Company Series C Preferred Stock”), issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive one newly issued share of Parent Series E Cumulative Redeemable Preferred Stock (the “Per Share Series C Preferred Merger Consideration”).
(v)   All such shares of Company Series B Preferred Stock and Company Series C Preferred Stock, when so converted pursuant to Section 3.1(b)(iii) and Section 3.1(b)(iv), respectively, shall automatically be cancelled and cease to exist. Each holder of a share of Company Series B Preferred Stock and Company Series C Preferred Stock, as applicable, that was outstanding immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive the Per Share Series B Preferred Merger Consideration and the Per Share Series C Preferred Merger Consideration therefor, as applicable, to be issued in consideration therefor upon the surrender of any Certificates or Book-Entry Shares, as applicable, in accordance with Section 3.3.
(vi)   All shares of Company Common Stock held by Parent or Merger Sub or by any wholly owned Subsidiary of Parent, Merger Sub or the Company immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist as of the Effective Time, and no consideration shall be delivered or deliverable in exchange therefor (collectively, the “Cancelled Shares”).
(c)   Adjustment to Merger Consideration and Exchange Ratio for Stock Split, Etc.   The Merger Consideration and the Exchange Ratio shall be equitably adjusted, without duplication, to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock, Company Series B Preferred Stock, Company Series C Preferred Stock or Parent Common Stock, as applicable), subdivision, reorganization, reclassification, recapitalization, combination, exchange of shares or other like change with respect to the number of shares of Company Common Stock, Company Series B Preferred Stock, Company Series C Preferred Stock or Parent Common Stock outstanding after the date hereof and prior to the Effective Time and thereafter all references to the Merger Consideration and the Exchange Ratio, as applicable, shall be deemed to be the Merger Consideration and Exchange Ratio, as so adjusted. Nothing in this Section 3.1(c) shall be construed to permit the Company, Parent or any of their respective Subsidiaries to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 3.2   Treatment of Company Equity-Based Awards.
(a)   Company Restricted Shares.   Each share of Company Common Stock issued by the Company under a Company Equity Plan that is unvested and/or is subject to a repurchase option or obligation, risk of forfeiture or other restriction (each, a “Company Restricted Share”) that is issued and outstanding as of immediately prior to the Effective Time (i) shall, as of immediately prior to the Effective Time, become fully vested and all restrictions and limitations with respect thereto shall lapse as of immediately prior to the Effective Time and (ii) shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be considered outstanding for all purposes of this Agreement, including the right to receive the Per Share Common Merger Consideration in accordance with Section 3.1(b), subject to Section 3.3(i).
(b)   Company Performance RSUs.
(i)   Each award of performance restricted stock units granted under a Company Equity Plan (“Company Performance RSUs”) that is outstanding as of immediately prior to the Effective Time (other than any award of Stock Price Performance RSUs, which are addressed in Section 3.2(b)(ii)), (A) shall, as of immediately prior to the Effective Time, become earned and fully vested with respect to (x) the number of shares of Company Common Stock subject to such award of Company Performance RSUs immediately prior to the Effective Time that would vest as if the applicable performance goals set forth in the applicable award agreement were achieved at maximum performance levels, and all restrictions, limitations and conditions with respect thereto shall lapse as of immediately prior to the Effective Time, plus (y) the number of shares of Company Common Stock attributable to any dividend equivalent rights that have been accrued with respect to such award of Company Performance RSUs but are unpaid as of immediately prior to the Effective Time and (B) shall, with respect to the number of shares of Company Common Stock determined in accordance with the immediately preceding clause (A), as of the Effective Time, automatically and without any action on the part of the holder thereof, be treated as a share of Company Common Stock for all purposes of this Agreement, including the right to receive the Per Share Common Merger Consideration in accordance with Section 3.1(b); provided, however, that, in accordance with Section 3.3(h), a single cash payment shall be made in lieu of the issuance of any fractional shares.
(ii)   At the Effective Time, each Company Performance RSU set forth in Section 3.2(b)(ii) of the Company Disclosure Letter that is outstanding and unvested as of immediately prior to the Effective Time (each, a “Stock Price Performance RSU”) (A) shall, as of immediately prior to the Effective Time, become earned and fully vested with respect to (x) the number of shares of Company Common Stock subject to such Stock Price Performance RSU award that would vest as if the performance goals set forth in the applicable award agreement were achieved at the actual level of performance, and all restrictions, limitations and conditions with respect thereto shall lapse as of immediately prior to the Effective Time, plus (y) the number of shares of Company Common Stock attributable to any dividend equivalent rights that have been accrued with respect to such award of Stock Price Performance RSUs but are unpaid as of immediately prior to the Effective Time and (B) shall, with respect to the number of shares of Company Common Stock determined in accordance with the immediately preceding clause (A), as of the Effective Time, automatically and without any action on the part of the holder thereof, be treated as a share of Company Common Stock for all purposes of this Agreement, including the right to receive the Per Share Common Merger Consideration in accordance with Section 3.1(b); provided, however, that, in accordance with Section 3.3(h), a single cash payment shall be made in lieu of the issuance of any fractional shares.
(c)   Company Deferred Stock Units.   Each Company Deferred Stock Unit that is outstanding as of immediately prior to the Effective Time (i) shall, as of immediately prior to the Effective Time, become fully vested and all restrictions, limitations and conditions with respect thereto shall lapse as of immediately prior to the Effective Time and (ii) shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be treated as a share of Company Common Stock for all purposes of this Agreement, including the right to receive the Per Share Common Merger

Consideration in accordance with Section 3.1(b); provided, however, that, in accordance with Section 3.3(h), a single cash payment shall be made in lieu of the issuance of any fractional shares.
(d)   Payment Procedures.   Parent shall cause the consideration described in this Section 3.2 payable with respect to Company Restricted Shares, Company Performance RSUs and Company Deferred Stock Units to be paid in accordance with Section 3.3, which may be net settled in respect of applicable withholding Taxes, if any. To the extent that any payments due under this Section 3.2 cannot be paid at the time specified herein without causing the imposition of additional Taxes or penalties under Section 409A of the Code, such payments shall instead be paid at the earliest time after the Effective Time that would not result in the imposition of such Taxes or penalties.
(e)   Company Actions.   Prior to the Effective Time, the parties agree that the Company shall, and shall be permitted under this Agreement to, take, or cause to be taken, such actions and adopt such resolutions as are required to effectuate the treatment of the Company Restricted Shares, the Company Performance RSUs and the Company Deferred Stock Units pursuant to the terms of this Section 3.2, and to take all actions reasonably required to effectuate any provision of this Section 3.2.
Section 3.3   Payment for Securities; Exchange.
(a)   Exchange Agent; Exchange Fund.   Prior to the Closing Date, Parent, Merger Sub and Parent Manager shall enter into an agreement with the Company’s transfer agent to act as agent for the holders of Company Common Stock, Company Series B Preferred Stock and Company Series C Preferred Stock in connection with the Merger (the “Exchange Agent”) and to receive the Merger Consideration and cash sufficient to pay cash in lieu of fractional shares pursuant to Section 3.3(h) and any dividends or other distributions pursuant to Section 3.3(g), to which such holders shall become entitled pursuant to this Article III. On or prior to the Closing Date and prior to the Effective Time, (i) Parent or Merger Sub shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, Company Series B Preferred Stock and Company Series C Preferred Stock, as applicable, for issuance in accordance with this Article III through the Exchange Agent, (A) the cash (solely as it relates to payments in lieu of fractional shares) and number of shares of Parent Common Stock issuable to the holders of Company Common Stock outstanding immediately prior to the Effective Time pursuant to Section 3.1 and Section 3.2, (B) the number of shares of applicable Parent Preferred Stock issuable to the holders of Company Series B Preferred Stock outstanding immediately prior to the Effective Time pursuant to Section 3.1 and (C) the number of shares of applicable Parent Preferred Stock issuable to the holders of Company Series C Preferred Stock outstanding immediately prior to the Effective Time pursuant to Section 3.1 and (ii) Parent Manager (acting solely on its own behalf) shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for issuance in accordance with this Article III through the Exchange Agent, an aggregate amount of cash sufficient to pay the Per Share Cash Consideration. Parent agrees to deposit with the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 3.3(g) and to make any cash payments in lieu of fractional shares pursuant to Section 3.3(h) and, in the event there are insufficient funds to make the payments contemplated by this Article III, additional cash in an amount which is equal to the deficiency in an amount required to make such payments in full. Parent Manager (acting solely on its own behalf) agrees to deposit with the Exchange Agent, from time to time as needed, cash sufficient to pay the Per Share Cash Consideration and, in the event there are insufficient funds to pay the Per Share Cash Consideration, additional cash in an amount which is equal to the deficiency in an amount required to make such payments in full. Parent and Parent Manager shall instruct the Exchange Agent to, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued in exchange for shares of Company Common Stock, Company Series B Preferred Stock and Company Series C Preferred Stock, as applicable, pursuant to this Agreement out of the Exchange Fund. Except as contemplated by this Section 3.3(a), Section 3.3(g) and Section 3.3(h), the Exchange Fund shall not be used for any other purpose. Any cash, shares of Parent Common Stock and shares of Parent Preferred Stock deposited with the Exchange Agent (including as payment for fractional shares in accordance with Section 3.3(h) and any dividends or other distributions in accordance with Section 3.3(g)) shall be referred to herein as the “Exchange Fund.” The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares of Company Common Stock, Company Series B Preferred Stock and Company Series C Preferred Stock for the Merger Consideration and cash in lieu of fractional shares. Any interest or other income resulting from investment of the cash portion of the Exchange Fund shall become part of the Exchange Fund.
(b)   Exchange Procedures.
(i)   Parent and Parent Manager shall instruct the Exchange Agent to, as soon as practicable after the Effective Time, but in no event more than two Business Days after the Closing Date, mail or otherwise deliver to each record holder, as of immediately prior to the Effective Time, of (A) a certificate or certificates that immediately prior to the Effective Time represented shares of Company Common Stock, Company Series B Preferred Stock or Company Series C Preferred Stock, as applicable (the “Certificates”), or (B) shares of Company Common Stock, Company Series B Preferred Stock or Company Series C Preferred Stock, as applicable, represented by book-entry (“Book-Entry Shares”), in each case, which shares were converted pursuant to Section 3.1 or Section 3.2 into the right to receive the applicable Merger Consideration at the Effective Time, (1) a letter of transmittal (“Letter of Transmittal”), which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the Letter of Transmittal, and which shall be in a customary form and agreed to by Parent and the Company prior to the Closing (it being understood that the forms of Letter of Transmittal to be mailed to the holders of Company Common Stock, Company Series B Preferred Stock and Company Series C Preferred Stock may vary in certain respects due to differences in the respective securities) and (2) instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such shares, for payment of the applicable Merger Consideration set forth in Section 3.1 or Section 3.2.
(ii)   Upon surrender to the Exchange Agent of Certificates or Book-Entry Shares, together with the Letter of Transmittal (or, in the case of Book-Entry Shares, by book-receipt of an “agent’s message” by the Exchange Agent or such other evidence, if any, required to be obtained by the Exchange Agent in connection with the surrender of Book-Entry Shares), duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as may be reasonably required by the Exchange Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor (A) the applicable Merger Consideration pursuant to the provisions of this Article III (which shares of Parent Common Stock and Parent Preferred Stock shall be in uncertificated book-entry form) and (B) a check or wire transfer in the amount equal to the cash payable in lieu of any fractional shares of Parent Common Stock pursuant to Section 3.3(h) and any dividends and other distributions pursuant to Section 3.3(g). No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the applicable Merger Consideration payable in respect of the Certificates or Book-Entry Shares. If payment of the applicable Merger Consideration is to be made to a Person other than the record holder of such shares of Company Common Stock, Company Series B Preferred Stock or Company Series C Preferred Stock, as applicable, it shall be a condition of payment that shares so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the applicable Merger Consideration to a Person other than the registered holder of such shares surrendered or shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. Until surrendered as contemplated by this Section 3.3(b)(ii), each Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration payable in respect of such shares of Company Common Stock, Company Series B Preferred Stock and Company Series C Preferred Stock, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 3.3(h) and any dividends or other distributions to which such holder is entitled pursuant to Section 3.3(g).
(c)   Termination of Rights.   All Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock pursuant to Section 3.3(h) and any dividends or other distributions with respect to Parent Common Stock or Parent Preferred Stock pursuant to Section 3.3(g), in each case paid upon the surrender of and in exchange for shares of Company Common Stock, Company Series B Preferred Stock or Company Series C Preferred Stock in accordance with the terms hereof, shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Common Stock, Company Series B Preferred Stock and Company Series C Preferred Stock, as applicable. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Company of the shares of Company Common Stock, Company Series B Preferred Stock and Company Series C Preferred Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Exchange Agent or the Surviving Corporation for any reason, they shall be cancelled and exchanged for the applicable Merger Consideration payable in respect of the shares of Company Common Stock, Company Series B Preferred Stock or Company Series C Preferred Stock, as applicable, previously represented by such Certificates or Book-Entry Shares (other than Certificates or Book-Entry Shares evidencing Cancelled Shares), any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 3.3(h) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.3(g), without any interest thereon.
(d)   Termination of Exchange Fund.   Any portion of the Exchange Fund that remains undistributed to the former Company Shareholders on the 365th day after the Closing Date shall be delivered to the Surviving Corporation upon demand, and any former Company Shareholders who have not theretofore received the applicable Merger Consideration to which they are entitled under this Article III, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 3.3(h) and any dividends or other distributions with respect to Parent Common Stock and Parent Preferred Stock, as applicable, to which they are entitled pursuant to Section 3.3(g), in each case without interest thereon, shall thereafter look only to the Surviving Corporation and Parent for payment of their claim for such amounts.
(e)   No Liability.   None of the Surviving Corporation, Parent or the Exchange Agent shall be liable to any holder of a Certificate or Book-Entry Share for any Merger Consideration or other amounts properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share has not been surrendered prior to the time that is immediately prior to the time at which the applicable Merger Consideration in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.
(f)   Lost, Stolen or Destroyed Certificates.   If any Certificate (other than a Certificate evidencing Cancelled Shares) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount, pursuant to the policies and procedures of the transfer agent for Parent, as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, Parent and Parent Manager shall instruct the Exchange Agent to issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration payable in respect of the shares of Company Common Stock, Company Series B Preferred Stock or Company Series C Preferred Stock, as applicable, formerly represented by such Certificate, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 3.3(h) and any dividends or other distributions with respect to Parent Common Stock and Parent Preferred Stock to which the holders thereof are entitled pursuant to Section 3.3(g).
(g)   Distributions with Respect to Parent Common Stock or Parent Preferred Stock.   No dividends or other distributions declared or made with respect to shares of Parent Common Stock or Parent Preferred Stock, as applicable, with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificates or Book-Entry Shares with respect to the whole shares of Parent Common Stock or Parent Preferred Stock, as applicable, that such holder would be entitled to receive upon surrender of such Certificates or Book-Entry Shares and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder, in each case until such holder shall surrender such Certificates or Book-Entry Shares in accordance with this Section 3.3. Following surrender of any such Certificate or Book-Entry Shares, there shall be paid to such holder of whole shares of Parent Common Stock or Parent Preferred Stock, as applicable, issuable in exchange therefor, without interest, (i) promptly after the time of such surrender, the amount of any dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock or Parent Preferred Stock, as applicable, to which such holder is entitled pursuant to this Agreement, and (ii) at the appropriate payment date, the amount of any dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock or Parent Preferred Stock, as applicable. For purposes of dividends or other distributions in respect of shares of Parent Common Stock or Parent Preferred Stock, as applicable, all whole shares of Parent Common Stock or Parent Preferred Stock, as applicable, to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if such whole shares of Parent Common Stock or Parent Preferred Stock, as applicable, were issued and outstanding as of the Effective Time.
(h)   No Fractional Shares of Parent Common Stock.   No certificates or scrip or shares representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a shareholder of Parent or a holder of shares of Parent Common Stock. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Parent Common Stock multiplied by (ii) the average of the daily volume weighted average prices of one share of Parent Common Stock for the five consecutive trading days immediately prior to the Closing Date as reported by Bloomberg, L.P. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates and Book-Entry Shares delivered by such holder), the Exchange Agent shall so notify Parent, and Parent shall instruct the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.
(i)   Withholding Taxes.   Notwithstanding anything in this Agreement to the contrary, Parent, the Surviving Corporation, Parent Manager and the Exchange Agent shall be entitled to deduct and withhold from (i) the consideration (including Per Share Common Merger Consideration payable in respect of the Company Restricted Shares, Company Performance RSUs and Company Deferred Stock Units) to be paid by Parent, the Surviving Corporation, Parent Manager or the Exchange Agent hereunder and (ii) any other amounts otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of state, local or foreign Tax Law. If Parent, the Surviving Corporation, Parent Manager or the Exchange Agent believes that such deduction or withholding is required, the applicable withholding Person shall use commercially reasonable efforts to provide the Company with written notice at least five Business Days prior to withholding any amount pursuant to this Section 3.3(i) such that the Company and/or the holders of the Company Common Stock, Company Restricted Shares, Company Performance RSUs and/or Company Deferred Stock Units shall have the opportunity to eliminate or reduce such deduction or withholding obligation by filing appropriate documentation or taking other appropriate action, and subject to their respective obligations under applicable Law, Parent, the Surviving Corporation and Parent Manager shall, and such parties shall instruct the Exchange Agent to, cooperate in good faith with the Company and/or such holders as necessary to eliminate or reduce such deduction or withholding, in each case, to the extent permitted under applicable Law. Any such amounts so deducted or withheld shall be paid over to the relevant Taxing Authority in accordance with applicable Law by the Exchange Agent, the Surviving Corporation, Parent Manager

or Parent, as the case may be, and such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.
(j)   Dissenters’ Rights.   No dissenters’ or appraisal rights shall be available with respect to the Merger or the other Transactions.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the disclosure letter delivered by the Company to Parent and Merger Sub on or prior to the date of this Agreement (the “Company Disclosure Letter”) and except as disclosed in the Company SEC Documents filed or furnished with the SEC and publicly available on EDGAR at least two Business Days prior to the date of this Agreement (including all exhibits and schedules thereto and documents incorporated by reference therein, but excluding any forward-looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section and any other disclosures included therein to the extent they are predictive or forward looking in nature), the Company represents and warrants to Parent and Merger Sub as follows:
Section 4.1   Organization, Standing and Power.
(a)   Each of the Company, its Subsidiaries and the MSR Entities is, as applicable, a corporation, partnership, limited partnership or limited liability company duly organized, validly existing and, where relevant, in good standing under the Laws of its jurisdiction of incorporation or organization, with all requisite entity power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as now being conducted, other than, in each case, where the failure to be so organized, validly existing, in good standing or to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company (a “Company Material Adverse Effect”). Each of the Company, its Subsidiaries and the MSR Entities is duly qualified or licensed to do business and, where relevant, is in good standing in each jurisdiction in which the business it is conducting requires such qualification or license, other than where the failure to so qualify, be licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of its Organizational Documents.
(b)   Section 4.1(b) of the Company Disclosure Letter sets forth an accurate and complete list of each Subsidiary of the Company, including a list of each Subsidiary that is a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (“Qualified REIT Subsidiary”), or a Taxable REIT Subsidiary, together with (i) the jurisdiction of incorporation or organization, as the case may be, of such Subsidiary, (ii) the type and percentage of interest held, directly or indirectly, by the Company in such Subsidiary, (iii) the amount of its authorized capital stock or other equity interests and (iv) the amount of its outstanding capital stock or other equity interests.
(c)   Section 4.1(c) of the Company Disclosure Letter sets forth an accurate and complete list of Persons, other than the Subsidiaries of the Company, in which the Company or any Subsidiary of the Company has an equity interest.
Section 4.2   Capital Structure.
(a)   As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 450,000,000 shares of Class A Common Stock, (ii) 100,000,000 shares of Class B common stock, par value $0.01 per share (“Company Class B Common Stock”), (iii) 100,000 shares of preferred stock designated as Series A Preferred Stock (“Company Series A Preferred Stock”), (iv) 2,000,000 shares of preferred stock designated as Company Series B Preferred Stock, (v) 2,500,000 shares of preferred stock designated as Company Series C Preferred Stock and (vi) 20,400,000 shares of undesignated preferred stock (“Company Undesignated Preferred Stock”). At the close of business on April 30, 2023: (A) 28,360,447 shares of Company Common Stock were issued and outstanding, including 731,959 Company Restricted Shares issued pursuant to the Company 2021 LTIP and 96,168 Company Restricted Shares issued pursuant to the Company 2014 LTIP; (B) 548,272 Company Deferred Stock Units were issued and outstanding, including 230,485 Company Deferred Stock Units issued pursuant to the Company 2021 LTIP, 264,141 Company Deferred Stock Units issued pursuant to the Company 2014 LTIP, 32,477 Company Deferred Stock Units issued pursuant to the Company 2011 LTIP and 21,169 Company Deferred Stock Units issued pursuant to the Company Non-Employee Director Stock Compensation Plan; (C) 1,000,733 Company Performance RSUs (other than Stock Price Performance RSUs) were issued and outstanding, including 1,000,733 Company Performance RSUs issued pursuant to the Company 2021 LTIP and 0 Company Performance RSUs issued pursuant to the Company 2014 LTIP (in each case, assuming such Company Performance RSUs were earned at the maximum level of performance), and 0 shares of Company Common Stock have been accrued in respect of dividend equivalent rights under outstanding awards of such Company Performance RSUs; (D) 2,450,980 Stock Price Performance RSUs were issued and outstanding, including 2,450,980 Stock Price Performance RSUs issued pursuant to the Company 2021 LTIP and 0 Stock Price Performance RSUs issued pursuant to the Company 2014 LTIP (in each case, assuming such Stock Price Performance RSUs were earned at the actual level of performance in connection with the Merger), and 0 shares of Company Common Stock have been accrued in respect of dividend equivalent rights under outstanding awards of such Stock Price Performance RSUs; (E) 379,668 shares of the Company Series B Preferred Stock were issued and outstanding; (F) 957,133 shares of Company Series C Preferred Stock were issued and outstanding; and (G) 813,470 shares of Company Common Stock were reserved for issuance pursuant to the Company 2021 LTIP and 0 shares of Company Common Stock were reserved for issuance pursuant to Company 2014 LTIP. At the close of business on April 30, 2023, none of the Company Class B Common Stock, Company Series A Preferred Stock or Company Undesignated Preferred Stock were outstanding. Except as set forth in this Section 4.2, at the close of business on April 30, 2023, there are no other shares of outstanding Company Capital Stock issued, reserved for issuance or outstanding.
(b)   All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights. All outstanding shares of Company Capital Stock have been issued and granted in compliance in all material respects with applicable state and federal securities Laws, the VSCA and the Organizational Documents of the Company. The Company owns, of record and beneficially, directly or indirectly, (x) all of the issued and outstanding shares of capital stock of, or other equity interests in, the Subsidiaries of the Company and (y) the issued and outstanding limited partner interests set forth in Section 4.1(c) of the Company Disclosure Letter in each MSR Entity, in each case, free and clear of all Liens, other than Permitted Liens. As of the close of business on April 30, 2023, except as set forth in this Section 4.2 and the Organizational Documents of the Company, and except for stock grants or other awards granted in accordance with Section 6.1(b), there are no outstanding: (i) shares of Company Capital Stock; (ii) Voting Debt of the Company; (iii) securities of the Company, any Subsidiary of the Company or any MSR Entity convertible into or exchangeable or exercisable for shares of Company Capital Stock or Voting Debt of the Company; (iv) contractual obligations of the Company, any Subsidiary of the Company or any MSR Entity to repurchase, redeem or otherwise acquire any shares of Company Capital Stock or capital stock, membership interests, partnership interests, joint venture interests or other equity interests of any Subsidiary of the Company; or (v) subscriptions, options, warrants, calls, puts, rights of first refusal or other rights (including preemptive rights), commitments or agreements to which the Company, any Subsidiary of the Company or any MSR Entity is a party or by which it is bound, in any case, obligating the Company, any Subsidiary of the Company or any MSR Entity to (A) issue, deliver, transfer, sell, purchase, redeem or acquire, or cause to be issued, delivered, transferred, sold, purchased, redeemed or acquired, additional shares of Company Capital Stock, any Voting Debt or other voting securities of the Company or (B) grant, extend or enter into any such subscription, option, warrant, call, put, right of first refusal or other similar right, commitment or agreement with respect to shares of Company Capital Stock, any Voting Debt or other voting securities of the Company. Except as set forth in the Organizational Documents of the Company, there are no shareholder agreements, voting trusts or other agreements to which the Company is a party or by which it is bound relating to the voting of any shares of the Company Capital Stock.
(c)   Except as set forth in Section 4.2(c) of the Company Disclosure Letter, the Company has not exempted any Person from the share ownership limits set forth in the Organizational Documents of the

Company or established or increased an “excepted holder limit,” which exemption or “excepted holder limit” remains in effect.
(d)   All dividends or other distributions on the shares of Company Capital Stock and any material dividends or other distributions on any securities of any Subsidiary of the Company which have been authorized or declared prior to the date hereof, including any dividend equivalents payable prior to the date hereof pursuant to the terms of an award of Company Restricted Shares or Company Deferred Stock Units, have been paid in full (except to the extent such dividends or distributions have been declared and are not yet due and payable). As of the date of this Agreement, there are no declared and unpaid dividends with respect to any shares of Company Capital Stock or declared and unpaid material dividends with respect to any securities of any Subsidiary of the Company (including any material dividends payable to the Company from a Subsidiary of the Company).
Section 4.3   Authority; No Violations; Approvals.
(a)   The Company has all requisite corporate power to execute and deliver this Agreement and to perform its obligations hereunder, subject, with respect to the consummation of the Merger, to clauses (i) through (iii) below. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions, including the consummation of the Merger, have been duly and validly authorized by all necessary corporate action on the part of the Company, subject, with respect to consummation of the Merger, to (i) receipt of the Company Shareholder Approval and (ii) the filing of the Articles of Merger with the Virginia Commission and the issuance of a certificate of merger by the Virginia Commission as required by the VSCA. This Agreement has been duly executed and delivered by the Company and, assuming the due and valid execution of this Agreement by Parent, Merger Sub and Parent Manager, constitutes a valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity regardless of whether such enforceability is considered in a Proceeding in equity or at law (collectively, “Creditors’ Rights”). The Company Board, at a meeting duly called and held, (A) determined that this Agreement and the Transactions, including the Merger, are in the best interests of the Company and the Company Shareholders, (B) adopted and approved this Agreement and declared that the Transactions, including the Merger, are advisable, (C) directed that the Merger and the other Transactions be submitted to the holders of Company Common Stock for consideration at the Company Shareholders Meeting and (D) made the Company Board Recommendation. As of the date hereof, none of the foregoing actions by the Company Board have been rescinded, withdrawn or modified in any way. Assuming that the terms of the Parent Series D Cumulative Redeemable Preferred Stock and Parent Series E Cumulative Redeemable Preferred Stock to be issued to the holders of Company Series B Preferred Stock and Company Series C Preferred Stock, respectively, are as set forth in the certificates of designations in the forms attached hereto as Annex B and Annex C, respectively, (1) each holder of Company Preferred Stock shall not have the right to convert any of the shares of Company Series B Preferred Stock and Company Series C Preferred Stock, as applicable, into Company Common Stock as a result of the Merger, and (2) the Company Shareholder Approval is the only vote of the holders of any class or series of the Company Capital Stock that is necessary to approve the Merger and the other Transactions.
(b)   Except as set forth in Section 4.3(b) of the Company Disclosure Letter, the execution and delivery of this Agreement does not, and the consummation of the Transactions will not (with or without notice or lapse of time, or both) (i) assuming that the Company Shareholder Approval is obtained, contravene, conflict with or result in a violation of any provision of the Organizational Documents of the Company, (ii) result in a violation of, or default under, or acceleration of any material obligation or the loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company, any of its Subsidiaries or any MSR Entity, under, any provision of any Company Contract to which the Company, any of its Subsidiaries or any MSR Entity is a party or by which the Company, any of its Subsidiaries or any MSR Entity or their respective properties or assets are bound, or (iii) assuming the Consents referred to in Section 4.4 are duly and timely obtained or made and the Company Shareholder Approval has been obtained, contravene, conflict with or result in a violation of any Law applicable to the Company, any of its Subsidiaries or any MSR Entity or any

of their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such contraventions, conflicts, violations, defaults, acceleration, losses, or Lien that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.4   Consents.   No Consent from any Governmental Entity or Agency is required to be obtained or made by the Company, any of its Subsidiaries or any MSR Entity in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Transactions, except for: (a) the filing with the SEC of (i) a proxy statement in preliminary and definitive form (including any amendments or supplements, the “Proxy Statement”) relating to the meeting of the holders of Company Common Stock to consider the approval of this Agreement, the Merger and the other Transactions (including any postponement, adjournment or recess thereof, the “Company Shareholders Meeting”) and (ii) such reports under the Exchange Act and the Securities Act, and such other compliance with the Exchange Act and the Securities Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions; (b) the filing of the Articles of Merger and any other required filings with the Virginia Commission and the issuance of a certificate of merger by the Virginia Commission in each case pursuant to the VSCA; (c) such filings as may be required under the rules and regulations of NYSE; (d) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws or Takeover Laws; and (e) any such Consent that the failure to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.5   SEC Documents; Financial Statements; Internal Controls and Procedures.
(a)   Since December 31, 2021, the Company has filed or furnished with the SEC all forms, reports, schedules and statements required to be filed or furnished under the Securities Act or the Exchange Act, respectively (such forms, reports, schedules and statements, as amended, collectively, the “Company SEC Documents”). As of their respective filing dates, or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment made prior to the date hereof, each of the Company SEC Documents, as amended, complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b)   The consolidated audited and unaudited interim financial statements of the Company included or incorporated by reference in the Company SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments) the consolidated financial position, results of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries, as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim financial statements, to absence of notes and normal year-end adjustments). To the knowledge of the Company, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review and the Company does not have outstanding and unresolved comments from the SEC with respect to any of the Company SEC Documents. As of the date hereof, none of the Company SEC Documents is the subject of any confidential treatment request by the Company.
(c)   Other than any off-balance sheet arrangements disclosed in the Company SEC Documents filed or furnished prior to the date hereof, neither the Company nor any Subsidiary of the Company is a party to, or has any contract to become a party to, any joint venture, off-balance sheet partnership or any similar contractual arrangement, including any off-balance sheet arrangements (as described in

Instruction 8 to Item 303(b) of Regulation S-K of the SEC) where the purpose of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or any Company SEC Documents.
(d)   The Company has established and maintains disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) as required by the Exchange Act. From January 1, 2022, to the date of this Agreement, the Company’s auditors and the Company Board have not been advised of (i) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting, and, in each case, neither the Company nor any of its Representatives has failed to disclose such information to the Company’s auditors or the Company Board.
Section 4.6   Absence of Certain Changes or Events.
(a)   From January 1, 2023, through the date of this Agreement, there has not been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.
(b)   From January 1, 2023, through the date of this Agreement, except for events giving rise to, and the discussion and negotiation of and other actions taken in connection with, this Agreement, the Company and each of its Subsidiaries and, to the Company’s knowledge, each MSR Entity (only with respect to the MSR Investments) have conducted their business in the ordinary course of business in all material respects.
Section 4.7   No Undisclosed Material Liabilities.    There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities reflected or reserved against on the consolidated balance sheet of the Company dated as of December 31, 2022 (including the notes thereto) contained in the Company SEC Documents filed or furnished prior to the date hereof; (b) liabilities incurred in the ordinary course of business subsequent to December 31, 2022; (c) liabilities incurred in connection with the preparation, negotiation and consummation of the Transactions; (d) liabilities incurred as permitted under Section 6.1(b)(ix); and (e) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.8   Information Supplied.    None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent pursuant to which shares of Parent Common Stock, Parent Series D Cumulative Redeemable Preferred Stock and Parent Series E Cumulative Redeemable Preferred Stock issuable in the Merger will be registered with the SEC (including any amendments or supplements, the “Registration Statement”) shall, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Proxy Statement shall, at the date it is first mailed to the Company Shareholders and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation is made by the Company with respect to statements made therein based on information (i) supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference therein or (ii) not supplied by or on behalf of the Company and not obtained from or incorporated by reference to the Company’s filings with the SEC.
Section 4.9   Company Permits; Compliance with Applicable Law.    The Company, its Subsidiaries and the MSR Entities hold all permits, licenses, franchises, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the “Company

Permits”), except where the failure to so hold would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company, its Subsidiaries and the MSR Entities are in compliance with the terms of the Company Permits, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Subsidiary of the Company nor any MSR Entity, is in violation or breach of, or default under, any Company Permit, nor has the Company, any Subsidiary of the Company or any MSR Entity received any claim or notice indicating that the Company, any Subsidiary of the Company or any MSR Entity, as applicable, is currently not in compliance with the terms of any Company Permits, except where the failure to be in compliance with the terms of any Company Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The businesses of the Company, its Subsidiaries and the MSR Entities are not currently being conducted, and at no time since January 1, 2022, have been conducted, in violation of any applicable Law, except for violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, to the knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company, any of its Subsidiaries or any MSR Entity is pending or, to the knowledge of the Company, threatened, other than those the outcome of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.10   Compensation; Benefits.
(a)   Set forth in Section 4.10(a) of the Company Disclosure Letter is a list, as of the date hereof, of all of the Employee Benefit Plans sponsored, maintained, contributed to, or required to be contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has, or could reasonably be expected to have, any material liability (the “Company Plans”). True, correct and complete copies of each of the Company Plans (or, in the case of any unwritten Company Plan, a written description thereof) and any amendments thereto and, as applicable, any related trust agreements, insurance contracts or other funding arrangements, favorable determination or opinion letters, and the most recent report on Form 5500 and summary plan description with respect to each such Company Plan, in each case, have been furnished or made available to Parent or its Representatives.
(b)   Each Company Plan has been administered, funded (if applicable) and maintained in compliance with its terms and all applicable Laws, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c)   Each Company Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code has received a favorable determination letter, or may rely on a favorable opinion letter, issued by the IRS, and to the knowledge of the Company, no events have occurred that would reasonably be expected to result in any such letter being revoked or in the loss of the qualified status of any such Company Plan.
(d)   As of the date of this Agreement, there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened against, or with respect to, any of the Company Plans, except for such pending actions, suits or claims that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(e)   All material contributions required to be made to the Company Plans pursuant to their terms have been timely made.
(f)   There are no material unfunded benefit obligations with respect to any Company Plan that have not been properly accrued for in the Company’s financial statements or disclosed in the notes thereto in accordance with GAAP.
(g)   None of the Company or any of its Subsidiaries contributes to, has an obligation to contribute to or otherwise has any liability (actual or contingent) with respect to, and no Company Plan is, a plan subject to Title IV of ERISA (including a multiemployer plan within the meaning of Section 3(37) of ERISA), Section 302 of ERISA or Section 412 of the Code.
(h)   Except for continuation coverage to be provided, and for no longer than the continuation coverage is required to be provided, pursuant to Section 4980B of the Code or any similar state Law for which any director, officer or employee (including any former director, officer or employee) is responsible for the full cost of such coverage, neither the Company nor any of its Subsidiaries has any current or projected liability for, and no Company Plan provides or promises, any post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any director, officer or employee (including any former director, officer or employee) of the Company or any of its Subsidiaries.
(i)   Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former service provider of the Company or any of its Subsidiaries for any Tax incurred by such service provider under Sections 409A or 4999 of the Code.
(j)   Except as contemplated by this Agreement or as set forth in Section 4.10(j) of the Company Disclosure Letter, the execution and delivery of this Agreement and the consummation of the Transactions will not (either alone or in combination with another event), (i) result in any payment or benefit from the Company or any of its Subsidiaries becoming due, or increase in the amount of any compensation due, to any of their respective current or former officers, employees or consultants, (ii) increase any benefits otherwise payable under any Company Plan, (iii) result in the acceleration of the time of payment (including the funding of a trust or transfer of any assets to fund any benefits under any Company Plan) or vesting of or otherwise trigger any compensation or benefits payable to or in respect of any current or former employee, director or consultant of the Company or its Subsidiaries or (iv) limit or restrict the right of the Company or any of its Subsidiaries to merge, amend or terminate any Company Plan.
(k)   Except as set forth in Section 4.10(k) of the Company Disclosure Letter, no payment or benefit (or portion thereof) that is required to be made by the Company, the Surviving Corporation or Parent under any Company Plan or this Agreement with respect to any “disqualified individual” (as defined within Treas. Reg. 1.280G-1, Q&A 15), individually or in the aggregate, could be an “excess parachute payment” within the meaning of Section 280G(b) of the Code.
Section 4.11   Employment and Labor Matters.
(a)   The Company has provided Parent a true, correct and complete list of each employee of the Company or any of its Subsidiaries that specifies for each such individual, to the extent applicable, his or her: (i) name; (ii) job title; (iii) employing entity; (iv) hire date and service date (if different than hire date); (v) status as exempt or non-exempt under the Fair Labor Standards Act; (vi) current annualized salary or hourly rate of pay, as applicable; (vii) eligibility to receive other compensation (including bonus, commissions, profit-sharing, pension benefits and any other non-wage compensation); (viii) leave status (including type of leave, duration of leave and expected return date); (ix) details of any applicable visa, work permit or other work authorization, including details regarding sponsoring entity and date of expiration, as applicable; and (x) primary location of employment. The Company has also provided Parent a true, correct and complete list of each individual who provides material services to the Company or any of its Subsidiaries in the capacity of an independent contractor, along with his or her (i) name and, if applicable, the entity through which he or she provides services, (ii) services performed, and (iii) compensation for such services. Collectively, the individuals listed within the two lists provided by the Company to Parent and referenced in this Section 4.11(a) represent the entirety of the individuals necessary to manage and operate the businesses of the Company and its Subsidiaries as currently managed and operated.
(b)   The Company and each of its Subsidiaries and, to the Company’s knowledge, each MSR Entity, are, and since January 1, 2022 have been, in compliance with all applicable Laws respecting labor and employment, including all such Laws respecting wages, hours, overtime pay, non-discrimination, non-retaliation, non-harassment, civil rights, employment practices, equal employment opportunity, recordkeeping, meal and rest breaks, employee training, immigration and employment eligibility verification, withholdings and deductions, privacy, classification and payment of employees, independent contractors and consultants, pay and employment equity, collective bargaining, employee leave, plant closings and mass layoffs, workers’ compensation, occupational health and safety and the terms and conditions of employment, except to the extent the failure to comply would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)   There are not, and since January 1, 2022 have not been, any Proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or, to the knowledge of the Company, any MSR Entity, in connection with the employment or engagement of, on behalf of, or otherwise relating to, any current or former employee of the Company or any of its Subsidiaries or any other individual who provides or has provided services to the Company or any of its Subsidiaries, except for such pending or threatened Proceedings that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(d)   Neither the Company nor any Subsidiary of the Company is or has ever been a party to, or bound by, any collective bargaining agreement, memorandum of understanding or other contract with a labor union, works council, labor organization or similar representative of employees. Neither the Company nor any Subsidiary of the Company is or has ever been subject to any strikes, work stoppages, picketing, walkouts, slowdowns, lockouts, arbitrations, grievances, unfair labor practice charges or other material labor disputes. There are no demands for recognition or certification, and, to the knowledge of the Company, there is no organizing activity with respect to the formation of a collective bargaining unit or election or recognition of a collective bargaining representative presently being made or, to the knowledge of the Company, threatened involving employees of the Company or any Subsidiary of the Company.
Section 4.12   Taxes.
(a)   The Company and each of its Subsidiaries and, to the knowledge of the Company, each of the MSR Entities has (i) duly and timely filed (or there have been filed on their behalf) with the appropriate Taxing Authority all U.S. federal income and all other material Tax Returns required to be filed by them, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were and are correct and complete in all material respects, and (ii) duly and timely paid in full (or there has been duly and timely paid in full on their behalf) all material amounts of Taxes required to be paid by them, other than Taxes that are not yet due and payable or that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP.
(b)   The Company: (i) for its taxable years commencing with the Company’s taxable year that ended on December 31, 2019, and through and including its taxable year ended December 31, 2022, has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT in such years; (ii) has operated since January 1, 2023, until the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year that will end with the Merger; and (iv) has not taken or, to its knowledge, omitted to take any action that could reasonably be expected to result in a successful challenge by the IRS or any other Governmental Entity to its qualification as a REIT and, to the knowledge of the Company, no such challenge is pending or has been threatened in writing.
(c)   Each of the Company’s Subsidiaries and each of the MSR Entities has been since the latest of December 31, 2019, its acquisition or its formation and continues to be treated for U.S. federal and state income tax purposes as (i) a partnership (or a disregarded entity) and not as a corporation or an association or publicly traded partnership taxable as a corporation, (ii) a Qualified REIT Subsidiary or (iii) a Taxable REIT Subsidiary.
(d)   Neither the Company nor any of its Subsidiaries holds any asset the disposition of which would be subject to Tax pursuant to Section 337(d) or Section 1374 of the Code (or any similar rules) or the regulations thereunder, nor has it disposed of any such asset during its current taxable year.
(e)   (i) There are no audits, investigations by any Governmental Entity or other proceedings pending or, to the knowledge of the Company, threatened in writing with regard to any material Taxes or Tax Returns of the Company, any of its Subsidiaries or, to the knowledge of the Company, any of the MSR Entities; (ii) no material deficiency for Taxes of the Company, any of its Subsidiaries or any of the MSR Entities has been claimed, proposed or assessed in writing or, to the knowledge of the Company, threatened in writing, by any Governmental Entity, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; (iii) neither the Company, any of its Subsidiaries nor, to the knowledge of the Company, any of the MSR Entities has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course); (iv) neither the Company, any of its Subsidiaries nor, to the knowledge of the Company, any of the MSR Entities is currently the beneficiary of any extension of time within which to file any material Tax Return that remains unfiled; and (v) neither the Company, any of its Subsidiaries nor, to the knowledge of the Company, any of the MSR Entities has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).
(f)   Since the Company’s formation, (i) neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code which has not been previously paid and (ii) neither the Company nor any of its Subsidiaries has incurred any material liability for any other Taxes other than (x) in the ordinary course of business or consistent with past practice or (y) transfer or similar Taxes arising in connection with acquisitions or dispositions of property. No event has occurred, and, to the knowledge of the Company, no condition or circumstance exists, which presents a material risk that any material amount of Tax described in the previous sentence will be imposed upon the Company or any of its Subsidiaries.
(g)   The Company and its Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, 3102 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Taxing Authority all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.
(h)   There are no material Tax Liens upon any property or assets of the Company or any of its Subsidiaries except for Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.
(i)   Neither the Company nor any of its Subsidiaries has requested, has received or is subject to any written ruling of a Taxing Authority or has entered into any written agreement with a Taxing Authority.
(j)   There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving the Company or any of its Subsidiaries, and after the Closing Date neither the Company nor any of its Subsidiaries shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date, in each case, other than customary provisions of commercial or credit agreements.
(k)   Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than any Subsidiary of the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, or otherwise by Law.
(l)   Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(m)   As of December 31st of each taxable year of the Company from and since the Company’s taxable year ended December 31, 2019, and, as of the date hereof, neither the Company nor any of its Subsidiaries (other than Taxable REIT Subsidiaries) has or has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.
(n)   Neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which action or failure would reasonably be expected to jeopardize, nor to the knowledge of the

Company is there any other fact or circumstance that could be reasonably expected to prevent, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
(o)   Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.
(p)   No written power of attorney that has been granted by the Company or any of its Subsidiaries (other than to the Company or any of its Subsidiaries) is currently in force with respect to any matter relating to Taxes.
(q)   Neither the Company nor any of its Subsidiaries has undergone an ownership change (within the meaning of Section 382(g)(1) of the Code).
(r)   This Section 4.12 and Section 4.10 constitute the exclusive representations and warranties of the Company with respect to Tax matters.
Section 4.13   Litigation.    Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no, and since January 1, 2022 has been no, (a) Proceeding pending or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of the MSR Entities or any of their respective properties, rights or assets or (b) judgment, decree or injunction, ruling or order, in each case, of any Governmental Entity or arbitrator outstanding against the Company, any of its Subsidiaries or any of the MSR Entities.
Section 4.14   Intellectual Property.    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company, its Subsidiaries or the MSR Entities own or are licensed or otherwise possess valid rights to use all Company Intellectual Property used in the conduct the business of the Company and its Subsidiaries and the business of the MSR Entities regarding the MSR Investments, in each case, as it is currently conducted, (b) to the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries and the business of the MSR Entities regarding the MSR Investments, in each case, as it is currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Person, (c) there are no pending or, to the knowledge of the Company, threatened claims with respect to any of the Company Intellectual Property rights owned by the Company, any Subsidiary of the Company or any of the MSR Entities and (d) to the knowledge of the Company, no Person is currently infringing or misappropriating Company Intellectual Property. The Company, its Subsidiaries and, to the Company’s knowledge, the MSR Entities have taken reasonable measures to protect the confidentiality of trade secrets used in the businesses of each of the Company and its Subsidiaries and the business of the MSR Entities regarding the MSR Investments, in each case, as presently conducted, except where failure to do so would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.15   Real Property.    Neither the Company nor any Subsidiary of the Company owns any real property, other than as and to the extent disclosed in Section 4.15 of the Company Disclosure Letter or the Company SEC Documents filed or furnished with the SEC prior to the date hereof. Neither the Company nor any Subsidiary of the Company has leased or subleased any real property and does not have any obligation to pay any rent or other fees for any real property other than as and to the extent disclosed in Section 4.15 of the Company Disclosure Letter or the Company SEC Documents filed or furnished with the SEC prior to the date hereof.
Section 4.16   Material Contracts.
(a)   Section 4.16(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of:
(i)   other than (A) contracts providing for the acquisition, purchase, sale, funding, pledging or divestiture of Company Portfolio Securities entered into by the Company, its Subsidiaries or the MSR Entities in the ordinary course of business, and (B) repurchase contracts entered pursuant to the Company’s existing master repurchase agreements (as in effect as of the date hereof) to finance the purchase price of assets or refinance the Company’s repurchase obligations pursuant to such master repurchase agreements, in each case in the ordinary course of the Company’s business, each merger, business combination, acquisition, purchase, sale or divestiture contract to which the Company or a Subsidiary of the Company is a party that contains representations, covenants, indemnities or other obligations (including “earnout” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making of future payments in excess of $250,000;
(ii)   each contract that grants any right of first refusal or right of first offer or that limits the ability of the Company, any Subsidiary of the Company or any of their respective Affiliates to own, operate, sell, transfer, pledge or otherwise dispose of any businesses, securities or assets (other than provisions requiring notice of or consent to assignment by any counterparty thereto);
(iii)   each contract relating to outstanding Indebtedness (or commitments or guarantees in respect thereof) of the Company or any of its Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in excess of $250,000;
(iv)   each contract to which the Company or a Subsidiary of the Company is a party that involves or constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a forward, swap or other hedging transaction of any type, unless entered into for bona fide hedging purposes (collectively, “Hedging Contracts”);
(v)   each employment contract to which the Company or a Subsidiary of the Company is a party other than employment contracts providing for at-will employment that can be terminated at any time with less than one day’s notice and without liability to the Company or any of its Subsidiaries;
(vi)   each contract containing any non-compete, non-solicit, exclusivity or similar type of provision that materially restricts the ability of the Company or any of its Subsidiaries (including Parent upon consummation of the Transactions) to compete or otherwise engage in any line of business or with any Person or geographic area;
(vii)   each contract pursuant to which the Company or any Subsidiary of the Company may be obligated to issue or repurchase any Company Capital Stock or any capital stock or other equity interests in any Subsidiary of the Company;
(viii)   each partnership, joint venture, limited liability company or strategic alliance agreement to which the Company or a Subsidiary of the Company is a party (other than any such agreement solely between or among the Company and its wholly owned Subsidiaries);
(ix)   each contract between or among the Company or any Subsidiary of the Company, on the one hand, and any officer, director or Affiliate (other than a wholly owned Subsidiary of the Company) of the Company or any of its Subsidiaries or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand;
(x)   each contract that obligates the Company or any of its Subsidiaries to indemnify any past or present directors, officers or employees of the Company or any of its Subsidiaries;
(xi)   each vendor, supplier or third party consulting or similar contract not otherwise described in this Section 4.16(a) that (A) cannot be voluntarily terminated pursuant to its terms within 60 days after the Effective Time and (B) under which it is reasonably expected the Company or any of its Subsidiaries will be required to pay fees, expenses or other costs in excess of $250,000 following the Effective Time;
(xii)   each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) not otherwise described in this Section 4.16(a) with respect to the Company or any Subsidiary of the Company; and

(xiii)   each contract evidencing an interest or obligation of the Company, its Subsidiaries or any MSR Entity in connection with any MSR Investment, including (A) Indebtedness related to such MSR Investment, (B) purchase agreements for mortgage servicing rights (“MSRs”) underlying a MSR Investment, to the extent such MSR Investment is entered into between the Company, its Subsidiaries or any MSR Entity and the applicable MSR purchaser (each, an “MSR Purchase Agreement”), (C) any agreement for which rights in the MSR Investment are pledged or which document any costs or expenses assumed or required to be paid in connection with a MSR Investment, (D) sale confirmations or other agreements of the relevant parties to substantiate the acquisition of any MSR Investment and any related MSR Purchase Agreement and (E) any consent or agreement (via acknowledgment agreement, subordination of interest agreement, bifurcation agreement or otherwise) from an Agency with respect to any MSR Investment.
(b)   Collectively, the contracts set forth in Section 4.16(a) are herein referred to as the “Company Contracts.” Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Contract is legal, valid, binding and enforceable in accordance with its terms on the Company, each of its Subsidiaries and each MSR Entity, as applicable, that is a party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect, subject, as to enforceability, to Creditors’ Rights. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries nor any MSR Entity is in breach or default under any Company Contract nor, to the knowledge of the Company, is any other party to any such Company Contract in breach or default thereunder. Complete and accurate copies of each Company Contract in effect as of the date hereof (including all amendments and modifications) have been furnished to or otherwise made available to Parent. Since January 1, 2022, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any MSR Entity, has received written notice of any material violation of or material default under any Company Contract.
Section 4.17   Insurance.    To the knowledge of the Company, (a) all current, material insurance policies of the Company and its Subsidiaries (collectively, the “Material Company Insurance Policies”) are in full force and effect and (b) all premiums payable under the Material Company Insurance Policies prior to the date of this Agreement have been duly paid. As of the date of this Agreement, no written notice of cancellation or termination has been received with respect to any Material Company Insurance Policy.
Section 4.18   Opinion of Financial Advisor.   The Company Board has received an opinion from Wells Fargo Securities, LLC addressed to the Company Board to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, limitations, qualifications and other factors set forth therein, the Per Share Common Merger Consideration to be paid to the holders of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders.
Section 4.19   Brokers.    Except for the fees and expenses payable to Wells Fargo Securities, LLC, which shall be paid by the Company, no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.
Section 4.20   State Takeover Statute.    Assuming the accuracy of Section 5.21, the Company Board has taken all action necessary to render exempt or inapplicable to the Merger and the other Transactions: (a) the provisions of Article 14.1 of the VSCA; and (b) to the extent applicable to the Company, any other Takeover Law.
Section 4.21   Investment Company Act.    Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any MSR Entity is, or as of immediately prior to the Effective Time will be, required to be registered as an investment company under the Investment Company Act.
Section 4.22   Related Party Transactions.    Except as set forth in the Company SEC Documents filed through and including the date of this Agreement or as permitted by this Agreement, from January 1, 2021 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliates (other than Subsidiaries of the Company) of the Company, on the other hand, that would be required to be disclosed by the Company under Item 404 of Regulation S-K promulgated by the SEC. Section 4.22 of the Company Disclosure Letter sets forth each agreement between the Company, any of its Subsidiaries or any MSR Entity, on the one hand, and any Affiliates (other than Subsidiaries of the Company) of the Company, on the other hand.
Section 4.23   Company Rights Agreement.    Other than the Company Rights Agreement, there is no stockholders rights plan, “poison pill” anti-takeover plan or other similar arrangement in effect, to which the Company is party or otherwise bound. The Company and the Company Board have taken all necessary action to render the Rights (as defined in the Company Rights Agreement) issued pursuant to the Company Rights Agreement inapplicable to the execution and delivery of this Agreement and the consummation of the Transactions and to ensure that none of the execution or delivery of this Agreement or the consummation of the Transactions will result in a Distribution Date (as defined in the Company Rights Agreement). As of the date hereof, no Distribution Date has occurred and the Company has not determined any Person to be an Acquiring Person (as defined in the Company Rights Agreement).
Section 4.24   No Additional Representations.
(a)   Except for the representations and warranties made in this Article IV, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries or the MSR Entities or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Parent, Merger Sub or any of their respective Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or any MSR Entity or their respective properties, assets or businesses or (ii) except for the representations and warranties made by the Company in this Article IV, any oral or written information presented to Parent or Merger Sub or any of their respective Affiliates or Representatives in the course of their due diligence investigation of the Company, any of its Subsidiaries or any MSR Entity, the negotiation of this Agreement or in the course of the Transactions.
(b)   Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that none of Parent, Merger Sub or any other Person has made or is making, and the Company expressly disclaims reliance upon, any representations, warranties or statements relating to Parent or its Subsidiaries (including Merger Sub) whatsoever, express or implied, beyond those expressly given by Parent and Merger Sub in Article V, the Parent Disclosure Letter or in any other document or certificate delivered by Parent or Merger Sub or their respective Affiliates or Representatives in connection herewith, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent furnished or made available to the Company or any of its Affiliates or Representatives. Without limiting the generality of the foregoing, the Company acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to the Company or any of its Affiliates or Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Merger or the other Transactions).
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB AND PARENT MANAGER
Except as set forth in the disclosure letter delivered by Parent, Merger Sub and Parent Manager to the Company on or prior to the date of this Agreement (the “Parent Disclosure Letter”) and except as disclosed in the Parent SEC Documents filed or furnished with the SEC and publicly available on EDGAR at least two Business Days prior to the date of this Agreement (including all exhibits and schedules thereto and documents incorporated by reference therein, but excluding any forward-looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section and any other disclosures included therein to the extent they are predictive or forward looking in nature), Parent and Merger Sub jointly and severally, on the one hand, and Parent Manager, on the other hand, as applicable, represent and warrant to the Company as follows:

Section 5.1   Organization, Standing and Power.
(a)   Each of Parent, its Subsidiaries (including Merger Sub) and Parent Manager is, as applicable, a corporation, partnership or limited liability company duly organized, validly existing and, where relevant, in good standing under the Laws of its jurisdiction of incorporation or organization, with all requisite entity power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as now being conducted, other than where the failure to be so organized, validly existing, in good standing or to have such power or authority would not reasonably be expected to (i) in the case of Parent and Merger Sub, have, individually or in the aggregate, a Material Adverse Effect on Parent (a “Parent Material Adverse Effect”) and (ii) in the case of Parent Manager, materially prevent the ability of Parent Manager to perform its obligations under this Agreement or to consummate the Transactions before the End Date. Each of Parent, its Subsidiaries (including Merger Sub) and Parent Manager is duly qualified or licensed to do business and, where relevant, is in good standing in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification, licensing or good standing necessary, other than where the failure to so qualify, be licensed or in good standing would not reasonably be expected to (x) in the case of Parent and Merger Sub, have, individually or in the aggregate, a Parent Material Adverse Effect and (y) in the case of Parent Manager, materially prevent the ability of Parent Manager to perform its obligations under this Agreement or to consummate the Transactions before the End Date. Parent and Merger Sub each has heretofore made available to the Company complete and correct copies of its Organizational Documents.
(b)   Section 5.1(b) of the Parent Disclosure Letter sets forth an accurate and complete list of each Significant Subsidiary of Parent, including a list of each Significant Subsidiary that is a Qualified REIT Subsidiary, a Taxable REIT Subsidiary or a REIT, together with (i) the jurisdiction of incorporation or organization, as the case may be, of such Significant Subsidiary, (ii) the type and percentage of interest held, directly or indirectly, by Parent in such Significant Subsidiary, (iii) the amount of such Significant Subsidiary’s authorized capital stock or other equity interests and (iv) the amount of such Significant Subsidiary’s outstanding capital stock or other equity interests.
Section 5.2   Capital Structure.
(a)   As of the date of this Agreement, the authorized capital stock of Parent consists of (i) 200,000,000 shares of Parent Common Stock and (ii) 100,000,000 shares of Parent Preferred Stock. At the close of business on April 30, 2023: (A) 67,161,740 shares of Parent Common Stock were issued and outstanding; (B) 13,420,421 shares of Pre-Merger Parent Preferred Stock were issued and outstanding; (C) 815,933 shares of Parent Common Stock were reserved for issuance pursuant to equity or equity-based awards outstanding under, or that may be granted in the future under, the equity compensation plan of Parent (as amended from time to time, the “Parent Equity Plan”); and (D) 40,576,092 shares of Parent Common Stock were reserved for issuance in connection with the conversion of Pre-Merger Parent Preferred Stock. Except as set forth in this Section 5.2, at the close of business on April 30, 2023, there are no other shares of outstanding Parent Capital Stock issued, reserved for issuance or outstanding.
(b)   All outstanding shares of Parent Capital Stock have been, and all shares of Parent Capital Stock to be issued in connection with the Merger, when so issued in accordance with the terms of this Agreement, are or will be, as applicable, (i) duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights and (ii) issued and granted in compliance in all material respects with applicable state and federal securities Laws and other applicable Law, the Delaware General Corporation Law and the Organizational Documents of Parent. The Parent Common Stock and Parent Preferred Stock to be issued pursuant to this Agreement, when issued, will be (A) validly issued, fully paid and nonassessable and not subject to preemptive rights, (B) free and clear of any Liens and (C) issued in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all requirements set forth in any applicable contracts of Parent or its Subsidiaries. Parent owns, of record and beneficially, directly or indirectly, all of the issued and outstanding shares of capital stock, membership interests, partnership interests or other equity interests, as applicable, of the Subsidiaries of Parent, including Merger Sub, free and clear of all Liens, other than Permitted Liens. As of the close of business on April 30, 2023, except as set forth in this Section 5.2, there is or are no outstanding: (i) shares of Parent Capital Stock; (ii) Voting Debt of Parent or any of its Subsidiaries; (iii) securities of Parent or any Subsidiary of Parent convertible into or exchangeable or exercisable for shares of Parent Capital Stock or Voting Debt of Parent or any of its Subsidiaries; (iv) contractual obligations of Parent or any Subsidiary of Parent to repurchase, redeem or otherwise acquire any shares of Parent Capital Stock or capital stock, membership interests, partnership interests, joint venture interests or other equity interests of any Subsidiary of Parent, except as set forth in Section 5.2(b) of the Parent Disclosure Letter; or (v) subscriptions, options, warrants, calls, puts, rights of first refusal or other rights (including preemptive rights), commitments or agreements to which Parent or any Subsidiary of Parent is a party or by which it is bound, in any case, obligating Parent or any Subsidiary of Parent to (1) issue, deliver, transfer, sell, purchase, redeem or acquire, or cause to be issued, delivered, transferred, sold, purchased, redeemed or acquired, additional shares of Parent Capital Stock, any Voting Debt or other voting securities of Parent or (2) grant, extend or enter into any such subscription, option, warrant, call, put, right of first refusal or other similar right, commitment or agreement. There are no shareholder agreements, voting trusts or other agreements to which Parent is a party or by which it is bound relating to the voting of any shares of Parent Capital Stock.
(c)   As of the date of this Agreement, all of the outstanding shares of capital stock of Merger Sub are validly issued and fully paid and are wholly owned by Parent.
(d)   All dividends or other distributions on the shares of Parent Capital Stock and any material dividends or other distributions on any securities of any Subsidiary of Parent which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been declared and are not yet due and payable). As of the date of this Agreement, except as disclosed in the Parent SEC Documents, there are no declared and unpaid dividends with respect to any shares of Parent Capital Stock or declared and unpaid material dividends with respect to any securities of any Subsidiary of Parent.
Section 5.3   Authority; No Violations; Approvals.
(a)   Each of Parent, Merger Sub and Parent Manager has all requisite organizational power to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Parent, Merger Sub and Parent Manager and the consummation by Parent, Merger Sub and Parent Manager of the Transactions, including the consummation of the Merger, have been duly and validly authorized by all necessary corporate action on the part of each of Parent, Merger Sub and Parent Manager, subject to, with respect to consummation of the Merger, the filing of the Articles of Merger with, and acceptance for record by, the Virginia Commission pursuant to the VSCA and the issuance of a certificate of merger by the Virginia Commission as required by the VSCA. This Agreement has been duly executed and delivered by each of Parent, Merger Sub and Parent Manager and, assuming the due and valid execution of this Agreement by the Company, constitutes a valid and legally binding obligation of each of Parent, Merger Sub and Parent Manager enforceable against Parent, Merger Sub and Parent Manager in accordance with its terms, subject, as to enforceability, to Creditors’ Rights. The Parent Board, at a meeting duly called and held unanimously, (i) determined that this Agreement and the Transactions, including the Parent Stock Issuance, are in the best interests of Parent, and (ii) approved this Agreement and the Transactions, including the Parent Stock Issuance. The Merger Sub Board has by written consent (A) determined that this Agreement, including the Plan of Merger, and the Transactions, including the Merger, are in the best interests of Merger Sub and the Merger Sub Sole Shareholder, (B) adopted and approved this Agreement, including the Plan of Merger, and declared that the Transactions, including the Merger, are advisable and (C) directed that this Agreement, including the Plan of Merger, and the Transactions, including the Merger, be submitted to the Merger Sub Sole Shareholder for its approval. The Merger Sub Sole Shareholder has by written consent (x) determined that this Agreement, including the Plan of Merger, and the Transactions, including the Merger, are in the best interests of Merger Sub and (y) approved this Agreement, including the Plan of Merger, and declared that the Transactions, including the Merger, are advisable. As of the date hereof, none of the foregoing actions by the Parent Board, the Merger Sub Board or the Merger Sub Sole Shareholder have been rescinded, withdrawn or modified in any way. There is no vote of the holders of any class or series of Parent Capital Stock necessary to approve the Transactions, including the Merger and the Parent Stock Issuance.

(b)   Except as set forth in Section 5.3(b) of the Parent Disclosure Letter, the execution and delivery of this Agreement does not, and the consummation of the Transactions will not (with or without notice or lapse of time, or both) (i) contravene, conflict with or result in a violation of any provision of the Organizational Documents of Parent, Merger Sub or Parent Manager, (ii) result in a violation of, or default under, or acceleration of any material obligation or the loss of a material benefit under, or result in the creation of any Liens upon any of the properties or assets of Parent, any of its Subsidiaries or Parent Manager under, any provision of any Parent Contract to which Parent, any of its Subsidiaries or Parent Manager is a party (or any other material contract to which Parent Manager is a party) or by which Parent, Merger Sub, any of their respective Subsidiaries or Parent Manager or their respective properties or assets are bound, or (iii) assuming the Consents referred to in Section 5.4 are duly and timely obtained or made, contravene, conflict with or result in a violation of any Law applicable to Parent, any of its Subsidiaries, Parent Manager or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such contraventions, conflicts, violations, defaults, acceleration, losses, or Liens that would not reasonably be expected to (x) in the case of Parent and Merger Sub, have, individually or in the aggregate, a Parent Material Adverse Effect and (y) in the case of Parent Manager, materially prevent the ability of Parent Manager to perform its obligations under this Agreement or to consummate the Transactions before the End Date.
Section 5.4   Consents.   No Consent from any Governmental Entity, is required to be obtained or made by Parent, any of its Subsidiaries or Parent Manager in connection with the execution and delivery of this Agreement by Parent, Merger Sub or Parent Manager or the consummation by Parent, Merger Sub or Parent Manager of the Transactions, except for: (a) the filing with the SEC of (i) the Registration Statement and (ii) such reports under the Exchange Act and the Securities Act, and such other compliance with the Exchange Act and the Securities Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions; (b) the filing of the Articles of Merger and any other required filings with the Virginia Commission pursuant to the VSCA and the issuance of a certificate of merger by the Virginia Commission as required by the VSCA; (c) such filings as may be required under the rules and regulations of the NYSE; (d) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws or Takeover Laws; and (e) any such Consent that the failure to obtain or make would not reasonably be expected to (x) in the case of Parent and Merger Sub, have, individually or in the aggregate, a Parent Material Adverse Effect and (y) in the case of Parent Manager, materially prevent the ability of Parent Manager to perform its obligations under this Agreement or to consummate the Transactions before the End Date.
Section 5.5   SEC Documents; Financial Statements; Internal Controls and Procedures.
(a)   Since December 31, 2021, Parent has filed or furnished with the SEC all forms, reports, schedules and statements required to be filed or furnished under the Securities Act or the Exchange Act, respectively (such forms, reports, schedules and statements, as amended, collectively, the “Parent SEC Documents”). As of their respective filing dates, or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment made prior to the date hereof, each of the Parent SEC Documents, complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b)   The consolidated audited and unaudited interim financial statements of Parent included or incorporated by reference in the Parent SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP, applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments) the consolidated financial position, results of operations, shareholders’ equity and cash flows of Parent and its Subsidiaries, as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim financial statements, to absence of notes and normal year-end adjustments). To the knowledge of Parent, as of the date hereof, none of the Parent SEC Documents is the subject of ongoing SEC review and Parent does not have outstanding and unresolved comments from the SEC with respect to any of the Parent SEC Documents. As of the date hereof, none of the Parent SEC Documents is the subject of any confidential treatment request by Parent.
(c)   Other than any off-balance sheet arrangements disclosed in the Parent SEC Documents filed or furnished prior to the date hereof, neither Parent nor any Subsidiary of Parent is a party to, or has any contract to become a party to, any joint venture, off-balance sheet partnership or any similar contractual arrangement, including any off-balance sheet arrangements (as described in Instruction 8 to Item 303(b) of Regulation S-K of the SEC) where the purpose of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent in Parent’s published financial statements or any Parent SEC Documents.
(d)   Parent has established and maintains disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) as required by the Exchange Act. From January 1, 2022, to the date of this Agreement, Parent’s auditors and the Parent Board have not been advised of (i) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting, and, in each case, neither Parent nor any of its Affiliates or Representatives has failed to disclose such information to Parent’s auditors or the Parent Board.
Section 5.6   Absence of Certain Changes or Events.
(a)   From January 1, 2023, through the date of this Agreement, there has not been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.
(b)   From January 1, 2023, through the date of this Agreement, except for events giving rise to, and the discussion and negotiation of and other actions taken in connection with, this Agreement, Parent and each of its Subsidiaries have conducted their business in the ordinary course of business in all material respects.
Section 5.7   No Undisclosed Material Liabilities.    There are no liabilities of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities reflected or reserved against on the consolidated balance sheet of Parent dated as of December 31, 2022 (including the notes thereto), contained in the Parent SEC Documents filed or furnished prior to the date hereof; (b) liabilities incurred in the ordinary course of business subsequent to December 31, 2022; (c) liabilities incurred in connection with the preparation, negotiation and consummation of the Transactions; and (d) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 5.8   Information Supplied.    None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in (a) the Registration Statement shall, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Proxy Statement shall, at the date it is first mailed to the Company Shareholders and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and the Registration Statement will comply as to form in all material respects with the provisions of the Exchange

Act and the Securities Act and the rules and regulations thereunder; provided, however, that no representation is made by Parent with respect to statements made therein based on information (i) supplied by the Company specifically for inclusion or incorporation by reference therein or (ii) not supplied by or on behalf of Parent and not obtained from or incorporated by reference to Parent’s filings with the SEC.
Section 5.9   Parent Permits; Compliance with Applicable Law.    Parent, its Subsidiaries and Parent Manager hold all permits, licenses, franchises, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the “Parent Permits”), except where the failure to so hold would not reasonably be expected to (a) in the case of Parent and Merger Sub, have, individually or in the aggregate, a Parent Material Adverse Effect and (b) in the case of Parent Manager, materially prevent the ability of Parent Manager to perform its obligations under this Agreement or to consummate the Transactions before the End Date. Parent, its Subsidiaries and Parent Manager are in compliance with the terms of the Parent Permits, except where the failure to so comply would not reasonably be expected to (i) in the case of Parent and Merger Sub, have, individually or in the aggregate, a Parent Material Adverse Effect and (ii) in the case of Parent Manager, materially prevent the ability of Parent Manager to perform its obligations under this Agreement or to consummate the Transactions before the End Date. Neither Parent, any Subsidiary of Parent nor Parent Manager is in violation or breach of, or default under, any Parent Permit, nor has Parent, any Subsidiary of Parent or Parent Manager received any claim or notice indicating that Parent, any Subsidiary of Parent or Parent Manager is currently not in compliance with the terms of any Parent Permits, except where the failure to be in compliance with the terms of any Parent Permits would not reasonably be expected to (x) in the case of Parent and Merger Sub, have, individually or in the aggregate, a Parent Material Adverse Effect and (y) in the case of Parent Manager, materially prevent the ability of Parent Manager to perform its obligations under this Agreement or to consummate the Transactions before the End Date. The businesses of Parent, its Subsidiaries and Parent Manager are not currently being conducted, and at no time since January 1, 2022, have been conducted, in violation of any applicable Law, except for violations that would not reasonably be expected to (A) in the case of Parent and Merger Sub, have, individually or in the aggregate, a Parent Material Adverse Effect and (B) in the case of Parent Manager, materially prevent the ability of Parent Manager to perform its obligations under this Agreement or to consummate the Transactions before the End Date. As of the date of this Agreement, no investigation or review by any Governmental Entity with respect to Parent, any of its Subsidiaries or Parent Manager is pending or, to the knowledge of Parent, threatened, other than those the outcome of which would not reasonably be expected to (I) in the case of Parent and Merger Sub, have, individually or in the aggregate, a Parent Material Adverse Effect and (II) in the case of Parent Manager, materially prevent the ability of Parent Manager to perform its obligations under this Agreement or to consummate the Transactions before the End Date. Notwithstanding anything to the contrary in this Section 5.9, the provisions of this Section 5.9 shall not apply to matters addressed in Section 5.10, Section 5.11 or Section 5.12.
Section 5.10   Compensation; Benefits.
(a)   Set forth in Section 5.10(a) of the Parent Disclosure Letter is a list, as of the date hereof, of all of the Employee Benefit Plans sponsored, maintained, contributed to, or required to be contributed to by Parent or any of its Subsidiaries or with respect to which Parent or any of its Subsidiaries has, or could reasonably be expected to have, any material liability (the “Parent Plans”). True, correct and complete copies of each of the Parent Plans (or, in the case of any unwritten Parent Plan, a written description thereof) and any amendments thereto and, as applicable, the most current versions of any related trust agreements, insurance contracts or other funding arrangements, favorable determination or opinion letters, and the most recent report on Form 5500 and summary plan description with respect to each such Parent Plan, in each case, have been furnished or made available to the Company or its Representatives.
(b)   Each Parent Plan has been administered, funded (if applicable) and maintained in compliance with its terms and all applicable Laws, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(c)   As of the date of this Agreement, there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of Parent, threatened against, or with respect to, any of the Parent Plans, except for such pending actions, suits or claims that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(d)   All material contributions required to be made to the Parent Plans pursuant to their terms have been timely made.
(e)   There are no material unfunded benefit obligations with respect to any Parent Plan that have not been properly accrued for in Parent’s financial statements or disclosed in the notes thereto in accordance with GAAP.
(f)   Neither Parent nor any of its Subsidiaries contributes to, has an obligation to contribute to or otherwise has any liability (actual or contingent) with respect to, and no Parent Plan is, a plan subject to Title IV of ERISA (including a multiemployer plan within the meaning of Section 3(37) of ERISA), Section 302 of ERISA, or Section 412 of the Code.
(g)   Except as contemplated by this Agreement or set forth in Section 5.10(g) of the Parent Disclosure Letter, the execution and delivery of this Agreement and the consummation of the Transactions will not (either alone or in combination with another event), (i) result in any payment or benefit from Parent or any of its Subsidiaries becoming due, or increase in the amount of any compensation due, to any of their respective officers, employees or consultants, (ii) increase any benefits otherwise payable under any Parent Plan, (iii) to the knowledge of Parent, result in the acceleration of the time of payment (including the funding of a trust or transfer of any assets to fund any benefits under any Parent Plan) or vesting of or otherwise trigger any compensation or benefits payable to or in respect of any employee, director or consultant of Parent or its Subsidiaries or (iv) limit or restrict the right of Parent or any of its Subsidiaries to merge, amend or terminate any Parent Plan.
Section 5.11   Labor Matters.
(a)   As of the date of this Agreement, (i) neither Parent nor any of its Subsidiaries is a party to any collective bargaining agreement or other agreement with any labor union, (ii) there is no pending union representation petition involving employees of Parent or any of its Subsidiaries, and (iii) Parent does not have knowledge of any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees.
(b)   As of the date of this Agreement, there is no unfair labor practice, charge or grievance arising out of a collective bargaining agreement, other agreement with any labor union, or other labor-related grievance proceeding against Parent or any of its Subsidiaries pending, or, to the knowledge of Parent, threatened, other than such matters that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(c)   As of the date of this Agreement, there is no strike, dispute, slowdown, work stoppage or lockout pending, or, to the knowledge of Parent, threatened, against or involving Parent or any of its Subsidiaries, other than such matters that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(d)   Parent and each of its Subsidiaries are, and since January 1, 2022, have been, in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and bonus, equal employment opportunity, civil rights, labor relations, occupational health and safety, privacy, worker classification and payroll taxes and there are no Proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, by or on behalf of any applicant for employment, any current or former employee or any class of the foregoing, relating to any of the foregoing applicable Laws, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship, other than any such matters described in this sentence that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since January 1, 2023, neither Parent nor any of its Subsidiaries has received any written notice of the intent of the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor or any other

Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation with respect to Parent or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 5.12   Taxes.
(a)   Parent and each of its Subsidiaries has (i) duly and timely filed (or there have been filed on their behalf) with the appropriate Taxing Authority all U.S. federal income and all other material Tax Returns required to be filed by them, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were and are correct and complete in all material respects, and (ii) duly and timely paid in full (or there has been duly and timely paid in full on their behalf) all material amounts of Taxes required to be paid by them other than Taxes that are not yet due and payable or that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP.
(b)   Parent: (i) for its taxable years commencing with Parent’s taxable year that ended on December 31, 2019, and through and including its taxable year ended December 31, 2022, has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT in such years; (ii) has operated since January 1, 2023, until the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year ending December 31, 2023, and thereafter; and (iv) has not taken or, to its knowledge, omitted to take any action that could reasonably be expected to result in a successful challenge by the IRS or any other Governmental Entity to its qualification as a REIT and, to the knowledge of Parent, no such challenge is pending or has been threatened in writing.
(c)   Each of Parent’s Subsidiaries has been since the latest of December 31, 2019, its acquisition or its formation and continues to be treated for U.S. federal and state income tax purposes as (i) a partnership (or a disregarded entity) and not as a corporation or an association or publicly traded partnership taxable as a corporation, (ii) a Qualified REIT Subsidiary, (iii) a Taxable REIT Subsidiary, or (iv) a REIT.
(d)   Neither Parent nor any of its Subsidiaries holds any asset the disposition of which would be subject to Tax pursuant to Section 337(d) or Section 1374 of the Code (or any similar rules) or the regulations thereunder, nor has it disposed of any such asset during its current taxable year.
(e)   (i) There are no audits, investigations by any Governmental Entity or other proceedings pending or, to the knowledge of Parent, threatened in writing with regard to any material Taxes or Tax Returns of Parent or any of its Subsidiaries; (ii) no material deficiency for Taxes of Parent or any of its Subsidiaries has been claimed, proposed or assessed in writing or, to the knowledge of Parent, threatened in writing, by any Governmental Entity, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect; (iii) neither Parent nor any of its Subsidiaries has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course); (iv) neither Parent nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any material Tax Return that remains unfiled; and (v) neither Parent nor any of its Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).
(f)   Since December 31, 2019, (i) neither Parent nor any of its Subsidiaries has incurred any material liability for Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code which has not been previously paid and (ii) neither Parent nor any of its Subsidiaries has incurred any material liability for any other Taxes other than (x) in the ordinary course of business or consistent with past practice or (y) transfer or similar Taxes arising in connection with acquisitions or dispositions of property. No event has occurred, and, to the knowledge of Parent, no condition or circumstance exists, which presents a material risk that any material amount of Tax described in the previous sentence will be imposed upon Parent or any of its Subsidiaries.

(g)   Parent and its Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, 3102 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Taxing Authority all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.
(h)   There are no material Tax Liens upon any property or assets of Parent or any of its Subsidiaries except for Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.
(i)   Neither Parent nor any of its Subsidiaries has requested, has received or is subject to any written ruling of a Taxing Authority or has entered into any written agreement with a Taxing Authority.
(j)   There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving Parent or any of its Subsidiaries, and after the Closing Date neither Parent nor any of its Subsidiaries shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date, in each case, other than customary provisions of commercial or credit agreements.
(k)   Neither Parent nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than any Subsidiary of Parent) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, or otherwise by Law.
(l)   Neither Parent nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(m)   As of December 31st of each taxable year of Parent and each of its Subsidiaries from and since such entity’s taxable year ended December 31, 2019, and as of the date hereof, neither Parent nor any of its Subsidiaries (other than Taxable REIT Subsidiaries) has or has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.
(n)   Neither Parent nor any of its Subsidiaries has taken any action or failed to take any action which action or failure would reasonably be expected to jeopardize, nor to the knowledge of Parent is there any other fact or circumstance that could be reasonably expected to prevent, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
(o)   Neither Parent nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.
(p)   No written power of attorney that has been granted by Parent or any of its Subsidiaries (other than to Parent or any of its Subsidiaries) is currently in force with respect to any matter relating to Taxes.
(q)   Merger Sub has at all times been treated as either (i) a Qualified REIT Subsidiary of Parent or (ii) a Taxable REIT Subsidiary of Parent.
(r)   This Section 5.12 and Section 5.10 constitute the exclusive representations and warranties of Parent with respect to Tax matters.
Section 5.13   Litigation.    Except for such matters as would not reasonably be expected to (x) in the case of Parent and Merger Sub, have, individually or in the aggregate, a Parent Material Adverse Effect and (y) in the case of Parent Manager, materially prevent the ability of Parent Manager to perform its obligations under this Agreement or to consummate the Transactions before the End Date, there is no (a) Proceeding pending or, to the knowledge of Parent, threatened against Parent, any of its Subsidiaries or

Parent Manager or any of their respective properties, rights or assets or (b) judgment, decree, or injunction, ruling or order, in each case, of any Governmental Entity or arbitrator outstanding against Parent, any of its Subsidiaries or Parent Manager.
Section 5.14   Intellectual Property.    Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) Parent or the Subsidiaries of Parent own or are licensed or otherwise possess valid rights to use all Parent Intellectual Property used in the conduct the business of Parent and its Subsidiaries as it is currently conducted, (b) to the knowledge of Parent, the conduct of the business of Parent and its Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Person, (c) there are no pending or, to the knowledge of Parent, threatened claims with respect to any of the Parent Intellectual Property rights owned by Parent or any Subsidiary of Parent, and (d) to the knowledge of Parent, no Person is currently infringing or misappropriating Parent Intellectual Property. Parent and its Subsidiaries have taken reasonable measures to protect the confidentiality of trade secrets used in the businesses of each of Parent and its Subsidiaries as presently conducted, except where failure to do so would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 5.15   Real Property.    Other than real property held from time to time as “real estate owned” or “REO” property (including commercial, residential and reverse mortgage “REOs”), neither Parent nor any Subsidiary of Parent owns any real property, other than as and to the extent disclosed in Section 5.15 of the Parent Disclosure Letter or the Parent SEC Documents filed or furnished with the SEC prior to the date hereof. Neither Parent nor any Subsidiary of Parent has leased or subleased any real property and does not have any obligation to pay any rent or other fees for any real property other than as and to the extent disclosed in the Parent SEC Documents filed or furnished with the SEC prior to the date hereof.
Section 5.16   Material Contracts.
(a)   Section 5.16(a) of the Parent Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of:
(i)   other than (A) contracts providing for the acquisition, purchase, sale, funding, pledging or divestiture of any asset described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Our Targeted Asset Classes” in Parent’s Annual Report on Form 10-K filed with the SEC on March 1, 2023 entered into by Parent or its Subsidiaries in the ordinary course of business, and (B) repurchase and reverse repurchase contracts entered pursuant to Parent’s existing master repurchase agreements (as in effect as of the date hereof) to finance the purchase price of assets or refinance Parent’s repurchase obligations pursuant to such master repurchase agreements, in each case in the ordinary course of Parent’s business, each merger, business combination, acquisition, purchase, sale or divestiture contract that contains representations, covenants, indemnities or other obligations (including “earnout” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making of future payments in excess of $500,000;
(ii)   each contract that grants any right of first refusal or right of first offer or that limits the ability of Parent, any Subsidiary of Parent or any of their respective Affiliates to own, operate, sell, transfer, pledge or otherwise dispose of any businesses, securities or assets (other than provisions requiring notice of or consent to assignment by any counterparty thereto);
(iii)   each contract relating to outstanding Indebtedness (or commitments or guarantees in respect thereof) of Parent or any of its Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in excess of $500,000;
(iv)   each contract that involves or constitutes a material interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a forward, swap or other hedging transaction of any type, unless entered into for bona fide hedging purposes;
(v)   each contract containing any non-compete, exclusivity or similar type of provision that materially restricts the ability of Parent or any of its Subsidiaries to compete in any line of business or with any Person or geographic area;

(vi)   each contract pursuant to which Parent or any Subsidiary of Parent may be obligated to issue or repurchase any Parent Capital Stock or any capital stock or other equity interests in any Subsidiary of Parent;
(vii)   each partnership, joint venture, limited liability company or strategic alliance agreement to which Parent or a Subsidiary of Parent is a party (other than any such agreement solely between or among Parent and its wholly owned Subsidiaries and/or wholly owned Subsidiaries of the Operating Partnership); and
(viii)   each contract between or among Parent or any Subsidiary of Parent, on the one hand, and Parent Manager or any officer, director or affiliate (other than a wholly owned Subsidiary of Parent or the Operating Partnership) of Parent or any of its Subsidiaries or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) or of Parent Manager, on the other hand.
(b)   Collectively, the contracts set forth in Section 5.16(a) are herein referred to as the “Parent Contracts.” Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Contract is legal, valid, binding and enforceable in accordance with its terms on Parent and each of its Subsidiaries that is a party thereto and, to the knowledge of Parent, each other party thereto, and is in full force and effect, subject, as to enforceability, to Creditors’ Rights. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries is in breach or default under any Parent Contract nor, to the knowledge of Parent, is any other party to any such Parent Contract in breach or default thereunder. Complete and accurate copies of each Parent Contract in effect as of the date hereof (including all amendments and modifications) have been furnished to or otherwise made available to the Company. Since January 1, 2022, neither Parent nor any of its Subsidiaries has received written notice of any material violation of or material default under any Parent Contract.
Section 5.17   Insurance.    To the knowledge of Parent, (a) all current, material insurance policies of Parent and each of its Subsidiaries (collectively, the “Material Parent Insurance Policies”) are in full force and effect and (b) all premiums payable under the Material Parent Insurance Policies prior to the date of this Agreement have been duly paid to date. As of the date of this Agreement, no written notice of cancellation or termination has been received with respect to any Material Parent Insurance Policy.
Section 5.18   Brokers.    Except for the fees and expenses payable to Keefe, Bruyette & Woods, Inc., which shall be paid by Parent, no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.
Section 5.19   State Takeover Statute.    The Parent Board has taken all action necessary to render exempt or inapplicable to the Merger and the other Transactions (a) the provisions of the Delaware General Corporation Law and (b) to the extent applicable to Parent, any other Takeover Law. Except as set forth in Section 4.20, no other Takeover Laws are applicable to this Agreement, the Merger or the other Transactions.
Section 5.20   Investment Company Act.    Neither Parent nor any of its Subsidiaries is, or as of immediately prior to the Effective Time will be, required to be registered as an investment company under the Investment Company Act.
Section 5.21   Ownership of Company Capital Stock.    None of Parent, any Subsidiary of Parent, Parent Manager or any of their respective affiliates or associates (as defined in Rule 12b-2 of the Exchange Act) beneficially owns or in the past three years has owned, directly or indirectly, or has the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or the right to vote pursuant to any agreement, arrangement or understanding, any shares of Company Common Stock, Company Preferred Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock, Company Preferred Stock or any securities of any Subsidiary of the Company and none of Parent, any of its Subsidiaries or Parent Manager has any rights to acquire any shares of Company Common Stock or Company Preferred Stock except pursuant to this Agreement. None of Parent, any its Subsidiaries or Parent Manager is an affiliate or associate (as defined in

Rule 12b-2 of the Exchange Act) of the Company. None of Parent, any of the Subsidiaries of Parent or Parent Manager has at any time been an assignee or has otherwise succeeded to the beneficial ownership of any shares of Company Common Stock or Company Preferred Stock during the last two years.
Section 5.22   Available Funds.    Parent Manager’s obligations under this Agreement are not subject to a condition regarding Parent Manager’s obtaining of funds to consummate the Merger and the other Transactions. Parent Manager has, as of the date of this Agreement, and Parent Manager will have on or before the Closing Date, access to immediately available funds sufficient to enable Parent Manager to make all payments contemplated by this Agreement, including the payment of the Per Share Cash Consideration.
Section 5.23   Business Conduct.    Merger Sub was formed on May 25, 2023. Since its inception, Merger Sub has not engaged in any activity, other than such actions in connection with (a) its organization and (b) the preparation, negotiation and execution of this Agreement and the Transactions. Merger Sub has no operations, has not generated any revenues and has no liabilities other than those incurred in connection with the foregoing and in association with the Merger as provided in this Agreement.
Section 5.24   No Additional Representations.
(a)   Except for the representations and warranties made in this Article V, neither Parent, Merger Sub nor any other Person makes any express or implied representation or warranty with respect to Parent or its Subsidiaries (including Merger Sub) or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Parent nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Parent or any of its Subsidiaries or their respective properties, assets or businesses or (ii) except for the representations and warranties made by Parent in this Article V, any oral or written information presented to the Company or any of its Affiliates or Representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the Transactions.
(b)   Notwithstanding anything contained in this Agreement to the contrary, each of Parent and Merger Sub acknowledges and agrees that none of the Company or any other Person has made or is making, and each of Parent and Merger Sub expressly disclaims reliance upon, any representations, warranties or statements relating to the Company or its Subsidiaries or the MSR Entities whatsoever, express or implied, beyond those expressly given by the Company in Article IV, the Company Disclosure Letter or in any other document or certificate delivered by the Company or its Affiliates or Representatives in connection herewith, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company or its Subsidiaries or the MSR Entities furnished or made available to Parent or any of its Affiliates or Representatives. Without limiting the generality of the foregoing, each of Parent and Merger Sub acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Parent or any of its Affiliates or Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Merger or the other Transactions).
ARTICLE VI
COVENANTS AND AGREEMENTS
Section 6.1   Conduct of Company Business Pending the Merger.
(a)   The Company agrees that, except as (i) set forth in Section 6.1(a) of the Company Disclosure Letter, (ii) permitted or required by this Agreement, (iii) may be required by applicable Law or (iv) otherwise consented to by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, (A) the Company shall, and shall cause each of its Subsidiaries and, subject to Section 9.4(f), the MSR Entities (solely with respect to the MSR Investments) to, use commercially reasonable efforts to (1) conduct its businesses (I) in the ordinary course of business in all material respects and (II) in compliance in all material respects with applicable Laws and (2) preserve substantially intact its present business organization and preserve its existing relationships with its key business relationships, vendors, counterparties and employees, and (B) the Company shall maintain its status as a REIT; provided, however, that no action by the Company, its Subsidiaries or any of the MSR Entities with respect to the matters specifically addressed by any provision of Section 6.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision of Section 6.1(b).
(b)   Except (w) as set forth in Section 6.1(b) of the Company Disclosure Letter, (x) as permitted or required by this Agreement, (y) as may be required by applicable Law or (z) as otherwise consented to by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned, other than with respect to Sections 6.1(b)(i), 6.1(b)(ii), 6.1(b)(iv), 6.1(b)(vi) and 6.1(b)(viii), for which Parent may withhold its consent in its sole discretion), until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, (1) the Company shall not, (2) the Company shall not permit any of its Subsidiaries to and (3) subject to Section 9.4(f), the Company shall not permit any of the MSR Entities (solely with respect to Sections 6.1(b)(i)(B), 6.1(b)(iii)(B), 6.1(b)(v)(B), 6.1(b)(vi), 6.1(b)(vii), 6.1(b)(ix), 6.1(b)(xi), 6.1(b)(xii), 6.1(b)(xiii), 6.1(b)(xiv), 6.1(b)(xv), 6.1(b)(xvi), 6.1(b)(xviii), 6.1(b)(xix), 6.1(b)(xx), and 6.1(b)(xxii) (solely as it relates to any of the foregoing clauses), and solely with respect to the MSR Investments) to:
(i)   (A) authorize, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock, property or otherwise) in respect of any outstanding capital stock of, or other equity interests in, the Company or any of its Subsidiaries, except for: (1) quarterly dividends payable in respect of the Company Common Stock at a rate not to exceed the Core Earnings of the Company for such quarter consistent with past practice; (2) regular quarterly dividends payable in respect of the Company Preferred Stock consistent with past practice and the terms of such Company Preferred Stock; (3) dividends or other distributions to the Company by any directly or indirectly wholly owned Subsidiary of the Company; (4) without duplication of the amounts described in clauses (1) through (3), any dividends or other distributions necessary for the Company or its Subsidiaries (as applicable) to maintain its status as a REIT under the Code and avoid the imposition of corporate level tax under Section 857 of the Code or excise Tax under Section 4981 of the Code (including the Minimum Distribution Dividend) or required under the Organizational Documents of the Company or such Subsidiary; or (5) any dividend to the extent authorized, declared and paid in accordance with Section 6.17; (B) split, combine or reclassify any capital stock of, or other equity interests in, the Company, any of its Subsidiaries or any of the MSR Entities (other than for transactions by a wholly owned Subsidiary of the Company); or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, the Company, except as required by the Organizational Documents of the Company or any Subsidiary of the Company or any Company Plan, in each case, existing as of the date hereof (or granted following the date of this Agreement in accordance with the terms of this Agreement);
(ii)   offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, the Company or any of its Subsidiaries or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such capital stock or equity interests (including the grant of new equity-based awards under the Company Equity Plans), other than: (A) the issuance or delivery of Company Common Stock upon the vesting or lapse of any restrictions on any Company Restricted Shares, Company Performance RSUs or Company Deferred Stock Units that are outstanding as of the date of this Agreement and vest or have such restrictions lapse in accordance with this Agreement or the terms of the applicable documentation governing such awards; and (B) shares of Company Capital Stock or capital stock or other ownership interests of any Subsidiary of the Company issued as a dividend made in accordance with Section 6.1(b)(i);
(iii)   (A) amend or propose to amend the Company’s Organizational Documents or (B) amend or propose to amend the Organizational Documents of any of the Company’s Subsidiaries or any of the MSR Entities in any material respect;

(iv)   (A) merge, consolidate, combine or amalgamate with any Person other than another wholly owned Subsidiary of the Company or (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner) any assets or any business or any corporation, partnership, association or other business organization or division thereof, in each case other than (1) transactions between the Company and a wholly owned Subsidiary of the Company or between or among wholly owned Subsidiaries of the Company, (2) after consultation with Parent, acquisitions not in the ordinary course of business for which the consideration constitutes fair market value therefor and does not exceed $1,000,000 individually or $3,000,000 in the aggregate or (3) acquisitions of assets in the ordinary course of business, including the acquisition of any Company Portfolio Securities (other than MSRs);
(v)   sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any material portion of its assets, other than sales, leases or dispositions of assets (A) that are Company Portfolio Securities sold in the ordinary course of business or (B) that, if not made in the ordinary course of business, involve consideration in excess of $500,000 individually or $1,500,000 in the aggregate;
(vi)   adopt a plan of complete or partial liquidation or dissolution of the Company, any of its Subsidiaries or any of the MSR Entities;
(vii)   change in any material respect its accounting principles, practices or methods in a manner that would materially affect the consolidated assets, liabilities or results of operations of the Company or any of its Subsidiaries, except as required by GAAP or applicable Law;
(viii)   except (A) in the ordinary course of business, (B) if required by Law or (C) if and to the extent necessary (1) to preserve the Company’s qualification as a REIT under the Code or the qualification of any Subsidiary of the Company as a REIT under the Code or (2) to qualify or preserve the status of any Subsidiary of the Company as a disregarded entity or partnership for U.S. federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be, make or change any material Tax election, adopt or change any Tax accounting period or material method of Tax accounting, file any amended Tax Return if the filing of such amended Tax Return would result in a material increase in the Taxes payable by the Company or any of its Subsidiaries, settle or compromise any material liability for Taxes or any Tax audit or other proceeding relating to a material amount of Taxes, enter into any closing or similar agreement with any Taxing Authority, surrender any right to claim a material refund of Taxes or agree to any extension or waiver of the statute of limitations with respect to a material amount of Taxes;
(ix)   (A) grant any increases in the compensation payable or to become payable to any of its directors, officers or any other employees; (B) establish, grant or provide any new cash bonuses or any new cash bonus plan, program, arrangement, agreement or practice for any directors, officers, employees, consultants or other service providers; (C) establish any Employee Benefit Plan which was not in existence or approved by the Company Board or duly authorized committee thereof prior to the date of this Agreement, or materially amend any material Company Plan in existence on the date of this Agreement if such amendment would have the effect of enhancing or materially increasing any benefits thereunder; (D) accelerate the vesting, payment or settlement of any compensation, benefit, Company Restricted Shares, Company Performance RSUs or Company Deferred Stock Units; or (E) hire any new employees, or transfer or terminate the service of any employee other than any such termination for cause; provided, however, that no action will be a violation of Section 6.1(b)(ix)(A), (C) or (D) if it is (1) taken pursuant to Section 3.2 or as permitted under Section 6.1(b)(ii), (2) taken in order to comply with applicable Law, or (3) required by, and taken pursuant to, a Company Plan existing on the date hereof;
(x)   establish or become obligated under any collective bargaining agreement, memorandum of understanding, or other contract with a labor union, labor organization, works council or similar representative of employees;

(xi)   make any loans, advances or capital contributions to any other Person in excess of $2,000,000 in the aggregate, except for (A) for reverse repurchase transactions involving Company Portfolio Securities in the ordinary course of business, (B) funding of commitments in the ordinary course of business and in accordance with the terms of any agreements in effect as of the date hereof, (C) for loans among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries consistent with past practice, (D) advances for reimbursable employee expenses in the ordinary course of business and (E) advancements for expenses as provided in the Organizational Documents of the Company or any of its Subsidiaries or any employment agreement or indemnification agreement in effect on the date hereof;
(xii)   (A) enter into any contract that would be a Company Contract, except in the ordinary course of business or (B) modify, amend, terminate or assign, or waive or assign any material rights under, any Company Contract (or any contract that, if existing as of the date hereof, would be a Company Contract), except in the ordinary course of business, and, for the avoidance of doubt, with respect to clauses (A) and (B), except for: (1) repurchase or reverse repurchase agreements and/or master repurchase agreements to finance the purchase price of assets in the ordinary course of business or refinance the Company’s, any of its Subsidiaries’ or any of the MSR Entities’ repurchase obligations pursuant to such agreements when due; (2) any contracts in the ordinary course of business to execute dollar roll financing transactions pursuant to the Company’s, any of its Subsidiaries’ or any of the MSR Entities’ master securities forward transactions agreements to finance the purchase or sale price of “To Be Announced” agency mortgage-backed securities; (3) any derivative financial agreements or instruments (including any swaps, swap options, caps and short positions) entered into or incurred by the Company, any Subsidiary of the Company or any of the MSR Entities in the ordinary course of business for the purpose of fixing or hedging interest rate risk and not for speculative purposes; (4) to the extent not prohibited by other provisions in this Section 6.1(b), contracts providing for the acquisition, purchase, sale or divestiture of debt securities by the Company, any of its Subsidiaries or any of the MSR Entities in the ordinary course of business and that are materially consistent with the contracts or forms thereof provided to Parent prior to the date hereof; (5) any termination, renewal or extension in accordance with the terms of any existing Company Contract that occurs automatically without any action (other than notice of renewal or extension) by Company, any Subsidiary of the Company or any of the MSR Entities; (6) any trade agreements entered into, modified, amended, terminated or assigned in the ordinary course of business; and (7) any master securities lending agreements, master securities forward transaction agreements and ISDA master agreements entered into, amended, terminated or assigned in the ordinary course of business; provided that, in each case, no such action will result in a Company Material Adverse Effect or otherwise impede the Transactions;
(xiii)   other than the settlement of any Proceeding (A) reflected or reserved against on the balance sheet of the Company (or in the notes thereto), (B) that would not reasonably be expected to restrict the operations of the Company, its Subsidiaries or any of the MSR Entities after the Effective Time or (C) in connection with any Transaction Litigation (which is addressed in Section 6.10), settle, or offer or propose to settle, any Proceeding against the Company, any of its Subsidiaries or any of the MSR Entities (excluding any audit, claim or other proceeding in respect of Taxes) involving a payment or other transfer of value by the Company, any of its Subsidiaries or any of the MSR Entities exceeding $250,000 individually, or $1,000,000 in the aggregate;
(xiv)   take any action, or knowingly fail to take any action, which action or failure could reasonably be expected to cause the Company to fail to qualify as a REIT or any of its Subsidiaries or any of the MSR Entities to cease to be treated as any of (A) a partnership or disregarded entity for U.S. federal income tax purposes or (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;
(xv)   take any action, or knowingly fail to take any action, which action or failure could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;
(xvi)   other than in the ordinary course of business, make or agree to make any new capital expenditure or expenditures that, individually, is in excess of $500,000 or, in the aggregate, are in excess of $2,000,000;

(xvii)   incur, create, assume, refinance, replace or prepay in any material respects the terms of any Indebtedness or any derivative financial instruments or arrangements, or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise); provided, however, that the foregoing shall not restrict (A) the incurrence of any Indebtedness among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (B) transactions pursuant to the Company’s master repurchase agreements to finance the purchase price of assets in the ordinary course of business or refinance the Company’s repurchase obligations pursuant to such master repurchase agreements when due, (C) guarantees by the Company of Indebtedness of its Subsidiaries or guarantees by the Subsidiaries of the Company of Indebtedness of the Company or any other Subsidiaries of the Company, which Indebtedness is incurred in compliance with the immediately preceding clause (B), (D) dollar roll financing transactions pursuant to the Company’s master securities forward transactions agreements to finance the purchase or sale price of agency “To Be Announced” agency mortgage-backed securities in the ordinary course of business, (E) the incurrence of any Indebtedness in connection with repurchase agreements entered into in the ordinary course of business or (F) any derivative financial instruments or arrangements entered into or incurred by the Company, any of its Subsidiaries or any of the MSR Entities in the ordinary course of business for the purpose of fixing or hedging interest rate and not for speculative purposes, in each case, only as may be reasonably required in the ordinary course of business and in accordance with the Company’s past practices;
(xviii)   enter into any new line of business;
(xix)   take any action, or fail to take any action, which action or failure would reasonably be expected to cause the Company, any of its Subsidiaries or any of the MSR Entities to be required to be registered as an investment company under the Investment Company Act;
(xx)   enter into any transactions or contracts with any Affiliates (other than directors or officers in their capacities as such) of the Company;
(xxi)   determine any Person to be an “Acquiring Person” or otherwise permit a “Distribution Date” (as such terms are defined in the Company Rights Agreement) to occur under the Company Rights Agreement; or
(xxii)   authorize, agree or enter into any arrangement or understanding to take any action that is prohibited by this Section 6.1(b).
Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit the Company, any of its Subsidiaries or any of the MSR Entities from taking any action, at any time or from time to time, that in the reasonable judgment of the Company, upon advice of counsel, is reasonably necessary for the Company to (i) maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time, (ii) avoid incurring entity level income or excise Taxes under the Code or applicable state or local Law (including by making dividend or other distribution payments to the Company Shareholders in accordance with this Agreement) or (iii) avoid being required to register as an investment company under the Investment Company Act; provided that prior to taking any action under this paragraph, the Company shall, to the extent not unduly burdensome, provide Parent with reasonable advance notice of any proposed action and shall in good faith discuss such proposed action with Parent.
(c)   From and after the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, the Company shall, and shall cause each of its Subsidiaries and, subject to Section 9.4(f), the MSR Entities (solely with respect to the MSR Investments) to, use commercially reasonable efforts to maintain intact all Hedging Contracts that the Company believes in good faith will maintain a Duration Gap not in excess of the Duration Gap Limit.
Section 6.2   Conduct of Parent Business Pending the Merger.
(a)   Parent agrees that, except as (i) set forth in Section 6.2(a) of the Parent Disclosure Letter, (ii) permitted or required by this Agreement, (iii) may be required by applicable Law or (iv) otherwise consented to by the Company in writing (which consent shall not be unreasonably withheld, delayed or conditioned), until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, (A) Parent shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (1) conduct its businesses (I) in the ordinary course of business in all material respects and (II) in compliance in all material respects with applicable Laws and (2) to the extent consistent with clause (1), preserve substantially intact its present business organization and preserve its existing relationships with its key business relationships, vendors, counterparties (including Parent Manager) and employees and (B) Parent shall maintain its status as a REIT; provided, however, that no action by Parent or its Subsidiaries with respect to the matters specifically addressed by any provision of Section 6.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision of Section 6.2(b).
(b)   Except (w) as set forth in Section 6.2(b) of the Parent Disclosure Letter, (x) as permitted or required by this Agreement, (y) as may be required by applicable Law or (z) as otherwise consented to by the Company in writing (which consent shall not be unreasonably withheld, delayed or conditioned, other than with respect to Sections 6.2(b)(i), 6.2(b)(vi) and 6.2(b)(viii), for which the Company may withhold its consent in its sole discretion), until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, Parent shall not, and shall not permit any of its Subsidiaries to:
(i)   (A) authorize, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock, property or otherwise) in respect of any outstanding capital stock of, or other equity interests in, Parent or any of its Subsidiaries, except for: (1) regular quarterly dividends payable in respect of the Parent Common Stock consistent with past practice at a rate not to exceed $0.15 per share; (2) regular quarterly dividends payable in respect of the Parent Preferred Stock and preferred shares of beneficial interest of Ellington Financial REIT consistent with past practice and the terms of such Parent Preferred Stock and preferred shares of beneficial interest of Ellington Financial REIT; (3) dividends or other distributions to Parent by any directly or indirectly wholly owned Subsidiary of Parent or the Operating Partnership; (4) without duplication of the amounts described in clauses (1) through (3), any dividends or other distributions necessary for Parent or its Subsidiaries (as applicable) to maintain its status as a REIT under the Code and avoid the imposition of corporate level tax under Section 857 of the Code or excise Tax under Section 4981 of the Code (including the Minimum Distribution Dividend) or required under the Organizational Documents of Parent or such Subsidiary; or (5) any dividend to the extent authorized, declared and paid in accordance with Section 6.17; (B) split, combine or reclassify any capital stock of, or other equity interests in, Parent or any of its Subsidiaries (other than for transactions by a wholly owned Subsidiary of the Company); or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Parent, except as required by the Organizational Documents of Parent or any Subsidiary of Parent or any Parent Plan, in each case, existing as of the date hereof (or granted following the date of this Agreement in accordance with the terms of this Agreement);
(ii)   offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Parent or any of its Subsidiaries or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than: (A) the issuance or delivery of Parent Common Stock upon the vesting or lapse of any restrictions on any awards granted under the Parent Equity Plan and outstanding on the date hereof or issued in compliance with clause (B) below; (B) issuances of awards granted under the Parent Equity Plan to employees, officers, directors and other service providers of Parent and Parent Manager; (C) issuances of Parent Common Stock (including offers to issue or proposals to offer) in connection with acquisitions (including by merging, consolidating, combining or amalgamating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner) of any assets or any business or any corporation, partnership, association or other business organization or division other than in the ordinary course of business, provided that, in the case of this clause (C) and except to the extent permitted by Section 6.2(b)(ii) of the Parent Disclosure Letter, such issuances of shares of Parent Common Stock shall not exceed, individually or in the aggregate, 19.9% of Parent’s issued and outstanding shares as of the date hereof and, provided, further, that Parent may not issue more than 5% of the shares of Parent Common Stock issued and outstanding as of the date hereof in connection with acquisitions of assets that are not substantially similar in type, quality and value to the assets of Parent and its Subsidiaries; or (D) in connection with acquisitions (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner) of any assets or any business or any corporation, partnership, association or other business organization or division in the ordinary course of business;
(iii)   (A) amend or propose to amend Parent’s Organizational Documents or (B) other than amendments to the Organizational Documents of the Operating Partnership in connection with the contribution of the Surviving Corporation by Parent to the Operating Partnership pursuant to Section 2.1 (including with respect to the creation of new classes of preferred units in the Operating Partnership), amend or propose to amend the Organizational Documents of any of Parent’s Subsidiaries in any material respect;
(iv)   (A) merge, consolidate, combine or amalgamate with any Person other than the Company or another wholly owned Subsidiary of Parent or (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner) any assets or any business or any corporation, partnership, association or other business organization or division thereof, in each case, other than (1) transactions between the Company and a wholly owned Subsidiary of the Company or between or among wholly owned Subsidiaries of the Company, (2) acquisitions not in the ordinary course of business for which the consideration does not exceed $100,000,000 individually or in the aggregate, (3) acquisitions in the ordinary course of business or (4) acquisitions permitted pursuant to any other provision of this Section 6.2(b), including, but not limited to, the provisions of Section 6.2(b)(ii), but only in each case described in (A) and (B) if such action could reasonably be expected to impair, delay or impede Parent’s or Merger Sub’s ability to expeditiously consummate the Transactions;
(v)   sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any material portion of its assets, other than sales, leases or dispositions of assets (A) that are sold in the ordinary course of business or (B) that if not made in the ordinary course of business, involve consideration in excess of $2,000,000 individually or $6,000,000 in the aggregate;
(vi)   adopt a plan of complete or partial liquidation or dissolution of Parent or any of its Subsidiaries;
(vii)   change in any material respect its accounting principles, practices or methods in a manner that would materially affect the consolidated assets, liabilities or results of operations of Parent and its Subsidiaries, except as required by GAAP or applicable Law;
(viii)   except (A) in the ordinary course of business, (B) if required by Law or (C) if and to the extent necessary (1) to preserve Parent’s qualification as a REIT under the Code or the qualification of any Subsidiary of Parent as a REIT under the Code or (2) to qualify or preserve the status of any Subsidiary of Parent as a disregarded entity or partnership for U.S. federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be, make or change any material Tax election, adopt or change any Tax accounting period or material method of Tax accounting, file any amended Tax Return if the filing of such amended Tax Return would result in a material increase in the Taxes payable by Parent or any of its Subsidiaries, settle or compromise any material liability for Taxes or any Tax audit or other proceeding relating to a material amount of Taxes, enter into any closing or similar agreement with any Taxing Authority, surrender any right to claim a material refund of Taxes or agree to any extension or waiver of the statute of limitations with respect to a material amount of Taxes;
(ix)   except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (A) establish any new material Parent Plan or materially amend any material Parent Plan in existence on the date of this Agreement if such amendment would have the effect of enhancing or increasing any benefits thereunder or (B) grant any material increase in the compensation payable or to become payable to any of its directors, officers or any other employees; provided, however, that no action will be a violation of this Section 6.2(b)(ix) if it is (1) permitted under Section 6.2(b)(ii), (2) taken in order to comply with applicable Law or (3) required by, and taken pursuant to, a Parent Plan in existence on the date of this Agreement;
(x)   (A) enter into any contract that would be a Parent Contract, except (1) in the ordinary course of business and (2) with respect to acquisitions permitted pursuant to any other provision of this Section 6.2(b), including, but not limited to, the provisions of Section 6.2(b)(ii) and Section 6.2(b)(iv), or (B) modify, amend, terminate or assign, or waive or assign any material rights under, any Parent Contract (or any contract that, if existing as of the date hereof, would be a Parent Contract), except in the ordinary course of business;
(xi)   other than the settlement of any Proceeding (A) reflected or reserved against on the balance sheet of Parent (or in the notes thereto), (B) that would not reasonably be expected to restrict the operations of Parent and its Subsidiaries or (C) in connection with any Transaction Litigation (which is addressed in Section 6.10), settle, or offer or propose to settle, any Proceeding against Parent or any of its Subsidiaries (excluding any audit, claim or other proceeding in respect of Taxes) involving a payment or other transfer of value by Parent or any of its Subsidiaries exceeding $1,000,000 individually, or $4,000,000 in the aggregate;
(xii)   take any action, or knowingly fail to take any action, which action or failure could reasonably be expected to cause Parent to fail to qualify as a REIT or any of its Subsidiaries to cease to be treated as any of (A) a partnership or disregarded entity for U.S. federal income tax purposes, (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, or (C) a REIT, as the case may be;
(xiii)   take any action, or knowingly fail to take any action, which action or failure could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;
(xiv)   other than in the ordinary course of business, incur, create, assume, refinance, replace or prepay in any material respects the terms of any Indebtedness or any derivative financial instruments or arrangements, or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise); provided, however, that the foregoing shall not restrict (A) Indebtedness incurred in the ordinary course of business under Parent’s existing credit, warehouse and repurchase facilities, (B) the incurrence of any Indebtedness among Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries, (C) guarantees by Parent of Indebtedness of its Subsidiaries or guarantees by the Subsidiaries of Parent of Indebtedness of Parent or any other Subsidiaries of Parent, which Indebtedness is incurred in compliance with the immediately preceding clause (B), (D) any derivative financial instruments or arrangements entered into or incurred by Parent or any of its Subsidiaries for the purpose of fixing or hedging interest rate and not for speculative purposes or (E) Indebtedness incurred in connection with acquisitions permitted pursuant to any other provision of this Section 6.2(b), including, but not limited to, the provisions of Section 6.2(b)(ii) and Section 6.2(b)(iv);
(xv)   enter into any new line of business;
(xvi)   take any action, or fail to take any action, which action or failure would reasonably be expected to cause Parent or any of its Subsidiaries to be required to be registered as an investment company under the Investment Company Act;
(xvii)   modify, amend, terminate or assign, or waive or assign any rights under, the management agreement with Parent Manager, in each case, in a manner materially adverse to Parent or its Subsidiaries;
(xviii)   enter into any transactions or contracts with any Affiliates (other than directors or officers in their capacities as such) of Parent or Parent Manager, other than transactions entered into in the ordinary course of business; or

(xix)   authorize, agree or enter into any arrangement or understanding to take any action that is prohibited by this Section 6.2(b).
(c)   From the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, Parent shall manage its investment portfolios in all material respects in the ordinary course of business.
Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit Parent or any of its Subsidiaries from taking any action, at any time or from time to time, that in the reasonable judgment of Parent, upon advice of counsel, is reasonably necessary for Parent (or any Subsidiary of Parent treated as a REIT) to (i) maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time, (ii) avoid incurring entity level income or excise Taxes under the Code or applicable state or local Law (including by making dividend or other distribution payments to the Parent Shareholders in accordance with this Agreement) or (iii) avoid being required to register as an investment company under the Investment Company Act; provided that, prior to taking any action under this paragraph, Parent shall, to the extent not unduly burdensome, provide the Company with reasonable advance notice of any proposed action and shall in good faith discuss such proposed action with the Company.
Section 6.3   No Solicitation by the Company.
(a)   From and after the date of this Agreement until the Effective Time or if earlier, the termination of this Agreement in accordance with Article VIII, the Company will, and will cause its Subsidiaries and instruct its Representatives to, immediately cease, and cause to be terminated, any direct or indirect discussion, correspondence or negotiations with any Person conducted heretofore by the Company or any of its Subsidiaries or Representatives with respect to a Company Competing Proposal or potential Company Competing Proposal, and shall promptly (and, in any event, no later than two days following the date hereof) terminate all physical and electronic data room access previously granted to any such Person and (to the extent such a request has not previously been made) request any such Person to return or destroy all information concerning the Company, its Subsidiaries and the MSR Entities to the extent permitted pursuant to any confidentiality agreement with such Person.
(b)   Except as otherwise permitted by this Section 6.3, from and after the date of this Agreement until the Effective Time or if earlier, the termination of this Agreement in accordance with Article VIII, and except as otherwise provided in this Section 6.3, the Company will not, and will cause its Subsidiaries and will instruct its and their respective Affiliates and Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or facilitate any inquiries, proposals or offers for, or that could reasonably be expected to lead to, any Company Competing Proposal, (ii) enter into or engage in, continue or otherwise participate in any discussions or negotiations with any Person regarding or otherwise in furtherance of a Company Competing Proposal or any proposal, offer or inquiry that would reasonably be expected to lead to a Company Competing Proposal (other than to state that the terms of this Agreement prohibit such negotiations), (iii) furnish any non-public information regarding the Company, its Subsidiaries or any of the MSR Entities, or access to the properties, assets or employees of the Company, its Subsidiaries or any of the MSR Entities, to any Person in connection with or in response to a Company Competing Proposal, (iv) enter into any binding or nonbinding letter of intent or agreement in principle, or other agreement providing for a Company Competing Proposal (other than a confidentiality agreement as provided in Section 6.3(d)(ii)) or (v) withhold, withdraw, modify or qualify, or propose publicly to withhold, withdraw, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation or publicly recommend the approval or adoption of, or publicly approve or adopt, any Company Competing Proposal (the taking of any action described in clause (v) of this Section 6.3(b) being referred to as a “Company Change of Recommendation”).
(c)   From and after the date of this Agreement, the Company shall advise Parent of the receipt by the Company of any Company Competing Proposal made on or after the date of this Agreement or any request for non-public information or data relating to the Company, any of its Subsidiaries or any of the MSR Entities made by any Person that informs the Company or any of its Subsidiaries or Representatives that it is considering making, or has made, a Company Competing Proposal or any inquiry or request from any Person for discussions or negotiations with the Company, a Subsidiary of the Company or any of their or their Affiliates’ respective Representatives relating to a possible Company Competing Proposal (in each case within one (1) Business Day thereof), and the Company shall provide to Parent (within such one (1) Business Day time frame) (i) the identity of the person making the Company Competing Proposal, inquiry or request and (ii) either (A) a copy of any such Company Competing Proposal made in writing provided to the Company or any of its Subsidiaries or (B) a written summary of the material terms of such Company Competing Proposal, if not made in writing. The Company shall keep Parent reasonably informed on a current basis with respect to the status and material terms of any such Company Competing Proposal and any material changes to the status of any such discussions or negotiations.
(d)   Notwithstanding anything in this Agreement to the contrary, the Company, directly or indirectly through one or more of its Representatives, may:
(i)   make such disclosures as the Company Board or any committee thereof determines in good faith are necessary to comply with Rule 14e-2(a), Item 1012(a) of Regulation M-A and Rule 14d-9 promulgated under the Exchange Act or other applicable Laws; provided, however, that none of the Company, the Company Board or any committee thereof shall, except as expressly permitted by Section 6.3(d)(iii) or Section 6.3(e), effect a Company Change of Recommendation in any disclosure document or communication filed or publicly issued or made in conjunction with the compliance with such requirements;
(ii)   prior to the receipt of the Company Shareholder Approval, engage in the activities otherwise prohibited by Section 6.3(b)(ii)-(iii) with any Person who has made a written, bona fide Company Competing Proposal that was not solicited by the Company at any time following the execution of this Agreement and did not otherwise arise from a material breach of the obligations set forth in this Section 6.3; provided, however, that (A) no non-public information that is prohibited from being furnished pursuant to Section 6.3(b)(iii) may be furnished until the Company receives an executed confidentiality agreement from such Person containing limitations on the use and disclosure of nonpublic information furnished to such Person by or on behalf of the Company that are no less favorable to the Company in the aggregate than the terms of the Confidentiality Agreement, as determined by the Company Board (or any committee thereof) in good faith, after consultation with its outside legal counsel; provided, further, that such confidentiality agreement shall not be required to contain standstill provisions and shall not in any way restrict the Company from complying with the provisions of this Section 6.3, and (B) prior to taking any such actions, the Company Board or any committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Company Competing Proposal is, or would reasonably be expected to lead to, a Company Superior Proposal and that failure to take any such action would be inconsistent with its legal duties as directors under applicable Law;
(iii)   prior to the receipt of the Company Shareholder Approval, in response to a bona fide written Company Competing Proposal from any Person that was not solicited by the Company at any time following the execution of this Agreement and did not otherwise arise from a material breach of the obligations set forth in this Section 6.3, if the Company Board (or any committee thereof) so chooses, make a Company Change of Recommendation and/or cause the Company to terminate this Agreement pursuant to Section 8.1(d), if prior to taking any such action (A) the Company Board (or any committee thereof) determines in good faith, after consultation with its financial advisors and outside legal counsel, that (x) such Company Competing Proposal is a Company Superior Proposal and (y) the failure to terminate this Agreement to enter into a definitive agreement with respect to such Company Superior Proposal and/or make a Company Change of Recommendation would be inconsistent with its legal duties as directors under applicable Law, and (B) the Company shall have given notice to Parent that the Company has received such proposal, specifying the material terms and conditions of such proposal, and stating that the Company intends to take such action, and either (1) Parent shall not have proposed revisions to the terms and conditions of this Agreement prior to the earlier to occur of the scheduled time for the Company Shareholders Meeting and the third Business Day after the date on which such notice is given to Parent, or (2) if Parent within the period described in the foregoing clause (1) shall have proposed revisions to the terms and conditions of this Agreement in a manner that would form a binding contract if accepted by the Company, the Company Board (or any committee thereof), after consultation with its financial advisors and outside legal counsel, shall have determined in good faith that the Company Competing Proposal remains a Company Superior Proposal with respect to Parent’s revised proposal; provided, however, that each time material modifications to the financial terms of a Company Competing Proposal determined to be a Company Superior Proposal are made, the time period set forth in this clause (B) prior to which the Company may effect a Company Change of Recommendation and/or terminate this Agreement shall be extended for two Business Days after notification of such change to Parent; and
(iv)   prior to the receipt of the Company Shareholder Approval, seek clarification from (but not engage in negotiations with or provide non-public information to) any Person that has made a bona fide written Company Competing Proposal (provided that the Company Competing Proposal by such Person did not result from a material breach of this Section 6.3) that was not solicited at any time following the execution of this Agreement solely to clarify and understand the terms and conditions of such proposal to provide adequate information for the Company Board or any committee thereof to make an informed determination under Section 6.3(d)(ii).
(e)   Notwithstanding anything in this Agreement to the contrary, the Company Board (or a committee thereof) shall be permitted, at any time prior to the receipt of the Company Shareholder Approval, other than in response to a Company Competing Proposal (which is addressed in Section 6.3(d)(iii)), to make a Company Change of Recommendation if (i) an Intervening Event has occurred, (ii) prior to taking such action, the Company Board (or a committee thereof) determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its legal duties as directors under applicable Law and (iii) the Company shall have given notice to Parent that the Company intends to effect a Company Change of Recommendation (which notice will reasonably describe the reasons for such Company Change of Recommendation, including a description of the Intervening Event in reasonable detail), and either (A) Parent shall not have proposed revisions to the terms and conditions of this Agreement prior to the earlier to occur of the scheduled time for the Company Shareholders Meeting and the third Business Day after the date on which such notice is given to Parent, or (B) if Parent within the period described in the foregoing clause (A) shall have proposed revisions to the terms and conditions of this Agreement in a manner that would form a binding contract if accepted by the Company, the Company Board (or a committee thereof), after consultation with its outside legal counsel, shall have determined in good faith that such proposed changes do not obviate the need for the Company Board to effect a Company Change of Recommendation and that the failure to make a Company Change of Recommendation would be reasonably likely to be inconsistent with its legal duties as directors under applicable Law; provided, however, that in the event the Company Board does not make a Company Change of Recommendation in accordance with the foregoing procedures, but thereafter determines to make a Company Change of Recommendation pursuant to this Section 6.3(e) in circumstances involving or relating to another Intervening Event, the foregoing procedures referred to in this Section 6.3(e) shall apply anew.
Section 6.4   Preparation of Proxy Statement and Registration Statement.
(a)   Parent will promptly furnish to the Company such data and information relating to it, its Subsidiaries (including Merger Sub) and the holders of Parent Capital Stock, as the Company may reasonably request for the purpose of including such data and information in the Proxy Statement and any amendments or supplements thereto used by the Company to obtain the Company Shareholder Approval. The Company will promptly furnish to Parent such data and information relating to it, its Subsidiaries, the MSR Entities and the holders of Company Capital Stock, as Parent may reasonably request for the purpose of including such data and information in the Registration Statement (including the Proxy Statement) and any amendments or supplements thereto.
(b)   Promptly following the date hereof, the Company and Parent shall cooperate in preparing and shall cause to be filed with the SEC a mutually acceptable Proxy Statement relating to the matters to be submitted to the holders of Company Common Stock at the Company Shareholders Meeting, and Parent shall prepare and file with the SEC the Registration Statement (of which the Proxy Statement will be a part). The Company and Parent shall each use commercially reasonable efforts to cause the

Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. Parent and the Company shall each use its commercially reasonable efforts to cause the Registration Statement to become effective under the Securities Act as soon after such filing as practicable and Parent and the Company shall use commercially reasonable efforts to keep the Registration Statement effective as long as is necessary to consummate the Merger. Each of the Company and Parent will advise the other promptly after it receives any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or any request by the SEC for additional information. Each of the Company and Parent shall use commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC in connection with the Transactions to comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, prior to filing the Registration Statement (or any amendment or supplement thereto) or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent will (i) provide the other with an opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) include in such document or response all comments reasonably proposed by the other and (iii) not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, that with respect to documents filed by a party that are incorporated by reference in the Proxy Statement or Registration Statement, this right of approval shall apply only with respect to information relating to the other party, its Subsidiaries and its Affiliates, their business, financial condition or results of operations or the Transactions; and provided, further that the Company, in connection with any Company Change of Recommendation may amend or supplement the Proxy Statement (including by incorporation by reference) and make other filings with the SEC, to effect such Company Change of Recommendation.
(c)   Parent and the Company each shall make all necessary filings with respect to the Merger and the Transactions under the Securities Act and the Exchange Act and applicable blue sky laws and the rules and regulations thereunder. Each party will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock or Parent Preferred Stock issuable in connection with the Merger for offer or sale in any jurisdiction. Each of the Company and Parent will use commercially reasonable efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.
(d)   If at any time prior to the Effective Time, any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent or the Company that should be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the Company Shareholders.
Section 6.5   Company Shareholders Meeting.    The Company shall take all action necessary in accordance with applicable Laws and the Organizational Documents of the Company to duly give notice of, convene and hold a meeting of its shareholders for the purpose of obtaining the Company Shareholder Approval, to be held as promptly as reasonably practicable following the clearance of the Proxy Statement by the SEC. Except as permitted by Section 6.3, the Company shall, through the Company Board, include in the Proxy Statement the Company Board Recommendation for the approval of the Merger and the other Transactions at the Company Shareholders Meeting and the Company shall solicit from the Company Shareholders proxies in favor of the approval of the Merger and the other Transactions. Notwithstanding anything to the contrary contained in this Agreement, the Company (i) shall be required to adjourn the Company Shareholders Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company Shareholders and (ii) may adjourn the Company Shareholders Meeting if, as of the time for which the Company Shareholders Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum or to obtain the Company Shareholder Approval; provided, however, that unless otherwise agreed to by the parties, the Company Shareholders Meeting shall not be adjourned to a date that is more than 30 days after the date for which the meeting was previously scheduled; and provided, further, that the Company Shareholders Meeting shall not be adjourned to a date on or after two Business Days prior to the End Date. Notwithstanding the foregoing, the Company may adjourn the Company Shareholders Meeting to a date no later than the second Business Day after the expiration of any of the periods contemplated by Section 6.3(d)(iii)(B). Unless this Agreement has been terminated in accordance with Article VIII, the Company’s obligations to call, give notice of, convene and hold the Company Shareholders Meeting in accordance with this Section 6.5 shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Company Superior Proposal or Company Competing Proposal, or by any Company Change of Recommendation.
Section 6.6   Access to Information.
(a)   Each party shall, and shall cause each of its Subsidiaries and, in the case of the Company, MSR Entities (subject to Section 9.4(f) and solely with respect to the MSR Investments) to, afford to the other party and its Representatives, during the period from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement pursuant to the terms of Section 8.1, reasonable access, during normal business hours and upon reasonable prior notice, to the officers, employees and offices of such party and its Subsidiaries and MSR Entities and to their books, records, contracts and documents and shall, and shall cause each of its Subsidiaries and, in the case of the Company, MSR Entities (subject to Section 9.4(f) and solely with respect to the MSR Investments) to, furnish reasonably promptly to the other party and its Representatives such information concerning its and its Subsidiaries’ and the MSR Entities’ (solely with respect to the MSR Investments) business, properties, contracts, records and personnel, in each case as such other party may reasonably request in connection with consummating the Transactions. Each of the Company and Parent will use its commercially reasonable efforts to minimize any disruption to the businesses of the other party that may result from the requests for access, data and information hereunder. Notwithstanding the foregoing provisions of this Section 6.6(a), each party shall not be required to, or to cause any of its Subsidiaries or MSR Entities to, grant access or furnish information to the other party or any of its Representatives to the extent that (i) such information is subject to an attorney/client privilege, the attorney work product doctrine or other legal privilege or (ii) such access or the furnishing of such information is prohibited by applicable Law or an existing contract or agreement or a contract or agreement entered into after the date of this Agreement in the ordinary course of business. Each party agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.6(a) for any purpose unrelated to the consummation of the Transactions.
(b)   The Confidentiality Agreement dated as of February 22, 2023, among Parent Manager, the Company and the other parties thereto (the “Confidentiality Agreement”) shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder. All information provided to any party or its Representatives pursuant to or in connection with this Agreement is deemed to be “Confidential Information” as defined under the Confidentiality Agreement.
Section 6.7   Reasonable Best Efforts.
(a)   Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Merger and the other Transactions as soon as practicable after the date hereof, including (i) preparing and filing or otherwise providing, in consultation with the other party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other Transactions, (ii) taking all steps as may be necessary, subject to the limitations in this Section 6.7, to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals and (iii) executing and delivering any additional instruments reasonably necessary or advisable to consummate the Merger and the Transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement.
(b)   In connection with and without limiting the foregoing, each of the parties shall give any required notices to third parties, and each of the parties shall use, and cause each of their respective Subsidiaries and Affiliates and, in the case of the Company, the MSR Entities (subject to Section 9.4(f) and solely with respect to the MSR Investments) to use, its reasonable best efforts to obtain any third party consents that are necessary, proper or advisable to consummate the Merger and the other Transactions. Each of the parties will furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required filings or submissions with any Governmental Entity and will cooperate in responding to any inquiry from a Governmental Entity, including promptly informing the other parties of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Entity and supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Entity with respect to this Agreement. To the extent reasonably practicable, the parties and their Representatives shall have the right to review in advance and each of the parties will consult the others on, all the information relating to the other and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Merger and the other Transactions, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, none of the parties shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Entity in respect of any filing, investigation or other inquiry without giving the other party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other parties the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Entity.
(c)   Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person with respect to the Merger and the other Transactions, neither the Company nor any Subsidiary of the Company shall pay or commit to pay to any Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person without the prior written consent of Parent. The parties shall cooperate to obtain such consents.
Section 6.8   Employee Matters.
(a)   During the period commencing on the Closing Date and ending on the date which is 12 months after the Closing Date (or, if earlier, the date of the Continuing Employee’s termination of employment with Parent or its Subsidiaries), Parent or Parent Manager shall, or cause its Subsidiaries to, provide each Continuing Employee with: (i) base salary or hourly wages that are no less than the base salary or hourly wages provided by the Company or its Subsidiaries immediately prior to the Closing; (ii) target bonus and incentive opportunities that are no less than the target bonus and incentive opportunities provided by the Company or its Subsidiaries immediately prior to the Closing; and (iii) employee benefits, including retirement and welfare benefits, that are no less favorable in the aggregate than those provided by the Company or its Subsidiaries immediately prior to the Closing. A “Continuing Employee” means any employee of the Company and its Subsidiaries as of immediately prior to the Effective Time who continues employment with Parent, its Subsidiaries or Parent Manager following the Effective Time. From and after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, honor all obligations and rights under the Company Plans in accordance with their terms, it being understood that the foregoing shall not be construed to limit any amendments or terminations otherwise permitted by the terms of the applicable arrangements.
(b)   On and after the Closing Date, Parent or Parent Manager shall, or shall cause its Subsidiaries to, ensure that (i) no limitations or exclusions as to pre-existing conditions, evidence of insurability or good health, waiting periods or actively-at-work exclusions or other limitations or restrictions on coverage are applicable to any Continuing Employees or their dependents or beneficiaries under any welfare benefit plans sponsored by Parent and its Subsidiaries or Parent Manager in which such Continuing

Employees or their dependents or beneficiaries first become eligible to participate after the Effective Time, except to the extent such exclusions, limitations or restrictions would apply under the analogous Company Plan in which any such Continuing Employee was a participant or was eligible to participate immediately prior to the Effective Time and (ii) any costs or expenses incurred by Continuing Employees (and their dependents or beneficiaries) up to (and including) the Closing Date shall be taken into account for purposes of satisfying applicable deductible, co-payment, coinsurance, maximum out-of-pocket provisions and like adjustments or limitations on coverage under any such plans sponsored by Parent and its Subsidiaries or Parent Manager for the plan year in which the Closing Date occurs, except to the extent such costs or expenses would not be taken into account for such purposes under the analogous Company Plan in which any such Continuing Employee was a participant or was eligible to participate immediately prior to the Effective Time.
(c)   With respect to each employee benefit plan, policy or practice, including severance, vacation and paid time off plans, policies or practices, sponsored or maintained by Parent or its Affiliates (including Parent Manager and the Surviving Corporation following the Closing) (a “Post-Closing Plan”) in which the Continuing Employees become eligible to participate after the Effective Time, Parent or Parent Manager shall, or shall cause its Subsidiaries to grant to all Continuing Employees from and after the Closing Date credit for all service with the Company, its Affiliates and their predecessors prior to the Closing Date for purposes of eligibility to participate, vesting credit, eligibility to commence benefits and benefit accrual, in each case, to the same extent and for the same purposes as such service was taken into account under an analogous Company Plan immediately prior to the Effective Time, but excluding (i) benefit accrual under any defined benefit pension plan or retiree medical or disability program and (ii) any such credit that would result in a duplication of benefits. To the extent any Continuing Employee becomes covered under a Post-Closing Plan in the middle of a plan year, such Continuing Employee shall also be given full credit pursuant to each Post-Closing Plan for amounts paid pursuant to an analogous Company Plan for the plan year (or portion thereof) ending immediately prior to the Effective Time (or other applicable benefit plan transition date, if later) for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Post-Closing Plan and credit to the account of such Continuing Employee pursuant to any Post-Closing Plan that is a flexible spending plan with any unused balance in the account of such Continuing Employee in an analogous Company Plan.
(d)   Nothing in this Agreement shall (i) constitute an amendment to, or be construed as amending, any Employee Benefit Plan sponsored, maintained or contributed to by the Company, Parent, Parent Manager or any of their respective Subsidiaries or (ii) require Parent, the Surviving Corporation, Parent Manager or any of their respective Subsidiaries to continue to employ any employee of the Company or its Subsidiaries or any other employee for any period of time on or following the Effective Time. The provisions of this Section 6.8 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or will be construed to confer upon or give to any Person (including, for the avoidance of doubt, any Continuing Employee or other current or former employee of the Company or any of their respective Affiliates), other than the parties and their respective permitted successors and assigns, any rights to employment for any particular period of time or any legal or equitable or other rights or remedies (including with respect to the matters provided for in this Section 6.8) under or by reason of any provision of this Agreement.
Section 6.9   Indemnification; Directors’ and Officers’ Insurance.
(a)   Parent agrees that all rights existing as of the date of this Agreement to indemnification, advancement of expenses and exculpation from Indemnified Liabilities in favor of current and/or former directors, officers or employees of the Company or any of its Subsidiaries as provided in the Organizational Documents of the Company or any such Subsidiary, any employment agreement or indemnification agreement in effect on the date hereof or otherwise (which shall be assumed by Parent and the Surviving Corporation) will continue in full force and effect in accordance with their terms, and Parent will cause the Surviving Corporation to perform its respective obligations thereunder. Without limiting the foregoing, from and after the Effective Time, Parent and the Surviving Corporation shall, jointly and severally, indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, a director, officer or employee of the Company or any of its Subsidiaries or who acts as a fiduciary under any Company Plan or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer or employee of another corporation, partnership, limited liability company, joint venture, Employee Benefit Plan, trust or other enterprise (the “Indemnified Persons”) against and from all losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities, judgments and amounts that are paid in settlement of, or incurred in connection with any threatened or actual Proceeding to which such Indemnified Person is, was or becomes a party or is otherwise involved (including as a witness) based, in whole or in part, on or arising, in whole or in part, out of the fact that such Person is or was a director, officer, employee or agent of the Company or any of its Subsidiaries, a fiduciary under any Company Plan or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer or employee of another corporation, partnership, limited liability company, joint venture, Employee Benefit Plan, trust or other enterprise or by reason of anything done or not done by such Person in any such capacity, whether pertaining to any act or omission occurring or existing prior to, at or after the Effective Time and whether asserted or claimed prior to, at or after the Effective Time (“Indemnified Liabilities”), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the Transactions, in each case, to the fullest extent permitted under applicable Law (and Parent and the Surviving Corporation shall, jointly and severally, pay expenses incurred in connection therewith in advance of the final disposition of any such Proceeding to each Indemnified Person to the fullest extent permitted under applicable Law). Without limiting the foregoing, in the event any such Proceeding is brought or threatened to be brought against any Indemnified Persons (whether arising before or after the Effective Time), (i) the Indemnified Persons may retain the Company’s regularly engaged legal counsel or other counsel satisfactory to such Indemnified Person, and Parent and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Persons as promptly as statements therefor are received, and (ii) the Surviving Corporation shall use its reasonable best efforts to assist in the defense of any such matter. With respect to any determination of whether any Indemnified Person is entitled to indemnification by Parent or Surviving Corporation under this Section 6.9, such Indemnified Person shall have the right to require that such determination be made by special, independent legal counsel selected by the Indemnified Person and approved by Parent or Surviving Corporation, as applicable (which approval shall not be unreasonably withheld or delayed), and who has not otherwise performed material services for Parent, Surviving Corporation, the Company or the Indemnified Person within the last three years. Notwithstanding anything to the contrary contained in this Agreement, Parent shall not (and Parent shall cause the Surviving Corporation not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any Proceeding for which indemnification may be sought by an Indemnified Person pursuant to this Agreement, unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such Proceeding and does not include the imposition of equitable relief on, or the admission of fault or wrongdoing by, any Indemnified Person.
(b)   For a period of not less than six (6) years following the Effective Time, the provisions in the Surviving Corporation’s and its Subsidiaries’ Organizational Documents with respect to indemnification, advancement of expenses and exculpation of current and/or former directors, officers or employees shall be no less favorable to such directors, officers and employees than such contained in the Organizational Documents of the Company or any of its Subsidiaries, as applicable, in effect as of the date hereof, which provisions shall not be amended, repealed or otherwise modified in any manner that would affect adversely the rights thereunder of any such individuals except to the extent required by applicable Law. Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, fulfill and honor any indemnification, expense advancement or exculpation agreements between the Company or any of its Subsidiaries and any of its directors, officers or employees existing immediately prior the Effective Time.
(c)   To the extent permitted by applicable Law, Parent and the Surviving Corporation shall indemnify any Indemnified Person against all reasonable costs and expenses (including reasonable attorneys’ fees and expenses), such amounts to be payable in advance upon request as provided in Section 6.9(a), relating to the enforcement of such Indemnified Person’s rights under this Section 6.9 or under any Organizational Documents of the Company or any of its Subsidiaries, any employment agreement or indemnification agreement in effect on the date hereof or otherwise, regardless of whether such Indemnified Person is ultimately determined to be entitled to indemnification hereunder or thereunder.
(d)   Parent and the Surviving Corporation shall put in place, and Parent shall fully prepay immediately prior to the Effective Time, “tail” insurance policies (collectively, the “D&O Insurance”) with a claims period of at least six years from the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance, fiduciary liability insurance and employment practices liability insurance in an amount and scope at least as favorable as the Company’s existing policies with respect to matters, acts or omissions existing or occurring at or prior to the Effective Time; provided, however, that Parent shall not be required to pay an annual premium for the D&O Insurance in excess of (for any one year) 300% of the annual premium paid by the Company for such insurance as of the date of this Agreement; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent shall be obligated to obtain a policy with the greatest coverage available, with respect to facts, acts, events or omissions occurring prior to the Effective Time, for a cost not exceeding such amount.
(e)   In the event that Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Parent, the Surviving Corporation or such Subsidiary of the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.9. The provisions of this Section 6.9 are intended to be for the benefit of, and shall be enforceable by, the parties and each Person entitled to indemnification or insurance coverage or expense advancement pursuant to this Section 6.9, and his, her or its heirs and representatives. The rights of the Indemnified Persons under this Section 6.9 are in addition to any rights such Indemnified Persons may have under the Organizational Documents of the Company or any of its Subsidiaries, or under any applicable contracts or Law. Parent and the Surviving Corporation shall pay all expenses, including attorneys’ fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in this Section 6.9.
Section 6.10   Shareholder Litigation.    The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company of any Proceeding commenced or, to any party’s knowledge, threatened, against such party or any of its Affiliates or otherwise relating to, involving or affecting such party or any of its Affiliates, in each case, in connection with, arising from or otherwise relating to the Merger or any other Transaction (“Transaction Litigation”). In the event any Transaction Litigation is commenced, the parties agree to cooperate and use their reasonable best efforts to defend against and respond thereto. Each party shall give the other party a reasonable opportunity to participate in the defense or settlement of any Transaction Litigation and shall consider in good faith the other party’s advice with respect to such Transaction Litigation; provided, that neither the Company nor Parent shall settle or agree to settle any Transaction Litigation in an amount in excess of the deductible under its D&O insurance policy (unless such excess amount is covered or reasonably likely to be covered under such policy) without the prior written consent of the other party (which consent shall not be unreasonably withheld, delayed or conditioned).
Section 6.11   Public Announcements.    The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by the parties. From and after the date hereof, so long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective controlled Affiliates or Subsidiaries, nor Parent Manager, shall issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), unless (a) such party determines, after consultation with outside counsel, that it is required by applicable Law or the rules of any stock exchange upon which such party’s capital stock is traded to issue or cause the publication of any press release or other announcement with respect to the Transactions, including the Merger or this Agreement, in which event such party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other party to review and comment upon such press release or other announcement and shall give due consideration to all reasonable additions, deletions or changes suggested thereto or (b) in the case of the Company or Parent, it deems it necessary or appropriate to issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other Transactions in connection with or following a Company Change of Recommendation; provided, however, each party and their respective controlled Affiliates may make statements that are not inconsistent with previous press releases, public disclosures or public statements made by Parent and the Company in compliance with this Section 6.11.
Section 6.12   Control of Business.   Without limiting in any way any party’s rights or obligations under this Agreement, nothing contained in this Agreement shall give any party, directly or indirectly, the right to control or direct the other party and their respective Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the parties shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
Section 6.13   Transfer Taxes.   All Transfer Taxes incurred in connection with the Transactions, if any, shall be paid by Parent or the Surviving Corporation when due, whether levied on Parent or any other Person, and Parent or the Surviving Corporation shall file all necessary Tax Returns and other documentation with respect to any such Transfer Taxes. Prior to the Closing, the parties will cooperate, in good faith, in the filing of any Tax Returns with respect to Transfer Taxes and the minimization, to the extent reasonably permissible under applicable Law, of the amount of any Transfer Taxes.
Section 6.14   Notification.    The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, (a) of any notice or other communication received by such party from any Governmental Entity in connection with this Agreement, the Merger or the other Transactions, and each party shall keep the other party reasonably informed on a current basis regarding any such matters, (b) of any notice or other communication received by such party from any Person (other than a Governmental Entity) alleging that the consent of such Person is or may be required in connection with the Merger or the other Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, and each party shall keep the other party reasonably informed on a current basis regarding any such matters, and (c) upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it, any of the Subsidiaries of the Company or any of the MSR Entities, or any of the Subsidiaries of Parent, respectively, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, or which would reasonably be expected to prevent or materially delay or impede the consummation of the Transactions; provided, however, that, in each case, the delivery of any notice pursuant to this Section 6.14 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to any party. The failure to deliver any such notice shall not affect any of the conditions set forth in Article VII or give rise to any right to terminate under Article VIII.
Section 6.15   Section 16 Matters.    Prior to the Effective Time, Parent, Merger Sub and the Company shall take all such steps as may be reasonably necessary or advisable to cause any dispositions of equity securities of the Company (including derivative securities) and acquisitions of equity securities of Parent (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 under the Exchange Act. Upon request, the Company shall promptly furnish Parent with all requisite information reasonably requested by Parent for Parent to take the actions contemplated by this Section 6.15.
Section 6.16   Tax Matters.   The parties shall use their respective reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. None of the parties shall take any action, or fail to take any action, that could reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code. The parties shall use their respective reasonable best efforts to obtain or cause to be provided, as appropriate, the opinions of counsel described in Section 7.2(d) and Section 7.2(e) and Section 7.3(d) and Section 7.3(e), respectively. Provided that the opinions of counsel described in Section 7.2(e) and Section 7.3(e) have been received, the parties shall treat the Merger as a “reorganization” under Section 368(a) of the Code, and no party shall take any position for tax purposes inconsistent therewith, unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state or local Law).
Section 6.17   Additional Dividends.
(a)   Prior to the Effective Time, the Company shall authorize and declare a dividend to its shareholders in accordance with this Section 6.17(a), the payment date for which shall be the close of business on the last Business Day prior to the Closing Date, subject to funds being legally available therefor. The record date for any such dividends shall be three Business Days before the payment date. Any per share dividend amount payable by the Company with respect to the Company Common Stock pursuant to this Section 6.17(a) shall be equal to the amount (the “Company Additional Dividend Amount”), if any, necessary so that the aggregate dividend payable is equal to the Minimum Distribution Dividend. The Company and Parent shall cooperate in good faith to determine whether it is necessary to authorize and declare a Company Additional Dividend Amount and the amount (if any) of the Company Additional Dividend Amount.
(b)   Prior to the Effective Time, Parent may authorize and declare a dividend to its shareholders in accordance with this Section 6.17(b), the payment date for which shall be the close of business on the last Business Day prior to the Closing Date, subject to funds being legally available therefor. The record date for any such dividends shall be three Business Days before the payment date. Any per share dividend amount payable by Parent with respect to the Parent Common Stock pursuant to this Section 6.17(b) shall be an amount equal to (i) Parent’s then-most recent quarterly dividend (on a per share basis), multiplied by the number of days elapsed since the last dividend record date through and including the day prior to the Closing Date, and divided by the actual number of days in the calendar quarter in which such dividend is declared, plus (ii) an additional amount equal to the quotient obtained by dividing the Company Additional Dividend Amount (if any) by the Exchange Ratio.
Section 6.18   Takeover Laws.    The parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Law is or becomes applicable to the Merger or any of the other Transactions and (b) if any such Takeover Law is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Law on the Merger and the other Transactions.
Section 6.19   Listing.    Parent shall take all actions necessary to cause the Parent Common Stock, the Parent Series D Cumulative Redeemable Preferred Stock and the Parent Series E Cumulative Redeemable Preferred Stock to be issued in the Merger to be approved for listing on the NYSE prior to the Effective Time, subject to official notice of issuance, and the certificates of designations classifying the Parent Series D Cumulative Redeemable Preferred Stock attached hereto as Annex B and the Parent Series E Cumulative Redeemable Preferred Stock attached hereto as Annex C shall have been filed with and accepted for record by the Secretary of State of the State of Delaware.
Section 6.20   Delisting.    Each of the parties agrees to cooperate with the other parties in taking, or causing to be taken, all actions necessary to delist each of the Company Common Stock, the Company Series B Preferred Stock and the Company Series C Preferred Stock from the NYSE and terminate its registration under the Exchange Act; provided that such delisting and termination shall not be effective until after the Effective Time.
Section 6.21   Obligations of Merger Sub and the Surviving Corporation.    Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Merger and the other Transactions upon the terms and subject to the conditions set forth in this Agreement.
Section 6.22   Assumption of Company Trust Preferred Securities and Company Notes.
(a)   As of the Effective Time and subject to the terms and conditions set forth herein: (i) the Surviving Corporation will assume the due and punctual performance and observance of the Company’s covenants, agreements and obligations under and relating to the trust preferred securities (the “Company Trust Preferred Securities”) issued by the Company Trusts (such transfer and assumption as described in this clause (i), the “TruPS Assumption”); (ii) the Surviving Corporation will cause the Company Trusts to discharge their obligations with respect to the Company Trust Preferred Securities arising after the Effective Time in accordance with the terms and conditions of the agreements related to the Company Trust Preferred Securities and the TruPS Assumption (the “TruPS Discharge”); and (iii) Parent, Merger Sub and the Company shall execute and deliver, or cause to be delivered, any and all documents, instruments and agreements, including any supplemental indentures, guarantees, officer’s certificates, opinions of counsel and declarations of trust required by the applicable governing documentation, or as may reasonably be requested by the trustee of the Company Trusts, in order to effectuate the TruPS Assumption and the TruPS Discharge.
(b)   As of the Effective Time and subject to the terms and conditions set forth herein: (i) the Surviving Corporation will assume the due and punctual performance and observance of the Company’s covenants, agreements and obligations under and relating to the Company Notes issued by the Company pursuant to the Company Notes Indentures (such transfer and assumption as described in this clause (i), the “Company Notes Assumption”); and (ii) Parent, Merger Sub and the Company shall execute and deliver, or cause to be delivered, any and all documents, instruments and agreements, including any supplemental indentures, guarantees, officer’s certificates and opinions of counsel required by the Company Notes or the Company Notes Indentures, in order to effectuate the Company Notes Assumption.
Section 6.23   Employee Releases.    The Company agrees that the Company shall use commercially reasonable efforts to enter into amended and restated versions of those agreements set forth in Section 6.23 of the Company Disclosure Letter in forms approved by Parent and for consideration not to exceed the amount set forth on Section 6.23 of the Company Disclosure Letter so that such agreements condition the receipt of severance pay or benefits by a Continuing Employee who is subject to those agreements upon such Continuing Employee’s timely execution and return (and non-revocation in any time provided to do so) of a general release of claims for the benefit of Parent, the Company, and their respective affiliates and representatives.
Section 6.24   Company Rights Agreement.    The Company shall, and shall cause the Company Board to, take all actions necessary so that as of immediately prior to the Effective Time, the Company Rights Agreement and all Rights (as defined in the Company Rights Agreement) and all other rights outstanding thereunder are terminated.
ARTICLE VII
CONDITIONS PRECEDENT
Section 7.1   Conditions to Each Party’s Obligation to Consummate the Merger.    The respective obligation of each party to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any or all of which may be waived jointly by the parties, in whole or in part, to the extent permitted by applicable Law:
(a)   Shareholder Approval.   The Company Shareholder Approval shall have been obtained in accordance with applicable Law, the rules and regulations of the NYSE and the Organizational Documents of the Company.
(b)   No Injunctions or Restraints.   No Governmental Entity having jurisdiction over any party shall have issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Merger and no Law shall have been adopted that makes consummation of the Merger illegal or otherwise prohibited.
(c)   Registration Statement.   The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect and no Proceeding to that effect shall have been commenced.

Section 7.2   Additional Conditions to Obligations of Parent, Merger Sub and Parent Manager.    The obligations of Parent, Merger Sub and Parent Manager to consummate the Merger are subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any or all of which may be waived exclusively by Parent, Merger Sub or Parent Manager, as applicable, in whole or in part, to the extent permitted by applicable Law:
(a)   Representations and Warranties of the Company.   (i) The representations and warranties of the Company set forth in Section 4.3(a) (Authority), Section 4.6(a) (Company Material Adverse Effect) and Section 4.19 (Brokers) shall be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct in all material respects only as of such date), (ii) the representations and warranties of the Company set forth in Section 4.2(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the specified dates set forth therein and (iii) all other representations and warranties of the Company set forth in Article IV shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality” or “Company Material Adverse Effect”) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)   Performance of Obligations of the Company.   The Company shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement on or prior to the Effective Time.
(c)   Compliance Certificate.   Parent shall have received a certificate of the Company signed by an executive officer of the Company, dated the Closing Date, confirming that the conditions in Section 7.2(a), Section 7.2(b) and Section 7.2(f) have been satisfied.
(d)   REIT Opinion.   Parent shall have received a written opinion of Hunton Andrews Kurth LLP (or other counsel to Company reasonably satisfactory to Parent), dated as of the Closing Date and in form and substance reasonably satisfactory to Parent, to the effect that, commencing with the Company’s taxable year ended December 31, 2019, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled the Company to meet, through the Effective Time, the requirements for qualification and taxation as a REIT under the Code. Such opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer’s certificate executed by the Company, provided that Parent is given a reasonable opportunity to review such representations and finds them reasonably acceptable.
(e)   Section 368 Opinion.   Parent shall have received a written opinion of Vinson & Elkins L.L.P. (or other counsel to Parent reasonably satisfactory to the Company), dated as of the Closing Date and in form and substance reasonably satisfactory to Parent to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 7.2(e), counsel shall be entitled to require and rely upon customary representations contained in certificates of officers of the Company and Parent, reasonably satisfactory in form and substance to the Company and Parent.
(f)   Absence of Company Material Adverse Effect.   Since the date of this Agreement, there shall not have been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.
Section 7.3   Additional Conditions to Obligations of the Company.    The obligation of the Company to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any or all of which may be waived exclusively by the Company, in whole or in part, to the extent permitted by applicable Law:
(a)   Representations and Warranties of Parent, Merger Sub and Parent Manager.   (i) The representations and warranties of Parent, Merger Sub and, as applicable, Parent Manager set forth in

Section 5.3(a) (Authority), Section 5.6(a) (Parent Material Adverse Effect) and Section 5.18 (Brokers) shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct in all material respects only as of such date), (ii) the representations and warranties of Parent and Merger Sub set forth in Section 5.2(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the specified dates set forth therein and (iii) all other representations and warranties of Parent, Merger Sub and, as applicable, Parent Manager set forth in Article V shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of specified date shall have been true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality” or “Parent Material Adverse Effect”) would not reasonably be expected to (1) in the case of Parent and Merger Sub, have, individually or in the aggregate, a Parent Material Adverse Effect and (2) in the case of Parent Manager, materially prevent the ability of Parent Manager to perform its obligations under this Agreement or to consummate the Transactions before the End Date.
(b)   Performance of Obligations of Parent, Merger Sub and Parent Manager.   Parent, Merger Sub and Parent Manager each shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by them under this Agreement at or prior to the Effective Time.
(c)   Compliance Certificate.   The Company shall have received a certificate of Parent signed by an executive officer of Parent, dated the Closing Date, confirming that the conditions in Section 7.3(a), Section 7.3(b) and Section 7.3(g) have been satisfied.
(d)   REIT Opinion.   The Company shall have received a written opinion of Vinson & Elkins L.L.P. (or other counsel to Parent reasonably satisfactory to the Company), dated as of the Closing Date and in form and substance reasonably satisfactory to the Company, to the effect that, commencing with Parent’s taxable year ended December 31, 2019, Parent has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled Parent to meet, through the Effective Time, the requirements for qualification and taxation as a REIT under the Code, and that its past, current and intended future organization and operations will permit Parent to continue to qualify for taxation as a REIT under the Code for its taxable year which includes the Effective Time and thereafter. Such opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in officer’s certificates executed by Parent, provided that the Company is given a reasonable opportunity to review such representations and finds them reasonably acceptable.
(e)   Section 368 Opinion.   The Company shall have received a written opinion of Hunton Andrews Kurth LLP (or other counsel to the Company reasonably satisfactory to Parent), dated as of the Closing Date and in form and substance reasonably satisfactory to the Company, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 7.3(e), counsel shall be entitled to require and rely upon customary representations contained in certificates of officers of the Company and Parent, reasonably satisfactory in form and substance to the Company and Parent.
(f)   Listing; Classification.   The Parent Common Stock, including the Parent Common Stock to be issued in the Merger, and the Parent Series D Cumulative Redeemable Preferred Stock and the Parent Series E Cumulative Redeemable Preferred Stock shall have been approved for listing on the NYSE as of, subject to official notice of issuance or prior to, immediately following the Effective Time, and the certificates of designations classifying the Parent Series D Cumulative Redeemable Preferred Stock and the Parent Series E Cumulative Redeemable Preferred Stock attached hereto as Annex B and Annex C, respectively, shall have been filed with and accepted for record by the Secretary of State of the State of Delaware.
(g)   Absence of Parent Material Adverse Effect.   Since the date of this Agreement, there shall not have been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

(h)   Company Director Designee.   Effective as of the Effective Time, the Company Director Designee to be appointed to the Parent Board pursuant to Section 2.6 shall have been so appointed.
Section 7.4   Frustration of Closing Conditions.   None of the parties may rely, either as a basis for not consummating the Merger or for terminating this Agreement, on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such party’s breach in any material respect of any provision of this Agreement.
ARTICLE VIII
TERMINATION
Section 8.1   Termination.    This Agreement may be terminated, and the Merger and the other Transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether (except as expressly set forth below) before or after the Company Shareholder Approval has been obtained:
(a)   by mutual written consent of the Company and Parent;
(b)   by either the Company or Parent:
(i)   if any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger, or if there shall have been adopted prior to the Effective Time any Law that permanently makes the consummation of the Merger illegal or otherwise permanently prohibited;
(ii)   if the Merger shall not have been consummated on or before 5:00 p.m. New York, New York time, on December 29, 2023 (such date being the “End Date”); provided, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any party whose breach of any representation, warranty, covenant or agreement contained in this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;
(iii)   in the event of a breach by the other party (treating Parent and Merger Sub as one party) of any covenant or other agreement contained in this Agreement or if any representation and warranty of the other party contained in this Agreement fails to be true and correct which (x) would give rise to the failure of a condition set forth in Section 7.2(a) or (b) or Section 7.3(a) or (b), as applicable, if it were continuing as of the Closing Date and (y) cannot be or has not been cured (or is incapable of becoming true or does not become true) by the earlier of (1) the End Date and (2) the date that is 30 days after the giving of written notice to the breaching party of such breach or failure to be true and correct and the basis for such notice (a “Terminable Breach”); provided, however, that the terminating party is not then in Terminable Breach of any representation, warranty, covenant or other agreement contained in this Agreement; or
(iv)   if the Company Shareholder Approval shall not have been obtained upon a vote held at a duly held Company Shareholders Meeting (including any adjournment or postponement thereof);
(c)   by Parent if, prior to the time the Company Shareholder Approval is obtained, the Company Board shall have made a Company Change of Recommendation, whether or not pursuant to and in accordance with Section 6.3(d)(iii) or Section 6.3(e); or
(d)   by the Company if, prior to the receipt of the Company Shareholder Approval, the Company Board (or a committee thereof) determines to terminate this Agreement in accordance with Section 6.3(d)(iii) in connection with a Company Superior Proposal in order to enter a definitive agreement providing for the implementation of such Company Superior Proposal; provided, however, that such termination shall not be effective unless the Company concurrently therewith pays or causes to be paid the Company Termination Fee in accordance with Section 8.3(b).
Section 8.2   Notice of Termination; Effect of Termination.
(a)   A terminating party shall provide written notice of termination to the other party specifying with particularity the reason for such termination, and, except as otherwise provided in Section 8.1(d), any termination shall be effective immediately upon delivery of such written notice to the other party.

(b)   In the event of termination of this Agreement by any party as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party except with respect to this Section 8.2, Section 6.6(b), Section 8.3 and Articles I and IX, which Sections and Articles shall not terminate; provided, however, that notwithstanding anything to the contrary herein, no such termination shall relieve any party from liability for any damages arising from or arising out of an intentional and material breach of any covenant, agreement or obligation hereunder or intentional fraud, or as provided in the Confidentiality Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity, including the right to specific performance under Section 9.11 and, in the case of intentional and material breach or intentional fraud, the right to pursue damages (including damages based on the loss of benefit of the Transactions to the non-breaching party, the lost shareholder premium (in the case of the Company) and any benefit to the breaching party or its shareholders arising from such intentional and material breach or intentional fraud).
Section 8.3   Expenses and Other Payments.
(a)   Except as otherwise provided in this Section 8.3, each party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions, whether or not the Merger shall be consummated.
(b)   If (i) Parent terminates this Agreement pursuant to Section 8.1(c) (Company Change of Recommendation), then the Company shall pay Parent the Company Termination Fee in cash by wire transfer of immediately available funds (to an account designated by Parent) no later than three Business Days after notice of termination of this Agreement or (ii) the Company terminates this Agreement pursuant to Section 8.1(d) (Company Superior Proposal), then the Company shall pay Parent the Company Termination Fee in cash by wire transfer of immediately available funds (to an account designated by Parent) concurrently with notice of termination of this Agreement.
(c)   If (i) (A) Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(ii) (End Date) (and the Company Shareholder Approval has not been obtained) or (B) Parent terminates this Agreement pursuant to Section 8.1(b)(iii) (Company Terminable Breach), (ii) on or before the date of any such termination a Company Competing Proposal shall have been publicly announced or publicly disclosed or otherwise publicly communicated to the Company Board and not withdrawn prior to such date and (iii) within nine months after the date of such termination, the Company or any Subsidiary of the Company enters into a definitive agreement to effect any Company Competing Proposal or consummates any Company Competing Proposal, then the Company shall pay Parent the Company Termination Fee. For purposes of this Section 8.3(c), any reference in the definition of Company Competing Proposal to “25%” or “75%” shall be deemed to be a reference to “50%.”
(d)   If (i) Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(iv) (Failure to Obtain Company Shareholder Approval), (ii) on or before the date of the Company Shareholders Meeting a Company Competing Proposal shall have been publicly announced or publicly disclosed and not withdrawn prior to such date and (iii) within nine months after the date of such termination, the Company or any Subsidiary of the Company enters into a definitive agreement to effect any Company Competing Proposal or consummates any Company Competing Proposal, then the Company shall pay Parent the Company Termination Fee. For purposes of this Section 8.3(d), any reference in the definition of Company Competing Proposal to “25%” or “75%” shall be deemed to be a reference to “50%.”
(e)   In no event shall Parent be entitled to receive more than one payment of the Company Termination Fee. The parties agree that the agreements contained in this Section 8.3 are an integral part of the Transactions, and that, without these agreements, the parties would not enter into this Agreement. If a party fails to promptly pay the amount due by it pursuant to this Section 8.3, interest shall accrue on such amount from the date such payment was required to be paid pursuant to the terms of this Agreement until the date of payment at the rate of 5% per annum. If, in order to obtain such payment, the other party commences a Proceeding that results in judgment for such party for such amount, the defaulting party shall pay the other party its out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such Proceeding. The parties agree that the monetary remedies set forth in this Section 8.3 and the specific performance remedies set forth in Section 9.11 shall be the sole and exclusive remedies of (i) the Company and its Subsidiaries against Parent and Merger Sub and any of their respective former, current or future general or limited partners, shareholders, managers, members, Representatives or Affiliates for any loss suffered as a result of the failure of the Merger to be consummated except in the case of intentional fraud or an intentional and material breach of any covenant, agreement or obligation (in which case only Parent shall be liable for damages for such intentional fraud or intentional and material breach), and upon payment of such amount, none of Parent or Merger Sub or any of their respective former, current or future general or limited partners, shareholders, managers, members, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for the liability of Parent in the case of intentional fraud or an intentional and material breach of any covenant, agreement or obligation; and (ii) Parent and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future general or limited partners, shareholders, managers, members, Representatives or Affiliates for any loss suffered as a result of the failure of the Merger to be consummated except in the case of intentional fraud or an intentional and material breach of any covenant, agreement or obligation (in which case only the Company shall be liable for damages for such intentional fraud or intentional and material breach), and upon payment of such amount, none of the Company and its Subsidiaries or any of their respective former, current or future general or limited partners, shareholders, managers, members, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for the liability of the Company in the case of intentional fraud or an intentional and material breach of any covenant, agreement or obligation.
(f)   In the event that the Company is required to pay the Company Termination Fee:
(i)   The amount payable to Parent in any tax year of Parent shall not exceed the lesser of (A) the Company Termination Fee payable to Parent, and (B) the sum of (1) the maximum amount that can be paid to Parent without causing Parent to fail to meet the requirements of Sections 856(c)(2) and 856(c)(3) of the Code for the relevant tax year, determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) or 856(c)(3) of the Code (“Qualifying Income”) and Parent has income from unknown sources during such year in an amount equal to 1% of its gross income which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in each case, as determined by Parent’s independent accountants, plus (2) in the event that Parent received either (x) a letter from Parent’s counsel indicating that Parent has received a ruling from the IRS as described below or (y) an opinion from Parent’s outside counsel as described below, an amount equal to the excess of the Company Termination Fee, less the amount payable under clause (1) above.
(ii)   To secure the Company’s obligation to pay the amounts described in Section 8.3(f)(i), the Company shall deposit into escrow the amount in cash equal to the Company Termination Fee with an escrow agent selected by the Company on such terms (subject to this Section 8.3) as shall be mutually and reasonably agreed upon by the Company, Parent and the escrow agent. The payment or deposit into escrow of the Company Termination Fee pursuant to this Section 8.3 shall be made at the time the Company is obligated to pay the Company Termination Fee. The escrow agent shall provide that the Company Termination Fee in escrow or any portion thereof shall not be released to Parent unless the escrow agent receives any one or a combination of the following: (i) a letter from Parent’s independent accountants indicating the maximum amount that can be paid by the escrow agent to Parent without causing Parent to fail to meet the requirements of Sections 856(c)(2) or 856(c)(3) of the Code determined as if the payment of such amount did not constitute Qualifying Income and Parent has income from unknown sources during such year in an amount equal to 1% of its gross income which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in which case the escrow agent shall release such amount to Parent, or (ii) a letter from Parent’s counsel indicating that (A) Parent has received a ruling from the IRS holding that the receipt by Parent of the Company Termination Fee would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and 856(c)(3) of the Code or (B) Parent’s outside counsel has rendered a legal opinion to the effect that the receipt by Parent of the Company Termination Fee should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and 856(c)(3) of the Code, in which case the escrow agent shall release the remainder of the Company Termination Fee to Parent. The Company agrees to amend this Section 8.3(f) at the reasonable request of Parent in order to (1) maximize that portion of the Company Termination Fee that may be distributed to Parent hereunder without causing Parent to fail to meet the requirements of Sections 856(c)(2) and 856(c)(3) of the Code or (2) assist Parent in obtaining a favorable ruling from the IRS or legal opinion from its outside counsel, in each case, as described in this Section 8.3(f)(ii). Any amount of the Company Termination Fee that remains unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitation of this Section 8.3(f).
(g)   Notwithstanding anything to the contrary herein, Parent and Merger Sub, on the one hand, and Parent Manager, on the other hand, shall be severally liable in respect of their obligations under this Agreement, on a several, and not joint, basis, and neither the Parent nor Merger Sub shall be responsible for the obligations of Parent Manager hereunder (including the obligation to pay the Per Share Cash Consideration), nor shall Parent Manager be responsible for the obligations of Parent and Merger Sub hereunder.
ARTICLE IX
GENERAL PROVISIONS
Section 9.1   Disclosure Letter Definitions.   All capitalized terms in the Company Disclosure Letter and the Parent Disclosure Letter shall have the meanings ascribed to them herein (including in Annex A) except as otherwise defined therein.
Section 9.2   Survival.   Except as otherwise provided in this Agreement, none of the representations, warranties, agreements and covenants in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, agreements and covenants, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time. The Confidentiality Agreement shall (a) survive termination of this Agreement in accordance with its terms and (b) terminate as of the Effective Time.
Section 9.3   Notices.    All notices, requests and other communications to any party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given upon the earlier of actual receipt or: (a) when delivered by hand providing proof of delivery; (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by email if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or to such other Persons or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.3):
(i)   if to Parent, Merger Sub or Parent Manager, to:
c/o Ellington Financial Inc.
53 Forest Avenue
Old Greenwich, CT 06870
Attention: JR Herlihy
E-mail: Herlihy@ellington.com
with a required copy to (which copy shall not constitute notice):
Vinson & Elkins L.L.P.
901 East Byrd Street, Suite 1500
Richmond, VA 23219
Attention: Daniel LeBey
E-mail: dlebey@velaw.com
and

1114 Avenue of the Americas, 32nd Floor
New York, New York 10036
Attention: Stancell Haigwood
E-mail: shaigwood@velaw.com
(ii)   if to the Company, to:
Arlington Asset Investment Corp.
6862 Elm Street
Suite 320
McLean, VA 22101
Attention: J. Rock Tonkel, Jr.
E-mail: RTonkel@arlingtonasset.com
with a required copy to (which copy shall not constitute notice):
Hunton Andrews Kurth LLP
951 East Byrd Street
Richmond, VA 23219
Attention: Steven Haas; James Kennedy
E-mail: shaas@huntonak.com; jkennedy@huntonak.com
Section 9.4   Rules of Construction.
(a)   Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of independent counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the parties shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted it is of no application and is hereby expressly waived.
(b)   The inclusion of any information in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, that such information is required to be listed in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, that such items are material to the Company, its Subsidiaries and/or the MSR Entities, taken as a whole, or Parent and its Subsidiaries, taken as a whole, as the case may be, or that such items have resulted in a Company Material Adverse Effect or a Parent Material Adverse Effect. The headings, if any, of the individual sections of each of the Parent Disclosure Letter and Company Disclosure Letter are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Company Disclosure Letter and Parent Disclosure Letter are arranged in sections corresponding to the Sections of this Agreement merely for convenience, and the disclosure of an item in one section of the Company Disclosure Letter or Parent Disclosure Letter, as applicable, as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that the relevance of such item to such representations or warranties is reasonably apparent from such item, notwithstanding the presence or absence of an appropriate Section of the Company Disclosure Letter or Parent Disclosure Letter with respect to such other representations or warranties or an appropriate cross reference thereto.
(c)   The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Company Disclosure Letter or Parent Disclosure Letter is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

(d)   All references in this Agreement to Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word “including” (in its various forms) means “including, without limitation.” Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. Unless the context otherwise requires, all references to a specific time shall refer to New York, New York time.
(e)   In this Agreement, except as the context may otherwise require, references to: (i) any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof and, if applicable, by the terms of this Agreement); (ii) any Governmental Entity include any successor to that Governmental Entity; (iii) any applicable Law refers to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other law include any successor to such section; and (iv) “days” mean calendar days. If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day.
(f)   Each obligation, covenant or agreement by the Company or its Subsidiaries set forth in Article VI with respect to an MSR Entity shall be interpreted to only require the reasonable best efforts (which shall not be deemed to require action beyond the exercise of any authority to direct or control any action or inaction or withhold any consent or agreement, in each case, granted to the Company or any of its Subsidiaries under such MSR Entity’s Organizational Documents) of the Company to cause such MSR Entity to perform such obligation, covenant or agreement. For the avoidance of doubt, no obligation, covenant or agreement in this Agreement shall be construed to require the Company, any of its Subsidiaries or any of their respective Representatives to (i) breach the terms of the Organizational Documents of any MSR Entity or (ii) breach any duties owed to any MSR Entity.
Section 9.5   Counterparts.    This Agreement may be executed in two or more counterparts, including via facsimile or email in “portable document format” (“pdf”) form transmission, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in pdf format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.
Section 9.6   Entire Agreement; Third Party Beneficiaries.
(a)   This Agreement (together with the Confidentiality Agreement, the other Transaction Agreements and any other documents and instruments executed pursuant hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
(b)   Except for the provisions of Article III (which, from and after the Effective Time, shall be for the benefit of the former holders of Company Common Stock, Company Series B Preferred Stock and Company Series C Preferred Stock to receive the applicable Merger Consideration) and Section 2.6 and Section 6.9 (which from and after the Effective Time are intended for the benefit of, and shall be enforceable by, the Persons referred to therein and by their respective heirs and representatives), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, in the event of Parent’s or Merger Sub’s intentional and material breach of any covenant, agreement or obligation hereunder or intentional fraud, then the Company Shareholders, acting solely through the Company, shall be beneficiaries of this Agreement and shall be entitled to pursue any and all legally available remedies, including equitable relief, and to seek recovery of all losses, liabilities, damages, costs and expenses of every kind and nature, including reasonable attorneys’ fees; provided, however, that, to the fullest extent permitted by applicable Law, the rights granted pursuant to this sentence shall be enforceable only by the Company, on behalf of the Company Shareholders, in the Company’s sole discretion, it being understood and agreed such rights shall attach to such shares of Company Stock and subsequently trade and transfer therewith and, consequently, any damages, settlements or other amounts recovered or received by the Company with respect to such rights may, in the Company’s sole discretion, be (i) distributed, in whole or in part, by the Company to the holders of shares of Company Common Stock of record as of any date determined by the Company or (ii) retained by the Company for the use and benefit of the Company on behalf of its shareholders in any manner the Company deems fit.
Section 9.7   Governing Law; Venue; Waiver of Jury Trial.
(a)   THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF VIRGINIA, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.
(b)   THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE CIRCUIT COURT OF ALEXANDRIA, VIRGINIA AND TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF VIRGINIA AND ANY APPELLATE COURTS THEREOF (COLLECTIVELY, THE “VIRGINIA COURTS”) IN ANY PROCEEDING THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN THE VIRGINIA COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH COURTS. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH VIRGINIA COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH PROCEEDING IN THE MANNER PROVIDED IN SECTION 9.3 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.
(c)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR

ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY; AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.7.
Section 9.8   Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Merger is fulfilled to the extent possible.
Section 9.9   Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Any purported assignment in violation of this Section 9.9 shall be void.
Section 9.10   Affiliate Liability.
(a)   Each of the following is herein referred to as a “Company Affiliate”: (i) any direct or indirect holder of equity interests or securities in the Company (whether limited or general partners, members, shareholders or otherwise); and (ii) any director, officer, employee or other Representative of (A) the Company or (B) any Person who controls the Company. To the fullest extent permitted by applicable Law, no Company Affiliate shall have any liability or obligation to Parent, Merger Sub or Parent Manager of any nature whatsoever in connection with or under this Agreement or the Transactions, and Parent, Merger Sub and Parent Manager hereby waive and release all claims of any such liability and obligation.
(b)   Each of the following is herein referred to as a “Parent Affiliate”: (i) any direct or indirect holder of equity interests or securities in Parent, Merger Sub or Parent Manager (whether limited or general partners, members, shareholders or otherwise) and (ii) any director, officer, employee or other Representative of (A) Parent, Merger Sub or Parent Manager or (B) any Person who controls Parent, Merger Sub or Parent Manager. To the fullest extent permitted by applicable Law, no Parent Affiliate shall have any liability or obligation to the Company of any nature whatsoever in connection with or under this Agreement or the Transactions, and the Company hereby waives and releases all claims of any such liability and obligation.
Section 9.11   Remedies; Specific Performance.
(a)   Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.
(b)   The parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the parties. The parties acknowledge and agree that the parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 9.11, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity.

(c)   This parties’ rights in this Section 9.11 are an integral part of the Transactions and each party accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement all in accordance with the terms of this Section 9.11. Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.11, and each party irrevocably waives (i) any defense in an action for specific performance that a remedy at law would be adequate to prevent or restrain breaches or threatened breaches and (ii) any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. If prior to the End Date, any party hereto brings an action to enforce specifically the performance of the terms and provisions hereof by any other party, the End Date shall automatically be extended by such other time period established by the court presiding over such action.
Section 9.12   Amendment.   Prior to the Effective Time, this Agreement may be amended by the mutual agreement of the parties, by action taken or authorized by their respective Boards of Directors at any time, whether before or after the Company Shareholder Approval has been obtained; provided, however, that after the Company Shareholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law would require the further approval or adoption by the shareholders of the Company or Parent, as applicable, without first obtaining such further approval or adoption. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.
Section 9.13   Extension; Waiver.    At any time prior to the Effective Time, either the Company, on the one hand, or Parent and Merger Sub, on the other hand, may, to the extent legally allowed and except as otherwise set forth herein: (a) extend the time for the performance of any of the obligations or acts of the other party hereunder; (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions of the other party contained herein. Notwithstanding the foregoing, no failure or delay by the Company, on the one hand, or Parent and Merger Sub, on the other hand, in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No agreement on the part of a party to any such extension or waiver shall be valid unless set forth in an instrument in writing signed on behalf of such party.
[Signature Pages Follow]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.
ELLINGTON FINANCIAL INC.
By:
/s/ Laurence Penn

Name: Laurence Penn
Title: President and Chief Executive Officer
EF MERGER SUB INC.
By:
/s/ Laurence Penn

Name: Laurence Penn
Title: President and Chief Executive Officer
ELLINGTON FINANCIAL MANAGEMENT LLC
By:
/s/ Laurence Penn

Name: Laurence Penn
Title: Vice President
Signature Page to Agreement and Plan of Merger

ARLINGTON ASSET INVESTMENT CORP.
By:
/s/ J. Rock Tonkel, Jr.

Name: J. Rock Tonkel, Jr.
Title: President and Chief Executive Officer
Signature Page to Agreement and Plan of Merger

ANNEX A
Certain Definitions
“Affiliate” means, with respect to any Person, any other Person directly or indirectly, controlling, controlled by, or under common control with, such Person, through one or more intermediaries or otherwise. For the avoidance of doubt, neither MSR Entity shall be an “Affiliate” of the Company for purposes of this Agreement.
“Agency” means each of (a) Fannie Mae (formerly known as The Federal National Mortgage Association), and (b) Freddie Mac (formerly known as The Federal Home Loan Mortgage Corporation), or any successors of the foregoing.
“beneficial ownership,” including the correlative term “beneficially owning,” has the meaning ascribed to such term in Section 13(d) of the Exchange Act.
“Business Day” means a day that is not a Saturday or Sunday or other day on which banks in the State of New York or the Commonwealth of Virginia are authorized or obligated to be closed.
“Company 2011 LTIP” means the Arlington Asset Investment Corp. 2011 Long-Term Incentive Plan, as amended from time to time.
“Company 2014 LTIP” means the Arlington Asset Investment Corp. 2014 Long-Term Incentive Plan, as amended from time to time.
“Company 2021 LTIP” means the Arlington Asset Investment Corp. 2021 Long-Term Incentive Plan, as amended from time to time.
“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.
“Company Competing Proposal” means any proposal, inquiry, offer or indication of interest relating to any transaction or series of related transactions (other than transactions with Parent or any of its Subsidiaries) involving: (a) any acquisition or purchase by any Person or group, directly or indirectly, of more than 25% of any class of outstanding voting or equity securities of the Company, or any tender offer or exchange offer that, if consummated, would result in any Person or group beneficially owning more than 25% of any class of outstanding voting or equity securities of the Company; (b) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company and a Person or group pursuant to which the Company Shareholders immediately preceding such transaction hold less than 75% of the equity interests in the surviving or resulting entity of such transaction; or (c) any sale, lease (other than in the ordinary course of business), exchange, transfer or other disposition to a Person or group of more than 25% of the consolidated assets of the Company and its Subsidiaries (measured by the fair market value thereof).
“Company Deferred Stock Unit” means an award of “deferred stock units” with respect to shares of Company Common Stock granted under the Company 2021 LTIP, the Company 2014 LTIP, the Company 2011 LTIP or the Company Non-Employee Director Stock Compensation Plan.
“Company Equity Plans” means any of the Company 2021 LTIP, the Company 2014 LTIP, the Company 2011 LTIP and the Company Non-Employee Director Stock Compensation Plan.
“Company Intellectual Property” means the Intellectual Property used in the operation of the business of each of the Company, its Subsidiaries and the MSR Entities (solely with respect to the MSR Investments) as presently conducted.
“Company Non-Employee Director Stock Compensation Plan” means the Company’s Non-Employee Director Stock Compensation Plan, as amended from time to time.
“Company Notes” means, collectively, (a) the Company’s 6.75% Senior Notes due 2025 and (b) the Company’s 6.000% Senior Notes due 2026.
“Company Notes Indentures” means: (a) that certain Indenture, dated as of May 1, 2013, between the Company and Wells Fargo Bank, National Association, as trustee, as supplemented by the First Supplemental

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Indenture, dated as of May 1, 2013, the Second Supplemental Indenture, dated as of March 18, 2015, between the Company and Wells Fargo Bank, as original trustee, and The Bank of New York Mellon, as series trustee, and as otherwise modified or supplemented prior to the date of this Agreement; (b) that certain Indenture, dated as of January 10, 2020 between the Company and The Bank of New York Mellon, a New York banking corporation, as trustee, as supplemented by the First Supplemental Indenture, dated as of July 15, 2021 and as otherwise modified or supplemented prior to the date of this Agreement; and (c) that certain Indenture, dated as of January 10, 2020 between the Company and The Bank of New York Mellon, a New York banking corporation, as trustee, and as otherwise modified or supplemented prior to the date of this Agreement.
“Company Portfolio Securities” means any mortgage-backed securities (including “To Be Announced” agency mortgage-backed securities), U.S. Treasuries, MSRs or other assets or securities permitted under the Company’s investment guidelines, including derivative securities and other instruments used for the purpose of hedging interest rate risk.
“Company Preferred Stock” means the Company Series A Preferred Stock, Company Series B Preferred Stock, Company Series C Preferred Stock and the Company Undesignated Preferred Stock.
“Company Rights Agreement” means that certain Rights Agreement, dated as of June 5, 2009, by and between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent, as amended by that certain First Amendment to Rights Agreement, dated as of April 13, 2018, and that certain Second Amendment to Rights Agreement, dated as of April 11, 2022.
“Company Shareholder Approval” means the approval of the Agreement, including the Plan of Merger, and the Transactions, including the Merger, by the affirmative vote of a majority of the votes cast at the Company Shareholders Meeting in accordance with the VSCA and the Organizational Documents of the Company.
“Company Shareholders” means the holders of Company Common Stock and the holders of Company Preferred Stock.
“Company Superior Proposal” means a bona fide Company Competing Proposal (with references to “25%” being deemed replaced with references to “50%” and references to “75%” being deemed to be replaced with references to “50%”) by a third party, which the Company Board or any committee thereof determines in good faith, after consultation with the Company’s outside legal and financial advisors and after taking into account relevant legal, financial, regulatory, estimated timing of consummation and other aspects of such proposal that the Company Board considers in good faith and the Person or group making such proposal, would, if consummated in accordance with its terms, result in a transaction more favorable to the Company Shareholders than the Transactions.
“Company Termination Fee” means a cash amount equal to $5,015,050.
“Company Transaction Expenses” means the cumulative fees and expenses incurred by the Company and any of its Subsidiaries in connection with the Transactions, including fees and expenses for services rendered to the Company for the Company’s financial and legal advisers, financial printer, proxy solicitor, transfer agent and virtual data room provider.
“Company Trusts” means FBR Capital Trust III, a Delaware statutory trust, and FBR Capital Trust X, a Delaware statutory trust.
“Consent” means any approval, consent, ratification, clearance, permission, waiver, or authorization.
“control” and its correlative terms, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Core Earnings” means the Company’s GAAP net income (loss) as adjusted for the following items: (a) plus (less) realized and unrealized losses (gains) on investments and derivatives; (b) plus (less) income tax provision (benefit) for TRS realized and unrealized gains and losses on investments and derivatives; (c) plus TBA dollar roll income; (d) plus (less) interest rate swap net interest income (expense); (e) plus

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depreciation of single-family residential properties; (f) plus stock-based compensation; and (g) excluding the impact of Company Transaction Expenses.
“COVID-19” means SARS-CoV-2 or COVID-19 (and all related strains and sequences), including any intensification, resurgence or any evolutions or mutations thereof, and/or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.
“COVID-19 Measures” means (i) a Person’s and its Subsidiaries’ compliance with any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, safety or similar Law, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention or the World Health Organization, in each case, in connection with, related to, or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (Public Law 116-136), signed into law on March 27, 2020, and Families First Coronavirus Response Act, or any other response to COVID-19 (including any such response undertaken by any similarly situated industry participants), and (ii) the reversal or discontinuation of any of the foregoing.
“Duration Gap” means, as of any date of determination, the Company’s duration gap measured in a manner consistent with the Company’s past practice.
“Duration Gap Limit” means a Duration Gap of absolute 2.0 years, to account for both positive (long duration) and negative (short duration).
“EDGAR” means the Electronic Data Gathering, Analysis and Retrieval System administered by the SEC.
“Employee Benefit Plan” of any Person means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, regardless of whether such plan is subject to ERISA), and any equity option, restricted equity, equity purchase plan, equity or equity-based compensation plan, phantom equity or appreciation rights plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation or holiday pay policy, retention or severance pay plan, policy or agreement, deferred compensation agreement or arrangement, change in control, hospitalization or other medical, dental, vision, accident, disability, life or other insurance, executive compensation or supplemental income arrangement, consulting agreement, employment agreement and any other employee benefit plan, agreement, arrangement, program, practice or understanding, in each case, whether written or unwritten, that is sponsored, maintained, administered, contributed to or entered into by such Person for the current or future benefit of any present or former director, employee or contractor of the Person or with respect to which such Person has any direct or indirect liability, whether current or contingent.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.
“Exchange Ratio” means 0.3619, as such number may be adjusted in accordance with Section 3.1(c); provided, however, that if the Third Party Loan Payment has not been made on or prior to July 10, 2023, 0.3557, as such number may be adjusted in accordance with Section 3.1(c).
“Governmental Entity” means any court, governmental, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.
“group” has the meaning ascribed to such term in Section 13(d) of the Exchange Act.
“Indebtedness” of any Person means, without duplication: (a) indebtedness of such Person for borrowed money; (b) obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) obligations of such Person to pay the deferred purchase or acquisition price for any property or services of such Person or as the deferred purchase price of a business or assets; (d) obligations in respect of repurchase agreements, “dollar roll” transactions and similar financing arrangements; (e) reimbursement obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (f) obligations of such Person under a lease to the extent such obligations are required to be classified and accounted for as a capital lease

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on a balance sheet of such Person under GAAP; and (g) indebtedness of others as described in clauses (a) through (f) above guaranteed by such Person; but Indebtedness does not include accounts payable to trade creditors, or accrued expenses arising in the ordinary course of business, in each case, that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the ordinary course of business.
“Intellectual Property” means any and all proprietary and intellectual property rights, under the applicable Law of any jurisdiction or rights under international treaties, both statutory and common law rights, including: (a) patents and applications for same, and extensions, divisions, continuations, continuations-in-part, reexaminations, and reissues thereof; (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress and other identifiers of source, and registrations and applications for registrations thereof (including all goodwill associated with the foregoing); (c) copyrightable works and copyrights; and (d) trade secrets, know-how, and rights in confidential information, including designs, formulations, concepts, compilations of information, methods, techniques, procedures, and processes, whether or not patentable.
“Intervening Event” means a material fact, event, circumstance, development or change that occurs, arises or comes to the attention of the Company Board after the date of this Agreement that (a) materially affects the business, assets or operations of the Company, its Subsidiaries or any of the MSR Entities (other than any event, occurrence, fact or change resulting from a breach of this Agreement by the Company), (b) was not known to, or, if known, the consequences of which were not reasonably foreseeable by, the Company Board as of the date of this Agreement and (c) becomes known to the Company Board prior to receipt of the Company Shareholder Approval; provided, however, that in no event shall any of the following constitute or be taken into account in determining whether an “Intervening Event” has occurred (x) the receipt, existence of or terms of a Company Competing Proposal, (y) a change, in and of itself, in the market price or trading volume of the equity or debt securities of the Company or of the equity or credit ratings or the ratings outlook for the Company, its Subsidiaries or any of the MSR Entities by any applicable rating agency and (z) the fact that, in and of itself, the Company exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operation for any period (it being understood that the facts or circumstances giving rise to or contributing to any such change or fact described in clause (y) or clause (z) may constitute, or may be taken into account in determining whether there has been, an Intervening Event if not otherwise excluded by this definition).
“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.
“IRS” means the U.S. Internal Revenue Service.
“knowledge” means the actual knowledge, after reasonable inquiry, of (a) in the case of the Company, the individuals listed in Section 1.1 of the Company Disclosure Letter and (b) in the case of Parent, the individuals listed in Section 1.1 of the Parent Disclosure Letter; provided, however, that with respect to representations and warranties regarding the MSR Entities made to the Company’s knowledge, knowledge means the actual knowledge of the individuals listed in Section 1.1 of the Company Disclosure Letter, without imputed or constructive knowledge, and without any duty of inquiry or investigation.
“Law” means any law, rule, regulation, ordinance, code, judgment, order, treaty, convention, governmental directive or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Entity, including common law.
“Lien” means any lien, pledge, hypothecation, mortgage, deed of trust, security interest, conditional or installment sale agreement, encumbrance, option, right of first refusal, easement, right of way, encroachment, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), whether voluntarily incurred, consensual, non-consensual or arising by operation of Law.
“made available” means, with respect to any statement in this Agreement, the Company Disclosure Letter or the Parent Disclosure Letter to the effect that any information, document or other material has been “made available,” that such information, document or material was: (a) uploaded for review by Parent

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and its Representatives or the Company and its Representatives, as applicable, in the virtual data room established in connection with the Transactions prior to the execution of this Agreement; or (b) contained in a true and complete unredacted form in the Company SEC Documents or the Parent SEC Documents, as applicable, filed at least two Business Days prior to the date hereof.
“Material Adverse Effect” means, when used with respect to any Person, any fact, circumstance, occurrence, state of fact, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (a) the financial condition, business, assets, properties or results of operations of such Person and its Subsidiaries (including, with respect to the Company, the MSR Entities, but only to the extent of the MSR Investments), taken as a whole, or (b) the ability of such Person and its Subsidiaries to consummate the Transactions before the End Date; provided, however, that no fact, circumstance, occurrence, state of fact, effect, change, event or development (by itself or when aggregated or taken together with any and all other effects) resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a “Material Adverse Effect,” and no effect (by itself or when aggregated or taken together with any and all other such effects) directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be taken into account when determining whether a “Material Adverse Effect” exists or has occurred or is reasonably expected to occur: (i) general economic conditions (or changes in such conditions) or conditions in the global economy generally; (ii) conditions (or changes in such conditions) in the securities markets (including the mortgage backed securities markets), credit markets, currency markets or other financial markets, including (A) changes in interest rates and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market; (iii) conditions (or changes in such conditions) in any industry or industries in which the Person operates (including changes in general market prices and regulatory changes affecting the industry); (iv) political conditions (or changes in such conditions) or acts of war, sabotage, terrorism, acts of God, epidemics, pandemics or disease outbreaks (including COVID-19 and any actions or events resulting therefrom) (including any escalation or general worsening of any such acts of war, sabotage, terrorism, acts of God, epidemics, pandemics or disease outbreaks (including COVID-19 and any COVID-19 Measures or other actions or events resulting therefrom)); (v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, other natural disasters or other weather conditions; (vi) changes in Law or other legal or regulatory conditions, or the interpretation thereof, or changes in GAAP or other accounting standards (or the interpretation thereof); (vii) the announcement of this Agreement or the pendency or consummation of the Transactions; (viii) any actions taken or failure to take action, in each case, at the request of another party to this Agreement (treating Parent and Merger Sub as one party); (ix) compliance with the terms of, or the taking of any action expressly permitted or required by, this Agreement; (x) any changes in such Person’s stock price, dividends or the trading volume of such Person’s stock, or any failure by such Person to meet any analysts’ estimates or expectations of such Person’s revenue, earnings or other financial performance or results of operations for any period, or any failure by such Person or any of its Subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the facts or occurrences giving rise to or contributing to such changes or failures may constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect); (xi) any Proceedings made or brought by any of the current or former shareholders of such Person (on their own behalf or on behalf of such Person) against the Company, Parent, Merger Sub or any of their directors or officers, arising out of the Merger or in connection with any other Transactions; or (xii) with respect to a Parent Material Adverse Effect, anything set forth in the Parent Disclosure Letter, and with respect to a Company Material Adverse Effect, anything set forth in the Company Disclosure Letter; except to the extent such effects resulting from, arising out of, attributable to or related to the matters described in the foregoing clauses (i) through (vi) disproportionately adversely affect such Person and its Subsidiaries (including, with respect to the Company, the MSR Entities, but only to the extent of the MSR Investments), taken as a whole, as compared to other Persons that conduct business in the regions in the world and in the industries in which such Person and its Subsidiaries (including, with respect to the Company, the MSR Entities, but only to the extent of the MSR Investments) conduct business (in which case only the incremental adverse effects (if any) shall be taken into account when determining whether a “Material Adverse Effect” exists, has occurred or is reasonably expected to occur solely to the extent they are disproportionate).

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“Merger Consideration” means the aggregate amount of Per Share Common Merger Consideration, the aggregate amount of Per Share Series B Preferred Merger Consideration and the aggregate amount of Per Share Series C Preferred Merger Consideration.
“Minimum Distribution Dividend” means such amount, if any, with respect to any taxable year of the Company, Parent or any of their Subsidiaries, as the case may be, ending on or prior to the Closing Date, which is required to be paid by the Company, Parent or any of their Subsidiaries, as the case may be, prior to the Effective Time to (a) satisfy the distribution requirements set forth in Section 857(a) of the Code and (b) avoid, to the extent possible, the imposition of income tax under Section 857(b) of the Code and the imposition of excise tax under Section 4981 of the Code.
“MSR Entity” means each of (a) Seneca Excess LP, a Delaware limited partnership, and (b) Seneca Excess FR LP, a Delaware limited partnership.
“MSR Investment” means any interest, directly or indirectly, by the Company or any of its Subsidiaries in any mortgage servicing right, whether in whole or in part (including any base servicing spread, reference servicing spread, or excess servicing spread, any obligations relating thereto and any investment in any MSR Entity), and regardless of whether such interest is in mortgage servicing rights or a contractual or financial arrangement made in reference to particular residential mortgage servicing rights.
“NYSE” means the New York Stock Exchange and any successor stock exchange or quotation system operated by the New York Stock Exchange or any successor thereto.
“ordinary course of business” means the ordinary course of business consistent with past custom and practice.
“Organizational Documents” means (a) with respect to a corporation, the charter, articles, articles supplementary or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the certificate or articles of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership, the certificate of formation and the partnership agreement thereof, and (d) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.
“other party” means (a) when used with respect to the Company, Parent and Merger Sub and (b) when used with respect to Parent or Merger Sub, the Company.
“Parent Capital Stock” means Parent Common Stock and Parent Preferred Stock.
“Parent Common Stock” means the common stock of Parent, par value $0.001 per share.
“Parent Intellectual Property” means the Intellectual Property used in the operation of the business of each of Parent and its Subsidiaries as presently conducted.
“Parent Preferred Stock” means the (a) Pre-Merger Parent Preferred Stock, (b) Parent Series D Cumulative Redeemable Preferred Stock to be issued in connection with the Merger and (c) Parent Series E Cumulative Redeemable Preferred Stock to be issued in connection with the Merger.
“Parent Series D Cumulative Redeemable Preferred Stock” means Parent’s 7.00% Series D Cumulative Perpetual Redeemable Preferred Stock, with the terms of the Parent Series D Cumulative Redeemable Preferred Stock set forth in the certificate of designations substantially in the form attached hereto as Annex B, having the rights, preferences, privileges and voting powers substantially the same as those of the Company Series B Preferred Stock immediately prior to the Merger.
“Parent Series E Cumulative Redeemable Preferred Stock” means Parent’s 8.250% Series E Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, with the terms of the Parent Series E Cumulative Redeemable Preferred Stock set forth in the certificate of designations substantially in the form attached hereto as Annex C, having the rights, preferences, privileges and voting powers substantially the same as those of the Company Series C Preferred Stock immediately prior to the Merger.
“Parent Shareholders” means the holders of Parent Common Stock and the holders of Parent Preferred Stock.

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“party” or “parties” means a party or the parties to this Agreement, except as the context may otherwise require.
“Permitted Lien” means any Lien (a) for Taxes or governmental assessments, charges or claims of payment not yet delinquent or that are being contested in good faith by appropriate Proceedings, (b) relating to any Indebtedness disclosed in the Company Disclosure Letter, (c) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens arising by operation of Law in the ordinary course of business for amounts not yet delinquent or is being contested in good faith by appropriate Proceedings, (d) which is not material in amount and would not reasonably be expected to materially interfere with the ordinary conduct of the business of the Company, its Subsidiaries and the MSR Entities (with respect to the MSR Investments) as currently conducted, (e) which is a statutory or common law lien or encumbrance to secure landlords, lessors or renters under leases or rental agreements, (f) which is imposed on the underlying fee interest in real property subject to a company lease or over which the Company has easement rights, and subordination or similar agreements relating thereto, (g) which is a zoning, building, planning, land use or other similar restriction, (h) which is a publicly recorded easement, covenant, right-of-way, quasi-easement, license, restriction, utility agreement or defect, imperfection or irregularity of title or (i) which is identified in the Company Disclosure Letter.
“Person” means any individual, corporation, partnership, limited partnership, limited liability company, group (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or organization (including any Governmental Entity or a political subdivision, agency or instrumentality of a Governmental Entity).
“Pre-Merger Parent Preferred Stock” means Parent’s (i) 6.750% Series A Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.001 par value per share, (ii) 6.250% Series B Fixed-Rate Reset Cumulative Redeemable Preferred Stock, $0.001 par value per share, and (iii) 8.625% Series C Fixed-Rate Reset Cumulative Redeemable Preferred Stock, $0.001 par value per share.
“Proceeding” means any actual or threatened claim (including a claim of a violation of applicable Law), action, audit, demand, suit, proceeding, investigation or other proceeding at law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative or otherwise and whether or not such claim, action, audit, demand, suit, proceeding, investigation or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.
“Representatives” means, with respect to any Person, the officers, directors, employees, accountants, consultants, agents, legal counsel, financial advisors and other representatives of such Person, including with respect to the Company, the MSR Entities to the extent acting on the Company’s behalf.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Significant Subsidiary” means, with respect to a Person, a Subsidiary of such Person that qualifies as a “Significant Subsidiary” under Item 1.02(w) of Regulation S-X of the SEC.
“Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (a) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest, is directly or indirectly owned or controlled by the subject Person or by one or more of its respective Subsidiaries. For the avoidance of doubt, neither MSR Entity shall be a “Subsidiary” of the Company for purposes of this Agreement.
“Takeover Law” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other takeover or anti-takeover statute or similar statute enacted under applicable Law.
“Tax” or “Taxes” means any and all U.S. federal, state, local and non-U.S. taxes, assessments, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Governmental Entity, including, income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad

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valorem, stamp, transfer, value-added, occupation, environmental, disability, real property, personal property, registration, alternative or add-on minimum or estimated tax, including any interest, penalty, additions to tax or additional amounts imposed with respect thereto, whether disputed or not.
“Tax Returns” means any return, report, certificate, claim for refund, election, estimated tax filing or declaration filed or required to be filed with any Taxing Authority, including any schedule or attachment thereto, and including any amendments thereof.
“Taxing Authority” means any Governmental Entity having jurisdiction in matters relating to Tax matters.
“Third Party Loan Payment” means that certain loan payment under that certain loan agreement, each as described in Section 1.2 of the Company Disclosure Letter.
“Transaction Agreements” means this Agreement and each other agreement to be executed and delivered in connection herewith and therewith.
“Transfer Taxes” means any stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes); provided, for the avoidance of doubt, that Transfer Taxes shall not include any income, franchise or similar Taxes arising from the Transactions.
“Voting Debt” of a Person means bonds, debentures, notes or other Indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which shareholders of such Person may vote.

A-8

ANNEX B
FORM OF CERTIFICATE OF DESIGNATIONS
OF
7.00% SERIES D CUMULATIVE PERPETUAL REDEEMABLE
PREFERRED STOCK
OF
ELLINGTON FINANCIAL INC.
Pursuant to Section 151 of the
General Corporation Law of the State of Delaware
Ellington Financial Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that, pursuant to authority conferred upon the Board of Directors (the “Board”) of the Corporation by the Certificate of Incorporation of the Corporation (as such may be amended from time to time, the “Certificate of Incorporation”), the Board, pursuant to Section 151 of the General Corporation Law of the State of Delaware, adopted resolutions (i) authorizing a new series of the Corporation’s previously authorized preferred stock, $0.001 par value per share (the “Preferred Stock”), and (ii) providing for the designations, powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of 7.00% Series D Cumulative Perpetual Redeemable Preferred Stock of the Corporation, as follows:
RESOLVED, that the Corporation is hereby authorized to issue [380,000] shares of 7.00% Series D Cumulative Perpetual Redeemable Preferred Stock, $0.001 par value per share, which shall have the following designations, powers, preferences and other special rights:
Section 1.   Designation and Number.   A series of Preferred Stock, classified as the “7.00% Series D Cumulative Perpetual Redeemable Preferred Stock” (the “Series D Preferred Stock”) is hereby established. The par value of the Series D Preferred Stock is $0.001 per share. The number of authorized shares of the Series D Preferred Stock shall be [380,000].
Section 2.   Maturity.   The Series D Preferred Stock has no stated maturity and will not be subject to any sinking fund, and will remain outstanding indefinitely unless the Corporation decides to redeem or otherwise repurchase the Series D Preferred Stock. The Corporation is not required to set apart for payment the funds to redeem the Series D Preferred Stock.
Section 3.   Ranking.   The Series D Preferred Stock will rank, with respect to rights to the payment of dividends and the distribution of assets upon the liquidation, dissolution or winding up of the Corporation, (i) senior to all classes or series of the Corporation’s common stock, par value $0.001 per share (the “Common Stock”), and to all other classes or series of stock of the Corporation other than the stock of the Corporation referred to in clauses (ii) and (iii) of this Section 3; (ii) on a parity with the Corporation’s 6.750% Series A Fixed-To-Floating Rate Cumulative Redeemable Preferred Stock (the “Series A Preferred Stock”), the Corporation’s 6.250% Series B Fixed-Rate Reset Cumulative Redeemable Preferred Stock (the “Series B Preferred Stock”), the Corporation’s 8.625% Series C Fixed-Rate Reset Cumulative Redeemable Preferred Stock (the “Series C Preferred Stock”), the Corporation’s 8.250% Series E Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock (the “Series E Preferred Stock”) and all other classes or series of stock of the Corporation with terms specifically providing that such stock ranks on a parity with the Series D Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation; and (iii) junior to all classes or series of stock of the Corporation with terms specifically providing that such stock ranks senior to the Series D Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation. The term “stock” shall not include debt securities convertible or exchangeable into Common Stock or Preferred Stock.

Section 4.   Dividends.
(a)   Holders of shares of the Series D Preferred Stock are entitled to receive, when, as and if declared by the Board, out of funds of the Corporation legally available for the payment of dividends, cumulative cash dividends at the rate of 7.00% of the $25.00 per share liquidation preference per annum (equivalent to $1.75 per annum per share). Dividends on the Series D Preferred Stock shall accumulate daily and shall be cumulative from, and including, [•], 20231 and shall be payable quarterly in arrears on the 30th day of each December, March, June and September (each, a “Dividend Payment Date”), commencing on [•], 20232; provided, that if any Dividend Payment Date is not a Business Day (as defined below), then the dividend which would otherwise have been payable on such Dividend Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Dividend Payment Date. No interest, additional dividends or other sums will accrue on the amount so payable for the period from and after such Dividend Payment Date to such next succeeding Business Day. Any dividend payable on the Series D Preferred Stock, including dividends payable for any partial dividend period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear on the stock records of the Corporation at the close of business on the applicable record date, which will be no fewer than ten days and no more than 35 days prior to the applicable Dividend Payment Date, as shall be fixed by the Board (each, a “Dividend Record Date”). The dividends payable on any Dividend Payment Date shall include dividends accumulated to, but not including, such Dividend Payment Date.
(b)   No dividends on shares of Series D Preferred Stock shall be declared by the Board or paid or set apart for payment by the Corporation at any time when the terms and provisions of any agreement of the Corporation, including any agreement relating to any indebtedness of the Corporation, prohibit the declaration, payment or setting apart for payment thereof or provide that the declaration, payment or setting apart for payment thereof would constitute a breach of the agreement or a default under the agreement, or if the declaration, payment or setting apart for payment is restricted or prohibited by law.
(c)   Notwithstanding anything to the contrary contained herein, dividends on the Series D Preferred Stock will accumulate (i) whether or not the terms and provisions of any laws or agreements referred to in Section 4(b) hereof at any time prohibit the current payment of dividends, (ii) whether or not the Corporation has earnings, (iii) whether or not there are funds legally available for the payment of those dividends, and (iv) whether or not those dividends are declared. No interest, or sum in lieu of interest, will be payable in respect of any dividend payment or payments on the Series D Preferred Stock which may be in arrears, and holders of Series D Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends described in Section 4(a) hereof. Any dividend payment made on the Series D Preferred Stock will first be credited against the earliest accumulated but unpaid dividend due with respect to the Series D Preferred Stock.
(d)   Except as provided in Section 4(e) hereof, unless full cumulative dividends on the Series D Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods, (i) no dividends (other than in shares of Common Stock or in shares of any other class or series of stock of the Corporation ranking junior to the Series D Preferred Stock as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation) shall be declared or paid or set apart for payment upon shares of Common Stock or shares of any other class or series of stock of the Corporation ranking junior to or on a parity with the Series D Preferred Stock as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation, (ii) no other distribution shall be declared or made upon shares of Common Stock or

1
To be the last dividend payment date before the Effective Time of the Merger (provided that if such Effective Time occurs after the dividend record date for a dividend and before the dividend payment date for such dividend, such date shall be the dividend payment date for such dividend).

2
To be the last dividend payment date before the Effective Time of the Merger (provided that if such Effective Time occurs after the dividend record date for a dividend and before the dividend payment date for such dividend, such date shall be the dividend payment date for such dividend).

shares of any other class or series of stock of the Corporation ranking junior to or on a parity with the Series D Preferred Stock as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation, and (iii) shares of Common Stock and shares of any other class or series of stock of the Corporation ranking junior to or on a parity with the Series D Preferred Stock as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation shall not be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such securities) by the Corporation (except by conversion into or exchange for shares of, or options, warrants or rights to purchase or subscribe for, Common Stock or shares of any other class or series of stock of the Corporation ranking junior to the Series D Preferred Stock as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation, pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series D Preferred Stock and shares of any other class or series of stock of the Corporation ranking on a parity with the Series D Preferred Stock as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation); provided, however, that the foregoing shall not prevent the redemption, purchase or acquisition by the Corporation of any class or series of stock for the purpose of enforcing restrictions on transfer and ownership of the Corporation’s stock contained in the Certificate of Incorporation, including in order to qualify and maintain the Corporation’s qualification as a real estate investment trust (“REIT”), or the redemption, purchase or acquisition by the Corporation of shares of Common Stock for purposes of and in compliance with any incentive or benefit plan of the Corporation.
(e)   When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart for payment) upon the Series D Preferred Stock and shares of any other classes or series of stock of the Corporation ranking on a parity with the Series D Preferred Stock as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation, all dividends declared upon the Series D Preferred Stock and all other such shares of stock shall be declared pro rata so that the amount of dividends declared per share of Series D Preferred Stock and all other such shares of stock shall in all cases bear to each other the same ratio that accumulated dividends per share on the Series D Preferred Stock and all other such shares of stock (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if any such shares of stock do not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series D Preferred Stock which may be in arrears.
(f)   “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.
(g)   “Set apart for payment” shall be deemed to include (without limitation), without any action other than the following: the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of dividends or other distribution by the Board, the allocation of funds to be so paid on any series or class of shares of stock of the Corporation; provided, however, that if any funds for any class or series of stock of the Corporation ranking junior to or on a parity with the Series D Preferred Stock as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then “set apart for payment” with respect to the Series D Preferred Stock shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.
Section 5.   Liquidation Preference.
(a)   In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Series D Preferred Stock will be entitled to be paid out of the assets the Corporation has legally available for distribution to its stockholders, subject to the preferential rights of the holders of any class or series of stock of the Corporation ranking senior to the Series D Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding up of the Corporation, a liquidation preference of Twenty-Five Dollars ($25.00) per share, plus an amount equal to any accumulated and unpaid dividends thereon (whether or not authorized or declared) to, but not including, the date of payment, before any distribution of assets is made to holders of Common Stock or any other class or series of stock of the Corporation that it may issue that ranks junior to the Series D Preferred Stock as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation; and such holders of Series D Preferred Stock shall not be entitled to any further payment.
(b)   In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series D Preferred Stock and the corresponding amounts payable on all shares of other classes or series of stock of the Corporation ranking on a parity with the Series D Preferred Stock in the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation, then the holders of Series D Preferred Stock and all other such classes or series of stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.
(c)   Notice of any such liquidation stating the payment date or dates when, and the place or places where, the amounts distributable in each circumstance shall be payable, shall be given no fewer than 30 days and no more than 60 days prior to the payment date, to each holder of record of Series D Preferred Stock at the address of such holder as it shall appear on the stock records of the Corporation. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series D Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. The consolidation, conversion or merger of the Corporation with or into any other corporation, trust or entity or of any other entity with or into the Corporation, or the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.
Section 6.   Redemption.
(a)   Optional Redemption Right.   The Corporation may, at its option, upon not less than 30 nor more than 60 days’ notice, redeem the Series D Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of Twenty-Five Dollars ($25.00) per share, plus, subject to Section 6(i) hereof, any accumulated and unpaid dividends thereon (whether or not authorized or declared) to, but not including, the date fixed for redemption, without interest. If the Corporation elects to redeem any shares of Series D Preferred Stock as described in this Section 6(a), it may use any available cash to pay the redemption price, and it will not be required to pay the redemption price only out of the proceeds from the issuance of other equity securities or any other specific source.
(b)   Mandatory Redemption.   Upon the occurrence of a Change of Control (as defined below), the Corporation will, upon not less than 30 nor more than 60 days’ notice, as provided below, redeem the Series D Preferred Stock, in whole but not in part, immediately upon the effectiveness of such Change of Control, for cash at a redemption price of Twenty-Five Dollars ($25.00) per share, plus, subject to Section 6(i) hereof, any accumulated and unpaid dividends thereon (whether or not authorized or declared) to, but not including, the date fixed for redemption. If the Corporation is required to redeem any shares of Series D Preferred Stock as described in this Section 6(b), it may use any available cash to pay the redemption price, and it will not be required to pay the redemption price only out of the proceeds from the issuance of other equity securities or any other specific source.
(c)   A “Change of Control” is deemed to occur when, after the effective time of the merger of Arlington Asset Investment Corp., a Virginia corporation, with and into EF Merger Sub Inc., a Virginia corporation and wholly owned subsidiary of the Corporation, the following have occurred and are continuing: (i) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of stock of the Corporation entitling that person to exercise more than 50% of the total voting power of all stock of the Corporation entitled to vote generally in the election of directors of the Corporation (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and (ii) following the closing of any transaction referred to in clause (i), neither the Corporation nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the New York Stock Exchange (the “NYSE”), the NYSE American LLC (the “NYSE American”) or the Nasdaq Stock Market (“Nasdaq”), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or Nasdaq.
(d)   In the event the Corporation elects to redeem Series D Preferred Stock, the notice of redemption will be given by the Corporation, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, to each holder of record of Series D Preferred Stock called for redemption at such holder’s address as it appears on the stock records of the Corporation and shall state: (i) the redemption date; (ii) the number of shares of Series D Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates (if any) for the Series D Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accumulate on the redemption date and (vi) if applicable, that such redemption is being made in connection with a Change of Control and, in that case, a brief description of the transaction or transactions constituting such Change of Control. If less than all of the shares of Series D Preferred Stock held by any holder are to be redeemed, the notice given to such holder shall also specify the number of shares of Series D Preferred Stock held by such holder to be redeemed. No failure to give such notice or any defect thereto or in the giving thereof shall affect the validity of the proceedings for the redemption of any shares of Series D Preferred Stock except as to the holder to whom notice was defective or not given.
(e)   Holders of shares of Series D Preferred Stock to be redeemed shall surrender the shares of Series D Preferred Stock so called for redemption at the place designated in the notice of redemption and shall be entitled to the redemption price and any accumulated and unpaid dividends payable upon the redemption following the surrender.
(f)   If notice of redemption of any shares of Series D Preferred Stock has been given and if the Corporation has irrevocably set apart for payment the funds necessary for redemption (including any accumulated and unpaid dividends) for the benefit of the holders of the shares of Series D Preferred Stock so called for redemption, then from and after the redemption date (unless the Corporation shall default in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends will cease to accumulate on those shares of Series D Preferred Stock, those shares of Series D Preferred Stock shall no longer be deemed outstanding and all rights of the holders of those shares will terminate, except the right to receive the redemption price plus accumulated and unpaid dividends, if any, payable upon redemption.
(g)   If any redemption date is not a Business Day, then the redemption price and accumulated and unpaid dividends, if any, payable upon redemption may be paid on the next Business Day and no interest, additional dividends or other sums will accumulate on the amount payable for the period from and after that redemption date to that next Business Day.
(h)   If less than all of the outstanding shares of Series D Preferred Stock are to be redeemed, the shares of Series D Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by lot that will not result in the automatic transfer of any shares of the Series D Preferred Stock to a trust pursuant to Article XIII of the Certificate of Incorporation (as to restrictions on transfer and ownership of the Corporation’s capital stock).
(i)   Immediately prior to any redemption of Series D Preferred Stock, the Corporation shall pay, in cash, any accumulated and unpaid dividends thereon to, but not including, the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series D Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date. Except as provided in this Section 6(i), the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of the Series D Preferred Stock to be redeemed.

(j)   Unless full cumulative dividends on all shares of Series D Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past dividend periods, no shares of Series D Preferred Stock shall be redeemed unless all outstanding shares of Series D Preferred Stock are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series D Preferred Stock (except by conversion into or exchange for shares of, or options, warrants, or rights to purchase or subscribe for, Common Stock or shares of any other class or series of stock of the Corporation ranking junior to the Series D Preferred Stock as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation or pursuant to a purchase or exchange offer made on the same terms to all holders of Series D Preferred Stock); provided, however, that the foregoing shall not prevent the purchase or acquisition by the Corporation of shares of Series D Preferred Stock where it is necessary to allow the Corporation to qualify and maintain its qualification as a REIT for U.S. federal income tax purposes.
(k)   Subject to applicable law, the Corporation may purchase shares of Series D Preferred Stock in the open market, by tender or by privately negotiated transactions. Any shares of Series D Preferred Stock that the Corporation acquires, by redemption or otherwise, shall be re-classified as authorized but unissued shares of Preferred Stock, without designation as to class or series, and may thereafter be issued as any class or series of Preferred Stock.
Section 7.   No Conversion Rights.   Shares of Series D Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation.
Section 8.   Voting Rights.
(a)   Holders of Series D Preferred Stock will not have any voting rights, except as set forth in this Section 8. On each matter on which holders of Series D Preferred Stock are entitled to vote, each share of Series D Preferred Stock will be entitled to one vote, except that when shares of any other class or series of Preferred Stock have the right to vote with the Series D Preferred Stock as a single class on any matter, the Series D Preferred Stock and the shares of each such other class or series will have one vote for each $25.00 of liquidation preference (excluding accumulated dividends).
(b)   Whenever dividends on any shares of Series D Preferred Stock are in arrears for six or more full quarterly dividend periods, whether or not consecutive, the number of directors constituting the Board will be automatically increased by two (if not already increased by two by reason of the election of directors by the holders of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series E Preferred Stock or any other class or series of Preferred Stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote with the Series D Preferred Stock as a class with respect to the election of those two directors) and the holders of Series D Preferred Stock, voting as a single class with the holders of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series E Preferred Stock and all other classes or series of Preferred Stock ranking on a parity with the Series D Preferred Stock as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation and upon which like voting rights have been conferred and are exercisable and which are entitled to vote with the Series D Preferred Stock as a class with respect to the election of those two directors, will be entitled to vote for the election of those two additional directors at a special meeting called by the Corporation at the request of the holders of record of at least 25% of the outstanding shares of Series D Preferred Stock or by the holders of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series E Preferred Stock or any other class or series of Preferred Stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote with the Series D Preferred Stock as a class with respect to the election of those two directors to be held no later than 90 days after the Corporation’s receipt of such request (unless the request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders of the Corporation, in which case, such vote will be held at the earlier of the next annual or special meeting of stockholders of the Corporation, to the extent permitted by applicable law), and at each subsequent annual meeting of stockholders of the Corporation until all dividends accumulated on the Series D Preferred Stock for all past dividend periods and the then current dividend period shall have been fully paid. In that case, the right of holders of Series D Preferred Stock to elect any directors will cease and, unless there are other classes or series of Preferred Stock upon which like voting rights have been conferred and are exercisable (including the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series E Preferred Stock), any directors elected by holders of Series D Preferred Stock shall immediately resign and the number of directors constituting the Board shall be reduced accordingly. For the avoidance of doubt, in no event shall the total number of directors elected by holders of Series D Preferred Stock (voting together as a single class with the holders of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series E Preferred Stock and all other classes or series of Preferred Stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote with the Series D Preferred Stock as a class with respect to the election of such directors) pursuant to the voting rights under this Section 8 exceed two. The directors elected by the holders of Series D Preferred Stock and the holders of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series E Preferred Stock and all other classes or series of Preferred Stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote with the Series D Preferred Stock as a class with respect to the election of such directors will be elected by a plurality of the votes cast by the holders of the outstanding shares of Series D Preferred Stock when they have the voting rights as set forth in this Section 8(b) and the holders of all other classes or series of Preferred Stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote with the Series D Preferred Stock as a class with respect to the election of such directors (voting together as a single class) to serve until the Corporation’s next annual meeting of stockholders and until their successors are duly elected and qualified or until such directors’ resignation as described above, whichever occurs earlier.
(c)   If, at any time when the voting rights conferred upon the Series D Preferred Stock pursuant to Section 8(b) hereof are exercisable, any vacancy in the office of a director elected pursuant to Section 8(b) shall occur, then such vacancy may be filled only by the remaining director or by vote of the holders of the outstanding Series D Preferred Stock and any other classes or series of Preferred Stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series D Preferred Stock in the election of directors pursuant to Section 8(b). Any director elected pursuant to Section 8(b) may be removed at any time, with or without cause, only by the affirmative vote of, and may not be removed otherwise than by the affirmative vote of, the holders of record of a majority of the outstanding shares of Series D Preferred Stock and any class or series of Preferred Stock upon which like voting rights have been conferred and are exercisable and which classes or series of Preferred Stock are entitled to vote as a class with the Series D Preferred Stock in the election of directors pursuant to Section 8(b) (voting as a single class).
(d)   So long as any shares of Series D Preferred Stock remain outstanding, the Corporation will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series D Preferred Stock and each other class or series of Preferred Stock ranking on a parity with the Series D Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution and winding up of the Corporation and upon which like voting rights have been conferred and are exercisable, including, if applicable, the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series E Preferred Stock (voting together as a single class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of stock ranking senior to the Series D Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any of the authorized stock of the Corporation into such shares, or create or authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Certificate of Incorporation or this Certificate of Designations, whether by merger, conversion, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series D Preferred Stock (each, an “Event”); provided, however, with respect to the occurrence of any Event set forth in clause (ii) above, so long as the Series D Preferred Stock remains outstanding with the terms thereof materially unchanged, or the holders of Series D Preferred Stock receive shares of stock or other equity interests with rights, preferences, privileges and voting powers substantially the same as those of the Series D Preferred Stock, taking into account that, upon the occurrence of any such Event, the Corporation may not be the successor entity, the occurrence of any such Event shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting power of holders of Series D Preferred Stock; and, provided further, that any increase in the amount of the authorized Series D Preferred Stock, or the creation or issuance, or any increase in the amounts authorized of any class or series ranking on a parity with or junior to the Series D Preferred Stock that the Corporation may issue shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of holders of Series D Preferred Stock.
(e)   The voting rights provided for in this Section 8 will not apply if, at or prior to the time when the act with respect to which voting by holders of Series D Preferred Stock would otherwise be required pursuant to this Section 8 shall be effected, all outstanding shares of Series D Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds have been irrevocably set apart for payment to effect such redemption pursuant to Section 6 hereof.
(f)   Except as expressly stated in this Section 8, the Series D Preferred Stock will not have any relative, participating, optional or other special voting rights or powers and the consent of the holders thereof shall not be required for the taking of any corporate action.
(g)   Notwithstanding the foregoing, if any amendment, alteration or repeal of any provision of the Certificate of Incorporation or this Certificate of Designations would materially and adversely affect the rights, preferences, privileges or voting rights of the Series D Preferred Stock disproportionately relative to other classes or series of Preferred Stock ranking on a parity with the Series D Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation, then the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series D Preferred Stock (voting as a separate class) shall also be required.
Section 9.   Information Rights.   During any period in which the Corporation is not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series D Preferred Stock are outstanding, the Corporation will use its best efforts to transmit through the Corporation’s website at www.ellingtonfinancial.com (or other permissible means under the Exchange Act) copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that the Corporation would have been required to file with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13 or 15(d) of the Exchange Act if it were subject thereto (other than any exhibits that would have been required). The Corporation will use its best efforts to provide such reports on its website within 15 days after the respective dates by which the Corporation would have been required to file such reports with the SEC if the Corporation were subject to Section 13 or 15(d) of the Exchange Act and the Corporation were a “non-accelerated filer” within the meaning of the Exchange Act.
Section 10.   Restrictions on Ownership and Transfer.   The Series D Preferred Stock shall be subject to the restrictions on ownership and transfer set forth in Article XIII of the Certificate of Incorporation. Any person who violates such restrictions in acquiring actual or constructive ownership of shares of Series D Preferred Stock is required to give notice thereof immediately to the Corporation and provide the Corporation with such other information as the Corporation may request in order to determine the effect of such acquisition on the Corporation’s status as a REIT. All certificates representing shares of the Series D Preferred Stock shall be marked with a legend sufficient under the laws of the State of Delaware to provide a purchaser of such shares with notice of the restrictions on transfer under Article XIII of the Certificate of Incorporation. Nothing in Article XIII of the Certificate of Incorporation shall preclude the settlement of any transactions entered into through the facilities of any national securities exchange or automated inter-dealer quotation system. The fact that settlement of any transaction takes place shall not, however, negate the effect of any provision of Article XIII of the Certificate of Incorporation, and any transferee, and the shares of Series D Preferred Stock transferred to such transferee in such a transaction, shall be subject to all of the provisions and limitations in Article XIII of the Certificate of Incorporation.
Section 11.   Record Holders.   The Corporation and the transfer agent for the Series D Preferred Stock may deem and treat the record holder of any Series D Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the transfer agent shall be affected by any notice to the contrary.

Section 12.   No Preemptive Rights.   No holders of Series D Preferred Stock will, as holders of Series D Preferred Stock, have any preemptive rights to purchase or subscribe for Common Stock or any other security of the Corporation.
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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be signed this [•] day of [•], 2023.
ELLINGTON FINANCIAL INC.
By:

Name: JR Herlihy
Title:   Chief Financial Officer
[Signature Page to the Series D Certificate of Designations]

ANNEX C
FORM OF CERTIFICATE OF DESIGNATIONS
OF
8.250% SERIES E FIXED-TO-FLOATING RATE
CUMULATIVE REDEEMABLE
PREFERRED STOCK
OF
ELLINGTON FINANCIAL INC.
Pursuant to Section 151 of the
General Corporation Law of the State of Delaware
Ellington Financial Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that, pursuant to authority conferred upon the Board of Directors (the “Board”) of the Corporation by the Certificate of Incorporation of the Corporation (as such may be amended from time to time, the “Certificate of Incorporation”), the Board, pursuant to Section 151 of the General Corporation Law of the State of Delaware, adopted resolutions (i) authorizing a new series of the Corporation’s previously authorized preferred stock, $0.001 par value per share (the “Preferred Stock”), and (ii) providing for the designations, powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of 8.250% Series E Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock of the Corporation, as follows:
RESOLVED, that the Corporation is hereby authorized to issue [960,000] shares of 8.250% Series E Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.001 par value per share, which shall have the following designations, powers, preferences and other special rights:
Section 1.   Designation and Number.   A series of Preferred Stock, classified as the “8.250% Series E Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock” (the “Series E Preferred Stock”) is hereby established. The par value of the Series E Preferred Stock is $0.001 per share. The number of authorized shares of the Series E Preferred Stock shall be [960,000].
Section 2.   Maturity.   The Series E Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption, and will remain outstanding indefinitely unless (i) the Corporation decides to redeem or otherwise repurchase the Series E Preferred Stock or (ii) the Series E Preferred Stock becomes convertible and is actually converted pursuant to Section 7 hereof. The Corporation is not required to set apart for payment the funds to redeem the Series E Preferred Stock.
Section 3.   Ranking.   The Series E Preferred Stock will rank, with respect to rights to the payment of dividends and the distribution of assets upon the liquidation, dissolution or winding up of the Corporation, (i) senior to all classes or series of the Corporation’s common stock, par value $0.001 per share (the “Common Stock”), and to all classes or series of stock of the Corporation other than the stock of the Corporation referred to in clauses (ii) and (iii) of this Section 3; (ii) on a parity with the Corporation’s 6.750% Series A Fixed-To-Floating Rate Cumulative Redeemable Preferred Stock (the “Series A Preferred Stock”), the Corporation’s 6.250% Series B Fixed-Rate Reset Cumulative Redeemable Preferred Stock (the “Series B Preferred Stock”), the Corporation’s 8.625% Series C Fixed-Rate Reset Cumulative Redeemable Preferred Stock (the “Series C Preferred Stock”), the Corporation’s 7.00% Series D Cumulative Perpetual Redeemable Preferred Stock (the “Series D Preferred Stock”) and all other classes or series of stock of the Corporation with terms specifically providing that such stock ranks on a parity with the Series E Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation; and (iii) junior to all classes or series of stock of the Corporation with terms specifically providing that such stock ranks senior to the Series E Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation. The term “stock” shall not include debt securities convertible or exchangeable into Common Stock or Preferred Stock.

Section 4.   Dividends.
(a)   Holders of shares of the Series E Preferred Stock are entitled to receive, when, as and if declared by the Board, out of funds of the Corporation legally available for the payment of dividends, cumulative cash dividends. The initial dividend rate for the Series E Preferred Stock from, and including, [•], 20231 to, but not including, March 30, 2024 (the “Fixed Rate Period”), will be 8.250% of the $25.00 per share liquidation preference per annum (equivalent to $2.0625 per annum per share). On and after March 30, 2024 (the “Floating Rate Period”), dividends on the Series E Preferred Stock will accumulate at a percentage of the $25.00 liquidation preference equal to an annual floating rate of the Three-Month LIBOR Rate (as defined below) plus a spread of 5.664%. Dividends on the Series E Preferred Stock shall accumulate daily and shall be cumulative from, and including, [•], 20232, and shall be payable quarterly in arrears on the 30th day of each March, June, September and December, commencing on [•], 20233 (each, as may be modified as provided below, a “Dividend Payment Date”). If any Dividend Payment Date is not a Business Day (as defined below), then the dividend which would otherwise have been payable on such Dividend Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Dividend Payment Date, and no interest, additional dividends or other sums will accrue on the amount so payable for the period from and after such Dividend Payment Date to such next succeeding Business Day. Dividends payable on the Series E Preferred Stock for the Fixed Rate Period, including dividends payable for any partial Dividend Period (as defined below), will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on the Series E Preferred Stock for the Floating Rate Period, including dividends payable for any partial Dividend Period, will be computed based on the actual number of days in a Dividend Period and a 360-day year. Dividends will be payable to holders of record as they appear on the stock records of the Corporation at the close of business on the applicable record date, which will be no fewer than ten days and no more than 35 days prior to the applicable Dividend Payment Date, as shall be fixed by the Board (each, a “Dividend Record Date”). The dividends payable on any Dividend Payment Date shall include dividends accumulated to, but not including, such Dividend Payment Date.
The term “Three-Month LIBOR Rate” shall be calculated for each Dividend Period and means, on any Dividend Determination Date (as defined below):
•
the rate (expressed as a percentage per year) for deposits in U.S. dollars having an index maturity of three months, in amounts of at least $1,000,000, as such rate appears on “Reuters Page LIBOR01” at approximately 11:00 a.m. (London time) on the relevant Dividend Determination Date; or

•
if no such rate appears on “Reuters Page LIBOR01”; or if the “Reuters Page LIBOR01” is not available at approximately 11:00 a.m. (London time) on the relevant Dividend Determination Date, then the Corporation will select four nationally-recognized banks in the London interbank market and request that the principal London offices of those four selected banks provide the Corporation with their offered quotation for deposits in U.S. dollars for a period of three months, commencing on the first day of the applicable Dividend Period, to prime banks in the London interbank market at approximately 11:00 a.m. (London time) on that Dividend Determination Date for the applicable Dividend Period. Offered quotations must be based on a principal amount equal to an amount that, in the Corporation’s discretion, is representative of a single transaction in U.S. dollars in the London interbank market at that time. If at least two quotations are provided, the Three-Month LIBOR Rate for such Dividend Period will be the arithmetic mean (rounded upward if necessary, to the nearest 0.00001 of 1%) of those quotations. If fewer than two quotations are provided, the Three-Month LIBOR Rate for such Dividend Period will be the arithmetic mean (rounded upward if necessary, to the nearest 0.00001 of 1%) of the rates quoted at approximately 11:00 a.m. (New York City time) on that Dividend Determination Date for such Dividend Period by three nationally-recognized banks in New York, New York selected by the Corporation, for loans in U.S. dollars to nationally-recognized European banks (as selected by the Corporation), for a period of three months

3
To be the first dividend payment date after the Effective Time of the Merger (provided that if such Effective Time occurs after the dividend record date for a dividend and before the dividend payment date for such dividend, such date shall be the scheduled dividend payment date for the next succeeding dividend).

commencing on the first day of such Dividend Period. The rates quoted must be based on an amount that, in the Corporation’s discretion, is representative of a single transaction in U.S. dollars in that market at that time. If no quotation is provided as described above, then if a Calculation Agent (as defined below) has not been appointed at such time, the Corporation will appoint a Calculation Agent who shall, after consulting such sources as it deems comparable to any of the foregoing quotations or display page, or any such source as it deems reasonable from which to estimate LIBOR or any of the foregoing lending rates, shall determine LIBOR for the second London Business Day immediately preceding the first day of the applicable Dividend Period in its sole discretion. If the Calculation Agent is unable or unwilling to determine LIBOR as provided in the immediately preceding sentence, then LIBOR will be equal to Three-Month LIBOR for the then current Dividend Period, or, in the case of the first Dividend Period in the Floating Rate Period, the most recent dividend rate that would have been determined based on the last available Reuters Page LIBOR01 had the Floating Rate Period been applicable prior to the first Dividend Period in the Floating Rate Period.
Notwithstanding the foregoing, if the Corporation determines on the relevant Dividend Determination Date that the LIBOR base rate has been discontinued, then the Corporation will appoint a Calculation Agent and the Calculation Agent will consult with an investment bank of national standing to determine whether there is an industry accepted substitute or successor base rate to Three-Month LIBOR Rate. If, after such consultation, the Calculation Agent determines that there is an industry accepted substitute or successor base rate, the Calculation Agent shall use such substitute or successor base rate. In such case, the Calculation Agent in its sole discretion may (without implying a corresponding obligation to do so) also implement changes to the Business Day convention, the definition of Business Day, the Dividend Determination Date and any method for obtaining the substitute or successor base rate it such rate is unavailable on the relevant Business Day, in a manner that is consistent with industry accepted practices for such substitute or successor base rate. Unless the Calculation Agent determines that there is an industry accepted substitute or successor base rate as so provided above, the Calculation Agent will, in consultation with the Corporation, follow the steps specified in the second bullet point in the immediately preceding paragraph in order to determine Three-Month LIBOR Rate for the applicable Dividend Period.
The term “Calculation Agent” shall mean a third party independent financial institution of national standing with experience providing such services, which has been selected by the Corporation.
The term “Dividend Determination Date” means the London Business Day (as defined below) immediately preceding the applicable Dividend Period.
The term “Dividend Period” means the period from, and including, a Dividend Payment Date to, but excluding, the next succeeding Dividend Payment Date, except for the initial Dividend Period, which will be the period from, and including, [•], 20234 to, but excluding, [•], 20235.
The term “London Business Day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.
The term “Reuters Page LIBOR01” means the display so designated on the Reuters 3000 Xtra (or such other page as may replace the LIBOR01 page on that service, or such other service as may be nominated by the ICE Benchmark Administration Limited, or ICE, or its successor, or such other entity assuming the responsibility of ICE or its successor in the event ICE or its successor no longer does so, as the successor service, for the purpose of displaying London interbank offered rates for U.S. dollar deposits).

4
To be the last dividend payment date before the Effective Time of the Merger (provided that if such Effective Time occurs after the dividend record date for a dividend and before the dividend payment date for such dividend, such date shall be the dividend payment date for such dividend).

5
To be the first dividend payment date after the Effective Time of the Merger (provided that if such Effective Time occurs after the dividend record date for a dividend and before the dividend payment date for such dividend, such date shall be the scheduled dividend payment date for the next succeeding dividend).

(b)   No dividends on shares of Series E Preferred Stock shall be declared by the Board or paid or set apart for payment by the Corporation at any time when the terms and provisions of any agreement of the Corporation, including any agreement relating to any indebtedness of the Corporation, prohibit the declaration, payment or setting apart for payment thereof or provide that the declaration, payment or setting apart for payment thereof would constitute a breach of the agreement or a default under the agreement, or if the declaration, payment or setting apart for payment is restricted or prohibited by law.
(c)   Notwithstanding anything to the contrary contained herein, dividends on the Series E Preferred Stock will accumulate (i) whether or not the terms and provisions of any laws or agreements referred to in Section 4(b) hereof at any time prohibit the current payment of dividends, (ii) whether or not the Corporation has earnings, (iii) whether or not there are funds legally available for the payment of those dividends, and (iv) whether or not those dividends are declared. No interest, or sum in lieu of interest, will be payable in respect of any dividend payment or payments on the Series E Preferred Stock which may be in arrears, and holders of Series E Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends described in Section 4(a) hereof. Any dividend payment made on the Series E Preferred Stock will first be credited against the earliest accumulated but unpaid dividend due with respect to the Series E Preferred Stock.
(d)   Except as provided in Section 4(e) hereof, unless full cumulative dividends on the Series E Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past Dividend Periods, (i) no dividends (other than in shares of Common Stock or in shares of any other class or series of stock of the Corporation ranking junior to the Series E Preferred Stock as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation) shall be declared or paid or set apart for payment upon shares of Common Stock or shares of any other class or series of stock of the Corporation ranking junior to or on a parity with the Series E Preferred Stock as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation, (ii) no other distribution shall be declared or made upon shares of Common Stock or shares of any other class or series of stock of the Corporation ranking junior to or on a parity with the Series E Preferred Stock as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation, and (iii) shares of Common Stock and shares of any other class or series of stock of the Corporation ranking junior to or on a parity with the Series E Preferred Stock as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation shall not be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such securities) by the Corporation (except by conversion into or exchange for shares of, or options, warrants or rights to purchase or subscribe for, Common Stock or shares of any other class or series of stock of the Corporation ranking junior to the Series E Preferred Stock as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation, pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series E Preferred Stock and shares of any other class or series of stock of the Corporation ranking on a parity with the Series E Preferred Stock as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation); provided, however, that the foregoing shall not prevent (a) the redemption, purchase or acquisition by the Corporation of shares of any class or series of stock of the Corporation for the purpose of enforcing restrictions on transfer and ownership of the Corporation’s stock contained in the Certificate of Incorporation, including in order to qualify and maintain the Corporation’s qualification as a real estate investment trust (“REIT”), or (b) the redemption, purchase or acquisition by the Corporation of shares of Common Stock for purposes of and in compliance with any incentive or benefit plan of the Corporation.
(e)   When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart for payment) upon the Series E Preferred Stock and shares of any other classes or series of stock of the Corporation ranking on a parity with the Series E Preferred Stock as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation, all dividends declared upon the Series E Preferred Stock and all other such shares of stock shall be declared pro rata so that the amount of dividends declared per share of Series E Preferred Stock and all other such shares of stock shall in all cases bear to each other the same ratio that accumulated dividends per share on the Series E Preferred Stock and all other such shares of stock (which shall not include any accumulation in respect of unpaid dividends for prior Dividend Periods if any such shares of stock do not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series E Preferred Stock which may be in arrears.
(f)   “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.
(g)   “Set apart for payment” shall be deemed to include (without limitation), without any action other than the following: the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of dividends or other distribution by the Board, the allocation of funds to be so paid on any series or class of shares of stock of the Corporation; provided, however, that if any funds for any class or series of stock of the Corporation ranking junior to or on a parity with the Series E Preferred Stock as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then “set apart for payment” with respect to the Series E Preferred Stock shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.
Section 5.   Liquidation Preference.
(a)   In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Series E Preferred Stock will be entitled to be paid out of the assets the Corporation has legally available for distribution to its stockholders, subject to the preferential rights of the holders of any class or series of stock of the Corporation ranking senior to the Series E Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding up of the Corporation, a liquidation preference of Twenty-Five Dollars ($25.00) per share, plus an amount equal to any accumulated and unpaid dividends thereon (whether or not authorized or declared) to, but not including, the date of payment, before any distribution of assets is made to holders of Common Stock or any other class or series of stock of the Corporation that it may issue that ranks junior to the Series E Preferred Stock as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation; and such holders of Series E Preferred Stock shall not be entitled to any further payment.
(b)   In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series E Preferred Stock and the corresponding amounts payable on all shares of other classes or series of stock of the Corporation ranking on a parity with the Series E Preferred Stock in the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation, then the holders of Series E Preferred Stock and all other such classes or series of stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.
(c)   Notice of any such liquidation stating the payment date or dates when, and the place or places where, the amounts distributable in each circumstance shall be payable, shall be given no fewer than 30 days and no more than 60 days prior to the payment date, to each holder of record of Series E Preferred Stock at the address of such holder as it shall appear on the stock records of the Corporation. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series E Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. The consolidation, conversion or merger of the Corporation with or into any other corporation, trust or entity or of any other entity with or into the Corporation, or the sale, lease, transfer or conveyance of all or substantially all of the property or business the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

Section 6.   Redemption.
(a)   The Series E Preferred Stock is not redeemable prior to March 30, 2024 except as described in this Section 6 and except under circumstances where it is necessary to preserve the Corporation’s qualification as a REIT for U.S. federal income tax purposes.
(b)   Optional Redemption Right.   On and after March 30, 2024, the Corporation may, at its option, upon not less than 30 nor more than 60 days’ notice, as provided below, redeem the Series E Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of Twenty-Five Dollars ($25.00) per share, plus, subject to Section 6(j) hereof, any accumulated and unpaid dividends thereon (whether or not authorized or declared) to, but not including, the date fixed for redemption, without interest. If the Corporation elects to redeem any shares of Series E Preferred Stock as described in this Section 6(b), it may use any available cash to pay the redemption price, and it will not be required to pay the redemption price only out of the proceeds from the issuance of other equity securities or any other specific source.
(c)   Special Optional Redemption Right.   Notwithstanding anything to the contrary contained in Section 6(a) hereof, upon the occurrence of a Change of Control (as defined below), the Corporation may, at its option, upon not less than 30 nor more than 60 days’ notice, as provided below, redeem the Series E Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of Twenty-Five Dollars ($25.00) per share, plus, subject to Section 6(j) hereof, any accumulated and unpaid dividends thereon (whether or not authorized or declared) to, but not including, the date fixed for redemption. If, prior to the Change of Control Conversion Date (as defined below), the Corporation has provided notice of its election to redeem some or all of the shares of Series E Preferred Stock pursuant to this Section 6, those holders of Series E Preferred Stock whose shares have been called for redemption will not have the Change of Control Conversion Right (as defined below) with respect to the shares of Series E Preferred Stock called for redemption. If the Corporation elects to redeem any shares of Series E Preferred Stock as described in this Section 6(c), it may use any available cash to pay the redemption price, and it will not be required to pay the redemption price only out of the proceeds from the issuance of other equity securities or any other specific source.
(d)   A “Change of Control” is deemed to occur when, after the effective time of the merger of Arlington Asset Investment Corp., a Virginia corporation, with and into EF Merger Sub Inc., a Virginia corporation and wholly owned subsidiary of the Corporation, the following have occurred and are continuing: (i) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of stock of the Corporation entitling that person to exercise more than 50% of the total voting power of all stock of the Corporation entitled to vote generally in the election of directors of the Corporation (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and (ii) following the closing of any transaction referred to in clause (i), neither the Corporation nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the New York Stock Exchange (the “NYSE”), the NYSE American LLC (the “NYSE American”) or the Nasdaq Stock Market (“Nasdaq”), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or Nasdaq.
(e)   In the event the Corporation elects to redeem Series E Preferred Stock, the notice of redemption will be given by the Corporation, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, to each holder of record of Series E Preferred Stock called for redemption at such holder’s address as it appears on the stock records of the Corporation and shall state: (i) the redemption date; (ii) the number of shares of Series E Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates (if any) for the Series E Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accumulate on the redemption date; (vi) if applicable, that such redemption is being made in connection with a Change of Control and, in that case, a brief description of the transaction or transactions constituting such Change of Control; and (vii) if such redemption is being made in connection with a Change of Control, that the holders of the shares of Series E Preferred Stock being so called for redemption will not be able to tender such shares of Series E Preferred Stock for conversion in connection with the Change of Control and that each share of Series E Preferred Stock tendered for conversion that is called, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date. If less than all of the shares of Series E Preferred Stock held by any holder are to be redeemed, the notice given to such holder shall also specify the number of shares of Series E Preferred Stock held by such holder to be redeemed. No failure to give such notice or any defect thereto or in the giving thereof shall affect the validity of the proceedings for the redemption of any shares of Series E Preferred Stock except as to the holder to whom notice was defective or not given.
(f)   Holders of shares of Series E Preferred Stock to be redeemed shall surrender the shares of Series E Preferred Stock so called for redemption at the place designated in the notice of redemption and shall be entitled to the redemption price and any accumulated and unpaid dividends payable upon the redemption following the surrender.
(g)   If notice of redemption of any shares of Series E Preferred Stock has been given and if the Corporation has irrevocably set apart for payment the funds necessary for redemption (including any accumulated and unpaid dividends) for the benefit of the holders of the shares of Series E Preferred Stock so called for redemption, then from and after the redemption date (unless the Corporation shall default in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends will cease to accumulate on those shares of Series E Preferred Stock, those shares of Series E Preferred Stock shall no longer be deemed outstanding and all rights of the holders of those shares will terminate, except the right to receive the redemption price plus accumulated and unpaid dividends, if any, payable upon redemption.
(h)   If any redemption date is not a Business Day, then the redemption price and accumulated and unpaid dividends, if any, payable upon redemption may be paid on the next Business Day and no interest, additional dividends or other sums will accumulate on the amount payable for the period from and after that redemption date to that next Business Day.
(i)   If less than all of the outstanding shares of Series E Preferred Stock are to be redeemed, the shares of Series E Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by lot that will not result in the automatic transfer of any shares of the Series E Preferred Stock to a trust pursuant to Article XIII of the Certificate of Incorporation (as to restrictions on transfer and ownership of the Corporation’s capital stock).
(j)   Immediately prior to any redemption of Series E Preferred Stock, the Corporation shall pay, in cash, any accumulated and unpaid dividends thereon to, but not including, the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series E Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date. Except as provided in this Section 6(j), the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of the Series E Preferred Stock to be redeemed.
(k)   Unless full cumulative dividends on all shares of Series E Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past Dividend Periods, no shares of Series E Preferred Stock shall be redeemed unless all outstanding shares of Series E Preferred Stock are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series E Preferred Stock (except by conversion into or exchange for shares of, or options, warrants, or rights to purchase or subscribe for, Common Stock or shares of any other class or series of stock of the Corporation ranking junior to the Series E Preferred Stock as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation or pursuant to a purchase or exchange offer made on the same terms to all holders of

Series E Preferred Stock and any other class or series of stock of the Corporation ranking on a parity with the Series E Preferred Stock as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation); provided, however, that the foregoing shall not prevent the purchase or acquisition by the Corporation of shares of Series E Preferred Stock where it is necessary to allow the Corporation to qualify and maintain its qualification as a REIT for U.S. federal income tax purposes.
(l)   Subject to applicable law, the Corporation may purchase shares of Series E Preferred Stock in the open market, by tender or by privately negotiated transactions. Any shares of Series E Preferred Stock that the Corporation acquires, by redemption or otherwise, shall be reclassified as authorized but unissued shares of Preferred Stock, without designation as to class or series, and may thereafter be issued as any class or series of Preferred Stock.
Section 7.   Conversion Rights.   Shares of Series E Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation, except as provided in this Section 7.
(a)   Upon the occurrence of a Change of Control, each holder of Series E Preferred Stock will have the right (unless, prior to the Change of Control Conversion Date, the Corporation has provided notice of its election to redeem some or all of the shares of Series E Preferred Stock held by such holder pursuant to Section 6 hereof, in which case such holder will have the right only with respect to shares of Series E Preferred Stock that are not called for redemption) to convert some or all of the shares of Series E Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of Common Stock per share of Series E Preferred Stock (the “Common Stock Conversion Consideration”) equal to the lesser of: (i) the quotient obtained by dividing (x) the sum of the $25.00 liquidation preference per share of Series E Preferred Stock plus (subject to Section 7(p) hereof) the amount of any accumulated and unpaid dividends thereon (whether or not authorized or declared) to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a Dividend Record Date and prior to the corresponding Dividend Payment Date for the Series E Preferred Stock, in which case no additional amount for such accumulated and unpaid dividends to be paid on such Dividend Payment Date will be included in this sum) by (y) the Common Stock Price (as defined below); and (ii) [•]6 (the “Share Cap”), subject to adjustments provided in Section 7(b) below.
(b)   The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of Common Stock to existing holders of Common Stock), subdivisions or combinations (in each case, a “Share Split”) with respect to Common Stock as follows: the adjusted Share Cap as the result of a Share Split will be the number of shares of Common Stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after giving effect to such Share Split and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such Share Split. For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of Common Stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable or deliverable, as applicable, in connection with the exercise of the Change of Control Conversion Right will not exceed the product of the Share Cap times the aggregate number of shares of the Series E Preferred Stock issued and outstanding at the Change of Control Conversion Date (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustments to the Share Cap.

6
Note to Draft: Share cap to be adjusted to preserve the economics of Monument preferred. Formula would be: New Share Cap is equal to (A) Share Cap, multiplied by (B) a fraction in which (i) the numerator is equal to the sum of (x) the Per Share Cash Consideration and (y) the product of (1) the Exchange Ratio and (2) the Parent stock price as of closing (using the average of the closing sale prices per share for the ten consecutive trading days immediately preceding, but not including, the Closing Date) and (ii) the denominator is the Parent stock price as of closing (using the average of the closing sale prices per share for the ten consecutive trading days immediately preceding, but not including, the Closing Date).

(c)   The “Change of Control Conversion Date” is the date the Series E Preferred Stock is to be converted, which will be a Business Day selected by the Corporation that is neither fewer than 20 days nor more than 35 days after the date on which it provides the notice described in Section 7(h) to the holders of Series E Preferred Stock.
(d)   The “Common Stock Price” is (i) if the consideration to be received in the Change of Control by the holders of Common Stock is solely cash, the amount of cash consideration per share of Common Stock or (ii) if the consideration to be received in the Change of Control by holders of Common Stock is other than solely cash (x) the average of the closing sale prices per share of Common Stock (or, if no closing sale price is reported, the average of the closing bid and ask prices per share or, if more than one in either case, the average of the average closing bid and the average closing ask prices per share) for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred as reported on the principal U.S. securities exchange on which Common Stock is then traded, or (y) if Common Stock is not then listed for trading on a U.S. securities exchange, the average of the last quoted bid prices for Common Stock in the over-the-counter market as reported by OTC Markets Group or similar organization for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred.
(e)   In the case of a Change of Control pursuant to which Common Stock is or will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of Series E Preferred Stock will receive upon conversion of such shares of Series E Preferred Stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of Common Stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration”; the Common Stock Conversion Consideration or the Alternative Conversion Consideration, whichever shall be applicable to a Change of Control, is referred to as the “Conversion Consideration”).
(f)   If the holders of Common Stock have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration in respect of such Change of Control will be deemed to be the kind and amount of consideration actually received by holders of a majority of the outstanding shares of Common Stock that made or voted for such an election (if electing between two types of consideration) or holders of a plurality of the outstanding shares of Common Stock that made or voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of Common Stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in such Change of Control.
(g)   No fractional shares of Common Stock upon the conversion of the Series E Preferred Stock in connection with a Change of Control will be issued. Instead, the Corporation will make a cash payment equal to the value of such fractional shares based upon the Common Stock Price used in determining the Common Stock Conversion Consideration for such Change of Control.
(h)   Within 15 days following the occurrence of a Change of Control, provided that the Corporation has not exercised its right to redeem all shares of Series E Preferred Stock pursuant to Section 6 hereof, the Corporation will provide to holders of Series E Preferred Stock a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right, which notice shall be delivered to the holders of record of the shares of the Series E Preferred Stock to their addresses as they appear on the stock records of the Corporation and shall state: (i) the events constituting the Change of Control; (ii) the date of the Change of Control; (iii) the last date on which the holders of Series E Preferred Stock may exercise their Change of Control Conversion Right; (iv) the method and period for calculating the Common Stock Price; (v) the Change of Control Conversion Date; (vi) that if, prior to the Change of Control Conversion Date, the Corporation has provided notice of its election to redeem all or any shares of Series E Preferred Stock, holders of Series E Preferred Stock that are subject to such notice of redemption will not be able to convert the shares of Series E Preferred Stock called for redemption and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control

Conversion Right; (vii) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series E Preferred Stock; (viii) the name and address of the paying agent, transfer agent and conversion agent for the Series E Preferred Stock; (ix) the procedures that the holders of Series E Preferred Stock must follow to exercise the Change of Control Conversion Right (including procedures for surrendering shares of Series E Preferred Stock for conversion through the facilities of a Depositary (as defined below)), including the form of conversion notice to be delivered by such holders as described below; and (x) the last date on which holders of Series E Preferred Stock may withdraw shares of Series E Preferred Stock surrendered for conversion and the procedures that such holders must follow to effect such a withdrawal. No failure to give such notice or any defect thereto or in the giving thereof shall affect the validity of the proceedings for the conversion of any shares of Series E Preferred Stock except as to the holder to whom notice was defective or not given.
(i)   The Corporation shall also issue a press release containing such notice provided for in Section 7(h) hereof for publication on the Wall Street Journal, Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), and post a notice on its website (if any) in any event prior to the opening of business on the first Business Day following any date on which it provides the notice provided for in Section 7(h) hereof to the holders of Series E Preferred Stock.
(j)   To exercise the Change of Control Conversion Right, the holders of Series E Preferred Stock will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) representing the shares of Series E Preferred Stock to be converted, duly endorsed for transfer (or, in the case of any shares of Series E Preferred Stock held in book-entry form through a Depositary or shares directly registered with the transfer agent therefor, to deliver, on or before the close of business on the Change of Control Conversion Date, the shares of Series E Preferred Stock to be converted through the facilities of such Depositary or through such transfer agent, respectively), together with a written conversion notice in the form provided by the Corporation, duly completed, to its transfer agent. The conversion notice must state: (i) the relevant Change of Control Conversion Date; (ii) the number of shares of Series E Preferred Stock to be converted; and (iii) that the shares of Series E Preferred Stock are to be converted pursuant to the applicable provisions of the Series E Preferred Stock.
(k)   Holders of Series E Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the transfer agent of the Corporation prior to the close of business on the Business Day prior to the Change of Control Conversion Date. The notice of withdrawal delivered by any holder must state: (i) the number of withdrawn shares of Series E Preferred Stock; (ii) if certificated shares of Series E Preferred Stock have been surrendered for conversion, the certificate numbers of the withdrawn shares of Series E Preferred Stock; and (iii) the number of shares of Series E Preferred Stock, if any, which remain subject to the holder’s conversion notice.
(l)   Notwithstanding anything to the contrary contained in Sections 7(j) and (k) hereof, if any shares of Series E Preferred Stock are held in book-entry form through The Depository Trust Company or a similar depositary (each, a “Depositary”), the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures, if any, of the applicable Depositary.
(m)   Shares of Series E Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless prior to the Change of Control Conversion Date the Corporation has provided notice of its election to redeem some or all of the shares of Series E Preferred Stock pursuant to Section 6 hereof, in which case only the shares of Series E Preferred Stock properly surrendered for conversion and not properly withdrawn that are not called for redemption will be converted as aforesaid. If the Corporation elects to redeem shares of Series E Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such shares of Series E Preferred Stock will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date the redemption price as provided in Section 6 hereof.
(n)   The Corporation shall deliver all securities, cash and any other property owing upon conversion no later than the third Business Day following the Change of Control Conversion Date. Notwithstanding the foregoing, the persons entitled to receive any shares of Common Stock or other securities delivered on conversion will be deemed to have become the holders of record thereof as of the Change of Control Conversion Date.
(o)   In connection with the exercise of any Change of Control Conversion Right, the Corporation shall comply with all applicable federal and state securities laws and stock exchange rules in connection with any conversion of shares of Series E Preferred Stock into shares of Common Stock or other property. Notwithstanding any other provision of the Series E Preferred Stock, no holder of Series E Preferred Stock will be entitled to convert such shares of Series E Preferred Stock into shares of Common Stock to the extent that receipt of such shares of Common Stock would cause such holder (or any other person) to violate the applicable share ownership limitations contained in Article XIII of the Certificate of Incorporation, unless the Corporation provides an exemption from this limitation to such holder pursuant to Article XIII of the Certificate of Incorporation.
(p)   Notwithstanding anything to the contrary herein and except as otherwise required by law, the persons who are the holders of record of shares of Series E Preferred Stock at the close of business on a Dividend Record Date will be entitled to receive the dividend payable on the corresponding Dividend Payment Date notwithstanding the conversion of those shares after such Dividend Record Date and on or prior to such Dividend Payment Date and, in such case, the full amount of such dividend shall be paid on such Dividend Payment Date to the persons who were the holders of record at the close of business on such Dividend Record Date. Except as provided in this Section 7(p), the Corporation will make no allowance for unpaid dividends that are not in arrears on the shares of Series E Preferred Stock to be converted.
Section 8.   Voting Rights.
(a)   Holders of Series E Preferred Stock will not have any voting rights, except as set forth in this Section 8. On each matter on which holders of Series E Preferred Stock are entitled to vote, each share of Series E Preferred Stock will be entitled to one vote, except that when shares of any other class or series of Preferred Stock have the right to vote with the Series E Preferred Stock as a single class on any matter, the Series E Preferred Stock and the shares of each such other class or series of stock will have one vote for each $25.00 of liquidation preference (excluding accumulated dividends).
(b)   Whenever dividends on any shares of Series E Preferred Stock are in arrears for six or more full quarterly Dividend Periods, whether or not consecutive, the number of directors constituting the Board will be automatically increased by two (if not already increased by two by reason of the election of directors by the holders of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock or any other class or series of Preferred Stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote with the Series E Preferred Stock as a class with respect to the election of those two directors) and the holders of Series E Preferred Stock, voting as a single class with the holders of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and all other classes or series of Preferred Stock ranking on a parity with the Series E Preferred Stock as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation and upon which like voting rights have been conferred and are exercisable and which are entitled to vote with the Series E Preferred Stock as a class with respect to the election of those two directors, will be entitled to vote for the election of those two additional directors at a special meeting called by the Corporation at the request of the holders of record of at least 25% of the outstanding shares of Series E Preferred Stock or by the holders of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock or any other classes or series of Preferred Stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote with the Series E Preferred Stock as a class with respect to the election of those two directors to be held no later than 90 days after the Corporation’s receipt of such request (unless the request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders of the Corporation, in which case, such vote will be held at the earlier of the next annual or special meeting of stockholders of the Corporation, to the extent permitted by applicable law), and at each subsequent annual meeting of stockholders of the Corporation until all dividends accumulated on the Series E Preferred Stock for all past Dividend Periods and the then current Dividend Period shall have been fully paid. In that case, the right of holders of Series E Preferred Stock to elect any directors will cease and, unless there are other classes or series of Preferred Stock upon which like voting rights have been conferred and are exercisable (including the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock), any directors elected by holders of Series E Preferred Stock shall immediately resign and the number of directors constituting the Board shall be reduced accordingly. For the avoidance of doubt, in no event shall the total number of directors elected by holders of Series E Preferred Stock (voting together as a single class with the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and all other classes or series of Preferred Stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote with the Series E Preferred Stock as a class with respect to the election of such directors) pursuant to the voting rights under this Section 8 exceed two. The directors elected by the holders of Series E Preferred Stock and the holders of Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and all other classes or series of Preferred Stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote with the Series E Preferred Stock will be elected by a plurality of the votes cast by the holders of the outstanding shares of Series E Preferred Stock when they have the voting rights as set forth in this Section 8(b) and the holders of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and all other classes or series of Preferred Stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote with the Series E Preferred Stock as a class with respect to the election of such directors (voting together as a single class) to serve until the Corporation’s next annual meeting of stockholders and until their successors are duly elected and qualified or until such directors’ resignation as described above, whichever occurs earlier.
(c)   If, at any time when the voting rights conferred upon the Series E Preferred Stock pursuant to Section 8(b) hereof are exercisable, any vacancy in the office of a director elected pursuant to Section 8(b) shall occur, then such vacancy may be filled only by the remaining director or by vote of the holders of the outstanding Series E Preferred Stock and any other classes or series of Preferred Stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series E Preferred Stock in the election of directors pursuant to Section 8(b). Any director elected pursuant to Section 8(b) may be removed at any time, with or without cause, only by the affirmative vote of, and may not be removed otherwise than by the affirmative vote of, the holders of record of a majority of the outstanding shares of Series E Preferred Stock and any class or series of Preferred Stock upon which like voting rights have been conferred and are exercisable and which classes or series of Preferred Stock are entitled to vote as a class with the Series E Preferred Stock in the election of directors pursuant to Section 8(b) (voting as a single class).
(d)   So long as any shares of Series E Preferred Stock remain outstanding, the Corporation will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series E Preferred Stock and each other class or series of Preferred Stock ranking on a parity with the Series E Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution and winding up of the Corporation and upon which like voting rights have been conferred and are exercisable, including, if applicable, the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock (voting together as a single class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of stock ranking senior to the Series E Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any of the authorized stock of the Corporation into such shares, or create or authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Certificate of Incorporation or this Certificate of Designations, whether by merger, conversion, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series E Preferred Stock (each, an “Event”); provided, however, with respect to the occurrence of any Event set forth in clause (ii) above, so long as the Series E Preferred Stock remains outstanding with the terms thereof materially unchanged, or the holders of Series E Preferred Stock receive shares of stock or other equity interests with rights, preferences, privileges and voting powers substantially the same as those of the Series E Preferred Stock, taking into account that, upon the occurrence of any such Event, the Corporation may not be the successor entity, the occurrence of any such Event shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting power of holders of Series E Preferred Stock; and, provided further, that any increase in the amount of the authorized or issued Series E Preferred Stock, or the creation or issuance, or any increase in the amounts authorized of any class or series ranking on a parity with or junior to the Series E Preferred Stock that the Corporation may issue shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of holders of Series E Preferred Stock.
(e)   The voting rights provided for in this Section 8 will not apply if, at or prior to the time when the act with respect to which voting by holders of Series E Preferred Stock would otherwise be required pursuant to this Section 8 shall be effected, all outstanding shares of Series E Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds have been irrevocably set apart for payment to effect such redemption pursuant to Section 6 hereof.
(f)   Except as expressly stated in this Section 8, the Series E Preferred Stock will not have any relative, participating, optional or other special voting rights or powers and the consent of the holders thereof shall not be required for the taking of any corporate action.
(g)   Notwithstanding the foregoing, if any amendment, alteration or repeal of any provision of the Certificate of Incorporation or this Certificate of Designations would materially and adversely affect the rights, preferences, privileges or voting rights of the Series E Preferred Stock disproportionately relative to other classes or series of Preferred Stock ranking on a parity with the Series E Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation, then the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series E Preferred Stock (voting as a separate class) shall also be required.
Section 9.   Information Rights.   During any period in which the Corporation is not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series E Preferred Stock are outstanding, the Corporation will use its best efforts to transmit through the Corporation’s website at www.ellingtonfinancial.com (or other permissible means under the Exchange Act) copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that the Corporation would have been required to file with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13 or 15(d) of the Exchange Act if it were subject thereto (other than any exhibits that would have been required). The Corporation will use its best efforts to provide such reports on its website within 15 days after the respective dates by which the Corporation would have been required to file such reports with the SEC if the Corporation were subject to Section 13 or 15(d) of the Exchange Act and the Corporation were a “non-accelerated filer” within the meaning of the Exchange Act.
Section 10.   Restrictions on Ownership and Transfer.   The Series E Preferred Stock shall be subject to the restrictions on ownership and transfer set forth in Article XIII of the Certificate of Incorporation. Any person who violates such restrictions in acquiring actual or constructive ownership of shares of Series E Preferred Stock is required to give notice thereof immediately to the Corporation and provide the Corporation with such other information as the Corporation may request in order to determine the effect of such acquisition on the Corporation’s status as a REIT. All certificates representing shares of the Series E Preferred Stock shall be marked with a legend sufficient under the laws of the State of Delaware to provide a purchaser of such shares with notice of the restrictions on transfer under Article XIII of the Certificate of Incorporation. Nothing in Article XIII of the Certificate of Incorporation shall preclude the settlement of any transactions entered into through the facilities of any national securities exchange or automated inter-dealer quotation system. The fact that settlement of any transaction takes place shall not, however, negate the effect of any provision of Article XIII of the Certificate of Incorporation, and any transferee, and the shares of Series E Preferred Stock transferred to such transferee in such a transaction, shall be subject to all of the provisions and limitations in Article XIII of the Certificate of Incorporation.

Section 11.   Record Holders.   The Corporation and the transfer agent for the Series E Preferred Stock may deem and treat the record holder of any Series E Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the transfer agent shall be affected by any notice to the contrary.
Section 12.   No Preemptive Rights.   No holders of Series E Preferred Stock will, as holders of Series E Preferred Stock, have any preemptive rights to purchase or subscribe for Common Stock or any other security of the Corporation.
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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be signed this [•] day of [•], 2023.
ELLINGTON FINANCIAL INC.
By:

Name: JR Herlihy
Title:   Chief Financial Officer
[Signature Page to the Series E Certificate of Designations]

ANNEX D
FORM OF PLAN OF MERGER
merging
ARLINGTON ASSET INVESTMENT CORP.,
a Virginia corporation,
with and into
EF MERGER SUB INC.,
a Virginia corporation
1.   Merger of the Company into Merger Sub.   Upon the terms and subject to the conditions set forth in this Plan of Merger (this “Plan of Merger”), by and among Ellington Financial Inc., a Delaware corporation (“Parent”), Arlington Asset Investment Corp., a Virginia corporation (the “Company”), EF Merger Sub Inc., a Virginia corporation and direct, wholly-owned subsidiary of Parent (“Merger Sub”), and, solely for the limited purposes set forth in the Merger Agreement (as defined below), Ellington Financial Management LLC, a Delaware limited liability company (“Parent Manager”), and the applicable provisions of the Virginia Stock Corporation Act (the “VSCA”), at the Effective Time (as defined below), the Company shall be merged with and into Merger Sub (the “Merger”), the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving corporation in the Merger and as a direct, wholly-owned subsidiary of Parent (the “Surviving Corporation”).
2.   Effects of the Merger.   The Merger shall have the effects set forth in this Plan of Merger and the applicable provisions of the VSCA, including Section 13.1-721 thereof.
3.   Effective Time.   The Merger shall become effective upon the issuance of a certificate of merger by the State Corporation Commission of the Commonwealth of Virginia or such later date and time as may be specified in the articles of merger to be filed with the State Corporation Commission of the Commonwealth of Virginia (the “Effective Time”).
4.   Organizational Documents.   At the Effective Time and by virtue of the Merger, the articles of incorporation and bylaws (the “Organizational Documents”) of Merger Sub in effect immediately prior to the Effective Time shall be the Organizational Documents of the Surviving Corporation, until thereafter amended, subject to certain conditions in the Merger Agreement, in accordance with their respective terms and applicable law.
5.   Directors and Officers.   From and after the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, and such directors and officers shall serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Organizational Documents of the Surviving Corporation.
6.   Effect on Capital Stock.
(a)   Conversion.   At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of any securities of Parent, Merger Sub or the Company:
(i)   all shares of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding as shares of capital stock of the Surviving Corporation;
(ii)   each share of the Company’s Class A common stock, par value $0.01 per share (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time (excluding any Cancelled Shares (as defined below)) shall automatically be converted into the right to receive the Per Share Common Merger Consideration in accordance with the Merger Agreement;
(iii)   each share of the Company’s 7.00% Series B Cumulative Perpetual Redeemable Preferred Stock, $0.01 par value per share (the “Company Series B Preferred Stock”), issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive the Per Share Series B Preferred Merger Consideration in accordance with the Merger Agreement;
(iv)   each share of the Company’s 8.250% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.01 par value per share (the “Company Series C Preferred Stock”), issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive the Per Share Series C Preferred Merger Consideration in accordance with the Merger Agreement; and
(v)   all shares of Company Common Stock held by Parent or Merger Sub or by any wholly owned Subsidiary of Parent, Merger Sub or the Company immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist as of the Effective Time, and no consideration shall be delivered or deliverable in exchange therefor (collectively, the “Cancelled Shares”).
(b)   Adjustments.   The amounts payable in respect of shares of Company Common Stock, Company Series B Preferred Stock and Company Series C Preferred Stock pursuant to paragraph 6(a) above shall be equitably adjusted, without duplication, to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock, Company Series B Preferred Stock, Company Series C Preferred Stock or Parent Common Stock, as applicable), subdivision, reorganization, reclassification, recapitalization, combination, exchange of shares or other like change with respect to the number of shares of Company Common Stock, Company Series B Preferred Stock, Company Series C Preferred Stock or Parent Common Stock outstanding after the date of the Merger Agreement and prior to the Effective Time.
7.   Treatment of Company Equity-Based Awards.
(a)   Company Restricted Shares.   Each Company Restricted Share that is issued and outstanding as of immediately prior to the Effective Time, (i) shall, as of immediately prior to the Effective Time, become fully vested and all restrictions and limitations with respect thereto shall lapse as of immediately prior to the Effective Time and (ii) shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be considered outstanding for all purposes of the Merger Agreement, including the right to receive the Per Share Common Merger Consideration in accordance with the Merger Agreement.
(b)   Company Performance RSUs.   Each Company Performance RSU that is outstanding as of immediately prior to the Effective Time (other than any award of Stock Price Performance RSUs, which are addressed in paragraph 7(c) below), (i) shall, as of immediately prior to the Effective Time, become earned and fully vested with respect to (x) the number of shares of Company Common Stock subject to such award of Company Performance RSUs immediately prior to the Effective Time that would vest as if the applicable performance goals set forth in the applicable award agreement were achieved at maximum performance levels, and all restrictions, limitations and conditions with respect thereto shall lapse as of immediately prior to the Effective Time, plus (y) the number of shares of Company Common Stock attributable to any dividend equivalent rights that have been accrued with respect to such award of Company Performance RSUs but are unpaid as of immediately prior to the Effective Time and (ii) shall, with respect to the number of shares of Company Common Stock determined in accordance with the immediately preceding clause (i), as of the Effective Time, automatically and without any action on the part of the holder thereof, be treated as a share of Company Common Stock for all purposes of the Merger Agreement, including the right to receive the Per Share Common Merger Consideration in accordance with the Merger Agreement; provided that, a single cash payment shall be made in lieu of the issuance of fractional shares, in accordance with the Merger Agreement.
(c)   Stock Price Performance RSUs.   At the Effective Time, each Stock Price Performance RSU that is outstanding and unvested as of immediately prior to the Effective Time, (i) shall, as of immediately prior to the Effective Time, become earned and fully vested with respect to (x) the number of shares of Company Common Stock subject to such Stock Price Performance RSU award that would vest as if the performance goals set forth in the applicable award agreement were achieved at the actual level of performance, and all restrictions, limitations and conditions with respect thereto shall lapse as of immediately prior to the Effective Time, plus (y) the number of shares of Company Common Stock attributable to any dividend equivalent rights that have been accrued with respect to such award of Stock Price Performance RSUs but are unpaid as of immediately prior to the Effective Time and (ii) shall, with respect to the number of shares of Company Common Stock determined in accordance with the immediately preceding clause (i), as of the Effective Time, automatically and without any action on the part of the holder thereof, be treated as a share of Company Common Stock for all purposes of the Merger Agreement, including the right to receive the Per Share Common Merger Consideration in accordance the Merger Agreement; provided that, a single cash payment shall be made in lieu of the issuance of fractional shares, in accordance with the Merger Agreement.
(d)   Company Deferred Stock Units.   Each Company Deferred Stock Unit that is outstanding as of immediately prior to the Effective Time (i) shall, as of immediately prior to the Effective Time, become fully vested and all restrictions, limitations and conditions with respect thereto shall lapse as of immediately prior to the Effective Time and (ii) shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be treated as a share of Company Common Stock for all purposes of the Merger Agreement, including the right to receive the Per Share Common Merger Consideration in accordance with the Merger Agreement; provided that, a single cash payment shall be made in lieu of the issuance of fractional shares, in accordance with the Merger Agreement.
8.   Merger Agreement.   Certain terms of this Plan of Merger are dependent on facts set forth in that certain Agreement and Plan of Merger, dated as of May 29, 2023, by and among Parent, Merger Sub, the Company and, solely for the limited purposes set forth therein, Parent Manager (as it may be amended from time to time, the “Merger Agreement”), a copy of which is available for inspection by any holder of Company Common Stock or any shareholder of Merger Sub at the principal executive offices of the Company. In the event of any conflict between the terms of this Plan of Merger and the Merger Agreement, the Merger Agreement shall, to the fullest extent permitted by the VSCA, prevail. Capitalized terms used but not defined in this Plan of Merger shall have the meaning given in the Merger Agreement.
9.   Further Action.   If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of the Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.
10.   Amendment.   At any time prior to the Effective Time, this Plan of Merger may be amended by Parent, Merger Sub and the Company, whether before or after receipt of the approval of the shareholders of the Company and Merger Sub; provided, however, that following approval of the Merger and this Plan of Merger by the shareholders of the Company and Merger Sub, there shall be no amendment or change to the provisions hereof that by applicable law would require further approval by the shareholders of the Company, including to effect any of the changes listed in §13.1-716F of the VSCA, unless such approval has been obtained. This Plan of Merger and the Merger shall be abandoned if, at any time before the certificate of merger with respect to the Merger has become effective and regardless of whether this Plan of Merger has been approved by the shareholders of the Company and Merger Sub, the Merger Agreement has been terminated in accordance with its terms.

ANNEX B
OPINION OF WELLS FARGO SECURITIES, LLC
Wells Fargo Securities, LLC 30 Hudson Yards New York, NY 10001
May 29, 2023
Arlington Asset Investment Corp.
6862 Elm Street, Suite 320
McLean, VA 22101
Attention: Board of Directors
Members of the Board of Directors:
You have requested, in your capacity as the Board of Directors (the “Board”) of Arlington Asset Investment Corp. (the “Company”), our opinion with respect to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (“Company Common Stock”), of the Company of the Consideration (as defined below) to be received by such holders in the proposed merger (the “Transaction”) of the Company with a wholly owned subsidiary of Ellington Financial Inc. (the “Acquiror”). We understand that, among other things, pursuant to an Agreement and Plan of Merger (the “Agreement”), to be entered into between the Acquiror, EF Merger Sub Inc., a wholly owned subsidiary of the Acquiror (“Merger Sub”), the Company and, solely for the limited purposes of Section 2.7, Section 3.1(b)(i)(B), Section 3.3(a), Section 3.3(i), Article V, Section 6.8, Section 6.11, Section 7.2, Section 7.3, Section 8.2(b) and Article IX therein, Ellington Financial Management LLC (the “Acquiror Manager”), the Company will merge with and into Merger Sub, Merger Sub will continue as a wholly owned subsidiary of the Acquiror and each outstanding share of Company Common Stock, other than shares of Company Common Stock held by Acquiror or Merger Sub or by any wholly owned subsidiary of Acquiror, Merger Sub or the Company, will be converted into the right to receive $0.09 per share in cash (the “Cash Consideration”) from the Acquiror Manager and 0.3619 of a share of the common stock, par value $0.001 per share (“Acquiror Common Stock”), of the Acquiror (the “Stock Consideration” and, together with the Cash Consideration, the “Consideration”).
In preparing our opinion, we have:
•
reviewed a draft, dated May 29, 2023, of the Agreement;

•
reviewed certain publicly available business and financial information relating to the Company and the Acquiror and the industries in which they operate;

•
compared the financial and operating performance of the Company and the Acquiror with publicly available information concerning certain other companies we deemed relevant, and compared current and historic market prices of the Company Common Stock and the Acquiror Common Stock with similar data for such other companies;

•
compared the proposed financial terms of the Transaction with the publicly available financial terms of certain other business combinations that we deemed relevant;

•
reviewed certain internal financial analyses and forecasts for the Company (the “Company Projections”) and the Acquiror (the “Acquiror Projections”) prepared by the managements of the Company and the Acquiror, respectively;

•
discussed with the managements of the Company and the Acquiror regarding certain aspects of the Transaction, the business, financial condition and prospects of the Company and the Acquiror, respectively, the effect of the Transaction on the business, financial condition and prospects of the Company and the Acquiror, respectively, and certain other matters that we deemed relevant; and

B-1

•
considered such other financial analyses and investigations and such other information that we deemed relevant.

In giving our opinion, we have assumed and relied upon the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or the Acquiror or otherwise reviewed by us. We have not independently verified any such information, and pursuant to the terms of our engagement by the Company, we did not assume any obligation to undertake any such independent verification. In relying on the Company Projections and the Acquiror Projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the future performance and financial condition of the Company and the Acquiror. We express no view or opinion with respect to the Company Projections, the Acquiror Projections or the assumptions upon which they are based. We have assumed that any representations and warranties made by the Company and the Acquiror in the Agreement or in other agreements relating to the Transaction will be true and accurate in all respects that are material to our analysis and that the Company will have no exposure for indemnification pursuant to the Agreement or such other agreements that would be material to our analysis. For purposes of our opinion, the Company directed us to assume, and we have assumed, that the Third Party Loan Payment (as defined in the Agreement) is made prior to the Determination Date (as defined in the Agreement) and that the fully diluted share count of the Company for purposes of our opinion is 32.360 million.
For purposes of our analyses and this opinion we have assumed that, for U.S. federal income tax purposes, the Transaction will qualify as a “reorganization” within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended. We have also assumed that the Transaction will have the tax consequences described in discussions with, and materials provided to us by, the Company and its representatives. We also have assumed that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, the Acquiror or the contemplated benefits of the Transaction. We have also assumed that the Transaction will be consummated in compliance with all applicable laws and regulations and in accordance with the terms of the Agreement without waiver, modification or amendment of any term, condition or agreement thereof that is material to our analyses or this opinion. In addition, we have not made any independent evaluation, inspection or appraisal of the assets or liabilities (contingent or otherwise) of the Company or the Acquiror, nor have we been furnished with any such evaluations or appraisals. We have not evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. We have further assumed that the final form of the Agreement, when executed by the parties thereto, will conform to the draft reviewed by us in all respects material to our analyses and this opinion.
Our opinion only addresses the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company, including holders of the Company’s preferred stock. Furthermore, we express no opinion as to any other aspect or implication (financial or otherwise) of the Transaction, or any other agreement, arrangement or understanding entered into in connection with the Transaction or otherwise, including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received by or otherwise payable to any officers, directors or employees of any party to the Transaction, or class of such persons, relative to the Consideration or otherwise. Furthermore, we are not expressing any advice or opinion regarding matters that require legal, regulatory, accounting, insurance, tax, environmental, executive compensation or other similar professional advice and have relied upon the assessments of the Company and its advisors with respect to such advice.
Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof, notwithstanding that any such subsequent developments may affect this opinion. Our opinion does not address the relative merits of the Transaction as compared to any alternative transactions or strategies that

B-2

might be available to the Company, nor does it address the underlying business decision of the Board or the Company to proceed with or effect the Transaction. We are not expressing any opinion as to the price at which Company Common Stock or Acquiror Common Stock may be traded at any time.
We have acted as financial advisor to the Company in connection with the Transaction and will receive a fee from the Company for such services, a substantial portion of which is contingent upon the consummation of the Transaction. We also became entitled to receive a fee upon the announcement of the Transaction for the rendering of our opinion. In addition, the Company has agreed to reimburse us for certain expenses and to indemnify us and certain related parties for certain liabilities and other items arising out of our engagement.
During the two years preceding the date of this opinion, neither we nor our affiliates have had any other material investment, commercial banking or financial advisory relationships with the Company or the Acquiror. We and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and the Acquiror. In the ordinary course of business, we and our affiliates may trade or otherwise effect transactions in the securities or other financial instruments (including bank loans or other obligations) of the Company, the Acquiror and certain of their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities or financial instruments.
This letter is for the information and use of the Board (in its capacity as such) in connection with its evaluation of the Transaction. This opinion does not constitute advice or a recommendation to any shareholder of the Company or any other person as to how to vote or act on any matter relating to the proposed Transaction or any other matter. This opinion may not be used or relied upon for any other purpose without our prior written consent, nor shall this opinion be disclosed to any person or quoted or referred to, in whole or in part, without our prior written consent. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written consent. The issuance of this opinion has been approved by a fairness committee of Wells Fargo Securities.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid in the proposed Transaction is fair, from a financial point of view, to the holders of the Company Common Stock.
Very truly yours,
WELLS FARGO SECURITIES, LLC

B-3

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 20.   INDEMNIFICATION OF OFFICERS AND DIRECTORS
The EFC Charter provides that EFC directors and officers will not be liable to EFC, or any subsidiary of EFC, or any holder of shares, for any acts or omissions arising from the performance of any of such person’s duties or obligations in connection with EFC or the EFC Charter, including with respect to any acts or omissions made while serving at the request of EFC as an officer, director, member, partner, partnership representative, fiduciary or trustee of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. In addition, as permitted by Section 102(b)(7) of the DGCL, the EFC Charter provides that EFC directors will not be personally liable to EFC or any of its stockholders for monetary damages for breach of a fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.
The EFC Charter provides that, to the fullest extent permitted by law, EFC may indemnify its directors and officers or any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of EFC) by reason of the fact that the person is or was EFC’s director, officer, employee or agent, or is or was serving at EFC’s request as a director, officer, employee, partnership representative or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of EFC, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. In the case of an action by or in the right of EFC, no indemnification will be made if the person seeking indemnification has been adjudged to be liable to EFC, unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of the State of Delaware or such other court deems proper.
In addition, the EFC Charter provides that, to the extent that a present or former director or officer of EFC has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the EFC Charter, or in defense of any claim, issue or matter therein, such person will be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
Each of the persons entitled to be indemnified for expenses and liabilities as contemplated above may, in the performance of his, her or its duties, consult with legal counsel and accountants, and any act or omission by such person on EFC’s behalf in furtherance of EFC’s interests in good faith in reliance upon, and in accordance with, the advice of such legal counsel or accountants will be full justification for any such act or omission, and such person will be fully protected for such acts and omissions; provided that such legal counsel or accountants were selected with reasonable care by or on EFC’s behalf.
EFC has entered into indemnification agreements with each of its directors and executive officers. The indemnification agreements require, among other things, that EFC indemnify its directors and executive officers to the fullest extent permitted by law and advance its directors and executive officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling EFC pursuant to the foregoing provisions, EFC has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
ITEM 21.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
A list of the exhibits included as part of this registration statement is set forth in the Exhibit Index that precedes the signature page to this registration statement and is incorporated herein by reference.

ITEM 22.   UNDERTAKINGS
(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(d)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX
Exhibit No.	Description
2.1†	Agreement and Plan of Merger, dated as of May 29, 2023, by and among Ellington Financial Inc., EF Merger Sub Inc., Arlington Asset Investment Corp. and, solely for the limited purposes set forth therein, Ellington Financial Management LLC (attached as Annex A to the proxy statement/prospectus that forms a part of this registration statement).
2.2†	Agreement and Plan of Merger, dated as of June 30, 2023, by and among Ellington Financial Inc., EF Acquisition I LLC and Great Ajax Corp. (incorporated by reference to Exhibit 2.1 of the Registrant’s Current Report on Form 8-K filed on July 3, 2023).
3.1	Certificate of Incorporation of Ellington Financial Inc. (incorporated by reference to Exhibit 3.3 of the Registrant’s Current Report on Form 8-K filed on March 4, 2019).
3.2	Certificate of Amendment to Certificate of Incorporation of Ellington Financial Inc. (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on May 22, 2023).
3.3	Amended and Restated Bylaws of Ellington Financial Inc. (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed on January 5, 2023).
3.4	Certificate of Designations of 6.750% Series A Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock of Ellington Financial Inc. (incorporated by reference to Exhibit 3.3 of the Registrant’s Registration Statement on Form 8-A filed on October 21, 2019).
3.5	Certificate of Amendment of Certificate of Designations of 6.750% Series A Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock of Ellington Financial Inc. (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on January 21, 2022).
3.6	Certificate of Designations of 6.250% Series B Fixed-Rate Reset Cumulative Redeemable Preferred Stock of Ellington Financial Inc. (incorporated by reference to Exhibit 3.4 of the Registrant’s Registration Statement on Form 8-A filed on December 10, 2021).
3.7	Certificate of Amendment of Certificate of Designations of 6.250% Series B Fixed-Rate Reset Cumulative Redeemable Preferred Stock of Ellington Financial Inc. (incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K filed on January 21, 2022).
3.8	Certificate of Designations of 8.625% Series C Fixed-Rate Reset Cumulative Redeemable Preferred Stock of Ellington Financial Inc. (incorporated by reference to Exhibit 3.7 of the Registrant’s Registration Statement on Form 8-A filed on February 3, 2023).
3.9*	Form of Certificate of Designations of 7.00% Series D Cumulative Perpetual Redeemable Preferred Stock of Ellington Financial Inc. (included in Annex A to the proxy statement/prospectus that forms a part of this registration statement).
3.10*	Form of Certificate of Designations of 8.250% Series E Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock of Ellington Financial Inc. (included in Annex A to the proxy statement/prospectus that forms a part of this registration statement).
4.1	Form of certificate representing the 6.750% Series A Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock of Ellington Financial Inc. (incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form 8-A filed on October 21, 2019).
4.2	Form of certificate representing the 6.250% Series B Fixed-Rate Reset Cumulative Redeemable Preferred Stock of Ellington Financial Inc. (incorporated by reference to Exhibit 4.2 of the Registrant’s Registration Statement on Form 8-A filed on December 10, 2021).

Exhibit No.	Description
4.3	Form of certificate representing the 8.625% Series C Fixed-Rate Reset Cumulative Redeemable Preferred Stock of Ellington Financial Inc. (incorporated by reference to Exhibit 4.3 of the Registrant’s Registration Statement on Form 8-A filed on February 3, 2023).
4.4*	Form of certificate representing the 7.00% Series D Cumulative Perpetual Redeemable Preferred Stock of Ellington Financial Inc.
4.5*	Form of certificate representing the 8.250% Series E Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock of Ellington Financial Inc.
4.6	Indenture, dated as of March 31, 2022, among EF Holdco Inc., EF Cayman Holdings Ltd., Ellington Financial REIT Cayman Ltd., Ellington Financial REIT TRS LLC and EF Cayman Non-MTM Ltd., as Issuers, and Ellington Financial Inc, as parent, and Wilmington Trust, National Association, as trustee (incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K filed on March 31, 2022).
4.7	Form of EF Holdco Inc.’s, EF Cayman Holdings Ltd.’s, Ellington Financial REIT Cayman Ltd.’s, Ellington Financial REIT TRS LLC’s and EF Cayman Non-MTM Ltd.’s 5.875% Senior Notes due 2027 (included in Exhibit 4.6).
5.1*	Opinion of Vinson & Elkins L.L.P. (including consent of such firm).
8.1*	Tax Opinion of Vinson & Elkins L.L.P. (including consent of such firm).
8.2*	Tax Opinion of Vinson & Elkins L.L.P. (including consent of such firm).
8.3*	Tax Opinion of Hunton Andrews Kurth LLP (including consent of such firm).
8.4*	Tax Opinion of Hunton Andrews Kurth LLP (including consent of such firm).
10.1	Seventh Amended and Restated Management Agreement, by and among Ellington Financial Inc., Ellington Financial Operating Partnership LLC and Ellington Financial Management LLC, dated as of March 13, 2018 (incorporated by reference to Exhibit 10.1 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017).
10.2	Operating Agreement of Ellington Financial Operating Partnership LLC, by and between Ellington Financial Inc., Ellington Financial Operating Partnership LLC and EMG Holdings, L.P., dated as of January 1, 2013 (incorporated by reference to Exhibit 10.2 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012).
10.3	First Amendment to Limited Liability Company Operating Agreement of Ellington Financial Operating Partnership LLC, by and between Ellington Financial Inc., Ellington Financial Operating Partnership LLC and EMG Holdings, L.P., dated as of January 1, 2013. (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed on October 22, 2019).
10.4	Second Amendment to Limited Liability Company Operating Agreement of Ellington Financial Operating Partnership LLC, by and between Ellington Financial Inc., Ellington Financial Operating Partnership LLC and EMG Holdings, L.P., dated as of January 1, 2013 (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed on December 13, 2021).
10.5	Third Amendment to Limited Liability Company Operating Agreement of Ellington Financial Operating Partnership LLC, by and between Ellington Financial Inc., Ellington Financial Operating Partnership LLC and EMG Holdings, L.P., dated as of January 1, 2013 (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed on January 21, 2022).
10.6	Fourth Amendment to Limited Liability Company Operating Agreement of Ellington Financial Operating Partnership LLC, by and between Ellington Financial Inc., Ellington Financial Operating Partnership LLC and EMG Holdings, L.P., dated as of January 1, 2013 (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed on February 6, 2023).

Exhibit No.	Description
10.7	2007 Incentive Plan for Individuals (incorporated by reference to Exhibit 10.2 of the Registrant’s Registration Statement on Form S-11 (No. 333-160562), filed July 14, 2009, as amended).
10.8	2007 Incentive Plan for Entities (incorporated by reference to Exhibit 10.3 of the Registrant’s Registration Statement on Form S-11 (No. 333-160562), filed July 14, 2009, as amended).
10.9	Ellington Financial LLC 2017 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed on May 18, 2017).
10.10	Form of LTIP Unit Award Agreement for Directors (incorporated by reference to Exhibit 10.6 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011).
10.11	Form of LTIP Unit Award Agreement for Individuals (incorporated by reference to Exhibit 10.7 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011).
10.12	Form of Individual LTIP Unit Award Agreement under 2017 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K filed on May 18, 2017).
10.13	Form of Non-Employee Director LTIP Unit Award Agreement under 2017 Equity Incentive Plan (incorporated by reference to Exhibit 10.3 of the Registrant’s Current Report on Form 8-K filed on May 18, 2017).
10.14	Form of OP LTIP Unit Award for Directors (incorporated by reference to Exhibit 10.12 of the Registrant’s Quarterly Report on Form 10-Q for the Quarter Ended September 30, 2019).
10.15	Form of OP LTIP Unit Award for Officers (incorporated by reference to Exhibit 10.13 of the Registrant’s Quarterly Report on Form 10-Q for the Quarter Ended September 30, 2019).
10.16	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.5 of the Registrant’s Registration Statement on Form S-11 (No. 333-160562), filed on September 3, 2009, as amended).
21.1*	Subsidiaries of the Registrant.
23.1*	Consent of PricewaterhouseCoopers LLP (in respect of Ellington Financial Inc.).
23.2*	Consent of PricewaterhouseCoopers LLP (for financial statements of Longbridge Financial, LLC).
23.3*	Consent of PricewaterhouseCoopers LLP (in respect of Arlington Asset Investment Corp.).
23.4*	Consent of Richey May & Co. (for financial statements of LendSure Mortgage Corp.).
23.5*	Consent of Moss Adams LLP
23.6*	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).
23.7*	Consent of Vinson & Elkins L.L.P. (included in Exhibits 8.1 and 8.2).
23.8*	Consent of Hunton Andrews Kurth LLP (included in Exhibits 8.3 and 8.4).
24.1	Powers of Attorney (included on the signature page of this Registration Statement).
99.1*	Consent of Wells Fargo Securities, LLC.
99.2**	Form of Proxy solicited by the Board of Directors of Arlington Asset Investment Corp.
107*	Filing Fee Table.

†
Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. EFC agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.

*
Filed herewith.

**
To be filed by Amendment.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Old Greenwich, State of Connecticut, on July 18, 2023.
ELLINGTON FINANCIAL INC.
By:
/s/ Laurence Penn

Name:
Laurence Penn

Title:
Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in their respective capacities and on the date indicated.
POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints Laurence Penn, JR Herlihy, Daniel R. Margolis, and Alaael-Deen Shilleh, and each of them, with full power to act without the other, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this Form S-4 and any and all amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in their respective capacities and on the date indicated.
Signatures	Title	Date
/s/ Laurence Penn Laurence Penn	Chief Executive Officer, President and Director (Principal Executive Officer)	July 18, 2023
/s/ JR Herlihy JR Herlihy	Chief Financial Officer (Principal Financial and Accounting Officer)	July 18, 2023
/s/ Lisa Mumford Lisa Mumford	Director**	July 18, 2023
/s/ Ronald I. Simon, Ph.D. Ronald I. Simon, Ph.D.	Chairman of the Board**	July 18, 2023
/s/ Edward Resendez Edward Resendez	Director**	July 18, 2023
/s/ Stephen J. Dannhauser Stephen J. Dannhauser	Director**	July 18, 2023

**
Independent Director